As filed with the Securities and Exchange Commission on September 14, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Monarch Energy Holding, Inc.

(Exact name of registrant as specified in its charter)

Missouri	4911	82-2733395
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1200 Main Street

Kansas City, Missouri 64105

(816) 556-2200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Heather A. Humphrey

Senior Vice President-Corporate Services and General Counsel

Great Plains Energy Incorporated

1200 Main Street

Kansas City, Missouri 64105

(816) 556-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John G. Klauberg Frederick J. Lark Bracewell LLP 1251 Avenue of the Americas New York, New York 10020 (212) 508-6100	William S. Anderson Troy L. Harder Bracewell LLP 711 Louisiana Street Houston, Texas 77002 (713) 223-2300	Larry D. Irick Westar Energy, Inc. 818 South Kansas Avenue Topeka, Kansas 66612 (785) 575-6300	William S. Lamb Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112 (212) 408-2500	James H. Mayor Baker Botts L.L.P. 910 Louisiana Street Houston, Texas 77002 (713) 229-1234

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, no par value	359,264,284	Not Applicable	$13,858,595,553	$1,606,212(4)

(1)	The number of shares of common stock, no par value, of the registrant (“Monarch Energy common stock”) being registered is calculated as the sum of (1) the product obtained by multiplying (x) 143,614,230 shares of common stock, par value $5.00 per share, of Westar Energy, Inc. (“Westar Energy common stock”), the maximum number of shares of Westar Energy common stock that is expected to be canceled and exchanged in the mergers, by (y) the exchange ratio of 1.0 share of Monarch Energy common stock for each share of Westar Energy common stock, plus (2) the product obtained by multiplying (x) 215,650,054 shares of common stock, no par value, of Great Plains Energy Incorporated (“Great Plains Energy common stock”), the maximum number of shares of Great Plains Energy common stock that may be canceled and exchanged in the mergers, by (y) the exchange ratio of 0.5981 shares of Monarch Energy common stock for each share of Great Plains Energy common stock.
(2)	Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is the sum of (1) the product obtained by multiplying (x) $50.52 (the average of the high and low prices of Westar Energy common stock on September 8, 2017), by (y) 143,614,230 shares of Westar Energy common stock (the maximum number of shares of Westar Energy common stock that is expected to be canceled and exchanged in the mergers), plus (2) the product obtained by multiplying (x) $30.62 (the average of the high and low prices of Great Plains Energy common stock on September 8, 2017), by (y) 215,650,054 shares of Great Plains Energy common stock (the maximum number of shares of Great Plains Energy common stock that may be canceled and exchanged in the mergers).
(3)	Calculated by multiplying the estimated aggregate offering price of securities to be registered by 0.0001159.
(4)	Of this amount, $73,696 was paid at the time of the filing on July 13, 2016 of the Registration Statement on Form S-4 by Great Plains Energy Incorporated (Registration No. 333-212513), which was declared effective by the Securities and Exchange Commission on August 22, 2016 and was later withdrawn by Great Plains Energy Incorporated (the “Withdrawn S-4”). No securities were sold pursuant to the Withdrawn S-4. The registrant is a wholly-owned subsidiary of Great Plains Energy Incorporated. Pursuant to Rule 457(p) under the Securities Act, the registrant hereby offsets $73,696 of the filing fee previously paid in connection with the Withdrawn S-4 against the filing fee for this Registration Statement on Form S-4.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. Monarch Energy Holding, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this document is a part, is declared effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary—Subject to completion, dated September 14, 2017

818 South Kansas Avenue Topeka, Kansas 66612	1200 Main Street Kansas City, Missouri 64105

MERGERS PROPOSED—YOUR VOTE IS VERY IMPORTANT

[●], 2017

Dear Shareholders:

On behalf of the boards of directors and management teams of Great Plains Energy Incorporated (“Great Plains Energy”) and Westar Energy, Inc. (“Westar Energy”), we are pleased to enclose the joint proxy statement/prospectus relating to the merger of equals of Great Plains Energy and Westar Energy. Great Plains Energy and Westar Energy have entered into an amended and restated merger agreement providing for the combination of the two companies under a new holding company named Monarch Energy Holding, Inc. (“Monarch Energy”). The merger agreement amends and restates in its entirety the original merger agreement among Great Plains Energy, Westar Energy and GP Star, Inc., dated May 29, 2016. Under the merger agreement, (1) Great Plains Energy will merge with and into Monarch Energy, with Monarch Energy to continue as the surviving corporation, and (2) Westar Energy will merge with and into King Energy, Inc., a direct wholly-owned subsidiary of Monarch Energy, with Westar Energy to continue as the surviving corporation (such transactions are referred to collectively as the “mergers”). Upon completion of the mergers, Monarch Energy will be the direct parent of Westar Energy and of Great Plains Energy’s direct subsidiaries. We believe the mergers will create a strong combined company that will deliver important benefits to our shareholders, to our customers and to the communities we serve.

If the mergers are completed, (1) for each share of Great Plains Energy common stock held, Great Plains Energy shareholders will receive 0.5981 validly issued, fully paid and nonassessable shares of common stock, no par value, of Monarch Energy, and (2) for each share of Westar Energy common stock held, Westar Energy shareholders will receive one validly issued, fully paid and nonassessable share of common stock of Monarch Energy, as described in more detail in the enclosed joint proxy statement/prospectus under the heading “The Merger Agreement—Merger Consideration.”

Monarch Energy will apply to list its common stock on the New York Stock Exchange, and Great Plains Energy and Westar Energy will work together to agree on a new name and ticker symbol for Monarch Energy prior to the closing of the mergers.

Whether or not you plan to attend your company’s special meeting, please take the time to vote by following the instructions on your proxy card. The dates, times and locations of the special meetings are as follows:

Great Plains Energy:

Time and Date:	[●] (Central Time) on [●], 2017

Location:	Great Plains Energy Incorporated, One Kansas City Place, 1200 Main Street, Kansas City, Missouri 64105

Westar Energy:

Time and Date:	[●] (Central Time) on [●], 2017

Location:	Westar Energy, Inc., 818 S. Kansas Avenue, Topeka, Kansas 66612

Your vote is very important regardless of the number of shares you own. We cannot complete the mergers unless shareholders of both Great Plains Energy and Westar Energy approve certain proposals related to the mergers.

Sincerely,	Sincerely,
Terry Bassham Chairman of the Board, President and Chief Executive Officer Great Plains Energy Incorporated	Mark A. Ruelle President and Chief Executive Officer Westar Energy, Inc.

We urge you to read the enclosed joint proxy statement/prospectus, which includes important information about the mergers and our special meetings. In particular, see “Risk Factors” on pages 33 through 41 of the joint proxy statement/prospectus, which contains a description of risks that you should consider in evaluating the mergers.

For a discussion of the U.S. federal income tax consequences of the mergers, see “The Proposed Mergers—Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 124 of the joint proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the mergers described in the joint proxy statement/prospectus or the securities to be issued pursuant to the mergers under the joint proxy statement/prospectus or determined if the joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The enclosed joint proxy statement/prospectus is dated [●], 2017 and is first being mailed to shareholders of Great Plains Energy and Westar Energy on or about [●], 2017.

Great Plains Energy Incorporated

1200 Main Street

Kansas City, Missouri 64105

(816) 556-2200

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Time and Date	[●] (Central Time) on [●], 2017

Place	Great Plains Energy Incorporated, One Kansas City Place, 1200 Main Street, Kansas City, Missouri 64105

Purpose

•      To adopt an amended and restated agreement and plan of merger, a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice (referred to as the “Great Plains Energy Merger” proposal);

•      To conduct an advisory vote on the merger-related compensation arrangements of Great Plains Energy’s named executive officers (referred to as the “Great Plains Energy Merger-Related Compensation” proposal); and

•      To approve any motion to adjourn the Great Plains Energy special meeting, if necessary (referred to as the “Great Plains Energy Meeting Adjournment” proposal).

Record Date	You may vote if you were a shareholder of record on [●], 2017.

Proxy Voting

Your vote is important. You may vote in one of four ways:

•      by accessing the Internet using instructions on the proxy card;

•      by calling the toll-free number on the proxy card;

•      by signing, dating and returning your proxy card in the enclosed envelope; or

•      in person by attending the special meeting.

Your board of directors recommends that you vote FOR each of these proposals. Your attention is directed to the accompanying joint proxy statement/prospectus for a discussion of the mergers and the amended and restated merger agreement, as well as the matters that will be considered at the meeting.

Your vote is very important. The mergers cannot be completed unless Great Plains Energy shareholders approve the Great Plains Energy Merger proposal. Approval of the Great Plains Energy Merger proposal requires approval by the affirmative vote of at least two-thirds of the outstanding shares of Great Plains Energy common stock. Approval of the Great Plains Energy Merger-Related Compensation proposal and the Great Plains Energy Meeting Adjournment proposal is not a condition to completion of the mergers. Approval of each of the Great Plains Energy Merger-Related Compensation proposal and the Great Plains Energy Meeting Adjournment proposal requires the affirmative vote of a majority of the shares of Great Plains Energy common stock represented (in person or by proxy) at the Great Plains Energy special meeting and entitled to vote on the proposal.

If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares.

Please submit your proxy by accessing the Internet, by telephone or by completing, signing, dating and returning your signed proxy card(s) as soon as possible, so that your shares may be represented at the special meeting. You may revoke your proxy at any time before the vote at the special meeting by following the procedures outlined in the accompanying joint proxy statement/prospectus.

By Order of the Board of Directors,

Ellen E. Fairchild

Vice President, Chief Compliance Officer, and

Corporate Secretary

Kansas City, Missouri

[●], 2017

The Great Plains Energy board of directors solicits the enclosed proxy. Your vote is important no matter how large or small your holdings. To assure your representation at the meeting, please complete, sign exactly as your name appears, date and promptly mail the enclosed proxy card in the postage-paid envelope provided or use one of the alternative voting options provided.

Westar Energy, Inc.

818 South Kansas Avenue

Topeka, Kansas 66612

(785) 575-6300

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Time and Date	[●] (Central Time) on [●], 2017

Place	Westar Energy, Inc., 818 S. Kansas Avenue, Topeka, Kansas 66612

Purpose

•      To adopt an amended and restated agreement and plan of merger, a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice (referred to as the “Westar Energy Merger” proposal);

•      To conduct an advisory vote on the merger-related compensation arrangements of Westar Energy’s named executive officers (referred to as the “Westar Energy Merger-Related Compensation” proposal); and

•      To approve any motion to adjourn the Westar Energy special meeting, if necessary (referred to as the “Westar Energy Meeting Adjournment” proposal).

Record Date	You may vote if you were a shareholder of record on [●], 2017.

Proxy Voting

Your vote is important. You may vote in one of four ways:

•      by accessing the Internet using instructions on the proxy card;

•      by calling the toll-free number on the proxy card;

•      by signing, dating and returning your proxy card in the enclosed envelope; or

•      in person by attending the special meeting.

The mergers cannot be completed unless Westar Energy shareholders approve the Westar Energy Merger proposal. Your vote is very important. An abstention or failure to vote will have the same effect as a vote AGAINST the Westar Energy Merger proposal. Approval of each of the Westar Energy Merger-Related Compensation proposal and the Westar Energy Meeting Adjournment proposal is not required to complete the mergers.

The Westar Energy board of directors has approved the merger agreement and the transactions contemplated thereby and recommends that you vote FOR the Westar Energy Merger proposal and FOR the Westar Energy Merger-Related Compensation proposal. In addition, the Westar Energy board of directors recommends that you vote FOR the Westar Energy Meeting Adjournment proposal.

We request that you vote in advance whether or not you attend the special meeting. You may revoke your proxy at any time prior to the vote at the special meeting by notifying us in writing, voting your shares in person at the meeting, revoting through the website or telephone numbers referenced above or returning a later-dated proxy card.

By Order of the Board of Directors,

Larry D. Irick

Vice President, General Counsel and Corporate Secretary

Topeka, Kansas

[●], 2017

The Westar Energy board of directors solicits the enclosed proxy. Your vote is important no matter how large or small your holdings. To assure your representation at the meeting, please complete, sign exactly as your name appears, date and promptly mail the enclosed proxy card in the postage-paid envelope provided or use one of the alternative voting options provided.

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Great Plains Energy and Westar Energy from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain copies of the documents incorporated by reference into this joint proxy statement/prospectus through the Securities and Exchange Commission (referred to as the “SEC”) website at www.sec.gov or by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Great Plains Energy Incorporated P.O. Box 418679 Kansas City, Missouri 64141 Investor Relations (800) 245-5275	Westar Energy, Inc. 818 South Kansas Avenue Topeka, Kansas 66612 Shareholder Services (785) 575-1551

You also may obtain additional copies of this joint proxy statement/prospectus or the documents incorporated by reference into this joint proxy statement/prospectus by contacting Innisfree M&A Incorporated, Great Plains Energy’s proxy solicitor, or D.F. King & Co., Inc., Westar Energy’s proxy solicitor, at the addresses and telephone numbers listed below. You will not be charged for any of these documents that you request.

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Telephone:

Shareholders: (877) 687-1875 (toll-free)

Banks/Brokers: (212) 750-5833 (collect)

From outside the United States:

+1 (412) 232-3651

D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Telephone: (212) 269-5550 (collect) or (866) 745-0265 (toll-free) Email: westarenergy@dfking.com

If you would like to request documents from Great Plains Energy, please do so by [●], 2017 in order to receive them before the Great Plains Energy special meeting. If you would like to request documents from Westar Energy, please do so by [●], 2017 in order to receive them before the Westar Energy special meeting.

See “Where You Can Find More Information” beginning on page 233 of this joint proxy statement/prospectus.

SUBMITTING PROXIES BY INTERNET, TELEPHONE OR MAIL

Great Plains Energy shareholders of record may submit their proxies:

•	by accessing the Internet website address provided on the proxy card and following the instructions on the website;

•	by telephone, by calling the toll-free number provided on the proxy card in the United States or Canada on a touch-tone phone and following the recorded instructions; or

•	by mail, by indicating their voting preference on the proposals on each proxy card received, signing and dating each proxy card and returning each proxy card in the prepaid envelope that accompanied that proxy card.

Westar Energy shareholders of record may submit their proxies:

•	by accessing the Internet website at www.cstproxyvote.com and following the instructions on the website;

•	by telephone, by calling the toll-free number (866) 894-0536 and following the recorded instructions; or

•	by mail, by indicating their voting preference on the proposals on each proxy card received, signing and dating each proxy card and returning each proxy card in the prepaid envelope that accompanied that proxy card.

Shareholders of Great Plains Energy and/or Westar Energy whose shares are held through a broker, nominee, fiduciary or other custodian (in “street name”) must provide their brokers with instructions on how to vote their shares; otherwise, their brokers will not vote their shares on any of the proposals before their special meeting. Shareholders should check the voting form provided by their brokers for instructions on how to vote their shares. For more information, see “Information About the Great Plains Energy Special Meeting and Vote—Broker Non-Votes” or “Information About the Westar Energy Special Meeting and Vote—Broker Non-Votes,” as applicable, in this joint proxy statement/prospectus.

i

Annexes

Annex A—Amended and Restated Agreement and Plan of Merger

Annex B—Original Background of the Merger

Annex C—Missouri General and Business Corporation Law Dissenters’ Rights Statute

Annex D—Opinion of Goldman Sachs & Co. LLC

Annex E—Opinion of Lazard Frères & Co. LLC

Annex F—Opinion of Guggenheim Securities, LLC

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS

Q1: Why am I receiving this document?

A: This document is being delivered to you because you are a shareholder of Great Plains Energy Incorporated (referred to as “Great Plains Energy”), a shareholder of Westar Energy, Inc. (referred to as “Westar Energy”), or both, and Great Plains Energy and Westar Energy are each holding a special meeting in connection with the proposed mergers of (1) Great Plains Energy with and into Monarch Energy Holding, Inc. (referred to as “Monarch Energy”), with Monarch Energy continuing as the surviving corporation (referred to as the “Great Plains Energy merger”), and (2) King Energy, Inc. (referred to as “King Energy”) with and into Westar Energy, with Westar Energy continuing as the surviving corporation (referred to as the “Westar Energy merger”, together with the Great Plains Energy merger, the “mergers”). As a result of the mergers, Monarch Energy will be the direct parent of Westar Energy and of Great Plains Energy’s direct subsidiaries. After the mergers, the shareholders of Great Plains Energy and Westar Energy as of the effective time of the mergers will be the shareholders of Monarch Energy. Monarch Energy will be renamed to a yet-to-be determined name prior to or upon the completion of the mergers.

Great Plains Energy shareholders are being asked to approve at a special meeting:

•	a proposal to adopt the Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2017, by and among Westar Energy, Inc., Great Plains Energy Incorporated, Monarch Energy Holding, Inc., King Energy, Inc. and, solely for the purposes set forth therein, GP Star, Inc. (the “merger agreement”) (referred to as the “Great Plains Energy Merger” proposal);

•	a proposal to approve, on a non-binding, advisory basis, the merger-related compensation arrangements of Great Plains Energy’s named executive officers (referred to as the “Great Plains Energy Merger-Related Compensation” proposal); and

•	a proposal to approve any motion to adjourn the Great Plains Energy special meeting, if necessary (referred to as the “Great Plains Energy Meeting Adjournment” proposal).

The mergers cannot be completed unless Great Plains Energy shareholders approve the Great Plains Energy Merger proposal. Your vote is very important. An abstention or failure to vote will have the same effect as a vote AGAINST the Great Plains Energy Merger proposal. Approval of each of the Great Plains Energy Merger-Related Compensation proposal and the Great Plains Energy Meeting Adjournment proposal is not required to complete the mergers.

Westar Energy shareholders are being asked to approve at a special meeting:

•	a proposal to adopt the merger agreement (referred to as the “Westar Energy Merger” proposal);

•	a proposal to approve, on a non-binding, advisory basis, the merger-related compensation arrangements of Westar Energy’s named executive officers (referred to as the “Westar Energy Merger-Related Compensation” proposal); and

•	a proposal to approve any motion to adjourn the Westar Energy special meeting, if necessary (referred to as the “Westar Energy Meeting Adjournment” proposal).

The mergers cannot be completed unless Westar Energy shareholders approve the Westar Energy Merger proposal. Your vote is very important. An abstention or failure to vote will have the same effect as a vote AGAINST the Westar Energy Merger proposal. Approval of each of the Westar Energy Merger-Related Compensation proposal and the Westar Energy Meeting Adjournment proposal is not required to complete the mergers.

This document is serving as both a joint proxy statement of Great Plains Energy and Westar Energy and a prospectus of Monarch Energy. It is a joint proxy statement because it is being used by each of the boards of directors of Great Plains Energy and Westar Energy (referred to, respectively, as the “Great Plains Energy Board” and the “Westar Energy Board”) to solicit proxies from their respective shareholders. It is a prospectus because Monarch Energy is offering shares of its common stock to Great Plains Energy’s and Westar Energy’s shareholders in exchange for shares of Great Plains Energy and Westar Energy common stock if the mergers are completed. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

Q2: What do I need to do now?

A: After you carefully read this joint proxy statement/prospectus, please respond by submitting your proxy by accessing the Internet, by telephone or by completing, signing, dating and returning your signed proxy card(s) in the enclosed prepaid return envelope(s), as soon as possible, so that your shares may be represented at your company’s special meeting. In order to assure that your vote is recorded, please vote your proxy as instructed on your proxy card(s) even if you currently plan to attend your meeting in person.

Q3: Why is my vote important?

A: For the Great Plains Energy Merger proposal, the affirmative vote of the holders of at least two-thirds of the outstanding common stock of Great Plains Energy entitled to vote at the Great Plains Energy special meeting is required to approve the merger agreement; thus, a failure to vote will have the same effect as a vote AGAINST the proposal. For the Westar Energy Merger proposal, a majority of the outstanding shares of Westar Energy common stock entitled to vote on such matter must approve such proposal; thus, a failure to vote will have the same effect as a vote AGAINST the proposal.

If you do not submit your proxy by accessing the Internet or by telephone or return your signed proxy card(s) by mail or vote in person at your meeting, it will be more difficult for Great Plains Energy and Westar Energy to obtain the necessary quorum to hold their respective special meetings and to obtain the shareholder approvals necessary for the completion of the mergers. For the Great Plains Energy special meeting, the presence, in person or by proxy, of holders of a majority of the outstanding shares entitled to vote constitutes a quorum for the transaction of business. For the Westar Energy special meeting, the holders of at least a majority of the total number of outstanding shares of Westar Energy common stock entitled to vote at the Westar Energy special meeting, excluding such shares as may be owned by Westar Energy, must be present in person or represented by proxy. If a quorum is not present at the Great Plains Energy special meeting or the Westar Energy special meeting, the shareholders of that company will not be able to take action on any of the proposals at that meeting.

Your vote is very important. Great Plains Energy and Westar Energy cannot complete the mergers unless Great Plains Energy shareholders approve the Great Plains Energy Merger proposal and Westar Energy shareholders approve the Westar Energy Merger proposal.

Q4: Why have Great Plains Energy and Westar Energy agreed to the mergers?

A: Great Plains Energy and Westar Energy believe that the mergers will provide substantial long-term strategic and financial benefits to their shareholders, customers and the communities they serve, including, among others:

•	the combined company will have substantial capital investment opportunities in its regulated operations;

•	the combined company will be better positioned to operate with greater efficiency in a consolidating industry where size and scale are increasingly important;

•	the combined company’s regulated utility business will have greater market and regulatory diversity;

•	the mergers will combine complementary areas of expertise of each company, allowing the combined company to draw upon the intellectual capital, technical expertise, processes, practices and experience of a deeper, more diverse workforce;

•	the combined company will provide customer rate credits and maintain strong customer service;

•	the cost savings and operating efficiencies realized in connection with the mergers are expected to ultimately have a beneficial impact on customer rates and reduce the level and frequency of required price increases;

•	the combined company will be committed to jobs and the communities it serves, with a headquarters in Kansas City, Missouri and operating headquarters in both Topeka, Kansas and Kansas City, Missouri;

•	the combined company will have a strong balance sheet and strong long-term credit metrics;

•	the combined company is expected to maintain the dividend policy of Great Plains Energy in effect immediately prior to completion of the mergers, which would result in an approximate 15 percent dividend increase for Westar Energy shareholders;

•	as explained in more detail in the section entitled “The Proposed Mergers—Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 124, the mergers have been structured as non-recognition transactions such that the Westar Energy and Great Plains Energy shareholders generally should not recognize gain or loss for U.S. federal income tax purposes;

•	combining the two companies’ energy supply businesses will create a stronger, more competitive platform with opportunities to capture operational efficiencies; and

•	the combined company will have a larger market capitalization than either company individually, which is expected to enhance the equity market profile and credit profile of the combined company.

Additional information on the reasons for the mergers can be found beginning on page 79 for Great Plains Energy and beginning on page 102 for Westar Energy.

Q5: When do you expect the mergers to be completed?

A: Great Plains Energy and Westar Energy seek to complete the mergers as soon as reasonably practicable, subject to receipt of necessary regulatory approvals and the shareholder approvals, which are the subject of the Great Plains Energy and Westar Energy special meetings. Great Plains Energy and Westar Energy currently expect that the transaction will be completed in the first half of 2018. However, Great Plains Energy and Westar Energy cannot predict when regulatory reviews will be completed, whether regulatory or shareholder approvals will be received or the potential terms and conditions of any regulatory approval that is received. In addition, the satisfaction of certain other conditions to the mergers, some of which are outside of the control of Great Plains Energy and Westar Energy, could require the companies to complete the mergers later than expected or not to complete them at all. For a discussion of the conditions to the completion of the mergers and of the risks associated with obtaining regulatory approvals in connection with the mergers, see “The Merger Agreement—Conditions to the Mergers” beginning on page 168 and “The Proposed Mergers—Regulatory Matters Relating to the Mergers” beginning on page 127.

Q6: How will my proxy be voted?

A: If you vote by accessing the Internet, by telephone or by completing, signing, dating and returning your signed proxy card(s), your proxy will be voted in accordance with your instructions. If other matters are properly brought before the meetings, or any adjournment of the meetings, your proxy includes discretionary authority on the part of the individuals appointed to vote your shares to act on those matters according to their best judgment.

Great Plains Energy. If you are a Great Plains Energy shareholder of record and submit your proxy but do not indicate how you want to vote, your shares will be voted FOR the Great Plains Energy Merger proposal, FOR the Great Plains Energy Merger-Related Compensation proposal and FOR the Great Plains Energy Meeting Adjournment proposal.

Westar Energy. If you are a Westar Energy shareholder of record and submit your proxy but do not indicate how you want to vote, your shares will be voted FOR the Westar Energy Merger proposal, FOR the Westar Energy Merger-Related Compensation proposal and FOR the Westar Energy Meeting Adjournment proposal.

Q7: May I vote in person?

A: Yes. If you are a shareholder of record of Great Plains Energy common stock as of [●], 2017, or of Westar Energy common stock as of [●], 2017, you may attend your company’s special meeting and vote your shares in person. However, Great Plains Energy and Westar Energy highly recommend that you vote in advance by accessing the Internet, by telephone or by returning your signed proxy card(s) even if you plan to attend the meeting of your company.

Q8: What are the votes required to approve the proposals?

A: Great Plains Energy.

•	Approval of the Great Plains Energy Merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Great Plains Energy common stock entitled to vote on the proposal.

•	Approval of the Great Plains Energy Merger-Related Compensation proposal requires the affirmative vote of a majority of the shares of Great Plains Energy common stock present in person or represented by proxy at the Great Plains Energy special meeting and entitled to vote on such proposal. Because the vote on the Great Plains Energy Merger-Related Compensation proposal is advisory only, the outcome will not be binding on the Great Plains Energy Board.

•	Approval of the Great Plains Energy Meeting Adjournment proposal requires the affirmative vote of a majority of the shares of Great Plains Energy common stock present in person or represented by proxy at the Great Plains Energy special meeting and entitled to vote on such proposal.

Westar Energy.

•	Approval of the Westar Energy Merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Westar Energy common stock entitled to vote on the proposal.

•	Approval of the Westar Energy Merger-Related Compensation proposal requires the affirmative vote of a majority of the shares of Westar Energy common stock present in person or represented by proxy at the Westar Energy special meeting and entitled to vote on such proposal. Because the vote on the Westar Energy Merger-Related Compensation proposal is advisory only, the outcome will not be binding on the Westar Energy Board.

•	Approval of the Westar Energy Meeting Adjournment proposal requires the affirmative vote of a majority of the shares of Westar Energy common stock present in person or represented by proxy at the Westar Energy special meeting and entitled to vote on such proposal.

Q9: If I am a record holder of my shares, what happens if I abstain from voting or I don’t submit a proxy or attend the special meeting to vote in person?

A: Great Plains Energy.

•	For the Great Plains Energy Merger proposal, an abstention or a failure to vote will have the same effect as a vote AGAINST such proposal.

•	For the Great Plains Energy Merger-Related Compensation proposal, an abstention will have the same effect as a vote AGAINST such proposal. A failure to vote will have no effect on the vote on such proposal.

•	For the Great Plains Energy Meeting Adjournment proposal, if necessary, an abstention will have the same effect as a vote AGAINST such proposal. A failure to vote will have no effect on the vote on such proposal.

The mergers cannot be completed unless Great Plains Energy shareholders approve the Great Plains Energy Merger proposal. Your vote is very important. An abstention or failure to vote will have the same effect as a vote AGAINST the Great Plains Energy Merger proposal. Approval of each of the Great Plains Energy Merger-Related Compensation proposal and the Great Plains Energy Meeting Adjournment proposal is not required to complete the mergers.

Westar Energy.

•	For the Westar Energy Merger proposal, an abstention or a failure to vote will have the same effect as a vote AGAINST such proposal.

•	For the Westar Energy Merger-Related Compensation proposal, an abstention will have the same effect as a vote AGAINST such proposal. A failure to vote will have no effect on the vote on such proposal.

•	For the Westar Energy Meeting Adjournment proposal, if necessary, an abstention will have the same effect as a vote AGAINST such proposal. A failure to vote will have no effect on the vote on such proposal.

The mergers cannot be completed unless Westar Energy shareholders approve the Westar Energy Merger proposal. Your vote is very important. An abstention or failure to vote will have the same effect as a vote AGAINST the Westar Energy Merger proposal. Approval of each of the Westar Energy Merger-Related Compensation proposal and the Westar Energy Meeting Adjournment proposal is not required to complete the mergers.

Q10: How do the boards of directors of Great Plains Energy and Westar Energy recommend that I vote with respect to the proposed mergers?

A: The Great Plains Energy Board unanimously recommends that the shareholders of Great Plains Energy vote FOR the Great Plains Energy Merger proposal.

The Westar Energy Board unanimously recommends that the shareholders of Westar Energy vote FOR the Westar Energy Merger proposal.

Additional information on the recommendation of the Great Plains Energy Board and the recommendation of the Westar Energy Board is set forth in “The Proposed Mergers—Recommendations of the Great Plains Energy Board and its Reasons for the Mergers” beginning on page 79 and “The Proposed Mergers—Recommendations of the Westar Energy Board and its Reasons for the Mergers” beginning on page 102, respectively.

You should note that some Great Plains Energy directors and executive officers and some Westar Energy directors and executive officers have interests in the mergers as directors or officers that are different from, or in addition to, the interests of other Great Plains Energy shareholders or Westar Energy shareholders, respectively. Information relating to the interests of Great Plains Energy’s and Westar Energy’s directors and executive officers in the mergers is set forth in “Additional Interests of Great Plains Energy’s and Westar Energy’s Directors and Executive Officers in the Mergers” beginning on page 136.

Q11: Who else must approve the mergers?

A: Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to as the “HSR Act”), Great Plains Energy and Westar Energy may not complete the mergers until they have furnished certain information and materials to the Antitrust Division of the U.S. Department of Justice (referred to as the “DOJ”)

and the U.S. Federal Trade Commission (referred to as the “FTC”) and the applicable waiting period has expired or been terminated. The completion of the mergers is also subject to receipt of all required regulatory approvals from, among others, the Federal Energy Regulatory Commission (referred to as “FERC”), the U.S. Nuclear Regulatory Commission (referred to as the “NRC”), the Kansas Corporation Commission (referred to as the “KCC”), the Missouri Public Service Commission (referred to as the “MPSC”) and the Federal Communications Commission (referred to as the “FCC”) (provided that such approvals do not result in a material adverse effect on Great Plains Energy or Westar Energy and their respective subsidiaries, after giving effect to the mergers). The merger contemplated by the original merger agreement (referred to as the “proposed original merger”) was reviewed and cleared by the U.S. antitrust agencies and early termination of the waiting period was granted on October 21, 2016. However, that clearance is valid only through October 20, 2017, so Westar Energy and Great Plains Energy expect to refile under the HSR Act in connection with this proposed transaction.

Additional information regarding regulatory approvals required for completion of the mergers is set forth in “The Proposed Mergers—Regulatory Matters Relating to the Mergers” beginning on page 127.

Q12: What if my shares are held in “street name”?

A: If some or all of your shares of Great Plains Energy and/or Westar Energy are held in “street name” by your broker, bank, nominee, fiduciary or other custodian (for simplicity, referred to collectively as “broker”), you will receive instructions from your broker on how to vote your shares.

Under the listing requirements of the New York Stock Exchange (referred to as the “NYSE”), brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine.” Accordingly, a “broker non-vote” occurs when the broker is not permitted to vote on an item without instruction from the beneficial owner of shares of common stock and the beneficial owner gives no instruction as to voting of the shares.

Great Plains Energy. Under NYSE rules, your broker does not have discretionary authority to vote your shares on any of the Great Plains Energy proposals. Therefore, if you are a Great Plains Energy shareholder and you do not instruct your broker on how to vote your shares:

•	your broker may not vote your shares on the Great Plains Energy Merger proposal, which broker non-votes will have the same effect as a vote AGAINST such proposal;

•	your broker may not vote your shares on the Great Plains Energy Merger-Related Compensation proposal, which broker non-votes will have no effect on the vote on such proposal; and

•	your broker may not vote your shares on the Great Plains Energy Meeting Adjournment proposal, which broker non-votes will have no effect on the vote on such proposal.

Westar Energy. Under NYSE rules, your broker does not have discretionary authority to vote your shares on any of the Westar Energy proposals. Therefore, if you are a Westar Energy shareholder and you do not instruct your broker on how to vote your shares:

•	your broker may not vote your shares on the Westar Energy Merger proposal, which broker non-votes will have the same effect as a vote AGAINST such proposal;

•	your broker may not vote your shares on the Westar Energy Merger-Related Compensation proposal, which broker non-votes will have no effect on the vote on such proposal; and

•	your broker may not vote your shares on the Westar Energy Meeting Adjournment proposal, which broker non-votes will have no effect on the vote on such proposal.

See “Information About the Great Plains Energy Special Meeting and Vote—Broker Non-Votes” beginning on page 46, and “Information About the Westar Energy Special Meeting and Vote—Broker Non-Votes” beginning on page 54, for more detail on the impact of a broker non-vote.

As a result of the foregoing, please be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers Internet or telephone submission of proxies.

Q13: Who will count the votes?

A: For the Great Plains Energy proposals, Broadridge Financial Solutions, Inc. will serve as inspector of elections, count all of the proxies or ballots submitted and report the votes at the special meeting. Whether you vote your shares by accessing the Internet, telephone or mail, your vote will be received directly by Broadridge Financial Solutions, Inc.

For the Westar Energy proposals, Continental Stock Transfer & Trust Company will serve as inspector of elections, count all of the proxies or ballots submitted and report the votes at the special meeting. Whether you vote your shares by accessing the Internet, telephone or mail, your vote will be received directly by Continental Stock Transfer & Trust Company.

Q14: What does it mean if I receive more than one set of materials?

A: It is necessary for you to vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards you receive in order to vote all of the shares you own. If you receive multiple sets, this means you own shares of both Great Plains Energy and Westar Energy or you own shares of Great Plains Energy or Westar Energy that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you may receive multiple sets of proxy materials. Each proxy card you receive will come with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanied that proxy card.

Q15: How do I vote if my shares are held in 401(k) plans?

A: If your Great Plains Energy shares are held in the Great Plains Energy 401(k) Savings Plan, only the trustee of the plan can vote your plan shares even if you attend the special meeting in person. The plan trustee will vote your shares in accordance with your Internet, telephone or written proxy vote. Please follow the instructions on your proxy card. With respect to Great Plains Energy shares held in the Great Plains Energy 401(k) Savings Plan for which no voting instructions are received, the plan trustee will vote such shares in the same proportion as it votes plan shares with respect to which it has received voting instructions unless the plan trustee determines that to do so would be inconsistent with Title I of ERISA.

If your Westar Energy shares are held in the Westar Energy 401(k) Plan, only the trustee of the plan can vote your plan shares even if you attend the special meeting in person. The plan trustee will vote your shares in accordance with your Internet, telephone or written proxy vote. Please follow the instructions on your proxy card. With respect to Westar Energy shares held in the Westar Energy 401(k) Plan for which no voting instructions are received, the plan trustee will not vote such shares.

Q16: Can I revoke my proxy and change my vote?

A: Yes. You have the right to revoke your proxy at any time prior to the time your shares are voted at your company’s special meeting. If you are a shareholder of record, your proxy can be revoked in several ways:

•	by entering a new vote by accessing the Internet or by telephone;

•	by delivering a written revocation to your company’s Corporate Secretary prior to your company’s special meeting;

•	by submitting another valid proxy bearing a later date that is received prior to your company’s special meeting; or

•	by attending your company’s special meeting and voting your shares in person.

However, if your shares are held in “street name,” you must check with your broker to determine how to revoke your proxy.

Q17: When and where are the special meetings?

A: The Great Plains Energy special meeting will take place on [●], 2017, at [●], local time, at Great Plains Energy Incorporated, One Kansas City Place, 1200 Main Street, Kansas City, Missouri 64105. The Westar Energy special meeting will take place on [●], 2017, at [●], local time, at Westar Energy, Inc., 818 S. Kansas Avenue, Topeka, Kansas 66612.

Q18: What must I bring to attend the special meetings?

A: If you are a record holder of Great Plains Energy common stock, admittance to the Great Plains Energy special meeting will require a government-issued photo identification, such as a driver’s license, state identification card or passport. Shareholders whose shares are held in “street name” should bring with them a legal proxy or a recent brokerage statement or letter from the street name holder confirming their beneficial ownership of shares, together with a valid picture identification. If your shares are registered in your name on the books kept by Great Plains Energy’s transfer agent or your shares are held as 401(k) plan shares, your admission ticket is part of your proxy card or may be printed from the Internet when you vote online. Attendance at the meeting will be limited to shareholders as of the record date and one guest per shareholder, and to guests of Great Plains Energy.

If you are a record holder of Westar Energy common stock, admittance to the Westar Energy special meeting will require the admission ticket that is attached to your proxy (or other proof of stock ownership). Shareholders whose shares are held in “street name” should bring with them a legal proxy or a recent brokerage statement or letter from the street name holder confirming their beneficial ownership of shares, together with a valid picture identification. If your shares are registered in your name on the books kept by Westar Energy’s transfer agent or your shares are held as 401(k) plan shares, your admission ticket is part of your proxy card. Attendance at the meeting will be limited to shareholders of record as of the record date and one guest per shareholder, and to guests of Westar Energy.

Q19: Should I send in my stock certificates now?

A: No. After the mergers are completed, the combined company will send former Great Plains Energy and Westar Energy shareholders written instructions for exchanging their stock certificates for shares of common stock to be issued in the mergers.

Q20: Are there risks I should consider in deciding how to vote on the proposals at my meeting?

A: Yes. In evaluating the proposals at the Great Plains Energy or Westar Energy special meeting, as applicable, you should carefully read this joint proxy statement/prospectus, including the factors discussed in the section entitled “Risk Factors” beginning on page 33 of this joint proxy statement/prospectus.

Q21: Who can answer any questions I may have about the special meetings or the mergers?

A: Great Plains Energy shareholders may call Innisfree M&A Incorporated (referred to as “Innisfree”), Great Plains Energy’s proxy solicitor for the special meeting, toll-free at (877) 687-1875. Westar Energy shareholders may call D.F. King & Co., Inc., Westar Energy’s proxy solicitor for the special meeting, toll-free at (866) 745-0265.

Q22: What are the U.S. federal income tax consequences of the mergers to Great Plains Energy and Westar Energy shareholders?

A: As explained in more detail below, the mergers have been structured as non-recognition transactions such that the Westar Energy and Great Plains Energy shareholders generally should not recognize gain or loss for U.S. federal income tax purposes.

It is a condition to Westar Energy’s obligation to complete the Westar Energy merger that Westar Energy receive an opinion from Baker Botts L.L.P., dated as of the closing date, to the effect that the Westar Energy merger, taken together with the Great Plains Energy merger, will be treated as a transaction qualifying for non-recognition of gain and loss under Section 351 of the United States Internal Revenue Code of 1986, as amended (referred to as the “Code”), and/or that the Westar Energy merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Great Plains Energy’s obligation to complete the Great Plains Energy merger that Great Plains Energy receive an opinion from Bracewell LLP, dated as of the closing date, to the effect that the Great Plains Energy merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the mergers qualify for the intended tax treatment discussed above, a holder of Westar Energy common stock or Great Plains Energy common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of Westar Energy common stock or Great Plains Energy common stock for shares of Monarch Energy common stock in the Westar Energy merger or the Great Plains Energy merger, respectively, except with respect to cash received by the shareholders in lieu of fractional shares. If any of the tax opinion representations and assumptions is incorrect, incomplete or false or is violated, the validity of the opinions described above may be affected and the tax consequences of the mergers could differ from those described in this joint proxy statement/prospectus.

Please carefully review the information set forth in the section entitled “The Proposed Mergers—Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 124 for a discussion of the U.S. federal income tax consequences of the mergers. Holders are urged to consult their own tax advisors as to the specific tax consequences to them of the mergers.

Q23: Will Monarch Energy’s shares be traded on an exchange?

A: It is a condition to the completion of the mergers that the shares of common stock of Monarch Energy that will be issuable pursuant to the mergers are approved for listing on the NYSE. Monarch Energy intends to apply to list the shares of Monarch Energy common stock to be issued or reserved for issuance in connection with the mergers on the NYSE prior to the consummation of the mergers. Monarch Energy expects that the shares of Monarch Energy common stock will trade under the symbol “[●].”

Q24: Do I have appraisal rights?

A: Under Missouri law, Great Plains Energy shareholders have appraisal rights in connection with the mergers if they have properly perfected such appraisal rights under Section 351.455.1 of the General Business and Corporation Law of Missouri (referred to as the “MGBCL”). Therefore, a shareholder of Great Plains Energy may elect to be paid for such shareholder’s shares in accordance with the procedures set forth in the MGBCL. The full text of Section 351.455 of the MGBCL is reprinted in its entirety as Annex C to this joint proxy statement/prospectus.

Under Kansas law, Westar Energy shareholders are not entitled to appraisal rights in connection with the mergers.

Q25: Will the Monarch Energy and King Energy names exist after completion of the mergers?

A: No. Monarch Energy is expected to be renamed prior to completion of the mergers. King Energy will merge with and into Westar Energy, and the name of the surviving company will be “Westar Energy, Inc.”

SUMMARY

This summary highlights selected information contained in this joint proxy statement/prospectus with respect to the mergers and may not contain all of the information that is important to you. To understand the mergers fully and for a more complete description of the terms of the merger agreement, you should carefully read this entire joint proxy statement/prospectus and the documents to which Great Plains Energy and Westar Energy refer you. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 233. Monarch Energy, Great Plains Energy and Westar Energy have included in this summary references to other portions of this joint proxy statement/prospectus to direct you to a more complete description of the topics presented, which you should review carefully in their entirety.

Except where indicated otherwise, as used in this joint proxy statement/prospectus, “Monarch Energy” refers to Monarch Energy Holding, Inc., “King Energy” refers to King Energy, Inc., “Great Plains Energy” refers to Great Plains Energy Incorporated and its consolidated subsidiaries and “Westar Energy” refers to Westar Energy, Inc. and its consolidated subsidiaries. References to “we” or “our” and other first person references in this joint proxy statement/prospectus refer to Monarch Energy, Great Plains Energy and Westar Energy and are intended, unless otherwise indicated by the context, to refer to the combined Great Plains Energy and Westar Energy and their respective subsidiaries following completion of the mergers.

The Companies Involved in the Mergers (see page 43)

Great Plains Energy Incorporated

1200 Main Street

Kansas City, Missouri 64105

(816) 556-2200

Great Plains Energy, a Missouri corporation incorporated in 2001 and headquartered in Kansas City, Missouri, is a public utility holding company and does not own or operate any significant assets other than its ownership of the stock of and equity interests in its subsidiaries. Great Plains Energy’s wholly-owned direct and indirect subsidiaries with significant operations are as follows:

•	Kansas City Power & Light Company (referred to as “KCP&L”) is an integrated, regulated electric utility that provides electricity to customers primarily in the states of Missouri and Kansas. KCP&L has one active wholly-owned subsidiary, Kansas City Power & Light Receivables Company.

•	KCP&L Greater Missouri Operations Company (referred to as “GMO”) is an integrated, regulated electric utility that provides electricity to customers in the state of Missouri. GMO also provides regulated steam service to certain customers in the St. Joseph, Missouri area. GMO has two active wholly-owned subsidiaries, GMO Receivables Company and MPS Merchant Services, Inc. (referred to as “MPS Merchant”). MPS Merchant has certain long-term natural gas contracts remaining from its former non-regulated trading operations.

•	GPE Transmission Holding Company, LLC, which owns 13.5 percent of Transource Energy, LLC, a company focused on the development, ownership and operation of competitive electric transmission projects.

Additional information about Great Plains Energy and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 233.

Westar Energy, Inc.

818 South Kansas Avenue

Topeka, Kansas 66612

(785) 575-6300

Westar Energy is the largest electric utility in Kansas. Westar Energy provides electric generation, transmission and distribution services to approximately 700,000 customers in Kansas. Westar Energy provides these services in central and northeastern Kansas, including the cities of Topeka, Lawrence, Manhattan, Salina and Hutchinson. Kansas Gas and Electric Company, Westar Energy’s wholly-owned subsidiary, provides these services in south-central and southeastern Kansas, including the city of Wichita.

Additional information about Westar Energy and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 233.

Monarch Energy Holding, Inc.

1200 Main Street

Kansas City, Missouri 64105

(816) 556-2200

Monarch Energy is a Missouri corporation and a direct wholly-owned subsidiary of Great Plains Energy. Monarch Energy was formed solely for the purpose of effectuating the mergers and has no prior operations. Pursuant to the merger agreement, subject to the satisfaction or waiver of certain conditions, Great Plains Energy will merge with and into Monarch Energy, with Monarch Energy to continue as the surviving corporation in the Great Plains Energy merger. Monarch Energy will be renamed to a yet-to-be determined name prior to or upon completion of the mergers.

King Energy, Inc.

1200 Main Street

Kansas City, Missouri 64105

(816) 556-2200

King Energy is a Kansas corporation and a direct wholly-owned subsidiary of Monarch Energy. King Energy was formed solely for the purpose of effectuating the mergers and has no prior operations. Pursuant to the merger agreement, subject to the satisfaction or waiver of certain conditions, King Energy will merge with and into Westar Energy, with Westar Energy to continue as the surviving corporation in the Westar Energy merger.

The Proposed Mergers (see page 58)

Under the terms of the merger agreement, (1) Great Plains Energy will merge with and into Monarch Energy, with Monarch Energy to continue as the surviving corporation, and (2) Westar Energy will merge with and into King Energy, with Westar Energy to continue as the surviving corporation. The mergers will be completed only after the satisfaction or waiver, if applicable, of the conditions to the completion of the mergers discussed below. The merger agreement amends and restates in its entirety the merger agreement among Great Plains Energy, Westar Energy and GP Star, Inc. (referred to as “GP Star”), dated May 29, 2016 (referred to as the “original merger agreement”).

The merger agreement is attached as Annex A to this joint proxy statement/prospectus. Monarch Energy, Great Plains Energy and Westar Energy encourage you to read the merger agreement carefully and fully, as it is the legal document that governs the mergers.

Effects of the Mergers (see page 148)

Immediately after the effective time of the mergers, (1) Monarch Energy will possess all of the properties, rights and privileges of Great Plains Energy and Monarch Energy, and all of Great Plains Energy’s and Monarch Energy’s obligations and liabilities will become Monarch Energy’s, and (2) Westar Energy will possess all of the properties, rights and privileges of Westar Energy and King Energy, and all of Westar Energy’s and King Energy’s obligations and liabilities will become Westar Energy’s.

Merger Consideration (see page 148)

At the effective time of the mergers, (1) each share of common stock of Great Plains Energy issued and outstanding immediately prior to the effective time of the mergers will be converted into the right to receive 0.5981 (referred to as the “Great Plains Energy exchange ratio”) validly issued, fully paid and nonassessable shares of common stock of Monarch Energy; and (2) each share of common stock of Westar Energy issued and outstanding immediately prior to the effective time of the mergers will be converted into the right to receive one validly issued, fully paid and nonassessable share of Monarch Energy common stock. See “The Merger Agreement—Merger Consideration” beginning on page 148 of this joint proxy statement/prospectus.

Changes to the Original Merger Agreement Pursuant to the Merger Agreement (see page 147)

The original merger agreement was amended and restated pursuant to the merger agreement to, among other things, (1) modify the structure of the merger transactions in order to provide for a merger of equals of Great Plains Energy and Westar Energy in a non-recognition stock-for-stock transaction, (2) modify the parties to the merger agreement in order to effectuate the modified transaction structure and to provide for the withdrawal of GP Star as a party to the merger agreement, (3) change the consideration payable in the mergers from cash consideration to stock of Monarch Energy pursuant to which holders of Great Plains Energy common stock will receive 0.5981 shares of Monarch Energy common stock for each share of Great Plains Energy common stock and holders of Westar Energy common stock will receive one share of Monarch Energy common stock for each share of Westar Energy common stock, (4) modify the post-merger governance of Monarch Energy, the surviving company in the Great Plains Energy merger, (5) provide for exchange procedures for holders of Great Plains Energy common stock that align with the exchange procedures applicable to holders of Westar Energy common stock under the original merger agreement, (6) provide for covenants of Great Plains Energy prior to the closing of the mergers that align with the covenants of Westar Energy under the original merger agreement, (7) provide for representations and warranties of Monarch Energy and King Energy, (8) modify the representations and warranties of Great Plains Energy and Westar Energy as described more fully in this joint proxy statement/prospectus under “The Merger Agreement—Representations and Warranties,” (9) reduce the termination fee that Great Plains Energy must pay Westar Energy with respect to obtaining required regulatory approvals from $380 million to $190 million, (10) increase the termination fee that Great Plains Energy must pay Westar Energy with respect to an adverse recommendation change by either company’s board of directors from $180 million to $190 million, (11) provide for coordinated dividends among the parties following the execution of the merger agreement, (12) provide for utility operating headquarters of the combined company in each of Topeka, Kansas and Kansas City, Missouri and provide for corporate headquarters in Kansas City, Missouri and (13) provide that Great Plains Energy and Westar Energy will share lead responsibility for seeking regulatory approvals in connection with the mergers.

Material U.S. Federal Income Tax Consequences of the Mergers (see page 124)

As explained in more detail below, the mergers have been structured as non-recognition transactions such that the Westar Energy and Great Plains Energy shareholders generally should not recognize gain or loss for U.S. federal income tax purposes. It is a condition to Westar Energy’s obligation to complete the Westar Energy merger that Westar Energy receive an opinion from Baker Botts L.L.P., dated as of the closing date, to the effect that the Westar Energy merger, taken together with the Great Plains Energy merger, will be treated as a transaction qualifying for non-recognition of gain and loss under Section 351 of the Code and/or that the Westar Energy merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Great Plains Energy’s obligation to complete the Great Plains Energy merger that Great Plains Energy receive an opinion from Bracewell LLP, dated as of the closing date, to the effect that the Great Plains Energy merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the mergers qualify for the intended tax treatment discussed above, a holder of Westar Energy common stock or Great Plains Energy common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of Westar Energy common stock or Great Plains Energy common stock for shares of Monarch Energy common stock in the Westar Energy merger or the Great Plains Energy merger, respectively, except with respect to cash received by the shareholders in lieu of fractional shares. If any of the tax opinion representations and assumptions is incorrect, incomplete or false or is violated, the validity of the opinions described above may be affected and the tax consequences of the mergers could differ from those described in this joint proxy statement/prospectus.

Tax matters are complicated, and the tax consequences of the mergers to a particular Westar Energy shareholder or Great Plains Energy shareholder will depend in part on such shareholder’s individual circumstances. Accordingly, Westar Energy shareholders and Great Plains Energy shareholders are advised to consult their own tax advisors for a full understanding of the tax consequences of the mergers to them, including the applicability and effect of federal, state, local and foreign income tax laws and other tax laws.

Great Plains Energy Shareholders Will Have Appraisal Rights in Connection with the Great Plains Energy Merger (see page 47)

Under Missouri law, Great Plains Energy shareholders who properly preserve appraisal rights under Section 351.455 of the MGBCL with respect to such shares have appraisal rights in connection with the Great Plains Energy merger. Any holder of Great Plains Energy common stock as registered in the records of Great Plains Energy, as of the record date, intending to exercise appraisal rights, among other things, must (1) file with Great Plains Energy a written objection to the Great Plains Energy merger prior to or at the Great Plains Energy special meeting, (2) not vote in favor of the Great Plains Energy Merger proposal, (3) make a written demand on Great Plains Energy within 20 days after the effective time of the mergers for payment of the fair value of his, her or its shares as of the day before the date on which the vote was taken approving the Great Plains Energy Merger proposal and (4) otherwise strictly comply with all of the procedures required by Missouri law. The full text of Section 351.455 of the MGBCL is included as Annex C to this joint proxy statement/prospectus. You are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions may result in the waiver of, or inability to exercise, such shareholder’s right of appraisal. Great Plains Energy shareholders who vote “FOR” the Great Plains Energy Merger proposal will waive their appraisal rights, unless they revoke their proxies, if revocable, prior to the Great Plains Energy special meeting and otherwise comply with Section 351.455 of the MGBCL. See “Information About the Great Plains Energy Special Meeting and Vote—Appraisal Rights” beginning on page 47 of this joint proxy statement/prospectus.

Westar Energy Shareholders Will Not Have Appraisal Rights in Connection with the Westar Energy Merger (see page 55)

Westar Energy shareholders are not entitled to appraisal rights in connection with the Westar Energy merger. Under Kansas law, in general, shareholders of a Kansas corporation are not entitled to appraisal rights if they only receive shares that will be listed on a national securities exchange. It is a condition to closing of the mergers that the shares of common stock of Monarch Energy that will be issuable pursuant to the mergers are approved for listing on the NYSE.

Treatment of Great Plains Energy Performance Share Awards, Deferred Share Units and Benefit Plans (see page 149)

At the effective time of the mergers, each performance share award of Great Plains Energy, deferred share unit of Great Plains Energy and contractual right to receive a share of Great Plains Energy common stock will be converted into an award, unit or other right of Monarch Energy common stock, respectively, equal to the number of shares of Great Plains Energy common stock represented by the award, unit or other right multiplied by the Great Plains Energy exchange ratio. See “The Merger Agreement—Treatment of Great Plains Energy Performance Share Awards, Deferred Share Units and Benefits Plans” beginning on page 149 of this joint proxy statement/prospectus.

Treatment of Westar Energy Performance Units, Restricted Share Units and Benefit Plans (see page 149)

Immediately prior to the effective time of the mergers, each performance unit of Westar Energy, restricted share unit of Westar Energy and contractual right to receive a share of Westar Energy common stock will be canceled and exchanged for Westar Energy merger consideration plus a cash payment in an amount equal to any dividend equivalents associated with the award, unit or other right as of the effective time of the mergers. See “The Merger Agreement—Treatment of Westar Energy Performance Units, Restricted Share Units and Benefit Plans” beginning on page 149 of this joint proxy statement/prospectus.

Dividends (see page 178)

Great Plains Energy declared a quarterly cash dividend of $0.275 per share of common stock for the fourth quarter of 2016 and declared a cash dividend of $0.2625 per share of common stock for each of the first three quarters of 2016, or $1.0625 per share annually. Great Plains Energy declared a quarterly cash dividend for each of the first three quarters of 2017 of $0.275 per share of common stock.

Westar Energy declared a quarterly cash dividend for each quarter of 2016 of $0.38 per share, reflecting an annual dividend of $1.52 per share. Westar Energy declared a quarterly cash dividend for each of the first three quarters of 2017 of $0.40 per share of Westar Energy common stock.

Under the terms of the merger agreement, the first quarterly dividend paid to the holders of Monarch Energy common stock following the effective time of the mergers will be paid in accordance with Great Plains Energy’s dividend policy, which policy will be adopted by the Monarch Energy Board immediately after the effective time of the mergers. After taking into account the exchange ratios and the combination of the two companies, and subject to approval from the Monarch Energy Board, the initial dividend rate is expected to be $1.84 per share per year, which would result in an approximate 15 percent dividend increase for Westar Energy shareholders.

Each of Great Plains Energy and Westar Energy has agreed to coordinate with the other regarding the declaration and payment of dividends in respect of Great Plains Energy common stock and Westar Energy common stock such that that no holder of Great Plains Energy common stock or Westar Energy common stock will receive two dividends, or fail to receive one dividend, for any single calendar quarter (or portion thereof) with respect to its shares of Great Plains Energy common stock, Westar Energy common stock or Monarch Energy common stock pursuant to the mergers.

Under the terms of the merger agreement, Great Plains Energy has agreed not to declare dividends, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, except for (1) quarterly cash dividends payable by Great Plains Energy or any subsidiary in respect of shares of Great Plains Energy common stock on a schedule consistent with Great Plains Energy’s past practices and subject to maximum payments of $0.275 per share for quarterly dividends, (2) dividends on Great Plains Energy’s preference stock, (3) dividend equivalents accrued or payable by Great Plains Energy in respect of deferred share units, performance share awards or other equity-based rights, (4) dividends and distributions by a direct subsidiary to its parent and (5) certain other dividends related to stub periods described above to the extent coordinated between Westar Energy and Great Plains Energy pursuant to the terms of the merger agreement.

Under the terms of the merger agreement, Westar Energy has agreed not to declare dividends, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, except for (1) quarterly cash dividends payable by Westar Energy or any subsidiary in respect of shares of Westar Energy common stock on a schedule consistent with Westar Energy’s past practices and subject to maximum payments of $0.40 per share for quarterly dividends, (2) dividend equivalents accrued or payable by Westar Energy in respect of performance units, restricted share units or other equity-based rights, (3) dividends and distributions by a direct subsidiary to its parent and (4) certain other dividends related to stub periods described above to the extent coordinated between Westar Energy and Great Plains Energy pursuant to the terms of the merger agreement.

Accounting Treatment (see page 124)

The mergers will be accounted for in accordance with the acquisition method of accounting and the regulations of the SEC. Westar Energy will be treated as the acquiring corporation for accounting and financial reporting purposes. The historical financial statements of Westar Energy will also be the historical financial statements of Monarch Energy. The assets and liabilities of Great Plains Energy will be recorded, as of the completion of the mergers, at their fair values and consolidated with those of Westar Energy on Monarch Energy’s financial statements. This will result in recording an amount for goodwill, which represents the excess of the purchase price over the fair value of the identifiable net assets of Great Plains Energy. Financial statements of Monarch Energy issued after the mergers will reflect only the operations of Great Plains Energy’s business after the mergers and will not be restated retroactively to reflect the historical financial position or results of operations of Great Plains Energy.

Approvals Required by Great Plains Energy Shareholders and Westar Energy Shareholders in Connection with the Mergers (see pages 46 and 54)

A shareholder will be deemed “present” at the Great Plains Energy special meeting or the Westar Energy special meeting by proxy if the shareholder has returned a proxy by accessing the Internet, by telephone, or by mail (even if the proxy contains no instructions as to voting or abstains from voting). If a shareholder does not return his or her proxy card or submit his or her proxy by accessing the Internet or telephone or vote in person at the Great Plains Energy special meeting or the Westar Energy special meeting, the shareholder’s vote will not be counted and it will be less likely that a quorum to conduct business at the Great Plains Energy special meeting or Westar Energy special meeting will be obtained and that the vote necessary for approval of the proposals will be obtained.

For Great Plains Energy Shareholders

•	Approval of the Great Plains Energy Merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Great Plains Energy common stock entitled to vote at the Great Plains Energy special meeting.

•

Approval of the Great Plains Energy Merger-Related Compensation proposal requires the affirmative vote of a majority of the shares of Great Plains Energy common stock present (in person or represented by proxy) at the Great Plains Energy special meeting and entitled to vote on the proposal. Because the vote on the Great Plains Energy Merger-Related Compensation proposal is advisory only, the outcome will not be binding on the Great Plains Energy Board.

•	Approval of the Great Plains Energy Meeting Adjournment proposal requires the affirmative vote of a majority of the shares of Great Plains Energy common stock represented (in person or by proxy) at the Great Plains Energy special meeting and entitled to vote on the proposal.

Great Plains Energy directors and executive officers beneficially owned 601,936 shares of Great Plains Energy common stock on July 9, 2017. These shares represented in total less than one percent of the total voting power of Great Plains Energy’s voting securities outstanding as of such date. Great Plains Energy currently expects that Great Plains Energy’s directors and executive officers will vote their shares in favor of all the proposals to be voted on at the special meeting, although none of them has entered into any agreements obligating them to do so.

The mergers cannot be completed unless Great Plains Energy shareholders approve the Great Plains Energy Merger proposal. Your vote is very important. An abstention or failure to vote will have the same effect as a vote AGAINST the Great Plains Energy Merger proposal. Approval of the Great Plains Energy Merger-Related Compensation proposal and the Great Plains Energy Meeting Adjournment proposal is not required to complete the mergers.

For Westar Energy Shareholders

•	Approval of the Westar Energy Merger proposal requires the affirmative vote of the holders of a majority of the shares of Westar Energy common stock outstanding and entitled to vote on the proposal.

•	Approval of the Westar Energy Merger-Related Compensation proposal requires the affirmative vote of a majority of the shares of Westar Energy common stock present in person or represented by proxy at the Westar Energy special meeting and entitled to vote on the proposal. Because the vote on the Westar Energy Merger-Related Compensation proposal is advisory only, the outcome will not be binding on the Westar Energy Board.

•	Approval of the Westar Energy Meeting Adjournment proposal requires the affirmative vote of a majority of the shares of Westar Energy common stock present in person or represented by proxy at the Westar Energy special meeting and entitled to vote on such proposal.

Westar Energy’s directors and executive officers beneficially owned 496,462 shares of Westar Energy common stock on July 9, 2017. These shares represent in total less than one percent of the total voting power of Westar Energy’s voting securities outstanding and entitled to vote as of the record date. These shares exclude 341,969 deferred shares that, until received, do not entitle the directors or executive officers to vote. Westar Energy currently expects that Westar Energy’s directors and executive officers will vote their shares in favor of all the proposals to be voted on at the special meeting, although none of them has entered into any agreements obligating them to do so.

The mergers cannot be completed unless Westar Energy shareholders approve the Westar Energy Merger proposal. Your vote is very important. An abstention or failure to vote will have the same effect as a vote AGAINST the Westar Energy Merger proposal. Approval of the Westar Energy Merger-Related Compensation proposal and the Westar Energy Meeting Adjournment proposal is not required to complete the mergers.

Recommendations of the Great Plains Energy Board (see page 79)

The Great Plains Energy Board has reviewed and considered the terms of the mergers and the merger agreement and has unanimously determined that the mergers are advisable and in the best interests of Great

Plains Energy and its shareholders and unanimously recommends that Great Plains Energy shareholders vote FOR the Great Plains Energy Merger proposal. In addition, the Great Plains Energy Board also unanimously recommends that Great Plains Energy shareholders vote FOR the Great Plains Energy Merger-Related Compensation proposal and FOR the Great Plains Energy Meeting Adjournment proposal.

Your vote is important. The mergers cannot be completed unless Great Plains Energy shareholders approve the Great Plains Energy Merger proposal. An abstention or failure to vote will have the same effect as a vote AGAINST this proposal.

Recommendations of the Westar Energy Board (see page 102)

The Westar Energy Board has reviewed and considered the terms of the mergers and the merger agreement and the directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the Westar Energy merger, are advisable and in the best interests of Westar Energy’s shareholders and recommend that Westar Energy shareholders vote FOR the Westar Energy Merger proposal. In addition, the Westar Energy Board recommends that the Westar Energy shareholders vote FOR the Westar Energy Merger-Related Compensation proposal and FOR the Westar Energy Meeting Adjournment proposal.

Your vote is important. The mergers cannot be completed unless Westar Energy shareholders approve the Westar Energy Merger proposal. An abstention or failure to vote will have the same effect as a vote AGAINST this proposal.

Opinions of Great Plains Energy’s Financial Advisors (see page 84)

Opinion of Goldman Sachs & Co. LLC

Goldman Sachs & Co. LLC (referred to as “Goldman Sachs”) rendered its opinion to the Great Plains Energy Board that, as of July 9, 2017, and based upon and subject to the factors and assumptions set forth therein, the Great Plains Energy exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders (other than Westar Energy and its affiliates) of shares of Great Plains Energy common stock.

The full text of the written opinion of Goldman Sachs, dated July 9, 2017, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D. Goldman Sachs provided its opinion for the information and assistance of the Great Plains Energy Board in connection with its consideration of the mergers contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Great Plains Energy common stock should vote with respect to the Great Plains Energy Merger proposal or any other matter. Pursuant to an engagement letter between Great Plains Energy and Goldman Sachs, Great Plains Energy has agreed to pay Goldman Sachs a transaction fee of $25,000,000, a portion of which is payable upon consummation of the mergers.

Opinion of Lazard Frères & Co. LLC

On July 9, 2017, at the meeting of the Great Plains Energy Board at which the mergers were approved, Lazard Frères & Co. LLC (referred to as “Lazard”) rendered to the Great Plains Energy Board an oral opinion, confirmed by delivery of a written opinion, dated July 9, 2017, to the effect that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in its opinion, the Great Plains Energy exchange ratio provided for in the mergers was fair, from a financial point of view, to the holders of Great Plains Energy common stock (other than shares of Great Plains Energy common stock held by Great Plains Energy as treasury stock, shares owned by a wholly-owned subsidiary of Great Plains Energy or shares owned directly or indirectly by Westar Energy, Monarch Energy or King Energy).

The full text of the written opinion of Lazard dated as of July 9, 2017, which sets forth, among other things, the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with rendering its opinion, is attached as Annex E to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of Lazard set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Great Plains Energy shareholders are urged to read the opinion in its entirety. Lazard’s written opinion was addressed to the Great Plains Energy Board (in its capacity as such) in connection with and for the purpose of its evaluation of the mergers, was directed only to the fairness, from a financial point of view, to holders of Great Plains Energy common stock of the Great Plains Energy exchange ratio provided for in the mergers, and did not address any other aspect of the mergers. Lazard expressed no opinion as to the fairness of the Great Plains Energy exchange ratio to the holders of any other class of securities, creditors or other constituencies of Great Plains Energy or as to the underlying decision by Great Plains Energy to engage in the mergers. The issuance of Lazard’s opinion was approved by a fairness committee of Lazard. The opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Great Plains Energy Merger proposal or any other matter.

Opinion of Westar Energy’s Financial Advisor (see page 105)

The Westar Energy Board retained Guggenheim Securities, LLC (referred to as “Guggenheim Securities”) as its financial advisor in November 2015 in connection with a potential sale of Westar Energy. The Westar Energy Board and Guggenheim Securities amended the Guggenheim Securities engagement letter in July 2017 to contemplate a merger of equals involving Westar Energy. Guggenheim Securities delivered its opinion to the Westar Energy Board to the effect that, as of July 9, 2017, and confirmed by delivery of a written opinion dated July 9, 2017, and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Westar Energy exchange ratio (taking into account the Great Plains Energy exchange ratio) was fair, from a financial point of view, to the holders of Westar Energy common stock (excluding shares owned by Westar Energy as treasury stock, shares owned by a wholly-owned subsidiary of Westar Energy, or shares owned directly or indirectly by Great Plains Energy, Monarch Energy or King Energy). The full text of Guggenheim Securities’ written opinion, which is attached as Annex F to this joint proxy statement/prospectus and which you should read carefully and in its entirety, is subject to the assumptions, limitations, qualifications and other conditions contained in such opinion and is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion.

Guggenheim Securities’ opinion was provided to the Westar Energy Board (in its capacity as such) for its information and assistance in connection with its evaluation of the Westar Energy exchange ratio. Guggenheim Securities’ opinion and any materials provided therewith did not constitute a recommendation to the Westar Energy Board with respect to the transaction, nor does Guggenheim Securities’ opinion constitute advice or a recommendation to any holder of Westar Energy common stock or Great Plains Energy common stock as to how to vote or act in connection with the mergers or otherwise. Guggenheim Securities’ opinion addresses only the fairness, from a financial point of view, as of the date thereof, of the Westar Energy exchange ratio (taking into account the Great Plains Energy exchange ratio) to the holders of Westar Energy common stock (excluding shares owned by Westar Energy as treasury stock, shares owned by a wholly-owned subsidiary of Westar Energy, or shares owned directly or indirectly by Great Plains Energy, Monarch Energy or King Energy), to the extent expressly specified in such opinion and does not address any other term, aspect or implication of the mergers, the merger agreement (including, without limitation, the form or structure of the transaction) or any other agreement, transaction document or instrument contemplated by the merger agreement or to be entered into or amended in connection with the mergers.

For a description of the opinion that the Westar Energy Board received from Guggenheim Securities, see “The Proposed Mergers—Opinion of Westar Energy’s Financial Advisor” beginning on page 105.

Completion of the Mergers is Subject to Regulatory Clearance (see page 127)

To complete the mergers, Great Plains Energy and Westar Energy must receive approval from and/or make filings with various federal and state regulatory authorities (referred to as the “required governmental approvals”), including: (1) the filing of notification and report forms with the Antitrust Division of the DOJ and the FTC under the HSR Act, and expiration or early termination of the applicable waiting periods under the HSR Act and (2) receipt of all required regulatory approvals from, among others, FERC, the NRC, the KCC, the MPSC and the FCC (provided that no party is obligated to agree to any such approvals that would impose any terms or conditions that would reasonably be expected to result in a material adverse effect on Monarch Energy and its subsidiaries, including Great Plains Energy, Westar Energy and their respective subsidiaries, after giving effect to the mergers, measured on the size and scale of Westar Energy and its subsidiaries, taken as a whole).

Under the terms of the merger agreement, each of Great Plains Energy and Westar Energy has agreed to use its reasonable best efforts to take or cause to be taken all actions and to do and assist and cooperate with the other party in doing all things necessary, proper or advisable to cause the conditions to the closing of the mergers to be satisfied as promptly as reasonably practicable.

Interests of Great Plains Energy Directors and Executive Officers (see page 136)

Great Plains Energy shareholders should be aware that Great Plains Energy’s directors and executive officers have interests in the mergers that are in addition to those of Great Plains Energy shareholders generally. As a result, the directors and executive officers of Great Plains Energy may be more likely to recommend the approval of the proposals to be voted upon at the special meeting than if they did not have these interests. The Great Plains Energy Board was aware of and considered these potential interests, among other matters, in evaluating the merger agreement and the mergers, and in recommending to you that you approve the Great Plains Energy Merger proposal. Great Plains Energy’s shareholders should be aware of these interests when they consider the Great Plains Energy Board’s recommendation that they vote to approve the proposals to be voted on at the special meeting, and should refer to the section entitled “Additional Interests of Great Plains Energy’s and Westar Energy’s Directors and Executive Officers in the Mergers—Additional Interests of Great Plains Energy’s Directors and Executive Officers in the Mergers” beginning on page 136.

Interests of Westar Energy Directors and Executive Officers (see page 142)

Westar Energy shareholders should be aware that Westar Energy’s directors and executive officers have interests in the merger that are in addition to those of Westar Energy shareholders generally. As a result, the directors and executive officers of Westar Energy may be more likely to recommend the approval of the proposals to be voted upon at the special meeting than if they did not have these interests. The Westar Energy Board was aware of and considered these potential interests, among other matters, in evaluating the merger agreement and the mergers, and in recommending to you that you adopt the merger agreement. Westar Energy’s shareholders should be aware of these interests when they consider the Westar Energy Board’s recommendation that they vote to adopt the merger agreement and, thereby, approve the mergers at the special meeting, and should refer to the section entitled “Additional Interests of Great Plains Energy’s and Westar Energy’s Directors and Executive Officers in the Mergers—Additional Interests of Westar Energy’s Directors and Executive Officers in the Mergers” beginning on page 142.

Completion of the Mergers is Subject to the Satisfaction of a Number of Conditions (see page 168)

Completion of the mergers depends upon the satisfaction or, if applicable, waiver of a number of conditions, including, among others, the following:

•	receipt of the approval from the Great Plains Energy shareholders of the Great Plains Energy Merger proposal and receipt of the approval from the Westar Energy shareholders of the Westar Energy Merger proposal;

•	receipt of all required governmental approvals (including, without limitation, the expiration or termination of any waiting period applicable to the mergers under the HSR Act, and approval from FERC, the NRC, the KCC, the MPSC and the FCC), and such approvals shall have become final orders, as defined in the merger agreement (which is described in additional detail in the section entitled “The Proposed Mergers—Regulatory Matters Relating to the Mergers” beginning on page 127);

•	the absence of any law or judgment, whether preliminary, temporary or permanent, that prevents, makes illegal or prohibits the consummation of the mergers;

•	approval for listing on the NYSE of the shares of Monarch Energy common stock to be issued pursuant to the merger agreement; and

•	the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part, and there being no pending or threatened stop order relating thereto.

How the Merger Agreement May Be Terminated by Great Plains Energy and/or Westar Energy (see page 172)

The merger agreement may be terminated by either Great Plains Energy or Westar Energy in accordance with its terms at any time prior to the effective time of the mergers, whether before or after the approval of the Westar Energy Merger proposal or the approval of the Great Plains Energy Merger proposal:

•	by mutual written consent of Great Plains Energy and Westar Energy;

•	if the mergers are not completed by July 9, 2018 (referred to as the “end date”); provided that if, prior to the end date, all of the conditions to the consummation of the mergers set forth in the merger agreement have been satisfied or waived, or shall then be capable of being satisfied (except for conditions regarding required statutory approvals, absence of legal restraints, the final regulatory approvals not imposing any term or condition resulting in a Regulatory Material Adverse Effect and those conditions that by their nature are to be satisfied at the closing of the mergers), either Great Plains Energy or Westar Energy may, prior to 5:00 p.m. New York City time on the end date, extend the end date to January 9, 2019, provided that neither party may avail itself of such right to extend the end date if it has breached any of its covenants or agreements in the merger agreement, which has caused the failure to satisfy the closing conditions or failure of the closing conditions to have occurred prior to the end date;

•	if the condition regarding the absence of legal restraints on the mergers has not been satisfied and such legal restraint has become final and nonappealable, provided that neither party may avail itself of such right to terminate the merger agreement if it has breached its obligation under the merger agreement to use reasonable best efforts to obtain regulatory approvals;

•	if the approval of the Great Plains Energy Merger proposal is not obtained at the special meeting of Great Plains Energy shareholders, or at any adjournment of such meeting; or

•	if the approval of the Westar Energy Merger proposal is not obtained at the special meeting of Westar Energy shareholders, or at any adjournment of such meeting.

The merger agreement also may be terminated by Westar Energy:

•	(1) at any time prior to the receipt of the approval of the Great Plains Energy Merger proposal at the Great Plains Energy special meeting, if the Great Plains Energy Board effects a change of the Great Plains Energy Board’s recommendation for the Great Plains Energy Merger proposal or (2) at any time prior to the receipt of the approval of the Westar Energy Merger proposal at the Westar Energy special meeting, if the Westar Energy Board has made a change of the Westar Energy Board’s recommendation for the Westar Energy Merger proposal with respect to a superior proposal and has approved, and Westar Energy has entered into an acquisition agreement providing for the implementation of such superior proposal in compliance with Westar Energy’s obligations under the merger agreement, and Westar Energy pays the applicable termination fee prior to or concurrently with such termination;

•	if (1) there is a breach by any of Great Plains Energy, Monarch Energy or King Energy of its representations, warranties, covenants or agreements under the merger agreement such that the conditions relating to the accuracy of Great Plains Energy’s, Monarch Energy’s and King Energy’s representations and warranties and Great Plains Energy’s, Monarch Energy’s and King Energy’s performance or compliance with its covenants and agreements would not reasonably be capable of being satisfied, (2) Westar Energy has delivered written notice to Great Plains Energy of such breach and (3) such breach is not reasonably capable of being cured by the end date (as it may be extended) or such breach is not cured within 30 days after receipt of Westar Energy’s notice by Great Plains Energy, provided Westar Energy is not then in breach of any of its representations, warranties, covenants or agreements under the merger agreement resulting in the failure of the conditions relating to the accuracy of Westar Energy’s representations and warranties or Westar Energy’s performance of its covenants and agreements; or

•	if (1) all of the conditions set forth in the merger agreement have been satisfied or waived in accordance with the terms of the merger agreement as of the date that the mergers should have been consummated (except for those conditions that by their terms are to be satisfied at the closing of the mergers), (2) Great Plains Energy does not comply with its obligations to consummate the mergers on the day that the mergers should have been consummated pursuant to the terms of the merger agreement, and (3) Great Plains Energy fails to comply with its obligations to consummate the mergers within five business days following its receipt of written notice from Westar Energy requesting such consummation.

The merger agreement also may be terminated by Great Plains Energy:

•	(1) at any time prior to the receipt of the approval of the Westar Energy Merger proposal at the Westar Energy special meeting, if the Westar Energy Board effects a change of the Westar Energy Board’s recommendation or (2) at any time prior to the receipt of the approval of the Great Plains Energy Merger proposal at the Great Plains Energy special meeting, if the Great Plains Energy Board has made a change of the Great Plains Energy Board’s recommendation with respect to a superior proposal and has approved, and Great Plains Energy has entered into an acquisition agreement providing for the implementation of such superior proposal in compliance with Great Plains Energy’s obligations under the merger agreement, and Great Plains Energy pays the applicable termination fee prior to or concurrently with such termination;

•

if (1) there is a breach by Westar Energy of its representations, warranties, covenants or agreements under the merger agreement such that the conditions relating to the accuracy of Westar Energy’s representations and warranties and Westar Energy’s performance or compliance with its covenants and agreements would not reasonably be capable of being satisfied, (2) Great Plains Energy has delivered written notice to Westar Energy of such breach and (3) such breach is not reasonably capable of being cured by the end date (as it may be extended) or such breach is not cured within 30 days after receipt of Great Plains Energy’s notice by Westar Energy, provided Great Plains Energy is not then in breach of any of its representations, warranties, covenants or agreements under the merger agreement resulting in the failure of the conditions relating to the accuracy of Great Plains Energy’s representations and warranties or Great Plains Energy’s performance of its covenants and agreements; or

•	if (1) all of the conditions set forth in the merger agreement have been satisfied or waived in accordance with the terms of the merger agreement as of the date that the mergers should have been consummated (except for those conditions that by their terms are to be satisfied at the closing of the mergers), (2) Westar Energy does not comply with its obligations to consummate the mergers on the day that the mergers should have been consummated pursuant to the terms of the merger agreement and (3) Westar Energy fails to comply with its obligations to consummate the mergers within five business days following its receipt of written notice from Great Plains Energy requesting such consummation.

Termination Fees May Be Payable Under Some Circumstances (see page 174)

If the merger agreement is terminated under specified circumstances relating to (1) a failure to obtain required regulatory approvals prior to the end date, which is 5:00 p.m. New York City time on July 9, 2018, but which may be extended to January 9, 2019, (2) a final and nonappealable order enjoining the consummation of the mergers in connection with regulatory approvals or (3) failure by Great Plains Energy to consummate the mergers once all of the conditions have been satisfied or waived (except for those conditions that by their terms are to be satisfied at the closing of the mergers), Great Plains Energy will be required to pay Westar Energy a termination fee of $190 million.

In addition, in the event that the merger agreement is terminated by Westar Energy under specified circumstances to enter into a definitive acquisition agreement with respect to a superior proposal or by Great Plains Energy as a result of the Westar Energy Board changing its recommendation of the mergers prior to the approval of the Westar Energy Merger proposal having been obtained, Westar Energy will be required to pay Great Plains Energy a termination fee of $190 million. Further, if the merger agreement is terminated by Westar Energy as a result of the Great Plains Energy Board changing its recommendation to the Great Plains Energy shareholders as a result of a superior proposal prior to the approval of the Great Plains Energy Merger proposal having been obtained, Great Plains Energy will be required to pay Westar Energy a termination fee of $190 million. Additionally, if the merger agreement is terminated by either Great Plains Energy or Westar Energy as a result of the Great Plains Energy shareholders not approving the Great Plains Energy Merger proposal, Great Plains Energy will be required to pay Westar Energy a termination fee of $80  million.

No Solicitation of Competing Proposals (see pages 159 and 161)

Great Plains Energy and Westar Energy are each subject to a “no shop” restriction under the merger agreement that limits each party’s ability to solicit alternative acquisition proposals or provide nonpublic information to, and engage in discussion with, third parties, except under limited circumstances to permit the Westar Energy Board or the Great Plains Energy Board, as applicable, to comply with its respective fiduciary duties.

Great Plains Energy

Great Plains Energy may not, and may not authorize its affiliates or certain persons related to Great Plains Energy to, (1) directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate a Great Plains Energy takeover proposal or inquiry, each as described in the merger agreement, or (2) directly or indirectly participate in any discussions or negotiations with any persons regarding any Great Plains Energy takeover proposal or inquiry, including by furnishing non-public information with respect to such Great Plains Energy takeover proposal or inquiry. Under the merger agreement, Great Plains Energy agreed to cease all negotiations with regard to a Great Plains Energy takeover proposal and request the return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, Great Plains Energy may entertain a bona fide written Great Plains Energy takeover proposal that constitutes or could reasonably be expected to lead to a superior proposal, as defined in the merger agreement, that does not result from a breach (other than an immaterial breach) of the agreement prior to obtaining the approval of the Great Plains Energy Merger proposal, subject to certain conditions stated in the merger agreement.

See “The Merger Agreement—Great Plains Energy is Prohibited from Soliciting Other Offers; Superior Proposal” beginning on page 159 of this joint proxy statement/prospectus.

Westar Energy

Westar Energy may not, and may not authorize its affiliates or certain persons related to Westar Energy to, (1) directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate a Westar Energy takeover proposal or inquiry, each as described in the merger agreement, or (2) directly or indirectly participate in any discussions or negotiations with any persons regarding any Westar Energy takeover proposal or inquiry, including by furnishing non-public information with respect to such Westar Energy takeover proposal or inquiry. Under the merger agreement, Westar Energy agreed to cease all negotiations with regards to a Westar Energy takeover proposal and request the return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, Westar Energy may entertain a bona fide written Westar Energy takeover proposal that constitutes or could reasonably be expected to lead to a superior proposal as described in the merger agreement that does not result from a breach (other than an immaterial breach) of the agreement prior to obtaining the approval of the Westar Energy Merger proposal, subject to certain conditions stated in the merger agreement.

See “The Merger Agreement—Westar Energy is Prohibited from Soliciting Other Offers; Superior Proposal” beginning on page 161 of this joint proxy statement/prospectus.

Listing of Monarch Energy Common Stock to Be Issued in the Mergers (see page 133)

Under the terms of the merger agreement, Monarch Energy has agreed to use its reasonable best efforts to cause the shares of Monarch Energy common stock to be issued in the mergers to be approved for listing on the NYSE prior to the closing of the mergers. Each of Great Plains Energy and Westar Energy has agreed to use its commercially reasonable efforts acting in good faith to agree on a new name and ticker symbol for Monarch Energy prior to the closing, and each of Great Plains Energy and Westar Energy has agreed to use its reasonable best efforts to cooperate with Monarch Energy in causing the shares to be approved for listing, including by providing information reasonably requested by Monarch Energy.

Delisting and Deregistering of Great Plains Energy Common Stock (see page 133)

If the mergers are completed, the common stock of Great Plains Energy will cease to be listed on the NYSE and its shares will be deregistered under the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”).

Delisting and Deregistering of Westar Energy Common Stock (see page 133)

If the mergers are completed, the common stock of Westar Energy will cease to be listed on the NYSE and its shares will be deregistered under the Exchange Act.

Comparison of Rights of Monarch Energy Shareholders, Great Plains Energy Shareholders and Westar Energy Shareholders (see page 192)

The rights of Monarch Energy’s and Great Plains Energy’s shareholders, on the one hand, and Westar Energy’s shareholders, on the other hand, under their respective business corporation laws are different. There are additional differences in the rights of Monarch Energy shareholders, Great Plains Energy shareholders and Westar Energy shareholders as a result of the provisions of the articles of incorporation, bylaws and other corporate documents of each company.

Risk Factors Related to the Mergers and Performance of the Company (see page 33)

There are a number of risks relating to the mergers and to the businesses of Great Plains Energy and Westar Energy following the mergers. See “Risk Factors” beginning on page 33 of this joint proxy statement/prospectus for a discussion of these and other risks, and see also the documents that Great Plains Energy and Westar Energy have filed with the SEC and which the companies have incorporated by reference into this joint proxy statement/prospectus.

Post-Merger Governance and Management (see page 177)

Upon completion of the mergers, Monarch Energy will maintain its corporate headquarters in Kansas City, Missouri and utility operating headquarters in Topeka, Kansas and Kansas City, Missouri.

Upon completion of the mergers, Terry Bassham, Chairman, President and Chief Executive Officer of Great Plains Energy, KCP&L and GMO, will become President and Chief Executive Officer of Monarch Energy. Mr. Bassham is also expected to become a member of the Monarch Energy Board. Mr. Bassham will remain in his current roles with Great Plains Energy until the closing of the mergers. Upon the completion of the mergers, Mark Ruelle, President and Chief Executive Officer of Westar Energy, will become non-executive Chairman of the Monarch Energy Board for a term of three years (subject to his reelection as a director of Monarch Energy). Mr. Ruelle will remain in his current roles with Westar Energy until the closing of the mergers.

The number of directors on the Monarch Energy Board as of the effective time of the mergers is to be mutually determined by Great Plains Energy and Westar Energy prior to the effective time of the mergers, and the Monarch Energy Board as of the effective time of the mergers will be composed of an equal number of directors designated by each of Great Plains Energy and Westar Energy prior to the effective time of the mergers. In addition to Mr. Ruelle and Mr. Bassham, Charles Q. Chandler IV, Westar Energy’s Chairman of the Board, is expected to be designated as lead independent director to the Monarch Energy Board. As of the date of this joint proxy statement/prospectus, no other Monarch Energy Board members have been identified.

See “Monarch Energy Governance and Management” beginning on page 177 and “Additional Interests of Great Plains Energy’s and Westar Energy’s Directors and Executive Officers in the Mergers” beginning on page  136 for further information.

Resale of Monarch Energy Common Stock (see page 133)

The shares of Monarch Energy common stock to be issued in connection with the mergers will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any Great Plains Energy or Westar Energy shareholder who may be deemed to be an “affiliate” of Monarch Energy after the completion of the mergers. This joint proxy statement/prospectus does not cover resales of Monarch Energy common stock by affiliates of Great Plains Energy, Westar Energy or Monarch Energy.

Litigation Relating to the Mergers (see page 134)

Following the announcement of the original merger agreement, two putative class action complaints (which were subsequently consolidated and superseded by a consolidated complaint) were filed on behalf of purported Westar Energy shareholders in the District Court of Shawnee County, Kansas. One putative derivative action complaint challenging the original merger also was filed in the District Court of Shawnee County, Kansas. The consolidated putative class action complaint brought in Shawnee County, Kansas names as defendants Westar Energy, the members of the Westar Energy Board and Great Plains Energy, and the putative derivative action complaint named as defendants the members of the Westar Energy Board, Great Plains Energy and GP Star, Inc., with Westar Energy named as a nominal defendant. Each complaint asserts that the members of the Westar Energy Board breached their fiduciary duties to Westar Energy shareholders in connection with the proposed original merger, and that Great Plains Energy, and with respect to the putative derivative action, GP Star, Inc., aided and abetted such breaches of fiduciary duties. A putative class action complaint also was filed in Jackson County, Missouri and asserts that the members of the Great Plains Energy Board breached their fiduciary duty of candor in connection with the proposed original merger by allegedly failing to disclose certain facts in the preliminary Form S-4 filed in connection with the proposed original merger. On August 15, 2017, the putative derivative action complaint was withdrawn, without prejudice to refile. On August 30, 2017, the lead plaintiff in the consolidated putative class action litigation brought in Shawnee County, Kansas filed an unopposed motion for leave to amend her petition and attaching an amended petition. The proposed petition challenges the Westar Energy merger and alleges a breach of fiduciary duty against the Westar Energy Board and a claim for aiding and abetting the Westar Energy Board’s breach against Westar Energy and Great Plains Energy. The lawsuit seeks injunctive relief declaring that action maintainable as a class action and certifying that the plaintiff is the class representative; preliminarily and permanently enjoining the defendants from closing the Westar Energy merger unless Westar Energy implements a procedure to obtain a merger agreement providing fair and reasonable terms and consideration to the plaintiff and the class; rescinding the merger agreement or granting the plaintiff and class recissory damages; directing the Westar Energy Board to account for damages suffered as a result of the breach of fiduciary duty; awarding reasonable costs and disbursements of the action, including reasonable attorneys’ fees and expert fees; and granting other equitable relief as the court deems proper. The complaints are described in more detail under “The Proposed Mergers—Litigation Relating to the Mergers” beginning on page 134 of this joint proxy statement/prospectus.

Selected Historical Consolidated Financial Data of Great Plains Energy

The selected historical consolidated financial data of Great Plains Energy for each of the years ended December 31, 2016, 2015 and 2014 and as of December 31, 2016 and 2015 have been derived from Great Plains Energy’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference in this joint proxy statement/prospectus. The selected historical consolidated financial data for the years ended December 31, 2013 and 2012 and as of December 31, 2014, 2013 and 2012 have been derived from Great Plains Energy’s audited consolidated financial statements, which have not been incorporated by reference in this joint proxy statement/prospectus. The selected historical consolidated financial data of Great Plains Energy as of June 30, 2017 and for the six months ended June 30, 2017 and 2016 have been derived from Great Plains Energy’s unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, which is incorporated by reference in this joint proxy statement/prospectus. The selected historical consolidated financial data as of June 30, 2016 have been derived from Great Plains Energy’s unaudited consolidated financial statements, which have not been incorporated by reference in this joint proxy statement/prospectus. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Great Plains Energy or the combined company, and you should read the following information together with Great Plains Energy’s audited consolidated financial statements, the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Great Plains Energy’s Annual Report on Form 10-K for the year ended December 31, 2016, and Great Plains Energy’s unaudited consolidated financial statements, the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Great Plains Energy’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, which are incorporated by reference in this joint proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 233.

Great Plains Energy

	Six Months Ended June 30,		Year Ended December 31,
	2017	2016	2016	2015	2014(1)	2013(1)	2012(1)
	(Unaudited)
	(Dollars in millions except per share amounts)
Operating revenues	$1,253	$1,243	$2,676	$2,502	$2,568	$2,446	$2,310
Net income (loss)	$(17)	$58	$290	$213	$243	$250	$200
Basic earnings (loss) per common share	$(0.22)	$0.37	$1.61	$1.37	$1.57	$1.62	$1.36
Diluted earnings (loss) per common share	$(0.22)	$0.37	$1.61	$1.37	$1.57	$1.62	$1.35
Total assets(1)	$17,806	$11,010	$13,570	$10,739	$10,453	$9,770	$9,626
Total redeemable preferred stock, mandatorily redeemable preferred securities and long-term debt (including current maturities)(1)	$8,054	$3,746	$3,747	$3,746	$3,481	$3,492	$2,999
Cash dividends per common share	$0.55	$0.525	$1.0625	$0.9975	$0.935	$0.8825	$0.855
SEC ratio of earnings to combined fixed charges and preferred dividend requirements	0.63	1.45	2.54	2.58	2.72	2.75	2.31

(1)	Adjusted for adoption of Accounting Standards Update (ASU) No. 2015-03, Simplifying the Presentation of Debt Issuance Costs.

Selected Historical Consolidated Financial Data of Westar Energy

The selected historical consolidated financial data of Westar Energy for each of the years ended December 31, 2016, 2015 and 2014 and as of December 31, 2016 and 2015 have been derived from Westar Energy’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference in this joint proxy statement/prospectus. The selected historical consolidated financial data for the years ended December 31, 2013 and 2012 and as of December 31, 2014, 2013 and 2012 have been derived from Westar Energy’s audited consolidated financial statements, which have not been incorporated by reference in this joint proxy statement/prospectus. The selected historical consolidated financial data as of June 30, 2016 has been derived from Westar Energy’s unaudited condensed consolidated financial statements, which have not been incorporated by reference in this joint proxy statement/prospectus. The selected historical consolidated financial data of Westar Energy as of June 30, 2017 and for the six months ended June 30, 2017 and 2016 have been derived from Westar Energy’s unaudited condensed consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, which is incorporated by reference in this joint proxy statement/prospectus. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Westar Energy or the combined company, and you should read the following information together with Westar Energy’s audited consolidated financial statements, the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Westar Energy’s Annual Report on Form 10-K for the year ended December 31, 2016, and Westar Energy’s unaudited consolidated financial statements, the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Westar Energy’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, which are incorporated by reference in this joint proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 233.

Westar Energy

	Six Months Ended June 30,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(Unaudited)
	(In millions)
Income Statement Data:
Total revenues	$1,182	$1,191	$2,562	$2,459	$2,602	$2,371	$2,261
Net income	$140	$145	$361	$302	$322	$301	$282
Net income attributable to Westar Energy, Inc.	$132	$138	$347	$292	$313	$293	$274

	Six Months Ended June 30,		As of December 31,
	2017	2016	2016	2015	2014(1)(2)	2013(1)(2)	2012(1)(2)
	(Unaudited)
	(In millions)
Balance Sheet Data:
Total assets(1)(2)	$11,596	$10,971	$11,487	$10,706	$10,289	$9,531	$9,239
Long term obligations(2)(3)	$3,846	$3,698	$3,699	$3,379	$3,433	$3,467	$3,098

	Six Months Ended June 30,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(Unaudited)
Common Stock Data:
Basic earnings per share available for common stock	$0.92	$0.97	$2.43	$2.11	$2.40	$2.29	$2.15
Diluted earnings per share available for common stock	$0.92	$0.97	$2.43	$2.09	$2.35	$2.27	$2.15
Dividends declared per share	$0.80	$0.76	$1.52	$1.44	$1.40	$1.36	$1.32
Book value per share	$26.92	$26.08	$26.84	$25.87	$25.02	$23.88	$22.89
Average equivalent common shares outstanding(4)(5) (in millions)	142	142	142	138	130	127	127

(1)	Adjusted for adoption of ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes. See Note 2 to the consolidated financial statements in the Westar Energy Annual Report on Form 10-K for the year ended December 31, 2015, under the heading “New Accounting Pronouncements” for additional information.
(2)	Adjusted for adoption of ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs. See Note 2 to the consolidated financial statements in the Westar Energy Annual Report on Form 10-K for the year ended December 31, 2015, under the heading “New Accounting Pronouncements” for additional information.
(3)	Includes long-term debt, net, current maturities of long-term debt, capital leases, long-term debt of variable interest entities, net and current maturities of long-term debt of variable interest entities. See Note 18 of the Notes to Consolidated Financial Statements in the Westar Energy Annual Report on Form 10-K for the year ended December 31, 2016, under the heading “Variable Interest Entities” for additional information regarding variable interest entities.
(4)	In 2014, Westar Energy issued and sold approximately 3.4 million shares of common stock realizing proceeds of $87.7 million.
(5)	In 2015, Westar Energy issued and sold approximately 9.7 million shares of common stock realizing proceeds of $258.0 million.

Selected Unaudited Pro Forma Condensed Consolidated Combined Financial Information

The following selected Unaudited Pro Forma Condensed Consolidated Combined Statements of Income Information for the six months ended June 30, 2017 and the year ended December 31, 2016 have been prepared to give effect to the mergers, as well as Great Plains Energy’s redemption of its debt and preferred equity financings completed in contemplation of the original merger agreement, as if the mergers and the redemption of its debt and preferred equity financings were completed on January 1, 2016. The Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet as of June 30, 2017 has been prepared to give effect to the mergers, as well as Great Plains Energy’s redemption of its debt and preferred equity financings completed in contemplation of the original merger agreement, as if the mergers and the redemption of its debt and preferred equity financings were completed on June 30, 2017.

The following selected Unaudited Pro Forma Condensed Consolidated Combined Financial Information is for illustrative and informational purposes only and is not necessarily indicative of the results that might have occurred had the mergers taken place on January 1, 2016 for statements of income purposes, and on June 30, 2017 for balance sheet purposes, and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 33. The following selected Unaudited Pro Forma Condensed Consolidated Combined Financial Information should be read in conjunction with the section entitled “Monarch Energy Unaudited Pro Forma Condensed Consolidated Combined Financial Information” and related notes included in this joint proxy statement/prospectus beginning on page 179.

	Six months ended June 30, 2017	Year ended December 31, 2016
	(in millions, except per share amounts)
Pro Forma Condensed Consolidated Combined Statements of Income Information:
Total revenues	$2,435.2	$5,238.1
Net income	257.7	653.5
Net earnings attributable to common stock	249.9	637.2
Basic earnings per share available for common stock	$0.92	$2.35
Diluted earnings per share available for common stock	$0.92	$2.35

As of June 30, 2017
(in millions)
Pro Forma Condensed Consolidated Combined Balance Sheet Information:
Total assets	$25,962.4
Total long-term debt(1)	7,865.1
Total liabilities	15,441.0
Total shareholders’ equity	10,492.0
Noncontrolling interests	29.4
Total equity	10,521.4

(1)	Includes current portions of long-term debt and long-term debt of variable interest entities

Comparative Historical and Unaudited Pro Forma Combined Per Share Information

The following table summarizes historical per share data for the six months ended June 30, 2017 and the year ended December 31, 2016 and unaudited pro forma combined per share data giving effect to the mergers as well as Great Plains Energy’s redemption of its debt and preferred equity financings completed in contemplation of the original merger agreement for the six months ended June 30, 2017 and the year ended December 31, 2016. The historical book value per common share is computed by dividing total shareholders’ equity less preference stock by the number of shares of common stock outstanding at the end of the period. The pro forma earnings per share of Monarch Energy is computed by dividing the pro forma net income by the pro forma weighted average number of shares outstanding. The pro forma book value per share of Monarch Energy is computed by dividing total pro forma shareholders’ equity by the pro forma number of shares of common stock outstanding at the end of the period. The Great Plains Energy unaudited pro forma equivalent information is computed by multiplying the Monarch Energy unaudited pro forma combined per share amounts by the Great Plains Energy exchange ratio (0.5981 shares of Great Plains Energy common stock for each share of Monarch Energy common stock). We expect Monarch Energy will continue the dividend policy of Great Plains Energy, to be adopted immediately after the effective time of the mergers. The following information should be read in conjunction with the section entitled “Selected Unaudited Pro Forma Condensed Consolidated Combined Financial Information” and related notes included in this joint proxy statement/prospectus beginning on page 30.

	Great Plains Energy			Westar Energy	Monarch Energy
	Historical	Pro Forma Equivalent		Historical	Pro Forma Combined
Six Months Ended June 30, 2017:
Basic Earnings (Loss) Per Share of Common Stock	$(0.22)	$0.55	(1)	$0.92	$0.92
Diluted Earnings (Loss) Per Share of Common Stock	(0.22)	0.55	(1)	0.92	0.92
Cash Dividends Declared Per Share(2)	0.55	0.55	(1)	0.80	0.92
Book Value Per Share of Common Stock	23.99	23.15	(1)	26.92	38.70
Year Ended December 31, 2016:
Basic Earnings Per Share of Common Stock	$1.61	$1.41	(1)	$2.43	$2.35
Diluted Earnings Per Share of Common Stock	1.61	1.41	(1)	2.43	2.35
Cash Dividends Declared Per Share(2)	1.0625	1.0625	(1)	1.52	1.78
Book Value Per Share of Common Stock	24.73			26.84

(1)	Derived by multiplying the Monarch Energy pro forma combined per share information by 0.5891, the Great Plains Energy exchange ratio.
(2)	The Great Plains Energy pro forma equivalent cash dividends declared per share represent Great Plains Energy’s historical cash dividends declared per share. Under the terms of the merger agreement, Monarch Energy will adopt a dividend policy effective as of the effective time of the mergers that will be on terms consistent in all material respects with the dividend policy of Great Plains Energy in effect immediately prior to the closing of the transactions under the merger agreement. See “Dividends” beginning on page 178. The Monarch Energy pro forma combined cash dividends declared per share is computed by dividing Great Plains Energy’s historical cash dividends declared per share by 0.5891, the Great Plains Energy exchange ratio.

Comparative Per Share Market Price and Dividend Information

The following table shows, for the calendar quarters indicated: (1) the high and low sale prices per share of Great Plains Energy common stock and Westar Energy common stock as reported on the NYSE and (2) the cash dividends paid per share of Great Plains Energy common stock and Westar Energy common stock.

	Great Plains Energy Common Stock						Westar Energy Common Stock
(Based on Calendar Years)	High		Low		Dividends		High		Low		Dividends
2015
1st Quarter		$30.25		$25.58		$0.245		$44.03		$36.58		$0.36
2nd Quarter		$27.63		$24.06		$0.245		$39.65		$33.88		$0.36
3rd Quarter		$27.46		$24.08		$0.245		$40.22		$34.17		$0.36
4th Quarter		$28.12		$25.44		$0.2625		$43.56		$37.55		$0.36

2016
1st Quarter		$32.44		$25.87		$0.2625		$50.38		$40.01		$0.38
2nd Quarter		$32.74		$28.08		$0.2625		$57.25		$48.92		$0.38
3rd Quarter		$31.24		$26.37		$0.2625		$56.95		$52.52		$0.38
4th Quarter		$28.70		$25.85		$0.275		$57.50		$54.41		$0.38

2017
1st Quarter		$29.45		$26.72		$0.275		$56.60		$52.16		$0.40
2nd Quarter		$30.08		$27.60		$0.275		$55.12		$50.35		$0.40
3rd Quarter (through [●], 2017)	$	[●]	$	[●]	$	[●]	$	[●]	$	[●]	$	[●]

RISK FACTORS

In addition to the other information included or incorporated by reference in this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 42, you should carefully consider the following risks before deciding how to vote. In addition, you should read and consider the risks associated with the businesses of each of Great Plains Energy and Westar Energy because those risks also will affect the combined company. These risks can be found under the caption “Risk Factors” in Part I, Item 1A in the Annual Reports on Form 10-K for the fiscal year ended December 31, 2016, for each of Great Plains Energy and Westar Energy, as filed with the SEC on February 23, 2017 and February 22, 2017 (as amended on April 28, 2017), respectively, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, all of which are incorporated by reference into this joint proxy statement/prospectus. You also should read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 233.

The value of the shares of Monarch Energy common stock you receive upon the consummation of the mergers may be less than the value of your shares of Westar Energy common stock or Great Plains Energy common stock as of the date of the merger agreement, the date of this joint proxy statement/prospectus or the dates of the special meetings.

The exchange ratios in the Great Plains Energy merger and the Westar Energy merger are fixed and will not be adjusted in the event of any change in the stock prices of Great Plains Energy or Westar Energy prior to the mergers. There may be a significant amount of time between the dates when the shareholders of each of Great Plains Energy and Westar Energy vote on the merger agreement at the special meeting of each company and the date when the mergers are completed. The absolute and relative prices of shares of Great Plains Energy common stock and Westar Energy common stock may vary significantly between the date of this joint proxy statement/prospectus, the date of the meetings and the date of the completion of the mergers. These variations may be caused by, among other things, changes in the businesses, operations, results or prospects of Great Plains Energy or Westar Energy, market expectations of the likelihood that the mergers will be completed and the timing of completion, the prospects of post-merger operations, general market and economic conditions and other factors. In addition, it is impossible to predict accurately the market price of the Monarch Energy common stock to be received by Great Plains Energy and Westar Energy shareholders after the completion of the mergers. Accordingly, the prices of Great Plains Energy common stock and Westar Energy common stock on the date of this joint proxy statement/prospectus and on the date of the meetings may not be indicative of their prices immediately prior to completion of the mergers and the price of Monarch Energy common stock after the mergers are completed.

The ability of Great Plains Energy and Westar Energy to complete the mergers is subject to various closing conditions, including the receipt of approval of Great Plains Energy and Westar Energy shareholders and the receipt of consents and approvals from governmental authorities, which may impose conditions that could adversely affect Great Plains Energy or Westar Energy or cause the mergers to be abandoned. Failure to complete the mergers, or significant delays in completing the mergers, could negatively affect the trading prices of Great Plains Energy common stock and Westar Energy common stock and the future business and financial results of Great Plains Energy and Westar Energy.

To complete the mergers, Great Plains Energy and Westar Energy shareholders must vote to approve or adopt the merger agreement, including the plan of merger therein. In addition, (1) each of Great Plains Energy and Westar Energy must also make certain filings with and obtain certain consents and approvals from various governmental and regulatory authorities, (2) the registration statement for the shares of Monarch Energy common stock to be issued to Great Plains Energy and Westar Energy shareholders in the mergers must be declared effective by the SEC and the listing of such shares on the NYSE must be approved, (3) there cannot be any material adverse effect with respect to Great Plains Energy, Westar Energy and their respective subsidiaries, (4) there cannot be any laws or judgments, whether preliminary, temporary or permanent, which may prevent, make illegal or prohibit the completion of the mergers, (5) subject to certain materiality exceptions, the representations and warranties made by Great Plains Energy and Westar Energy, respectively, must be accurate and the parties must comply with their respective obligations under the merger agreement, (6) Great Plains Energy and Westar Energy must receive certain tax opinions, (7) there cannot be any shares of Great Plains Energy preference stock outstanding and (8) Great Plains Energy must have not less than $1.25 billion in cash or cash equivalents on its balance sheet at the effective time of the mergers. If the foregoing conditions are not satisfied or waived, one or both of Great Plains Energy or Westar Energy would not be required to complete the mergers.

Great Plains Energy and Westar Energy have not yet obtained the regulatory consents and approvals required to complete the mergers. Governmental or regulatory agencies could seek to block or challenge the mergers or could impose restrictions they deem necessary or desirable in the public interest as a condition to approving the mergers. Great Plains Energy and Westar Energy will be unable to complete the mergers until the waiting period under the HSR Act has expired or been terminated and the required governmental approvals have been received. Regulatory authorities may impose certain requirements or obligations as conditions for their approval. The merger agreement may require Great Plains Energy and/or Westar Energy to accept conditions from these regulators that could adversely impact the combined company. If the required governmental approvals are not received, or they are not received on terms that satisfy the conditions set forth in the merger agreement, then neither Great Plains Energy nor Westar Energy will be obligated to complete the mergers.

Great Plains Energy and Westar Energy believe that the mergers will receive the necessary antitrust clearance. However, there can be no assurance that a challenge to either of the mergers on antitrust grounds will not be made or, if such a challenge is made, of the result of such challenge.

Additionally, even after the statutory waiting period under the antitrust laws and even after completion of the mergers, governmental authorities could seek to block or challenge the mergers as they deem necessary or desirable in the public interest. In addition, in some jurisdictions, a private party could initiate an action under the antitrust laws challenging or seeking to enjoin the mergers, before or after they are completed. Great Plains Energy or Westar Energy may not prevail and may incur significant costs in defending or settling any action under the antitrust laws.

The special meetings at which the Great Plains Energy shareholders and the Westar Energy shareholders will vote on the transactions contemplated by the merger agreement may take place before all such approvals have been obtained and, in cases where they have not been obtained, before the terms of any conditions to obtain such approvals that may be imposed are known. As a result, if shareholder approval of the transactions contemplated by the merger agreement is obtained at such meetings, Great Plains Energy and Westar Energy may make decisions after the meetings to waive a condition or approve certain actions required to obtain necessary approvals without seeking further shareholder approval. Such actions could have an adverse effect on the combined company.

In addition, the merger agreement contains other customary closing conditions, which are described in “The Merger Agreement—Conditions to the Mergers” beginning on page 168 and which may not be satisfied or waived.

If Great Plains Energy and Westar Energy are unable to complete the mergers, or there is a significant delay in completing the mergers, Great Plains Energy and Westar Energy would be subject to a number of risks, including the following:

•	Great Plains Energy and Westar Energy would not realize the anticipated benefits of the mergers, including, among other things, increased operating efficiencies and future cost savings;

•	the attention of management of Great Plains Energy and Westar Energy may have been diverted to the mergers rather than to each company’s own operations and the pursuit of other opportunities that could have been beneficial to that company;

•	the potential loss of key personnel during the pendency of the mergers as employees may experience uncertainty about their future roles with the combined company;

•	Great Plains Energy and Westar Energy will have been subject to certain restrictions on the conduct of their businesses, which may prevent Great Plains Energy and Westar Energy from making certain acquisitions or dispositions or pursuing certain business opportunities while the mergers are pending;

•	the trading price of Great Plains Energy common stock and/or Westar Energy common stock may decline to the extent that the current market prices reflect a market assumption that the mergers will be completed;

•	the Westar Energy shareholders will not realize the 15 percent increase in their dividend that is related to the mergers; and

•	the parties may be liable for damages to one another, or have to pay a termination fee, under the merger agreement.

We can provide no assurance that the various closing conditions will be satisfied and that the required governmental approvals and other approvals will be obtained, or that any required conditions will not materially adversely affect the combined company following the mergers. In addition, we can provide no assurance that these conditions will not result in the abandonment or delay of the mergers. The occurrence of any of these events individually or in combination could have a material adverse effect on the companies’ results of operations and the trading price of Great Plains Energy common stock or Westar Energy common stock.

The merger agreement contains provisions that limit Great Plains Energy’s or Westar Energy’s ability to pursue alternatives to the mergers, could discourage a potential acquirer of either Great Plains Energy or Westar Energy from making a favorable alternative transaction proposal and, in certain circumstances, could require Great Plains Energy or Westar Energy to pay a termination fee to the other party.

Under the merger agreement, Great Plains Energy and Westar Energy each are restricted from entering into alternative transactions. Unless and until the merger agreement is terminated, subject to specified exceptions (which are described in more detail in “The Merger Agreement—Termination; Termination Fees; Expenses” beginning on page 172), each party is restricted from soliciting, initiating or knowingly encouraging, inducing or facilitating, or participating in any discussions or negotiations with any person regarding, or cooperating in any way with any person with respect to, any alternative proposal or any inquiry or proposal that would reasonably be expected to lead to an alternative proposal. While either company’s board of directors is permitted to change its recommendation to shareholders prior to the applicable special meeting under certain circumstances, namely if such company is in receipt of a superior proposal or an intervening event has occurred, before either company’s board of directors changes its recommendation to shareholders in such circumstances, such company must, if requested by the other company, negotiate with the other company regarding potential amendments to the merger agreement. Great Plains Energy and Westar Energy each may terminate the merger agreement and enter into an agreement with respect to a superior proposal only if specified conditions have been satisfied, including compliance with the provisions of the merger agreement restricting solicitation of alternative proposals and requiring payment of a termination fee in certain circumstances. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of Great Plains Energy or Westar Energy from considering or proposing that acquisition, even if such third party were prepared to pay consideration with a higher market value than the market value proposed to be received or realized in the mergers, or might result in a potential acquirer proposing to pay a lower price than it would otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances. As a result of these restrictions, neither Great Plains Energy nor Westar Energy may be able to enter into an agreement with respect to a more favorable alternative transaction without incurring potentially significant liability to the other.

The merger agreement provides that in connection with the termination of the merger agreement under specified circumstances relating to a failure to obtain regulatory approvals, a final and nonappealable order enjoining the consummation of the mergers in connection with regulatory approvals or failure by Great Plains Energy to comply with its obligations under the merger agreement to consummate the closing of mergers once all of the conditions have been satisfied, Great Plains Energy may be required to pay Westar Energy a termination fee of $190 million. In addition, in the event that the merger agreement is terminated by Westar Energy under certain circumstances to enter into a definitive acquisition agreement with respect to a superior proposal or by Great Plains Energy as a result of Westar Energy’s board of directors changing its recommendation of the mergers prior to the Westar Energy shareholder approval having been obtained, Westar Energy may be required to pay Great Plains Energy a termination fee of $190 million. Similarly, in the event that the merger agreement is terminated by Great Plains Energy under certain circumstances to enter into a definitive acquisition agreement with respect to a superior proposal or by Westar Energy as a result of Great Plains Energy’s board of directors changing its recommendation of the mergers prior to the Great Plains Energy shareholder approval having been obtained, Great Plains Energy may be required to pay Westar Energy a termination fee of $190 million. Additionally, if the merger agreement is terminated by either Great Plains Energy or Westar Energy as a result of the Great Plains Energy shareholders not approving the merger agreement, Great Plains Energy may be required to pay Westar Energy a termination fee of $80 million. The termination fees are described in more detail in “The Merger Agreement—Termination; Termination Fees; Expenses” beginning on page 172.

Great Plains Energy and Westar Energy will be subject to various uncertainties while the mergers are pending that may cause disruption and may make it more difficult to maintain relationships with employees, suppliers and customers.

Uncertainty about the effect of the mergers on employees, suppliers and customers may have an adverse effect on Great Plains Energy and Westar Energy. These uncertainties may impair the ability of Great Plains Energy or Westar Energy to attract, retain and motivate key personnel until the mergers are completed and for a period of time thereafter, and could cause customers, suppliers and others that deal with Great Plains Energy or Westar Energy to seek to change or terminate existing business relationships with Great Plains Energy or Westar Energy or not enter into new relationships or transactions.

Employee retention and recruitment may be particularly challenging prior to the completion of the mergers, as employees and prospective employees may experience uncertainty about their future roles with the combined company. If, despite Great Plains Energy’s and Westar Energy’s retention and recruiting efforts, key employees depart or fail to continue employment with either company because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company, Great Plains Energy’s and/or Westar Energy’s financial results could be adversely affected. Furthermore, the combined company’s operational and financial performance following the mergers could be adversely affected if it is unable to retain key employees and skilled workers of Great Plains Energy and Westar Energy. The loss of the services of key employees and skilled workers and their experience and knowledge regarding Great Plains Energy’s and Westar Energy’s businesses could adversely affect the combined company’s future operating results and the successful ongoing operation of its businesses.

Great Plains Energy and Westar Energy are subject to contractual restrictions in the merger agreement that may hinder their operations pending the mergers.

The merger agreement restricts each of Great Plains Energy and Westar Energy, without the other party’s consent, from making certain acquisitions and taking other specified actions until the mergers occur or the merger agreement terminates. These restrictions may prevent each of Great Plains Energy and Westar Energy from pursuing otherwise attractive business opportunities and making other changes to its business prior to completion of the mergers or termination of the merger agreement. See the sections entitled “The Merger Agreement—Great Plains Energy’s Conduct of Business Before Completion of the Mergers” and “The Merger Agreement—Westar Energy’s Conduct of Business Before Completion of the Mergers” beginning on pages 154 and 156, respectively.

Failure to successfully combine the businesses of Great Plains Energy and Westar Energy in the expected time frame or at all may adversely affect the future results of the combined company, and, consequently, the value of the Monarch Energy common stock that Great Plains Energy and Westar Energy shareholders receive as the merger consideration.

The success of the mergers will depend, in part, on the ability of the combined company to realize in a timely fashion the anticipated benefits and efficiencies from combining the businesses of Great Plains Energy and Westar Energy. The process of integration may reveal that benefits and efficiencies are less than anticipated and may result in additional expenses, all of which could reduce the anticipated benefits of the mergers.

Achieving the anticipated benefits of the mergers is subject to a number of uncertainties, including:

•	whether United States federal and state public utility, antitrust and other regulatory authorities whose approval is required to complete the mergers impose conditions on the mergers, which may have an adverse effect on the combined company, including its ability to achieve the anticipated benefits of the mergers;

•	the ability of the two companies to combine certain of their operations or take advantage of expected growth opportunities;

•	general market and economic conditions;

•	general competitive factors in the marketplace; and

•	higher than expected costs required to achieve the anticipated benefits of the mergers.

Failure to achieve the anticipated benefits and efficiencies from the mergers, or the occurrence of additional expenses, could have a material adverse impact on the results of operations of the combined company and its ability to pay dividends after closing. In turn, the market value of Monarch Energy common stock that Great Plains Energy and Westar Energy shareholders receive as part of the merger consideration could be adversely impacted.

Each of Great Plains Energy and Westar Energy will incur significant transaction and other merger-related costs in connection with the mergers.

Great Plains Energy and Westar Energy have incurred and expect to incur additional costs associated with combining the operations of the two companies, as well as transaction fees and other costs related to the mergers. Additional unanticipated costs also may be incurred in the integration of the businesses of Great Plains Energy and Westar Energy. Any net benefit from any anticipated elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may not be achieved in the near term or at all. Transaction costs could have a material adverse impact on the results of operations of Great Plains Energy and Westar Energy, and the failure to achieve the anticipated benefits and efficiencies from the mergers, or the incurrence of additional expenses, could have a material adverse impact on the results of operations of the combined company and its ability to pay dividends after closing. In turn, the current market value of Great Plains Energy common stock or Westar Energy common stock, or the future market value of Monarch Energy common stock that Great Plains Energy and Westar Energy shareholders receive as part of the merger consideration, could be adversely impacted.

The combined company is expected to record a significant amount of goodwill as a result of the mergers, and such goodwill could become impaired in the future.

Accounting standards in the United States require that one party to the mergers be identified as the acquirer. In accordance with these standards, the mergers will be accounted for as an acquisition of Great Plains Energy common shares by Westar Energy and will follow the acquisition method of accounting for business combinations. The Great Plains Energy assets and liabilities will be consolidated with those of Westar Energy on Monarch Energy’s financial statements. The excess of the purchase price over the fair values of Great Plains Energy’s assets and liabilities will be recorded as goodwill.

Monarch Energy will be required to assess goodwill for impairment at least annually. To the extent goodwill becomes impaired, Monarch Energy may be required to incur material charges relating to such impairment. Such a potential impairment charge could have a material impact on Monarch Energy’s future operating results and statements of financial position.

Members of the management and the boards of directors of Great Plains Energy and Westar Energy have interests in the mergers that are different from, or in addition to, those of other shareholders and that could have influenced their decisions to support or approve the mergers.

In considering whether to approve the transactions contemplated by the merger agreement, Great Plains Energy shareholders and Westar Energy shareholders should recognize that some of the members of management and the boards of directors of Great Plains Energy and Westar Energy have interests in the mergers that differ from, or are in addition to, their interests as shareholders of Great Plains Energy and shareholders of Westar Energy. These interests include (1) their designation as Monarch Energy directors or executive officers, (2) the fact that completion of the mergers will result in the acceleration of vesting of equity-based awards held by certain members of management and directors and (3) the fact that certain members of management have entered into change of control agreements with Westar Energy or Great Plains Energy, as applicable, that will entitle them to cash payments and other benefits if the mergers are completed and their employment is terminated or if the executive terminates his or her employment with good reason as defined in the agreements. These interests are described further in “Additional Interests of Great Plains Energy’s and Westar Energy’s Directors and Executive Officers in the Mergers” beginning on page 136.

The unaudited pro forma condensed consolidated combined financial information and forward-looking financial information included in this joint proxy statement/prospectus are presented for illustrative purposes only and do not represent the actual financial position or results of operations of the combined company following the mergers.

The unaudited pro forma condensed consolidated combined financial information and forward-looking financial information contained in this joint proxy statement/prospectus are presented for illustrative purposes only, contain a variety of adjustments, assumptions and preliminary estimates and do not represent the actual financial position or results of operations of Great Plains Energy and Westar Energy prior to the mergers or that of the combined company following the mergers for several reasons. See the sections entitled “Selected Historical Consolidated Financial Data of Great Plains Energy” beginning on page 27, “Selected Historical Consolidated Financial Data of Westar Energy” beginning on page 28, “Selected Unaudited Pro Forma Condensed Consolidated Combined Financial Information” beginning on page 30, “The Proposed Mergers—Forward-Looking Financial Information” beginning on page 120 and “Monarch Energy Unaudited Pro Forma Condensed Consolidated Combined Financial Information” beginning on page 179. The actual financial positions and results of operations of Great Plains Energy and Westar Energy prior to the mergers and those of the combined company following the mergers may not be consistent with, or evident from, the unaudited pro forma condensed consolidated combined financial information and forward-looking financial information included in this joint proxy statement/prospectus. In addition, the assumptions used in preparing the unaudited pro forma condensed consolidated combined financial information and forward-looking financial information included in this joint proxy statement/prospectus may not prove to be accurate and may be affected by other factors.

The fairness opinions rendered to the boards of directors of Great Plains Energy and Westar Energy by their respective financial advisors were based on the respective financial analyses they performed, which considered factors such as market and other conditions then in effect, and financial forecasts and other information made available to them, as of the date of their respective opinions. As a result, these opinions do not reflect changes in events or circumstances after the date of these opinions. Great Plains Energy and Westar Energy have not obtained, and do not expect to obtain, updated fairness opinions from their respective financial advisors reflecting changes in circumstances that may have occurred since the signing of the merger agreement.

The fairness opinions rendered to the Great Plains Energy Board by Goldman Sachs and Lazard and the fairness opinion rendered to the Westar Energy Board by Guggenheim Securities were provided in connection with, and at the time of, the boards of directors’ respective evaluation of the mergers. These opinions were based on the respective financial analyses performed, which considered market and other conditions then in effect, and financial forecasts and other information made available to them, as of the date of their respective opinions, which may have changed, or may change, after the date of the opinions. Great Plains Energy and Westar Energy have not obtained updated opinions as of the date of this joint proxy statement/prospectus from their respective financial advisors, and they do not expect to obtain updated opinions prior to completion of the mergers. Changes in the operations and prospects of Great Plains Energy or Westar Energy, general market and economic conditions and other factors that may be beyond the control of Great Plains Energy and Westar Energy, and on which the fairness opinions were based, may have altered the enterprise value of Great Plains Energy or Westar Energy or the market prices of shares of Great Plains Energy common stock or shares of Westar Energy common stock since the dates of such opinions, or may alter such enterprise values and prices by the time the mergers are completed. The opinions do not speak as of any date other than the dates of those opinions. For a description of the opinions that Great Plains Energy and Westar Energy received from their respective financial advisors, please refer to “The Proposed Mergers—Opinions of Great Plains Energy’s Financial Advisors” and “The Proposed Mergers—Opinion of Westar Energy’s Financial Advisor” beginning on pages 84 and 105, respectively.

The shares of Monarch Energy common stock to be received by Westar Energy shareholders as a result of the mergers will have different rights from shares of Westar Energy common stock.

Following completion of the mergers, Westar Energy shareholders will no longer be shareholders of Westar Energy but will instead be shareholders of Monarch Energy. Monarch Energy is incorporated in Missouri, and is consequently subject to Missouri corporate law, while Westar Energy is incorporated in Kansas and is thus subject to Kansas corporate law. There are important differences between the rights of Westar Energy shareholders and the rights of Monarch Energy shareholders under applicable law and the organizational documents for each entity. See “Comparison of Shareholders’ Rights” beginning on page 192 for a discussion of the different rights associated with Monarch Energy common stock and Westar Energy common stock.

Great Plains Energy shareholders will have substantially similar rights as Monarch Energy shareholders under applicable law and the organizational documents for each entity.

Each of Westar Energy and Great Plains Energy and their respective subsidiaries has substantial amounts of indebtedness. Consequently, the combined company will have substantial indebtedness following the mergers. As a result, it may be difficult for the combined company to pay or refinance its debts or take other actions, and the combined company may need to divert its cash flow from operations to debt service payments.

The combined company’s debt service obligations with respect to this indebtedness could have an adverse impact on its earnings and cash flows for as long as the indebtedness is outstanding.

The combined company’s indebtedness could also have important consequences to holders of Monarch Energy common stock. For example, it could:

•	make it more difficult for the combined company to pay or refinance its debts as they become due during adverse economic and industry conditions because any decrease in revenues could cause the combined company to not have sufficient cash flows from operations to make its scheduled debt payments;

•	require a substantial portion of the combined company’s cash flows from operations to be used for debt service payments, thereby reducing the availability of its cash flow to fund working capital, capital expenditures, acquisitions, dividend payments and other general corporate purposes;

•	result in a downgrade in the rating of the combined company’s indebtedness, which could limit its ability to borrow additional funds or increase the interest rates applicable to its indebtedness; or

•	require that additional terms, conditions or covenants be placed on Monarch Energy.

There can be no assurance that the combined company will be able to repay or refinance such borrowings and obligations.

The mergers may not be accretive to Great Plains Energy’s or Westar Energy’s earnings and may cause dilution to Great Plains Energy’s or Westar Energy’s earnings per share, which may negatively affect the current market price of Great Plains Energy common stock or Westar Energy common stock, or the future market price of Monarch Energy common stock.

Great Plains Energy currently anticipates that the mergers will be accretive to Great Plains Energy’s forecasted earnings per share on a standalone basis, and Westar Energy currently anticipates that the mergers will be accretive to Westar Energy’s forecasted earnings per share on a standalone basis beginning in the first full calendar year after closing, excluding costs to achieve expected synergies. These expectations are based on preliminary estimates, including with respect to the anticipated timing, amount and price of Monarch Energy common stock repurchases following the closing of the mergers, any of which may prove to be incorrect or may change materially. Great Plains Energy and Westar Energy may encounter additional transaction and integration-related costs other than those they currently anticipate, may fail to realize all of the benefits anticipated in the mergers or may be subject to other factors that affect preliminary estimates or the ability of either company to realize operational efficiencies. Any of these factors could cause a decrease in Great Plains Energy’s and Westar Energy’s earnings per share, or negatively affect the current market price of Great Plains Energy common stock or Westar Energy common stock or the future market price of Monarch Energy common stock

Great Plains Energy and Westar Energy have structured the mergers to qualify as non-taxable transactions. However, no ruling has been or will be sought from the IRS regarding the U.S. federal income tax consequences of the mergers and, if the IRS successfully challenges the structure of the mergers, shareholders may incur taxes on any deemed gains.

It is a condition to Westar Energy’s obligation to complete the Westar Energy merger that Westar Energy receive an opinion from Baker Botts L.L.P., dated as of the closing date, to the effect that the Westar Energy merger, taken together with the Great Plains Energy merger, will be treated as a transaction qualifying for non-recognition of gain and loss under Section 351 of the Code and/or that the Westar Energy merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Great Plains Energy’s obligation to complete the Great Plains Energy merger that Great Plains Energy receive an opinion from Bracewell LLP, dated as of the closing date, to the effect that the Great Plain Energy merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, no ruling has been or will be sought from the U.S. Internal Revenue Service (referred to as the “IRS”) as to the U.S. federal income tax consequences of the mergers. There can be no assurance that the IRS will not successfully challenge the intended tax treatment of the mergers. In addition, these opinions will be based on certain tax opinion representations and assumptions (as defined in the section entitled “The Proposed Mergers—Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 124). If any of the tax opinion representations and assumptions is incorrect, incomplete or false, or is violated, the validity of the opinions described above may be affected and the tax consequences of the mergers could differ from those described in this joint proxy statement/prospectus.

Each Westar Energy shareholder and each Great Plains Energy shareholder should read the discussion under “The Proposed Mergers—Material U.S. Federal Income Tax Consequences of the Mergers” and should consult its own tax advisor for a full understanding of the tax consequences of the mergers to such shareholder.

Any litigation filed against Westar Energy or Great Plains Energy in connection with the mergers could result in an injunction preventing the consummation of the mergers or may adversely affect the combined company’s business, financial condition or results of operations following the mergers.

Following the announcement of the original merger agreement, two putative class action lawsuits were filed and later amended in the District Court of Shawnee County, Kansas, against Westar Energy, the members of the Westar Energy Board and Great Plains Energy, alleging breaches of various fiduciary duties by the members of the Westar Energy Board and alleging that Westar Energy and Great Plains Energy aided and abetted such alleged breaches of fiduciary duties. In addition, a putative shareholder derivative action was filed in the District Court of Shawnee County, Kansas, against the members of the Westar Energy Board, Great Plains Energy and King Energy, with Westar Energy named as a nominal defendant, alleging breaches of various fiduciary duties by members of the Westar Energy Board and alleging that Great Plains Energy and King Energy aided and abetted such alleged breaches of fiduciary duties. The lead plaintiff in the class action litigation has filed an unopposed motion for leave to amend her petition to seek, among other relief, an injunction enjoining the Westar Energy merger. The derivative plaintiff has withdrawn his action without prejudice to refile. The defense or settlement of any lawsuit or claim that remains unresolved at the time the mergers close may adversely affect the combined company’s business, financial condition or results of operation. See “The Proposed Mergers—Litigation Relating to the Mergers” beginning on page 134 for more detail.

The market price of Monarch Energy’s common stock may be volatile and may be affected by factors that are different from the factors affecting the market price of shares of common stock of Great Plains Energy and Westar Energy.

The market price of Monarch Energy’s common stock may be volatile. Shares of common stock of Monarch Energy will first trade on the NYSE following closing of the mergers. Some of the factors that could affect the price of Monarch Energy’s common stock are increases or decreases in revenue or earnings, changes in revenue or earnings estimates by the investment community, the ability of Monarch Energy to implement its integration strategy and to realize the expected synergies and other benefits from the mergers and speculation in the press or investment community about Monarch Energy’s financial condition or results of operations. Factors that impact the market price of shares of common stock of Great Plains Energy and Westar Energy may impact the market price of shares of common stock of Monarch Energy in a different manner. General market conditions and U.S. economic factors and political events unrelated to the performance of Monarch Energy also may affect its stock price. For these reasons, investors should not rely on recent trends in the price of Great Plains Energy’s or Westar Energy’s common stock to predict the future price of Monarch Energy’s common stock or its financial results.

Both Great Plains Energy shareholders and Westar Energy shareholders will have a reduced ownership and voting interest after the mergers and will exercise less influence over management.

After the completion of the mergers, we anticipate that Great Plains Energy shareholders and Westar Energy shareholders will hold approximately 47.5 percent and 52.5 percent, respectively, of the shares of Monarch Energy common stock then issued and outstanding. Consequently, Great Plains Energy shareholders, as a group, and Westar Energy shareholders, as a group, will each have reduced ownership and voting power in the combined company compared to their ownership and voting power in Great Plains Energy and Westar Energy, respectively. As a result of the reduced ownership percentages, current Great Plains Energy shareholders and current Westar Energy shareholders will have less influence on the management and policies of Monarch Energy than they had with Great Plains Energy and Westar Energy, respectively.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents that are incorporated into this joint proxy statement/prospectus by reference may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other similar words. These include, but are not limited to, information presented under “The Proposed Mergers—Forward-Looking Financial Information” and statements relating to the expected timetable for completing the mergers, benefits of the mergers, future opportunities for Monarch Energy after the mergers, future financial performance and any other statements regarding Great Plains Energy’s, Westar Energy’s and Monarch Energy’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance. Those statements represent Great Plains Energy’s, Westar Energy’s and Monarch Energy’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside the control of Great Plains Energy, Westar Energy and Monarch Energy and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. In addition to the risk factors described under “Risk Factors,” those factors include:

•	obtaining shareholder approvals required for the mergers;

•	the timing of, and the conditions imposed by, regulatory approvals required for the mergers;

•	satisfying the conditions to the closing of the mergers;

•	successfully integrating operations of Great Plains Energy and Westar Energy into the combined company and avoiding problems which may result in Monarch Energy not operating as effectively and efficiently as expected;

•	the timing and amount of cost saving measures, operating efficiencies and synergies resulting from the mergers;

•	unexpected costs or unexpected liabilities, or the effects of purchase accounting may be different from the companies’ expectations;

•	the actual resulting credit ratings of the combined company;

•	the effects on the businesses of the companies resulting from uncertainty surrounding the mergers;

•	the effect of future regulatory or legislative actions on the companies;

•	the tax treatment of the mergers;

•	variations between the stated assumptions on which forward-looking statements are based and actual experience; and

•	other economic, business, and/or competitive factors.

Any forward-looking statements should be considered in light of such important factors. You should not place undue reliance on any forward-looking statement, which speaks only as of the date on which such statement is made or in the case of the statements incorporated by reference, as of the date of the document incorporated by reference. Great Plains Energy, Westar Energy and Monarch Energy do not undertake any obligation to update any such statement to reflect subsequent circumstances or events except as required by law.

THE COMPANIES

Great Plains Energy Incorporated

Great Plains Energy, a Missouri corporation incorporated in 2001 and headquartered in Kansas City, Missouri, is a public utility holding company and does not own or operate any significant assets other than the stock of and equity interests in its subsidiaries. Great Plains Energy’s wholly-owned direct subsidiaries with significant operations are as follows:

•	KCP&L is an integrated, regulated electric utility that provides electricity to customers primarily in the states of Missouri and Kansas. KCP&L has one active wholly-owned subsidiary, Kansas City Power & Light Receivables Company.

•	GMO is an integrated, regulated electric utility that provides electricity to customers in the state of Missouri. GMO also provides regulated steam service to certain customers in the St. Joseph, Missouri area. GMO has two active wholly-owned subsidiaries, GMO Receivables Company and MPS Merchant. MPS Merchant has certain long-term natural gas contracts remaining from its former non-regulated trading operations.

•	GPE Transmission Holding Company, LLC, which owns 13.5 percent of Transource Energy, LLC, a company focused on the development of competitive electric transmission projects.

Great Plains Energy’s sole reportable business segment is electric utility. The electric utility segment consists of KCP&L, a regulated utility, GMO’s regulated utility operations and GMO Receivables Company. Electric utility has approximately 3,600 circuit miles of transmission lines, 15,600 circuit miles of overhead distribution lines and 7,100 circuit miles of underground distribution lines in Missouri and Kansas. Customers include approximately 759,400 residences, 100,400 commercial firms and 2,600 industrials, municipalities and other electric utilities. Great Plains Energy has approximately 7,500 MW of electric generation capacity fueled by wind, coal, uranium, natural gas, hydroelectric, solar and landfill gas. Electric utility’s retail revenues averaged approximately 91 percent of its total operating revenues over the last three years. Wholesale firm power, bulk power sales and miscellaneous electric revenues accounted for the remainder of electric utility’s revenues. Electric utility is significantly impacted by seasonality with approximately one-third of its retail revenues recorded in the third quarter. Electric utility’s total electric revenues were 100 percent of Great Plains Energy’s revenues over the last three years. Electric utility’s net income accounted for approximately 101 percent, 105 percent and 100 percent of Great Plains Energy’s net income in 2016, 2015 and 2014, respectively.

Westar Energy, Inc.

Headquartered in Topeka, Kansas, Westar Energy is the largest electric utility in Kansas. For more than a century, Westar Energy has provided Kansans the safe, reliable electricity needed to power their businesses and homes. Westar Energy provides electric generation, transmission and distribution services to approximately 708,000 customers in Kansas and operates and coordinates 35,000 miles of transmission and distribution lines. Westar Energy has approximately 7,800 MW of electric generation capacity fueled by wind, coal, uranium, natural gas and landfill gas. Westar Energy also is a leader in electric transmission in Kansas, coordinating a network of lines and substations that support one of the largest consolidations of wind energy in the nation.

Westar Energy provides these services in central and northeastern Kansas, including the cities of Topeka, Lawrence, Manhattan, Salina and Hutchinson. Kansas Gas and Electric Company, Westar Energy’s wholly-owned subsidiary, provides these services in south-central and southeastern Kansas, including the city of Wichita.

Monarch Energy Holding, Inc.

Monarch Energy is a Missouri corporation and a direct wholly-owned subsidiary of Great Plains Energy. Monarch Energy was organized in June 2017 solely for the purpose of effecting the mergers. Pursuant to the merger agreement, subject to the satisfaction or waiver of certain conditions, Great Plains Energy will merge with and into Monarch Energy, with Monarch Energy to continue as the surviving corporation in the Great Plains Energy merger. Monarch Energy will be renamed to a yet-to-be determined name prior to or upon completion of the mergers.

King Energy, Inc.

King Energy is a Kansas corporation and a direct wholly-owned subsidiary of Monarch Energy. King Energy was organized in June 2017 solely for the purpose of effecting the mergers. Pursuant to the merger agreement, subject to the satisfaction or waiver of certain conditions, King Energy will merge with and into Westar Energy, with Westar Energy to continue as the surviving corporation in the Westar Energy merger.

INFORMATION ABOUT THE GREAT PLAINS ENERGY SPECIAL MEETING AND VOTE

The Great Plains Energy Board is using this joint proxy statement/prospectus to solicit proxies from the holders of Great Plains Energy common stock for use at the special meeting of Great Plains Energy’s shareholders. Great Plains Energy is first mailing this joint proxy statement/prospectus and accompanying proxy card to Great Plains Energy shareholders on or about [●], 2017.

Date, Time and Place of Great Plains Energy Special Meeting

The Great Plains Energy special meeting will take place on [●], 2017, at [●], local time, at Great Plains Energy Incorporated, One Kansas City Place, 1200 Main Street, Kansas City, Missouri, 64105.

Matters to be Considered

The following matters will be considered at the meeting:

•	a proposal to adopt the merger agreement (referred to as the “Great Plains Energy Merger” proposal) (Item 1 on the Great Plains Energy Proxy Card);

•	a proposal to approve, on a non-binding, advisory basis, certain compensation arrangements of Great Plains Energy’s named executive officers in connection with the Great Plains Energy merger (referred to as the “Great Plains Energy Merger-Related Compensation” proposal) (Item 2 on the Great Plains Energy Proxy Card); and

•	a proposal to approve any motion to adjourn the Great Plains Energy special meeting, if necessary (referred to as the “Great Plains Energy Meeting Adjournment” proposal) (Item 3 on the Great Plains Energy Proxy Card).

The mergers cannot be completed unless Great Plains Energy shareholders approve the Great Plains Energy Merger proposal. Your vote is very important. An abstention or failure to vote will have the same effect as a vote AGAINST the Great Plains Energy Merger proposal. Approval of the Great Plains Energy Merger-Related Compensation proposal and the Great Plains Energy Meeting Adjournment proposal is not required to complete the mergers.

Great Plains Energy Record Date; Quorum; and Voting Rights

The Great Plains Energy Board has fixed the close of business on [●], 2017 as the record date for determination of shareholders entitled to notice of and to vote at the Great Plains Energy special meeting or at any adjournment or postponement of the meeting. Only holders of record at the close of business on the record date are entitled to vote at the Great Plains Energy special meeting.

A quorum is the number of shares that must be represented at a meeting to lawfully conduct business. The presence, in person or by proxy, of holders of a majority of the outstanding shares entitled to vote constitutes a quorum for the transaction of business. As of [●], 2017, a total of [●] shares of Great Plains Energy common stock were outstanding. Great Plains Energy does not expect the number of shares of Great Plains Energy common stock outstanding on the record date to differ significantly from this number. Great Plains Energy will file a Form 8-K with the SEC to disclose the actual number of shares outstanding on the record date. Abstentions will be included in the calculation of the number of shares considered to be present at the Great Plains Energy special meeting for purposes of determining a quorum. Broker non-votes will not be counted for the purpose of determining a quorum at the meeting.

Each shareholder is entitled to one vote at the Great Plains Energy special meeting for each share of Great Plains Energy common stock held by such shareholder at the close of business on the record date.

A complete list of shareholders entitled to vote at the Great Plains Energy special meeting will be available for examination by any Great Plains Energy shareholder between the hours of 9:00 a.m. and 5:00 p.m., local time, at Great Plains Energy’s headquarters, 1200 Main Street, Kansas City, Missouri 64105, for a period of 10 days before the Great Plains Energy special meeting and at the time and place of the Great Plains Energy special meeting.

Required Vote

•	Approval of the Great Plains Energy Merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Great Plains Energy common stock entitled to vote at the Great Plains Energy special meeting.

•	Approval of the Great Plains Energy Merger-Related Compensation proposal requires the affirmative vote of a majority of the shares of Great Plains Energy common stock present (in person or represented by proxy) at the Great Plains Energy special meeting and entitled to vote on the proposal. Because the vote on the Great Plains Energy Merger-Related Compensation proposal is advisory only, it will not be binding on Great Plains Energy. Accordingly, if the merger agreement is adopted and the mergers are completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Great Plains Energy shareholders.

•	Approval of the Great Plains Energy Meeting Adjournment proposal requires the affirmative vote of a majority of the shares of Great Plains Energy common stock represented (in person or by proxy) at the Great Plains Energy special meeting and entitled to vote on the proposal.

The mergers cannot be completed unless Great Plains Energy shareholders approve the Great Plains Energy Merger proposal. Your vote is very important. An abstention or failure to vote will have the same effect as a vote AGAINST the Great Plains Energy Merger proposal. Approval of the Great Plains Energy Merger-Related Compensation proposal and the Great Plains Energy Meeting Adjournment proposal is not required to complete the mergers.

Broker Non-Votes

Under the listing requirements of the NYSE, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine.” Accordingly, a broker non-vote occurs when the broker is not permitted to vote on an item without instruction from the beneficial owner of shares of common stock and the beneficial owner gives no instruction as to voting of the shares.

Under NYSE rules, your broker does not have discretionary authority to vote your shares on any of the proposals. Therefore, if you are a Great Plains Energy shareholder and you do not instruct your broker on how to vote your shares:

•	your broker may not vote your shares on the Great Plains Energy Merger proposal, which broker non-votes will have the same effect as a vote AGAINST such proposal;

•	your broker may not vote your shares on the Great Plains Energy Merger-Related Compensation proposal, which broker non-votes will have no effect on the vote on such proposal; and

•	your broker may not vote your shares on the Great Plains Energy Meeting Adjournment proposal, which broker non-votes will have no effect on the vote on such proposal.

Abstentions; Not Voting

•	For the Great Plains Energy Merger proposal, an abstention or failure to vote will have the same effect as a vote AGAINST such proposal.

•	For the Great Plains Energy Merger-Related Compensation proposal, an abstention will have the same effect as a vote AGAINST such proposal. A failure to vote will have no effect on the vote on such proposal.

•	For the Great Plains Energy Meeting Adjournment proposal, if necessary, an abstention will have the same effect as a vote AGAINST such proposal. A failure to vote will have no effect on the vote on such proposal.

Appraisal Rights

Under Section 351.455 of the MGBCL, any holder of Great Plains Energy common stock who does not wish to accept the per share consideration may dissent from the merger and elect to have the fair value of such shareholder’s shares of Great Plains Energy common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to such shareholder in cash, together with a fair rate of interest, if any, provided that such shareholder complies with the provisions of Section 351.455.1.

Any holder of Great Plains Energy common stock as registered in the records of Great Plains Energy, as of the meeting record date, intending to exercise appraisal rights, among other things, must (1) file with Great Plains Energy a written objection to the merger prior to or at the Great Plains Energy special meeting, (2) not vote in favor of the Great Plains Energy Merger proposal, (3) make a written demand on Great Plains Energy within 20 days after the effective time of the mergers for payment of the fair value of his, her or its shares as of the day before the date on which the vote was taken approving the Great Plains Energy Merger proposal and (4) otherwise strictly comply with all of the procedures required by Missouri law. The full text of Section 351.455 of the MGBCL is included as Annex C to this joint proxy statement/prospectus. You are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions may result in the waiver of, or inability to exercise, the right of appraisal. Great Plains Energy shareholders who vote “FOR” the Great Plains Energy Merger proposal will waive their appraisal rights, unless they revoke their proxies, if revocable, prior to the Great Plains Energy special meeting and otherwise comply with Section 351.455.1 of the MGBCL.

Under section 351.455.3 of the MGBCL, where a plan of merger or consolidation is submitted to a vote at a meeting of shareholders, notice stating the purpose for which the meeting is called must be given to each shareholder owning stock as of the record date for the meeting, whether or not such shareholder is entitled to vote.

THIS JOINT PROXY STATEMENT/PROSPECTUS SHALL CONSTITUTE SUCH NOTICE, AND THE FULL TEXT OF SECTION 351.455 IS REPRINTED IN ITS ENTIRETY AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS. THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX C. ANY GREAT PLAINS ENERGY SHAREHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW ANNEX C CAREFULLY AND SHOULD CONSULT HIS OR HER LEGAL ADVISOR, SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

A Great Plains Energy shareholder of record will be deemed a dissenting shareholder and entitled to appraisal and payment of the fair value of his, her or its shares under Section 351.455 of the MGBCL if such shareholder:

•	owns shares of Great Plains Energy common stock as of the close of business on [●], 2017, the record date for the Great Plains Energy special meeting;

•	files with Great Plains Energy, prior to or at the Great Plains Energy special meeting, a written objection to the merger agreement. Such written objection must be made in addition to and separate from any proxy or other vote against the approval of the Great Plains Energy Merger proposal. Neither a vote against, a failure to vote for, nor an abstention from voting will satisfy the requirement that a written objection be delivered to Great Plains Energy before or at the Great Plains Energy special meeting;

•	does not vote in favor of the Great Plains Energy Merger proposal (as a result, shareholders who vote “FOR” the Great Plains Energy Merger proposal will waive their appraisal rights, unless they revoke their proxies, if revocable, prior to the Great Plains Energy special meeting); and

•	within 20 days after the merger is effected, makes a written demand on Monarch Energy, as the surviving corporation, for payment of the fair value of such shareholder’s shares of Great Plains Energy common stock as of the day prior to the Great Plains Energy special meeting. Neither a vote against the approval of the Great Plains Energy Merger proposal nor the written objection referred to above will satisfy the written demand requirement following the effective time of the merger referred to in this paragraph.

Only a record holder of shares of Great Plains Energy common stock as of the meeting record date is entitled to assert appraisal rights for the shares of Great Plains Energy common stock registered in that holder’s name. A shareholder who elects to exercise appraisal rights pursuant to Section 351.455 should mail or deliver a written demand to:

Great Plains Energy Incorporated

1200 Main Street

Kansas City, Missouri 64105

Attn: Corporate Secretary

Any shareholder who (1) fails to file a written objection to the merger agreement prior to or at the Great Plains Energy special meeting, (2) votes in favor of the Great Plains Energy Merger proposal or (3) fails to make a written demand for payment within the 20 day period after the effective time of the mergers will be conclusively presumed to have consented to the merger agreement and will be bound by the terms thereof. Any such shareholder will not be deemed a dissenting shareholder, will forfeit his, her or its appraisal rights, and will be entitled to receive the Great Plains Energy merger consideration for his, her or its shares.

If, within 30 days after the effective time of the merger, the fair value of the dissenting shareholder’s shares of Great Plains Energy common stock is agreed upon between the dissenting shareholder and Monarch Energy, the surviving corporation, then payment for such shares must be made by the surviving corporation within 90 days after the effective time of the merger, upon the surrender of the dissenting shareholder’s stock certificates representing such shareholder’s shares, in the case of certificated shares. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in the shares or in the surviving corporation.

If, within 30 days after the effective time of the merger, there is no such agreement as to the fair value of the dissenting shareholder’s shares of Great Plains Energy common stock between the dissenting shareholder and the surviving corporation, then the dissenting shareholder may, within 60 days after the expiration of the 30-day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving corporation is situated, asking for a finding and determination of the fair value such shareholder’s shares as of the day prior to the Great Plains Energy special meeting. The dissenting shareholder will be entitled to judgment against the surviving corporation for an amount equal to the fair value of such shareholder’s shares measured as of the day prior to the Great Plains Energy special meeting, together with interest thereon to the date of the judgment. Great Plains Energy shareholders should be aware that the fair value of their shares as determined under Section 351.455 of the MGBCL may be more than, the same as or less than the value of the consideration they would receive pursuant to the merger agreement if they do not seek appraisal of their shares. Great Plains Energy shareholders should also be aware that opinions, if any, of investment banking firms (including Great Plains Energy’s financial advisors) as to the fairness of the mergers from a financial point of view are not necessarily opinions as to “fair value” under the MGBCL.

In the case of certificated shares of Great Plains Energy common stock, the judgment will only be payable upon and simultaneously with the surrender to the surviving corporation of the stock certificates representing the shares of Great Plains Energy common stock owned by the dissenting shareholder. Upon payment of the judgment, the shareholder will cease to have any interest in the shares or in the surviving corporation. Further, unless the dissenting shareholder files the petition with the court within any of the time limits described above, such shareholder and all persons claiming under such shareholder shall be conclusively presumed to have approved or ratified the merger and shall be bound by the terms thereof. The right of a dissenting shareholder to be paid the fair value of such shareholder’s shares as provided above ceases if and when Great Plains Energy abandons the mergers.

Great Plains Energy does not intend to object, assuming the proper procedures are followed and the shareholder qualifies under the statute, to any shareholders’ demand for payment of the fair value of his, her or its shares. Great Plains Energy intends, however, to argue in any discussions or negotiations with dissenting shareholders or in any court proceeding that, for such purposes, the fair value of each share is less than or equal to the per share Great Plains Energy merger consideration.

To be effective, a written objection to the merger agreement and a demand for appraisal by a holder of Great Plains Energy common stock must be made by, or in the name of, the person in whose name shares are registered in the records of Great Plains Energy. The written objection and demand cannot be made by the beneficial holder, or “street name” holder, if he, she or it does not also hold shares of Great Plains Energy common stock registered in his, her or its name in the records of Great Plains Energy. The “street name” holder must, in such cases, have the registered owner, such as the broker, bank, trust or other nominee, submit the required written objection and demand in respect of those shares of stock. If you hold your shares of Great Plains Energy common stock in a brokerage account or through another nominee, such as a bank or trust, and you wish to be deemed a dissenting shareholder and exercise appraisal rights, you should consult with your broker, bank, trust or other nominee to determine the appropriate procedures for filing a written objection to the merger agreement and making a demand for appraisal. Please contact your broker, bank, trust or other nominee for further information.

Under Missouri law, dissenting shareholder and appraisal rights are your exclusive remedy as to the merger, except in the case of fraud or lack of authorization for the Merger.

IN VIEW OF THE COMPLEXITY OF SECTION 351.455 OF THE MGBCL, GREAT PLAINS ENERGY SHAREHOLDERS WHO MAY WISH TO DISSENT FROM THE MERGER AND PURSUE APPRAISAL RIGHTS SHOULD CONSULT THEIR LEGAL ADVISORS BEFORE ATTEMPTING TO EXERCISE THESE RIGHTS. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 351.455 OF THE MGBCL, SECTION 351.455 OF THE MGBCL SHALL GOVERN.

Shares Beneficially Owned by Great Plains Energy Directors and Officers

Great Plains Energy’s directors and executive officers beneficially owned 601,936 shares of Great Plains Energy common stock on July 9, 2017. These shares represented in total less than one percent of the total voting power of Great Plains Energy’s voting securities outstanding as of such date. Great Plains Energy currently expects that Great Plains Energy’s directors and executive officers will vote their shares in favor of all the proposals to be voted on at the special meeting, although none of them has entered into any agreements obligating them to do so.

How Shares are Voted; Proxies

Shareholders of record may vote:

•	by accessing the Internet website address provided on the proxy card and following the instructions on the website;

•	by telephone, by calling the toll-free number provided on the proxy card in the United States or Canada and following the recorded instructions;

•	by mail, by indicating your vote on each proxy card you receive, signing and dating each proxy card and returning each proxy card in the prepaid envelope that accompanied that proxy card; or

•	in person by attending the special meeting.

Internet and telephone voting are available 24 hours a day. If you are the record holder of your Great Plains Energy shares or your Great Plains Energy shares are held in street name, then Internet and telephone voting will be accessible until 11:59 p.m., Eastern Time, on [●], 2017.

Shareholders of Great Plains Energy who hold their shares in “street name” should refer to the proxy card or other information forwarded by their broker for instructions on how to vote their shares.

Great Plains Energy recommends you submit your proxy even if you plan to attend the special meeting. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously submitted. If you properly give your proxy and submit it to Great Plains Energy in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting.

If you are a shareholder of record and submit your proxy but do not make specific choices, your proxy will follow the Great Plains Energy Board’s recommendations and your shares will be voted:

•	FOR the Great Plains Energy Merger proposal;

•	FOR the Great Plains Energy Merger-Related Compensation proposal; and

•	FOR the Great Plains Energy Meeting Adjournment proposal, if necessary.

Attending the Special Meeting

If you are a record holder of Great Plains Energy common stock, admittance to the Great Plains Energy special meeting will require a government-issued photo identification, such as a driver’s license, state identification card or passport. Shareholders whose shares are held in “street name” should bring with them a legal proxy or a recent brokerage statement or letter from the street name holder confirming their beneficial ownership of shares, together with a valid picture identification. If your shares are registered in your name on the books kept by Great Plains Energy’s transfer agent or your shares are held as 401(k) plan shares, your admission ticket is part of your proxy card or may be printed from the Internet when you vote online. Attendance at the meeting will be limited to shareholders as of the record date and one guest per shareholder, and to guests of Great Plains Energy.

Revocation of Proxies

You have the right to revoke your proxy at any time prior to the time your shares are voted at the special meeting. If you are a shareholder of record, your proxy can be revoked in several ways:

•	by entering a new vote by accessing the Internet or by telephone;

•	by delivering a written revocation to Great Plains Energy’s Corporate Secretary at Great Plains Energy Incorporated, 1200 Main Street, Kansas City, Missouri 64105, prior to the Great Plains Energy special meeting;

•	by submitting another valid proxy bearing a later date that is received prior to the Great Plains Energy special meeting; or

•	by attending the Great Plains Energy special meeting and voting your shares in person.

However, if your shares are held in “street name,” you must check with your broker to determine how to revoke your proxy.

Shares Held in Great Plains Energy 401(k) Savings Plan

If your Great Plains Energy shares are held in the Great Plains Energy Incorporated 401(k) Savings Plan, only the trustee of the plan can vote your plan shares even if you attend the special meeting in person. The plan trustee will vote your shares in accordance with your Internet, telephone or written proxy vote. Please follow the instructions on your proxy card.

Solicitation of Proxies

Great Plains Energy will pay the costs of soliciting proxies from Great Plains Energy shareholders. In addition to this mailing, proxies may be solicited by directors, officers or employees of Great Plains Energy in person, by telephone or electronic transmission. None of the directors, officers or employees will be directly compensated for such services. Great Plains Energy has retained Innisfree to assist in the distribution and solicitation of proxies. Great Plains Energy will pay Innisfree a fee of $35,000 plus reasonable expenses, for these services.

The extent to which these proxy soliciting efforts will be necessary depends upon how promptly proxies are submitted. You should submit your proxy without delay by accessing the Internet, by telephone or by mail. Great Plains Energy also reimburses brokers, nominees, fiduciaries or other custodians for their expenses in sending these materials to you and getting your voting instructions.

Other Business; Adjournments

Great Plains Energy is not currently aware of any other business to be acted upon at the Great Plains Energy special meeting. If, however, other matters are properly brought before the special meeting, or any adjourned meeting, your proxies include discretionary authority on the part of the individuals appointed to vote your shares to act on those matters according to their best judgment.

An adjournment may be made from time to time by the affirmative vote of the holders of a majority of the voting shares represented at the Great Plains Energy special meeting in person or by proxy, the board of directors or the chairman of the meeting, whether or not a quorum is present, without further notice other than by announcement at the meeting, to a specified date not longer than 90 days after such adjournment.

Great Plains Energy Shareholder Account Maintenance

Great Plains Energy’s transfer agent is Computershare Trust Company, N.A. (referred to as “Computershare”). All communications concerning accounts of Great Plains Energy shareholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of common stock and similar issues can be handled by calling Computershare, toll-free at (866) 239-8177. For other information about Great Plains Energy, Great Plains Energy shareholders can visit Great Plains Energy’s web site at www.greatplainsenergy.com. Information on Great Plains Energy’s website does not constitute part of this joint proxy statement/prospectus.

INFORMATION ABOUT THE WESTAR ENERGY SPECIAL MEETING AND VOTE

The Westar Energy Board is using this joint proxy statement/prospectus to solicit proxies from the holders of Westar Energy common stock for use at the special meeting of Westar Energy’s shareholders. Westar Energy is first mailing this joint proxy statement/prospectus and accompanying proxy card to Westar Energy shareholders on or about [●], 2017.

Date, Time and Place of Westar Energy Special Meeting

The Westar Energy special meeting will take place on [●], 2017, at [●], local time, at Westar Energy, Inc., 818 S. Kansas Avenue, Topeka, Kansas 66612.

Matters to be Considered

At the special meeting, Westar Energy shareholders will be asked to:

•	consider and vote upon the proposal to adopt the merger agreement (referred to as the “Westar Energy Merger” proposal) (Item 1 on the Westar Energy Proxy Card);

•	consider and vote upon the proposal to approve, on a non-binding, advisory basis, certain compensation arrangements of Westar Energy’s named executive officers in connection with the Westar Energy merger (referred to as the “Westar Energy Merger-Related Compensation” proposal) (Item 2 on the Westar Energy Proxy Card); and

•	consider and vote upon the proposal to approve any motion to adjourn the Westar Energy special meeting, if necessary (referred to as the “Westar Energy Meeting Adjournment” proposal) (Item 3 on the Westar Energy Proxy Card).

The mergers cannot be completed unless Westar Energy shareholders approve the Westar Energy Merger proposal. Your vote is very important. An abstention or failure to vote will have the same effect as a vote AGAINST the Westar Energy Merger proposal. Approval of the Westar Energy Merger-Related Compensation proposal and the Westar Energy Meeting Adjournment proposal is not required to complete the mergers.

When you sign the enclosed proxy card or otherwise vote pursuant to the instructions set forth on the proxy card, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, we ask that you instruct the proxies how to vote your shares in advance of the meeting just in case your plans change.

If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope or otherwise vote pursuant to the instructions set forth on the proxy card.

You must present a government-issued photo identification at the door in order to attend Westar Energy’s special meeting. Each shareholder may be accompanied by one guest.

If you hold your shares in “street name” through an intermediary, such as a bank, brokerage firm or other nominee, and you would like to attend Westar Energy’s special meeting, you will be asked to bring proof of share ownership, such as a bank or brokerage firm account statement, a copy of the voting instruction card provided by your broker, or a letter from the broker, trustee, bank or nominee holding your shares with you to the special meeting.

Westar Energy Record Date; Quorum; and Voting Rights

The Westar Energy Board has chosen the close of business on [●], 2017 as the record date for determination of shareholders who are entitled to receive notice of and to vote at the Westar Energy special meeting or at any adjournment or postponement of the meeting. Only holders of record at the close of business on the record date are entitled to vote at the Westar Energy special meeting. At the close of business on the record date, there were [●] shares of Westar Energy common stock issued and outstanding.

In order for Westar Energy to satisfy its quorum requirements, the holders of record of at least a majority of the total number of shares of Westar Energy common stock issued and outstanding and entitled to vote at the special meeting must be present in person or represented by proxy. Shares of Westar Energy common stock represented at the meeting but not voted, including shares for which proxies have been received but for which shareholders have abstained on one or more of the matters, will be treated as present at the meeting for purposes of determining the presence or absence of a quorum. “Broker non-votes” will not be counted for the purpose of determining a quorum at the meeting. Each shareholder is entitled to one vote at the Westar Energy special meeting for each share of Westar Energy common stock held by that shareholder at the close of business on the record date.

A complete list of shareholders entitled to vote at the Westar Energy special meeting will be available for examination by any Westar Energy shareholder between the hours of 9:00 a.m. and 5:00 p.m., local time, at Westar Energy’s headquarters, 818 South Kansas Avenue, Topeka, Kansas 66612, for purposes pertaining to the Westar Energy special meeting, for a period of 10 days before the Westar Energy special meeting and at the time and place of the Westar Energy special meeting.

Required Vote

•	Approval of the Westar-Energy Merger proposal requires the affirmative vote of a majority of the shares of Westar Energy common stock outstanding and entitled to vote on the proposal at the Westar Energy special meeting.

•	Approval of the Westar Energy Merger-Related Compensation proposal requires the affirmative vote of a majority of the shares of Westar Energy common stock present in person or represented by proxy at the Westar Energy special meeting and entitled to vote on the proposal. Because the vote on the Westar Energy Merger-Related Compensation proposal is advisory only, it will not be binding on Westar Energy. Accordingly, if the merger agreement is adopted and the mergers are completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Westar Energy shareholders.

•	Approval of the Westar Energy Meeting Adjournment proposal requires the affirmative vote of a majority of the shares of Westar Energy common stock present in person or represented by proxy at the Westar Energy special meeting and entitled to vote on the proposal.

The mergers cannot be completed unless Westar Energy shareholders approve the Westar Energy Merger proposal. Your vote is very important. An abstention or failure to vote will have the same effect as a vote AGAINST the Westar Energy Merger proposal. Approval of the Westar Energy Merger-Related Compensation proposal and the Westar Energy Meeting Adjournment proposal is not required to complete the mergers.

Broker Non-Votes

Under the listing requirements of the NYSE, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine.” Accordingly, a broker non-vote occurs when the broker is not permitted to vote on an item without instruction from the beneficial owner of shares of common stock and the beneficial owner gives no instruction as to voting of the shares.

Under NYSE rules, your broker or bank does not have discretionary authority to vote your shares on any of the proposals being brought before the special meeting unless you provide voting instructions. Therefore, Westar Energy encourages you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the special meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. If you hold shares in “street name” and wish to change your vote at any time, you must contact your broker.

Abstentions; Not Voting

•	For the Westar Energy Merger proposal, an abstention or a failure to vote will have the same effect as a vote AGAINST such proposal.

•	For the Westar Energy Merger-Related Compensation proposal, an abstention will have the same effect as a vote AGAINST such proposal. A failure to vote will have no effect on the vote on such proposal.

•	For the Westar Energy Meeting Adjournment proposal, if necessary, an abstention will have the same effect as a vote AGAINST such proposal. A failure to vote will have no effect on the vote on such proposal.

Appraisal Rights

Westar Energy shareholders are not entitled to appraisal rights in connection with the Westar Energy merger. Under Kansas law, in general, shareholders of a Kansas corporation are not entitled to appraisal rights if they only receive shares that will be listed on a national securities exchange. It is a condition to closing of the mergers that the shares of common stock of Monarch Energy that will be issuable pursuant to the mergers are approved for listing on the NYSE.

Shares Beneficially Owned by Westar Energy Directors and Officers

Westar Energy’s directors and executive officers beneficially owned 496,462 shares of Westar Energy common stock on July 9, 2017. These shares represent in total less than one percent of the total voting power of Westar Energy’s voting securities outstanding and entitled to vote. These shares exclude 341,969 deferred shares that, until received, do not entitle the directors or executive officers to vote. Westar Energy currently expects that Westar Energy’s directors and executive officers will vote their shares in favor of all the proposals to be voted on at the special meeting, although none of them has entered into any agreements obligating them to do so.

How Shares are Voted; Proxies

If you are a shareholder of record (i.e., you own shares in your own name), you can vote by accessing the Internet, by telephone, by mail, or in person at the special meeting as follows:

•	Voting by accessing the Internet. Go to www.cstproxyvote.com and follow the instructions. You will need to have your proxy card with you when you visit the website.

•	Voting by Telephone. Call the following toll-free number (866) 894-0536 and follow the instructions. You will need to have your proxy card with you when you call.

•	Voting by Mail. Complete, sign, date and return the enclosed proxy card in the envelope provided.

•

Voting at the Westar Energy Special Meeting. If you decide to attend the special meeting and vote in person, you may deposit your proxy card with a representative of Westar Energy at the special meeting registration desk. You also may complete a ballot that will be distributed at the meeting. Whether or not you plan to attend the special meeting, please submit your proxy promptly in the enclosed envelope or vote by accessing the Internet or telephonically by following the instructions on the proxy card.

If you are a “street name” shareholder (i.e., you own your shares in the name of a broker, bank or other fiduciary), you should refer to the information you receive from your broker to see which voting methods are available to you. Please note, if you are a street name shareholder, and wish to vote in person at the special meeting, you must obtain a proxy executed in your favor from your broker to be able to vote at the special meeting. If you wish to vote by accessing the Internet or by telephone, please follow the instructions on your notice, proxy card or the information forwarded to you by your bank or broker, as applicable.

The Internet and telephone voting facilities will close at [●], Central Time, on [●], 2017. For shareholders in the Westar Energy 401(k) Plan, the proxy card or notice covers all shares for which such shareholders have the right to give voting instructions to Vanguard Fiduciary Trust Company, trustee of the Westar Energy 401(k) Plan. The proxy card, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by [●], Central Time, on [●], 2017, your shares will not be voted.

The proxy holders will vote as directed on all valid proxies that are received at or prior to the meeting and that are not subsequently revoked. If you complete, date and sign your proxy card but do not provide instructions as to your vote, the proxy holders will vote your shares:

•	FOR the Westar Energy Merger proposal;

•	FOR the Westar Energy Merger-Related Compensation proposal; and

•	FOR the Westar Energy Meeting Adjournment proposal, if necessary.

Revocation of Proxies

If you have delivered a signed proxy card for the Westar Energy special meeting or otherwise voted pursuant to the instructions set forth on the proxy card, you may revoke it at any time before it is voted by:

•	revoting by accessing the Internet or telephone;

•	attending the meeting and voting in person;

•	giving written notice revoking your proxy to Westar Energy prior to the date of the meeting; or

•	submitting a signed proxy card that is dated later than your initial proxy card to Westar Energy.

However, if your shares are held in “street name” through a broker, nominee, fiduciary or other custodian, you must check with your broker, nominee, fiduciary or other custodian to determine how to revoke your proxy.

Shares Held in Westar Energy 401(k) Plan

If your Westar Energy shares are held in the Westar Energy 401(k) Plan, only the trustee of the plan can vote your plan shares even if you attend the special meeting in person. The plan trustee will vote your shares in accordance with your Internet, telephone or written proxy vote. Please follow the instructions on your proxy card.

With respect to Westar Energy shares held in the Westar Energy 401(k) Plan for which no voting instructions are received, the plan trustee will not vote such shares.

Solicitation of Proxies

Westar Energy will bear the cost of soliciting proxies from its shareholders. Westar Energy will solicit shareholder votes by mail, and also may solicit certain shareholders by other means of communication, including telephone or in person. If anyone solicits your vote in person, by telephone, or by other means of communication, they will receive no additional compensation for doing so. Westar Energy will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to those beneficial owners.

Westar Energy has engaged a professional proxy solicitation firm, D.F. King & Co., Inc., to assist in soliciting proxies for a fee of $15,000, plus all reasonable out-of-pocket expenses.

Adjournments

The holders of record, entitled to vote, of a majority of shares of Westar Energy common stock present in person or represented by proxy may adjourn the Westar Energy special meeting from time to time, without notice other than announcement at the meeting, to a specified date, when any business may be transacted which might have been transacted at the meeting as first convened. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the special meeting.

Westar Energy Shareholder Account Maintenance

Westar Energy’s transfer agent is Continental Stock Transfer & Trust Company. All communications concerning accounts of Westar Energy shareholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of common stock and similar issues can be handled by calling Continental Stock Transfer & Trust Company, toll-free at (800) 527-2495. For other information about Westar Energy, Westar Energy shareholders can visit Westar Energy’s web site at www.westarenergy.com. Information on Westar Energy’s website does not constitute part of this joint proxy statement/prospectus.

THE PROPOSED MERGERS

General

Great Plains Energy and Westar Energy have agreed to the merger of equals of Great Plains Energy and Westar Energy under the terms of the merger agreement that is described in this joint proxy statement/prospectus. The Great Plains Energy Board is using this joint proxy statement/prospectus to solicit proxies from the holders of Great Plains Energy common stock for use at the Great Plains Energy special meeting. The Westar Energy Board is using this joint proxy statement/prospectus to solicit proxies from the holders of Westar Energy common stock for use at the Westar Energy special meeting.

Great Plains Energy Merger Proposal

At the Great Plains Energy special meeting, holders of shares of Great Plains Energy common stock will be asked to consider and vote upon the Great Plains Energy Merger proposal and the Great Plains Energy Merger-Related Compensation proposal. The Great Plains Energy shareholders also may be asked to consider and vote upon the Great Plains Energy Meeting Adjournment proposal.

The mergers will not be completed unless Great Plains Energy shareholders approve the Great Plains Energy Merger proposal.

Westar Energy Merger Proposal

At the Westar Energy special meeting, Westar Energy shareholders will be asked to consider and vote upon the Westar Energy Merger proposal and the Westar Energy Merger-Related Compensation proposal. The Westar Energy shareholders also may be asked to consider and vote upon the Westar Energy Meeting Adjournment proposal, if necessary.

The mergers will not be completed unless Westar Energy shareholders approve the Westar Energy Merger proposal.

Effects of the Mergers

Under the terms of the merger agreement, (1) Great Plains Energy will merge with and into Monarch Energy, with Monarch Energy to continue as the surviving corporation, and (2) Westar Energy will merge with and into King Energy, with Westar Energy to continue as the surviving corporation. Following the mergers, Monarch Energy will be the direct parent of Westar Energy and of Great Plains Energy’s direct subsidiaries.

Merger Consideration

Common Stock

Except as described below, subject to the terms and conditions of the merger agreement, at the effective time of the mergers, (1) each share of common stock of Great Plains Energy issued and outstanding immediately prior to the effective time of the mergers will be converted into the right to receive 0.5981 validly issued, fully paid and nonassessable shares of common stock of Monarch Energy (referred to as the “Great Plains Energy merger consideration”); and (2) each share of common stock of Westar Energy issued and outstanding immediately prior to the effective time of the mergers will be converted into the right to receive one validly issued, fully paid and nonassessable share of Monarch Energy common stock (referred to as the “Westar Energy merger consideration”).

The Great Plains Energy merger consideration and the Westar Energy merger consideration will be appropriately and equitably adjusted to reflect fully the effect of any reclassification, recapitalization, stock split or combination, split-up, exchange or readjustment of shares with respect to Great Plains Energy common stock or Westar Energy common stock or any stock dividend with respect to Great Plains Energy common stock or Westar Energy common stock (or securities convertible into or exercisable for shares of Great Plains Energy common stock or Westar Energy common stock), in each case, having a record date after the date of the merger agreement and prior to the effective time of the mergers.

Treasury Shares; Shares Owned by Wholly-Owned Subsidiaries

Immediately prior to the effective time of the mergers, (1) each share of Great Plains Energy common stock held as a treasury share by Great Plains Energy, owned of record by any wholly-owned subsidiary of Great Plains Energy or owned of record by Westar Energy, Monarch Energy or King Energy, and (2) each share of Westar Energy common stock held as a treasury share by Westar Energy, owned of record by any wholly-owned subsidiary of Westar Energy or owned of record by Great Plains Energy, Monarch Energy or King Energy, will, in each case, be canceled and cease to exist, and no consideration will be delivered in exchange for those shares.

Background of the Mergers

In connection with the original merger agreement, each of Great Plains Energy and Westar Energy held a special meeting of its respective shareholders on September 26, 2016. The joint proxy statement/prospectus, dated August 25, 2016, relating to such special meetings (referred to as the “original joint proxy statement/prospectus”) described the process leading to the execution of the original merger agreement. The section entitled “Background of the Merger” from the original joint proxy statement/prospectus is attached as Annex B to this joint proxy statement/prospectus.

Great Plains Energy and Westar Energy made joint filings in 2016 with various state and federal regulatory authorities for approval of the proposed original merger. On April 19, 2017, following the submission of a joint merger application, written testimony and an evidentiary hearing, the KCC issued an order denying the application and finding that the proposed merger was not in the public interest (the “KCC order”). The KCC order reviewed each of the applicable merger standards and explained why the KCC believed the standards had not been met. Among the reasons for rejecting the proposed merger, the KCC stated that the purchase price was excessive, that to pay such purchase price Great Plains Energy would incur significant debt resulting in an overly leveraged company, and that cost savings from the proposed merger did not justify the premium to be paid by Great Plains Energy above the book value of Westar Energy’s stock.

The next morning, Mr. Ruelle and Mr. Bassham, the chief executive officers of Westar Energy and Great Plains Energy, respectively, spoke by telephone about the KCC order, the nature of possible changes to the proposed original merger that might address the KCC’s objections and the possible timing for any potential restructured transaction. They agreed that absent significant changes explicitly addressing the KCC’s objections a restructured transaction to combine the two companies would be unlikely to gain necessary regulatory approval. Later the same morning the Westar Energy Board and senior management held a teleconference at which Mr. Ruelle reviewed the KCC order, his discussion with Mr. Bassham, Westar Energy’s legal obligations under the original merger agreement in the context of the KCC order, and senior management’s expressed intent to cooperate with Great Plains Energy in exploring ways the KCC’s objections might still be met. Among other things, Mr. Ruelle noted that, under the original merger agreement, Westar Energy continued to be obligated to cooperate with Great Plains Energy in obtaining necessary regulatory approvals and that Westar Energy was prohibited both from soliciting alternative acquisition proposals and from considering any alternative acquisition proposal that it might receive on an unsolicited basis. Mr. Ruelle told the Westar Energy Board that were the transaction to be modified two likely elements to be expected in any subsequent proposal from Great Plains Energy for a restructured transaction would be a reduced purchase price and a greater equity component in the transaction consideration. Mr. Ruelle also explained to the Westar Energy Board that it was not clear whether a restructured transaction, should it be presented, would be reviewed by the KCC in the existing merger docket or a new docket, and whether the schedule for review of a restructured transaction would be up to the 300-days permitted by Kansas law or a shorter period given the extent of the review by the KCC that had already occurred in the existing merger docket. He expressed reservations about proceeding with a restructured transaction if the length of the review period was uncertain or the full 300 days permitted by Kansas law.

The same day, the Great Plains Energy Board held a special telephonic meeting, which was attended by representatives of Bracewell LLP, legal counsel retained to advise the Great Plains Energy Board, to discuss the KCC order. Members of Great Plains Energy senior management reviewed the terms of the KCC order with the Great Plains Energy Board, including the KCC’s finding that the purchase price was too high and the KCC’s concerns regarding the Great Plains Energy financing plan, and, together with representatives of Bracewell, senior management reviewed the implications of the KCC order with respect to the contractual rights of the parties under the original merger agreement, the fiduciary duties of the members of the Great Plains Energy Board under the circumstances in terms of assessing Great Plains Energy’s options, and potential next steps, including an analysis of the potential costs associated with unwinding the proposed original merger if it were to be terminated. Following discussion, the Great Plains Energy Board agreed that Mr. Bassham should continue to discuss the implications of the KCC order and potential next steps with Mr. Ruelle.

On April 24, 2017, Mr. Ruelle and another member of Westar Energy senior management met with members of the KCC Staff to explore the nature of potential changes to the terms of the proposed original merger that might gain KCC and KCC Staff’s support, and to determine whether the companies might gain the KCC staff’s support for a petition for reconsideration of the KCC order that included potential changes to the transaction. The KCC Staff explained that while it was prepared to review a restructured transaction, should the companies present one, it would not offer an opinion as to how it might view specific terms or conditions in a restructured transaction without the benefit of a formal review in a docketed proceeding. The same day, Mr. Ruelle and Mr. Bassham spoke further by telephone regarding the substance and implications of the KCC order. Mr. Ruelle and Mr. Bassham agreed to convene a meeting of senior management from each company to discuss the basis on which the KCC order rejected the proposed original merger and potential ways the proposed original merger might be restructured to address the objections raised in the KCC order yet still be in both companies’ shareholders interests.

The following day, members of senior management of Westar Energy and Great Plains Energy met in Topeka, Kansas to review the discussions with the KCC Staff, discuss potential changes to the proposed original merger that could address the KCC’s objections identified in the KCC order, and discuss the basis for a possible petition for reconsideration. Discussions focused on possible regulatory commitments that might be made by the companies to address the KCC’s objections to the proposed original merger; the importance of an acquisition with less leverage; additional equity consideration and a lower premium purchase price, and the arguments that would support a petition for reconsideration. In addition to revised transaction terms, senior management of both companies acknowledged it would be necessary to make additional regulatory commitments that, among other things, would potentially provide quantifiable customer benefits in the form of rate credits, as well as make commitments to jobs and to Topeka and other Kansas communities. There were no discussions about what specific adjustments might be made to the purchase price or the equity consideration, although the companies agreed that any restructured transaction would need to include meaningful adjustments to both in order for the transaction to gain KCC approval. Following the meeting, Mr. Ruelle and Mr. Bassham agreed to update their respective boards of directors about the discussion.

Also on April 26, 2017, the Great Plains Energy Board held a special telephonic meeting, which was attended by representatives of Bracewell, in order for Mr. Bassham to provide an update regarding the most recent discussions with Mr. Ruelle and other members of Westar Energy senior management, and the potential terms for a restructured transaction that were under review by Great Plains Energy senior management. Mr. Bassham reviewed with the Great Plains Energy Board the process by which Great Plains Energy and Westar Energy could seek rehearing of the KCC order and how that process would work in the context of a restructured transaction. Mr. Bassham next reviewed with the Great Plains Energy Board the potential terms for a restructured transaction under review by Great Plains Energy senior management, based on the assessment of Great Plains

Energy senior management as to the terms that would be likely to receive regulatory approval. Mr. Bassham advised the Great Plains Energy Board that on that basis, Great Plains Energy senior management believed that: the purchase price could be no higher than $54 to $56 per Westar Energy share; up to an additional 15 percent (and 30 percent in total) of the aggregate merger consideration would need to be in the form of equity; the amount of debt financing for the restructured transaction would need to be materially reduced; enhanced benefits would need to be provided to customers; and Great Plains Energy would need to demonstrate an even stronger commitment to Topeka and Kansas following the closing of the restructured transaction. Mr. Bassham then advised the Great Plains Energy Board that the targeted timing that had been discussed with Westar Energy senior management was for a potential restructured transaction to close by November 30, 2017, consistent with the timing of an extended closing date under the original merger agreement. Following the discussion, Mr. Bassham agreed to further update the Great Plains Energy Board upon additional developments.

Mr. Ruelle provided an update to the Westar Energy Board on April 27, 2017 via a teleconference, in which members of Westar Energy’s senior management, representatives of Guggenheim Securities and representatives of Baker Botts L.L.P., legal counsel retained to advise the Westar Energy Board, also participated. Mr. Ruelle reviewed the meetings that were held with the KCC Staff and Great Plains Energy senior management earlier in the week, Great Plains Energy’s concerns about costs being incurred as proceedings for regulatory approval continued, and Westar Energy senior management’s thoughts about possible approaches to make in a petition for reconsideration of the KCC order, which focused on the impact on the procedural schedule of possible changes in the terms of the proposed original merger. Mr. Ruelle commented on terms of the proposed original merger that Westar Energy senior management expected Great Plains Energy to propose changing to meet the KCC’s objections and indicated that management was unsure whether such terms might be in Westar Energy’s shareholders’ interests. He explained that, although Great Plains Energy had not made any specific proposal, his expectation was that Great Plains Energy would propose a reduction in the purchase price and less cash consideration. Mr. Ruelle reminded the Westar Energy Board that in its order the KCC had specifically referred to the next highest offer of $56 per share made in the earlier sale process and commented that this might be a purchase price, if it were offered, at which a transaction was possible if the Westar Energy Board approved such price. The Westar Energy Board supported, without making any commitment to a restructured transaction, continuing discussions with Great Plains Energy about possible changes to the proposed original merger. Representatives of Guggenheim Securities commented on financial market conditions, including trading prices for utility stocks, the strength of financial markets, interest rates, and circumstances in regard to other transactions in the utility industry, among other things. Mr. Ruelle noted that the senior management teams would meet the next day, but thereafter the next opportunity for the teams to meet likely would be after the Great Plains Energy annual shareholders meeting and first quarter earnings call taking place in the upcoming week, and that any decision points for the Westar Energy Board, if any, would not come until after that time.

On April 27, 2017, Mr. Ruelle and Mr. Bassham further discussed a potential restructured transaction by telephone. Mr. Bassham suggested a range for the purchase price in a potential restructured transaction in the low to mid fifty dollars per share. Mr. Ruelle responded that he did not view that range as acceptable. He said that while he would communicate that value to the Westar Energy Board, he would not support before the Westar Energy Board a value below $57 per share and that he did not believe the Westar Energy Board would consider any value below $56 per share. Mr. Ruelle then discussed potential terms of a restructured transaction he believed the Westar Energy Board might be willing to consider, including the amount of additional Great Plains Energy equity that might be issued in the restructured transaction, as to which Mr. Ruelle said Westar Energy might have more flexibility than about the revised purchase price, and whether the additional Great Plains Energy equity would be issued to Westar Energy shareholders or in the public market (in the latter case, as a means of financing a portion of the cash part of the purchase price), an increase in the termination fee potentially payable by Great Plains Energy in a restructured transaction, revisions to the equity price collar mechanics in the original merger agreement to provide additional upside opportunity for Westar Energy shareholders, and board composition, to include additional members from the Westar Energy Board given the additional equity consideration in the purchase price. Both Mr. Ruelle and Mr. Bassham agreed to review these points with their respective Boards of Directors.

Members of senior management of Westar Energy and Great Plains Energy met on April 28, 2017 in Topeka, Kansas to continue the discussions begun earlier in the week. The discussions focused on the approach to take in the petition for reconsideration that was due the following week and on possible regulatory commitments that could be made in connection with a restructured transaction, including commitments for the benefit of customers. There was no further discussion of the purchase price or other financial terms at this meeting.

On May 1, 2017, the Great Plains Energy Board held a regularly scheduled meeting, which was attended by representatives of Goldman Sachs and Bracewell, and which, among other items, included a review by members of Great Plains Energy’s senior management of the status of the proposed original merger and the status of ongoing discussions regarding a potential restructured transaction. Members of Great Plains Energy senior management provided an update on the continuing discussions with Westar Energy senior management, including with respect to the most recent terms for a potential restructured transaction that had been discussed between Mr. Ruelle and Mr. Bassham, and the current gap between the per share purchase price range that had been communicated to Mr. Bassham by Mr. Ruelle, and the current view of Great Plains Energy senior management that a price in the $54 - $56 range would be required to obtain regulatory approval from the KCC, based upon the findings in the KCC order. Members of Great Plains Energy senior management also reviewed certain financial and strategic matters with the Great Plains Energy Board, including with respect to the proposed original merger, a potential restructured transaction, and the Great Plains Energy stand-alone plan, assuming termination of the original merger agreement and taking into account the related transaction unwind costs, including payment of the termination fee and costs associated with unwinding the financing associated with the pending transaction, such as early redemption premiums and penalties. Representatives of Bracewell, together with members of Great Plains Energy senior management, reviewed certain legal matters relating to the pending transaction and the potential restructured transaction, including with respect to the fiduciary duties of the members of the Great Plains Energy Board in connection with their consideration of the potential alternatives available to Great Plains Energy. Representatives of Goldman Sachs reviewed with the Great Plains Energy Board market perspectives on the proposed original merger, as well as the market views of Great Plains Energy and Westar Energy, in each case, on a stand-alone basis.

On a teleconference held by the Westar Energy Board on May 2, 2017, Mr. Ruelle advised the Board there were no significant developments since the Board teleconference the preceding week and that work was proceeding on the petition for reconsideration of the KCC order. The next day Mr. Bassham and Mr. Ruelle, together with other members of Great Plains Energy and Westar Energy senior management, met to discuss the timing and substance of the petition for reconsideration that the parties planned to file with the KCC, including with respect to the potential terms of a restructured transaction that would be described in the petition. Also on May 3, Mr. Ruelle sent a letter to the Westar Energy Board advising that the petition for reconsideration would be filed later that week, and that the petition would ask the KCC to leave the docket open to allow additional time for Westar Energy and Great Plains Energy to try to develop a proposal for a restructured transaction that would be filed no later than May 31, 2017, and to engage with other parties in the merger docket to seek support for such a procedural schedule. The petition for reconsideration was subsequently filed with the KCC. He also advised that a meeting with Great Plains Energy’s senior management had been scheduled for May 8, 2017 for additional discussions about possible changes in the terms of the proposed original merger.

Members of senior management of Westar Energy and Great Plains Energy met on May 8, 2017 in Topeka, Kansas and continued discussions about possible regulatory commitments to address the KCC’s objections. Terms of a restructured transaction that would need to be addressed were noted, which included a reduction in the purchase price, an increase in the equity component of the transaction consideration, enhanced customer benefits and job and other community commitments in Topeka and other Kansas communities. Discussion also covered expectations about the likely KCC Staff position opposing the petition for reconsideration filed the prior week, and planning for a meeting to be held with KCC Staff and the Citizens Utility Regulatory Board the following day where possible regulatory commitments would be reviewed with a view to gaining support for the petition for reconsideration and a procedural schedule of less than 300 days for KCC review of a restructured transaction. Mr. Ruelle and Mr. Bassham confirmed that while there remained a significant gap in likely value at which a new agreement might be struck, neither party had revised its earlier positions regarding value. They agreed to continue discussions in the hope that agreement on both financial and non-financial terms might be bridged. Mr. Bassham expressed the view of Great Plains Energy that any restructured transaction had to have a high-likelihood of obtaining timely regulatory approval. Mr. Ruelle and Mr. Bassham discussed that any restructured transaction would need to be coupled with a definitive regulatory plan and quantifiable benefits for customers.

Later on May 8, Mr. Ruelle updated the Westar Energy Board via teleconference about the discussions earlier in the day with Great Plains Energy’s senior management as described above. He advised that responses to the petition for reconsideration from other parties to the KCC merger docket were due later in the week and that he believed it was likely they would oppose the petition. There was discussion about the advisability of continuing negotiations on a restructured transaction if a 300-day KCC review was to be expected. Senior management responded to questions about these items as well as the appropriate Westar Energy Board process for reviewing and making decisions about any Great Plains Energy proposal for substantive changes to the proposed original merger.

On May 9, 2017, members of Great Plains Energy and Westar Energy senior management met with KCC Staff members to discuss the KCC order and the companies’ joint petition for reconsideration filed with the KCC on May 4, 2017, including with respect to the types of changes that would need to be made in a restructured transaction to address the objections expressed in the KCC order and the possible regulatory review timing in the context of a restructured transaction.

Also on May 9, 2017, Mr. Ruelle and Mr. Bassham further discussed the potential terms of a restructured transaction. In the course of the discussion, Mr. Ruelle advised Mr. Bassham that Westar Energy’s view of the purchase price in a restructured transaction had not changed, but Westar Energy would be open to a transaction in which additional equity would be issued directly to Westar Energy shareholders and in which the equity price collar mechanism contained in the original merger agreement would remain unchanged. Mr. Ruelle and Mr. Bassham also discussed the fact that completing any restructured transaction by November 30, 2017 appeared less likely based on the discussions earlier that day with members of the KCC Staff. Mr. Ruelle and Mr. Bassham expressed shared concern about the magnitude of the challenge the companies faced in bridging the remaining gap in their positions on value and the risks to both companies if a restructured transaction could not be completed by November 30, 2017. Mr. Ruelle proposed that they attempt to bridge the gap in value and resolve other open terms soon, such that each company could plan either to seek final board approval of a restructured transaction within the next two weeks if an agreement as to final terms were to be reached, or to terminate discussions if it became clear that an agreement could not be reached, in order to eliminate the uncertainty over the pending transaction for both companies.

On May 11, 2017, the Great Plains Energy Board held a special telephonic meeting regarding the proposed original merger and the proposed restructured transaction, which was attended by representatives of Bracewell. Members of Great Plains Energy senior management provided an update on the status of a restructured transaction, including a review of the petition for reconsideration that was filed with the KCC. Members of Great Plains Energy senior management reviewed certain financial and strategic matters with the Great Plains Energy Board, including potentially increasing the amount of equity consideration to be issued in the restructured transaction to 35 percent of the total consideration, and the implications of a per share purchase price in the range under consideration. Mr. Bassham also advised the Great Plains Energy Board that, based on the May 9th meeting with members of the KCC Staff, it was highly unlikely that any restructured transaction could be closed by November 30, 2017. Mr. Bassham agreed to keep the Great Plains Energy Board updated with respect to additional developments.

The next meeting of members of senior management of Westar Energy and Great Plains Energy took place on May 16, 2017 in Topeka, Kansas. These discussions focused on filings by other parties to the KCC merger docket opposing the petition for reconsideration, refinement of potential regulatory commitments, and updating the Great Plains Energy financial forecast to support the development by Great Plains Energy of a proposal with revised terms to the proposed original merger. In addition, potential terms of a restructured transaction were discussed. The potential terms discussed included: consideration payable to Westar Energy shareholders consisting of 65 percent cash and 35 percent Great Plains Energy equity, a fixed price transaction with no equity price collar mechanism, and a combined company following the closing with a balanced capital structure. Mr. Bassham also reiterated Great Plains Energy’s view that it was unwilling under a restructured transaction to issue more equity in the public market. Mr. Ruelle and Mr. Bassham reiterated their respective positions with regard to purchase price, noting that the gap between their positions remained unresolved. Mr. Bassham further discussed Great Plains Energy’s view that the price of its stock was “dislocated” due to market concerns regarding the pending proposed original merger and related uncertainty with respect to the potential terms of any restructured transaction, and that the price of Westar Energy’s stock was dislocated as well, resulting in an inappropriately depressed value for Great Plains Energy’s stock relative to the value of Westar Energy’s stock. Both teams agreed to report back to their respective board of directors with respect to the status of the discussions.

The Westar Energy Board held a regular meeting on May 18, 2017 and the status of a potential restructured transaction was reviewed. Members of Westar Energy’s senior management and representatives of Guggenheim Securities attended this portion of the meeting, and representatives of Baker Botts joined by teleconference. Mr. Ruelle updated the Westar Energy Board about recent discussions with Great Plains Energy’s senior management regarding terms of a possible restructured transaction, reviewed with the Westar Energy Board the principal objections in the KCC order, valuations of utilities in the financial markets, Westar Energy’s stand-alone financial forecast, uncertainty about eventual regulatory approval and the time likely needed for such approval. He commented on changes the Westar Energy Board should expect in a revised Great Plains Energy proposal if it were made, including a lower purchase price, more equity in the merger consideration, additional regulatory commitments to address KCC objections, including enhanced customer benefits and stronger commitments related to jobs and communities, but also greater legacy Westar Energy director participation on the Great Plains Energy Board after closing. Mr. Ruelle indicated that although an agreement between the companies might be possible in the range of $56-57, he did not believe that Great Plains Energy would make an offer in that range. Mr. Ruelle emphasized that senior management did not believe that a restructured transaction had to be pursued, but that he believed that discussions should continue, and he explained the significant outstanding tasks that senior management believed needed to be completed before the Westar Energy Board should be asked to approve any revised Great Plains Energy proposal if the Westar Energy Board concluded that discussions should continue. These items included additional due diligence of Great Plains Energy and its financial forecast, completion of work related to the development of regulatory commitments, negotiation of the terms of the restructured transaction, and confirmation of fairness of the restructured transaction, from a financial point of view, by Guggenheim Securities. The Westar Energy Board also received advice from Baker Botts about the exercise of the directors’ fiduciary duties in deciding whether and how to proceed. The Westar Energy Board discussed these matters at length, including whether it was advisable to continue discussions if it were not going to be possible to obtain clarity that regulatory approval was likely before committing to a restructured transaction. It was the consensus of the Westar Energy Board that senior management should continue discussions with Great Plains Energy, but the Westar Energy Board clearly indicated that any restructured transaction must have a high probability of receiving regulatory approval and that the Westar Energy Board would only be prepared to enter into a restructured transaction that it believed would be superior to other courses of action, such as remaining a stand-alone company.

Also on May 18, 2017 the Great Plains Energy Board held a special telephonic meeting regarding the pending transaction and the proposed restructured transaction, which was attended by representatives of Bracewell. Members of Great Plains Energy senior management reviewed certain financial and strategic matters, which included a review of the Great Plains Energy stand-alone plan that would be implemented if the original merger agreement were terminated; the related costs and expenses, including payment of the $380 million termination fee; a review of a potential restructured transaction with Westar Energy on the terms discussed during the May 17 meeting between members of senior management; and a review of the efficiencies associated with a restructured transaction. Members of senior management further reviewed with the Great Plains Energy Board an updated view on the timing of a restructured transaction, based upon their understanding of the KCC Staff’s preference that any restructured transaction be considered in the context of a new regulatory docket, and that an approval prior to November 30, 2017 would be inconsistent with that preference. At the meeting, the Great Plains Energy Board authorized Mr. Bassham to seek to negotiate a restructured transaction that included a termination fee payable by Great Plains Energy in the event that regulatory approvals were not obtained that was substantially lower than the fee included in the original merger agreement.

On May 19, 2017, Mr. Ruelle called Mr. Bassham to update him on the discussions at the Westar Energy Board meeting the previous day. Mr. Bassham advised Mr. Ruelle that Great Plains Energy continued to conduct financial analysis needed to support a possible restructured transaction, and that the additional work needed to complete the analysis was not expected to be finished until possibly the end of the following week after which Mr. Bassham said he would contact Mr. Ruelle and update him on progress.

On May 23, 2017, Great Plains Energy engaged Lazard to provide financial advisory services in connection with the proposed restructured transaction, and to provide a fairness opinion on a proposed restructured transaction if such an opinion was requested by Great Plains Energy.

Also on May 23, 2017, the KCC rejected the petition for reconsideration filed by Westar Energy and Great Plains Energy. In its order, the KCC stated that Great Plains Energy and Westar Energy did not meet their burden to show why reconsideration should be granted or the statutory timeline extended. The KCC also encouraged the companies to continue to work together to address the KCC’s concerns with respect to purchase price and capital structure and welcomed a new application that could satisfy the merger standards and advance the public interest. Following the KCC’s issuance of its order, Mr. Ruelle and Mr. Bassham discussed the order by telephone, and the implications of the order with respect to proceeding with a potential restructured transaction on the terms they had been discussing.

On May 25, 2017, Mr. Ruelle and Mr. Bassham further discussed the terms of a potential restructured transaction in light of the KCC order denying the petition for reconsideration, including with respect to the price, the amount of Great Plains Energy stock to be included in the consideration and the exchange rate for that equity and the equity price collar mechanism. Mr. Ruelle advised Mr. Bassham that Westar Energy would be willing to accept up to 35 percent of the consideration consisting of Great Plains Energy stock if the price and exchange rate were acceptable to Westar Energy. Mr. Bassham advised Mr. Ruelle that given the terms of the potential restructured transaction, he was uncertain as to whether OCM Credit Portfolio LP (referred to as “OMERS”) would have a continued interest in participating in the transaction as a provider of equity capital to Great Plains Energy pursuant to a stock purchase agreement entered into in connection with the original merger agreement (referred to as the “OMERS SPA”).

Beginning on May 25, 2017, Great Plains Energy made certain financial information and projections with respect to Great Plains Energy available to Westar Energy. As a result of the prior proposed transaction, Westar Energy had already provided similar information with respect to Westar Energy to Great Plains Energy in February 2017.

On May 30, 2017, the Great Plains Energy Board held a special telephonic meeting regarding the proposed original merger and the proposed restructured transaction, which was attended by representatives of Bracewell. Mr. Bassham reviewed with the Great Plains Energy Board the current status of discussions with Westar Energy regarding a potential restructured transaction, and the view of Great Plains Energy senior management that Great Plains Energy should extend the end date of the original merger agreement in accordance with its terms, in light of the fact that the required regulatory approvals had not yet been obtained and to provide Great Plains Energy with more time to determine if a restructured transaction could be achieved. Mr. Bassham indicated that Great Plains Energy senior management felt strongly that the price needed to be no greater than approximately $55 per

Westar Energy share in order to satisfy the applicable KCC merger standards and also permit Great Plains Energy to provide the necessary benefits to customers. However, Mr. Bassham expressed his concern to the Great Plains Energy Board that even under the terms of a potential restructured transaction at a price per share of Westar Energy of $55, which was below the range of value Mr. Ruelle had indicated was acceptable, Mr. Bassham was not certain that the parties had adequately addressed each of the concerns raised by the KCC order, and that Mr. Bassham would only recommend moving forward with a potential restructured transaction if the likelihood of regulatory approval for such transaction was extremely high and all of the KCC’s concerns could be addressed. Mr. Bassham also reported that Mr. Ruelle had expressed his concern that the remaining gap between the companies’ positions on the purchase price might be too large to overcome.

Also on May 30, the Westar Energy and Great Plains Energy senior management teams held a due diligence meeting in Topeka, with representatives of Guggenheim Securities and Goldman Sachs attending, at which Westar Energy conducted due diligence on the financial condition of Great Plains Energy and the stand-alone financial forecast provided to Westar Energy by Great Plains Energy. During the course of the meeting, Mr. Bassham expressed to Mr. Ruelle his concern that even under the range of proposed terms of the restructured transaction that was under discussion, Mr. Bassham was not certain that the parties had adequately addressed each of the concerns raised by the KCC order. On the same day, Great Plains Energy sent a letter to Westar Energy extending the end date under the original merger agreement to November 30, 2017.

On May 31, 2017, Mr. Ruelle advised the Westar Energy Board that the end date of the original merger agreement had been extended and that financial analysis by both senior management teams was likely to continue through the remainder of the week. He advised that among other things, the extension of the original merger agreement meant that Westar Energy could not unilaterally terminate the original merger agreement and that Westar Energy could not solicit alternative merger proposals or consider any alternative merger proposal that it might receive on an unsolicited basis.

On June 2, 2017, Mr. Bassham called Mr. Ruelle and expressed deep concern about the ability of Great Plains Energy to propose revised terms that Westar Energy would find acceptable. Mr. Bassham said it appeared a price and other terms that would be satisfactory to Westar Energy would create unacceptable regulatory risk for Great Plains Energy. Mr. Bassham also expressed his continuing concern that at least two of the concerns raised by the KCC would not be adequately addressed—namely, that the net present value of identified synergies be sufficient to justify the premium being paid by Great Plains Energy, and the adverse effect of the proposed original merger on Great Plains Energy’s credit metrics following the closing. Mr. Bassham advised Mr. Ruelle that, based on the foregoing concerns, he was considering recommending to the Great Plains Energy Board that Great Plains Energy should terminate discussions of a restructured transaction similar to the one contemplated by the original merger agreement. Mr. Ruelle acknowledged Mr. Bassham’s concerns and the possibility that a new agreement might not be reached. He encouraged Mr. Bassham to allow the companies to continue working toward a possible transaction, but asked Mr. Bassham that in the event Great Plains Energy concluded a restructured transaction would not be possible, that before formalizing any termination of discussions they should meet to discuss whether there might be other mutually beneficial arrangements. Mr. Ruelle noted that if formal termination of the original merger agreement were to occur, it might be more difficult for the two companies to discuss other potential matters of mutual interest and benefit. They agreed to meet in person the following morning to further discuss the situation.

Mr. Ruelle and Mr. Bassham met in Lawrence, Kansas on June 3, 2017 and Mr. Bassham discussed Great Plains Energy’s view that a price at or below $55 per Westar Energy share would be necessary to make a restructured transaction possible from Great Plains Energy’s viewpoint. They concluded an agreement on a revised price in this range was not possible and then discussed whether there were any other alternatives of potential mutual interest to discuss. Mr. Ruelle then discussed whether, even if the proposed original merger were to be terminated, the companies might be able to enter into other transactions that would be beneficial to both parties, such as Great Plains Energy selling or swapping certain interests in various generation facilities and assets with Westar Energy or perhaps Westar Energy acquiring certain parts of the service territory of Great

Plains Energy in Kansas, and which could include as part of the consideration the value of the termination fee payable by Great Plains Energy under the original merger agreement. Mr. Bassham said he did not see benefit to Great Plains Energy in these proposals. In further discussions, both Mr. Ruelle and Mr. Bassham recognized a merger of equals as another possible option for pursuing a transaction since a merger of equals would both be consistent with a structure acknowledged as more attractive in the KCC order and realize the industrial logic behind the proposed original merger, including greater scale, efficiencies that would benefit customers and shareholders and present stronger growth prospects, without increasing the combined company’s debt burden. They discussed the concept of a low or no premium, all stock merger of equals, the potential benefits of a merger of equals between Westar Energy and Great Plains Energy (including the benefits from a regulatory approval perspective) and the issues inherent in such a transaction that would need to be addressed such as valuation, governance, social issues and handling of the reverse break-up fee payable by Great Plains Energy to Westar Energy under the terms of the original merger agreement. In the course of discussing a potential merger of equals transaction, Mr. Bassham repeated Great Plains Energy’s view that the price of its stock was “dislocated” due to market concerns regarding the proposed original merger and that this dislocation would need to be factored into any exchange ratio reflected in the terms of any potential restructured transaction. Mr. Ruelle indicated to Mr. Bassham that the Westar Energy Board had not yet considered this possible course of action, and that while willing to continue discussions, he was unsure as to what the Westar Energy Board’s perspective on a merger of equals transaction might be. Mr. Ruelle and Mr. Bassham agreed to discuss the possibility of a merger of equals with their respective boards. Over the weekend, Mr. Ruelle had discussions about this development with several members of Westar Energy’s Board and representatives of Guggenheim Securities.

Mr. Bassham called Mr. Ruelle on June 5, 2017 and confirmed his interest in pursuing discussions about a potential merger of equals and noted some of the key issues that would need to be resolved. He informed Mr. Ruelle that the Great Plains Energy Board would meet later in the day to discuss how to proceed. Mr. Ruelle advised Mr. Bassham that the initial view of Westar Energy was that in such a transaction, the combined company’s board of directors should consist of seven directors currently serving on the Westar Energy Board and five directors currently serving on the Great Plains Energy Board and that executive management of the combined company would have to change materially from what was contemplated under the original merger agreement.

Later on June 5, 2017, the Great Plains Energy Board held a special telephonic meeting regarding the pending transaction and the proposed restructured transaction, which was attended by representatives of Bracewell. Members of Great Plains Energy senior management reviewed with the Great Plains Energy Board certain financial and strategic matters, including senior management’s current view of Great Plains Energy’s stand-alone financial plan, including the costs associated with unwinding the pending proposed original merger, and a review of a potential restructured mostly cash transaction on the terms that Great Plains Energy had most recently been advocating. Mr. Bassham expressed his continuing concern regarding the prospects for KCC approval of such a transaction, and reviewed with the Great Plains Energy Board his conversations with Mr. Ruelle regarding a potential merger of equals transaction, including the initial terms of such a transaction that had been discussed with Mr. Ruelle. Mr. Bassham explained to the Great Plains Energy Board that in response to the merger of equals proposal being discussed, senior management of Great Plains Energy had requested preliminary financial analyses of a potential merger of equals transaction be undertaken by Goldman Sachs and Lazard. Mr. Bassham indicated that Great Plains Energy’s consideration of a merger of equals was warranted. There was detailed discussion regarding the KCC merger standards and procedures, likelihood of KCC approval of a merger of equals given the denial of the proposed original merger, deal structure considerations and potential control issues. The Great Plains Energy Board agreed that senior management should move forward to quickly assess a merger of equals structure. Following discussion, based on the conviction of the Great Plains Energy Board in the company’s stand-alone plan and prospects for building shareholder value by pursuing that plan, and its confidence in the ability of Mr. Bassham to execute on that plan, the Great Plains Energy Board concluded that it was not prepared to proceed with a merger of equals transaction in which the post-closing board of directors of the combined company would not be equally constituted by members of the Great Plains Energy Board and the Westar Energy Board or in which Mr. Bassham would not be the chief executive officer of the combined company.

Following the conclusion of the Great Plains Energy Board meeting, Mr. Bassham called Mr. Ruelle and conveyed preliminary impressions from the discussions of the Great Plains Energy Board, noting the Great Plains Energy Board’s desire for more information to become informed about this type of transaction, and the importance of negotiations on valuation, relative shareholder ownership percentages and governance. Mr. Ruelle had discussions the same day with Guggenheim Securities representatives to update them on these developments.

Mr. Ruelle called Mr. Bassham on June 6, 2017 and advised him that the Westar Energy Board would meet via teleconference in the afternoon to discuss the possibility of pursuing a merger of equals. At this meeting of the Westar Energy Board, Mr. Ruelle provided a report on the discussions with Mr. Bassham over the past several days, including Mr. Ruelle’s and Mr. Bassham’s conclusion that it would not be possible to structure a transaction that would provide Westar Energy shareholders with a premium price and still address the issues that had been set out in the KCC order, and that Great Plains Energy had expressed an interest in exploring a merger of equals. The Westar Energy Board discussed the possibility of a merger of equals at length, including what information it would need to determine if such a merger was the appropriate direction for Westar Energy to take relative to its other options, some of the challenges the directors believed to be inherent in a merger of equals transaction, including the question of the composition of the board of directors and executive leadership of the combined company, the difficulty of melding together two cultures and the investor relations challenges that might arise as a result of the change from the premium mostly-cash sale. The Westar Energy Board asked questions about the nature and amount of regulatory commitments for the benefit of customers that would be necessary for the transaction to be acceptable to the KCC and the MPSC. Westar Energy senior management commented on various potential regulatory commitments, including among others those related to immediate customer benefits in the form of rate rebates, verification of costs savings expected to result from the transaction, and support for local communities and Kansas. Given the expected relative ownership percentages of the shareholders of the two companies, the Westar Energy Board emphasized its concern about executive leadership of the combined company and its strong desire for Mr. Ruelle to serve as the chief executive officer and for there to be a balanced division of key leadership roles between members of the senior management of both companies. After full discussion, the Westar Energy Board concluded that it needed more information about various issues relating to a merger of equals before it should decide how to proceed. The Westar Energy Board directed senior management, Guggenheim Securities and Baker Botts to prepare information on these issues and discussed scheduling a meeting in about a week to review and discuss this information.

Mr. Ruelle and Mr. Bassham met in Lawrence, Kansas on June 9, 2017 to continue discussions about terms of a possible merger of equals. Mr. Ruelle, noting the rarity of mergers of equals and unique history of these two companies, indicated the difficulty for both companies of making the necessary adjustments and concessions that would be needed for a merger of equals to occur. They discussed in more detail factors that would impact valuation and the exchange ratio in a merger of equals and identified governance and social issues that would need to be addressed. Mr. Bassham and Mr. Ruelle discussed a variety of potential terms for the restructured transaction, including: the need to select individuals serving as the chief executive officer and non-executive chairman of the combined company; the need to select individuals filling other senior management roles in the combined company; the legal headquarters of the combined company being located in Kansas City, Missouri, but with the operational headquarters to remain in Topeka, Kansas; the $380 million regulatory termination fee under the original merger agreement that would have been payable by Great Plains Energy upon a termination of the original merger agreement being addressed in the exchange ratio and the exchange ratio taking into account the fact that the share prices of both Great Plains Energy and Westar Energy had been affected by the uncertainty surrounding the pending proposed original merger and the terms of any potential restructured transaction. Mr. Ruelle and Mr. Bassham also discussed the prospective unwind by Great Plains Energy of the financing for the proposed original merger and the additional cash that Great Plains Energy was holding on its balance sheet in connection with that financing as a result of previously completing all of the public equity and debt financing in contemplation of the closing of the proposed original merger.

Also on June 9, 2017, members of Great Plains Energy senior management discussed with representatives of OMERS a potential restructured transaction with Westar Energy. The representatives of OMERS advised Great Plains Energy senior management as to the revised terms that OMERS was seeking in order to continue its participation in a restructured transaction as a provider of equity capital to Great Plains Energy.

On June 10, 2017, representatives of Goldman Sachs, at the direction of Great Plains Energy, and representatives of Guggenheim Securities, at the direction of Westar Energy, met via teleconference to discuss Great Plains Energy’s stand-alone projections prepared by management of Great Plains Energy and key related assumptions.

A special meeting of the Westar Energy Board was held on June 12, 2017. Members of Westar Energy’s senior management and representatives of Guggenheim Securities and Baker Botts also attended the meeting. The meeting began with Mr. Ruelle making extended comments about the information that would be presented and discussed at the meeting as follow-up to the questions raised by the Westar Energy Board on the teleconference held the prior week. He noted topics that would be addressed in more detail in the meeting, including the utility industry environment, recent financial market developments, stock price performance since rumors about Westar Energy possibly considering a transaction were first reported in the press in November 2015, developments in the utility M&A market, Westar Energy’s stand-alone financial forecast, Westar Energy’s strategic alternatives, and background on mergers of equals transactions, including challenging issues typically faced in these transactions. He also expressed his view that the KCC order rejecting the original transaction made another premium sale to Great Plains Energy or any other party very unlikely, and that he saw serious drawbacks to starting another auction process, and therefore a stand-alone strategy with the benefit of the termination fee should be considered the base case for comparison against other alternatives.

After Mr. Ruelle summarized his most recent meeting with Mr. Bassham, and Baker Botts advised the directors about their fiduciary duties in the current situation, representatives of Guggenheim Securities reviewed detailed information about the topics noted above. Among other things, they discussed that a combination of Westar Energy and Great Plains Energy had the potential to create benefits for customers and shareholder value, that flat to declining energy sales is the most significant challenge facing the utility industry, that recently Westar Energy’s peers had performed well in the stock market and were now trading in line with Westar Energy, that utility regulators have rejected several recent transactions, or approved them only after requiring substantial changes for the benefit of customers, finding benefits too heavily weighted to shareholders, that data suggests utility scale provides clear competitive advantages, and their view that the KCC order rejecting the proposed original merger had significantly diminished the likelihood of a premium sale in the near term and therefore it was reasonable for the Westar Energy Board’s evaluation of strategic options to be principally focused on whether to pursue a stand-alone plan or a merger of equals transaction. Guggenheim Securities commented on reasons supporting a near-term consideration of a merger of equals transaction, including the potential of such a transaction to deliver over time similar value to customers and shareholders as the original merger and possible advantages the current situation provided to Westar Energy to negotiate a more favorable exchange ratio now than might have been possible prior to the original merger. Guggenheim Securities reviewed information about merger of equal transactions, including common structures, recent mergers of equals and key terms of those transactions, governance and social issues typically addressed, outcomes in recent utility mergers of equals transactions, and illustrative high-level financial information for a merger of equals involving Westar Energy and Great Plains Energy.

Guggenheim Securities also reviewed other hypothetical and potential companies with which Westar Energy could, in theory, engage in a merger of equals transaction. These other hypothetical candidates could have approached Westar Energy unilaterally to express interest and none had done so. They did not offer comparable opportunities to achieve the level of merger savings that could potentially benefit customers that are created by the close proximity of the geographical service territories of Westar Energy and Great Plains Energy. Furthermore, in connection with the settlement of litigation related to the original merger agreement, Westar Energy waived a provision of its confidentiality and standstill agreements with other potentially interested parties that prohibited those parties from asking for a waiver of the standstill provisions of the agreement. The effect of this change was to make it easier for those parties to propose an alternative transaction with Westar Energy if they wished to do so. Guggenheim Securities and Westar Energy senior management also discussed the industrial logic and significant synergy opportunities in a merger of equals with Great Plains Energy due to contiguous service territories, similar workforce demographic trends, shared ownership of generation facilities and shared ownership of an administrative structure that operates a nuclear facility and regulatory risks associated with other potential merger partners, all of which suggested the greater possibility of providing long-term benefit for customers and shareholders.

The Westar Energy Board then discussed various factors relevant to deciding a course of action. The Westar Energy Board recognized the challenges to pursuing a new premium sale transaction, and the limited appeal of options other than pursuing a stand-alone strategy or a merger of equals. The Westar Energy Board believed that, at the right valuation and exchange ratio in a merger of equals, significant value could be created for Westar Energy’s shareholders, and that this value would exceed the value Westar Energy could produce by pursuing a stand-alone strategy. However, the Westar Energy Board also recognized the significant challenges to structuring an acceptable merger of equals, including the handling of the reverse break-up fee that Great Plains Energy would otherwise owe to Westar Energy, governance, executive leadership and social issues, among others. The Westar Energy Board and senior management discussed how any stand-alone model, for purposes of comparison with a merger of equals, would need to explicitly reflect the receipt of the $380 million reverse break-up fee from Great Plains Energy. Following conclusion of the discussion, it was the consensus of the Westar Energy Board that senior management should continue discussions with Great Plains Energy, and explore and report back to the Westar Energy Board more detailed information about valuation and an exchange ratio, a comparison of earnings in a stand-alone model and a merger of equals, and expectations related to governance and social issues.

On June 13, 2017, the Great Plains Energy Board held a special meeting regarding the proposed original merger and the proposed merger of equals transaction, which was attended by representatives of Goldman Sachs, Lazard, Barclays Capital Inc. (referred to as “Barclays”) and Bracewell. Members of Great Plains Energy senior management reviewed with the Great Plains Energy Board certain financial and strategic matters, including the regulatory implications of a merger of equals, and the ability of Great Plains Energy and Westar Energy to address the concerns raised by the KCC with such a structure, including the benefits of such a structure for Great Plains Energy’s Missouri and Kansas customers, as well as the other benefits and risks of proceeding with such a structure. Representatives of Goldman Sachs, Lazard and Barclays reviewed the joint preliminary financial analyses of Goldman Sachs, Lazard and Barclays of a proposed merger of equals transaction, and representatives of Bracewell reviewed the structure of the proposed merger of equals transaction and documentation of such a transaction.

Mr. Bassham addressed numerous questions from the directors on social issues, headquarters, employees, regulatory considerations and addressed some of the reasons that merger of equals transactions sometimes fail. Mr. Bassham expressed his continued belief that the industrial logic of a transaction with Westar Energy remained compelling; however, he also noted that valuation, rate plan and social issues still needed to be determined. He indicated to the Great Plains Energy Board that both parties wanted to proceed promptly to a final decision on any potential restructured transaction, including a merger of equals. Representatives from Bracewell next discussed different merger of equals legal structures, regulatory and other approvals that would be required to complete a merger of equals transaction and the timeframe for completion.

Representatives of Goldman Sachs, at the direction of Great Plains Energy, and representatives of Guggenheim Securities, at the direction of Westar Energy, met via teleconference on June 13 and June 14, 2017 to discuss the status of negotiations and to further discuss financial projections of Great Plains Energy and Westar Energy prepared by management of Great Plains Energy and Westar Energy, respectively, and key related assumptions.

On June 15, 2017, Mr. Ruelle shared with Mr. Bassham key terms he considered important to resolve if the companies were to reach an agreement on the proposed merger of equals transaction, addressing in particular considerations regarding how the ownership split between the two companies’ shareholders could be determined, and how governance and social issues relating to the restructured transaction could be analyzed and assessed. Mr. Bassham and Mr. Ruelle met on June 16, 2017 to further discuss these matters.

Mr. Ruelle and Mr. Bassham met in Lawrence, Kansas on June 19, 2017 to continue discussions about the terms of a possible merger of equals transaction. Mr. Ruelle and Mr. Bassham discussed their respective positions on the exchange ratio for a possible merger of equals transaction in terms of the percentage interest in the combined company that the shareholders of Westar Energy and Great Plains Energy would hold following the closing of such transaction, with Mr. Ruelle expressing Westar Energy’s view that the Great Plains Energy shareholders should own between 45 percent and 47 percent of the combined company, and Mr. Bassham expressing Great Plains Energy’s view that its shareholders should own between 46 percent and 49 percent of the combined company. Mr. Ruelle and Mr. Bassham also discussed a variety of other governance and social issues relating to the proposed transaction. Also on June 19, 2017, Bracewell delivered to Great Plains Energy senior management for review a draft of an amended and restated merger agreement reflecting changes to the original merger agreement consistent with a merger of equals transaction.

On June 20, 2017, the Westar Energy and Great Plains Energy senior management teams held a due diligence teleconference, with representatives of Guggenheim Securities, Barclays, Goldman Sachs, Lazard and Bracewell attending, the purpose of which was for senior management of Westar Energy to provide an update on the financial condition of Westar Energy and other diligence matters.

A special meeting of the Westar Energy Board was held by teleconference on June 21, 2017. Members of Westar Energy’s senior management and representatives of Guggenheim Securities and Baker Botts also participated in the meeting. The meeting began with Mr. Ruelle reminding the directors of the subjects discussed at the meeting the prior week, the strategic alternatives available to Westar Energy, and general information about a possible merger of equals transaction and the possibility of recognizing significant benefits from such a transaction. He said the discussions at this meeting would cover his discussions earlier in the week with Mr. Bassham, an in-depth review of the financial case for a merger of equals transaction with Great Plains Energy, the status of discussions about governance and social issues, which generally suggested that a balanced outcome might be achievable, and the Westar Energy Board’s thoughts on whether to proceed with further discussions. Mr. Ruelle then stated the overall conclusion that a merger of equals with Great Plains Energy would be modestly accretive to Westar Energy without assuming any merger savings, increase the dividend received by Westar Energy shareholders, create significant additional scale that would provide opportunities to reduce operating costs and benefit customers, and provide significant additional free cash flow above Westar Energy’s stand-alone business case. Mr. Ruelle noted that an illustrative exchange ratio calculated based on the market price of each company’s stock was more favorable to Westar Energy shareholders now than the exchange ratio calculated in such manner at most any time in recent history. He commented that additional considerations were present because of the significant amount of cash that Great Plains Energy held as a result of the completion of the financing to pay the cash purchase price in the proposed original merger and that Great Plains Energy would hold at closing for the benefit of the combined company a substantial cash balance of approximately $1.3 billion and have excess equity outstanding after repurchasing bonds and preferred stock issued to finance the proposed original merger.

Mr. Ruelle reviewed typical terms related to governance and social considerations in the possible merger of equals transaction and discussed a potential post-closing executive team. Mr. Ruelle said he emphasized to Mr. Bassham in their discussions his view that the outcome of these matters must be balanced from an overall perspective. Apart from a decision about the chief executive officer and non-executive chairman, which remained open, he said their discussions reflected an equal number of directors from each company serving on the Board of Directors of the combined company, an allocation of board committee chairs between legacy Westar Energy and legacy Great Plains Energy directors, a revised executive team with a balanced number of senior executives from each company reporting to the chief executive officer, the maintenance of operating headquarters in both Kansas and Missouri, a legal headquarters in Kansas City, and a decision to adopt a new neutral company name that would be determined in the future. The most significant unresolved governance question was the identities of the chief executive officer and non-executive chairman. Mr. Ruelle advised the Westar Energy Board that the Great Plains Energy Board might take the view that a merger of equals transaction could not take place unless Mr. Bassham was named the chief executive officer. The identity of the Chairman of the Board and whether there would also be an independent lead director were other significant unresolved questions. He advised that he and Mr. Bassham had reached preliminary conclusions about the identity of the senior executives reporting to the chief executive officer, which he reviewed with the Westar Energy Board.

After representatives of Guggenheim Securities briefly reviewed information about the scale of the resulting enterprise and related benefits, they and Mr. Ruelle led a detailed review of the financial case supporting a merger of equals, reflected in a presentation provided to the Westar Energy Board in advance of the meeting. Mr. Ruelle noted again that the analysis of the financial case involved additional considerations because of the Great Plains Energy cash balances and the excess equity in its capital structure. This review first focused on factors related to the determination of an exchange ratio and covered, among other items, share price performance, current and historical forward price/earnings multiples, historical exchange ratios, financial analyst views on stand-alone valuations, methods used to determine implied stand-alone valuations, percentage contribution of each company to the combined enterprise based on equity, enterprise value, rate base, net plant, property and equipment, EBITDA, net income and free cash flow, and with considerations also to the excess cash Great Plains Energy would bring to the combined company. Next the review focused on the stand-alone financial forecasts for 2017-2022 for each company. The substantial increase in the dividend to Westar Energy shareholders was also discussed. The review then returned to illustrative stand-alone valuations of each company under various methods and implied exchange ratios based on the stand-alone valuations and finally addressed pro forma Westar Energy earnings per share accretion using an illustrative exchange ratio in scenarios based on various assumptions about timing of post-closing share buybacks and the amount of realized merger savings.

The Westar Energy Board discussed the determination of the exchange ratio and asked questions about the factors identified as most critical to this determination, including the impact of the Great Plains Energy cash balances, of timing of post-closing repurchases of equity by the combined company, of assumptions about payment of the $380 million reverse termination fee that Great Plains Energy would otherwise owe to Westar Energy, and of emphasis on various financial valuation methods rather than current share trading prices. The Westar Energy Board discussed and asked questions about the differences in the projected growth in earnings per share and rate base for each of the companies. The Westar Energy Board also discussed and asked questions about assumptions for merger savings and how changes in these assumptions impacted Westar Energy’s projected earnings per share, and the nature and scope of regulatory commitments the combined company might need to make to provide a level of customer benefits that would be acceptable to the KCC and the MPSC. Mr. Ruelle made comments about the challenge of closing a possible transaction at the same time as both companies expected to be pursuing rate cases to meet revenue deficiencies irrespective of the proposed merger of equals transaction. Upon conclusion of this discussion and following an executive session without Mr. Ruelle or other members of senior management present, it was the consensus of the Westar Energy Board that a merger of equals could be in the best interest of Westar Energy’s shareholders if an agreement could be reached on an acceptable exchange ratio and if the open social issues could be resolved satisfactorily. The Westar Energy Board authorized Westar Energy’s senior management to continue discussions with Great Plains Energy and also directed them to report back to the Westar Energy Board on their discussions and provide further analysis of the proposed merger of equals transaction.

Also on June 21, 2017, Great Plains Energy engaged Barclays to provide financial advisory services in connection with the proposed restructured transaction.

On June 22, 2017, the Great Plains Energy Board held a special telephonic meeting regarding the proposed merger of equals transaction with Westar Energy, which was attended by representatives of Goldman Sachs, Lazard, and Bracewell. Members of Great Plains Energy senior management reviewed with the Great Plains Energy Board certain financial and strategic matters, including senior management’s view that the no premium merger of equals transaction under consideration could address all of the objections raised by the KCC order relating to the original transaction. At that meeting, Mr. Bassham updated the Great Plains Energy Board on key terms discussed with Mr. Ruelle on a proposed merger of equals transaction, including a range of possible exchange ratios for the stock transfer, future dividend rates, headquarters locations, job numbers and potential guarantees, the combined company name, governance issues and how to address transaction termination fees on a going-forward basis. Mr. Bassham also discussed several other important aspects of the proposed merger of equals transaction, including the unwinding of Great Plains Energy’s prior financing that was incurred to finance the proposed original merger, the legal structure for a holding company, and the timeline for regulatory approvals and closing the proposed merger of equals transaction. Mr. Bassham also generally discussed the process for Great Plains Energy Board review and approval of a merger of equals transaction. Members of senior management further discussed with the Great Plains Energy Board the factors that were being discussed for determining the exchange ratio, including the $380 million regulatory termination fee under the original merger agreement.

Also on June 22, 2017, Mr. Bassham and Mr. Ruelle discussed by telephone certain aspects of the proposed merger of equals transaction. Following their discussion, Mr. Bassham contacted Mr. Ruelle about proposed changes to the original merger agreement that would be reflected in an amended and restated merger agreement to reflect the change to a merger of equals structure. Later that evening, Baker Botts contacted Bracewell to discuss proposed changes, including the proposed removal of the regulatory termination fee.

On June 23, 2017, Mr. Bassham called Mr. Ruelle to further discuss the potential merger of equals transaction, and in particular, the determination of the exchange ratio. Mr. Bassham advised Mr. Ruelle that Great Plains Energy was willing to include the amount of the $380 million regulatory termination fee payable under the original merger agreement in the calculation of the exchange ratio, but was not willing to have the $380 million regulatory termination fee apply in the event that the parties were unable to obtain regulatory approval for the proposed merger of equals transaction. The same day, Bracewell circulated an initial draft of an amended and restated merger agreement reflecting Great Plains Energy’s proposed changes to the original merger agreement to reflect a merger of equals between Great Plains Energy and Westar Energy. Among other things, the draft amended and restated merger agreement proposed (1) an all-stock transaction in which the shareholders of Great Plains Energy and Westar Energy would receive shares of a newly formed company, (2) that Great Plains Energy and Westar Energy would each provide representations and warranties and interim operations covenants very similar to those agreed to by Westar Energy in the original merger agreement, (3) deleting certain representations, warranties and covenants in the original merger agreement that would no longer be relevant in a merger of equals transaction, such as financing covenants, (4) certain additional closing conditions, including the absence of a material adverse effect with respect to Great Plains Energy, required regulatory approvals not including or imposing a regulatory material adverse effect and the receipt of tax opinions confirming the nontaxable nature of the transaction, (5) modification of the treatment of outstanding equity awards for the officers and employees of Great Plains Energy and Westar Energy to reflect the merger of equals structure, (6) an extension of the end date upon which either party could terminate the agreement, (7) modification of certain termination rights of Great Plains Energy upon the proper exercise of its “fiduciary out” and in certain other circumstances and (8) elimination of the $380 million regulatory termination fee payable by Great Plains Energy in the event that regulatory approvals for the transaction were not obtained.

On June 27, 2017, the Westar Energy and Great Plains Energy senior management teams, with representatives of Guggenheim Securities, Barclays, Goldman Sachs and Lazard participating, held a teleconference the purpose of which was for senior management of Great Plains Energy to provide an update on Great Plains Energy financial information. Representatives of Goldman Sachs and Guggenheim Securities had a call the same day during which the financial projections of Great Plains Energy and Westar Energy prepared by management of Great Plains Energy and Westar Energy, respectively, and related key assumptions were discussed.

Members of senior management of Westar Energy and Great Plains Energy met on June 30, 2017 to continue refining a joint regulatory plan that would appropriately reflect the stand-alone regulatory plans of each company for future rate cases. Afterwards, Mr. Ruelle met briefly with Mr. Bassham and they confirmed each company’s continued interest in a possible merger of equals transaction, discussed the basis and timing for a possible decision considering the upcoming July 4th holiday, and noted the handling of the reverse termination fee that was otherwise payable by Great Plains Energy to Westar Energy as a critical issue to be resolved, along with confirming and refining understandings on governance and social issues.

A special meeting of the Westar Energy Board was held by teleconference on July 1, 2017. Members of Westar Energy’s senior management and representatives of Guggenheim Securities and Baker Botts also participated in the meeting. The meeting began with introductory comments from the Chairman and Mr. Ruelle advising that the meeting would focus on the key issues relevant to a decision whether to continue discussions with Great Plains Energy about a merger of equals, and on information responding to questions raised by the Westar Energy Board at its meeting the prior week. Mr. Ruelle noted that the key financial issue was valuation and determination of the exchange ratio, including how the reverse termination fee that would otherwise be payable by Great Plains Energy to Westar Energy might be handled, and that after additional analysis senior management was confident of its full understanding of the relevant considerations. He also noted that the management teams continued to work on refining a joint regulatory plan with regulatory commitments that would be critical to approval of a transaction, including among others commitments for immediate customer benefits in the form of rate rebates, verification of cost savings expected to result from the transaction, support for local communities and Kansas by agreeing to maintain a minimum employment level at the operating headquarters in Topeka, Kansas for five years following the closing, and not having employee involuntary severances as a result of the transaction. He advised that the Great Plains Energy Board continued to insist that Mr. Bassham serve as the Chief Executive Officer of the combined company.

Mr. Ruelle then expressed his recommendation that Westar Energy pursue a merger of equals with Great Plains Energy subject to reaching an agreement on the remaining issues. Mr. Ruelle explained some of the reasons supporting this recommendation, beginning with his belief that shareholder and customer interests were better served by being a substantial part of a larger organization with greater scale, which on the margin provided more options for addressing future challenges, and in this case unlike the acquisition by Westar Energy of another utility the greater scale could be achieved without paying a substantial transaction premium and suffering earnings dilution, but instead result in expected earnings accretion. In addition, some of the merger savings, which could only be achieved in a combination with Great Plains Energy, would benefit Westar Energy’s shareholders, while at the same time substantial merger savings would benefit both companies’ customers.

Representatives of Guggenheim Securities provided a detailed review of a revised stand-alone valuation analysis of Westar Energy reflecting receipt of the reverse termination fee, and a valuation analysis of the value Westar Energy shareholders would receive in the pro forma combined company assuming no payment of the reverse termination fee, in each case using various methods presented at prior meetings. They also reviewed financial forecasts for Westar Energy and Great Plains Energy on a stand-alone basis, the combined companies on a pro forma basis assuming no merger savings, and the combined companies on a pro forma basis with various assumptions about realized merger savings and customer rate rebates, and based on certain financial information provided by the respective senior management of Westar Energy and Great Plains Energy. This analysis showed modest earnings accretion for Westar Energy in the no merger savings case and significant additional earnings accretion assuming various levels of merger savings at various exchange ratios. The representatives of Guggenheim Securities stated, based on the assumptions underlying their analysis, their analysis indicated a merger of equals transaction could provide more value to Westar Energy shareholders than a stand-alone model, and that there could be a path over the forecast period to Westar Energy share value approaching, if not exceeding, the value in the prior premium acquisition.

The Westar Energy Board discussed the reverse termination fee that would have been paid upon termination of the premium acquisition and how it impacted valuation and the exchange ratio, and alternatives for resolving the conflict between the Westar Energy Board’s view that the fee should be reflected in the exchange ratio in the proposed merger of equals transaction and the Great Plains Energy Board’s view that the fee should be reduced or eliminated as part of a merger of equals transaction. At the Westar Energy Board’s request, representatives of Baker Botts reviewed and responded to questions about the various termination fees payable under the draft amended and restated merger agreement in various scenarios, and Westar Energy senior management reviewed information about the process used to develop potential merger savings and change in control considerations for both Westar Energy and Great Plains related to the merger of equals, including the change in control benefits that could be payable under different circumstances to Westar Energy senior management and the aggregate cost. The Westar Energy Board also discussed the exchange ratio and the relative ownership percentage in the combined company of the Westar Energy shareholders. Upon conclusion of the discussion and following an executive session without Mr. Ruelle or other members of senior management present, the Westar Energy Board developed a consensus about the range of the exchange ratio that would be acceptable, and about how the resolution of various issues would determine an acceptable outcome within the range. The Westar Energy Board supported continuing discussions with Great Plains Energy on this key issue and emphasized that it was essential that Westar Energy representatives fill the roles of Chairman of the Board and lead director of the combined company if Mr. Bassham were to be designated as the chief executive officer. Mr. Ruelle was authorized to continue discussions with Mr. Bassham.

Mr. Ruelle and Mr. Bassham met in Lawrence, Kansas on July 2, 2017 to continue discussions about terms of a possible merger of equals. They discussed in more detail factors that would impact valuation and the exchange ratio in the proposed merger of equals transaction, and identified governance and social issues that would need to be decided. Among other items, Mr. Ruelle and Mr. Bassham discussed Westar Energy’s position that the exchange ratio should be set such that Great Plains Energy shareholders would own 47 percent of the combined company following the closing of the proposed merger of equals transaction and Great Plains Energy’s position that its shareholders should own between 48 and 48.5 percent of the combined company following the closing of the proposed merger of equals transaction, and whether a $380 million regulatory termination fee payable by Great Plains Energy would be applicable in the event that the parties were unable to obtain regulatory approval of the proposed merger of equals transaction.

On July 3, 2017, the Great Plains Energy Board held a special telephonic meeting to review the proposed merger of equals transaction between Great Plains Energy and Westar Energy which was attended by representatives of Goldman Sachs, Lazard, Barclays and Bracewell. Mr. Bassham and members of the Great Plains Energy senior management team provided an overview to the Great Plains Energy Board regarding the status of the potential transaction and the negotiations that had taken place to date. Great Plains Energy senior management reviewed with the Great Plains Energy Board, among other items: (1) Great Plains Energy’s stand-alone plan, including the termination fee payable to Westar Energy and the costs of unwinding the transaction financing associated with the stand-alone plan; (2) the strategic benefits of engaging in the proposed merger of equals transaction with Westar Energy; (3) the benefits to Great Plains Energy’s shareholders, customers and other stakeholders of engaging in the proposed merger of equals transaction; (4) the potential efficiencies that could be achieved by engaging in the proposed merger of equals transaction; (5) the regulatory considerations associated with the proposed merger of equals transaction, including with respect to seeking approval of the KCC and the MPSC and addressing the concerns raised by the KCC order; (6) the key terms of the proposed merger of equals transaction; (7) certain financial matters associated with the proposed merger of equals transaction, including the value of Great Plains Energy common stock that should be used in determining the exchange ratio; and (8) the key risks associated with engaging in the proposed merger of equals transaction. Representatives of Goldman Sachs, Lazard and Barclays reviewed the joint preliminary financial analyses of Goldman Sachs, Lazard and Barclays of a proposed merger of equals transaction.

Representatives of Bracewell, together with members of Great Plains Energy senior management, reviewed with the Great Plains Energy Board the key terms of the proposed amended and restated merger agreement, and Bracewell reviewed the fiduciary duties of the members of the Great Plains Energy Board in connection with their consideration of the proposed merger of equals transaction. Following discussion, the Great Plains Energy Board authorized Mr. Bassham to continue negotiations with Mr. Ruelle and authorized Mr. Bassham to make a proposal to Mr. Ruelle with respect to the proposed merger of equals transaction on terms such that (1) the exchange ratio would provide Great Plains Energy shareholders with ownership interest of 47.75 percent of the combined company following the closing and (2) Great Plains Energy would be obligated to pay a reduced termination fee of $180 million in the event that the parties failed to obtain regulatory approval for the proposed merger of equals transaction.

Later on July 3, 2017, Mr. Ruelle and Mr. Bassham discussed the terms of the proposed merger of equals transaction. Mr. Bassham proposed to Mr. Ruelle that Great Plains Energy and Westar Energy engage in the proposed transaction on terms such that Great Plains Energy shareholders would own 47.75 percent of the combined company following the closing and the potential regulatory termination fee payable by Great Plains Energy would be reduced to $180 million. Mr. Ruelle advised Mr. Bassham that Westar Energy’s position with respect to the exchange ratio and termination fees was that Great Plains Energy shareholders should own 47.25 percent of the combined company following the closing, and that the termination fees should remain consistent with the original merger agreement, except that the termination fee payable by Great Plains Energy in the event that its shareholders fail to approve the proposed merger of equals transaction should be increased from $80 million to $190 million. Following discussion, Mr. Ruelle and Mr. Bassham agreed to consider, and discuss with the respective boards of directors of Westar Energy and Great Plains Energy, a proposed merger of equals transaction on terms that included: (1) an exchange ratio that would provide Great Plains Energy shareholders with ownership of 47.5 percent of the combined company following the closing; (2) a reduced regulatory termination fee potentially payable by Great Plains Energy of $190 million; (3) a reduction in the “fiduciary out” termination fee potentially payable by Westar Energy from $280 million to $190 million; (4) an increase in the “fiduciary out” termination fee potentially payable by Great Plains Energy from $180 million to $190 million; and (5) no change to the $80 million termination fee potentially payable by Great Plains Energy in the event that the shareholders of Great Plains Energy fail to approve the proposed merger of equals transaction.

In the evening of July 3, 2017, Baker Botts delivered a revised draft amended and restated merger agreement to Bracewell that addressed, among other things, a transition committee, Westar Energy equity award treatment, employee issues, representations and warranties of Monarch Energy and King Energy, Westar Energy’s ability to pay dividends under the merger agreement prior to closing, governance issues and termination fees.

On July 5, 2017, the Great Plains Energy Board held a special telephonic meeting to review the proposed merger of equals transaction between Great Plains Energy and Westar Energy which was attended by representatives of Bracewell. Mr. Bassham provided an overview to the Great Plains Energy Board regarding the status of the potential transaction and his most recent negotiations with Mr. Ruelle. Following discussion, the Great Plains Energy Board authorized Mr. Bassham to reach agreement with Mr. Ruelle on the terms Mr. Bassham had most recently discussed with him, including fixing an exchange ratio that would provide Great Plains Energy shareholders with ownership of 47.5 percent of the combined company following the closing and setting a regulatory termination fee potentially payable by Great Plains Energy at $190 million (reduced from the $380 million from the prior agreement); equal “fiduciary out” termination fees for both companies of $190 million; and continuation of the $80 million termination fee to be payable by Great Plains Energy if the Great Plains shareholders failed to approve the proposed merger of equals transaction. The Great Plains Energy Board authorized Mr. Bassham to continue discussions and contract revisions on a merger of equals based on the revised terms. Mr. Bassham advised the Great Plains Energy Board that senior management of Great Plains Energy and Westar Energy would seek to finalize negotiations with Mr. Ruelle and the documentation for the proposed merger of equals transaction, and would seek to call a final board meetings with respect to the proposed transaction in the coming days if agreement could be reached as to final terms.

A special meeting of the Westar Energy Board was held by teleconference on July 6, 2017. Members of Westar Energy’s senior management and representatives of Guggenheim Securities and Baker Botts also participated in the meeting. The meeting began with introductory comments from the Chairman who advised that discussions appeared to be resolving open issues in an acceptable manner and that assuming no unexpected developments the Westar Energy Board would be asked to make a decision about the proposed merger of equals transaction over the upcoming weekend. Mr. Ruelle reported on the outcome of discussions with Mr. Bassham in their meeting on July 2, 2017 and in subsequent telephone calls where agreement was reached on relative ownership percentages of Westar Energy and Great Plains Energy shareholders in the new company of 52.5 percent and 47.5 percent, respectively, resulting in an exchange ratio of 0.5981; the reverse termination fee was reduced to $190 million and the “fiduciary out” termination fees for both parties were adjusted to $190 million; and open questions about governance and social issues were resolved, including that the combined company would have an equal number of directors from Westar Energy and Great Plains Energy, Mr. Ruelle would serve as the Chairman of the Board, Mr. Charles Q. Chandler IV, the Westar Energy Chairman of the Board would serve as the new lead independent director, and the direct reports to Mr. Bassham as the chief executive officer of the combined company would include three executives each from Westar Energy and Great Plains Energy. Mr. Ruelle also advised that he and Mr. Bassham had reached an informal understanding about how to handle a few key transition questions, and that plans for an announcement of a restructured transaction on the morning of July 10 were being finalized with Great Plains Energy.

Representatives of Guggenheim Securities commented that, based on their financial analysis, they continued to believe there was a compelling strategic rationale for such transaction over a stand-alone strategy. They highlighted key benefits of the proposed merger of equals transaction, including accretive earnings per share even without transaction synergies and an increased dividend for Westar Energy shareholders, increased cash flow, an improved credit ratings profile, potential benefits to both Westar Energy shareholders and customers from transaction synergies, and enhanced optionality for future strategic alternatives. They also highlighted the key analysis in their stand-alone valuation of Westar Energy and the pro forma valuation of the new combined company, especially noting the positive benefit to Westar Energy shareholders indicated by a discounted cash flow valuation of the pro forma combined company that exceeded the same valuation for Westar Energy on a stand-alone basis. Guggenheim Securities confirmed it was prepared to issue an opinion to the Westar Energy Board, based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, as to the fairness, from a financial point of view, of the Westar Energy exchange ratio to Westar Energy shareholders (taking into account the Great Plains Energy exchange ratio), subject to receiving an execution copy of the amended and restated merger agreement.

Representatives of Baker Botts discussed Westar Energy Board’s fiduciary duties applicable to the consideration of the proposed merger of equals with Great Plains Energy. They also reviewed a summary of the key terms of the merger agreement included with the materials provided to the Westar Energy Board in advance of the meeting. Westar Energy senior management reviewed change in control considerations for both companies related to the proposed merger of equals transaction.

At the conclusion of the meeting, following extensive discussion throughout the meeting, it was the consensus of the Westar Energy Board that the proposed merger of equals transaction was in the long-term best interests of Westar Energy’s shareholders, and that absent unexpected developments and subject to the completion of documentation and planning for announcement of the transaction, it was prepared to approve the proposed merger of equals transaction.

Also on July 6, 2017, Bracewell delivered to Baker Botts a revised draft of the amended and restated merger agreement. From July 6 through July 9, 2017, Great Plains Energy and Westar Energy worked together with their respective counsel to resolve the remaining open issues in the draft amended and restated merger agreement, including, among other things, certain additional conditions to Westar Energy’s obligation to close the transactions related to cash on Great Plains Energy’s balance sheet and its planned redemption of preference stock, employee issues, potential retention compensation, governance issues and termination fees. It was agreed to add back a termination fee in the amount of $190 million payable by Great Plains Energy in the event that regulatory approvals for the proposed merger of equals transaction are not obtained, to reduce the termination fees payable by Westar Energy and to increase the termination fees payable by Great Plains Energy.

A special meeting of the Westar Energy Board was held by teleconference on July 9, 2017. Members of Westar Energy’s senior management and representatives of Guggenheim Securities and Baker Botts also participated in the meeting. Mr. Ruelle reviewed key items finalized since the last meeting, including clarification of his term as Chairman of the Board of the combined company, an additional closing condition requiring Great Plains Energy to have a minimum of $1.25 billion in cash at closing, and assigning to Great Plains Energy the right to appoint the chair of a new Nuclear and Environmental Committee. Representatives of Guggenheim Securities confirmed delivery of the firm’s fairness opinion to the Board and that the opinion had not changed from the draft opinion discussed with the Westar Energy Board at the prior meeting. Representatives of Baker Botts commented on the final form of the amended and restated merger agreement and confirmed no substantive changes had been made except as discussed at the meeting. Following discussions, the Westar Energy Board (1) determined that it was in the best interests of Westar Energy and its shareholders, and declared it advisable, for Westar Energy to enter into the amended and restated merger agreement and to consummate the transactions contemplated thereby, (2) adopted and approved the amended and restated merger agreement and approved Westar Energy’s execution, delivery and performance of the amended and restated merger agreement and the consummation of the transactions contemplated by the amended and restated merger agreement and (3) resolved to recommend that Westar Energy’s shareholders adopt the amended and restated merger agreement.

Also on July 9, 2017, the Great Plains Energy Board held a special telephonic meeting, which was attended by members of Great Plains Energy senior management, representatives of Goldman Sachs, Lazard, Barclays and Bracewell. Members of Great Plains Energy senior management, together with representatives of Great Plains Energy’s advisors, reviewed with the Great Plains Energy Board the final terms of the amended and restated merger agreement, including the exchange ratio of 0.5981 shares of Monarch Energy common stock to be received by Great Plains Energy shareholders for each share of Great Plains Energy common stock, which would result in Great Plains Energy shareholders owning approximately 47.5 percent of the combined company following the closing, the revised termination fees, including a regulatory termination fee of $190 million potentially payable by Great Plains Energy, the final changes to the amended and restated merger agreement that had been negotiated with Westar Energy, including the changes to the termination fees, among others. Representatives of Bracewell reviewed with the Great Plains Energy Board certain legal matters relating to the proposed merger of equals transaction and the fiduciary duties of the members of the Great Plains Energy Board with respect to such transaction.

The Great Plains Energy Board received a presentation from representatives of Goldman Sachs with respect to its financial analyses of the proposed merger of equals transaction. Representatives of Goldman Sachs rendered its oral opinion to the Great Plains Energy Board, subsequently confirmed in writing by delivery of a written opinion dated as of July 9, 2017, that as of the date of the opinion and based upon and subject to the factors and assumptions set forth therein, the Great Plains Energy exchange ratio pursuant to the amended and restated merger agreement was fair from a financial point of view to the holders (other than Westar Energy and its affiliates) of shares of Great Plains Energy common stock. The full text of the written opinion of Goldman Sachs, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex D.

The Great Plains Energy Board received a presentation from representatives of Lazard with respect to its financial analyses of the proposed merger of equals transaction. Representatives of Lazard rendered its oral opinion to the Great Plains Energy Board, subsequently confirmed in writing by delivery of a written opinion dated as of July 9, 2017, that as of the date of the opinion and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the Great Plains Energy exchange ratio pursuant to the amended and restated merger agreement was fair, from a financial point of view, to the holders of Great Plains Energy common stock (other than shares of Great Plains Energy common stock held by Great Plains Energy as treasury stock, shares owned by a wholly-owned subsidiary of Great Plains Energy or shares owned directly or indirectly by Westar Energy, Monarch Energy or King Energy). The full text of the written opinion of Lazard, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this joint proxy statement/prospectus as Annex E.

After considering the proposed terms of the amended and restated merger agreement and the various presentations of its financial and legal advisors, and taking into consideration the matters discussed during the meeting and prior meetings of the Great Plains Energy Board, including the factors described under “—Recommendations of the Great Plains Energy Board and its Reasons for the Merger”, the Great Plains Energy Board determined that the transactions contemplated by the amended and restated merger agreement were advisable and in the best interests of Great Plains Energy and its shareholders, adopted the amended and restated merger agreement and approved Great Plains Energy’s execution, delivery and performance of the amended and restated merger agreement and resolved to recommend that Great Plains Energy’s shareholders approve the amended and restated merger agreement.

Following the Westar Energy and Great Plains Energy Board of Directors meetings, the amended and restated merger agreement was finalized and the parties signed the amended and restated merger agreement. After the parties signed the merger agreement, Great Plains Energy and OMERS terminated the OMERS SPA. On July 10, 2017, Westar Energy and Great Plains Energy issued a joint press release announcing the execution of the amended and restated merger agreement.

Recommendations of the Great Plains Energy Board and its Reasons for the Mergers

The Great Plains Energy Board has reviewed and considered the terms of the mergers and the merger agreement and has unanimously determined that the mergers are advisable and in the best interests of Great Plains Energy and its shareholders and unanimously recommends that Great Plains Energy shareholders vote FOR the Great Plains Energy Merger proposal.

In reaching its decision to recommend that the Great Plains Energy shareholders approve the Great Plains Energy Merger proposal, the Great Plains Energy Board consulted with Great Plains Energy senior management, as well as Goldman Sachs, Lazard and Barclays, financial advisors to Great Plains Energy in connection with the mergers, and Bracewell, outside counsel to Great Plains Energy in connection with the mergers, and considered various other factors, both positive and negative. The following discussion of the information and factors considered by the Great Plains Energy Board is not intended to be exhaustive and may not include all of the factors considered by the Great Plains Energy Board. In view of the wide variety of factors considered by the Great Plains Energy Board in connection with its evaluation of the mergers, the Great Plains Energy Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described below, individual members of the Great Plains Energy Board may have given different weight to different factors. The Great Plains Energy Board considered this information as a whole and considered overall the information and factors to be favorable to, and in support of, its determinations and recommendations. The material information and factors considered by the Great Plains Energy Board were as follows:

Strategic Considerations. The Great Plains Energy Board considered a number of factors pertaining to the strategic rationale for the mergers, many of which were the same as, or similar to, the factors the Great Plains Energy Board considered in the transactions contemplated by the original merger agreement, including the following:

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Value Creation. The Great Plains Energy Board considered that the mergers will result in a combined company with operations that provide numerous opportunities to create meaningful additional value for the benefit of Great Plains Energy shareholders, as well as the customers of the combined company. The Great Plains Energy Board considered a number of potential sources of value to be created in the mergers, including, among others, the benefits of greater size and scope of operations and the resulting increased investment opportunities, anticipated operating and cost efficiencies, the benefits of a broader set of skills that will be brought together in the combined company’s workforce, and benefits to be obtained in the standardization of key processes by leveraging existing best practices at Great Plains Energy and Westar Energy. The Great Plains Energy Board considered both the aggregate potential value that may be created in the mergers, as well as the fact that the numerous opportunities to create value mitigate the risk that any particular opportunity to create value will not be realized.

•	Regulatory and Geographic Diversification. The Great Plains Energy Board considered that the mergers should result in the combined company’s earnings being derived from more diversified operations, both from a regulatory and geographic perspective. Currently, approximately 72 percent of Great Plains Energy’s customers are located in Missouri, and approximately 64 percent of the rate base of Great Plains Energy regulated utility subsidiaries is under the jurisdiction of the MPSC. Following the mergers, approximately 40 percent of the customers of the combined company would be located in Missouri and 60 percent would be located in Kansas. The proportion of the rate base of the combined company’s regulated utility subsidiaries under the jurisdiction of the KCC will increase following the mergers and the proportion under the jurisdiction of the MPSC will decrease, in each case as compared to the current rate base of Great Plains Energy’s regulated utility subsidiaries. Achieving this greater balance among the geographic areas and regulatory jurisdictions in which we operate should help the combined company enhance the diversification of its principal revenue stream and promote increased financial flexibility, as well as decrease the combined company’s potential exposure to any particular adverse event.

•	Fuel and Energy Mix Diversification. The Great Plains Energy Board considered that the combined company will have increased capacity in renewable generation as compared to Great Plains Energy on a stand-alone basis. Westar Energy’s significant generation capacity from wind resources, which currently constitutes approximately 7 percent of Westar Energy’s overall generation capacity, should result in approximately 5 percent of the combined company’s generation capacity coming from renewable sources, and approximately 51 percent from coal. This would reflect an increase from Great Plains Energy’s current renewable generation capacity of 3 percent of total capacity, and a decrease from Great Plains Energy’s current coal fired capacity of 53 percent of total capacity. In addition, the combined company would gain majority control of the La Cygne, Jeffrey and Wolf Creek generating units, which would provide the combined company with greater opportunities with respect to the optimization of these generating units.

•	Improved Credit Profile. The Great Plains Energy Board considered that, over time, because of the anticipated improved cash flow profile, greater operating scale and regulatory jurisdiction diversification of the combined company, the combined company should have an improved credit profile as compared to Great Plains Energy today, which could result in lower borrowing costs, and greater financial flexibility, including with respect to financing significant capital improvements in the future to satisfy the combined company’s obligations to operate and maintain a safe and reliable electric system, among other beneficial effects.

•	Enhancement of Equity Market Profile. The Great Plains Energy Board considered that the combined company should have a larger market capitalization, which is expected to enhance the equity market profile of the combined company. The Great Plains Energy Board considered that a larger market capitalization should make the combined company a more attractive investment to institutional investors, increase analyst coverage and increase the liquidity of its publicly traded common stock.

•	Combined Expertise. The Great Plains Energy Board considered that the mergers will combine complementary areas of expertise of each company. The combined company is expected to be able to draw upon the intellectual capital, technical expertise, processes, practices and experience of a deeper, more diverse workforce and strengthened succession planning for key positions, and to leverage the best practices of Great Plains Energy and Westar Energy.

•	Shared Culture. The Great Plains Energy Board considered that Great Plains Energy and Westar Energy share a common culture, which Great Plains Energy believes will result in a more efficient integration of the two companies, and will improve the combined company’s opportunities to realize operating efficiencies on a timely basis that will inure to both customers and shareholders.

Impact of the Mergers on Customers. The Great Plains Energy Board evaluated the expected impact of the mergers on the customers of Great Plains Energy, including the anticipated increased operating efficiencies and reduced costs of the combined company compared to such companies’ stand-alone plans, which should permit the combined company to reduce the amount and frequency of future rate increases. The Great Plains Energy Board further considered that Great Plains Energy senior management has conducted an extensive review of potential operating efficiencies in connection with its integration planning activities over the past year, which has provided an increased level of confidence in the realization of these efficiencies.

Impact of the Mergers on Communities. The Great Plains Energy Board considered the expected impact of the mergers on the communities served by Great Plains Energy and Westar Energy and the benefits that the mergers will likely generate for these communities from the greater strength of the combined company as compared to Great Plains Energy or Westar Energy on a stand-alone basis. The Great Plains Energy Board also determined that following the mergers, Great Plains Energy will maintain a Kansas headquarters in Topeka, Kansas and that Westar Energy’s historic levels of community involvement and charitable contributions and support in Westar Energy’s existing service territories will be maintained.

Employee Matters. The Great Plains Energy Board evaluated the expected impact of the mergers on the employees of Great Plains Energy, and considered that there should be more opportunities for all employees of the combined company, which should be a larger, more competitive company. The Great Plains Energy Board also considered the impact that business uncertainty pending completion of the mergers, as well as the prospective combined company leadership team that includes current executives from both Westar Energy and Great Plains Energy, could have on the ability to attract, retain and motivate key personnel until the mergers are completed.

Financial Considerations. The Great Plains Energy Board considered the expected financial impact of the mergers on Great Plains Energy, including that the transaction is expected to be accretive to Great Plains Energy’s earnings per share in the first full year following the consummation of the mergers and thereafter and that the transaction is anticipated to enhance EPS growth and maintain investment grade credit ratings. The Great Plains Energy Board also considered the historical financial condition and operating results of Great Plains Energy and Westar Energy, including information with respect to their respective earnings histories.

Total Shareholder Return. The Great Plains Energy Board considered that the mergers are expected to position the combined company to deliver strong total shareholder returns with targeted compounded annual earnings per share growth of 6-8 percent over the next several years, resulting in part from the anticipated realization of efficiencies that should allow both quantifiable benefits for customers and afford the utilities a better opportunity to earn their allowed returns without having to resort only to rate increases, as well as the combined company’s expected strong balance sheet and improved free cash flows, which should create a robust business platform to pursue new sustainable growth opportunities including investments in additional renewables and transmission assets. In addition, the Great Plains Energy Board considered the anticipated implementation of a share repurchase program after closing to rebalance the combined company’s capital structure and effectively deploy cash.

Post-Merger Corporate Governance. The Great Plains Energy Board considered the corporate governance provisions of the merger agreement, including that, upon completion of the mergers, the board of directors of the combined company will include an equal number of directors from the Great Plains Energy Board and the Westar Energy Board, the non-executive Chairman of the combined company board will be Mr. Ruelle, the President and Chief Executive Officer of the combined company will be Mr. Bassham, and the key leadership positions of the combined company will be filled by current executives of each of Westar Energy and Great Plains Energy, as specified in an exhibit to the merger agreement. See “Monarch Energy Governance and Management” beginning on page 177 for further information.

Recommendation of Management. The Great Plains Energy Board took into account the recommendation of Great Plains Energy management in favor of mergers.

Opinions of Financial Advisors. The Great Plains Energy Board considered the financial analyses and presentations of Goldman Sachs and Lazard, as presented to the Great Plains Energy Board on July 9, 2017, as well as Goldman Sachs’ and Lazard’s respective oral opinions delivered to the Great Plains Energy Board on July 9, 2017, and later confirmed in (i) Goldman Sachs’ written opinion dated July 9, 2017, that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth therein, the Great Plains Energy exchange ratio pursuant to the amended and restated merger agreement was fair from a financial point of view to the holders (other than Westar Energy and its affiliates) of shares of Great Plains Energy common stock and (ii) Lazard’s written opinion dated as of July 9, 2017, that, as of the date of the opinion and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the Great Plains Energy exchange ratio pursuant to the amended and restated merger agreement was fair, from a financial point of view, to the holders of Great Plains Energy common stock (other than shares of Great Plains Energy common stock held by Great Plains Energy as treasury stock, shares owned by a wholly-owned subsidiary of Great Plains Energy or shares owned directly or indirectly by Westar Energy, Monarch Energy or King Energy). See “The Proposed Mergers—Opinions of Great Plains Energy’s Financial Advisors” beginning on page 84.

Strategic Alternatives. The Great Plains Energy Board considered the trends and competitive developments in the industry and the range of strategic alternatives available to Great Plains Energy, including the prospects for Great Plains Energy continuing to operate as a stand-alone entity, or the possibility and feasibility of pursuing a business combination with another industry participant, taking into account the obligations of Great Plains Energy under the original merger agreement.

Due Diligence. The Great Plains Energy Board considered and evaluated the results of the due diligence investigation and subsequent integration planning undertaken by Great Plains Energy’s management and advisors, including the information included in the updated disclosure letter delivered by Westar Energy to Great Plains Energy in connection with the merger agreement. The Great Plains Energy Board also considered estimated pre-tax operating efficiencies, excluding costs to achieve, projected to result from the mergers of $113 million, $148 million, $155 million and $159 million in 2019, 2020, 2021 and the terminal year, respectively, which were developed by the management of Great Plains Energy in the course of the due diligence investigation and integration planning, and were incorporated into certain financial analyses presented to the Great Plains Energy Board.

Terms of the Merger Agreement. The Great Plains Energy Board reviewed and considered the terms of the merger agreement, including that the exchange ratios for the Westar Energy shareholders and the Great Plains Energy shareholders were developed by taking into account Great Plains Energy’s potential obligation to pay the $380 million termination fee to Westar Energy if the original merger agreement were terminated, and the dislocation of the market prices of the shares of both Westar Energy and Great Plains Energy as a result of the original transaction and the KCC order, the restrictions on the operations of each of Westar Energy and Great Plains Energy between the signing of the merger agreement and the closing of the transaction, the representations and warranties of each party, the conditions to each party’s obligation to complete the mergers, the rights of each party to consider and engage in negotiations regarding potentially superior proposals, the rights of each party to withdraw or otherwise change its recommendation to its shareholders in favor of the proposals related to the merger agreement, the rights of each party to terminate the merger agreement and the obligations of each party to pay a termination fee under certain circumstances. See “The Merger Agreement” beginning on page 147 for a detailed discussion of the terms and conditions of the merger agreement.

Likelihood of Completion of the Mergers. The Great Plains Energy Board considered the likelihood that the mergers will be completed on a timely basis, including the likelihood that the mergers will receive all necessary regulatory approvals without unacceptable conditions and that all conditions to consummation of the mergers will be satisfied, including, among other conditions, that neither Great Plains Energy nor Westar Energy is required to complete the mergers if any final orders in connection with required governmental approvals would include or impose any term or condition that, individually or in the aggregate, has resulted or would reasonably be expected to result in a material adverse effect on the combined company, including Great Plains Energy and Westar Energy, and their respective subsidiaries taken as a whole (after giving effect to the mergers), but assuming that the combined company constitutes a consolidated group of entities of the same size and scale as Westar Energy and its subsidiaries, taken as a whole, and neither Great Plains Energy nor Westar Energy is required to complete the mergers if the mergers have not been approved by the KCC, MPSC, FERC, the NRC or the FCC, as applicable. To that end, the Great Plains Energy Board further considered the potential length of the regulatory approvals process and that the merger agreement provides that, subject to certain exceptions, it may not be terminated until July 9, 2018, which may be extended for an additional six months under specified circumstances.

The Great Plains Energy Board also considered potential risks associated with the mergers, including the following:

Merger Consideration. The Great Plains Energy Board considered that the merger consideration to be received by Great Plains Energy shareholders consists of a fixed number of shares of Monarch Energy common stock for each share of Great Plains Energy common stock, which was fixed at the time the merger agreement was signed. Accordingly, the merger consideration to be received by Great Plains Energy shareholders will not adjust downwards to compensate for any declines in the results of operations, earnings or price of Westar Energy common stock prior to the closing of the mergers, and the terms of the merger agreement do not include termination rights triggered expressly by a decrease in the market price of Westar Energy’s common stock. The Great Plains Energy Board determined that this structure was appropriate and the risk acceptable in view of the relative intrinsic values and financial performance of Westar Energy and Great Plains Energy, the percentage of the combined company to be owned by Great Plains Energy shareholders and the inclusion of other structural protections in the merger agreement, such as the condition to Great Plains Energy’s obligation to consummate the mergers that Westar Energy has not experienced a material adverse effect on its business.

Regulatory Approvals and Related Termination Fee. The Great Plains Energy Board considered the regulatory approvals that are required in connection with the mergers and the risk that governmental authorities and third parties may seek to impose unfavorable terms or conditions on the required approvals or that those approvals may not be obtained at all. The Great Plains Energy Board further considered that in the event that the mergers cannot be consummated on or prior to January 9, 2019 solely due to a failure of Great Plains Energy and Westar Energy to receive the required regulatory approvals (or an applicable regulatory authority prohibits the consummation of the transaction), and Westar Energy were to terminate the merger agreement, Great Plains Energy would be required to pay to Westar Energy a termination fee of $190 million. In addition, the Great Plains Energy Board considered the potential length of the regulatory approval process, the expectation of Great Plains Energy management that the transaction will not be completed until the first half of 2018 and that if regulatory approvals have not been obtained, under certain circumstances the merger agreement provides that it may not be terminated until January 9, 2019.

Shareholder Approvals and Related Termination Fee. The Great Plains Energy Board considered the approvals of the shareholders of Great Plains Energy that are being sought in connection with the mergers, and the fact that if the merger agreement is terminated due to a failure of the Great Plains Energy shareholders holding at least two-thirds of the outstanding common shares of Great Plains Energy common stock and entitled to vote to approve the Great Plains Energy Merger proposal at the Great Plains Energy special meeting, Great Plains Energy would be required to pay a termination fee to Westar Energy of $80 million.

Alternative Proposals and other Termination Fees. The Great Plains Energy Board considered the risk that, although Great Plains Energy has the right under certain limited circumstances to consider and participate in negotiations with respect to proposals for alternative transactions, the merger agreement contains provisions relating to the potential payment of a termination fee of $190 million in connection with an alternative transaction, which may have the effect of discouraging such proposals. In addition, the Great Plains Energy Board considered that the merger agreement includes other customary restrictions on the ability of Great Plains Energy to solicit offers for alternative proposals or engage in discussions regarding such proposals, subject to exceptions, or to terminate the merger agreement to enter into an agreement with respect to an alternative transaction, any of which could have the effect of discouraging such proposals from being made or pursued, even if potentially more favorable to the shareholders of Great Plains Energy than the mergers. Furthermore, the Great Plains Energy Board considered that, pursuant to the terms of the merger agreement, Great Plains Energy is obligated to pay to Westar Energy a termination fee of $190 million in the event that Westar Energy terminates the merger agreement due to the failure of Great Plains Energy to consummate the mergers as required by the terms of the merger agreement. See “The Merger Agreement—Termination; Termination Fee; Expenses” beginning on page 172 for further information regarding such fees and expenses.

Additional Interests of Executive Officers and Directors. The Great Plains Energy Board considered that certain executive officers and directors of Great Plains Energy may have interests with respect to the mergers in addition to their interests as shareholders of Great Plains Energy. See “Additional Interests of Great Plains Energy’s and Westar Energy’s Directors and Executive Officers in the Mergers” beginning on page 136 for further information.

Diversion of Management. The Great Plains Energy Board considered the possible diversion of management’s time and attention from Great Plains Energy’s ongoing business due to the substantial time and effort necessary to complete the mergers and plan for and implement the integration of the operations of Great Plains Energy and Westar Energy. See “Risk Factors” beginning on page 33 for further information.

Transaction Costs and Integration. The Great Plains Energy Board took into account the substantial transaction and integration costs to be incurred in connection with the mergers and the possibility that the potential benefits of the mergers will not be realized or will not be realized within the expected time period or to the degree anticipated, and the risks and challenges associated with the integration of Great Plains Energy’s and Westar Energy’s businesses, operations and workforces.

After consideration of these material factors, the Great Plains Energy Board concluded that the risks associated with the transaction could be (1) mitigated or managed by Great Plains Energy or, following the mergers, by the combined company, (2) were reasonably acceptable under the circumstances and (3) in light of the anticipated benefits overall, were outweighed by the potential benefits of the mergers.

The Great Plains Energy Board realized that there can be no assurance about future results, including results considered or expected as described in the factors listed above, such as assumptions regarding the potential benefits of the mergers. It should be noted that this explanation of the Great Plains Energy Board’s reasoning and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 42.

Opinions of Great Plains Energy’s Financial Advisors

Opinion of Goldman Sachs & Co. LLC

Goldman Sachs rendered its opinion to the Great Plains Energy Board that, as of July 9, 2017, and based upon and subject to the factors and assumptions set forth therein, the Great Plains Energy exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders (other than Westar Energy and its affiliates) of shares of Great Plains Energy common stock.

The full text of the written opinion of Goldman Sachs, dated July 9, 2017, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D. Goldman Sachs provided its opinion for the information and assistance of the Great Plains Energy Board in connection with its consideration of the mergers contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Great Plains Energy common stock should vote with respect to the Great Plains Energy Merger proposal or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	the Registration Statement on Form S-4, including the Joint Proxy Statement/Prospectus contained therein, dated August 25, 2016, relating to the special meetings of the shareholders of Great Plains Energy and Westar Energy held in connection with the merger contemplated by the original merger agreement;

•	annual reports to shareholders and Annual Reports on Form 10-K of Great Plains Energy and Westar Energy for the five years ended December 31, 2016;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Great Plains Energy and Westar Energy;

•	certain other communications from Great Plains Energy and Westar Energy to their respective shareholders;

•	certain publicly available research analyst reports for Great Plains Energy and Westar Energy; and

•	certain internal financial analyses and forecasts for Westar Energy prepared by the management of Westar Energy, certain internal financial analyses and forecasts for Great Plains Energy prepared by the management of Great Plains Energy, and certain financial analyses and forecasts for Monarch Energy prepared by the management of Great Plains Energy, in each case, as approved for Goldman Sachs’ use by Great Plains Energy (referred to in this section as the “Forecasts”), and certain operating efficiencies projected by the management of Great Plains Energy to result from the mergers, as approved for Goldman Sachs’ use by Great Plains Energy (referred to in this section as the “Efficiencies”).

Goldman Sachs also held discussions with members of the senior managements of Great Plains Energy and Westar Energy regarding their assessment of the past and current business operations, financial condition, and future prospects of Westar Energy and with members of the senior management of Great Plains Energy regarding their assessment of the past and current business operations, financial condition and future prospects of Great Plains Energy and the strategic rationale for, and the potential benefits of, the mergers; reviewed the reported price and trading activity for shares of Great Plains Energy common stock and shares of Westar Energy common stock; compared certain financial and stock market information for Great Plains Energy and Westar Energy with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the utility industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs, with Great Plains Energy’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Great Plains Energy’s consent that the Forecasts and the Efficiencies were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Great Plains Energy. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Great Plains Energy, Westar Energy or Monarch Energy or any

of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the mergers will be obtained without any adverse effect on Great Plains Energy, Westar Energy or Monarch Energy or on the expected benefits of the mergers in any way meaningful to its analysis. Goldman Sachs has also assumed that the mergers will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Great Plains Energy to engage in the mergers or the relative merits of the mergers as compared to any strategic alternatives that may be available to Great Plains Energy; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the Great Plains Energy exchange ratio pursuant to the merger agreement to the holders (other than Westar Energy and its affiliates) of shares of Great Plains Energy common stock. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the mergers or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the mergers, including the fairness of the mergers to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Great Plains Energy; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Great Plains Energy, Westar Energy or Monarch Energy, or any class of such persons in connection with the mergers, whether relative to the Great Plains Energy exchange ratio pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of Monarch Energy common stock will trade at any time or as to the impact of the mergers on the solvency or viability of Great Plains Energy, Westar Energy or Monarch Energy or the ability of Great Plains Energy, Westar Energy or Monarch Energy to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Great Plains Energy Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of the analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 7, 2017, the last trading day before the public announcement of the mergers contemplated by the merger agreement, and is not necessarily indicative of current market conditions.

Historical Exchange Ratio Analysis

Goldman Sachs reviewed the historical trading prices for shares of Great Plains Energy common stock and shares of Westar Energy common stock and calculated historical average exchange ratios over various periods from March 9, 2011 to July 7, 2017, by first dividing the closing price per share of Great Plains Energy common stock on each trading day during the period by the closing price per share of Westar Energy common stock on the same trading day, and subsequently calculating the average of these daily historical exchange ratios over such periods (referred to in this section as the “Average Exchange Ratio” for such period). The following table indicates the Average Exchange Ratio for the periods indicated:

Period	Average Exchange Ratio
July 7, 2017	0.5505x
Three Months Prior to July 7, 2017	0.5505x
One Year Prior to July 7, 2017	0.5160x
March 9, 2016(1)	0.6933x
One Year Prior to March 9, 2016	0.6813x
Three Years Prior to March 9, 2016	0.7058x
Five Years Prior to March 9, 2016	0.7190x

(1)	The last trading day prior to an article published on March 10, 2016 that stated that Westar Energy was evaluating potential strategic alternatives, including a sale.

Selected Companies Analysis

Goldman Sachs reviewed and compared certain financial information for Great Plains Energy and Westar Energy to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the utility industry (collectively referred to in this section as the “selected companies”):

•	Ameren Corporation

•	Avista Corporation

•	IDACORP, Inc.

•	Alliant Energy Corporation

•	OGE Energy Corp.

•	Pinnacle West Capital Corporation

•	Portland General Electric Company

•	Vectren Corporation

•	WEC Energy Group, Inc.

Although none of the selected companies is directly comparable to Great Plains Energy or Westar Energy, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Great Plains Energy and Westar Energy.

Relative Contribution Analysis

Goldman Sachs reviewed specific estimated future operating and financial information including, among other things, net income, for Great Plains Energy and Westar Energy as provided in the Forecasts for Great Plains Energy and Westar Energy as well as the market capitalization of Great Plains Energy and Westar Energy.

Goldman Sachs analyzed the implied relative contributions of Great Plains Energy and Westar Energy to Monarch Energy’s common equity market capitalization, based on the number of fully diluted outstanding shares of Great Plains Energy common stock and shares of Westar Energy common stock as of July 6, 2017 provided by Great Plains Energy’s management and Westar Energy’s management, respectively, as approved for Goldman Sachs’ use by Great Plains Energy, and the closing price per share of Great Plains Energy common stock and per share of Westar Energy common stock on July 7, 2017. This analysis implied an exchange ratio of 0.5505 shares of Great Plains Energy common stock to shares of Westar Energy common stock.

Goldman Sachs also analyzed the relative potential net income contribution to Monarch Energy and implied ownership of Monarch Energy (both (1) unadjusted and (2) adjusted for Great Plains Energy’s and Westar Energy’s excess cash, taking into account a termination fee payable by Great Plains Energy to Westar Energy pursuant to the original merger agreement and estimated costs for Great Plains Energy to redeem its outstanding (1) 7.00 percent Series B Mandatory Convertible Preferred Stock (aggregate principal amount $862.5 million) and related depositary shares and (2) 2.500 percent Senior Notes due 2020 (aggregate principal amount $750 million), 3.150 percent Senior Notes due 2022 (aggregate principal amount $1.15 billion), 3.900 percent Senior Notes due 2027 (aggregate principal amount $1.4 billion), and 4.850 percent Senior Notes due 2047 (aggregate principal amount $1.0 billion) (for simplicity, referred to collectively as “debt and mandatory convertible preferred stock”) of holders of shares of Great Plains Energy common stock following consummation of the mergers before taking into account any of the Efficiencies based on estimated years 2019, 2020 and 2021, using the Forecasts for Great Plains Energy and Westar Energy and, in the case of the adjusted implied ownership analysis, the assumptions provided by Great Plains Energy’s management, as approved for Goldman Sachs’ use by Great Plains Energy. The following table presents the results of this analysis:

	Great Plains Energy Net Income Contribution	Great Plains Energy Shareholders’ Implied Ownership	Implied Exchange Ratio	Great Plains Energy Shareholders’ Implied Ownership (adjusted for excess cash)	Implied Exchange Ratio
2019	44.4%	44.4%	0.5279x	47.8%	0.6049x
2020	45.2%	45.2%	0.5463x	48.6%	0.6238x
2021	42.0%	42.0%	0.4789x	45.6%	0.5543x

Illustrative Discounted Cash Flow Analysis

Goldman Sachs performed illustrative discounted cash flow analyses to determine illustrative ranges of implied present values per share of Great Plains Energy common stock assuming Great Plains Energy continued to operate as a standalone company, implied present values per share of Westar Energy common stock assuming Westar Energy continued to operate as a standalone company, and implied exchange ratios of shares of Great Plains Energy common stock to shares of Westar Energy common stock.

Illustrative Discounted Cash Flow Analysis—Westar Energy Standalone. Goldman Sachs performed an illustrative discounted cash flow analysis on Westar Energy on a standalone basis using Westar Energy’s net debt as of March 31, 2017 and the number of fully diluted outstanding shares of Westar Energy common stock as of July 6, 2017, each as provided by Westar Energy’s management and as approved for Goldman Sachs’ use by Great Plains Energy, and the Forecasts for Westar Energy to determine an illustrative range of implied present values per share of Westar Energy common stock. Goldman Sachs first calculated estimated unlevered, after-tax free cash flows of Westar Energy for the calendar years 2017 through 2022 using information contained in the Forecasts for Westar Energy, without including the Efficiencies and taking into account a termination fee payable by Great Plains Energy to Westar Energy pursuant to the original merger agreement, and calculated illustrative terminal value indications in the year 2022 using multiples ranging from 9.00x to 10.50x EBITDA. The cash flows and terminal values were discounted to illustrative present values as of March 31, 2017 using discount rates ranging from 3.50 percent to 4.50 percent, reflecting estimates of Westar Energy’s weighted average cost of capital. Goldman Sachs then derived ranges of illustrative enterprise values for Westar Energy by adding the ranges of present values of cash flows and terminal values it derived above. Goldman Sachs then subtracted from such range of illustrative enterprise values the amount of Westar Energy’s net debt as of March 31, 2017 to derive a range of illustrative equity values for Westar Energy. Goldman Sachs then divided the illustrative equity values by the number of fully diluted outstanding shares of Westar Energy common stock as of July 6, 2017. This analysis resulted in a range of illustrative present values of $46.18 to $61.57 per share of Westar Energy common stock.

Illustrative Discounted Cash Flow Analysis—Great Plains Energy Standalone. Goldman Sachs performed an illustrative discounted cash flow analysis on Great Plains Energy on a standalone basis using Great Plains Energy’s net debt as of March 31, 2017, as adjusted for the redemption of debt and mandatory convertible preferred stock by Great Plains Energy and estimated costs associated with such redemption, and the number of fully diluted outstanding shares of Great Plains Energy common stock as of July 6, 2017, each as provided by Great Plains Energy’s management and as approved for Goldman Sachs’ use by Great Plains Energy, and the Forecasts for Great Plains Energy to determine an illustrative range of implied present values per share of Great Plains Energy common stock. Goldman Sachs calculated estimated unlevered, after-tax free cash flows of Great Plains Energy for the calendar years 2017 through 2022 using information contained in the Forecasts for Great Plains Energy, without including the Efficiencies and taking into account a termination fee payable by Great Plains Energy to Westar Energy pursuant to the original merger agreement, and calculated illustrative terminal value indications in the year 2022 using multiples ranging from 8.25x to 9.75x EBITDA. The cash flows and terminal values were discounted to illustrative present values as of March 31, 2017 using discount rates ranging from 3.75 percent to 4.75 percent, reflecting estimates of Great Plains Energy’s weighted average cost of capital. Goldman Sachs then derived ranges of illustrative enterprise values for Great Plains Energy by adding the ranges of present values of cash flows and terminal values it derived above. Goldman Sachs then subtracted from such range of illustrative enterprise values the amount of Great Plains Energy’s net debt as of March 31, 2017, to derive a range of illustrative equity values for Great Plains Energy. Goldman Sachs then divided the illustrative equity values by the number of fully diluted outstanding shares of Great Plains Energy common stock as of July 6, 2017. This analysis resulted in a range of illustrative present values of $29.52 to $37.78 per share of Great Plains Energy common stock.

Illustrative Implied Exchange Ratios. Goldman Sachs also calculated implied exchange ratios of shares of Great Plains Energy common stock to shares of Westar Energy common stock using an illustrative range of implied present values per share of Great Plains Energy common stock of $29.52 to $37.78 and an illustrative range of implied present values per share of Westar Energy common stock of $46.18 to $61.57, in each case derived as described above. This analysis resulted in a range of implied exchange ratios of shares of Great Plains Energy common stock to shares of Westar Energy common stock of 0.4794 to 0.8181.

Illustrative Discounted Cash Flow Analysis—Monarch Energy. Goldman Sachs performed an illustrative discounted cash flow analysis on Monarch Energy on a pro forma basis assuming consummation of the mergers contemplated by the merger agreement using the Forecasts for Monarch Energy and the Efficiencies to determine (1) an illustrative range of implied present values per share of Monarch Energy common stock; (2) the implied present values attributable to each share of Great Plains Energy common stock based the Great Plains Energy exchange ratio; and (3) an illustrative range of the percentage increase in implied present values per share of Monarch Energy common stock after application of the Great Plains Energy exchange ratio over the implied present values per share of Great Plains Energy common stock assuming Great Plains Energy continued to operate as a standalone company.

Goldman Sachs calculated estimated unlevered, after-tax free cash flows of Monarch Energy for the calendar years 2017 through 2022 using information contained in the Forecasts for Monarch Energy following consummation of the mergers contemplated in the merger agreement, including the Efficiencies, and calculated illustrative terminal value indications in the year 2022 using multiples ranging from 8.75x to 10.75x EBITDA. The cash flows and terminal values were discounted to illustrative present values as of March 31, 2017 using discount rates ranging from 3.50 percent to 4.50 percent, reflecting estimates of Monarch Energy’s weighted average cost of capital. Goldman Sachs then derived ranges of illustrative enterprise values for Monarch Energy by adding the ranges of present values of cash flows and terminal values it derived above. Goldman Sachs then subtracted from such range of illustrative enterprise values the amount of Westar Energy’s and Great Plains Energy’s aggregate net debt as of March 31, 2017, adjusted for the redemption of debt and mandatory convertible preferred stock by Great Plains Energy and estimated costs associated with such redemption, to derive a range of illustrative equity values for Monarch Energy. Goldman Sachs then divided the illustrative equity values by the estimated aggregate number of fully diluted outstanding shares of Monarch Energy common stock, calculated as the sum of the application of the Great Plains Energy exchange ratio to the number of fully diluted outstanding shares of Great Plains Energy common stock, plus the number of fully diluted outstanding shares of Westar Energy common stock, each as of July 6, 2017 and provided by Great Plains Energy’s management and Westar Energy’s management, respectively, as approved for Goldman Sachs’ use by Great Plains Energy. This analysis resulted in a range of illustrative present values of $51.32 to $70.10 per share of Monarch Energy common stock.

Goldman Sachs then applied the Great Plains Energy exchange ratio to such range of illustrative present values per share of Monarch Energy common stock to derive an illustrative range of implied present values per share of Monarch Energy common stock after application of the Great Plains Energy exchange ratio as an indication of the implied present values attributable to each share of Great Plains Energy common stock based the Great Plains Energy exchange ratio. This analysis resulted in a range of illustrative present values per share of Monarch Energy common stock after application of the Great Plains Energy exchange ratio of $30.69 to $41.92. Goldman Sachs then compared such range of illustrative present values per share of Monarch Energy common stock after application of the Great Plains Energy exchange ratio to the range of implied present values per share of Great Plains Energy common stock assuming Great Plains Energy continued to operate as a standalone company. This analysis resulted in a range of increases in present values attributable to each share of Great Plains Energy common stock of 4.00 percent to 11.00 percent.

Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of Great Plains Energy common stock assuming Great Plains Energy continued to operate as a standalone company and per share of Monarch Energy common stock after application of the Great Plains Energy exchange ratio assuming consummation of the mergers contemplated by the merger agreement, which is designed to provide an indication of the present value of a theoretical future value of Great Plains Energy’s equity as a function of Great Plains Energy’s or, in the case of the present value of the future price per share of Monarch Energy common stock after application of the Great Plains Energy exchange ratio, Monarch Energy’s estimated future earnings, estimated dividends and assumed price to future earnings per share multiple. For this analysis, Goldman Sachs used the Forecasts for Great Plains Energy as a standalone company, without including the Efficiencies, and the Forecasts for Monarch Energy, including the Efficiencies.

Goldman Sachs first calculated illustrative ranges of the implied future values per share of Great Plains Energy common stock and per share of Monarch Energy common stock as of the calendar years ended 2019, 2020, and 2021, by applying a one-year forward earnings per share multiple range of 17.1x to 19.1x for Great Plains Energy on a standalone basis and 18.1x to 20.1x for Monarch Energy to the estimated earnings per share of Great Plains Energy common stock and per share of Monarch Energy common stock, respectively, for each of the calendar years 2020, 2021, and 2022 contained in the applicable Forecasts and then discounting such implied future values per share back to implied present values as of March 31, 2017, using illustrative discount rates reflecting an estimate of Great Plains Energy’s cost of equity on a standalone basis and Monarch Energy’s cost of equity. For each of the calendar years 2019, 2020 and 2021, Goldman Sachs used the same illustrative discount rates to discount the estimated dividends per share of Great Plains Energy common stock and per share of Monarch Energy common stock contained in the applicable Forecast for the period from March 31, 2017 through and including the end of the applicable fiscal year to determine the implied present values of such estimated dividends as of March 31, 2017. Goldman Sachs then added together the implied present value of dividends and the implied present value of the future share price in each of the calendar years 2019, 2020 and 2021 for each company. Goldman Sachs then applied the Great Plains Energy exchange ratio to the sum of the implied present value of dividends of Monarch Energy and the implied present value of the future price per share of Monarch Energy common stock in each of the calendar years 2019, 2020 and 2021 to derive illustrative ranges of implied present values per share of Monarch Energy common stock after application of the Great Plains Energy exchange ratio for each such year as an indication of the implied present values attributable to each share of Great Plains Energy common stock based the Great Plains Energy exchange ratio.

The results of such analyses provided illustrative ranges of the implied present value of the future price (1) per share of Great Plains Energy common stock assuming Great Plains Energy continued to operate as a standalone company (A) when discounted from December 31, 2019, of $33.59 to $37.15, (B) when discounted from December 31, 2020, of $31.39 to $34.56, and (C) when discounted from December 31, 2021, of $31.60 to $34.66 and (2) per share of Monarch Energy common stock after application of the Great Plains Energy exchange ratio (A) when discounted from December 31, 2019, of $35.95 to $39.57, (B) when discounted from December 31, 2020, of $36.48 to $40.02, and (C) when discounted from December 31, 2021, of $37.43 to $40.95.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Great Plains Energy or Westar Energy or the contemplated mergers.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Great Plains Energy Board as to the fairness from a financial point of view to the holders (other than Westar Energy and its affiliates) of shares of Great Plains Energy common stock of the Great Plains Energy exchange ratio pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Great Plains Energy, Westar Energy, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The Great Plains Energy exchange ratio was determined through arm’s-length negotiations between Great Plains Energy and Westar Energy and was approved by the Great Plains Energy Board. Goldman Sachs provided advice to Great Plains Energy during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to Great Plains Energy or the Great Plains Energy Board or that any specific exchange ratio constituted the only appropriate exchange ratio for the mergers.

As described above, Goldman Sachs’ opinion to the Great Plains Energy Board was one of many factors taken into consideration by the Great Plains Energy Board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex D to this joint proxy statement/prospectus.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Great Plains Energy, Westar Energy, any of their respective affiliates and third parties or any currency or commodity that may be involved in the mergers contemplated by the merger agreement for the accounts of Goldman Sachs and its affiliates and employees and their customers.

Goldman Sachs acted as financial advisor to Great Plains Energy in connection with, and participated in certain of the negotiations leading to, the merger contemplated by the original merger agreement and the mergers contemplated by the merger agreement. Goldman Sachs has provided certain financial advisory and/or underwriting services to Great Plains Energy and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as (1) sole lead arranger and book-running manager in connection with Great Plains Energy’s 364-day senior unsecured bridge term loan facility (aggregate principal amount $8.0 billion) in May 2016, which was terminated upon announcement of the mergers contemplated by the merger agreement, (2) joint book-running manager in connection with the public offering of 60.49 million shares of Great Plains Energy common stock in September 2016, (3) book-running manager in connection with the public offering of Great Plains Energy’s 7.000 percent Series B Mandatory Convertible Preferred Stock (aggregate principal amount $862.5 million) in September 2016, and (4) book-running manager in connection with Great Plains Energy’s (A) 2.500 percent Senior Notes due 2020 (aggregate principal amount $750 million), (B) 3.150 percent Senior Notes due 2022 (aggregate principal amount $1.15 billion), (C) 3.900 percent Senior Notes due 2027 (aggregate principal amount $1.4 billion), and (D) 4.850 percent Senior Notes due 2047 (aggregate principal amount $1.0 billion) in March 2017 (the notes described in clauses (4)(A) through (4)(D), referred to collectively as the “Great Plains Energy Debt Securities”). During the two-year period ended July 9, 2017, Goldman Sachs has received compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Great Plains Energy and/or its affiliates of approximately $70 million, excluding the $25 million transaction fee payable to Goldman Sachs pursuant to, and subject to the terms and conditions of, the engagement letter discussed below.

In June 2016, subsequent to the announcement of the original merger agreement and at the request of Great Plains Energy, an affiliate of Goldman Sachs (referred to as “GS Counterparty”), acting as principal for its own account, entered into certain deal-contingent interest rate swap transactions with Great Plains Energy. The deal-contingent transactions consisted of four forward-starting, floating-to-fixed interest rate swap transactions, and were designed to manage Great Plains Energy’s interest rate risk associated with debt securities that it planned to issue to finance a portion of the cash consideration for the merger contemplated by the original merger agreement. In connection with the issuances by Great Plains Energy of the Great Plains Energy Debt Securities, the amount that would be payable between Great Plains Energy and GS Counterparty under those floating-to-fixed interest rate swap transactions upon the closing of the merger under the original merger agreement (referred to as the “Reference Event”) was determined and fixed (referred to as the “Cash Settlement Amount”). Based on market conditions at the time of the determination, the calculated aggregate Cash Settlement Amount was equal to $140.6 million, and would be payable by GS Counterparty to Great Plains Energy upon the satisfaction of the deal-contingency.

The terms of the deal-contingent transactions were amended in July 2017 in connection with the execution of the merger agreement (such transactions, as so amended, referred to as the “Amended Deal-Contingent Transactions”) in order to (1) revise the definitions to reflect the merger agreement and to include any amendment, restatement, supplement or other modification to the agreement (and, as a result, effect a corresponding modification of the events constituting the Reference Event), and (2) extend, from November 30, 2017 to May 31, 2018, the deadline by which the Reference Event must be completed in order for the Cash Settlement Amount to be payable to Great Plains Energy. Although the definition of the merger agreement under the Amended Deal-Contingent Transactions allows for amendments to the merger agreement, if a material change to the transaction structure is involved, the resulting transaction must qualify as a Replacement Transaction (as defined below), as reasonably determined by GS Counterparty, in order to qualify as the Reference Event for purposes of the deal-contingency.

Under the terms of the Amended Deal-Contingent Transactions, if the Reference Event is completed on or prior to May 31, 2018, GS Counterparty will be required to pay the Cash Settlement Amount to Great Plains

Energy. If, however, the Reference Event is not completed on or before May 31, 2018, or if GS Counterparty reasonably determines (with notification to Great Plains Energy) that, as a result of any event or condition, the Reference Event will not occur on or before May 31, 2018, then the Amended Deal-Contingent Transactions will terminate, and GS Counterparty and Great Plains Energy will, subject to the potential payment discussed in the immediately succeeding paragraph, be released from all obligations under the Amended Deal-Contingent Transactions, without the payment of the Cash Settlement Amount or any other amount by either party.

Notwithstanding the termination of the Amended Deal-Contingent Transactions as described in the preceding paragraph, if either (1) the mergers contemplated by the merger agreement or (2) another transaction or series of transactions among the parties to the merger agreement (and/or their beneficial owners, affiliates or assignees) that, in the reasonable judgment of GS Counterparty, is substantially similar to (or has an economic effect comparable to that of) the mergers contemplated by the merger agreement (such other transaction or series of transactions referred to as a “Replacement Transaction”), occurs during the period between the date on which the Amended Deal-Contingent Transactions terminated and November 30, 2018, GS Counterparty will be required to pay Great Plains Energy the Cash Settlement Amount.

Goldman Sachs also has provided certain investment banking services to Westar Energy and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation. During the two year period ended July 9, 2017, Goldman Sachs has not been engaged by Westar Energy or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has received compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Great Plains Energy, Westar Energy, Monarch Energy and their respective affiliates for which Goldman Sachs’ Investment Banking Division may receive compensation.

The Great Plains Energy Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the mergers. Pursuant to a letter agreement dated March 17, 2016, Great Plains Energy engaged Goldman Sachs to act as its financial advisor in connection with the transactions contemplated by the original merger agreement. The engagement letter between Great Plains Energy and Goldman Sachs provides for a transaction fee of $25 million, $2.5 million of which became payable at announcement of the merger contemplated by the original merger agreement and $5 million of which became payable upon the approval of the shareholders of Great Plains Energy of the merger contemplated by the original merger agreement. The remainder of the transaction fee is contingent upon consummation of the mergers contemplated by the merger agreement. In addition, Great Plains Energy has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of Lazard Frères & Co. LLC

On May 23, 2017, Great Plains Energy retained Lazard to act as its independent financial advisor in connection with the mergers. As part of this engagement, Great Plains Energy requested that Lazard evaluate the fairness, from a financial point of view, to the holders of Great Plains Energy common stock (other than shares of Great Plains Energy common stock held by Great Plains Energy as treasury stock, shares owned by a wholly-owned subsidiary of Great Plains Energy or shares owned directly or indirectly by Westar Energy, Monarch Energy or King Energy) of the Great Plains Energy exchange ratio. At a meeting of the Great Plains Energy Board held to evaluate the mergers on July 9, 2017, Lazard rendered an oral opinion to the Great Plains Energy Board, subsequently confirmed in writing, to the effect that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Lazard’s written opinion, the Great Plains Energy exchange ratio was fair, from a financial point of view, to the holders of Great Plains Energy common stock (other than shares of Great Plains Energy common stock held by Great Plains Energy as treasury stock, shares owned by a wholly-owned subsidiary of Great Plains Energy or shares owned directly or indirectly by Westar Energy, Monarch Energy or King Energy).

The full text of Lazard’s written opinion, dated July 9, 2017, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached as Annex E to this joint proxy statement/prospectus and is incorporated herein by reference. We encourage you to read Lazard’s opinion carefully and in its entirety. Lazard’s opinion was provided for the use and benefit of the Great Plains Energy Board (in its capacity as such) in its evaluation of the mergers, and addressed only the fairness, as of the date of the opinion, from a financial point of view, to holders of Great Plains Energy common stock (other than shares of Great Plains Energy common stock held by Great Plains Energy as treasury stock, shares owned by a wholly-owned subsidiary of Great Plains Energy or shares owned directly or indirectly by Westar Energy, Monarch Energy or King Energy) of the Great Plains Energy exchange ratio provided for in the mergers. Lazard’s opinion is not intended to and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Great Plains Energy Merger proposal or any matter relating thereto.

Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of Lazard’s opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of Lazard’s opinion. Lazard’s opinion did not express any opinion as to the price at which shares of Great Plains Energy common stock, Westar Energy common stock or Monarch Energy common stock may trade at any time subsequent to the announcement of the mergers. In connection with its engagement, Lazard was not involved in the negotiation of the mergers, and Lazard was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction with Great Plains Energy. Lazard’s opinion does not address the relative merits of the mergers as compared to any other transaction (including the merger previously contemplated by the original merger agreement) or business strategy in which Great Plains Energy might engage or the merits of the underlying decision by Great Plains Energy to engage in the mergers.

In connection with its opinion, Lazard:

•	Reviewed the financial terms and conditions of a draft, dated July 8, 2017, of the merger agreement;

•	Reviewed certain publicly available historical business and financial information relating to Great Plains Energy and Westar Energy;

•	Reviewed the June 2017 financial forecasts and other data prepared by Great Plains Energy relating to the business of Great Plains Energy, the June 2017 financial forecasts and other data prepared by Westar Energy relating to the business of Westar Energy and the June 2017 projected efficiencies and strategic, financial, operational and other benefits, including the amount and timing thereof, anticipated by the managements of Great Plains Energy and Westar Energy to be realized from the mergers;

•	Held discussions with members of the senior managements of Great Plains Energy and Westar Energy with respect to the businesses and prospects of Great Plains Energy and Westar Energy, respectively, and the projected efficiencies and strategic, financial, operational and other benefits anticipated by the managements of Great Plains Energy and Westar Energy to be realized from the mergers;

•	Reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of Great Plains Energy and Westar Energy, respectively;

•	Reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of Great Plains Energy and Westar Energy, respectively;

•	Reviewed historical stock prices and trading volumes of Great Plains Energy common stock and Westar Energy common stock;

•	Reviewed the potential pro forma financial impact of the mergers on Monarch Energy based on the financial forecasts referred to above relating to Great Plains Energy and Westar Energy; and

•	Conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Great Plains Energy or Westar Energy or concerning the solvency or fair value of Great Plains Energy or Westar Energy, and Lazard was not furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in Lazard’s analyses, including those related to projected efficiencies and strategic, financial, operational and other benefits anticipated by the managements of Great Plains Energy and Westar Energy to be realized from the mergers, Lazard assumed, with the consent of Great Plains Energy, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Great Plains Energy and Westar Energy as to the future financial performance of Great Plains Energy and Westar Energy, respectively, and such efficiencies and other benefits. In addition, Lazard assumed, with the consent of Great Plains Energy, that such projected efficiencies and strategic, financial, operational and other benefits, will be realized in the amounts and at the times contemplated thereby. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they are based.

In rendering its opinion, Lazard assumed, with the consent of Great Plains Energy, that the mergers will be consummated in accordance with the terms set forth in the merger agreement, without any waiver, amendment or delay of any terms or conditions that is in any respect material to Lazard’s analysis. Representatives of Great Plains Energy advised Lazard, and Lazard assumed, that the merger agreement, when executed, would conform to the draft reviewed by Lazard in all material respects. Lazard also assumed, with the consent of Great Plains Energy, that in obtaining the necessary governmental, regulatory or third party approvals and consents for the mergers, no delays, limitations, conditions or restrictions would be imposed that would have an adverse effect on the contemplated benefits expected to be derived in the mergers or an adverse effect on Great Plains Energy, Westar Energy or Monarch Energy, in each case that would be material in any respect to Lazard’s analysis. Lazard further assumed, with the consent of Great Plains Energy, that (a) the Westar Energy merger will qualify for U.S. federal income tax purposes as an exchange within the meaning of Section 351 of the Code, and/or as a reorganization within the meaning of Section 368(a) of the Code and (b) the Great Plains Energy merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Lazard did not express any opinion as to any tax or other consequences that might result from the mergers, nor does Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Great Plains Energy obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the Great Plains Energy exchange ratio to the extent expressly specified in the opinion) of the mergers, including, without limitation, the form or structure of the mergers or any agreements or arrangements entered into in connection with, or contemplated by, the mergers. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger agreement, or class of such persons, relative to the Great Plains Energy exchange ratio or otherwise.

Summary of Lazard’s Financial Analyses

The following is a summary of the material financial analyses reviewed with the Great Plains Energy Board in connection with Lazard’s opinion, dated July 9, 2017. The summary of Lazard’s analyses and reviews provided below is not a complete description of the analyses and reviews underlying Lazard’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.

In arriving at its opinion, Lazard did not draw, in isolation, conclusions from or with regard to any particular factor or analysis considered by it. Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. Considering selected portions of the analyses and reviews in the summary set forth below, without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Lazard’s opinion.

For purposes of its analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Great Plains Energy and Westar Energy. No company, business or transaction used in Lazard’s analyses and reviews as a comparison is identical to Great Plains Energy, Westar Energy or the mergers, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in Lazard’s analyses and reviews. The estimates contained in Lazard’s analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses and reviews are inherently subject to substantial uncertainty.

The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard’s analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard’s analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Lazard’s analyses and reviews.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 7, 2017, and is not necessarily indicative of current market conditions. Lazard was instructed by Great Plains Energy to use certain June 2017 financial forecasts and other data prepared by Great Plains Energy relating to the business of Great Plains Energy (referred to as the “Great Plains Energy Management Plan”) and certain June 2017 financial forecasts and other data prepared by Westar Energy relating to the business of Westar Energy (referred to as the “Westar Energy Management Plan”) as the basis for its analyses.

Selected Comparable Companies Analysis

Great Plains Energy. In performing its selected comparable companies analysis with respect to Great Plains Energy, Lazard reviewed and analyzed selected publicly-traded regulated utility companies whose operations Lazard believed, based on its experience with companies in the utility industry and professional judgment, to be similar to Great Plains Energy’s operations for purposes of this analysis. However, no selected company is identical to Great Plains Energy. Accordingly, Lazard believes that purely quantitative analyses are not, in isolation, determinative in the context of the mergers and that qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Great Plains Energy, and the selected comparable companies that could affect the public trading values of each also are relevant. In performing these analyses, Lazard reviewed and analyzed publicly available financial information relating to the selected public companies, and compared such information to the corresponding information for Great Plains Energy. Lazard compared Great Plains Energy to the following public companies (referred to in this section as the “Great Plains Energy selected companies”):

•	Alliant Energy Corporation

•	Ameren Corporation

•	IDACORP, Inc.

•	Pinnacle West Capital Corporation

•	Portland General Electric Company

•	Westar Energy

•	Xcel Energy Inc.

For each of the Great Plains Energy selected companies, Lazard calculated and compared, among other things, (1) the ratio of each company’s July 7, 2017 closing share price to its calendar year 2018 and 2019 estimated earnings per share, or “EPS,” which ratio we refer to as the “P/E multiple”; and (2) the ratio of each company’s enterprise value, which Lazard calculated as the equity market capitalization of each company (based on each company’s closing share price on July 7, 2017 and fully-diluted share count as of March 31, 2017), plus debt and preferred stock (if any), less cash, cash equivalents and marketable securities as of March 31, 2017, to its estimated calendar year 2018 and 2019 earnings before interest, taxes, depreciation and amortization, or “EBITDA”, which ratio we refer to as the “EBITDA multiple.” The EPS and EBITDA estimates for each of the Great Plains Energy selected companies listed above and used by Lazard in its analysis were based on public filings, FactSet consensus estimates, publicly available Wall Street research and other publicly available information.

Based on its review of the Great Plains Energy selected companies and its experience and professional judgment, Lazard applied certain ranges of multiples to the estimated Great Plains Energy EPS and EBITDA for fiscal years 2018 and 2019, in each case based on estimates provided in the Great Plains Energy Management Plan.

In calculating the implied price per Great Plains Energy share ranges set forth below, Lazard used Great Plains Energy’s net debt (approximately $2.9 billion) and fully diluted shares of common stock outstanding (approximately 216.3 million) as of March 31, 2017 from the Great Plains Energy Management Plan and Great Plains Energy’s public filings.

The results of these analyses are set forth below:

Metric	Multiple Range	Implied Price Per Great Plains Energy Share Range
P/E Multiple to 2018E EPS	17.50x – 19.50x	$26.50 – $29.75
P/E Multiple to 2019E EPS	16.50x – 18.50x	$31.25 – $35.25
EBITDA Multiple to 2018E EBITDA	8.75x – 9.75x	$27.75 – $32.50
EBITDA Multiple to 2019E EBITDA	8.25x – 9.25x	$28.00 – $33.25
Average (reference valuation)	—	$28.50 – $32.50

Lazard compared the values above to Great Plains Energy’s share price of $29.25 and 20-day volume-weighted average price (referred to as “VWAP”) of $29.44, both as of July 7, 2017.

Westar Energy. In performing its selected comparable companies analysis with respect to Westar Energy, Lazard reviewed and analyzed selected publicly-traded regulated utility companies whose operations Lazard believed, based on its experience with companies in the utility industry and professional judgment, to be similar to Westar Energy’s operations for purposes of this analysis. However, no selected company is identical to Westar Energy. Accordingly, Lazard believes that purely quantitative analyses are not, in isolation, determinative in the context of the mergers and that qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Westar Energy, and the selected comparable companies that could affect the public trading values of each also are relevant. In performing these analyses, Lazard reviewed and analyzed publicly available financial information relating to the selected public companies, and compared such information to the corresponding information for Westar Energy. Lazard compared Westar Energy to the following public companies (referred to in this section as the “Westar Energy selected companies”):

•	Alliant Energy Corporation

•	Ameren Corporation

•	IDACORP, Inc.

•	Great Plains Energy Incorporated

•	Pinnacle West Capital Corporation

•	Portland General Electric Company

•	Xcel Energy Inc.

For each of the Westar Energy selected companies, Lazard calculated and compared, among other things, (1) each company’s estimated 2018 and 2019 P/E multiples as of July 7, 2017; and (2) each company’s estimated 2018 and 2019 EBITDA multiples as of July 7, 2017. The EPS and EBITDA estimates for each of the Westar Energy selected companies listed above and used by Lazard in its analysis were based on public filings, FactSet consensus estimates, publicly available Wall Street research and other publicly available information.

Based on its review of the Westar Energy selected companies and its experience and professional judgment, Lazard applied certain ranges of multiples to the estimated Westar Energy EPS and EBITDA for fiscal years 2018 and 2019, in each case based on estimates provided in the Westar Energy Management Plan.

In calculating the implied price per Westar Energy share ranges set forth below, Lazard used Westar Energy’s net debt (approximately $4.0 billion) and fully diluted shares of common stock outstanding (approximately 143.0 million) as of March 31, 2017 from the Westar Energy Management Plan and Westar Energy’s public filings.

The results of these analyses are set forth below:

Metric	Multiple Range	Implied Price Per Westar Energy Share Range
P/E Multiple to 2018E EPS	18.00x – 20.00x	$43.25 – $48.00
P/E Multiple to 2019E EPS	17.00x – 19.00x	$45.00 – $50.25
EBITDA Multiple to 2018E EBITDA	9.00x – 10.00x	$40.50 – $48.00
EBITDA Multiple to 2019E EBITDA	8.50x – 9.50x	$42.50 – $50.75
Average (reference valuation)	—	$42.75 – $49.25

Lazard compared the values above to Westar Energy’s share price of $53.13 and 20-day VWAP of $53.28, both as of July 7, 2017.

Discounted Cash Flow Analysis

A discounted cash flow analysis is a valuation methodology used to derive a valuation of a company by calculating the present value of its estimated future cash flows. “Future cash flows” refers to projected unlevered free cash flows of a company. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capital structure, income taxes, expected returns and other appropriate factors. Lazard calculated “unlevered free cash flow” in this case by beginning with EBITDA, subtracting depreciation and amortization, subtracting income taxes (calculated using an income tax rate of 38.90 percent, in the case of Great Plains Energy, and 39.55 percent, in the case of Westar Energy, each as provided to Lazard by Great Plains Energy management), adding back depreciation and amortization, subtracting capital expenditures and other investments, and adding or subtracting working capital and other items.

The estimated future cash flows for both Great Plains Energy and Westar Energy were derived from the data provided by Great Plains Energy in the Great Plains Energy Management Plan and the Westar Energy Management Plan, as the Great Plains Energy Management Plan and the Westar Energy Management Plan did not include an explicit calculation of unlevered free cash flow.

Great Plains Energy. Lazard performed a discounted cash flow analysis of Great Plains Energy to calculate the estimated net present value of (1) the unlevered free cash flows that Great Plains Energy was projected to generate in fiscal years 2017 through 2022 and (2) the terminal value for Great Plains Energy. The terminal value for Great Plains Energy was calculated using terminal EBITDA multiples ranging from 8.75x to 9.75x, and terminal P/E multiples ranging from 17.50x to 19.50x, which were each selected by Lazard using its professional judgment and expertise, utilizing historical and current EBITDA multiples and P/E multiples calculated for Great Plains Energy as well as the Great Plains Energy selected companies. The estimated future cash flows and the terminal value were discounted to present value (as of March 31, 2017) using discount rates ranging from 4.50 percent to 5.00 percent, which were based on Lazard’s judgment and analysis of an estimate of Great Plains Energy’s weighted average cost of capital. Lazard derived Great Plains Energy’s assumed weighted average cost of capital using the Capital Asset Pricing Model, taking into account certain metrics including capital structure, the cost of long-term U.S. Treasury debt, tax rates, unlevered and levered betas for Great Plains Energy and the Great Plains Energy selected companies, as well as certain financial metrics for the U.S. financial markets generally. Lazard took the sum of the present value ranges for Great Plains Energy’s future cash flows and terminal value to calculate a range of implied enterprise values. Lazard then subtracted the net debt of Great Plains Energy of approximately $2.9 billion (based on Great Plains Energy’s public filings) and calculated a range of implied per share equity value for Great Plains Energy common stock based on approximately 216.3 million fully-diluted shares (provided by Great Plains Energy’s management), each as of March 31, 2017. The resulting range of implied per share equity values for Great Plains Energy common stock was $31.50 to $35.75.

Westar Energy. Lazard performed a discounted cash flow analysis of Westar Energy to calculate the estimated net present value of (1) the unlevered free cash flows that Westar Energy was projected to generate in fiscal years 2017 through 2022 and (2) the terminal value for Westar Energy. The terminal value for Westar Energy was calculated using terminal EBITDA multiples ranging from 9.00x to 10.00x, and terminal P/E multiples ranging from 18.00x to 20.00x, which were each selected by Lazard using its professional judgment and expertise, utilizing historical and current EBITDA multiples and P/E multiples calculated for Westar Energy as well as the Westar Energy selected companies. The estimated future cash flows and the terminal value were discounted to present value (as of March 31, 2017) using discount rates ranging from 4.25 percent to 4.75 percent, which were based on Lazard’s judgment and analysis of an estimate of Westar Energy’s weighted average cost of capital. Lazard derived Westar Energy’s assumed weighted average cost of capital using the Capital Asset Pricing Model, taking into account certain metrics including capital structure, the cost of long-term U.S. Treasury debt, tax rates, unlevered and levered betas for Westar Energy and the Westar Energy selected companies, as well as certain financial metrics for the U.S. financial markets generally. Lazard took the sum of the present value ranges for Westar Energy’s future cash flows and terminal value to calculate a range of implied enterprise values. Lazard then subtracted the net debt of Westar Energy of approximately $4.0 billion (based on Westar Energy’s public filings) and calculated a range of implied per share equity value for Westar Energy common stock based on approximately 143.0 million fully-diluted shares (provided by Great Plains Energy’s management), each as of March 31, 2017. The resulting range of implied per share equity values for Westar Energy common stock was $46.75 to $55.00.

Implied Exchange Ratio. Lazard calculated an implied exchange ratio reference range by dividing the low end of the implied per share equity value reference range for Great Plains Energy by the high end of the implied per share equity value reference range for Westar Energy, and by dividing the high end of the implied per share equity value reference range for Great Plains Energy by the low end of the implied per share equity value reference range for Westar Energy, in each case as determined by the discounted cash flow analyses. This analysis indicated the range of implied exchange ratios set forth below, as compared to the Great Plains Energy exchange ratio.

Implied Exchange Ratio	Great Plains Energy Exchange Ratio
0.5727x – 0.7647x	0.5981x

Contribution Analysis

Lazard also reviewed the implied ownership based on relative contributions of Great Plains Energy and Westar Energy to certain other estimated financial metrics of the combined company, based on the Great Plains Energy Management Plan and the Westar Energy Management Plan, as approved for Lazard’s use by Great Plains Energy’s management, to provide the Great Plains Energy Board further context with respect to the Great Plains Energy exchange ratio of 0.5981x.

	Contribution Percentage
($ in millions)	Westar Energy	Great Plains Energy	Implied Exchange Ratio
Net Income
2019E	56%	44%	0.5279x
2020E	55%	45%	0.5463x
2021E	58%	42%	0.4789x
EBITDA Less Interest
2019E	53%	47%	0.5930x
2020E	53%	47%	0.5868x
2021E	55%	45%	0.5484x
Cash Flow from Operations
2019E	49%	51%	0.6888x
2020E	51%	49%	0.6430x
2021E	51%	49%	0.6279x
Market Capitalization (as of July 7, 2017)	55%	45%	0.5505x
DCF—Midpoint	50%	50%	0.6601x

Illustrative Pro Forma Intrinsic Value Analysis

Lazard performed an illustrative pro forma intrinsic value analysis of Monarch Energy, giving effect to the projected efficiencies and strategic, financial, operational and other benefits anticipated by the managements of Great Plains Energy and Westar Energy to be realized from the mergers. In performing this analysis, Lazard used an estimate of intrinsic equity value for Monarch Energy based on (1) the stand-alone estimates of intrinsic equity value for Great Plains Energy of $33.50 per share and Westar Energy of $50.75 per share, in each case based on the midpoint of the discounted cash flow valuation range as described above under “Discounted Cash Flow Analysis” and “Contribution Analysis”, rounded to the nearest $0.25 per share, and (2) the net present value of the efficiencies and strategic, financial, operational and other benefits anticipated by the managements of Great Plains Energy and Westar Energy to be realized from the mergers, net of any costs to achieve such efficiencies and benefits. The analysis reflects, in the case of Great Plains Energy, assumed payments of a $380 million (pre-tax) termination fee to Westar Energy and a $15 million (pre-tax) commitment fee to OMERS and, in the case of Westar Energy, assumed receipt of a $380 million (pre-tax) termination fee from Great Plains Energy. For purposes of this analysis, Lazard assumed that Monarch Energy’s cost of capital and trading levels were consistent with those of Westar Energy. Based on the assumptions described above and the Great Plains Energy exchange ratio of 0.5981x, Lazard calculated that the mergers would be expected to result in a Great Plains Energy per share equity value of $35.00 (rounded to the nearest $0.25 per share). Lazard noted that such $35.00 per share equity value is greater than Great Plains Energy’s estimated standalone intrinsic per share equity value of $33.50 as derived above. The actual results achieved by Monarch Energy may vary from projected results and the variations may be material.

Other Analyses

The analyses and data described below were presented to the Great Plains Energy Board for informational purposes only and did not provide the basis for the rendering of Lazard’s opinion.

Pro Forma EPS Accretion Analysis. Lazard analyzed the potential pro forma financial effect of the mergers on Great Plains Energy’s projected earnings per share for the fiscal years 2018 through 2022 using the Great Plains Energy Management Plan and the Westar Energy Management Plan. Lazard assumed, among other things, (1) that the mergers would close on December 31, 2017, (2) that Monarch Energy would realize the efficiencies and strategic, financial, operational and other benefits anticipated by the management of Great Plains Energy, (3) that Monarch Energy’s dividend policy would be consistent with Great Plains Energy’s stand-alone dividend policy following closing and (4) that Monarch Energy would repurchase its common stock each year following closing, subject to maintaining the total debt-to-total capitalization ratio at approximately 50 percent during such period. Lazard noted that the mergers are expected to be neutral with respect to Great Plains Energy’s estimated earnings per share for fiscal year 2018 and accretive to Great Plains Energy’s estimated earnings per share for each of the fiscal years 2019 through 2022. The actual results achieved by Monarch Energy may vary from projected results and the variations may be material.

Historical Trading Price Analysis. Lazard reviewed the range of trading prices for Great Plains Energy common stock and Westar Energy common stock for the 52 weeks ended July 7, 2017. Lazard observed that, during this period, the intraday share price of Great Plains Energy common stock ranged from a low of $25.75 per share to a high of $31.25 per share, and the intraday share price of Westar Energy common stock ranged from a low of $50.25 per share to a high of $57.50 per share, in each case rounded to the nearest $0.25.

Research Analyst Price Targets. Lazard reviewed selected equity analyst stock price targets based on publicly available Wall Street equity research, which indicated target prices (in each case rounded to the nearest $0.25) that ranged from $29.50 to $32.50 per share for Great Plains Energy common stock (based on a 12-month target price range of $30.00 to $32.00 per share and next-12-months dividend of $1.16 per share discounted at a 5.50 percent cost of equity for Great Plains Energy) and $48.00 to $51.25 per share for Westar Energy (based on a 12-month target price range of $49.00 to $52.50 per share and next-12-months dividend of $1.62 per share discounted at a 5.50 percent cost of equity for Westar Energy.

Market Premium. Lazard applied a range of illustrative acquisition premiums of 25 percent to 40 percent to the per share price of Great Plains Energy common stock and Westar Energy common stock, in each case as of July 7, 2017, which resulted in prices (in each case rounded to the nearest $0.25) that ranged from $36.50 to $41.00 per share for Great Plains Energy and $66.50 to $74.50 for Westar Energy.

Miscellaneous

In connection with Lazard’s services as financial advisor, Great Plains Energy agreed to pay Lazard a financial advisory fee of $100,000, which accrued on May 23, 2017 and is payable on December 31, 2017. Great Plains Energy also agreed to pay Lazard a fee of $2,500,000 in connection with Lazard’s services as financial advisor, which became payable upon the rendering of Lazard’s opinion.

Great Plains Energy also agreed to reimburse Lazard for certain reasonable expenses incurred in connection with Lazard’s engagement and to indemnify Lazard and certain related persons under certain circumstances against certain liabilities that may arise from or relate to Lazard’s engagement.

Great Plains Energy and Lazard have also agreed that, with respect to the period after December 31, 2017, Great Plains Energy will pay Lazard an annual financial advisory fee in an amount to be mutually agreed in good faith.

In the ordinary course of their respective businesses, Lazard and its affiliates and employees may trade securities of Great Plains Energy, Westar Energy, Monarch Energy and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities and may also trade and hold securities on behalf of Great Plains Energy, Westar Energy, Monarch Energy and certain of their respective affiliates. The issuance of Lazard’s opinion was approved by the opinion committee of Lazard.

Lazard prepared these analyses solely for the benefit of the Great Plains Energy Board (in its capacity as such) and Lazard’s opinion was rendered to the Great Plains Energy Board in connection with its evaluation of the mergers. Lazard did not recommend any specific exchange ratio to the Great Plains Energy Board or that any given exchange ratio constituted the only appropriate exchange ratio for the mergers. Lazard’s opinion and analyses were only one of many factors taken into consideration by the Great Plains Energy Board in its evaluation of the mergers. Consequently, the analyses described above should not be viewed as determinative of the views of the Great Plains Energy Board or Great Plains Energy’s management with respect to the Great Plains Energy exchange ratio provided for in the mergers or as to whether the Great Plains Energy Board would have been willing to determine that a different exchange ratio or consideration was fair.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and securities services. Lazard was selected to act as Great Plains Energy’s financial advisor because of its qualifications, experience and reputation in investment banking and mergers and acquisitions generally and in the utilities industry specifically, as well as its familiarity with the business of Great Plains Energy.

Recommendations of the Westar Energy Board and its Reasons for the Mergers

At a meeting of the Westar Energy Board held on July 9, 2017, the Westar Energy Board reviewed and considered the terms of the mergers and the merger agreement and unanimously determined that the merger agreement and the transactions contemplated thereby, including the mergers, are advisable and in the best interests of Westar Energy’s shareholders and approved and adopted the merger agreement and the transactions contemplated thereby, including the mergers. The Westar Energy Board recommends that the Westar Energy shareholders vote “FOR” the approval of the Westar Energy Merger proposal.

In reaching the decisions to approve the merger agreement and the transactions contemplated thereby and to recommend that the Westar Energy shareholders vote to adopt the merger agreement and approve the mergers, the Westar Energy Board consulted extensively with its financial and legal advisors and Westar Energy’s management and considered a number of alternatives to the proposed mergers. Of such alternatives, the Westar Energy Board determined the proposed mergers to be in the best interests of Westar Energy and its shareholders. The Westar Energy Board’s decision to approve the mergers and the merger agreement and to recommend to Westar Energy’s shareholders that they vote for the adoption of the merger agreement was based on a number of factors. These factors included, without limitation, the following considerations:

Strategic Rationale; Shareholder Value

The Westar Energy Board considered a number of factors pertaining to the strategic rationale for the mergers, including but not limited to the following:

•	The current, historical and projected financial condition and results of operations of Westar Energy on a stand-alone basis as displayed in the financial information provided to Great Plains Energy and Guggenheim Securities.

•	The projected financial condition and results of operations of Westar Energy on a stand-alone basis, assuming Westar Energy received the $380 million reverse termination fee that Great Plains Energy would owe Westar Energy if the original merger agreement was terminated, as displayed in the financial information provided to Guggenheim Securities.

•	The risk-adjusted probabilities associated with achieving Westar Energy’s long-term strategic plan as a stand-alone company as compared to the opportunities afforded to Westar Energy shareholders resulting from a merger.

•	The fact that Westar Energy shareholders would own 52.5 percent of the combined company, which percentage was viewed favorably by the Westar Energy Board when compared against exchange ratios suggested by a longer-term comparison of the trading prices of Westar Energy and Great Plains Energy common stock.

•	The fact that Westar Energy shareholders would benefit from a one-time 15 percent increase in anticipated dividend rate.

•	The fact that the merger will be accretive for Westar Energy shareholders, even before synergies expected to be realized in connection with the mergers.

•	The fact that the mergers will be credit positive.

•	The fact that the mergers are expected to involve a tax free exchange of shares—i.e., Westar Energy shareholders should not generally recognize income or gain in the mergers.

•	The opinion, delivered orally July 9, 2017 and confirmed by delivery of a written opinion, dated July 9, 2017, of Guggenheim Securities to the Westar Energy Board as to the fairness, from a financial point of view and as of July 9, 2017, of the Westar Energy exchange ratio (taking into account the Great Plains Energy exchange ratio) to the holders of Westar Energy common stock (excluding shares owned by Westar Energy as treasury stock, shares owned by a wholly-owned subsidiary of Westar Energy, or shares owned directly or indirectly by Great Plains Energy, Monarch Energy or King Energy), which opinion was based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken as more fully described under the section entitled “—Opinion of Westar Energy’s Financial Advisor” below.

•	The Westar Energy Board’s belief that the mergers will create a leading utility company with a broader customer base than Westar Energy on a stand-alone basis and the operational expertise, scale and financial resources to meet the region’s future energy needs.

•	The greater diversity, both geographically and from the perspective of regulatory jurisdictions, of the combined company.

•	The fact that both Westar Energy and Great Plains Energy own well-known and respected brands and share a strong commitment to high-quality customer service, innovative energy efficiency programs, environmental stewardship, reliability and safety.

•	The historical and current market prices of Westar Energy common stock and Great Plains Energy common stock.

•	The Westar Energy Board’s belief that the mergers should over time generate cost savings and operating efficiencies through consolidation and integration of certain functions.

•	The Westar Energy Board’s belief that cost savings and operating efficiencies realized in connection with the mergers should ultimately have a beneficial impact on customer rates, and reduce the level and frequency of required price increases.

•	The Westar Energy Board’s belief that the opportunity for cost savings and operating efficiencies increases the likelihood of earning allowed regulatory returns without having to rely solely on raising prices.

•	The Westar Energy Board’s evaluation of the expected impact of the merger on the communities in which Westar Energy is located and which it serves. The Westar Energy Board believes that the merger will benefit the municipalities currently served by Westar Energy by creating a strong combined company that will maintain an operating headquarters in Kansas.

•	The Westar Energy Board’s analysis of other strategic alternatives for Westar Energy, including continued growth as an independent company and the potential to acquire, be acquired or combine with other third parties.

•	The actions taken by the Westar Energy Board prior to entering into the original merger agreement, which included contact with 19 parties to determine their interest in a strategic transaction.

•	The Westar Energy Board’s belief that entering into the merger agreement would not impede an alternative transaction proposal.

•	The Westar Energy Board’s belief that entering into the merger agreement would not preclude a potential transaction involving the combined company at some time in the future.

•	The recommendation of Westar Energy’s senior management team in favor of the transaction.

Terms of the Merger Agreement

The Westar Energy Board considered the terms and conditions of the merger agreement, including but not limited to the following:

•	The composition of the board of directors of the combined company, which will include directors evenly split from the Westar Energy Board and the Great Plains Energy Board, traditional board committees that will be evenly split on the same basis and the fact that the chairman of the board of directors of the combined company will be Westar Energy’s current Chief Executive Officer and the lead independent director of the combined company will be the current lead independent director of the Westar Energy Board.

•	The management composition of the combined company, which will include key senior management positions to be held by current Westar Energy executives.

•	The Westar Energy Board’s belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations, are fair and reasonable.

•	The Westar Energy Board’s belief that the terms of the merger agreement, taken as a whole, provide a degree of certainty that the mergers will be completed, including the fact that (1) the conditions required to be satisfied prior to completion of the merger, such as the receipt of both Westar Energy’s and Great Plains Energy’s shareholder approvals and regulatory clearance, are expected to be fulfilled, and (2) there are limited circumstances in which the Great Plains Energy Board may terminate the merger agreement or change or modify its recommendation that its shareholders approve the mergers.

•	The Westar Energy Board’s belief that the combined company will have an investment grade credit rating.

•	The fact that the merger agreement provides that, under certain circumstances, and subject to certain conditions, Westar Energy is permitted to furnish information to and conduct negotiations with a third party in connection with an unsolicited proposal for a business combination or acquisition of Westar Energy that constitutes or is reasonably likely to result in a superior proposal (as defined in the merger agreement).

•	The requirement that Great Plains Energy may be required to pay to Westar Energy a termination fee in the amount of $190 million or $80 million, as applicable, in certain circumstances specified in the merger agreement.

•	The fact that a vote of Westar Energy’s shareholders on the merger is required under Kansas law.

•	The commitments by the combined company to (1) maintain an operating headquarters in Topeka, Kansas, (2) not involuntarily terminate any employees as a result of the merger, (3) maintain historic levels of community involvement and charitable contributions and support in Kansas at levels consistent with those provided by Westar Energy and its subsidiaries within their respective service areas for at least five years and (4) for a period of two years following the consummation of the merger, provide each continuing employee (A) an annual base salary or wage rate that is no less favorable than that provided immediately prior to the merger, (B) aggregate incentive compensation opportunities that are substantially comparable, in the aggregate, to those provided to the continuing employee immediately prior to the closing time of the merger and (C) employee benefits that are substantially comparable, in the aggregate, to those provided to the continuing employee immediately prior to the closing time of the merger. In addition to recognizing that the foregoing commitments benefit various constituencies of Westar Energy, the Westar Energy Board noted that the commitments should aid in obtaining expeditious regulatory approval of the mergers.

Opinion of Westar Energy’s Financial Advisor

Overview

Pursuant to an engagement letter dated as of November 11, 2015, the Westar Energy Board retained Guggenheim Securities to act as its financial advisor in connection with the potential sale of Westar Energy. The Westar Energy Board and Guggenheim Securities amended the engagement letter on July 6, 2017 to contemplate a merger of equals involving Westar Energy. In selecting Guggenheim Securities as its financial advisor, the Westar Energy Board considered that, among other things, Guggenheim Securities is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the utility industry. Guggenheim Securities, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs/split-offs, restructurings, securities offerings in both the private and public capital markets and valuations for corporate and other purposes.

At the July 9, 2017 meeting of the Westar Energy Board, Guggenheim Securities delivered its oral opinion, which was confirmed by delivery of a written opinion, to the Westar Energy Board to the effect that, as of July 9, 2017 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Westar Energy exchange ratio (taking into account the Great Plains Energy exchange ratio) was fair, from a financial point of view, to the holders of Westar Energy common stock (excluding shares owned by Westar Energy as treasury stock, shares owned by a wholly-owned subsidiary of Westar Energy, or shares owned directly or indirectly by Great Plains Energy, Monarch Energy or King Energy).

This description of Guggenheim Securities’ opinion is qualified in its entirety by the full text of the written opinion, which is attached as Annex F to this joint proxy statement/prospectus and which you should read carefully and in its entirety. Guggenheim Securities’ written opinion sets forth the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken by Guggenheim Securities. Guggenheim Securities’ written opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities, is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. Guggenheim Securities has no responsibility for updating or revising its opinion based on facts, circumstances or events occurring after the date of the rendering of the opinion.

In reading the discussion of Guggenheim Securities’ opinion set forth below, you should be aware that such opinion (and, as applicable, any materials provided in connection therewith):

•	was provided to the Westar Energy Board (in its capacity as such) for its information and assistance in connection with its evaluation of the Westar Energy exchange ratio;

•	did not constitute a recommendation to the Westar Energy Board with respect to the transaction;

•	does not constitute advice or a recommendation to any holder of Westar Energy common stock or Great Plains Energy common stock as to how to vote or act in connection with the transaction or otherwise;

•	did not address Westar Energy’s underlying business or financial decision to pursue the transaction, the relative merits of the transaction as compared to any alternative business or financial strategies that might exist for Westar Energy or the effects of any other transaction in which Westar Energy might engage;

•	addressed only the fairness, from a financial point of view and as of the date of such opinion, of the Westar Energy exchange ratio (taking into account the Great Plains Energy exchange ratio) to the holders of Westar Energy common stock (excluding shares owned by Westar Energy as treasury stock, shares owned by a wholly-owned subsidiary of Westar Energy, or shares owned directly or indirectly by Great Plains Energy, Monarch Energy or King Energy) to the extent expressly specified in such opinion;

•	expressed no view or opinion as to (1) any other term, aspect or implication of (A) the transaction or the merger agreement (including, without limitation, the form or structure of the transaction) or (B) any other agreement, transaction document or instrument contemplated by the merger agreement or to be entered into or amended in connection with the transaction or (2) the fairness, financial or otherwise, of the transaction to, or of any consideration to be paid to or received by, the holders of any class of securities (other than the holders of Westar Energy common stock (excluding shares owned by Westar Energy as treasury stock, shares owned by a wholly-owned subsidiary of Westar Energy, or shares owned directly or indirectly by Great Plains Energy, Monarch Energy or King Energy)), creditors or other constituencies of Westar Energy; and

•	expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Westar Energy’s, Great Plains Energy’s or Monarch Energy’s directors, officers or employees, or any class of such persons, in connection with the transaction relative to the Westar Energy exchange ratio or otherwise.

In the course of performing its reviews and analyses for rendering its opinion, Guggenheim Securities:

•	reviewed the original merger agreement dated as of May 29, 2016, and the merger agreement dated as of July 9, 2017;

•	reviewed certain publicly available business and financial information regarding each of Westar Energy and Great Plains Energy;

•	reviewed certain non-public business and financial information regarding Westar Energy’s and Great Plains Energy’s respective businesses and prospects (including certain financial projections for each of Westar Energy and Great Plains Energy for the years ending December 31, 2017 through December 31, 2022 (collectively, the “Updated Financial Projections”), all as prepared and provided to Guggenheim Securities by Westar Energy’s senior management and Great Plains Energy’s senior management (as the case may be);

•	reviewed certain estimated synergies expected to result from the transaction and the estimated costs to achieve such synergies, all as prepared by Westar Energy’s senior management based on their discussions with Great Plains Energy’s senior management and provided to Guggenheim Securities by Westar Energy’s senior management (referred to collectively as “synergy estimates” or “synergies”);

•	discussed with Westar Energy’s senior management their strategic and financial rationale for the transaction as well as their views of Westar Energy’s business, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the electric utilities sector;

•	discussed with Great Plains Energy’s senior management their views of Great Plains Energy’s business, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the electric utilities sector;

•	reviewed the relevant orders of regulatory authorities issued in connection with the transaction contemplated by the original merger agreement and discussed the implications thereof with the Westar Energy Board and Westar Energy’s senior management and outside legal counsel;

•	reviewed the historical prices, trading multiples and trading activity of the shares of Westar Energy common stock and Great Plains Energy common stock;

•	compared the financial performance of Westar Energy and Great Plains Energy and the trading multiples and trading activity of the shares of Westar Energy common stock and Great Plains Energy common stock with corresponding data for certain other publicly traded companies that Guggenheim Securities deemed relevant in evaluating Westar Energy and Great Plains Energy;

•	performed discounted cash flow analyses based on the Updated Financial Projections for Westar Energy and Great Plains Energy and the synergy estimates, in each case as furnished to Guggenheim Securities by Westar Energy’s and Great Plains Energy’s senior management (as the case may be);

•	reviewed the pro forma financial results, financial condition and capitalization of Monarch Energy giving effect to the transaction, with and without expected synergies; and

•	conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.

As the Westar Energy Board was aware as of the date of Guggenheim Securities’ opinion, Guggenheim Securities previously rendered an opinion, dated as of May 30, 2016 (referred to as the “original opinion”), as to the fairness, from a financial point of view, to the holders of Westar Energy common stock of the merger consideration contemplated by the original merger agreement. Guggenheim Securities’ original opinion was based on, among other things, various financial analyses that were predicated on certain financial projections for each of Westar Energy and Great Plains Energy for the years 2016 through 2020 (referred to as the “Original Financial Projections”). Guggenheim Securities was advised by the Westar Energy Board and Westar Energy’s senior management and the Great Plains Energy Board and Great Plains Energy’s senior management (as the case may be) that the Original Financial Projections were superseded in their entirety by the Updated Financial Projections, and, accordingly, Guggenheim Securities was directed by the Westar Energy Board and Westar Energy’s senior management to rely exclusively on the Updated Financial Projections for purposes of Guggenheim Securities’ analyses and its opinion.

With respect to the information used in arriving at its opinion, Guggenheim Securities notes that:

•	Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, the Updated Financial Projections and any synergy estimates, other estimates and other forward-looking information) furnished by or discussed with Westar Energy and Great Plains Energy or obtained from public sources, data suppliers and other third parties.

•	Guggenheim Securities (1) did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any such information (including, without limitation, the Updated Financial Projections and any synergy estimates, other estimates and other forward-looking information), (2) expressed no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of the Updated Financial Projections and any synergy estimates, other estimates and other forward-looking information or the assumptions upon which they are based and (3) relied upon the assurances of Westar Energy’s senior management and Great Plains Energy’s senior management (as the case may be) that they were unaware of any facts or circumstances that would make such information (including, without limitation, the Updated Financial Projections and any synergy estimates, other estimates and other forward-looking information) incomplete, inaccurate or misleading.

•	Specifically, with respect to (1) the Updated Financial Projections and any synergy estimates, other estimates and other forward-looking information furnished by or discussed with Westar Energy or Great Plains Energy, (A) Guggenheim Securities was advised by Westar Energy’s senior management and Great Plains Energy’s senior management (as the case may be), and Guggenheim Securities assumed, that the Updated Financial Projections, synergy estimates, other estimates and other forward-looking information utilized in its analyses had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of Westar Energy’s senior management and Great Plains Energy’s senior management (as the case may be) as to the expected future performance of Westar Energy, Great Plains Energy and Monarch Energy (as the case may be) and the corporate income tax rates applicable to the Updated Financial Projections, synergy estimates, other estimates and other forward-looking information and (B) Guggenheim Securities assumed that the Updated Financial Projections, other estimates and other forward-looking information had been reviewed by the Westar Energy Board with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with rendering its opinion and (2) any financial projections, other estimates and/or other forward-looking information obtained by Guggenheim Securities from public sources, data suppliers and other third parties, Guggenheim Securities assumed that such information was reasonable and reliable.

Guggenheim Securities also noted certain other considerations with respect to its engagement and the rendering of its opinion:

•

Prior to Westar Energy entering into the original merger agreement, Guggenheim Securities was asked by the Westar Energy Board to solicit indications of interest from various potential strategic acquirors regarding a potential transaction with Westar Energy, and Guggenheim Securities considered the results of such solicitation in rendering the original opinion. As the Westar Energy Board was aware as of the date of Guggenheim Securities’ opinion, the transaction contemplated by the original merger agreement was not approved by a regulatory authority, and Guggenheim Securities considered the implications of such decision in rendering its opinion. Finally, in rendering its opinion, Guggenheim Securities analyzed the transaction as a strategic business combination not involving a sale of control of Westar Energy, and Guggenheim Securities did not re-solicit, nor was Guggenheim Securities asked to re-solicit, third party acquisition interest in Westar Energy.

•	Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Westar Energy, Great Plains Energy or Monarch Energy, or the solvency or fair value of Westar Energy, Great Plains Energy or Monarch Energy, nor was Guggenheim Securities furnished with any such appraisals.

•	Guggenheim Securities’ professionals are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and Guggenheim Securities’ opinion should not be construed as constituting advice with respect to such matters; accordingly, Guggenheim Securities relied on the assessments of Westar Energy, Great Plains Energy and their respective other advisors with respect to such matters. Westar Energy’s senior management and Great Plains Energy’s senior management advised Guggenheim Securities that all tax-affected financial projections (including, without limitation, the Updated Financial Projections), synergy estimates, other estimates and other forward-looking information reflect the current U.S. federal corporate income tax regime pursuant to the Code; at the direction of the Westar Energy Board and Westar Energy’s senior management, Guggenheim Securities did not consider or analyze the impacts of any potential or proposed reform thereof in connection with its opinion and analyses. Guggenheim Securities assumed that (1) the Westar Energy merger will be treated for U.S. federal income tax purposes as an exchange within the meaning of Section 351 of the Code and/or as a “reorganization” within the meaning of Section 368(a) of the Code and (2) the Great Plains Energy merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. Guggenheim Securities did not express any view or render any opinion regarding the tax consequences of the Westar Energy merger or the Great Plains Energy merger to Westar Energy, Great Plains Energy, Monarch Energy or their respective shareholders.

•	Guggenheim Securities further assumed that:

•	In all respects meaningful to its analyses, (1) Westar Energy and Great Plains Energy will comply with all terms of the merger agreement and (2) the representations and warranties of Westar Energy, Great Plains Energy, Monarch Energy and King Energy contained in the merger agreement were true and correct and all conditions to the obligations of each party to the merger agreement to consummate the transaction would be satisfied without any waiver, amendment or modification thereof; and

•	The transaction will be consummated in a timely manner in accordance with the terms of the merger agreement and in compliance with all applicable laws, documents and other requirements, without any delays, limitations, restrictions, conditions, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an adverse effect on Westar Energy, Great Plains Energy, Monarch Energy, the other parties to the merger agreement or the transactions in any way meaningful to Guggenheim Securities’ analyses and opinion.

•	Guggenheim Securities expressed no view or opinion as to the price or range of prices at which the shares of Westar Energy common stock, Great Plains Energy common stock or Monarch Energy common stock or other securities of Westar Energy, Great Plains Energy or Monarch Energy may trade or otherwise be transferable at any time, including subsequent to the announcement or consummation of the transaction.

Summary of Financial Analyses

Overview of Financial Analyses

This “Summary of Financial Analyses” presents a summary of the principal financial analyses performed by Guggenheim Securities and presented to the Westar Energy Board in connection with Guggenheim Securities’

rendering of its opinion. Such presentation to the Westar Energy Board was supplemented by Guggenheim Securities’ oral discussion, the nature and substance of which may not be fully described herein.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such financial analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Guggenheim Securities’ financial analyses. The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion therefore is not readily susceptible to partial analysis or summary description, and taking portions of the financial analyses set forth below, without considering such analyses as a whole, would in Guggenheim Securities’ view create an incomplete and misleading picture of the processes underlying the financial analyses considered in rendering Guggenheim Securities’ opinion.

In arriving at its opinion, Guggenheim Securities:

•	based its financial analyses on various assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions, capital markets considerations and industry-specific and company-specific factors, all of which are beyond the control of Westar Energy, Great Plains Energy and Guggenheim Securities;

•	did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion;

•	considered the results of all of its financial analyses and did not attribute any particular weight to any one analysis or factor; and

•	ultimately arrived at its opinion based on the results of all of its financial analyses assessed as a whole and believes that the totality of the factors considered and the various financial analyses performed by Guggenheim Securities in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view and as of the date of such opinion, to holders of Westar Energy common stock (excluding shares owned by Westar Energy as treasury stock, shares owned by a wholly-owned subsidiary of Westar Energy, or shares owned directly or indirectly by Great Plains Energy, Monarch Energy or King Energy) of the Westar Energy exchange ratio (taking into account the Great Plains Energy exchange ratio), to the extent expressly specified in such opinion.

With respect to the financial analyses performed by Guggenheim Securities in connection with rendering its opinion:

•	Such financial analyses, particularly those based on estimates and projections (including, without limitation, the Updated Financial Projections), are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

•	None of the selected publicly traded companies used in the selected publicly traded companies analysis described below is identical or directly comparable to Westar Energy, Great Plains Energy or Monarch Energy; however, such companies were selected by Guggenheim Securities, among other reasons, because they represented publicly traded companies which may be considered broadly similar, for purposes of Guggenheim Securities’ financial analyses, to Westar Energy, Great Plains Energy and Monarch Energy based on Guggenheim Securities’ familiarity with the utility industry.

•	In any event, selected publicly traded companies analysis is not mathematical; rather, such analysis involves complex considerations and judgments concerning the differences in business, financial, operating and capital markets-related characteristics and other factors regarding the selected publicly traded companies to which Westar Energy, Great Plains Energy and Monarch Energy were compared.

•	Such financial analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

Certain Definitions

Throughout this “Summary of Financial Analyses,” the following financial terms are used in connection with Guggenheim Securities’ various valuation and financial analyses:

•	CapEx: means capital expenditures.

•	DCF: means discounted cash flow.

•	Enterprise value: represents the relevant company’s market value of common equity (based on the company’s share price and estimated fully diluted share count) plus (1) the book value of total debt and preferred stock and (2) the book value of any non-controlling/minority interests less (3) cash, cash equivalents and short- and long-term marketable investments.

•	EBITDA: means the relevant company’s earnings before interest, income taxes, depreciation and amortization.

•	EBITDA multiple: represents the relevant company’s enterprise value divided by its historical or projected EBITDA.

•	EPS: means the relevant company’s earnings per share.

•	EPS multiple: represents the relevant company’s stock price divided by its historical or projected EPS.

•	FY: means fiscal year.

•	Unlevered free cash flow: means the relevant company’s after-tax unlevered operating cash flow minus cash from investing activities including capital expenditures.

Implied Ownership Split and Exchange Ratio Analysis.

In assessing the ownership split resulting from the transaction, Guggenheim Securities derived implied ownership percentage ranges for each of Westar Energy and Great Plains Energy based on their respective contributions to total Monarch Energy equity value (based on Westar Energy’s transaction ownership split of 52.5 percent). In assessing the Westar Energy exchange ratio (taking into account the Great Plains Energy exchange ratio of 0.5981), Guggenheim Securities calculated implied exchange ratio reference ranges utilizing the derived illustrative per share reference ranges for the shares of Westar Energy common stock and Great Plains Energy common stock. Such ranges were derived as described below under the captions “Westar Energy Stand-Alone Financial Analyses” and “Great Plains Energy Stand-Alone Financial Analyses”, respectively. In calculating the implied exchange ratio ranges, Guggenheim Securities (1) compared the low-end of the implied per share reference range derived for Westar Energy to the low-end of the implied per share reference range derived for Great Plains Energy, in each case as derived from the applicable financial analysis and (2) compared the high-end of the implied per share reference range derived for Westar Energy to the high-end of the implied per share reference range derived for Great Plains Energy, in each case as derived from the applicable financial analysis.

The following table summarizes such implied Westar Energy ownership split and implied exchange ratio reference ranges. In addition, the table includes, for information reference purposes only, the implied Westar Energy ownership split and implied exchange ratio reference ranges calculated by Guggenheim Securities based on Westar Energy’s and Great Plains Energy’s respective common stock prices in the 52-week period ended November 3, 2015 (the date prior to the date of market speculation regarding a potential acquisition of Westar), and the Wall Street equity research analyst stock price targets for each of Westar Energy and Great Plains Energy as published prior to July 3, 2017. Such implied Westar Energy ownership splits and implied exchange ratio reference ranges were determined based on the applicable financial analysis methodologies described below under the caption “Other Financial Reviews and Analyses Solely for Informational Reference Purposes”.

Implied Ownership Split and Exchange Ratio Analysis

Westar Energy’s Transaction Ownership Split	52.5%
Transaction Exchange Ratio	0.5981

	Implied Reference Ranges (Westar Energy Ownership Split (%) and Exchange Ratio)(1)
Financial Analyses	Low	High
Discounted Cash Flow Analysis:	48.6%	50.1%
	0.6992	0.6591
Selected Publicly Traded Companies:	48.2%	51.7%
	0.7109	0.6166

For Informational Reference Purposes
Wall Street Equity Research Price:	51.4 0.6250%	51.8 0.6154%
Stock Price Trading Histories During Twelve Month Period Prior to 11/3/2015:	47.8 0.7208%	49.7 0.6695%

(1)	The implied reference ranges for the Stock Price Trading Histories in this table do not reflect the original termination payment (as defined below). The implied reference ranges for each of the Discounted Cash Flow Analysis, Selected Publicly Traded Companies Analysis and Wall Street Equity Research Price Targets Analysis do reflect the original termination payment.

Illustrative Has/Gets Analysis

Guggenheim Securities analyzed the illustrative pro forma financial impact of the transaction on Westar Energy’s stand-alone discounted cash flow valuation per share of Westar Energy common stock of $49.46 (i.e., the mid-point of such discounted cash flow valuation). This analysis of the illustrative pro forma financial impact was based on (1) the Updated Financial Projections and the expected synergies and (2) the Westar Energy exchange ratio (taking into account the Great Plains Energy exchange ratio of 0.5981). Guggenheim Securities noted that holders of Westar Energy common stock could experience illustrative 6.9 percent to 11.5 percent pro forma intrinsic value accretion, as calculated without and with the application of expected synergies, respectively.

Westar Energy Stand-Alone Financial Analyses

Westar Energy Stand-Alone Financial Analyses Recap. In evaluating Westar Energy in connection with rendering its opinion, Guggenheim Securities performed various financial analyses which are summarized in the table below and described in more detail elsewhere herein, including discounted cash flow analyses, selected publicly traded companies analysis and EPS accretion/(dilution) analysis. Solely for reference purposes, Guggenheim Securities also reviewed the historical trading price range for Westar Energy’s common stock during the 52-week period preceding November 3, 2015 and Wall Street equity research analysts’ price targets for Westar Energy’s common stock.

Recap of Westar Energy Stand-Alone Financial Analyses

	Reference Range for Stand-Alone Financial Analysis of Westar Energy(1)
Financial Analyses	Low	High
Discounted Cash Flow Analysis:
Westar Energy Stand-Alone DCF Valuation $40.79		$58.58

Selected Publicly Traded Companies Analysis:
Westar Energy Stand-Alone Public Market Trading Valuation	$44.37	$54.79

For Informational Reference Purposes
Westar Energy’s Stock Price Range During Twelve Month Period Prior to 11/3/2015:	$34.38	$43.54

Wall Street Equity Research Price Targets:	$48.00	$52.00

(1)	For reference, the price per share of Westar Energy common stock at July 3, 2017 was $53.00.

Discounted Cash Flow Analyses. Guggenheim Securities performed illustrative stand-alone discounted cash flow analyses of Westar Energy based on forecasted after-tax unlevered free cash flows for Westar Energy and an estimate of its terminal/continuing value at the end of the forecast horizon. In performing its illustrative discounted cash flow analyses:

•	Guggenheim Securities based its discounted cash flow analyses on the Updated Financial Projections for Westar Energy as provided by Westar Energy’s senior management, which projections reflect the receipt by Westar Energy of a pre-tax payment from Great Plains Energy that would be payable in the event of a specified termination of the original merger agreement pursuant to its terms (such payment being referred to as the “original termination payment”).

•	Guggenheim Securities used a discount rate range of 4.5 percent—5.5 percent based on its estimate of Westar Energy’s market-based weighted average cost of capital.

•	In calculating Westar Energy’s terminal/continuing value for purposes of its discounted cash flow analyses, Guggenheim Securities used an illustrative reference range of terminal enterprise value/trailing EBITDA multiples of 8.5x—10.5x. The illustrative terminal/continuing values implied by the foregoing terminal multiple reference ranges were cross-checked for reasonableness by reference to the implied perpetual growth rates of Westar Energy’s terminal year normalized after-tax unlevered free cash flow.

•	Guggenheim Securities’ illustrative discounted cash flow analyses resulted in an overall reference range of $40.79—$58.58 per share for purposes of valuing Westar Energy’s common stock on a stand-alone intrinsic-value basis.

Westar Energy Selected Publicly Traded Companies Analysis. Guggenheim Securities reviewed and analyzed Westar Energy’s trading metrics and historical and projected/forecasted financial performance compared to corresponding data for certain publicly traded companies in the regulated electric utilities industry that Guggenheim Securities deemed relevant for purposes of this analysis. The following eight publicly traded companies were selected by Guggenheim Securities for purposes of this analysis (referred to in this section as the “Selected Publicly Traded Companies”):

Selected Publicly Traded Companies

•	ALLETE, Inc. (referred to in this section as “ALLETE”)

•	Alliant Energy Corporation (referred to in this section as “Alliant”)

•	Ameren Corporation (referred to in this section as “Ameren”)

•	IDACORP, Inc. (referred to in this section as “IDACORP”)

•	Pinnacle West Capital Corporation (referred to in this section as “Pinnacle West”)

•	PNM Resources, Inc. (referred to in this section as “PNM”)

•	Portland General Electric Company (referred to in this section as “Portland General”)

•	Xcel Energy Inc. (referred to in this section as “Xcel”)

Guggenheim Securities calculated, among other things, various public market trading multiples for Westar Energy and the Selected Publicly Traded Companies (in the case of the Selected Publicly Traded Companies, based on Wall Street equity research consensus estimates and each company’s publicly available financial filings) for FYs 2018, 2019 and 2020 based on stock prices as of July 3, 2017 (no estimate was available for IDACORP, Inc.’s 2020 estimated trading price/forward EPS multiple), which are summarized in the table below:

Selected Publicly Traded Company Multiples

	Total Enterprise Value /		Stock Price (@ 7/3/17) /
	EBITDA		EPS
	2018E	2019E	2018E	2019E
ALLETE	10.9x	10.4x	19.5x	18.5x
Alliant	11.4	10.4	18.7	17.7
Ameren	8.6	8.2	18.0	17.0
IDACORP	12.7	NM	20.5	19.7
Pinnacle West	9.3	8.8	18.9	18.0
PNM	9.7	9.2	21.5	18.3
Portland General	8.4	8.1	18.5	17.8
Xcel	9.6	9.2	18.5	17.5

Mean	10.1x	9.2x	19.3x	18.0x
Median	9.7	9.2	18.8	17.9

In performing its selected publicly traded companies analysis:

•	Guggenheim Securities selected reference ranges of trading multiples for purposes of valuing Westar Energy on a stand-alone public market trading basis as follows: (1) trading price/forward EPS multiple range of 18.0x—21.5x based on 2018E; (2) trading price/forward EPS multiple range of 17.0x—20.0x based on 2019E; and (3) trading price/forward EPS multiple range of 16.0x—19.0x based on 2020E.

•	Guggenheim Securities then applied the selected trading multiples reference ranges, respectively, to Westar Energy management’s projected (1) FY 2018 EPS, (2) FY 2019 EPS and (3) FY 2020 EPS, which projections reflect receipt of the original termination payment.

•	Guggenheim Securities’ analysis of the Selected Publicly Traded Companies resulted in an overall reference range of $44.37—$54.79 per share for purposes of valuing Westar Energy’s common stock on a stand-alone public market trading basis.

Westar Energy EPS Accretion/(Dilution) Analysis. Guggenheim Securities analyzed the pro forma financial impact of the transaction on Westar Energy’s projected EPS for FY 2018 through FY 2022 (1) based on the Updated Financial Projections of Westar Energy as provided by Westar Energy’s senior management and expected synergies and related costs to achieve such synergies, (2) based on the Westar Energy exchange ratio (taking into account the Great Plains Energy exchange ratio of 0.5981) and (3) taking into account receipt of the original termination payment. This analysis indicated that without the expected synergies and related costs to achieve such synergies the transaction could be accretive to Westar Energy’s projected EPS in each such FY, and with the expected synergies and related costs to achieve such synergies the transaction could be dilutive to Westar Energy’s projected EPS in FY 2018 and accretive in each of FY 2019 through FY 2022.

Great Plains Energy Stand-Alone Financial Analyses

Great Plains Energy Stand-Alone Financial Analysis Recap. In evaluating Great Plains Energy in connection with rendering its opinion, Guggenheim Securities performed various financial analyses which are summarized in the table below and described in more detail elsewhere herein, including discounted cash flow analyses and selected publicly traded companies analysis. Solely for reference purposes, Guggenheim Securities also reviewed the historical trading price range for Great Plains Energy’s common stock during the 52-week period preceding November 3, 2015 and Wall Street equity research analysts’ price targets for Great Plains Energy’s common stock.

Recap of Great Plains Energy Stand-Alone Financial Analyses

	Reference Range for Stand-Alone Financial Analysis of Great Plains Energy(1)
Financial Analyses	Low	High
Discounted Cash Flow Analysis:
Great Plains Energy Stand-Alone DCF Valuation	$28.52	$38.61

Selected Publicly Traded Companies Analysis:
Great Plains Energy Stand-Alone Public Market Trading Valuation	$27.36	$38.95

For Informational Reference Purposes
Great Plains Energy’s Stock Price Range During Twelve Month Period Prior to 11/3/2015:	$24.21	$29.90

Wall Street Equity Research Price Targets:	$30.00	$32.00

(1)	For reference, the price per share of Great Plains Energy common stock at July 3, 2017 was $29.25.

Discounted Cash Flow Analyses. Guggenheim Securities performed illustrative stand-alone discounted cash flow analyses of Great Plains Energy based on forecasted after-tax unlevered free cash flows for Great Plains Energy and an estimate of its terminal/continuing value at the end of the projection horizon. In performing its illustrative discounted cash flow analyses:

•	Guggenheim Securities based its discounted cash flow analyses on the Updated Financial Projections for Great Plains Energy as provided by Great Plains Energy’s senior management, which projections reflect payment of the original termination payment.

•	Guggenheim Securities used a discount rate range of 4.25 percent—5.25 percent based on its estimate of Great Plains Energy’s market-based weighted average cost of capital.

•	In calculating Great Plains Energy’s terminal/continuing value for purposes of its discounted cash flow analyses, Guggenheim Securities used an illustrative reference range of terminal enterprise value/trailing EBITDA multiples of 8.5x—10.5x. The illustrative terminal/continuing values implied by the foregoing terminal multiple reference ranges were cross-checked for reasonableness by reference to the implied perpetual growth rates of Great Plains Energy’s terminal year normalized after-tax unlevered free cash flow.

•	Guggenheim Securities’ illustrative discounted cash flow analyses resulted in an overall reference range of $28.52—$38.61 per share for purposes of valuing Great Plains Energy’s common stock on a stand-alone intrinsic-value basis.

Great Plains Energy Selected Publicly Traded Companies Analysis. Guggenheim Securities reviewed and analyzed Great Plains Energy’s trading metrics and historical and projected/forecasted financial performance compared to corresponding data for the Selected Publicly Traded Companies, which data is summarized in the table above under the caption “Westar Energy Selected Publicly Traded Companies Analysis.”

Guggenheim Securities calculated, among other things, various public market trading multiples for Great Plains Energy and the Selected Publicly Traded Companies, which Selected Publicly Traded Companies public market trading multiples were the same as those used in the financial analysis summarized above under the caption “Westar Energy Selected Publicly Traded Companies Analysis”.

In performing its selected publicly traded companies analysis:

•	Guggenheim Securities selected those reference ranges of trading multiples as set forth above under the caption “Westar Energy Selected Publicly Traded Companies Analysis” for purposes of valuing Great Plains Energy on a stand-alone public market trading basis.

•	Guggenheim Securities then applied the selected reference ranges, respectively, to Great Plains Energy management’s projected (1) FY 2018 EPS, (2) FY 2019 EPS and (3) FY 2020 EPS, which projections reflect payment of the original termination payment.

•	Guggenheim Securities’ analysis of the Selected Publicly Traded Companies resulted in an overall reference range of $27.36—$38.95 per share for purposes of valuing Great Plains Energy’s common stock on a stand-alone public market trading basis.

Pro Forma Combined Company Financial Analyses

Combined Company Financial Analyses Recap. In evaluating the combined company (i.e., Monarch Energy), in connection with rendering its opinion, Guggenheim Securities performed various financial analyses which are summarized in the table below and described in more detail elsewhere herein, including discounted cash flow analyses and selected publicly traded companies analysis, on a pro forma basis giving effect to the transaction and based on (1) the Updated Financial Projections and the expected synergies and the related costs to achieve such synergies and (2) the Westar Energy exchange ratio (taking into account the Great Plains Energy exchange ratio of 0.5981). References to Monarch Energy in this caption entitled “Pro Forma Combined Company Financial Analyses” are to Monarch Energy on a pro forma basis, giving effect to the transaction and based on (1) the Updated Financial Projections and (2) the Westar Energy exchange ratio (taking into account the Great Plains Energy exchange ratio of 0.5981).

Recap of Combined Company Financial Analyses

	Reference Range for Combined Company Financial Analysis
	Low	High
Discounted Cash Flow Analysis:
Monarch Energy Pro Forma DCF Valuation without expected synergies	$43.95	$62.34

Monarch Energy Pro Forma DCF Valuation with expected synergies	$45.97	$64.89

Selected Publicly Traded Companies Analysis:
Monarch Energy Public Market Trading Valuation without expected synergies	$45.90	$57.57

Discounted Cash Flow Analyses. Guggenheim Securities performed illustrative stand-alone discounted cash flow analyses of Monarch Energy based on forecasted after-tax unlevered free cash flows for Monarch Energy and an estimate of its terminal/continuing value at the end of the forecast horizon. In performing its illustrative discounted cash flow analyses:

•	Guggenheim Securities based its discounted cash flow analyses on the Updated Financial Projections as provided by Westar Energy’s senior management and Great Plains Energy’s senior management, respectively.

•	Guggenheim Securities used a discount rate range of 4.25 percent—5.50 percent based on its estimate of Westar Energy’s and Great Plains Energy’s respective market-based weighted average costs of capital.

•	In calculating Monarch Energy’s terminal/continuing value for purposes of its discounted cash flow analyses, Guggenheim Securities used an illustrative reference range of terminal enterprise value/trailing EBITDA multiples of 8.5x—10.5x. The illustrative terminal/continuing values implied by the foregoing terminal multiple reference ranges were cross-checked for reasonableness by reference to the implied perpetual growth rates of Westar Energy’s and Great Plains Energy’s respective terminal year normalized after-tax unlevered free cash flow.

•	Guggenheim Securities’ illustrative discounted cash flow analyses resulted in an overall reference range of $43.95—$62.34 per share without expected synergies, and an overall reference range of $45.97—$64.89 per share with expected synergies, in each case for purposes of valuing Monarch Energy’s common stock on a pro forma intrinsic-value basis as described above.

Selected Publicly Traded Companies Analysis. Guggenheim Securities reviewed and analyzed Westar Energy’s and Great Plains Energy’s respective trading metrics and historical projected/forecasted financial performance compared to corresponding data for the Selected Publicly Traded Companies, which data is summarized in the table above under the caption “Westar Energy Selected Publicly Traded Companies Analysis.”

Guggenheim Securities used, among other things, those public market trading multiples for Westar Energy, Great Plains Energy and the Selected Publicly Traded Companies used in its selected publicly traded companies analysis for each of Westar Energy and Great Plains Energy on a stand-alone basis as summarized above under the captions “Westar Energy Selected Publicly Traded Companies Analysis” and “Great Plains Energy Selected Publicly Traded Companies Analysis,” respectively.

In performing its selected publicly traded companies analysis:

•	Guggenheim Securities selected those reference ranges of trading multiples as set forth above under the caption “Westar Energy Selected Publicly Traded Companies Analysis” for purposes of valuing Monarch Energy on a public market trading basis.

•	Guggenheim Securities then applied the selected reference ranges, respectively, to Westar Energy management’s and Great Plains Energy management’s respective projected (1) FY 2018 EPS, (2) FY 2019 EPS and (3) FY 2020 EPS, to arrive at an estimated pro forma EPS for each such FY.

•	Guggenheim Securities’ analysis of the Selected Publicly Traded Companies resulted in an overall pro forma reference range of $45.90 – $57.57 per share for purposes of valuing Monarch Energy’s common stock on a public market trading basis.

Other Financial Reviews and Analyses Solely for Informational Reference Purposes

In order to provide context for the financial analyses in connection with its opinion as described above, Guggenheim Securities undertook various additional financial reviews and analyses as summarized below solely for informational reference purposes. As a general matter, Guggenheim Securities did not consider such additional financial reviews and analyses to be determinative methodologies for purposes of its opinion.

Westar Energy and Great Plains Energy Relative Contributions Analysis. Guggenheim Securities compared Westar Energy’s and Great Plains Energy’s relative contribution percentages to the combined company’s (i.e., Monarch Energy’s) market capitalization utilizing average broker price targets of both Westar Energy and Great Plains Energy, book value of equity and the combined company’s FY 2018E through FY 2020E average estimated unadjusted net income, adjusted net income, leverage-adjusted EBITDA and free cash flow. Guggenheim Securities adjusted EBITDA for each of Westar Energy’s and Great Plains Energy’s respective net debt balances and adjusted Great Plains Energy’s net income to account for the excess cash remaining on Great Plains Energy’s balance sheet.

Westar Energy and Great Plains Energy Stock Price Trading Histories. Guggenheim Securities reviewed Westar Energy’s and Great Plains Energy’s respective stock price trading histories over certain timeframes. Guggenheim Securities indicated that in the 52-week period ended November 3, 2015, Westar Energy’s common stock generally had traded in a range of approximately $34.38 – $43.54 per share, and Great Plains Energy’s common stock generally had traded in a range of approximately $24.21 – $29.90 per share.

Westar Energy and Great Plains Energy Wall Street Equity Research Analyst Stock Price Targets. Guggenheim Securities reviewed selected Wall Street equity research analyst stock price targets for each of Westar Energy and Great Plains Energy, as published prior to July 3, 2017 (the last practicable trading day prior to the Westar Energy Board meeting to consider and approve the transaction). Guggenheim Securities noted that such Wall Street equity research analyst stock price targets for Westar Energy’s common stock and Great Plains Energy’s common stock were $48.00 – $52.00 per share and $30.00 – $32.00 per share, respectively. Guggenheim Securities noted that Wall Street equity research analyst stock price targets do not necessarily reflect current market trading prices for Westar Energy’s common stock or Great Plains Energy’s common stock, and such estimates are subject to various uncertainties, including the future financial performance of Westar Energy and Great Plains Energy, respectively, and future capital markets conditions.

Other Considerations

Westar Energy did not provide specific instructions to, or place any limitations on, Guggenheim Securities with respect to the procedures to be followed or factors to be considered in performing its financial analyses or providing its opinion. The type and amount of consideration payable in the transaction, including the Westar Energy exchange ratio, were determined through negotiations between Westar Energy and Great Plains Energy and were approved by the Westar Energy Board. The decision to enter into the merger agreement was solely that of the Westar Energy Board. Guggenheim Securities’ opinion was just one of the many factors taken into consideration by the Westar Energy Board. Consequently, Guggenheim Securities’ financial analyses should not be viewed as determinative of the decision of the Westar Energy Board with respect to the fairness, from a financial point of view, to holders of Westar Energy common stock of the Westar Energy exchange ratio (taking into account the Great Plains Energy exchange ratio).

Pursuant to the terms of Guggenheim Securities’ engagement letter, as amended by the engagement letter amendment, Westar Energy has agreed to pay Guggenheim Securities a cash transaction fee (based on a percentage of the aggregate value of the transaction) upon consummation of the transaction, which cash transaction fee currently is estimated to be $30 million, assuming payment of a discretionary transaction bonus. In connection with Guggenheim Securities’ engagement, Westar Energy has previously paid Guggenheim Securities a cash milestone fee of $7,256,401 that became payable upon delivery of the original opinion issued in connection with the original merger agreement, and a cash milestone fee of $6,684,589 that became payable upon delivery of Guggenheim Securities’ opinion issued in connection with the mergers. Each such milestone fee will be credited against the foregoing cash transaction fee. In addition, Westar Energy has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify Guggenheim Securities against certain liabilities arising out of its engagement.

Aside from its current engagement by Westar Energy, Guggenheim Securities has not been previously engaged during the past two years by Westar Energy, nor has Guggenheim Securities been previously engaged during the past two years by Great Plains Energy, to provide financial advisory or investment banking services for which Guggenheim Securities received fees. Guggenheim Securities may seek to provide Westar Energy, Great Plains Energy, Monarch Energy and their respective affiliates with certain financial advisory and investment banking services unrelated to the transaction in the future, for which Guggenheim Securities would expect to receive compensation.

Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for its and their own accounts and the accounts of its and their customers, including: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities or its affiliates and related entities may (1) provide such financial services to Westar Energy, Great Plains Energy, Monarch Energy, other participants in the transaction or their respective affiliates, subsidiaries, investment funds and portfolio companies, for which services Guggenheim Securities or any of its affiliates and related entities has received, and may receive, compensation and (2) directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to certain bank debt, debt or equity securities and derivative products of or relating to Westar Energy, Great Plains Energy, Monarch Energy, other participants in the transaction or their respective affiliates, subsidiaries, investment funds and portfolio companies. Furthermore, Guggenheim Securities or its affiliates and related entities and its or their respective directors, officers, employees, consultants and agents may have investments in Westar Energy, Great Plains Energy, other participants in the transaction or their respective affiliates, subsidiaries, investment funds and portfolio companies.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Westar Energy, Great Plains Energy, Monarch Energy, other participants in the transaction or their respective affiliates, subsidiaries, investment funds and portfolio companies and the transaction that differ from the views of Guggenheim Securities’ investment banking personnel.

Forward-Looking Financial Information

Great Plains Energy prepared forward-looking financial information for the years 2017 through 2022 for Great Plains Energy on a stand-alone basis. Westar Energy also prepared forward-looking financial information for the years 2017 through 2022 for Westar Energy on a stand-alone basis. The forward-looking financial information was prepared separately by each of the companies and is not intended to be added together. Adding the forward-looking financial information together for the two companies would not represent the results the combined company will achieve if the merger is completed and does not represent forward-looking financial information for the combined company if the merger is completed.

Both Great Plains Energy and Westar Energy do not as a matter of course make public forward-looking financial information as to future revenues, earnings, or other results, other than providing estimated ranges of expected earnings and earnings growth as disclosed in regular press releases and investor materials. However, for internal purposes and in connection with the process leading to the merger agreement, the management of each of Great Plains Energy and Westar Energy prepared certain projections of future financial and operating performance of their respective companies for the years 2017 through 2022. These projections are included in this joint proxy statement/prospectus because Great Plains Energy and Westar Energy provided such projections to each other and to each other’s respective financial advisors in connection with the merger agreement discussions, or such projections were otherwise relevant to each company’s board of directors in evaluating the mergers. The following forward-looking financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to forward-looking financial information, but, in the view of the management of Great Plains Energy and Westar Energy, as applicable, was prepared on a reasonable basis, reflected the best then-currently available estimates and judgments at the time of its preparation, and presented at the time of its preparation, to the best of such managements’ knowledge and belief, the expected course of action and the expected future financial performance of the applicable company. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the forward-looking financial information.

The estimates and assumptions underlying the forward-looking financial information are inherently uncertain and, though considered reasonable by the management of Great Plains Energy or Westar Energy, as the case may be, as of the date of the preparation of such forward-looking financial information, are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking financial information, including, among other things, the matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 42 of this joint proxy statement/prospectus, “Risk Factors” beginning on page 33 of this joint proxy statement/prospectus and risks identified in other SEC filings that are incorporated by reference in this joint proxy statement/prospectus. Accordingly, there can be no assurance that the forward-looking financial information will be indicative of the future performance of Great Plains Energy, Westar Energy or Monarch Energy or that actual results will not differ materially from those presented in the forward-looking financial information. Inclusion of the forward-looking financial information in this joint proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the forward-looking financial information will be achieved. The forward-looking financial information should not be relied upon as indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on this information. Further, the inclusion of the forward-looking financial information does not constitute an admission or representation by Great Plains Energy or Westar Energy that this information is material.

Except as may be required by law, Great Plains Energy, Westar Energy and Monarch Energy do not intend to update or otherwise revise the forward-looking financial information to reflect circumstances existing since the preparation of such forward-looking financial information or to reflect the occurrence of unanticipated events, including the event that any of the underlying assumptions are shown to be in error. Furthermore, Great Plains Energy, Westar Energy and Monarch Energy do not intend to update or revise the forward-looking financial information in this joint proxy statement/prospectus to reflect changes in general economic or industry conditions.

The information concerning forward-looking financial information provided by Great Plains Energy and Westar Energy is not included in this joint proxy statement/prospectus to induce any shareholder to vote in favor of the proposals at either the Great Plains Energy special meeting or the Westar Energy special meeting.

Neither Great Plains Energy’s nor Westar Energy’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the forward-looking financial information contained herein, nor have they expressed any opinion or any other form of assurance on such forward-looking financial information or its achievability, and assume no responsibility for, and disclaim any association with, the forward-looking financial information.

Great Plains Energy Forward-Looking Financial Information

The following table sets forth a summary of the standalone forward-looking financial information Great Plains Energy provided to its financial advisors and Board of Directors in connection with the process leading to the amended merger agreement. Great Plains Energy provided similar projections to Westar Energy and its financial advisor in connection with the process leading to the amended merger agreement.

	Year Ended December 31,
	2017E	2018E	2019E	2020E	2021E	2022E
	(in millions, except per share amounts)
Net income (loss)	$(300)	$267	$304	$321	$300	$305
Interest expense	468	208	205	200	197	189
Income tax expense	51	160	183	191	181	178
Depreciation and amortization expense	371	389	402	409	416	422

Earnings before interest, taxes, depreciation and amortization(1)	$590	$1,024	$1,094	$1,121	$1,094	$1,094

Earnings (loss) available for common shareholders	$(330)	$267	$304	$321	$300	$305
Basic earnings (loss) per common share	$(1.69)	$1.52	$1.90	$2.05	$1.92	$1.95
Net cash from operating activities	$402	$898	$1,028	$1,018	$926	$948
Utility capital expenditures	631	591	550	553	511	574
Other cash used for investing activities	25	20	15	(16)	(15)	(15)

Free cash flow(2)	$(254)	$287	$463	$481	$430	$389

(1)	Earnings before interest, taxes, depreciation and amortization, which is defined as net income plus interest expense, income tax expense, depreciation expense and amortization expense, is a non-GAAP financial measure, as it excludes amounts included in net income, the most directly comparable measure calculated and presented in accordance with GAAP. This measure should not be considered as an alternative to net income, operating income, or other performance measures derived in accordance with GAAP. Great Plains Energy’s computation of this measure may differ from similarly titled measures used by others.
(2)	Free cash flow, which is defined as net cash from operating activities less utility capital expenditures and other cash used for investing activities, is a non-GAAP financial measure. This measure should not be considered as an alternative to net cash flows or other liquidity measures derived in accordance with GAAP. Great Plains Energy’s computation of this measure may differ from similarly titled measures used by others.

Great Plains Energy’s forward-looking financial information is based on various assumptions, including, but not limited to, the following principal assumptions:

•	that a revised merger agreement could not be reached;

•	payment by Great Plains Energy to Westar Energy of the initial merger agreement termination fee of $380 million;

•	redemption of the long-term debt and mandatory convertible preferred equity issued in connection with the initial merger agreement;

•	repurchases of common shares with cash available after payment of dividends;

•	normal weather;

•	economic, energy efficiency and other assumptions affecting retail electric demand;

•	no significant changes in legislative or regulatory rules or framework; and

•	anticipated general rate case filings in 2017 and 2018 for each of Great Plains Energy’s electric utilities in Missouri and Kansas.

Great Plains Energy also provided standalone projections to its financial advisors and to Westar Energy and its financial advisor that excluded the effects of the initial merger agreement in connection with the process leading to the amended merger agreement.

Westar Energy Forward-Looking Financial Information

The following table sets forth a summary of the standalone forward-looking financial information Westar Energy provided to its financial advisor and Board of Directors in connection with the process leading to the merger agreement.

	Year Ended December 31,
	2017E	2018E	2019E	2020E	2021E	2022E
	(in millions, except per share amounts)
Net income	$599	$364	$392	$399	$421	$445
Interest expense	174	179	183	179	181	182
Income tax expense	302	150	185	193	207	216
Depreciation and amortization expense	377	401	420	438	455	497

Earnings before interest, taxes, depreciation and amortization(1)	$1,452	$1,094	$1,180	$1,209	$1,264	$1,310

Earnings available for common shareholders	$583	$348	$381	$388	$409	$433
Basic earnings per share	$4.13	$2.50	$2.73	$2.77	$2.91	$3.06

Net cash from operating activities	$1,257	$894	$976	$964	$891	$909
Utility capital expenditures	863	742	760	751	740	847
Other cash used for investing activities	10	11	10	10	10	10

Free cash flow(2)	$384	$141	$206	$203	$141	$52

(1)	Earnings before interest, taxes, depreciation and amortization, which is defined as net income plus interest expense, income tax expense, depreciation expense and amortization expense, is a non-GAAP financial measure, as it excludes amounts included in net income, the most directly comparable measure calculated and presented in accordance with GAAP. This measure should not be considered as an alternative to net income, operating income, or other performance measures derived in accordance with GAAP. Westar Energy’s computation of this measure may differ from similarly titled measures used by others.

(2)	Free cash flow, which is defined as net cash from operating activities less utility capital expenditures and other cash used for investing activities, is a non-GAAP financial measure. This measure should not be considered as an alternative to net cash flows or other liquidity measures derived in accordance with GAAP. Westar Energy’s computation of this measure may differ from similarly titled measures used by others.

Westar Energy’s forward-looking financial information is based on various assumptions, including, but not limited to, the following principal assumptions:

•	that a revised merger agreement could not be reached;

•	receipt by Westar Energy from Great Plains Energy of the initial merger agreement termination fee of $380 million;

•	repurchases of common shares with cash available from the termination fee after payment of taxes;

•	normal weather;

•	economic, energy efficiency and other assumptions affecting retail electric demand;

•	no significant changes in legislative and/or regulatory rules and/or framework;

•	an anticipated general rate case filing in 2018; and

•	an anticipated abbreviated rate case filing in 2019.

Westar Energy also provided standalone projections to its financial advisor and to Great Plains Energy and its financial advisors that excluded the effects of the initial merger agreement in connection with the process leading to the amended merger agreement.

Great Plains Energy and Westar Energy Pro Forma Combined Forward-Looking Financial Information

In addition to standalone forward-looking financial information, each of Great Plains Energy and Westar Energy, along with its respective financial advisors, independently prepared pro forma combined forward-looking financial information, as if an amended merger agreement could be reached. Further, in connection with Great Plains Energy’s and Westar Energy’s joint announcement of the amended merger agreement and joint investor presentation on July 10, 2017, as well as the companies’ joint merger application filed with the KCC on August 25, 2017, and joint merger application filed with the MPSC on August 31, 2017, the companies jointly have disclosed the following assumptions considered in development of pro forma combined forward-looking financial information:

•	Gross operational efficiencies and associated savings of approximately $630 million over the 2018 to 2022 timeframe;

•	Upfront bill credits to all retail electric customers totaling $50 million;

•	Future rate increases being lower than would be the case absent the mergers;

•	Capital expenditures exceeding $6 billion over the 2018 to 2022 timeframe;

•	Estimated combined company excess cash of $1.25 billion at closing, as well as cash from combined company operations, used to repurchase approximately 30 million shares of new combined holding company stock in the 2018 to 2019 timeframe;

•	Combined company free cash flows and issuance of new combined holding company debt to re-purchase approximately 30 million additional shares in the 2019-2020 timeframe;

•	Earnings per share growth of 6 percent to 8 percent through 2021 based on Westar Energy’s actual 2016 earnings per share of $2.43; and

•	Dividend growth in line with EPS growth, targeting 60 percent to 70 percent payout ratio.

Accounting Treatment

The mergers will be accounted for in accordance with the acquisition method of accounting and the regulations of the SEC. Westar Energy will be treated as the acquiring corporation for accounting and financial reporting purposes. For additional information, please see “Monarch Energy Unaudited Pro Forma Condensed Consolidated Combined Financial Information” and the notes related thereto beginning on page 179. The historical financial statements of Westar Energy will also be the historical financial statements of Monarch Energy. The assets and liabilities of Great Plains Energy will be recorded, as of the completion of the mergers, at their fair values and consolidated with those of Westar Energy on Monarch Energy’s financial statements. This will result in recording an amount for goodwill, which represents the excess of the purchase price over the fair value of the identifiable net assets of Great Plains Energy. Financial statements of Monarch Energy issued after the mergers will reflect only the operations of Great Plains Energy’s business after the mergers and will not be restated retroactively to reflect the historical financial position or results of operations of Great Plains Energy.

All unaudited pro forma combined financial information contained in this joint proxy statement/prospectus was prepared using the acquisition method of accounting for business combinations. The final allocation of the purchase price will be determined after the mergers are completed and after completion of an analysis to determine the fair value of the assets and liabilities of Great Plains Energy’s business. Accordingly, the final purchase accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the fair value of the assets or increase in the fair value of the liabilities of Great Plains Energy’s business as compared to the unaudited pro forma combined financial information included in this joint proxy statement/prospectus will have the effect of increasing the amount of recorded goodwill. An increase or decrease in the share price of Westar Energy common stock would have the effect of increasing or decreasing goodwill, as the case may be. The goodwill amount will not be affected by a change in the Great Plains Energy share price.

Material U.S. Federal Income Tax Consequences of the Mergers

The following discussion summarizes certain material U.S. federal income tax consequences to holders of Westar Energy common stock and Great Plains Energy common stock who exchange their shares of Westar Energy common stock and Great Plain Energy common stock for Monarch Energy common stock pursuant to the mergers. This discussion is based on the Code, laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, which could result in U.S. federal income tax consequences different from those described below. This discussion is not binding on the IRS or any court. No ruling has been or will be sought or obtained from the IRS with respect to any of the U.S. federal income tax consequences discussed herein as to the tax consequences of the mergers. The IRS may challenge successfully any of the conclusions set forth below.

The discussion does not address all of the U.S. federal income tax consequences that may be relevant to particular holders of Westar Energy common stock or Great Plains Energy common stock in light of their individual circumstances. For example, this discussion does not address any alternative minimum tax, Medicare tax on net investment income, estate, gift, or other non-income tax. Furthermore, this discussion does not address any state, local, or non-U.S. tax consequences of the mergers. In addition, this discussion does not address the U.S. federal income tax consequences to certain categories of holders subject to special rules, including holders that are (1) banks, financial institutions, or insurance companies, (2) regulated investment companies or real estate investment trusts, (3) brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method, (4) tax-exempt organizations, (5) holders that own shares of Westar Energy common stock or Great Plains Energy common stock as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (6) holders that acquired shares of Westar Energy common stock or Great Plains Energy common stock in connection with the exercise of employee stock options or otherwise as compensation for services, (7) U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar, (8) cooperatives, (9) U.S. expatriates, (10) holders of Great Plains Energy common stock who exercise appraisal rights or (11) except as noted herein, holders who own (directly, indirectly or by attribution) more than 5 percent of Westar Energy’s outstanding common stock or Great Plains Energy’s common stock. This discussion assumes that shares of Westar Energy common stock and Great Plains Energy common stock are held as capital assets within the meaning of Section 1221 of the Code at all relevant times.

As used in this discussion, a “U.S. Holder” is any beneficial owner of shares of Westar Energy common stock or Great Plains Energy common stock that is (1) a citizen or an individual resident of the United States for U.S. federal income tax purposes, (2) a corporation organized under the laws of the United States or any of its political subdivisions, including the states and the District of Columbia (or other entity taxable as a domestic corporation for U.S. federal income tax purposes), (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust which (A) is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (B) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

As used in this discussion, a “Non-U.S. Holder” is any beneficial owner of Westar Energy common stock or Great Plains Energy common stock that is not a U.S. Holder and is not a partnership for U.S. federal income tax purposes.

The U.S. federal income tax consequences to a member in an entity or arrangement treated as a pass-through entity, such as a partnership, for U.S. federal income tax purposes, that exchanges Westar Energy common stock and Great Plains Energy common stock for Monarch Energy common stock generally will depend on the status of such member and the activities of the pass-through entity. A member in a pass-through entity that exchanges Westar Energy common stock or Great Plains Energy common stock for merger consideration should consult its own tax advisor about the U.S. federal income tax consequences of the mergers.

ALL HOLDERS OF WESTAR ENERGY COMMON STOCK AND GREAT PLAINS ENERGY COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAW OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

General

It is a condition to Westar Energy’s obligation to complete the Westar Energy merger that Westar Energy receive an opinion from Baker Botts L.L.P., dated as of the closing date, to the effect that the Westar Energy merger, taken together with the Great Plains Energy merger, will be treated as a transaction qualifying for non-recognition of gain and loss under Section 351 of the Code and/or that the Westar Energy merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Great Plains Energy’s obligation to complete the Great Plains Energy merger that Great Plains Energy receive an opinion from Bracewell LLP, dated as of the closing date, to the effect that the Great Plain Energy merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

These opinions will be based on customary assumptions and representations from Westar Energy and Great Plains Energy, as well as certain covenants and undertakings by Monarch Energy, Westar Energy, Great Plains Energy and King Energy (collectively, the “tax opinion representations and assumptions”). If any of the tax opinion representations and assumptions is incorrect, incomplete or false or is violated, the validity of the opinions described above may be affected and the tax consequences of the mergers could differ from those described in this joint proxy statement/prospectus.

An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not successfully challenge the conclusions reflected in such an opinion. Westar Energy does not intend to obtain a ruling from the IRS regarding the treatment of the Westar

Energy merger as a transaction qualifying for non-recognition of gain and loss under Section 351 of the Code and/or a “reorganization” within the meaning of Section 368(a) of the Code, and Great Plains Energy does not intend to obtain a ruling from the IRS regarding the qualification of the Great Plains Energy merger as a “reorganization” within the meaning of Section 368(a) of the Code. If the IRS were to successfully challenge (1) the Westar Energy merger’s qualification under Section 351 of the Code or the “reorganization” status of the Westar Energy merger, and/or (2) the Great Plains Energy merger’s qualification under Section 368 of the Code, as relevant, the tax consequences could differ materially from those described in this joint proxy statement/prospectus.

The remainder of this discussion under “Material U.S. Federal Income Tax Consequences of the Mergers” assumes that the mergers will qualify for the intended tax treatment discussed above.

U.S. Federal Income Tax Consequences of the Mergers to U.S. Holders of Westar Energy Common Stock and Great Plains Energy Common Stock

Exchange of Westar Energy common stock and Great Plains Energy common stock for Monarch Energy common stock

Subject to the discussion below relating to the receipt of cash in lieu of fractional shares, a U.S. Holder of Westar Energy common stock or Great Plains Energy common stock that receives shares of Monarch Energy common stock in the mergers:

•	will not recognize any gain or loss upon the exchange of shares of Westar Energy common stock or Great Plains Energy common stock for shares of Monarch Energy common stock in the Westar Energy merger or the Great Plains Energy merger, respectively;

•	will have a tax basis in the Monarch Energy common stock received in the Westar Energy merger or the Great Plains Energy merger (including fractional shares for which cash is received) equal to the tax basis of the Westar Energy common stock or Great Plains Energy common stock, respectively, surrendered in exchange therefor; and

•	will have a holding period for shares of Monarch Energy common stock received in the Westar Energy merger or the Great Plains Energy merger (including fractional shares for which cash is received) that includes its holding period for its shares of Westar Energy common stock or Great Plains Energy common stock, respectively, surrendered in exchange therefor.

Cash in Lieu of Fractional Shares

No fractional shares of Monarch Energy common stock will be distributed to Westar Energy shareholders or Great Plains Energy shareholders in connection with the mergers. A U.S. Holder that receives cash in lieu of a fractional share of Monarch Energy common stock as a part of the mergers generally will recognize capital gain or loss measured by the difference between the cash received for such fractional share and the portion of the U.S. Holder’s tax basis in the shares of Westar Energy common stock or Great Plains Energy common stock allocable to the fractional share. Such capital gain or loss will generally be long-term capital gain or loss if the holding period for such fractional shares of Monarch Energy common stock is more than one year. Long-term capital gain of certain non-corporate taxpayers, including individuals, generally is taxed at preferential rates. The deductibility of capital losses is subject to limitations.

U.S. Holders that acquired different blocks of Westar Energy common stock or Great Plains Energy common stock at different times or different prices should consult their tax advisors regarding the manner in which gain or loss should be determined in their specific circumstances.

U.S. Federal Income Tax Consequences of the Mergers to Non-U.S. Holders of Westar Energy Common Stock and Great Plains Energy Common Stock

Subject to the discussion herein, a Non-U.S. Holder of Westar Energy common stock or Great Plains Energy common stock generally will not be subject to U.S. federal income taxation on gain, if any, realized from the receipt of Monarch Energy common stock in exchange for its shares of Westar Energy common stock or Great Plains Energy common stock pursuant to the merger or the receipt of cash in lieu of fractional shares, unless, in the case of the receipt of cash in lieu of fractional shares, (1) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if a tax treaty applies, is attributable to a permanent establishment or fixed place of business maintained by the Non-U.S. Holder in the United States); or (2) in the case of a Non-U.S. Holder that is an individual, such individual is present in the United States for 183 days or more during the taxable year in which the gain is recognized and certain other conditions are met.

In addition, certain Non-U.S. Holders who own more than 5 percent of Westar Energy’s outstanding common stock or Great Plains Energy’s outstanding common stock may be subject to U.S. federal income tax if the Westar Energy common stock or the Great Plains Energy common stock, as applicable, constitutes a “U.S. real property interest” (referred to as a “USRPI”), within the meaning of the Foreign Investment in Real Property Tax Act of 1980, and, after the mergers, such Non-U.S. Holder’s Monarch Energy common stock is not a USRPI. Non-U.S. Holders who own or may own (directly, indirectly or by attribution) more than 5 percent of Westar Energy’s common stock or Great Plains Energy’s common stock should consult their tax advisors with respect to the U.S. federal income tax (including any possible withholding tax and any applicable tax filing requirements) consequences of the mergers.

Information Reporting and Backup Withholding

Information reporting and backup withholding (at the applicable rate, currently 28 percent) may apply with respect to certain cash payments (such as cash received in lieu of fractional shares) unless the holder of the Westar Energy common stock or Great Plains Energy common stock receiving such payments (1) is an exempt holder (generally, corporations, tax-exempt organizations, qualified pension and profit-sharing trusts, individual retirement accounts, or nonresident aliens who, when required, provide certification as to their status) or (2) provides a certificate containing the holder’s name, address, correct federal taxpayer identification number and a statement that the holder is exempt from backup withholding. Backup withholding does not constitute an additional tax, and any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

The foregoing discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the mergers. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, the discussion does not address any non-income tax or any state, local or foreign tax consequences of the mergers. Accordingly, each holder is strongly encouraged to consult its tax advisors as to the tax consequences of the mergers in the holder’s particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Regulatory Matters Relating to the Mergers

General

To complete the mergers, Great Plains Energy and Westar Energy need to obtain approvals or consents from, or make filings with, a number of United States federal and state public utility, antitrust and other regulatory authorities. The material United States federal and state regulatory approvals, consents and filings are described below (collectively referred to as “required governmental approvals”).

It is a condition to completion of the mergers that clearance under the HSR Act and all required governmental approvals from, among others, FERC, the NRC, the KCC, the MPSC and the FCC are received and have become a final order (provided that no party is obligated to agree to any such approvals that would impose any terms or conditions that would reasonably be expected to result in a material adverse effect on Monarch Energy and its subsidiaries, including Great Plains Energy, Westar Energy and their respective subsidiaries, after giving effect to the mergers, measured on the size and scale of Westar Energy and its subsidiaries, taken as a whole).

The required governmental approvals, described in greater detail below, include: (1) the filing of notification and report forms with the DOJ and the FTC under the HSR Act, and expiration or early termination of any applicable waiting periods under the HSR Act, (2) filings with, and the consent of, FERC under Section 203 of the Federal Power Act, (3) receipt of approval of the NRC, (4) receipt of approval of the FCC and (5) filings with, and the consent of, the KCC and MPSC. A “final order” under the terms of the merger agreement means an order or a judgment by the relevant governmental entity that (1) has not been reversed, stayed, enjoined, set aside, annulled or suspended and is in full force and effect, (2) with respect to which, if applicable, any mandatory waiting period prescribed by law before the mergers may be consummated has expired or been terminated and (3) as to which all conditions to the consummation of the mergers prescribed by law have been satisfied.

Under the terms of the merger agreement, each of Great Plains Energy and Westar Energy has agreed to use its reasonable best efforts to take or cause to be taken all actions and to do and assist and cooperate with the other party in doing all things necessary, proper or advisable to cause the conditions to the closing of the mergers to be satisfied as promptly as reasonably practicable, including, among other actions:

•	making all necessary filings with governmental entities or third parties;

•	jointly preparing and causing to be filed with the SEC a registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part;

•	obtaining the required consents, as defined in the merger agreement, and all other third-party consents that are necessary, proper or advisable to consummate the mergers;

•	obtaining the required governmental approvals and all other consents of governmental entities that are necessary, proper or advisable to consummate the mergers and the other transactions contemplated by the merger agreement; and

•	executing and delivering any additional instruments that are necessary, proper or advisable to consummate the mergers and the transactions contemplated by the merger agreement.

Under the terms of the merger agreement, Great Plains Energy and Westar Energy have agreed to cooperate with each other in determining whether any action or filing is required in connection with the mergers and in seeking any such actions, consents, approvals or waivers or making any such filings. Great Plains Energy and Westar Energy have also agreed to provide to each other all information required for any application or other filing under any applicable law in connection with the transactions contemplated by the merger agreement. Great Plains Energy and Westar Energy may not take any action, including acquiring any asset, property, business or person, that could reasonably be expected to materially increase the risk of not obtaining or making any consent or filing related to the required governmental approvals for the mergers. Each of Great Plains Energy and Westar Energy also has agreed to use its reasonable best efforts to avoid or eliminate each and every impediment that may be asserted by a governmental entity pursuant to any antitrust law with respect to the mergers or in connection with granting any required governmental approvals so as to enable the closing to occur as soon as reasonably possible. However, notwithstanding the foregoing obligations, Great Plains Energy and Westar Energy will not be obligated to undertake any efforts or take any action that, individually or in the aggregate, would result in, or would reasonably be expected to result in, a Regulatory Material Adverse Effect, as defined in the merger agreement.

While Great Plains Energy and Westar Energy each believe that they will receive the required governmental approvals and other clearances for the transaction, there can be no assurance that all of these approvals will be obtained or, if obtained, that these approvals will not contain terms or conditions that could reasonably be expected to have a material adverse effect on the combined company following completion of the mergers. Based on the current status of the required governmental approval process, the parties are working, assuming all other conditions to completion of the mergers are satisfied, to complete the mergers in the first half of 2018. If one or more regulatory agencies conduct hearings or proceedings or otherwise open an investigation, the closing of the mergers may not occur until after the first half of 2018, if at all.

Great Plains Energy intends to submit the Great Plains Energy Merger proposal, and Westar Energy intends to submit the Westar Energy Merger proposal, in each case along with other proposals, to their respective shareholders at their respective special meetings as noted above in “Information About the Great Plains Energy Special Meeting and Vote” beginning on page 45 and “Information About the Westar Energy Special Meeting and Vote” beginning on page 53. It is possible that a governmental agency will not have approved the mergers by the date of such meetings, which could delay or prevent completion of the mergers for a significant period of time after Great Plains Energy’s shareholders and Westar Energy’s shareholders have approved the proposals relating to the mergers. Any delay in the completion of the mergers could diminish the anticipated benefits of the mergers or result in additional transaction costs, loss of revenue or other effects associated with uncertainty surrounding the transaction. In addition, it is possible that, among other things, a governmental agency could condition its required governmental approval of the mergers upon Great Plains Energy and Westar Energy entering into an agreement to divest a portion of their combined businesses or assets, or could restrict the operations of the combined businesses in accordance with specified business conduct rules. A governmental agency also could impose significant additional costs on the business of the combined company, including requiring the combined company to share a disproportionate amount of the expected or achieved synergies of the mergers with utility customers. Acceptance of any such conditions could diminish the benefits of the mergers to the combined company and result in additional costs, loss of revenue or other effects. Alternatively, rejection of such conditions could result in Great Plains Energy and Westar Energy litigating with a governmental entity, which could delay the mergers or cause the mergers to be abandoned.

No additional shareholder approval is expected to be required for any decision by Great Plains Energy and Westar Energy after the meetings are held relating to any terms and conditions necessary to resolve any regulatory objections to the mergers and, possibly, to proceed with consummation of the mergers.

As more fully described in “The Merger Agreement—Termination; Termination Fees; Expenses” beginning on page 172, the merger agreement may be terminated by Great Plains Energy or Westar Energy if the mergers are not consummated by 5:00 p.m. New York City time on July 9, 2018; provided, however, that if the conditions to closing relating to required governmental approvals have not been satisfied, but all other conditions to closing have been satisfied or waived (or are capable of being satisfied at closing), then such date may be extended to January 9, 2019. A party may not terminate the merger agreement as set forth above if that party’s failure to fulfill its obligations under the merger agreement has proximately contributed to the failure to consummate the mergers.

Antitrust and HSR Act Matters

The FTC and the DOJ frequently scrutinize the legality under the antitrust laws of transactions such as the mergers. The HSR Act, and the rules and regulations promulgated thereunder, provide that certain transactions, including the mergers, may not be consummated until required information and materials have been filed with the DOJ and the FTC and the applicable waiting period has expired or been terminated. The merger contemplated by the original merger agreement was reviewed and cleared by the U.S. antitrust agencies, and early termination of the waiting period was granted on October 21, 2016. However, that clearance is valid only through October 20, 2017, so Westar Energy and Great Plains Energy expect to refile under the HSR Act in connection with the proposed transaction under the merger agreement. Consequently, Great Plains Energy and Westar

Energy are in the process of preparing the Pre-Merger Notification and Report Forms to be filed with the DOJ and the Federal Trade Commission. The HSR Act requires the parties to observe a 30 calendar-day waiting period after the submission of their HSR filings before consummating their transaction, unless the waiting period is terminated early by the DOJ and FTC, or, alternatively, is extended if the DOJ or the FTC issues a Request for Additional Information and Documentary Material to Great Plains Energy and Westar Energy. If the parties do not complete the mergers within 12 months after the expiration or early termination of the HSR Act waiting period, Great Plains Energy and Westar Energy will need to submit new Pre-Merger Notification and Report Forms to the DOJ and the FTC and wait for the expiration or early termination of a new HSR Act waiting period before the parties could complete the mergers. Because clearance under the HSR Act remains valid for only 12 months following the expiration or termination of the applicable waiting period, in accordance with the terms of the merger agreement, Great Plains Energy and Westar Energy have agreed to file their respective Pre-Merger Notification and Report Forms with the FTC and the DOJ under the HSR Act following the submission of their initial filings and applications with respect to the other required statutory approvals.

At any time before or after the mergers, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the mergers or seeking divestiture of substantial assets of Great Plains Energy, Westar Energy or their subsidiaries. Private parties and state attorneys general also may bring an action under the antitrust laws under certain circumstances. Based upon an examination of information available relating to the businesses in which the companies are engaged, Great Plains Energy and Westar Energy believe that the mergers will receive the necessary clearance under the HSR Act. However, there can be no assurance that a challenge to the mergers on antitrust grounds will not be made or, if such a challenge is made, of the result of such challenge.

Federal Energy Regulatory Commission

Westar Energy and certain of its subsidiaries and certain subsidiaries of Great Plains Energy are deemed to be public utilities subject to the jurisdiction of FERC pursuant to the Federal Power Act (referred to as the “FPA”). Section 203 of the FPA requires prior authorization from FERC for certain types of corporate transactions including those resulting in the direct or indirect change of control over a FERC jurisdictional public utility, those that result in a public utility merging or consolidating its FERC-jurisdictional facilities with those of any other person and, in certain instances, prior authorization for the acquisition of the securities of a public utility by a holding company. As described above, pursuant to the mergers, Monarch Energy will become the direct parent of Westar Energy and of Great Plains Energy’s direct subsidiaries. Thus, the mergers will result in a change of control over Great Plains Energy, Westar Energy and their public utility subsidiaries and, consequently, will require prior approval by FERC under Section 203 of the FPA. Certain other aspects of the transaction also require prior FERC approval pursuant to Section 203 and a joint Section 203 application allows for the companies to obtain the required FERC authorization in a single proceeding.

FERC must authorize a merger or transaction pursuant to Section 203 of the FPA if it finds that the merger or transaction is consistent with the public interest. FERC has stated that, in analyzing a merger or transaction, it will evaluate the following criteria:

•	the effect of the merger or transaction on competition in wholesale electric power markets;

•	the effect of the merger or transaction on the applicants’ FERC-jurisdictional ratepayers; and

•	the effect of the merger or transaction on state and federal regulation of the applicants.

In addition, in accordance with the Energy Policy Act of 2005, FERC also must find that the merger or transaction will not result in the cross-subsidization by public utility subsidiaries of other subsidiaries or improper encumbrances or pledges of utility assets and, if such cross-subsidization or encumbrances were to occur, whether they are consistent with the public interest.

FERC will review the foregoing factors to determine whether the merger or transaction is consistent with the public interest. If FERC finds that the merger or transaction would adversely affect competition in wholesale electric power markets, rates for transmission or the wholesale sale of electric energy, or regulation, or that the merger or transaction would result in cross-subsidies or improper encumbrances that are not consistent with the public interest, it may impose remedial conditions intended to mitigate such effects or it may decline to authorize the merger or transaction.

In the event FERC chooses to impose remedial conditions, Great Plains Energy and Westar Energy would then review such conditions in light of the requirements imposed pursuant to the merger agreement. Based on FERC precedent, Great Plains Energy and Westar Energy believe that the mergers should satisfy FERC’s merger guidelines as well as its standards regarding cross-subsidization and encumbrances, and that any conditions imposed by FERC would not have a material adverse effect of the type described by the merger agreement that would permit Great Plains Energy or Westar Energy to refuse to accept such conditions. However, there can be no guarantee that FERC will agree with the parties’ characterization of FERC precedent or that FERC will not change its analytic framework in a manner adverse to the parties.

Great Plains Energy and Westar Energy and their public utility subsidiaries filed their joint application for approval of the mergers under FPA Section 203 on September 1, 2017. As part of the application, the parties submitted a detailed market power analysis demonstrating that the mergers do not raise any significant competitive concerns under FERC’s merger guidelines. The application also demonstrates that the mergers satisfy the other criteria considered by FERC in its review.

FERC is required to rule on a completed merger application not later than 180 days from the date on which the completed application is filed. Such a ruling could either approve or deny the application or approve the application with conditions. FERC may, however, for good cause, issue an order extending the time for its consideration of the merger application by an additional 180 days. If no order is issued within the statutory deadline and FERC does not extend such deadline, then the transaction is deemed to be approved. There is no guarantee that FERC will approve the mergers or that it will not extend the time period for its review, not initiate an evidentiary hearing or not impose remedial conditions on its approval that are unacceptable to Great Plains Energy or Westar Energy in light of the requirements imposed under the merger agreement.

Aside from the required authorization under Section 203 of the FPA, the mergers may require the parties to prepare and submit certain filings pursuant to Section 205 of the FPA related to market-based rate authorizations of their public utility subsidiaries. None of these Section 205 filings is a required regulatory approval for completing the mergers.

Nuclear Regulatory Commission

Under the Atomic Energy Act of 1954, as amended, and the regulations of the Nuclear Regulatory Commission, or the NRC, an NRC power plant licensee must seek and obtain prior NRC consent for the indirect transfer of its NRC licenses resulting from the transfer of control over the licensee in a merger. Great Plains Energy, through its subsidiary Kansas City Power & Light Company, and Westar Energy, through its subsidiary Kansas Gas & Electric Company, each own a 47 percent ownership interest in Wolf Creek Generating Station, and in Wolf Creek Nuclear Operating Corporation, which is the NRC-licensed operator of Wolf Creek Generating Station and is subject to regulation by the NRC. As a result of the mergers, Monarch Energy will become the direct parent of Westar Energy and of Great Plains Energy’s direct subsidiaries. The resulting indirect transfer of control of Great Plains Energy’s and Westar Energy’s interests in Wolf Creek Generating Station and Wolf Creek Nuclear Operating Corporation to Monarch Energy, and the indirect transfer of control of Wolf Creek Nuclear Operating Corporation’s operating license, requires prior NRC approval. Great Plains Energy and Westar Energy filed an application to obtain the required approval on September 5, 2017.

In reviewing a license transfer application, the NRC assesses, among other things, the transferee’s technical and financial qualifications to own and operate the nuclear facilities, whether there is assurance that adequate decommissioning funds will be available to safely decommission the facilities at the end of their useful lives, whether the transfer will result in foreign ownership, control, or domination of the licensees, and whether the transfer is otherwise consistent with the applicable provisions of laws, regulations and orders of the NRC. Because the mergers will simply result in the consolidation of upstream ownership interests in Wolf Creek in an existing owner, and management and operations of Wolf Creek Generating Station will not be affected, the merger will not affect the qualifications of the NRC licensees to own and operate Wolf Creek Generating Station in accordance with existing NRC licenses. Furthermore, the mergers will not result in any change in the role of Wolf Creek Nuclear Operating Corporation as the operator of Wolf Creek Generating Station, will not result in any foreign ownership, control, or domination, and will not result in any adverse changes to applicable financial qualifications, decommissioning funding assurance or technical qualifications.

Typically, NRC approvals of license transfers take approximately six to nine months to complete. However, the timing of NRC approval may be extended in the event the NRC review is delayed or intervenors raise issues in a public hearing process as part of the license transfer proceeding.

Federal Communications Commission

Pursuant to FCC regulations implementing provisions of the Communications Act of 1934, as amended, an entity holding private radio licenses for internal communications purposes generally must obtain the prior approval of the FCC before the direct or indirect transfer of control or assignment of those licenses. Westar Energy, Great Plains Energy and some of their respective subsidiaries hold certain FCC licenses for private internal communications and, thus, must obtain prior FCC consent to assign or transfer control of those licenses. The parties anticipate that they will be able to obtain the required FCC approvals.

State Regulatory Approvals

Kansas Corporation Commission. Westar Energy is subject to the jurisdiction of the KCC. On a limited basis, Great Plains Energy is subject to the jurisdiction of the KCC in its capacity as holding company for KCP&L. On August 25, 2017, Great Plains Energy, KCP&L and Westar Energy filed a joint application for approval of the mergers under Chapter 66 of the Kansas Statutes Annotated (referred to as the “Kansas Public Utility Act”), specifically K.S.A. 66-101 et seq., 66-104, 66-117, 66-131 and 66-136 of the Kansas Statutes Annotated, of King Energy’s merger with and into Westar Energy in accordance with the terms of the merger agreement, with Westar Energy to continue as the surviving corporation, together with all other approvals, authorizations, consents and actions that may be required under the Kansas Public Utility Act or any other applicable order of the KCC to effectuate the merger. In order to approve the merger, the KCC must find that the merger will promote the public interest. The KCC has historically interpreted and applied the provisions of the Kansas Public Utility Act as requiring a proposed transaction to result in net benefits to customers in order to promote the public interest. In considering the public interest, it has been important to show that the merger will result in increased efficiencies for the merged company, a level of savings that can benefit customers and support the merger consideration, preservation of safe and reliable electric service, and a strong, financially secure public utility. Great Plains Energy and Westar Energy have the burden of demonstrating the satisfaction of specific factors or requirements that the KCC has established in prior merger cases to assist it in determining whether a transaction promotes the public interest. Unless otherwise agreed to by the applicants, Kansas law imposes a 300 day time limit on the KCC’s review of the joint application.

Missouri Public Service Commission

Westar Energy is not subject to the jurisdiction of the MPSC. On a limited basis, Great Plains Energy is subject to the jurisdiction of the MPSC in its capacity as a holding company for KCP&L and GMO. On August 31, 2017, Great Plains Energy, KCP&L, GMO and Westar Energy filed an application for approval of the Great Plains Energy merger and performance under the terms of the merger agreement in accordance with a 2017 ruling of the MPSC in Case No. EC-2017-0107 that such approval is required by a 2001 order of the MPSC issued in Case No. EM-2001-464. In order to approve the Great Plains Energy merger, the MPSC must find that the merger is not detrimental to the public interest. The MPSC has historically interpreted this standard as entailing a balancing test where benefits are weighed against direct and indirect effects of the transaction that would diminish the provision of safe and adequate service, or that would tend to make rates less just or reasonable, and requires approval where it has been shown that, on balance, the merger is not detrimental to the public interest. In considering the public interest, it has been important to show that the merger will result in increased efficiencies for the merged company, a level of savings that can benefit customers, preservation of safe and reliable electric service, and a financially sound public utility. Great Plains Energy, KCP&L, GMO and Westar Energy have the burden of demonstrating the satisfaction of the no detriment standard that will be used by the MPSC in analyzing the Great Plains Energy merger under its standards. There is no statutory time limit on the MPSC’s review of the application, although the MPSC has historically endeavored to review such applications expeditiously.

Other Regulatory Approvals

The mergers also may be subject to review by the governmental authorities of various other federal, state or local jurisdictions under the antitrust and utility regulation or other applicable laws of those jurisdictions. It is possible that one or more state commissions will open proceedings to determine whether they have jurisdiction over the mergers. In the event that any reviewing authorities are determined to have jurisdiction over the merger transaction, there can be no assurance that the reviewing authorities will permit the applicable statutory waiting periods to expire or that the reviewing authorities will terminate the applicable statutory waiting periods at all, or otherwise approve the mergers without restrictions or conditions (which are difficult to predict or quantify) that would have a material adverse effect on the combined company if the mergers were completed.

Listing of Monarch Energy Common Stock to Be Issued in the Mergers

In the merger agreement, Monarch Energy has agreed use its reasonable best efforts to cause the shares of Monarch Energy common stock to be issued in the mergers to be approved for listing on the NYSE prior to the closing of the mergers. Great Plains Energy and Westar Energy have agreed to use their commercially reasonable efforts acting in good faith to agree on a new name and ticker symbol for Monarch Energy prior to the closing, and each of Great Plains Energy and Westar Energy has agreed to use its reasonable best efforts to cooperate with Monarch Energy in causing the shares to be approved for listing, including by providing information reasonably requested by Monarch Energy.

Delisting and Deregistering of Great Plains Energy and Westar Energy Common Stock

If the mergers are completed, the common stock of both Great Plains Energy and Westar Energy will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

As of the date of this joint proxy statement/prospectus, Great Plains Energy is the sole holder of Monarch Energy common stock. After the mergers, Great Plains Energy shareholders and Westar Energy shareholders will receive shares of Monarch Energy common stock in exchange for their shares of common stock of Great Plains Energy and Westar Energy, respectively. It is expected that Great Plains Energy shareholders will hold approximately 47.5 percent and Westar Energy shareholders will hold approximately 52.5 percent of the total Monarch Energy common stock outstanding upon completion of the mergers.

Resale of Monarch Energy Common Stock

The shares of Monarch Energy common stock to be issued in connection with the mergers will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any Great Plains Energy or Westar Energy shareholder who may be deemed to be an “affiliate” of Monarch Energy after the completion of the mergers. This joint proxy statement/prospectus does not cover resales of Monarch Energy common stock by affiliates of Great Plains Energy, Westar Energy or Monarch Energy.

Litigation Relating to the Mergers

Following the announcement of the original merger agreement in May 2016, two putative class action complaints (which were consolidated and superseded by a consolidated complaint) and one putative derivative complaint challenging the original merger were filed in the District Court of Shawnee County, Kansas. In addition, a putative class action complaint was filed in Jackson County, Missouri.

The consolidated putative class action complaint, filed July 25, 2016, is captioned In re Westar Energy Inc. Stockholder Litigation, Case No. 2016-CV-000457. This complaint named as defendants Westar Energy, the members of the Westar Energy Board and Great Plains Energy. The complaint asserted that the members of the Westar Energy Board breached their fiduciary duties to Westar Energy shareholders in connection with the proposed original merger contemplated by the original merger agreement (referred to as the “original merger”). It also asserted that Westar Energy and Great Plains Energy aided and abetted such breaches of fiduciary duties. The complaint alleged, among other things, that (1) the original merger consideration deprived Westar Energy shareholders of fair consideration for their shares, (2) the original merger agreement contained deal protection provisions that unfairly favored Great Plains Energy and discouraged third parties from submitting potentially superior proposals, (3) the preliminary Form S-4, filed in connection with the original merger, was misleading and/or omitted material information necessary for Westar Energy shareholders to make an informed decision whether to vote in favor of the proposed original merger and (4) if the proposed original merger was consummated, certain of Westar Energy’s directors and officers stood to receive significant benefits. The complaint sought, among other remedies, (1) injunctive relief enjoining the original merger, (2) rescission of the original merger agreement or rescissory damages, (3) a directive to the Westar Energy Board members to account for all damages caused by their alleged breaches of their fiduciary duties, and (4) an award for costs and disbursements, including attorneys’ fees and expert fees.

The putative derivative complaint, filed July 5, 2016, is captioned Braunstein v. Chandler et al., Case No. 2016-CV- 000502. This putative derivative action named as defendants the members of the Westar Energy Board, Great Plains Energy and GP Star, Inc., with Westar Energy named as a nominal defendant. The complaint asserted that the members of the Westar Energy Board breached their fiduciary duties to Westar Energy shareholders in connection with the proposed original merger. It also asserted that Great Plains Energy and GP Star, Inc. aided and abetted such breaches of fiduciary duties. The complaint alleged, among other things, that the members of the Westar Energy Board failed to obtain the best possible price for Westar Energy shareholders because of a flawed process that discouraged third parties from submitting potentially superior proposals. The complaint sought, among other remedies, (1) a direction that the director defendants exercised their fiduciary duties to obtain a transaction which was in the best interests of Westar Energy and its shareholders, (2) a declaration that the proposed original merger was entered into in breach of the fiduciary duties of the defendants and was therefore unlawful and unenforceable, (3) rescission of the original merger agreement, (4) imposition of a constructive trust in favor of the plaintiff, on behalf of Westar Energy, upon any benefits improperly received by the named defendants as a result of their wrongful conduct, and (5) award for costs, including attorneys’ fees and experts’ fees.

On September 21, 2016, the parties in the consolidated putative class action and the putative derivative complaint independently agreed to withdraw requests for injunctive relief and otherwise agreed in principle to dismissing the actions with prejudice and to providing releases. In exchange, the parties in the putative derivative complaint agreed that the defendants would make supplemental disclosures to the shareholders, which disclosures were made by each of Great Plains Energy and Westar Energy in Form 8-Ks filed on September 21, 2016, and the parties in the consolidated putative class action agreed that the defendants would (1) make the disclosures in the Form 8-Ks filed by each of Great Plains Energy and Westar Energy on September 21, 2016, and (2) grant waivers of the prohibition on requesting a waiver of the standstill provisions in the confidentiality and standstill agreements executed by the bidders that participated in the sale process. These agreements did not constitute any admission by any of the defendants as to the merits of any claims. On August 15, 2017, the putative derivative complaint was withdrawn, without prejudice to refile.

On August 30, 2017, the lead plaintiff in the consolidated putative class action litigation brought in Shawnee County, Kansas filed an unopposed motion for leave to amend her petition and attaching an amended petition. The proposed petition challenges the Westar Energy merger and alleges a breach of fiduciary duty against the Westar Energy Board and a claim for aiding and abetting the Westar Energy Board’s breach against Westar Energy and Great Plains Energy. The lawsuit seeks injunctive relief declaring that action maintainable as a class action and certifying that the plaintiff is the class representative; preliminarily and permanently enjoining the defendants from closing the Westar Energy merger unless Westar Energy implements a procedure to obtain a merger agreement providing fair and reasonable terms and consideration to the plaintiff and the class; rescinding the merger agreement or granting the plaintiff and class recissory damages; directing the Westar Energy Board to account for damages suffered as a result of the breach of fiduciary duty; awarding reasonable costs and disbursements of the action, including reasonable attorneys’ fees and expert fees; and granting other equitable relief as the court deems proper.

The putative class action complaint filed in Jackson County, Missouri on July 19, 2016 is captioned Kolstad v. Bassham et al., Cause No. 1616-CV17525. The complaint named as defendants Great Plains Energy and the members of the Great Plains Energy Board. The complaint asserted that the members of the Great Plains Energy Board breached their fiduciary duties of candor in connection with the proposed original merger. The complaint alleged, among other things, that Great Plains Energy’s preliminary Form S-4, filed in connection with the original merger, failed to disclose certain material information regarding operating efficiencies projected to result from the original merger, unlevered, after-tax free cash flow projections used by Great Plains Energy’s financial advisor, Goldman Sachs, and information regarding compensation received by such financial advisor. The complaint sought, among other things, injunctive relief enjoining the original merger and an award for costs, including attorneys’ fees and experts’ fees. On September 13, 2016, the parties in the action agreed that in exchange for the plaintiff agreeing to withdraw the injunction motion, Great Plains Energy would make additional supplemental disclosures, which Great Plains Energy did in a Form 8-K filed on September 19, 2016. The agreement did not release or otherwise prejudice any potential claims of any member of the putative class and did not constitute any admission by any of the defendants as to the merits of any claims.

ADDITIONAL INTERESTS OF GREAT PLAINS ENERGY’S AND WESTAR ENERGY’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGERS

Leadership of Monarch Energy

Upon completion of the mergers, Terry Bassham, Chairman, President and Chief Executive Officer of Great Plains Energy, KCP&L and GMO, will become President and Chief Executive Officer of Monarch Energy. Mr. Bassham is also expected to become a member of the Monarch Energy Board. Mr. Bassham will remain in his current roles with Great Plains Energy until the closing of the mergers. Upon the completion of the mergers, Mark Ruelle, President and Chief Executive Officer of Westar Energy, will become non-executive Chairman of the Monarch Energy Board for a term of three years (subject to his reelection as a director of Monarch Energy). Mr. Ruelle will remain in his current roles with Westar Energy until the closing of the mergers.

The number of directors on the Monarch Energy Board as of the effective time of the mergers is to be mutually determined by Great Plains Energy and Westar Energy prior to the effective time of the mergers, and the Monarch Energy Board as of the effective time of the mergers will be composed of an equal number of directors designated by each of Great Plains Energy and Westar Energy prior to the effective time of the mergers. In addition to Mr. Ruelle and Mr. Bassham, Charles Q. Chandler IV, Westar Energy’s Chairman of the Board, is expected to be designated as lead independent director to the Monarch Energy Board. As of the date of this joint proxy statement/prospectus, no other Monarch Energy Board members have been identified.

As of the effective time of the mergers, the initial standing Monarch Energy Board committees will consist of: (1) a compensation committee, (2) an audit committee, (3) a nominating and governance committee, (4) a finance committee and (5) a nuclear operations and environmental committee. As of the effective time of the mergers, the initial standing committees of the Monarch Energy Board shall be composed of an equal number of directors from among the designees of Westar Energy and Great Plains Energy.

Great Plains Energy will designate the initial chairpersons of the compensation committee, the audit committee and the nuclear operations and environmental committee, in each case, following reasonable consultation with Westar Energy. Westar Energy will designate the initial chairpersons of the nominating and governance committee and the finance committee, in each case, following reasonable consultation with Great Plains Energy.

Westar Energy will designate the initial lead independent director for the Monarch Energy Board.

In addition, the merger agreement provides that the following individuals will serve as the initial officers of Monarch Energy:

Individual:	Office:
Kevin E. Bryant	Executive Vice President and Chief Operating Officer
Greg A. Greenwood	Executive Vice President, Strategy and Chief Administrative Officer
Anthony D. Somma	Executive Vice President and Chief Financial Officer
Jerl L. Banning	Senior Vice President and Chief People Officer
Charles A. Caisley	Senior Vice President, Marketing and Public Affairs and Chief Customer Officer
Heather A. Humphrey	Senior Vice President, General Counsel and Corporate Secretary

Additional Interests of Great Plains Energy’s Directors and Executive Officers in the Mergers

In considering the recommendation of the Great Plains Energy Board to approve the Great Plains Energy Merger proposal, you should be aware that certain of Great Plains Energy’s directors and executive officers have interests in the mergers that are different from, or are in addition to, the interests of Great Plains Energy’s shareholders generally. The Great Plains Energy Board was aware of these interests and considered them along with other matters when it determined to recommend the Great Plains Energy Merger proposal.

Directors

As of July 9, 2017, non-employee directors of Great Plains Energy as a group controlled the voting or dispositive power over 106,703 shares of Great Plains Energy common stock, representing less than one percent of the outstanding shares of common stock on such date. This percentage ownership will equal less than one percent of the outstanding shares of Monarch Energy common stock if the mergers are completed.

Deferred Compensation

Non-employee directors are paid an annual retainer that is paid part in cash and part in Great Plains Energy common stock through Great Plains Energy’s Amended Long-Term Incentive Plan (referred to as the “Great Plains Energy LTIP”). Directors may defer the receipt of all or part of the cash retainer or meeting fees through the non-qualified deferred compensation plan (referred to as the “Great Plains Energy Deferred Compensation Plan”) or all or part of the equity retainer through issuance of director deferred share units under the Great Plains Energy LTIP. Pursuant to the terms of the director’s deferral election, each deferred share unit is converted into an equal amount of shares of Great Plains Energy common stock on the first January 31 following the date the director’s service on the Great Plains Energy Board terminates or such other January 31 selected by the director. Pursuant to the terms of the director’s deferral election, deferred cash amounts are to be paid to them either at a specified date or upon separation from service. Therefore, any participating director who does not serve as a director of the combined company will have a separation of service and may be entitled to receive a distribution of his or her accounts as a result of the mergers depending on his or her deferral elections.

The following sets forth the balance of each director’s deferred share units as of July 9, 2017. In connection with the mergers, each deferred share unit that would otherwise be settled in Great Plains Energy common stock will be converted into an award of a number of deferred share units of Monarch Energy common stock equal to the number of Great Plains Energy deferred share units of Great Plains Energy common stock multiplied by 0.5981, the Great Plains Energy exchange ratio.

	Deferred Compensation Account Balances as of July 9, 2017
Name	Deferred Cash ($)	Number of Deferred Share Units (#)	Estimated Value of Units ($)(1)
David L. Bodde	2,860,512	26,484	476,153
Randall C. Ferguson, Jr.	—	30,788	553,534
Gary D. Forsee	1,014,914	28,111	505,404
Scott D. Grimes	—	7,484	134,554
Thomas D. Hyde	594,161	13,745	247,120
Ann D. Murtlow	—	7,484	134,554
Sandra J. Price	—	3,652	65,659
John J. Sherman	—	—	—

(1)	The value of each deferred share unit depends on the per share price of Monarch Energy’s common stock (which is not determinable at this time) and therefore the actual value of each deferred share unit may be different from the estimated value. The value used for purposes of these estimates is $30.06 per unit, which represents the average closing market price of Great Plains Energy’s common stock over the first five business days following the first public announcement of the merger agreement, and the number of units used in such calculation was multiplied by 0.5981.

Executive Officers

As of July 9, 2017, executive officers of Great Plains Energy as a group controlled the voting or dispositive power over 495,233 shares of Great Plains Energy common stock, representing less than one percent of the outstanding shares of common stock on such date. This percentage ownership will equal less than one percent of the outstanding shares of Monarch Energy common stock if the mergers are completed.

Deferred Compensation

The Great Plains Energy Deferred Compensation Plan allows all officers, including named executive officers, to defer the receipt of up to 50 percent of base salary and 100 percent of any cash incentive award. The following sets forth the balance of each named executive officer’s accounts under the Great Plains Energy Deferred Compensation Plan as of July 9, 2017. Pursuant to the terms of the officer’s deferral election, deferred cash amounts are to be paid to them either at a specified date or upon separation from service. Therefore, any participating officer who does not continue on as an officer of the combined company will have a separation of service and may be entitled to receive a distribution of his or her accounts as a result of the mergers depending on his or her deferral elections.

Deferred Cash Account Balance as of July 9, 2017
Name	Deferred Cash ($)
Terry Bassham	1,106,551
Kevin E. Bryant	—
Scott H. Heidtbrink(1)	—
Heather A. Humphrey	293,944
Lori A. Wright	52,924

(1)	Mr. Heidtbrink resigned from his position as Executive Vice President and Chief Operating Officer of KCP&L effective May 1, 2017.

Performance Share Awards

In connection with the mergers, each Great Plains Energy performance share award that would otherwise be settled in Great Plains Energy common stock will be converted into a number of performance share awards of Monarch Energy common stock equal to the number of Great Plains Energy performance share awards of Great Plains Energy common stock multiplied by 0.5981, under the same terms and conditions as were applicable to such Great Plains Energy performance share award, including vesting, and the performance measurement period for such performance shares shall remain open (such that no payments will be made under the terms of such performance shares solely as a result of or in connection with the mergers) and the compensation committee of the Monarch Energy Board will adjust the performance measures of such performance shares as soon as practicable after the effective time of the mergers as it determines is appropriate and equitable to reflect the performance of Great Plains Energy during the performance measurement period prior to the effective time of the mergers. Payment for Great Plains Energy performance shares is generally made in shares of Great Plains Energy common stock; however, the Great Plains Energy Compensation and Development Committee, in its sole discretion, may authorize payment in such combination of cash and shares, or all cash as it deems appropriate. The following sets forth the balance of each named executive officer’s performance share awards and cash equivalents as of July 9, 2017.

Name	Number of Performance Share Awards Held as of July 9, 2017 (#)	Cash Equivalents for Performance Shares as of July 9, 2017 ($)	Estimated Value of Performance Share Awards and Cash Equivalents, if any ($)(1)
Terry Bassham	169,856	260,872	3,314,694
Kevin E. Bryant	41,184	58,064	798,506
Scott H. Heidtbrink(2)	—	—	—
Heather A. Humphrey	37,186	58,455	727,018
Lori A. Wright	17,891	28,527	350,187

(1)

The value of each performance share award depends on the per share price of Monarch Energy’s common stock (which is not determinable at this time) and therefore the actual value of each deferred share award may be different from the estimated value. The value used for purposes of these estimates is $30.06 per unit, which represents the average closing market price of Great Plains Energy’s common stock over the first five business days following the first public announcement of the merger agreement, and the number of units used in such calculation was multiplied by 0.5981.
(2)	Mr. Heidtbrink resigned from his position as Executive Vice President and Chief Operating Officer of KCP&L effective May 1, 2017.

Other Equity-Based Rights

Under the terms of the merger agreement, at the effective time of the mergers, each contractual right to receive a share of Great Plains Energy common stock or the value of such a share, other than Great Plains Energy deferred share units or performance share awards, that is outstanding immediately prior to the effective time of the mergers will be converted into an equity or equity-based award in respect of a number of shares of Monarch Energy common stock equal to the number of shares of Great Plains Energy common stock represented by such other equity-based right multiplied by 0.5981, under the same terms and conditions as were applicable to such Great Plains Energy other equity-based right, including vesting. Great Plains Energy’s other equity-based rights consist of Great Plains Energy time-based restricted stock. The following sets forth the balance of each named executive officer’s other equity-based rights as of July 9, 2017.

Name	Number of Shares of Restricted Stock Held as of July 9, 2017 (#)	Estimated Value of Restricted Stock ($)(1)
Terry Bassham	59,245	1,065,159
Kevin E. Bryant	22,966	412,903
Scott H. Heidtbrink(2)	—	—
Heather A. Humphrey	12,989	233,528
Lori A. Wright	6,255	112,458

(1)	The value of each other equity-based right depends on the per share price of Monarch Energy’s common stock (which is not determinable at this time) and therefore the actual value of each deferred share unit may be different from the estimated value. The value used for purposes of these estimates is $30.06 per unit, which represents the average closing market price of Great Plains Energy’s common stock over the first five business days following the first public announcement of the merger agreement, and the number of units used in such calculation was multiplied by 0.5981.
(2)	Mr. Heidtbrink resigned from his position as Executive Vice President and Chief Operating Officer of KCP&L effective May 1, 2017.

Permitted Retention Incentives

Great Plains Energy provides performance-based and short- and long-term compensation elements to key employees as a component of compensation as part of its compensation philosophy in order to, among other things, attract and retain qualified executives and to pay for performance. Consistent with this compensation philosophy, the Great Plains Energy Board may want to give these key employees an appropriate incentive to remain with the combined company after closing to help promote long-term shareholder value and align their interests with shareholder interests.

Accordingly and pursuant to the merger agreement, during the period between July 9, 2017 and the effective time of the mergers, the Great Plains Energy Board may grant permitted retention incentives in an aggregate amount not to exceed $7.5 million to one or more executives, including named executive officers, of Great Plains Energy to provide a compelling long-term financial incentive to such executives to remain employees after the effective time of the mergers. As of the date of this joint proxy statement/prospectus, no retention incentives have been awarded by the Great Plains Energy Board.

New Management Arrangements

As of the date of this joint proxy statement/prospectus, there is no employment, equity contribution or other agreement, arrangement or understanding between any Great Plains Energy executive officer, on the one hand, and Monarch Energy, on the other hand. The mergers are not conditioned upon any executive officer of Great Plains Energy entering into any such agreement, arrangement or understanding. See “—Leadership of Monarch Energy” above for information on those executive officers of Great Plains Energy who will serve as executive officers of Monarch Energy.

Potential Change in Control Payments to Great Plains Energy Named Executive Officers

The Great Plains Energy Board has determined that the transactions contemplated by the merger agreement will constitute a change in control within the meaning of Great Plains Energy’s benefit plans and change in control severance agreements (referred to as the “Great Plains Energy change in control agreements”) that Great Plains Energy has with all of its executive officers.

The Great Plains Energy change in control agreements are designed to ensure continued service, dedication and objectivity of all executive officers in the event of a transaction that would result in a change in control of Great Plains Energy. These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Good Reason,” as these terms are defined in the agreements. All the agreements require a double trigger so that both a change in control and a termination (actual or constructive) of the executive’s employment must occur to trigger benefits.

The table below, along with its footnotes, sets forth information regarding the compensation potentially payable to Great Plains Energy’s named executive officers. These amounts have been calculated as of June 30, 2017, which is the latest practicable date prior to the filing of this disclosure, assuming, as applicable, that each named executive officer experienced a qualifying termination of employment as of that date. Great Plains Energy’s change in control agreements have a “double trigger” and require both a change in control and termination of employment prior to the payment of severance benefits, if any.

Benefit	Mr. Bassham ($)	Mr. Bryant ($)	Mr. Heidtbrink ($)(11)	Ms. Humphrey ($)	Ms. Wright ($)
Two Times Salary(1)	1,760,000	924,000	—	826,000	622,000
Two Times Bonus(2)	1,148,000	260,424	—	340,154	212,934
Annual Bonus(3)	436,384	160,371	—	122,882	61,689
Deferred Compensation Plan payment(4)	1,146,917	—	—	304,669	54,855
Supplemental Executive Retirement Plan payment(5)	1,313,389	175,201	—	178,469	209,171
Additional Retirement Benefits(6)	595,973	402,408	—	382,147	244,506
Performance Share Awards Vesting(7)	5,234,255	1,263,931	—	1,147,261	552,375
Restricted Stock Vesting(8)	1,734,664	672,357	—	380,289	183,146
Health and Welfare(9)	58,268	57,148	—	42,684	50,716
Accrued Vacation Payout	98,154	55,085	—	42,491	35,660
Tax Gross-Up(10)	4,445,772	1,566,412	—	1,350,731	740,091
Total	17,971,776	5,537,337	—	5,117,777	2,967,143

(1)	The named executive officers receive two times their highest annual base salary, during the twelve-month period prior to the date of termination.
(2)	The named executive officers receive two times their average annualized annual incentive compensation awards.

(3)	The Great Plains Energy change in control agreements provide for a bonus at least equal to the average annualized incentive awards paid to the named executive officers during the last five fiscal years of Great Plains Energy (or the number of years the named executive officers worked for Great Plains Energy) immediately before the fiscal year in which the change in control occurs, prorated for the number of days employed in the year in which the change in control occurred. For all the named executive officers the prorated amounts for 2017 were greater than the prorated five year average annualized incentive award amounts.
(4)	Because the named executive officers are “specified employees” under Internal Revenue Code Section 409A, payments triggered by a separation from service are delayed to the first business day of the seventh month after the month in which separation from service occurs. Thus, the amounts shown for them reflect their Great Plains Energy Deferred Compensation Plan account balances as of June 30, 2017, plus interest on the balances to the January 1, 2018 payment date for those portions to be paid as of the date of separation from service. Mr. Bryant had no deferred compensation as of June 30, 2017.
(5)	All of Great Plains Energy’s named executive officers included in this table have elected to have their Great Plains Energy supplemental executive retirement plan (referred to as “Great Plains Energy supplemental executive retirement plan”) benefits paid in a lump sum upon separation from service. The amounts reflect the benefits payable under the Great Plains Energy supplemental executive retirement plan as of a January 1, 2018 payment date, with the required Section 409A delay; the additional benefit arising from additional years of service credited upon a change in control is provided under “Additional Retirement Benefits.”
(6)	The amounts reflect the present value of the benefit arising from additional years of service credited upon a change in control as of a January 1, 2018 payment date, with the required Section 409A delay. The named executive officers are credited for two additional years of service. These benefits are paid through the Great Plains Energy supplemental executive retirement plan.
(7)	In the event of a “change in control” (which is consistent with the definition of a change in control in the Great Plains Energy change in control agreements) and termination of employment without “Cause” or for “Good Reason,” Great Plains Energy’s LTIP provides that all performance share grants are deemed to have been fully earned. The amounts shown for each person reflect the aggregate target number of performance shares, valued at the $29.28 closing price of Great Plains Energy’s stock on June 30, 2017, plus accrued cash dividends.
(8)	In the event of a change in control and termination of employment without Cause or for Good Reason, Great Plains Energy’s LTIP provides that all restrictions on restricted stock grants are removed. The amounts shown for each person reflect the aggregate number of restricted stock grants outstanding as of June 30, 2017, plus reinvested dividends carrying the same restrictions, valued at the $29.28 closing price of Great Plains Energy’s stock on June 30, 2017.
(9)	The amounts include medical, accident, disability and life insurance for two years following termination and are estimated based on Great Plains Energy’s 2017 and 2018 premiums for medical coverage and indicative premiums for private insurance coverage for the individuals, as well as $16,595 payable for financial services for one year for Messrs. Bassham and Bryant and Ms. Humphrey and $10,542 for Ms. Wright.
(10)	Because these officers’ Great Plains Energy change in control agreements were entered into before August 2013, they provide for an additional payment to cover excise taxes imposed by Section 4999 of the Internal Revenue Code (“Section 280G gross-up payments”). The tax gross-up payments were calculated based on the estimated payments discussed above. In calculating these payments, reductions were not made for the value of reasonable compensation for pre-change in control period and post-change in control period service, such as the value attributed to non-compete provisions. In the event that payments are due under Great Plains Energy change in control agreements, evaluations would be performed to determine the reductions attributable to these services.
(11)	Mr. Heidtbrink resigned from his position as Executive Vice President and Chief Operating Officer of KCP&L effective May 1, 2017.

Additional Interests of Westar Energy’s Directors and Executive Officers in the Mergers

Directors

Deferred Compensation Plan

Five directors have deferred compensation under the Westar Energy, Inc. Non-Employee Director Deferred Compensation Plan (referred to as the “Director Deferred Compensation Plan”). Pursuant to the terms of the directors’ elections under the Director Deferred Compensation Plan, each participating director has elected for certain amounts of equity awards and/or annual cash compensation deferred thereunder to be payable upon a separation from service. Therefore, any participating director who does not continue on as a director of the combined company as a Westar Energy designee will have a separation from service and shall be entitled to receive a distribution of his or her accounts under the Director Deferred Compensation Plan as a result of the mergers. The participating directors’ accounts represent deferrals over multiple years of service with Westar Energy and will be paid out in accordance with irrevocable elections that each director made at the time of each deferral. The following sets forth the balance of each director’s accounts under the Director Deferred Compensation Plan as of July 9, 2017. In connection with the mergers, each deferred share unit that would otherwise be settled in Westar Energy common stock will be converted into a deferred share unit that will be settled in Monarch Energy common stock. Such amount shall be payable in accordance with the terms of the Director Deferred Compensation Plan and election forms of the participating directors.

	Deferred Compensation Account Balances
		Deferred Share Units
Name	Deferred Cash ($)	Number of Units (#)	Estimated Value of Units ($)(1)
Mollie H. Carter	181,973	78,579	3,963,525
Charles Q. Chandler IV	1,645,651	86,340	4,354,990
R. A. Edwards III	35,878	98,396	4,963,094
Jerry B. Farley	—	28,389	1,431,941
Sandra A.J. Lawrence	179,257	50,266	2,535,417

(1)	The value of each deferred share unit depends on the price of Monarch Energy common stock, which is not determinable at this time. Therefore the actual value of each deferred share unit may be different from the estimated value. The value used for purposes of these estimates is $50.44 per unit, which represents the average closing market price of Westar Energy’s common stock over the first five business days following the first public announcement of the merger agreement.

Executive Officers

Westar Energy’s named executive officers participate in a long-term incentive compensation plan that provides, on an annual basis, time-based restricted share units (referred to as “restricted share units”) and performance-based restricted share units (referred to as “performance units”). These units are intended to promote long-term shareholder value, align executive compensation with shareholder interests, promote management team stability and provide appropriate incentives. A target number of performance units is awarded annually, but the actual number of performance units (if any) that may vest can range from 0 percent to 200 percent of that target number, depending on Westar Energy’s total shareholder return relative to that of a group of its peer companies. Under the merger agreement, at closing, the number of vested performance units will be the greater of the target number or the number determined in accordance with the performance criteria provided in the applicable award agreement, subject to any withholding taxes. See “The Merger Agreement—Treatment of Westar Energy Performance Units, Restricted Share Units and Benefit Plans” beginning on page 149.

Restricted Share Units

Pursuant to the merger agreement, each Westar Energy restricted share unit that is subject to time-based vesting that is outstanding immediately prior to the completion of the mergers, whether vested or unvested, will be cancelled in exchange for the vested right to receive (1) one share of Monarch Energy common stock plus (2) a cash payment for any dividend equivalents credited to such time-based restricted share unit (without any interest on such amount and less any applicable withholding taxes).

Name	Number of Restricted Share Units Held as of July 9, 2017 (#)	Estimated Value of Equity Award Consideration ($)(1)
Mark A. Ruelle	80,975	4,084,379
Greg A. Greenwood	25,410	1,281,680
Anthony D. Somma	24,830	1,252,425
Larry D. Irick	16,575	836,043
Bruce A. Akin	10,505	529,872

(1)	The value of the restricted share units depends on the price of Monarch Energy common stock, which is not determinable at this time. Therefore the actual value of the restricted share units may be different from the estimated value. The value used for purposes of these estimates is $50.44 per share unit, which represents the average closing market price of Westar Energy’s common stock over the first five business days following the first public announcement of the merger agreement.

Performance Units

Pursuant to the merger agreement, each Westar Energy performance unit that is outstanding immediately prior to the completion of the mergers, whether vested or unvested, will be cancelled in exchange for the vested right to receive (1) one share of Monarch Energy common stock plus (2) a cash payment for any dividend equivalents credited to such performance unit, with the number of vested performance units to be the greater of the target award or the number determined in accordance with the performance criteria described in the applicable award agreement (without any interest on such amount and less any applicable withholding taxes).

	Target		Maximum
Name	Number of Performance Units Held as of July 9, 2017 (#)	Estimated Value of Equity Award Consideration ($)(1)	Number of Performance Units Held as of July 9, 2017 (#)	Estimated Value of Equity Award Consideration ($)(1)
Mark A. Ruelle	80,975	4,084,379	161,950	8,168,758
Greg A. Greenwood	25,410	1,281,680	50,820	2,563,361
Anthony D. Somma	24,830	1,252,425	49,660	2,504,850
Larry D. Irick	16,575	836,043	33,150	1,672,086
Bruce A. Akin	10,505	529,872	21,010	1,059,744

(1)	The value of the performance units depends on the price of Monarch Energy common stock, which is not determinable at this time. Therefore the actual value of the performance units may be different from the estimated value. The value used for purposes of these estimates is $50.44 per share unit, which represents the average closing market price of Westar Energy’s common stock over the first five business days following the first public announcement of the merger agreement.

Deferred Compensation Plans

Westar Energy’s named executive officers are eligible to participate in two non-qualified deferred compensation plans that provide for equity-based rights: the Executive Stock for Compensation Program and the 2005 Deferred Compensation Plan.

Pursuant to the Executive Stock for Compensation Program, certain key employees deferred compensation and elected to receive such compensation in the form of Westar Energy common stock upon final payout under the program. In connection with the mergers, the Executive Stock for Compensation Program will be terminated and accounts held thereunder will be distributed to each participant. Pursuant to the merger agreement, each participant will receive one share of Monarch Energy common stock for each share of Westar Energy common stock to which the participant would otherwise be entitled.

Pursuant to the 2005 Deferred Compensation Plan, certain key employees deferred payment of a portion of their compensation or stock awards (including restricted share unit awards) to a deferral account on a pre-tax basis. Pursuant to the terms of the 2005 Deferred Compensation Plan, upon consummation of the mergers all amounts credited to each participant’s account will be distributed to each participant in a single lump sum payment. Each participant will receive (1) cash for any cash compensation that the participant had previously deferred and (2) one share of Monarch Energy common stock for each share of Westar Energy common stock to which the participant would otherwise be entitled.

Name	Number of Deferred Share Units Held as of July 9, 2017 (#)	Estimated Value of Equity Award Consideration ($)(1)
Mark A. Ruelle	—	—
Greg A. Greenwood	—	—
Anthony D. Somma	—	—
Larry D. Irick	1,196	60,326
Bruce A. Akin	—	—

(1)	The value of each deferred share unit depends on the price of Monarch Energy common stock, which is not determinable at this time. Therefore the actual account balance may be different from the estimated account balance. The value used for purposes of these estimates is $50.44 per share unit, which represents the average closing market price of Westar Energy’s common stock over the first five business days following the first public announcement of the merger agreement.

Permitted Retention Incentives

As part of its regular compensation program, Westar Energy provides restricted share units to key employees to promote long-term shareholder value, align executive compensation with shareholder interests, promote management team stability and provide appropriate incentives. The terms of the grant agreements provide that the restricted share units “cliff vest” after three years, unless vesting is accelerated due to a change in control such as the mergers.

To this end, pursuant to the merger agreement, during the period between July 9, 2017 and the effective time of the mergers, the Westar Energy Board may grant permitted retention incentives in an aggregate amount not to exceed $7.5 million to one or more executives of Westar Energy, including named executive officers, to provide a compelling long-term financial incentive to such executives to remain employees after the effective time of the mergers. As of the date of this proxy statement, no retention incentives have been awarded.

Change in Control Agreements

As a matter of course, Westar Energy has maintained, since 2006, change in control agreements for its executive officers (collectively referred to as the “Westar Energy change in control agreements”). The Westar Energy change in control agreement of each named executive officer was last amended on December 28, 2010. Under each officer’s Westar Energy change in control agreement, the officer is eligible to receive the following benefits if both a change in control occurs, and within three years thereafter, the combined company terminates the officer’s employment without “Cause” or the officer terminates his or her employment for “Good Reason.”

•	a severance payment equal to two times the sum of (1) the officer’s base salary on the date of the change in control or, if higher, the date of termination, (2) the annual amount of the dividend equivalents payable to the officer, based on our annual dividend and the “Annual RSU Grant” (defined as the number of restricted share units awarded under the officer’s most recent annual grant of restricted share units, which is equal to the sum of the number of time-based restricted share units and the target number of performance units) and (3) the value of the officer’s Annual RSU Grant (regardless of conditions for vesting) based on the higher of our stock price at the date of the change in control or the date of termination;

•	a cash payment for accrued vacation and up to thirty days of accumulated sick leave;

•	participation in the combined company’s welfare benefit plans for two years following termination (or until the officer is receiving comparable benefits from a new employer) on the same terms as benefits are provided to the officer at the time of termination;

•	a cash payment equal to the actuarial present value of pension plan benefits for two additional years of service; and

•	the combined company will cause directors and officers liability insurance to be provided to the officer for at least six years following termination.

The term “Cause” generally means the officer’s conviction of a felony or crime involving moral turpitude, the officer’s commission of a willful act of fraud or dishonesty with respect to the combined company, the officer’s willful and repeated failure to perform substantially his or her material duties to the combined company, the officer’s engaging in significant activity that is materially harmful to the reputation of the combined company or the officer’s breach of his or her fiduciary responsibilities to the combined company or its shareholders. The term “Good Reason” generally means any change in an officer’s status as an officer, a reduction in total compensation, any requirement that the officer relocate more than 80 miles to a location outside our Kansas retail electric service territory or any action that materially and adversely affects the officer’s participation in or reduces the officer’s benefits under any benefit plan.

The amounts potentially payable to the executives under their change in control agreements are quantified in the Merger-Related Compensation Table which is included in the “—Potential Change in Control Payments to Westar Energy Named Executive Officers” below.

401(k) Benefit Restoration Plan

Pursuant to the 401(k) Benefit Restoration Plan, Westar Energy credits matching contributions to an account established for officers who participate in Westar Energy’s retirement plan as a cash balance member in an amount determined irrespective of limitations on contributions imposed by the Code. In general, a participant’s account will be distributed in a lump sum in cash on the first business day of the month following a change in control. Mr. Ruelle is the only named executive officer who participates in this plan due to his participation as a cash balance member under our Retirement Plan.

Name	Account Balance as of June 30, 2017 ($)
Mark A. Ruelle	53,694

New Management Arrangements

As of the date of this joint proxy statement/prospectus, there is no employment, equity contribution or other agreement, arrangement or understanding between any Westar Energy executive officer, on the one hand, and Monarch Energy, on the other hand. The merger is not conditioned upon any executive officer of Westar Energy entering into any such agreement, arrangement or understanding.

Potential Change in Control Payments to Westar Energy Named Executive Officers

The table below, along with its footnotes, sets forth information regarding the compensation potentially payable to Westar Energy’s named executive officers, which compensation is subject to an advisory vote of Westar Energy’s shareholders, as described in “Information About the Westar Energy Special Meeting and Vote” beginning on page 53. These amounts have been calculated as of August 31, 2017, which is the latest practicable date prior to the filing of this disclosure, assuming, as applicable, that each named executive officer experienced a qualifying termination of employment as of that date (a termination without cause or by the named executive officer for good reason).

Name	Cash ($)(1)	Equity ($)(2)	Pension/ Non- qualified Deferred Compensation ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)
Mark A. Ruelle	6,562,618	8,426,674	172,185	127,215	15,288,691
Greg A. Greenwood	2,376,262	2,644,668	78,523	86,286	5,185,739
Anthony D. Somma	2,347,528	2,584,211	84,481	85,384	5,101,604
Larry D. Irick	1,760,842	1,724,967	155,664	59,535	3,701,008
Bruce A. Akin	1,255,113	1,093,392	57,311	72,782	2,478,599

(1)	Amounts reflect the severance payment described in the first bullet under the section “Change in Control Agreements” above. The severance amount is the sum of: (a) the officer’s base salary as of August 31, 2017; (b) the value of the dividend equivalents payable to the officer based on Westar Energy’s annual dividend ($1.60 per share) multiplied by the officer’s Annual RSU Grant; and (c) the value of the officer’s Annual RSU Grant based on a Westar Energy stock price of $50.44 per share unit, which represents the average closing market price of Westar Energy’s common stock over the first five business days following the first public announcement of the merger agreement, with the aggregate then being multiplied by a factor of two.
(2)	Amounts reflect the number of outstanding restricted share units and the target number of performance share units held by each officer as of August 31, 2017. The actual number of performance share units will be based on Westar Energy’s total shareholder return relative to peer companies, and may be more than indicated. The value is determined by multiplying the aggregate number of share units by $50.44 per share unit, which represents the average closing market price of Westar Energy’s common stock over the first five business days following the first public announcement of the merger agreement. The vesting of these share units will accelerate and become payable under a single trigger change in control pursuant to the terms of the award agreements. Included in the amounts are dividend equivalents that are paid upon the vesting of the performance share units. All other amounts listed above become payable under a double trigger change in control pursuant to the terms of Westar Energy’s change in control agreements.
(3)	Amounts reflect the actuarial present value of two years of additional pension benefits for each officer and are based on benefits as of December 31, 2016.
(4)	Amounts reflect the sum of the value of thirty days of sick leave based on the officer’s salary as of August 31, 2017 and the value of two years of participation in Westar Energy’s welfare benefit plans as of December 31, 2017.

THE MERGER AGREEMENT

This section of the joint proxy statement/prospectus describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated into this joint proxy statement/prospectus by reference. Great Plains Energy and Westar Energy urge you to read the full text of the merger agreement because it is the legal document that governs the mergers. It is not intended to provide you with any other factual information about Great Plains Energy, Westar Energy, Monarch Energy or King Energy. In particular, the assertions embodied in the representations and warranties contained in the merger agreement (and summarized below) were made by and to the parties thereto as of specific dates and are qualified by information in amended and restated disclosure letters delivered by the parties in connection with the signing of the merger agreement. These disclosure letters contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Moreover, certain representations and warranties in the merger agreement were used for the purpose of allocating risk between Great Plains Energy and Westar Energy rather than establishing matters as facts and may be subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to shareholders. Information concerning the subject matter of these representation or warranties may have changed since the date of the merger agreement. Great Plains Energy, Westar Energy and Monarch Energy will provide additional disclosure in their public reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws. Other than as disclosed in this joint proxy statement/prospectus and the documents incorporated herein by reference, as of the date of this joint proxy statement/prospectus, none of Great Plains Energy, Westar Energy or Monarch Energy is aware of any material facts that are required to be disclosed under the federal securities laws that would contradict the representations and warranties in the merger agreement. The representations and warranties in the merger agreement and the description of them in this document should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings Great Plains Energy, Westar Energy and Monarch Energy publicly file with the SEC. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings Great Plains Energy, Westar Energy and Monarch Energy make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 233 of this joint proxy statement/prospectus.

Merger Agreement Amendment and Restatement

The description that follows is of the merger agreement, which amends and restates in its entirety the original merger agreement. For more information concerning the merger agreement, please review the copy of the merger agreement attached as Annex A, which reflects the effect of the amendments. For more information about the background of and reasons for the amendment and restatement of the original merger agreement, see the section entitled “The Proposed Mergers—Background of the Mergers,” beginning on page 59.

The original merger agreement was amended pursuant to the merger agreement to, among other things, (1) modify the structure of the merger transaction in order to provide for a merger of equals of Great Plains Energy and Westar Energy in a stock-for-stock transaction, (2) modify the parties to the merger agreement in order to effectuate the modified transaction structure and to provide for the withdrawal of GP Star as a party to the merger agreement, (3) change the consideration payable in the mergers from cash consideration to be received by holders of Westar Energy common stock to Monarch Energy common stock consideration to be received by holders of Great Plains Energy common stock and holders of Westar Energy common stock, (4) modify the post-merger governance of Monarch Energy, the surviving company in the merger with Great Plains Energy, (5) provide for exchange procedures for holders of Great Plains Energy common stock that align with the exchange procedures applicable to holders of Westar Energy common stock under the original merger agreement, (6) provide for covenants of Great Plains Energy prior to the closing of the mergers that align with the covenants of Westar Energy under the original merger agreement, (7) provide for representations and warranties of Monarch Energy and King Energy, (8) modify the representations and warranties of Great Plains Energy and Westar Energy as described more fully under “—Representations and Warranties,” (9) reduce the termination fee that Great Plains Energy must pay Westar Energy under certain circumstances from $380 million to $190 million, (10) increase the termination fee that Great Plains Energy must pay Westar Energy with respect to an adverse recommendation change by either company’s board of directors from $180 million to $190 million, (11) provide for coordinated dividends among the parties following the execution of the merger agreement, (12) provide for utility operating headquarters of the combined company in each of Topeka, Kansas and Kansas City, Missouri and provide for corporate headquarters in Kansas City, Missouri and (13) provide that Great Plains Energy and Westar Energy will share responsibility in seeking regulatory approvals in connection with the mergers.

The Mergers

The merger agreement provides for (1) the merger of Great Plains Energy with and into Monarch Energy, Great Plains Energy’s wholly-owned subsidiary, with Monarch Energy to continue as the surviving corporation, and (2) the merger of King Energy, a wholly-owned subsidiary of Monarch Energy, with and into Westar Energy, with Westar Energy to continue as the surviving corporation, such that Monarch Energy will be the direct parent of Westar Energy and of Great Plains Energy’s direct subsidiaries.

Completion and Effectiveness of the Mergers

Unless they agree to an earlier date, Great Plains Energy and Westar Energy will complete the mergers no later than the date that is the third business day after all of the conditions to completion of the mergers contained in the merger agreement, which are described in the section entitled “The Merger Agreement—Conditions to the Mergers” beginning on page 168 of this joint proxy statement/prospectus, are satisfied or waived, including approval of the merger agreement by Great Plains Energy and Westar Energy shareholders (referred to as the “closing date”). The mergers will become effective upon (1) Great Plains Energy’s filing of the articles of merger with the Secretary of State of the State of Missouri with respect to its merger with and into Monarch Energy and (2) Westar Energy’s filing of the articles of merger with the Secretary of State of the State of Kansas with respect to its merger with King Energy.

Effects of the Mergers

Immediately after the effective time of the mergers, (1) Monarch Energy will possess all of the properties, rights and privileges of Great Plains Energy and Monarch Energy, and all of Great Plains Energy’s and Monarch Energy’s obligations and liabilities will become Monarch Energy’s, and (2) Westar Energy will possess all of the properties, rights and privileges of Westar Energy and King Energy, and all of Westar Energy’s and King Energy’s obligations and liabilities will become Westar Energy’s.

Merger Consideration

Common Stock

Except as described below, subject to the terms and conditions of the merger agreement, at the effective time of the mergers, (1) each share of common stock of Great Plains Energy issued and outstanding immediately prior to the effective time of the mergers will be converted into the right to receive the Great Plains Energy merger consideration; and (2) each share of common stock of Westar Energy issued and outstanding immediately prior to the effective time of the mergers will be converted into the right to receive the Westar Energy merger consideration.

The Great Plains Energy merger consideration and the Westar Energy merger consideration will be appropriately and equitably adjusted to reflect fully the effect of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares with respect to Great Plains Energy common stock or Westar Energy common stock or any stock dividend with respect to Great Plains Energy common stock or Westar Energy common stock (or securities convertible into or exchangeable for shares of Great Plains Energy common stock or Westar Energy common stock), in each case, having a record date after the date of the merger agreement and prior to the effective time of the mergers.

Treasury Shares; Shares Owned by Wholly-Owned Subsidiaries

Immediately prior to the effective time of the mergers, (1) each share of Great Plains Energy common stock held as a treasury share by Great Plains Energy, owned of record by any wholly-owned subsidiary of Great Plains Energy or owned of record by Westar Energy, Monarch Energy or King Energy, and (2) each share of Westar Energy common stock held as a treasury share by Westar Energy, owned of record by any wholly-owned subsidiary of Westar Energy or owned of record by Great Plains Energy, Monarch Energy or King Energy, will, in each case, be canceled and cease to exist, and no consideration will be delivered in exchange for those shares.

Treatment of Great Plains Energy Performance Share Awards, Deferred Share Units and Benefit Plans

At the effective time of the mergers, each performance share award of Great Plains Energy that is unvested and outstanding immediately prior to the effective time of the mergers will be converted into an award of performance share awards of Monarch Energy common stock equal to the number of Great Plains Energy performance share awards multiplied by the Great Plains Energy exchange ratio, under the same terms and conditions applicable to the Great Plains Energy performance share awards. The performance measurement period will remain open, and the Monarch Energy compensation committee will adjust the performance measures as soon as practicable after the effective time of the mergers.

At the effective time of the mergers, each deferred share unit of Great Plains Energy that is unvested and outstanding immediately prior to the effective time of the mergers will be converted into an award of a number of deferred share units of Monarch Energy common stock equal to the number of Great Plains Energy deferred share units of Great Plains Energy common stock multiplied by the Great Plains Energy exchange ratio, under the same terms and conditions applicable to Great Plains Energy deferred share unit.

At the effective time of the mergers, each contractual right to receive a share of Great Plains Energy common stock or the value of such a share other than Great Plains Energy deferred share units and Great Plains Energy performance share awards pursuant to any Great Plains Energy benefit plan that is outstanding immediately prior to the effective time of the mergers, without any action on the part of its holder, as of the effective time of the mergers, will be converted into an equity or equity-based award in respect of a number of shares of Monarch Energy common stock equal to the number of shares of Great Plains Energy common stock represented by the contractual right multiplied by the Great Plains Energy exchange ratio, under the same terms and conditions applicable to the Great Plains Energy contractual right.

Treatment of Westar Energy Performance Units, Restricted Share Units and Benefit Plans

Each performance unit of Westar Energy that is unvested and outstanding immediately prior to the effective time of the mergers will be cancelled as of the effective time of the mergers and converted into a right to receive the Westar Energy merger consideration plus a cash payment in an amount equal to any dividend equivalents associated with such performance units as of the effective time of the mergers, with the number of vested Westar Energy performance units as of the effective time of the mergers to equal the greater of the target award or the number determined in accordance with the performance criteria provided in the applicable award agreement, less withholding with respect to applicable taxes. Holders will receive the Westar Energy merger consideration and any cash payments within five business days after the closing date.

Each restricted share unit of Westar Energy that is unvested and outstanding immediately prior to the effective time of the mergers will be cancelled as of the effective time of the mergers and converted into a right to receive the Westar Energy merger consideration plus a cash payment in an amount equal to any dividend equivalents associated with such restricted share units as of the effective time of the mergers, less withholding with respect to applicable taxes. Holders will receive the Westar Energy merger consideration and any cash payments within five business days after the closing date.

Each contractual right to receive a share of Westar Energy common stock or the value of such a share, other than Westar Energy restricted share units and Westar Energy performance units, pursuant to any Westar Energy benefit plan that is outstanding immediately prior to the effective time of the mergers will vest in full, and all restrictions (including forfeiture restrictions or repurchase rights) will lapse, and all such contractual rights will be cancelled as of the effective time of the mergers and converted into a right to receive the Westar Energy merger consideration plus a cash payment in an amount equal to any dividend equivalents associated with such contractual rights as of the effective time of the mergers, less withholding with respect to applicable taxes, such that as of the effective time of the mergers, no contractual right under any Westar Energy benefit plan shall be outstanding. Holders will receive the Westar Energy merger consideration and any cash payments within five business days after the closing date, except to the extent necessary to comply with the terms of the applicable Westar Energy benefit plan and avoid the imposition of any penalty or other taxes under federal tax laws (as in the case of the Director Deferred Compensation Plan).

Fractional Shares

Monarch Energy will not issue any fractional shares of common stock in connection with the mergers. Instead, all fractional shares to which a single record holder would be entitled will be aggregated and calculations will be rounded down to three decimal places. The exchange agent will determine the amount of excess shares of Monarch Energy common stock from the Great Plains Energy merger consideration and the Westar Energy merger consideration and sell the excess shares at the then-prevailing prices on the NYSE as promptly following the effective time of the mergers as is practicable. The proceeds of the sale of excess shares will be held in trust until the exchange agent makes available the proceeds to former fractional share holders.

Exchange Procedures

Prior to the effective time of the mergers, Great Plains Energy and Westar Energy will appoint a bank or trust company reasonably acceptable to each of them to act as exchange agent for the purpose of exchanging shares of Great Plains Energy common stock for the Great Plains Energy merger consideration and Westar Energy common stock for the Westar Energy merger consideration.

At or prior to the effective time of the mergers, Monarch Energy will deposit or cause to be deposited into the exchange fund, in trust for the benefit of the holders of Great Plains Energy common stock and holders of Westar Energy common stock, an aggregate amount of Monarch Energy common stock sufficient to deliver the aggregate amount of the merger consideration. In addition, Monarch Energy will deposit, or cause to be deposited, with the exchange agent, as necessary from time to time after the effective time of the mergers, any dividends or other distributions payable pursuant to the merger agreement.

Promptly after the effective time of the mergers (but no later than four business days after the effective time of the mergers), the exchange agent will mail to each holder of record of a certificate representing outstanding shares of Great Plains Energy common stock and Westar Energy common stock immediately prior to the effective time of the mergers and to each holder of uncertificated shares of Great Plains Energy common stock and Westar Energy common stock represented by book-entry shares immediately prior to the effective time of the mergers, in each case, whose shares were converted into the right to receive the respective merger consideration: (1) a letter of transmittal specifying that delivery will be effected, and that risk of loss and title to share certificates or book-entry shares held by such holder will pass, only upon delivery of such certificates or book-entry shares to the exchange agent and (2) instructions for use in effecting the surrender of such share certificates or book-entry shares.

Holders of Great Plains Energy common stock and of Westar Energy common stock should not send in their stock certificates until they receive a letter of transmittal from the exchange agent with instructions for the surrender of stock certificates.

Lost, Stolen and Destroyed Certificates

If a certificate representing shares of Great Plains Energy common stock or Westar Energy common stock is lost, stolen or destroyed, the person claiming such certificate to be lost, stolen or destroyed must deliver an affidavit of that fact prior to receiving any merger consideration and, if required by Monarch Energy, also may be required to provide a bond (in such reasonable and customary amount as Monarch Energy may direct) prior to receiving any merger consideration (including any dividends or distributions to which such holder is entitled).

Dissenting Shares

Any share of Great Plains Energy common stock that, as of the effective time of the mergers, is held by a holder who is entitled to, and who has properly preserved, appraisal rights under Section 351.455.1 of the MGBCL with respect to such share will not be converted into the right to receive the Great Plains Energy merger consideration, and the holder of such share will be entitled only to the rights granted pursuant to Section 351.455.1 of the MGBCL. If such appraisal rights have not been perfected or the holder has otherwise lost appraisal rights, then, as of the later of the effective time of the mergers or the time of the failure to perfect appraisal rights or the loss of such rights, such share will automatically be converted into and will represent only the right to receive (upon surrender of the certificate representing such share or the book-entry share) the Great Plains Energy merger consideration. See “Information About the Great Plains Energy Special Meeting and Vote—Appraisal Rights” beginning on page 47 of this joint proxy statement/prospectus.

Westar Energy shareholders are not entitled to appraisal rights in connection with the Westar Energy merger. Under Kansas law, in general, shareholders of a Kansas corporation are not entitled to appraisal rights if they only receive shares that will be listed on a national securities exchange. It is a condition to closing of the mergers that the shares of common stock of Monarch Energy that will be issuable pursuant to the mergers are approved for listing on the NYSE.

Representations and Warranties

The merger agreement contains general representations and warranties made by each of Great Plains Energy, Monarch Energy and King Energy, on the one hand, and Westar Energy, on the other, regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the mergers. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the effective time of the mergers. The representations and warranties of each of Great Plains Energy, Monarch Energy, King Energy and Westar Energy have been made solely for the benefit of the other parties. In addition, those representations and warranties may be intended not as statements of actual fact, but rather as a way of allocating risk between the parties, may have been modified by the disclosure schedules attached to the merger agreement, are subject to the materiality standard described in the merger agreement, which may differ from what may be viewed as material by you, and were made only as of the date of the merger agreement and the closing date of the mergers or another date as is specified in the merger agreement. Information concerning the subject matter of these representations or warranties may have changed since the date of the merger agreement. Great Plains Energy, Westar Energy and Monarch Energy will provide additional disclosure in their public reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

Westar Energy made a number of representations and warranties to Great Plains Energy in the merger agreement, including representations and warranties relating to the following matters:

•	the organization, qualifications to do business and standing of Westar Energy and its subsidiaries;

•	the capital structure and the absence of restrictions or encumbrances with respect to the capital stock of Westar Energy and its subsidiaries;

•	the authority of Westar Energy to enter into and consummate the transactions contemplated by the merger agreement and the vote of the shareholders of Westar Energy required to complete the Westar Energy merger;

•	the absence of any conflict or violation of the organizational documents of Westar Energy and its subsidiaries, any applicable laws or any contract of Westar Energy or its subsidiaries or the creation of an encumbrance on any of Westar Energy’s or its subsidiaries’ property or assets as a result of entering into and consummating the transactions contemplated by the merger agreement;

•	the governmental and regulatory approvals required to complete the mergers;

•	the authorizations, licenses and permits of Westar Energy and its subsidiaries;

•	Westar Energy’s SEC filings and the financial statements contained in those filings;

•	Westar Energy’s internal controls over financial reporting and disclosure controls and procedures;

•	the absence of undisclosed liabilities;

•	the absence of certain changes or events since December 31, 2016;

•	Westar Energy’s and its subsidiaries’ compliance with applicable laws;

•	Westar Energy’s and its subsidiaries’ benefit plans, labor and employment matters;

•	Westar Energy’s and its subsidiaries’ contracts and the absence of breaches of material contracts;

•	the absence of material litigation;

•	Westar Energy’s and its subsidiaries’ owned and leased real properties and easements, permits and licenses;

•	environmental matters;

•	necessary actions, if any, taken by Westar Energy to ensure that the mergers are not subject to any anti-takeover laws or any anti-takeover provision of Westar Energy’s articles of incorporation or bylaws;

•	Westar Energy’s and its subsidiaries’ intellectual property;

•	Westar Energy’s and its subsidiaries’ taxes and tax returns;

•	the receipt of an opinion of Guggenheim Securities;

•	Westar Energy’s and its subsidiaries’ insurance policies;

•	the absence of ownership of Great Plains Energy common stock by Westar Energy or any of its affiliates;

•	entitlements to any broker, finder, financial advisor or similar fee in connection with the transactions contemplated by the merger agreement;

•	Westar Energy’s regulation as a public utility holding company; and

•	the absence of any additional representations and warranties.

Great Plains Energy, Monarch Energy and King Energy each made a number of representations and warranties to Westar Energy in the merger agreement, including representations and warranties relating to the following subject matters:

•	the organization, qualifications to do business and standing of Great Plains Energy and its subsidiaries, of Monarch Energy and of King Energy;

•	the capital structure and the absence of restrictions or encumbrances with respect to the capital stock of Great Plains Energy and its subsidiaries;

•	the authority of Great Plains Energy, Monarch Energy and King Energy to enter into and consummate the transactions contemplated by the merger agreement and the vote of the shareholders of Great Plains Energy required to complete the Great Plains Energy merger;

•	the absence of any conflict or violation of the organizational documents of Great Plains Energy, Monarch Energy or King Energy, any applicable laws or any contract of Great Plains Energy, Monarch Energy or King Energy or any of their subsidiaries or the creation of an encumbrance on any of Great Plains Energy’s, Monarch Energy’s or King Energy’s or any of their subsidiaries’ property or assets as a result of entering into and consummating the transactions contemplated by the merger agreement;

•	the governmental and regulatory approvals required to complete the mergers;

•	Great Plains Energy’s and its subsidiaries’, Monarch Energy’s and King Energy’s compliance with applicable laws;

•	certain authorizations, licenses and permits of Great Plains Energy and its subsidiaries;

•	Great Plains Energy’s (and certain of its subsidiaries’) SEC filings and the financial statements contained in those filings;

•	Great Plains Energy’s internal controls over financial reporting and disclosure controls and procedures;

•	the absence of undisclosed liabilities of Great Plains Energy, Monarch Energy and King Energy;

•	the absence of certain changes or events since December 31, 2016;

•	Great Plains Energy’s, its subsidiaries’, Monarch Energy’s and King Energy’s compliance with applicable laws;

•	Great Plains Energy’s and its subsidiaries’ benefit plans, labor and employment matters;

•	Great Plains Energy’s and its subsidiaries’ contracts and the absence of breaches of material contracts;

•	Great Plains Energy’s and its subsidiaries’ owned and leased real properties and easements, permits and licenses;

•	the absence of material litigation;

•	environmental matters;

•	necessary actions, if any, taken by Great Plains Energy to ensure that the merger is not subject to any anti-takeover laws or any anti-takeover provision of Great Plains Energy’s articles of incorporation or bylaws;

•	Great Plains Energy’s and its subsidiaries’ intellectual property;

•	Great Plains Energy’s and its subsidiaries’ taxes and tax returns;

•	the absence of ownership of Westar Energy common stock by Great Plains Energy and its affiliates;

•	the ownership of Monarch Energy and King Energy by Great Plains Energy;

•	the receipt of opinions of Goldman Sachs and Lazard;

•	Great Plains Energy’s and its subsidiaries’ insurance policies;

•	entitlements to any broker, finder, financial advisor or similar fee in connection with the transactions contemplated by the merger agreement;

•	Great Plains Energy’s regulation as a public utility holding company; and

•	the absence of any additional representations and warranties.

Great Plains Energy’s Conduct of Business Before Completion of the Mergers

Pursuant to the terms of the merger agreement, Great Plains Energy has agreed, until the effective time of the mergers and except as required or contemplated by the merger agreement, as consented to in writing by Westar Energy or as otherwise required by applicable law or regulations of the NYSE, to and to cause its subsidiaries to:

•	conduct its business in the ordinary course of business in all material respects; and

•	use commercially reasonable efforts to preserve intact its business organization and existing relationships with employees, customers, suppliers and certain governmental entities.

In addition, Great Plains Energy has agreed that, until the effective time of the mergers, except as required or contemplated by the merger agreement, as consented to in writing by Westar Energy, as otherwise required by applicable law or regulations of the NYSE or for those items listed in Great Plains Energy’s amended and restated disclosure letter that have been excepted from the interim operating covenants, it will not (and will not permit its subsidiaries to):

•	declare or pay any dividends, subject to certain exceptions including (1) regular quarterly cash dividends payable in respect of shares of Great Plains Energy common stock not in excess of $0.275 per share for quarterly dividends on a schedule consistent with Great Plains Energy’s past practice, (2) dividends on Great Plains Energy preference stock, (3) dividend equivalents accrued or payable by Great Plains Energy with respect to certain equity awards of Great Plains Energy, (4) dividends and distributions by a direct or indirect Great Plains Energy subsidiary to Great Plains Energy and (5) certain other dividends related to stub periods to the extent coordinated between Westar Energy and Great Plains Energy pursuant to the terms of the merger agreement;

•	amend any of its organizational documents, including its articles of incorporation or bylaws or equivalent organizational documents (except for immaterial or ministerial amendments);

•	split, combine, consolidate, subdivide or reclassify any of its capital stock or other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, except for transactions among Great Plains Energy and its subsidiaries and as otherwise permitted by the merger agreement;

•	repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock, equity interests or voting securities of Great Plains Energy or any of its subsidiaries or any securities of Great Plains Energy or its subsidiaries convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Great Plains Energy or its subsidiaries, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for (1) certain repurchases and redemptions described in the amended and restated disclosure letter, (2) the acquisition by Great Plains Energy of shares of Great Plains Energy common stock in the open market to satisfy its obligations under certain benefit plans and (3) the withholding of shares of Great Plains Energy common stock to satisfy certain tax obligations with respect to certain equity award grants;

•	issue equity securities or voting debt, subject to certain exceptions including (1) the settlement of certain equity awards with respect to shares of Great Plains Energy common stock or (2) grants of certain equity awards in the ordinary course of business and consistent with past practice;

•	(1) grant to any current or former director, officer or employee any increase in (A) compensation or benefits, except in the ordinary course of business and consistent with past practice or (B) change-of-control, severance, retention or termination pay, or enter into or amend any of the foregoing, (2) enter into, materially amend or terminate any union contract or benefit plan, except in the ordinary course of business and consistent with past practice or (3) take any action to accelerate the vesting, funding or payment of any compensation or benefits under any benefit plan or agreement, except, in the case of each of clauses (1), (2) and (3), for actions required pursuant to the terms of any existing Great Plains Energy benefit plan or agreement or as required by the merger agreement;

•	make any material change in accounting methods, except to the extent as may be required by a change in applicable law or GAAP or by any governmental authority;

•	make any acquisition, disposition, sale or transfer of a material asset or business (including by merger, consolidation or acquisition of equity interests or assets), except for (1) any acquisition or disposition for consideration not in excess of $10 million individually and $25 million in the aggregate or (2) any disposition of obsolete or worn-out equipment in the ordinary course of business;

•	incur any indebtedness except for (1) indebtedness incurred in the ordinary course of business consistent with past practice, (2) as reasonably necessary to finance certain capital expenditures contemplated by the merger agreement, (3) indebtedness incurred to replace existing indebtedness, (4) guarantees by Great Plains Energy for any existing indebtedness of any wholly-owned subsidiary, (5) guarantees and other credit support by Great Plains Energy of obligations of any subsidiary in the ordinary course of business and consistent with past practice, (6) borrowings under existing revolving credit facilities (or replacements thereof on comparable terms) or existing commercial paper programs in the ordinary course of business or (7) indebtedness in amounts necessary to maintain the capital structure of its subsidiaries as authorized by certain regulatory authorities and to maintain the current capital structure of Great Plains Energy consistent with past practice (excluding any indebtedness pursuant to financing in connection with the original merger agreement) in all material respects;

•	make or commit to make any capital expenditure, except for (1) certain expenditures contemplated by the Great Plains Energy capital plan plus a 10 percent variance for each principal category set forth therein, (2) aggregate capital expenditures not to exceed $75 million in any 12-month period, (3) capital expenditures related to operational emergencies, equipment failures, power outages or otherwise necessary or prudent pursuant to standard industry practice or (4) as required by any law or governmental authority;

•	enter into, modify or amend in any material respect, or waive or terminate any material right under, any contract of the type required to be filed by Great Plains Energy as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, except for (1) modifications, amendments, waivers or terminations in the ordinary course of business or (2) a termination without material penalty to Great Plains Energy or any applicable subsidiary;

•	enter into any contract that would bind Monarch Energy and its subsidiaries following the consummation of the mergers, except for certain obligations of the parties pursuant to the merger agreement;

•	make or change any material tax election, change any material method of tax accounting, settle or compromise any material tax liability or refund, enter into any closing agreements with respect to taxes, amend any material tax return or grant any waiver of any statute of limitations with respect to, or extension of a period for the assessment of, any material tax (other than extensions of time to file tax returns obtained in the ordinary course of business);

•	waive, release, assign, settle or compromise any material claims against Great Plains Energy or its subsidiaries, except for those (1) with respect to money damages, where such damages do not exceed (A) the amount reflected on Great Plains Energy’s financial statements or (B) $10 million in the aggregate in excess of insurance proceeds, or (2) with respect to non-money damages, where such damages would not have or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Great Plains Energy and its subsidiaries, taken as a whole;

•	effectuate a “plant closing” or “mass layoff” as each term is defined in the Workers Adjustment and Retraining Notification Act;

•	enter into a new line of business;

•	adopt a plan or agreement of complete or partial liquidation or dissolution;

•	materially change any energy price risk management and marketing of energy parameters, limits and guidelines or enter into any physical commodity transactions, exchange-traded futures, options transactions, over-the-counter transactions or derivatives of the foregoing other than as permitted by those parameters, limits and guidelines; or

•	enter into any contract to do any of the foregoing.

Notwithstanding the foregoing, Great Plains Energy may, and may cause its subsidiaries to, take reasonable actions in compliance with applicable laws with respect to any operational emergencies, equipment failures, outages, or immediate threats to the health or safety of natural persons. In addition, until the consummation of the mergers, Great Plains Energy has agreed to exercise complete control and supervision over its operations and those of its subsidiaries, in each case in compliance with the terms of the merger agreement.

Prior to the consummation of the mergers, Great Plains Energy may, and may cause its subsidiaries to, (1) initiate and continue to pursue rate cases and other proceedings set forth in Great Plains Energy’s amended and restated disclosure letter, (2) with the prior written consent of Westar Energy, initiate new rate cases or any other proceeding with governmental entities that would reasonably be expected to affect the authorized capital structure or authorized return on equity of Great Plains Energy or its subsidiaries or materially affect the return on equity of Great Plains Energy in an adverse manner, (3) initiate any other proceeding with governmental entities in the ordinary course of business or (4) initiate any other proceeding with governmental entities or take any other action contemplated by or as described in any filings or other submissions filed or submitted in connection with the foregoing clauses (1)-(3) prior to July 9, 2017. Notwithstanding the foregoing, Great Plains Energy agreed not to, and to cause its subsidiaries not to, enter into any settlement or stipulation in respect of any such proceeding initiated prior to July 9, 2017 that would affect the authorized capital structure or authorized return on equity of Great Plains Energy or its subsidiaries.

Westar Energy’s Conduct of Business Before Completion of the Mergers

Pursuant to the terms of the merger agreement, Westar Energy has agreed, until the effective time of the mergers and except as required or contemplated by the merger agreement, as consented to in writing by Great Plains Energy or as otherwise required by applicable law or regulations of the NYSE, to and to cause its subsidiaries to:

•	conduct its business in the ordinary course of business in all material respects; and

•	use commercially reasonable efforts to preserve intact its business organization and existing relationships with employees, customers, suppliers and certain governmental entities.

In addition, Westar Energy has agreed that, until the effective time of the mergers, except as required or contemplated by the merger agreement, as consented to in writing by Great Plains Energy, as otherwise required by applicable law or regulations of the NYSE or for those items listed in Westar Energy’s amended and restated

disclosure letter that have been excepted from the interim operating covenants, it will not (and will not permit its subsidiaries to):

•	declare or pay any dividends, subject to certain exceptions including (1) regular quarterly cash dividends payable in respect of shares of Westar Energy common stock not in excess of $0.40 per share for quarterly dividends on a schedule consistent with Westar Energy’s past practice, (2) dividend equivalents accrued or payable by Westar Energy with respect to certain equity awards of Westar Energy, (3) dividends and distributions by a direct or indirect Westar Energy subsidiary to Westar Energy and (4) certain other dividends related to stub periods to the extent coordinated between Westar Energy and Great Plains Energy pursuant to the terms of the merger agreement;

•	amend any of its organizational documents, including its articles of incorporation or bylaws or equivalent organizational documents (except for immaterial or ministerial amendments);

•	split, combine, consolidate, subdivide or reclassify any of its capital stock or other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, except for transactions among Westar Energy and its subsidiaries and as otherwise permitted by the merger agreement;

•	repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock, equity interests or voting securities of Westar Energy or any of its subsidiaries or any securities of Westar Energy or its subsidiaries convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Westar Energy or its subsidiaries, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for (1) the acquisition by Westar Energy of shares of Westar Energy common stock in the open market to satisfy its obligations under certain benefit plans and (2) the withholding of shares of Westar Energy common stock to satisfy certain tax obligations with respect to certain equity award grants;

•	issue equity securities or voting debt, subject to certain exceptions including (1) the settlement of certain equity awards with respect to shares of Westar Energy common stock or (2) grants of certain equity awards in the ordinary course of business and consistent with past practice;

•	(1) grant to any current or former director, officer or employee any increase in (A) compensation or benefits, except in the ordinary course of business and consistent with past practice or (B) change-of-control, severance, retention or termination pay, or enter into or amend any of the foregoing, (2) enter into, materially amend or terminate any union contract or benefit plan, except in the ordinary course of business and consistent with past practice or (3) take any action to accelerate the vesting, funding or payment of any compensation or benefits under any benefit plan or agreement, except, in the case of each of clauses (1), (2) and (3), for actions required pursuant to the terms of any existing Westar Energy benefit plan or agreement or as required by the merger agreement;

•	make any material change in accounting methods, except to the extent as may be required by a change in applicable law or GAAP or by any governmental authority;

•	make any acquisition, disposition, sale or transfer of a material asset or business (including by merger, consolidation or acquisition of equity interests or assets), except for (1) any acquisition or disposition for consideration not in excess of $10 million individually and $25 million in the aggregate or (2) any disposition of obsolete or worn-out equipment in the ordinary course of business;

•

incur any indebtedness except for (1) indebtedness incurred in the ordinary course of business consistent with past practice, (2) as reasonably necessary to finance certain capital expenditures contemplated by the merger agreement, (3) indebtedness incurred to replace existing indebtedness, (4) guarantees by Westar Energy for any existing indebtedness of any wholly-owned subsidiary, (5) guarantees and other credit support by Westar Energy of obligations of any subsidiary in the ordinary course of business and consistent with past practice, (6) borrowings under existing revolving credit facilities (or replacements thereof on comparable terms) or existing commercial paper programs in the ordinary course of business or (7) indebtedness in amounts necessary to maintain the capital structure of its subsidiaries as authorized by certain regulatory authorities and to maintain the current capital structure of the Company consistent with past practice in all material respects;

•	make or commit to make any capital expenditure, except for (1) certain expenditures contemplated by the Westar Energy capital plan plus a 10 percent variance for each principal category set forth therein, (2) aggregate capital expenditures not to exceed $75 million in any 12-month period, (3) capital expenditures related to operational emergencies, equipment failures, power outages or otherwise necessary or prudent pursuant to standard industry practice or (4) as required by any law or governmental authority;

•	enter into, modify or amend in any material respect, or waive or terminate any material right under any contract of the type required to be filed by Westar Energy as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, except for (1) modifications, amendments, waivers or terminations in the ordinary course of business or (2) a termination without material penalty to Westar Energy or any applicable subsidiary

•	enter into any contract which would bind Monarch Energy and its subsidiaries following the consummation of the mergers, except for certain obligations of the parties pursuant to the merger agreement;

•	make or change any material tax election, change any material method of tax accounting, settle or compromise any material tax liability or refund, enter into any closing agreements with respect to taxes, amend any material tax return or grant any waiver of any statute of limitations with respect to, or extension of a period for the assessment of, any material tax (other than extensions of time to file tax returns obtained in the ordinary course of business);

•	waive, release, assign or settle or compromise any material claims against Westar Energy or its subsidiaries, except for those (1) with respect to money damages, where such damages do not exceed (A) the amount reflected on Westar Energy’s financial statements or (B) $10 million in the aggregate in excess of insurance proceeds, or (2) with respect to non-money damages, where such damages would not have or would not be expected to have a material adverse effect on Westar Energy and its subsidiaries, taken as a whole;

•	effectuate a “plant closing” or “mass layoff” as each term is defined in the Workers Adjustment and Retraining Notification Act;

•	enter into a new line of business;

•	adopt a plan or agreement of complete or partial liquidation or dissolution;

•	materially change any energy price risk management and marketing of energy parameters, limits and guidelines or enter into any physical commodity transactions, exchange-traded futures, options transactions, over-the-counter transactions or derivatives of the foregoing other than as permitted by those parameters, limits and guidelines; or

•	enter into any contract to do any of the foregoing.

Notwithstanding the foregoing, Westar Energy may, and may cause its subsidiaries to, take reasonable actions in compliance with applicable laws with respect to any operational emergencies, equipment failures, outages or immediate threats to the health or safety of natural persons. In addition, until the consummation of the mergers, Westar Energy has agreed to exercise complete control and supervision over its operations and those of its subsidiaries, in each case in compliance with the terms of the merger agreement.

Prior to the consummation of the mergers, Westar Energy may, and may cause its subsidiaries to, (1) initiate and continue to pursue rate cases and other proceedings set forth in Westar Energy’s amended and restated

disclosure letter, (2) with the prior written consent of Great Plains Energy, initiate new rate cases or any other proceeding with governmental entities that would reasonably be expected to affect the authorized capital structure or authorized return on equity of Westar Energy or its subsidiaries or materially affect the return on equity of Westar Energy in an adverse manner, (3) initiate any other proceeding with governmental entities in the ordinary course of business or (4) initiate any other proceedings with governmental entities or take any other action contemplated by or as described in any filings or other submissions filed or submitted in connection with the foregoing clauses (1)-(3) prior to July 9, 2017. Notwithstanding the foregoing, Westar Energy agreed not to, and to cause its subsidiaries not to, enter into any settlement or stipulation in respect of any such proceeding initiated prior to July  9, 2017 that would affect the authorized capital structure or authorized return on equity of Westar Energy or its subsidiaries.

Great Plains Energy is Prohibited from Soliciting Other Offers; Superior Proposal

Under the terms of the merger agreement, subject to certain exceptions described below, Great Plains Energy has agreed that it will not, and will not authorize any of its affiliates or representatives to, directly or indirectly:

•	solicit, initiate, or knowingly encourage, induce or facilitate any acquisition proposal (as defined below as such term applies to Great Plains Energy) or any inquiry or proposal that would reasonably be expected to lead to an acquisition proposal;

•	participate in any discussions or negotiations with any person (except for Great Plains Energy’s affiliates and its and their respective representatives or Westar Energy and Westar Energy’s affiliates and its and their respective representatives) regarding, or furnish to any such person, any nonpublic information with respect to, or cooperate in any way with any such person with respect to, any acquisition proposal or any inquiry or proposal that would reasonably be expected to lead to an acquisition proposal; or

•	authorize, permit, approve or recommend, or propose publicly to authorize, permit, approve or recommend, or allow Great Plains Energy or any of its affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement or commitment constituting, or that would reasonably be expected to lead to, any acquisition proposal, or requiring, or that would reasonably be expected to cause, Great Plains Energy to abandon or terminate the merger agreement.

An acquisition proposal is any offer or proposal (whether or not in writing) concerning:

•	any merger, consolidation, share exchange or other business combination, recapitalization, liquidation, dissolution or similar transaction involving Great Plains Energy;

•	a sale, lease, contribution or other disposition, directly or indirectly (including by merger, consolidation, share exchange or other business combination, partnership, joint venture, sale of capital stock or of other equity interests), of any business or assets of Great Plains Energy or its subsidiaries representing 20 percent or more of the consolidated revenues, net income or assets of Great Plains Energy and its subsidiaries, taken as a whole;

•	an issuance, sale or other disposition, directly or indirectly, to any person (or the shareholders of any person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20 percent or more of the voting power of Great Plains Energy; or

•	a transaction (including any tender offer or exchange offer) in which any person (or the shareholders of any person) would acquire (in the case of a tender offer or exchange offer, if consummated), directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20 percent or more of any class of capital stock of Great Plains Energy; or

•	any combination of the transactions described above, in each case, other than the mergers.

Notwithstanding the foregoing, at any time prior to obtaining the approval of the Great Plains Energy Merger proposal by Great Plains Energy shareholders, in response to a bona fide written acquisition proposal that did not result from a breach (other than an immaterial breach) of Great Plains Energy’s non-solicitation obligations and that the Great Plains Energy Board determines in good faith (after consultation with its financial advisor and outside legal counsel) to be, or to be reasonably likely to lead to, a Great Plains Energy superior proposal (as defined below), Great Plains Energy may (1) furnish information with respect to Great Plains Energy and its subsidiaries to the person making such acquisition proposal (and its representatives) pursuant to a customary confidentiality agreement (provided that all such information has previously been provided to Westar Energy or is provided to Westar Energy prior to or concurrently with the provision of such information to such person), and (2) participate in discussions or negotiations with the person making such acquisition proposal (and its representatives) regarding such acquisition proposal.

Additionally, Great Plains Energy is obligated to provide oral and written notice promptly (and in any event no later than the later of 24 hours or 5:00 p.m. New York City time on the next business day) to Westar Energy of any acquisition proposal, the material terms and conditions of any such acquisition proposal and the identity of the person making any such acquisition proposal. In addition, Great Plains Energy is obligated to keep Westar Energy reasonably informed in all material respects on a reasonably current basis (and in any event no later than the later of 24 hours or 5:00 p.m. New York City time on the next business day) of the material terms and status (including any change to such terms) if any acquisition proposal.

Further, at any time prior to obtaining the approval of the Great Plains Energy Merger proposal by Great Plains Energy’s shareholders, the Great Plains Energy Board may effect a change of Great Plains Energy Board recommendation and, solely with respect to a Great Plains Energy superior proposal, terminate the merger agreement, as applicable if (1) certain events, facts or circumstances arise or develop that have or would reasonably be expected to have a material beneficial effect on Great Plains Energy and its subsidiaries, taken as a whole, or (2) Great Plains Energy has received a Great Plains Energy superior proposal that does not result from a breach (other than an immaterial breach) of Great Plains Energy’s non-solicitation obligations and, in each case, if the Great Plains Energy Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to effect a change of Great Plains Energy Board recommendation as a result of the development of such events, facts or circumstances or in response to the receipt of such Great Plains Energy superior proposal, as the case may be, would reasonably likely be inconsistent with the fiduciary duties of the Great Plains Energy Board under applicable law; provided that in such case the Great Plains Energy Board will provide, at least three business days prior to taking such action, written notice to Westar Energy of Great Plains Energy’s decision to take such action, which notice will specify the basis for taking such action and, in the case of a Great Plains Energy superior proposal, attaching the most current draft of any acquisition agreement with respect to such Great Plains Energy superior proposal or, if no draft exists, a summary of the material terms and conditions of such Great Plains Energy superior proposal, and the Great Plains Energy Board cannot change its recommendation in either case unless, during the three business day period after delivery of such notice, Great Plains Energy and its representatives negotiate in good faith with Westar Energy and its representatives regarding any revisions to the merger agreement that Westar Energy proposes to make and at the end of such three business day period and taking into account any changes to the terms of the merger agreement committed to in writing by Westar Energy, the Great Plains Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to make such a change of the Great Plains Energy Board’s recommendation would be inconsistent with its fiduciary duties under applicable law, and that, in the case of a change with respect to a takeover proposal, such takeover proposal still constitutes a superior proposal.

A Great Plains Energy superior proposal is a bona fide written acquisition proposal (with all of the references to 20 percent in the definition of acquisition proposal adjusted to increase the percentages referenced therein to 50.1 percent) which the Great Plains Energy Board determines in good faith (after consultation with its financial advisors and outside counsel), taking into account all legal, financial, regulatory, timing and other aspects of the proposal, the identity of the person making the proposal and any financing required for such proposal, the ability of the person making such proposal to obtain such required financing and the level of certainty with respect to such required financing, and such other factors that are deemed relevant by the Great Plains Energy Board, that such proposal is more favorable to the holders of Great Plains Energy common stock than the transactions contemplated by the merger agreement, after taking into account any revisions to the terms of the merger agreement that are committed to in writing by Westar Energy.

Westar Energy is Prohibited from Soliciting Other Offers; Superior Proposal

Under the terms of the merger agreement, subject to certain exceptions described below, Westar Energy has agreed that it will not, and will not authorize any of its affiliates or representatives to, directly or indirectly:

•	solicit, initiate, or knowingly encourage, induce or facilitate any acquisition proposal (as defined below as such term applies to Westar Energy) or any inquiry or proposal that would reasonably be expected to lead to an acquisition proposal;

•	participate in any discussions or negotiations with any person (except for Westar Energy’s affiliates and its and their respective representatives or Great Plains Energy and Great Plains Energy’s affiliates and its and their respective representatives) regarding, or furnish to any such person, any nonpublic information with respect to, or cooperate in any way with any such person with respect to, any acquisition proposal or any inquiry or proposal that would reasonably be expected to lead to an acquisition proposal; or

•	authorize, permit, approve or recommend, or propose publicly to authorize, permit, approve or recommend, or allow Westar Energy or any of its affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement or commitment constituting, or that would reasonably be expected to lead to, any acquisition proposal, or requiring, or that would reasonably be expected to cause, Westar Energy to abandon or terminate the merger agreement.

An acquisition proposal is any offer or proposal (whether or not in writing) concerning:

•	any merger, consolidation, share exchange or other business combination, recapitalization, liquidation, dissolution or similar transaction involving Westar Energy;

•	a sale, lease, contribution or other disposition, directly or indirectly (including by merger, consolidation, share exchange or other business combination, partnership, joint venture, sale of capital stock or of other equity interests), of any business or assets of Westar Energy or its subsidiaries representing 20 percent or more of the consolidated revenues, net income or assets of Westar Energy and its subsidiaries, taken as a whole;

•	an issuance, sale or other disposition, directly or indirectly, to any person (or the shareholders of any person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20 percent or more of the voting power of Westar Energy; or

•	a transaction (including any tender offer or exchange offer) in which any person (or the shareholders of any person) would acquire (in the case of a tender offer or exchange offer, if consummated), directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20 percent or more of any class of capital stock of Westar Energy; or

•	any combination of the transactions described above, in each case, other than the mergers.

Notwithstanding the foregoing, at any time prior to obtaining the approval of the Westar Energy Merger proposal by Westar Energy shareholders, in response to a bona fide written acquisition proposal that did not result from a material breach (other than an immaterial breach) of Westar Energy’s non-solicitation obligations and which the Westar Energy Board determines in good faith (after consultation with its financial advisor and outside legal counsel) to be, or to be reasonably likely to lead to, a Westar Energy superior proposal (as defined below), Westar Energy may (1) furnish information with respect to Westar Energy and its subsidiaries to the person making such acquisition proposal (and its representatives) pursuant to a customary confidentiality agreement (provided that all such information has previously been provided to Great Plains Energy or is provided to Great Plains Energy prior to or concurrently with the provision of such information to such person), and (2) participate in discussions or negotiations with the person making such acquisition proposal (and its representatives) regarding such acquisition proposal.

Additionally, Westar Energy is obligated to provide oral and written notice promptly (and in any event no later than the later of 24 hours or 5:00 p.m. New York City time on the next business day) to Great Plains Energy of any acquisition proposal, the material terms and conditions of any such acquisition proposal and the identity of the person making any such acquisition proposal. In addition, Westar Energy is obligated to keep Great Plains Energy reasonably informed in all material respects on a reasonably current basis (and in any event no later than the later of 24 hours or 5:00 p.m. New York City time on the next business day) of the material terms and status (including any change to such terms) of any acquisition proposal.

Further, at any time prior to obtaining the approval of the Westar Energy Merger proposal by Westar Energy’s shareholders, the Westar Energy Board may effect a change of Westar Energy Board recommendation and, solely with respect to a Westar Energy superior proposal, terminate the merger agreement, as applicable, if (1) certain events, facts or circumstances arise or develop that have or would reasonably be expected to have a material beneficial effect on Westar Energy and its subsidiaries, taken as a whole, or (2) Westar Energy has received a Westar Energy superior proposal that does not result from a breach (other than an immaterial breach) of Westar Energy’s non-solicitation obligations and, in each case, if the Westar Energy Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to effect a change of Westar Energy Board recommendation as a result of the development of such events, facts or circumstances or in response to the receipt of such Westar Energy superior proposal, as the case may be, would reasonably likely be inconsistent with the fiduciary duties of the Westar Energy Board under applicable law; provided that in such case the Westar Energy Board will provide, at least three business days prior to taking such action, written notice to Great Plains Energy of Westar Energy’s decision to take such action, which notice will specify the basis for taking such action and, in the case of a Westar Energy superior proposal, attaching the most current draft of any acquisition agreement with respect to such Westar Energy superior proposal or, if no draft exists, a summary of the material terms and conditions of such Westar Energy superior proposal, and the Westar Energy Board cannot change its recommendation in either case unless, during the three business day period after delivery of such notice, Westar Energy and its representatives negotiate in good faith with Great Plains Energy and its representatives regarding any revisions to the merger agreement that Great Plains Energy proposes to make and at the end of such three business day period and taking into account any changes to the terms of the merger agreement committed to in writing by Great Plains Energy, the Westar Energy Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to make such a change of the Westar Energy Board’s recommendation would be inconsistent with its fiduciary duties under applicable law, and that, in the case of a change with respect to a takeover proposal, such takeover proposal still constitutes a superior proposal.

A Westar Energy superior proposal is a bona fide written acquisition proposal (with all of the references to 20 percent in the definition of acquisition proposal adjusted to increase the percentages referenced therein to 50.1 percent) that the Westar Energy Board determines in good faith (after consultation with its financial advisors and outside counsel), taking into account all legal, financial, regulatory, timing and other aspects of the proposal, the identity of the person making the proposal and any financing required for such proposal, the ability of the person making such proposal to obtain such required financing and the level of certainty with respect to such required financing, and such other factors that are deemed relevant by the Westar Energy Board, that such proposal is more favorable to the holders of Westar Energy common stock than the transactions contemplated by the merger agreement, after taking into account any revisions to the terms of the merger agreement that are committed to in writing by Great Plains Energy.

Obligation of the Great Plains Energy Board with Respect to Its Recommendation

In the Great Plains Energy non-solicitation covenant of the merger agreement, the Great Plains Energy Board has agreed not to (1) withdraw, change, qualify, withhold or modify in any manner adverse to Westar Energy, or propose publicly to withdraw, change, qualify, withhold or modify in any manner adverse to Westar Energy, its recommendation that the Great Plains Energy shareholders approve the merger agreement, (2) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any acquisition proposal, (3) fail to include in this joint proxy statement/prospectus such recommendations of the Great Plains Energy Board or (4) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (except for a recommendation against such offer or certain customary communications as contemplated by SEC rules issued under the Exchange Act).

However, at any time prior to obtaining the approval of the Great Plains Energy Merger proposal by Great Plains Energy’s shareholders, the Great Plains Energy Board may make a change of recommendation (1) upon the occurrence of an intervening event, change or other development that (A) was unknown to the Great Plains Energy Board as of the date of the merger agreement, (B) becomes known to the Great Plains Energy Board prior to the approval of the merger agreement by the Great Plains Energy shareholders and (C) has or would reasonably be expected to have a material beneficial effect on Great Plains Energy and its subsidiaries, taken as a whole, or (2) upon receipt of a Great Plains Energy superior acquisition proposal, in each case, if all of the following conditions are met:

•	the Great Plains Energy Board determines in good faith after consultation with outside legal counsel and a financial adviser that the failure to make such a recommendation change would reasonably likely be inconsistent with its fiduciary duties under applicable law;

•	the Great Plains Energy Board provides Westar Energy at least three business days’ written notice of its intent to make such a recommendation change, specifying its reasons therefor; and

•	during the three business day period following delivery of such notice, Great Plains Energy negotiates in good faith with Westar Energy regarding any revisions to the merger agreement that Westar Energy proposes to make.

In the event that (1) the change of recommendation by the Great Plains Energy Board was proposed to have been made in response to another acquisition proposal and (2) Westar Energy has committed in writing to any changes to the terms of the merger agreement, and subsequent to such commitment a material revision or amendment is made to the acquisition proposal that had led to such change of recommendation, the Great Plains Energy Board must again comply with the foregoing conditions, except that the negotiation period is reduced to two business days.

Nothing contained in the merger agreement prohibits Great Plains Energy from (1) complying with Rule 14e-2(a) or Rule 14d-9 under the Exchange Act or (2) making any disclosure to its shareholders if the Great Plains Energy Board determines in good faith (after consultation with its outside counsel) that the failure to make such disclosure would be inconsistent with its obligations under applicable law.

Obligation of the Westar Energy Board with Respect to Its Recommendation

In the Westar Energy non-solicitation covenant of the merger agreement, the Westar Energy Board has agreed not to (1) withdraw, change, qualify, withhold, or modify in any manner adverse to Great Plains Energy, or propose publicly to withdraw, change, qualify, withhold or modify in any manner adverse to Great Plains Energy, its recommendation that the Westar Energy shareholders approve the merger agreement, (2) adopt, approve or recommend, or propose to adopt, approve or recommend, any other acquisition proposal, (3) fail to include in this joint proxy statement/prospectus its recommendation that the Westar Energy shareholders approve the merger agreement and (4) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (except for a recommendation against such offer or certain customary communications as contemplated by SEC rules issued under the Exchange Act).

However, at any time prior to obtaining the approval of the Westar Energy Merger proposal by Westar Energy shareholders, the Westar Energy Board may make a change of recommendation (1) upon the occurrence of an intervening event, change or other development that (A) was unknown to the Westar Energy Board as of the date of the merger agreement, (B) becomes known to the Westar Energy Board prior to the approval of the merger agreement by the Westar Energy shareholders and (C) has or would reasonably be expected to have a material beneficial effect on Westar Energy and its subsidiaries, taken as a whole, or (2) upon receipt of a Westar Energy superior acquisition proposal that did not result from a material breach of Westar Energy’s non-solicitation obligation, in each case, if all of the following conditions are met:

•	the Westar Energy Board determines in good faith after consultation with outside legal counsel and a financial adviser that the failure to make such a recommendation change would reasonably likely be inconsistent with its fiduciary duties under applicable law;

•	the Westar Energy Board provides Great Plains Energy at least three business days’ written notice of its intent to make such a recommendation change, specifying its reasons therefor; and

•	during the three business day period following delivery of such notice, Westar Energy negotiates in good faith with Great Plains Energy regarding any revisions to the merger agreement that Great Plains Energy proposes to make.

In the event that (1) the change of recommendation by the Westar Energy Board was proposed to have been made in response to another acquisition proposal and (2) Great Plains Energy has committed in writing to any changes to the terms of the merger agreement, and subsequent to such commitment a material revision or amendment is made to the acquisition proposal that had led to such change of recommendation, the Westar Energy Board must again comply with the foregoing conditions, except that the negotiation period is reduced to two business days.

Nothing contained in the merger agreement prohibits Westar Energy from (1) complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or (2) making any disclosure to its shareholders if the Westar Energy Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be inconsistent with its obligations under applicable law.

Obligations of Great Plains Energy and Westar Energy with Respect to the Joint Proxy Statement/Prospectus

Great Plains Energy and Westar Energy have agreed that, as promptly as reasonably practicable following the date of the merger agreement, unless either the Westar Energy Board or the Great Plains Energy Board has made a change of Board recommendation with respect to the mergers, (1) Great Plains Energy and Westar Energy will jointly prepare and cause to be filed with the SEC a joint proxy statement to be mailed to the shareholders of each of Westar Energy and Great Plains Energy relating to the Westar Energy special meeting and the Great Plains Energy special meeting in preliminary form and (2) Great Plains Energy, Westar Energy and Monarch Energy would jointly prepare and cause to be filed with the SEC a registration statement on Form S-4 which would include this joint proxy statement/prospectus as a prospectus relating to the registration of Monarch Energy common stock to be issued in connection with the mergers. Each of Great Plains Energy, Westar Energy and Monarch Energy has agreed to use its respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the mergers and to furnish all information concerning itself and its affiliates to the other party, and provide such other assistance, as may have been reasonably requested by the other party or its outside legal counsel in connection with the preparation, filing and distribution of this joint proxy statement/prospectus.

Unless the Great Plains Energy Board or the Westar Energy Board has made a change in its board recommendation, each of Great Plains Energy and Westar Energy has agreed to duly call, give notice of, convene and hold the applicable special meetings and solicit approvals for the Great Plains Energy Merger proposal and the Westar Energy Merger proposal, respectively.

Reasonable Best Efforts to Complete the Mergers

Under the terms of the merger agreement, each of Great Plains Energy and Westar Energy has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to cause the conditions to the closing of the mergers to be satisfied as promptly as reasonably practicable, including:

•	making all necessary filings with governmental entities or third parties, including the filing of a Notification and Report Form pursuant to the HSR Act;

•	obtaining any consents, licenses, permits, waivers, approvals, authorizations or orders that are necessary, proper or advisable to consummate the mergers; and

•	executing and delivering any additional instruments that are necessary, proper or advisable to consummate the mergers and the other transactions contemplated by the merger agreement.

Under the terms of the merger agreement, each of Great Plains Energy and Westar Energy is prohibited from, and must cause its affiliates to refrain from, taking any action, including acquiring any asset, property, business or person (by way of merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise), that could reasonably be expected to materially increase the risk of not obtaining or making any consent or filing required for the consummation of the mergers. In addition, each of Great Plains Energy and Westar Energy is required to use its reasonable best efforts to avoid or eliminate each and every impediment that may be asserted by any governmental entity pursuant to any antitrust law with respect to the mergers or in connection with granting any required statutory approval so as to enable the mergers to be consummated as soon as reasonably possible.

Westar Energy and Great Plains Energy have agreed to cooperate with each other in determining whether any action or filing is required in connection with the mergers and in seeking any such actions, consents, approvals or waivers or making any such filings. None of Great Plains Energy, Westar Energy or their respective subsidiaries will be obligated to undertake any efforts or take any action that, individually or in the aggregate, has resulted or would reasonably be expected to result in, a Regulatory Material Adverse Effect, as defined in the merger agreement.

Access to Information

Under the terms of the merger agreement, subject to applicable law, Great Plains Energy and Westar Energy have agreed to, and have agreed to cause their respective subsidiaries to, afford the other party and its representatives reasonable access (at the other party’s sole cost and expense) during normal business hours and upon reasonable advance notice, to one another’s material properties, books, contracts, commitments, personnel and records. In addition, Great Plains Energy and Westar Energy will, and will cause their respective subsidiaries to, make available promptly to the other party to the extent not publicly available, a copy of each material filing made by it, during the period from the date of the merger agreement until the earlier of the effective time of the mergers or the termination of the merger agreement, pursuant to the requirements of securities laws or filed with or sent to the SEC, the KCC, the MPSC or any other governmental entity and all other information concerning its business, properties and personnel as such other party may reasonably request. Notwithstanding the obligations described above, Westar Energy and Great Plains Energy generally may withhold from the other party any document or information that the disclosing party believes is subject to a confidentiality agreement with a third party, is subject to attorney-client privilege or is commercially sensitive.

Except for incidents caused by Great Plains Energy’s and Westar Energy’s or their respective affiliates’ intentional misconduct, each of Great Plains Energy and Westar Energy has agreed to indemnify the other party and its affiliates and representatives from, and hold the other party and its affiliates and representatives harmless against, any and all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs, expenses, including attorneys’ fees and disbursements, and the cost of enforcing this indemnity arising out of or resulting from any access to information as described in the preceding paragraph.

Great Plains Energy and Westar Energy are required to comply, and cause their respective subsidiaries and representatives to comply, with their respective obligations under the confidentiality agreement executed by Great Plains Energy and Westar Energy dated as of March 3, 2016, as amended. The confidentiality agreement between Great Plains Energy and Westar Energy was further amended to extend its term until November 30, 2018, subject to certain exceptions provided in the merger agreement.

Director and Officer Indemnification and Insurance

Under the terms of the merger agreement, following the effective time of the mergers, Monarch Energy has agreed that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the mergers existing at the time of execution of the merger agreement in favor of the current or former directors, officers or employees of Westar Energy, Great Plains Energy and their respective subsidiaries as provided in the applicable organizational documents and any indemnification or other similar contracts, in each case, as in effect on the date of the merger agreement, will continue in full force and effect in accordance with their terms and Monarch Energy will cause the Westar Energy surviving corporation and its subsidiaries to perform their respective obligations thereunder. In addition, Monarch Energy has agreed that it will indemnify and hold harmless each individual who is, as of the date of the merger agreement, or who becomes prior to the effective time of the mergers, a director, officer or employee of Westar Energy, Great Plains Energy or their respective subsidiaries or who was serving as of the date of the merger agreement, or who begins serving prior to the effective time of the mergers, at the request of Westar Energy, Great Plains Energy or their respective subsidiaries as a director, officer or employee of another person.

Monarch Energy has also agreed to advance expenses incurred in the defense of any claim covered under the merger agreement; provided that (1) any person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable law or Monarch Energy’s organizational documents, to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification and (2) Monarch Energy will cooperate in good faith in the defense of any such claim.

Under the terms of the merger agreement, for a period of six years from the effective time of the mergers, Monarch Energy agreed to either maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Westar Energy, Great Plains Energy or their respective subsidiaries or provide substitute policies for current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by Westar Energy or Great Plains Energy, in either case, in amounts not less than the existing coverage and having other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by Westar Energy and Great Plains Energy with respect to claims arising from facts or events that occurred on or before the effective time of the mergers. If Monarch Energy is unable to purchase such policy, it must obtain as much comparable insurance as possible for the years within such six-year period in respect of each policy year within such period. However, Monarch Energy will not be required to pay annual premiums in excess of 300 percent of the annual premium most recently paid by Westar Energy or Great Plains Energy for such policies.

Employee Matters

Under the terms of the merger agreement, Monarch Energy has agreed, and will cause the surviving corporation to, for two years following the effective time of the mergers, provide each individual (subject to certain exceptions as provided in the merger agreement) who is employed by Westar Energy or a subsidiary of Westar Energy immediately prior to the effective time of the mergers and who remains employed thereafter by the surviving corporation, Monarch Energy or any of their subsidiaries with (1) a base salary or wage rate that is no less favorable than that provided to the Westar Energy employee immediately prior to the effective time of the mergers, (2) aggregate incentive compensation opportunities that are substantially comparable, in the aggregate, to those provided to the Westar Energy employee immediately prior to the effective time of the mergers and

(3) employee benefits that are substantially comparable, in the aggregate, to those provided to the Westar Energy employee immediately prior to the effective time of the mergers.

For two years following the effective time of the mergers, Monarch Energy will, and will cause the Westar Energy surviving corporation to, provide each Westar Energy employee (subject to certain exceptions as provided in the merger agreement) who experiences a termination of employment with the Westar Energy surviving corporation, Monarch Energy or any of their subsidiaries certain severance benefits. In addition, at the effective time of the mergers, Monarch Energy will, or will cause the Westar Energy surviving corporation or the applicable Great Plains Energy subsidiary to, assume and honor in accordance with their terms all of Westar Energy’s, Great Plains Energy’s and their respective subsidiaries’ employment, severance, retention, termination and change-in-control plans, policies, programs, agreements and arrangements (including any change-in-control severance agreement or other arrangement) maintained by Westar Energy, Great Plains Energy or any of their respective subsidiaries, in each case, as in effect at the effective time of the mergers, including with respect to any payments, benefits or rights arising as a result of the mergers (either alone or in combination with any other event). During the two year period following the effective time of the mergers, subject to certain conditions, Monarch Energy will, or will cause the Westar Energy surviving corporation to, treat retirees of Westar Energy and its subsidiaries with respect to the provision of post-retirement welfare benefits no less favorably than similarly situated retirees of Monarch Energy and its subsidiaries.

Further, the merger agreement provides that, subject to certain exceptions, as soon as practicable following the end of the fiscal year in which the mergers occur, Monarch Energy will, or will cause the Westar Energy surviving corporation to, pay each Westar Energy employee who remains employed with the Westar Energy surviving corporation, Monarch Energy or any of their subsidiaries through the applicable payment date an annual cash bonus for such fiscal year in an amount determined based on the level of attainment of the applicable performance criteria under the bonus plan in which such Westar Energy employee participated as of immediately prior to the effective time of the mergers.

With respect to all employee benefit plans of Monarch Energy, the Westar Energy surviving corporation or any of their subsidiaries, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any vacation, paid time-off and severance plans), the merger agreement provides that each Westar Energy employee’s service with Westar Energy or any of Westar Energy’s subsidiaries (as well as service with any predecessor employer of Westar Energy or any such Westar Energy subsidiary, to the extent service with the predecessor employer was recognized by Westar Energy or such Westar Energy subsidiary and is accurately reflected within a Westar Energy employee’s records) will be treated as service with Monarch Energy, the Westar Energy surviving corporation or any of their subsidiaries for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals, except (1) to the extent that such service was not recognized under the corresponding Westar Energy benefit plan immediately prior to the effective time of the mergers, (2) for purposes of any defined benefit retirement plan, any retiree welfare benefit plan, any grandfathered or frozen plan or any plan under which similarly situated employees of Monarch Energy and its subsidiaries do not receive credit for prior service or (3) to the extent that such recognition would result in any duplication of benefits for the same period of service.

Post-Merger Governance

Great Plains Energy and Westar Energy have agreed under the merger agreement to use their commercially reasonable efforts acting in good faith to agree on a new name and ticker symbol for Monarch Energy prior to the closing of the mergers.

The articles of incorporation of Monarch Energy, as in effect at the effective time of the mergers, shall be amended and restated pursuant to the merger agreement so that, at the effective time of the mergers, such articles of incorporation shall read in their entirety substantially in the form attached as Exhibit D to the merger agreement. The bylaws of Monarch Energy, as in effect at the effective time of the mergers, shall be amended and restated pursuant to the merger agreement so that, at the effective time, such bylaws shall read in their entirety substantially in the form attached as Exhibit E to the merger agreement.

Upon completion of the mergers, Monarch Energy will maintain corporate headquarters in Kansas City, Missouri and utility operating headquarters in Topeka, Kansas and Kansas City, Missouri.

In addition, Great Plains Energy, Westar Energy and Monarch Energy have agreed to take all necessary action to cause, as of the effective time of the mergers, (1) the number of directors constituting the Monarch Energy Board to be mutually determined by Great Plains Energy and Westar Energy prior to the effective time of the mergers, (2) the Monarch Energy Board to be composed of an equal number of directors designated by each of Great Plains Energy and Westar Energy prior to the effective time of the mergers and (3) the initial standing committees of the Monarch Energy Board to consist of (A) a compensation committee, (B) an audit committee, (C) a nominating and governance committee, (D) a finance committee and (E) a nuclear operations and environmental committee.

Monarch Energy further agreed to take all necessary corporate action so that (1) Mark Ruelle is appointed as Chairman of the Monarch Energy Board as of the effective time of the mergers, (2) Terry Bassham is appointed as President and Chief Executive Officer of Monarch Energy as of the effective time of the mergers and (3) certain other individuals are appointed to positions designated in the merger agreement as of the effective time of the mergers, consisting of (A) Kevin E. Bryant as Executive Vice President and Chief Operating Officer, (B) Greg A. Greenwood as Executive Vice President—Strategy and Chief Administrative Officer, (C) Anthony D. Somma as Executive Vice President and Chief Financial Officer, (D) Jerl L. Banning as Senior Vice President and Chief People Officer, (E) Charles A. Caisley as Senior Vice President—Marketing and Public Affairs and Chief Customer Officer and (F) Heather A. Humphrey as Senior Vice President, General Counsel and Corporate Secretary.

Monarch Energy also stated that, following the mergers, Monarch Energy and its subsidiaries intend to continue to provide charitable contributions and community support within the applicable service areas at levels substantially comparable to the levels of charitable contributions and community support provided by Great Plains Energy and Westar Energy within their respective service areas prior to the effective time of the mergers.

See “Monarch Energy Governance and Management” on page 177 for information.

Conditions to the Mergers

Conditions to Each Party’s Obligations

Each party’s obligation to complete the mergers is subject to the satisfaction or waiver of the following conditions:

•	receipt of the approval of the Great Plains Energy Merger proposal and the Westar Energy Merger proposal;

•	approval for listing on the NYSE of the shares of Monarch Energy common stock issuable to Great Plains Energy shareholders and Westar Energy shareholders pursuant to the merger agreement, subject to official notice of issuance;

•	the absence of any law or judgment, whether preliminary, temporary or permanent, in effect that prevents, makes illegal or prohibits the consummation of the mergers;

•	receipt, at or prior to the effective time of the mergers, of all required governmental approvals, including the expiration or termination of any waiting period applicable to the mergers, and all such approvals being final; and

•	the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part, and there being no stop order or proceeding seeking a stop order relating thereto, and receipt of all state securities or “blue sky” authorizations necessary for the issuance of Monarch Energy stock to Great Plains Energy shareholders and Westar Energy shareholders.

Conditions to Great Plains Energy’s Obligations

The obligation of Great Plains Energy to complete the mergers also is subject to the satisfaction or waiver of the following additional conditions:

•	(1) the representations and warranties of Westar Energy in the merger agreement (with specified exceptions) must be true and correct as of the effective time of the mergers as though made at the effective time of the mergers (except that those representations and warranties that are made as of an earlier date need only be true and correct as of such earlier date), except where the failure of any such representation or warranty to be true and correct has not had and would not reasonably be expected have, individually or in the aggregate, a material adverse effect on Westar Energy (without giving effect to any materiality or material adverse effect qualifications); (2) the representations and warranties of Westar Energy regarding capitalization and the authority to execute and perform its obligations under the merger agreement must be true and correct, in each case, as of the effective time of the mergers as though made at the effective time of the mergers (except that those representations and warranties that are made as of an earlier date need only be true and correct as of such earlier date), except where the failure of any such representation or warranty to be true or correct would be de minimis; and (3) the representations and warranties of Westar Energy regarding the absence of any material adverse effect on Westar Energy since December 31, 2016 must be true and correct in all respects as of the effective time of the mergers as though made at the effective time of the mergers (except that those representations and warranties that are made as of an earlier date need only be true and correct as of such earlier date);

•	Westar Energy must have performed, in all material respects, all covenants and agreements required to be performed by it under the merger agreement at or prior to the effective time of the mergers;

•	since July 9, 2017, there must not have occurred and be continuing any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Westar Energy;

•	Great Plains Energy must have received a certificate signed on behalf of Westar Energy by an executive officer of Westar Energy certifying the satisfaction by Westar Energy of the conditions in the merger agreement regarding the truth and correctness of the representations and warranties of Westar Energy contained in the merger agreement, the performance by Westar Energy of the covenants and agreement required to be performed by it under the merger agreements and the absence of any material adverse effect on Westar Energy since July 9, 2017;

•	final regulatory approvals for the mergers must have been obtained and such approvals must not include or impose any undertaking, term, condition, liability, obligation, commitment, sanction or other measure that, individually or in the aggregate, has resulted or would reasonably be expected to result in a Regulatory Material Adverse Effect, as defined in the merger agreement; and

•	Great Plains Energy must have received an opinion of counsel dated as of the closing date of the mergers to the effect that the Great Plains Energy merger with and into Monarch Energy will be treated as a reorganization described in Section 368(a) of the Internal Revenue Code.

Conditions to Westar Energy’s Obligations

The obligation of Westar Energy to complete the mergers also is subject to the satisfaction or waiver of the following further conditions:

•

(1) the representations and warranties of Great Plains Energy, Monarch Energy and King Energy in the merger agreement (with specified exceptions) must be true and correct as of the effective time of the mergers as though made at the effective time of the mergers (except that those representations and warranties that are made as of an earlier date need only be true and correct as of such earlier date), except where the failure of any such representation or warranty to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Great Plains Energy (without giving effect to any materiality or material adverse effect qualifications); (2) the representations and warranties of Great Plains Energy, Monarch Energy and King Energy regarding capitalization and the authority to execute and perform their respective obligations under the merger agreement must be true and correct, in each case, as of the effective time of the mergers as though made at the effective time of the mergers (except that those representations and warranties that are made as of an earlier date need only be true and correct as of such earlier date), except where the failure of any such representation or warranty to be correct would be de minimis; and (3) the representations and warranties of Great Plains Energy regarding the absence of any material adverse effect on Great Plains Energy since December 31, 2016 must be true and correct in all respects as of the effective time of the mergers as though made at the effective time of the mergers (except that those representations and warranties that are made as of an earlier date need only be true and correct as of such earlier date);

•	each of Great Plains Energy, Monarch Energy and King Energy must have performed, in all material respects, all covenants and agreements required to be performed by it under the merger agreement at or prior to the effective time of the mergers;

•	since July 9, 2017, there must not have occurred and be continuing any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Great Plains Energy;

•	Westar Energy must have received a certificate signed on behalf of each Great Plains Energy, Monarch Energy and King Energy by an executive officer of Great Plains Energy, Monarch Energy and King Energy, respectively, certifying the satisfaction by each of Great Plains Energy, Monarch Energy and King Energy of the conditions in the merger agreement regarding the truth and correctness of the representations and warranties of Great Plains Energy, Monarch Energy and King Energy contained in the merger agreement, the performance by each of Great Plains Energy, Monarch Energy and King Energy of the covenants and agreements required to be performed by it under the merger agreement and the absence of any material adverse effect on Great Plains Energy since July 9, 2017;

•	final regulatory approvals for the mergers must have been obtained and such approvals must not include or impose any undertaking, term, condition, liability, obligation, commitment, sanction or other measure that, individually or in the aggregate, has resulted or would reasonably be expected to result in a Regulatory Material Adverse Effect, as defined in the merger agreement;

•	Westar Energy must have received an opinion of counsel dated as of the closing date of the mergers to the effect that the Westar Energy merger with King Energy, together with the Great Plains Energy merger with and into Monarch Energy, will be treated as a transaction qualifying for non-recognition of gain and loss under Section 351 of the Code and/or that the Westar Energy merger with King Energy will be treated as a nontaxable “reorganization” described in Section 368 of the Code; and

•	as of the effective time of the mergers, no shares of Great Plains Energy preference stock shall be outstanding, and Great Plains Energy must have not less than $1.25 billion in cash or cash equivalents on its balance sheet, excluding the proceeds of any indebtedness issued outside of the ordinary course of business.

Each of Great Plains Energy, Westar Energy, Monarch Energy and King Energy may, to the extent permitted by applicable law, waive the conditions to the performance of its respective obligations under the merger agreement and complete the mergers even though one or more of these conditions have not been met. Neither Great Plains Energy nor Westar Energy can give any assurance that all of the conditions of the mergers will be either satisfied or waived or that the mergers will occur.

Definition of Material Adverse Effect

Under the terms of the merger agreement, a material adverse effect on either Great Plains Energy or Westar Energy means any fact, circumstance, effect, change, event or development that has or would reasonably be expected to have a material adverse effect on the business, properties, financial condition or results of operations of Great Plains Energy and its subsidiaries, taken as a whole, or of Westar Energy and its subsidiaries, taken as a whole, as the case may be. However, no fact, circumstance, effect, change, event or development will be a material adverse effect on Great Plains Energy, Westar Energy or their respective subsidiaries, as the case may be, to the extent it results from:

•	any change or condition affecting any industry in which Great Plains Energy or Westar Energy or any of their respective subsidiaries operate, including electric generating, transmission or distribution industries (including, in each case, any changes in the operations thereof);

•	any change affecting any economic, legislative or political condition or any change affecting any securities, credit, financial or other capital markets condition, in each case in the United States, in any foreign jurisdiction or in any specific geographical areas;

•	any failure in and of itself by Great Plains Energy or Westar Energy or any of their respective subsidiaries to meet any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period;

•	any change attributable to the announcement, execution or delivery of the merger agreement or the pendency of the mergers, including (1) any action taken by Great Plains Energy, Westar Energy or any of their respective subsidiaries that is expressly required pursuant to the merger agreement, or is consented to by Great Plains Energy or Westar Energy, or any action taken by Great Plains Energy or Westar Energy or any of their respective affiliates to obtain any consent from any governmental entity to the consummation of the mergers and the result of any such actions, (2) any claim arising out of or related to the merger agreement (including shareholder litigation), (3) any adverse change in supplier, employee, financing source, shareholder, regulatory, partner or similar relationships resulting therefrom or (4) in the case of Westar Energy, any change that arises out of or relates to the identity of Great Plains Energy or any of its affiliates as the acquirer of Westar Energy, and in the case of Great Plains Energy, any change that arises out of or relates to the identity of Westar Energy or any of its affiliates as the target of Great Plains;

•	any change or condition affecting the market for commodities, including any change in the price or availability of commodities;

•	any change in and of itself in the market price, credit rating or trading volume of shares of Great Plains Energy common stock or Westar Energy common stock on the NYSE or any change affecting the ratings or the ratings outlook for Great Plains Energy or Westar Energy or any of their respective subsidiaries;

•	any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof);

•	geopolitical conditions, the outbreak or escalation of hostilities, any act of war, sabotage or terrorism, or any escalation or worsening of any such act of war, sabotage or terrorism threatened or underway as of July 9, 2017;

•	any fact, circumstance, effect, change, event or development resulting from or arising out of or affecting the national, regional, state or local engineering or construction industries or the wholesale or retail markets for commodities, materials or supplies (including equipment supplies, steel, concrete, electric power, fuel, coal, natural gas, water or coal transportation) or the hedging markets therefor, including any change in commodity prices;

•	any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster or severe weather-related event, circumstance or development; or

•	any change or effect arising from any requirements imposed by any governmental entities as a condition to obtaining the required statutory approvals for the mergers.

Termination; Termination Fees; Expenses

Termination

The merger agreement may be terminated by either Westar Energy or Great Plains Energy in accordance with its terms at any time prior to the effective time of the mergers, whether before or after the approval of the Great Plains Energy Merger proposal or the Westar Energy Merger proposal:

•	by mutual written consent of Great Plains Energy and Westar Energy;

•	by Great Plains Energy or Westar Energy:

•	if the mergers are not completed by the end date; provided that if, prior to the end date, all of the conditions to the consummation of the mergers set forth in the merger agreement have been satisfied or waived, or must then be capable of being satisfied (except for conditions regarding required statutory approvals, absence of legal restraints, the final regulatory approvals not imposing any term or condition resulting in a Regulatory Material Adverse Effect and those conditions that by their nature are to be satisfied at the closing of the mergers), either Great Plains Energy or Westar Energy may, prior to 5:00 p.m. New York City time on the end date, extend the end date to January 9, 2019, provided that neither party may avail itself of such right to extend the end date or terminate the merger agreement if it has breached any of its covenants or agreements in the merger agreement which has caused or resulted in the failure to satisfy the closing conditions or failure of the closing conditions to have occurred prior to the end date;

•	if the condition regarding the absence of legal restraints on the mergers has not been satisfied and such legal restraint giving rise to such nonsatisfaction has become final and nonappealable, provided that neither party may avail itself of such right to terminate the merger agreement if such failure is the result of the breach by such party of its obligations under the merger agreement to use reasonable best efforts to obtain regulatory approvals;

•	if the approval of the Great Plains Energy Merger proposal is not obtained at the special meeting of Great Plains Energy shareholders, or at the final adjournment of such meeting; or

•	if the approval of the Westar Energy Merger proposal is not obtained at the special meeting of Westar Energy shareholders, or at the final adjournment of such meeting.

The merger agreement also may be terminated in accordance with its terms by Great Plains Energy as follows:

•	(1) at any time prior to the receipt of the approval of the Westar Energy Merger proposal at the Westar Energy special meeting, if the Westar Energy Board effects a change of the Westar Energy Board recommendation or (2) at any time prior to the receipt of the approval of the Great Plains Energy Merger proposal at the Great Plains Energy special meeting, if the Great Plains Energy Board has made a change of the Great Plains Energy Board recommendation with respect to a superior proposal and has approved, and Great Plains Energy has entered into, an acquisition agreement providing for the implementation of such superior proposal in compliance with Great Plains Energy’s obligations under the merger agreement, and Great Plains Energy pays the applicable termination fee prior to or concurrently with such termination;

•

if (1) there is a breach by Westar Energy of its representations, warranties, covenants or agreements under the merger agreement such that the conditions relating to the accuracy of Westar Energy’s representations and warranties and Westar Energy’s performance or compliance with its covenants and agreements would not be satisfied, (2) Great Plains Energy has delivered written notice to Westar

Energy of such breach and (3) such breach is not reasonably capable of being cured by the end date (as it may be extended) or such breach is not cured within 30 days after receipt of Great Plains Energy’s written notice of such breach or default by Westar Energy, provided Great Plains Energy is not then in breach of any of its representations, warranties, covenants or agreements under the merger agreement resulting in the failure of the conditions relating to the accuracy of Great Plains Energy’s representations and warranties and Great Plains Energy’s performance of its covenants and agreements; or

•	if (1) all of the conditions set forth in the merger agreement have been satisfied or waived in accordance with the terms of the merger agreement as of the date that the mergers should have been consummated (except for those conditions that by their terms are to be satisfied at the closing of the mergers), (2) Westar Energy does not comply with its obligations to consummate the mergers on the day that the mergers should have been consummated pursuant to the terms of the merger agreement, and (3) Westar Energy fails to comply with its obligations to consummate the mergers within five business days following its receipt of written notice from Great Plains Energy requesting such consummation.

The merger agreement also may be terminated in accordance with the terms by Westar Energy as follows:

•	(1) at any time prior to the receipt of the approval of the Great Plains Energy Merger proposal at the Great Plains Energy special meeting, if the Great Plains Energy Board effects a change of the Great Plains Energy Board recommendation or (2) at any time prior to the receipt of the approval of the Westar Energy Merger proposal at the Westar Energy special meeting, if the Westar Energy Board has made a change of the Westar Energy Board recommendation with respect to a superior proposal and has approved, and Westar Energy has entered into, an acquisition agreement providing for the implementation of such superior proposal in compliance with Westar Energy’s obligations under the merger agreement, and Westar Energy pays the applicable termination fee prior to or concurrently with such termination;

•	if (1) there is a breach by Great Plains Energy, Monarch Energy or King Energy of their representations, warranties, covenants or agreements under the merger agreement such that the conditions relating to the accuracy of Great Plains Energy’s, Monarch Energy’s and King Energy’s representations and warranties and Great Plains Energy’s, Monarch Energy’s and King Energy’s performance or compliance with its covenants and agreements would not be satisfied, (2) Westar Energy has delivered written notice to Great Plains Energy of such breach and (3) such breach is not reasonably capable of being cured by the end date (as it may be extended) or such breach is not cured within 30 days after receipt of Westar Energy’s written notice of such breach or default by Great Plains Energy, provided Westar Energy is not then in breach of any of its representations, warranties, covenants or agreements under the merger agreement resulting in the failure of the conditions relating to the accuracy of Westar Energy’s representations and warranties and Westar Energy’s performance of its covenants and agreements; or

•	if (1) all of the conditions set forth in the merger agreement have been satisfied or waived in accordance with the terms of the merger agreement as of the date that the mergers should have been consummated (except for those conditions that by their terms are to be satisfied at the closing of the mergers), (2) Great Plains Energy does not comply with its obligations to consummate the mergers on the day that the mergers should have been consummated pursuant to the terms of the merger agreement, and (3) Great Plains Energy fails to comply with its obligations to consummate the mergers within five business days following its receipt of written notice from Westar Energy requesting such consummation.

Termination Fees

Under the terms of the merger agreement, Great Plains Energy must pay Westar Energy a termination fee in cash equal to $190 million in the event that:

•	Great Plains Energy or Westar Energy exercises its right to terminate the merger agreement as a result of a failure to close by the end date and, at the time of such termination, any conditions to consummation of the mergers relating to receipt of required regulatory approvals have not been satisfied; provided that all other conditions to consummation of the mergers have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the closing of the mergers but which conditions would be satisfied or would be capable of being satisfied if the closing date were the date of such termination or those conditions that have not been satisfied as a result of a breach of the merger agreement by Great Plains Energy, Monarch Energy or King Energy);

•	Great Plains Energy or Westar Energy exercises its right to terminate the merger agreement as a result of the existence of a legal restraint to the mergers such that the corresponding condition to consummation of the mergers has not been satisfied and such legal restraint has become final and nonappealable; provided that the applicable legal restraint giving rise to such termination arises in connection with the required regulatory approvals, and provided that all other conditions to consummation of the mergers have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the closing of the mergers but which conditions would be satisfied or would be capable of being satisfied if the closing date were the date of such termination or those conditions that have not been satisfied as a result of a breach of the merger agreement by Great Plains Energy, Monarch Energy or King Energy);

•	Westar Energy exercises its right to terminate the merger agreement based on a failure of Great Plains Energy to perform its covenants or agreements pertaining to obtaining required regulatory approvals and consents; provided that all other conditions to consummation of the mergers have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the closing of the mergers but which conditions would be satisfied or would be capable of being satisfied if the closing date were the date of such termination or those conditions that have not been satisfied as a result of a breach of the merger agreement by Great Plains Energy, Monarch Energy or King Energy); or

•	Westar Energy exercises its right to terminate the merger agreement based on (1) the failure of the mergers to be consummated on the day it should have been consummated under the terms of the merger agreement when all conditions to closing set forth in the merger agreement have been satisfied or waived (except for those conditions that by their terms are to be satisfied at the closing of the mergers) and (2) Great Plains Energy having failed to comply with its obligations under the merger agreement to consummate the mergers within five business days following their receipt of written notice from Westar Energy requesting such consummation.

In addition, Great Plains Energy must pay Westar Energy a termination fee in cash equal to $190 million in the event that:

•	Great Plains Energy terminates the merger agreement in order to enter into an agreement relating to a superior acquisition proposal, or Westar Energy exercises its right to terminate the merger agreement based on Great Plains Energy having effected a change of board recommendation in respect of the mergers; or

•

the merger agreement is terminated (1) by either party because the closing has not occurred by the end date or the approval of the Great Plains Energy Merger proposal has not been obtained, or (2) by Westar Energy, if Great Plains Energy, Monarch Energy or King Energy is in breach of its representations, warranties, covenants or agreements in the merger agreement such that the closing conditions related thereto cannot be satisfied and such breach is not reasonably capable of being cured by the end date or is not cured within 30 days after receipt of notice of breach from Westar Energy and,

(A) prior to Great Plains Energy’s special meeting or, in the case of a failure to close by the end date or breach giving rise to Westar Energy’s right to terminate, prior to such termination, an acquisition proposal is made to Great Plains Energy or its board of directors or is publicly disclosed and not withdrawn, and (B) within twelve months after termination, Great Plains Energy enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal.

Further, Great Plains Energy must pay Westar Energy a termination fee in cash equal to $80 million in the event that (1) either party exercises its right to terminate the merger agreement because the approval of the Great Plains Energy Merger proposal has not been obtained and (2) none of the other termination fees described above are otherwise payable by Great Plains Energy.

Under the terms of the merger agreement, Westar Energy must pay Great Plains Energy a termination fee equal to $190 million in the event that:

•	Westar Energy terminates the merger agreement in order to enter into an agreement relating to a superior acquisition proposal;

•	Great Plains Energy exercises its right to terminate the merger agreement based on Westar Energy having effected a change of board recommendation in respect of the mergers before the Westar Energy shareholder approval is obtained at the Westar Energy special meeting; or

•	the merger agreement is terminated (1) by either party because the closing of the mergers has not occurred by the end date or the approval of the Westar Energy Merger proposal has not been obtained, or (2) by Great Plains Energy, if Westar Energy is in breach of its representations, warranties, covenants or agreements under the merger agreement such that the closing conditions related thereto cannot be satisfied and such breach is not reasonably capable of being cured by the end date or is not cured within 30 days after receipt of written notice of breach from Great Plains Energy and, (A) prior to the Westar Energy special meeting or, in the case of a failure to close by the end date or breach giving rise to Great Plains Energy’s right to terminate, prior to such termination, an acquisition proposal is made to Westar Energy or its board of directors or is publicly disclosed and not withdrawn, and (B) within twelve months after termination of the merger agreement, Westar Energy enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal.

Expenses

Except as described in the merger agreement, each party will bear its own expenses in connection with the mergers.

Miscellaneous

Specific Performance

At any time prior to the termination of the merger agreement, the parties are entitled to an injunction, specific performance or other equitable relief to prevent breaches of the merger agreement, including the obligation to effect the consummation of the mergers, and to enforce specifically the terms and provisions of the merger agreement by petition to the courts of the State of Kansas located in Shawnee County, or, if such court disclaims jurisdiction, the U.S. District Court for the District of Kansas, and such remedy is in addition to any other remedy to which the parties are entitled at law or in equity.

Amendment

The merger agreement may be amended, at any time before or after receipt of the approval of the Westar Energy Merger proposal at the Westar Energy special meeting; provided, however, that (1) after the receipt of the approval of the Westar Energy Merger proposal by the Westar Energy shareholders, amendments that by law require further shareholder approval may be made only with such further approval of the Westar Energy shareholders, (2) the merger agreement may not be amended after the effective time of the mergers and (3) no amendment may require the approval of Great Plains Energy or Westar Energy shareholders, except as provided above. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Withdrawal of GP Star

GP Star entered into the merger agreement for the sole purpose of withdrawing from the original merger agreement. By executing the merger agreement, GP Star withdrew from the original merger agreement and agreed that, as of the date of the merger agreement, it had no further rights to or interest in, or liabilities relating to or arising out of, the original merger agreement or the transactions contemplated thereby.

MONARCH ENERGY GOVERNANCE AND MANAGEMENT

This section of this joint proxy statement/prospectus describes the material governance and management arrangements that will apply to Monarch Energy upon completion of the mergers.

Amended and Restated Articles of Incorporation and Bylaws

The articles of incorporation of Monarch Energy, as in effect at the effective time of the mergers, shall be amended and restated pursuant to the merger agreement so that, at the effective time, such articles of incorporation shall read in their entirety substantially in the form attached as Exhibit D to the merger agreement.

The bylaws of Monarch Energy, as in effect at the effective time of the mergers, shall be amended and restated pursuant to the merger agreement so that, at the effective time, such bylaws shall read in their entirety substantially in the form attached as Exhibit E to the merger agreement.

Corporate Offices

Upon completion of the mergers, Monarch Energy will maintain its corporate headquarters in Kansas City, Missouri and utility operating headquarters in Topeka, Kansas and Kansas City, Missouri.

Board of Directors of Monarch Energy and Governance Matters

As provided in the merger agreement, upon completion of the mergers, Great Plains Energy and Westar Energy will each designate an equal number of directors to the Monarch Energy Board.

Mark Ruelle will serve as the non-executive Chairman of the Monarch Energy Board for a term of three years (subject to his reelection as a director of Monarch Energy). Terry Bassham is expected to become a member of the Monarch Energy Board, and Charles Q. Chandler IV is expected to be designated as lead independent director to the Monarch Energy Board. As of the effective time, the initial chairpersons of the compensation committee, audit committee and nuclear operations and environmental committee will be designated by Great Plains Energy, following reasonable consultation with Westar Energy, and the initial chairpersons of the nominating and governance committee and finance committee will be designated by Westar Energy, following reasonable consultation with Great Plains Energy. As of the effective time, the foregoing committees shall be the initial standing committees of the Monarch Energy Board. These committees will, as of the effective time, be composed of an equal number of directors designated by Great Plains Energy and by Westar Energy. Westar Energy will designate the initial lead independent director for the Monarch Energy Board.

Under the terms of the merger agreement, Monarch Energy and its subsidiaries intend to continue to provide charitable contributions and community support within the service areas of Great Plains Energy and Westar Energy and each of their respective subsidiaries in each service area at levels substantially comparable to the levels of charitable contributions and community support provided, directly or indirectly, by Great Plains Energy and Westar Energy within their respective service areas prior to the effective time of the mergers.

See “Additional Interests of Great Plains Energy’s and Westar Energy’s Directors and Executive Officers in the Mergers—Leadership of Monarch Energy” on page 136 for information on the Monarch Energy’s board of directors and executive officers.

Executive Officers

Terry Bassham will serve as President and Chief Executive Officer of Monarch Energy. In addition to the President and Chief Executive Officer, the senior leadership team will consist of (1) Kevin E. Bryant, Executive

Vice President and Chief Operating Officer, (2) Greg A. Greenwood, Executive Vice President—Strategy and Chief Administrative Officer, (3) Anthony D. Somma, Executive Vice President and Chief Financial Officer, (4) Jerl L. Banning, Senior Vice President and Chief People Officer, (5) Charles A. Caisley, Senior Vice President—Marketing and Public Affairs and Chief Customer Officer and (6) Heather A. Humphrey, Senior Vice President, General Counsel and Corporate Secretary.

Dividends

Great Plains Energy declared a quarterly cash dividend of $0.2625 per share of common stock for each of the first three quarters of 2016 and declared a cash dividend of $0.275 per share of common stock for the fourth quarter of 2016, or $1.0625 per share annually. Great Plains Energy declared a quarterly cash dividend for each of the first three quarters of 2017 of $0.275 per share of common stock.

Westar Energy declared a quarterly cash dividend for each quarter of 2016 of $0.38 per share, reflecting an annual dividend of $1.52 per share. Westar Energy declared a quarterly cash dividend for each of the first three quarters of 2017 of $0.40 per share of common stock.

Under the terms of the merger agreement, Westar Energy has agreed not to declare dividends, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, except for (1) quarterly cash dividends payable by Westar Energy or any subsidiary in respect of shares of Westar Energy common stock on a schedule consistent with Westar Energy’s past practices and subject to certain maximum payments, (2) dividend equivalents accrued or payable by Westar Energy in respect of performance units, restricted share units or other equity-based rights, (3) dividends and distributions by a direct subsidiary to its parent and (4) certain other dividends to the extent coordinated between Westar Energy and Great Plains Energy pursuant to the terms of the merger agreement related to stub period dividends.

Under the terms of the merger agreement, Great Plains Energy has agreed not to declare dividends, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, except for (1) quarterly cash dividends payable by Great Plains Energy or any subsidiary in respect of shares of Great Plains Energy common stock on a schedule consistent with Great Plains Energy’s past practices and subject to certain maximum payments, (2) dividends on Great Plains Energy preference stock, (3) dividend equivalents accrued or payable by Great Plains Energy in respect of deferred share units, performance share awards or other equity-based rights, (4) dividends and distributions by a direct subsidiary to its parent and (5) certain other dividends to the extent coordinated between Westar Energy and Great Plains Energy pursuant to the terms of the merger agreement related to stub period dividends.

MONARCH ENERGY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL INFORMATION

The Unaudited Pro Forma Condensed Consolidated Combined Financial Statements (referred to as the “pro forma financial statements”) have been derived from the historical consolidated financial statements of Westar Energy and Great Plains Energy incorporated by reference into this joint proxy statement/prospectus. The pro forma financial statements should be read in conjunction with the:

•	accompanying notes to the Unaudited Pro Forma Condensed Consolidated Combined Financial Statements;

•	consolidated financial statements and related notes of Great Plains Energy as of and for the year ended December 31, 2016, contained in Great Plains Energy’s Annual Report on Form 10-K and incorporated by reference into this joint proxy statement/prospectus;

•	unaudited consolidated financial statements and related notes of Great Plains Energy as of and for the six months ended June 30, 2017, contained in Great Plains Energy’s Quarterly Report on Form 10-Q and incorporated by reference into this joint proxy statement/prospectus;

•	consolidated financial statements and related notes of Westar Energy as of and for the year ended December 31, 2016, contained in Westar Energy’s Annual Report on Form 10-K and incorporated by reference into this joint proxy statement/prospectus; and

•	unaudited condensed consolidated financial statements and related notes of Westar Energy as of and for the six months ended June 30, 2017, contained in Westar Energy’s Quarterly Report on Form 10-Q and incorporated by reference into this joint proxy statement/prospectus.

The pro forma financial statements give effect to the mergers as well as Great Plains Energy’s redemption of its debt and preferred equity financings completed in contemplation of the original merger agreement (collectively referred to as the “transactions”). See “Summary—The Proposed Mergers” beginning on page 12 for an explanation of the proposed mergers contemplated in the merger agreement. See “The Companies” beginning on page 43 for an explanation of the companies involved in the mergers.

The Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet (referred to as the “pro forma balance sheet”) as of June 30, 2017 gives effect to the transactions as if they occurred on June 30, 2017. The Unaudited Pro Forma Condensed Consolidated Combined Statements of Income (referred to as the “pro forma statements of income”) for the six months ended June 30, 2017 and for the year ended December 31, 2016 give effect to the transactions as if they occurred on January 1, 2016.

The historical consolidated financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are: (1) directly attributable to the mergers; (2) factually supportable; and (3) with respect to the pro forma statements of income, expected to have a continuing impact on the combined results of Westar Energy and Great Plains Energy. As such, the impact from merger transaction costs is not included in the accompanying pro forma statements of income.

As described in the accompanying notes, the pro forma financial statements have been prepared using the acquisition method of accounting under existing generally accepted accounting principles, or GAAP, and the regulations of the SEC. Westar Energy has been treated as the acquirer in the mergers for accounting purposes. The purchase price for the pro forma financial statements has been estimated based on (1) the number of outstanding shares of Great Plains Energy’s common stock on June 30, 2017, (2) the exchange ratio of 0.5981 and (3) an assumed fair value of a share of Monarch Energy common stock at the effective time of the mergers of $51.47, the closing price of a share of Westar Energy’s common stock on August 15, 2017. The final purchase price will be determined at the date of the mergers based on the fair value of the shares of Monarch Energy common stock issued to Great Plains Energy shareholders in the mergers. See “The Proposed Mergers—Merger Consideration” starting on page 58 for further details on the exchange ratio.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in connection with the pro forma financial statements. Since the pro forma financial statements have been prepared based on preliminary estimates, the final amounts recorded at the date of the mergers may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed and the final purchase price.

MONARCH ENERGY HOLDING, INC.

Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet

As of June 30, 2017

	Westar Energy Historical (Note 3(a))	Great Plains Energy Historical (Note 3(a))	Pro Forma Adjustments	Note 3		Monarch Energy Combined Pro Forma
ASSETS	(In Millions)
CURRENT ASSETS:
Cash and cash equivalents	$3.2	$6,546.3	$(5,219.7)	(b	)	$1,329.8
Accounts receivable, net	274.4	176.7	(16.1)	(c	)	435.0
Accounts receivable pledged as collateral	—	172.2	—			172.2
Fuel inventory and supplies	302.7	257.8	—			560.5
Prepaid expenses	19.1	19.2	—			38.3
Regulatory assets	110.2	92.8	42.5	(d	)	245.5
Other	30.6	63.3	(49.2)	(e	)	44.7

Total Current Assets	740.2	7,328.3	(5,242.5)			2,826.0

PROPERTY, PLANT AND EQUIPMENT, NET	9,406.1	8,996.8	—			18,402.9

PROPERTY, PLANT AND EQUIPMENT OF VARIABLE INTEREST ENTITIES, NET	252.7	—	—			252.7

OTHER ASSETS:
Regulatory assets	750.9	944.0	180.4	(d	)	1,875.3
Nuclear decommissioning trust	220.0	238.4	—			458.4
Goodwill	—	169.0	1,642.0	(k	)	1,811.0
Other	226.3	129.9	(15.0)	(f	)	336.1
			(5.1)	(c	)

Total Other Assets	1,197.2	1,481.3	1,802.3			4,480.8

TOTAL ASSETS	$11,596.2	$17,806.4	$(3,440.2)			$25,962.4

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$—	$482.1	$11.1	(d	)	$493.2
Current maturities of long-term debt of variable interest entities	28.5	—	—			28.5
Short-term debt	329.2	424.6	—			753.8
Collateralized note payable	—	172.2	—			172.2
Accounts payable	139.6	166.2	(16.1)	(c	)	289.7
Accrued dividends	53.7	—	—			53.7
Accrued taxes	89.8	96.3	—			186.1
Accrued interest	45.1	92.7	(49.2)	(d	)	88.6
Regulatory liabilities	11.9	2.2	—			14.1
Other	76.4	179.4	(61.5)	(f	)	241.3
			47.0	(i	)

Total Current Liabilities	774.2	1,615.7	(68.7)			2,321.2

LONG-TERM LIABILITIES:
Long-term debt, net	3,686.2	7,571.7	(3,997.2)	(d	)	7,260.7
Long-term debt of variable interest entities, net	82.7	—	—			82.7
Deferred income taxes	1,794.2	1,314.4	(24.8)	(g	)	3,083.8
Unamortized investment tax credits	209.3	125.5	—			334.8
Regulatory liabilities	230.4	305.2	—			535.6
Accrued employee benefits	511.1	503.9	—			1,015.0
Asset retirement obligations	368.2	278.1	—			646.3
Other	85.0	81.0	(5.1)	(c	)	160.9

Total Long-Term Liabilities	6,967.1	10,179.8	(4,027.1)			13,119.8

COMMITMENTS AND CONTINGENCIES
EQUITY:
Shareholders’ Equity:
Common stock	2,730.3	4,228.6	2,424.3	(h	)(j)	9,383.2
Preference stock	—	836.2	(836.2)	(f	)(j)	—
Retained earnings	1,095.2	953.6	(940.0)	(j	)	1,108.8
Treasury stock, at cost	—	(3.9)	3.9	(j	)	—
Accumulated other comprehensive loss	—	(3.6)	3.6	(j	)	—

Total Shareholders’ Equity	3,825.5	6,010.9	655.6			10,492.0
Noncontrolling Interests	29.4	—	—			29.4

Total Equity	3,854.9	6,010.9	655.6			10,521.4

TOTAL LIABILITIES AND EQUITY	$11,596.2	$17,806.4	$(3,440.2)			$25,962.4

The accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Combined Financial Statements are an integral part of these statements.

MONARCH ENERGY HOLDING, INC.

Unaudited Pro Forma Condensed Consolidated Combined Statement of Income

For the Six Months Ended June 30, 2017

	Westar Energy Historical (Note 3a)	Great Plains Energy Historical (Note 3a)	Pro Forma Adjustments	Note 3		Monarch Energy Combined Pro Forma
	(Dollars in Millions, Except Per Share Amounts)
REVENUES	$1,181.9	$1,253.3	$—			$2,435.2

OPERATING EXPENSES:
Fuel and purchased power	225.6	335.0	—			560.6
SPP network transmission costs	122.4	0.4	—			122.8
Operating and maintenance	168.4	189.8	—			358.2
Depreciation and amortization	182.7	185.0	—			367.7
Selling, general and administrative	116.7	213.4	(5.4)	(i	)	320.3
			(4.4)	(f	)
Taxes other than income tax	84.6	112.8	—			197.4

Total Operating Expenses	900.4	1,036.4	(9.8)			1,927.0

INCOME FROM OPERATIONS	281.5	216.9	9.8			508.2

OTHER INCOME (EXPENSE):
Investment earnings	5.8	17.4	—			23.2
Other income	1.8	3.3	—			5.1
Loss on preferred stock dividend make-whole provisions	—	(57.1)	57.1	(f	)	—
Other expense	(8.0)	(0.4)	—			(8.4)

Total Other (Expense) Income	(0.4)	(36.8)	57.1			19.9

Interest expense	84.8	211.8	(81.8)	(d	)	184.7
			(30.1)	(e	)

INCOME (LOSS) BEFORE INCOME TAXES	196.3	(31.7)	178.8			343.4
Income tax expense (benefit)	56.8	(15.1)	44.0	(g	)	85.7

NET INCOME (LOSS)	139.5	(16.6)	134.8			257.7
Less: Net income attributable to noncontrolling interests	7.8	—	—			7.8

NET INCOME (LOSS) ATTRIBUTABLE TO CONTROLLING INTERESTS	131.7	(16.6)	134.8			249.9
Preferred dividends	—	30.2	(30.2)	(f	)	—

NET EARNINGS (LOSS) ATTRIBUTABLE TO COMMON STOCK	$131.7	$(46.8)	$165.0			$249.9

BASIC AND DILUTED EARNINGS (LOSS) PER AVERAGE COMMON SHARE:
Basic earnings per common share	$0.92	$(0.22)				$0.92
Diluted earnings per common share	$0.92	$(0.22)				$0.92
AVERAGE EQUIVALENT COMMON SHARES OUTSTANDING (in millions):
Basic	142.5	215.4	(86.5)	(l	)	271.4
Diluted	142.6	215.4	(86.5)	(l	)	271.5

The accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Combined Financial Statements are an integral part of these statements.

MONARCH ENERGY HOLDING, INC.

Unaudited Pro Forma Condensed Consolidated Combined Statement of Income

For the Year Ended December 31, 2016

	Westar Energy Historical (Note 3a)	Great Plains Energy Historical (Note 3a)	Pro Forma Adjustments	Note 3	Monarch Energy Combined Pro Forma
	(Dollars in Millions, Except Per Share Amounts)
REVENUES	$2,562.1	$2,676.0	$—		$5,238.1

OPERATING EXPENSES:
Fuel and purchased power	509.5	673.0	—		1,182.5
SPP network transmission costs	232.8	1.9	—		234.7
Operating and maintenance	346.3	385.9	—		732.2
Depreciation and amortization	338.5	344.8	—		683.3
Selling, general and administrative	261.5	439.5	(27.6)	(i)	673.4
Taxes other than income tax	191.7	226.9	—		418.6

Total Operating Expenses	1,880.3	2,072.0	(27.6)		3,924.7

INCOME FROM OPERATIONS	681.8	604.0	27.6		1,313.4

OTHER INCOME (EXPENSE):
Investment earnings	9.0	6.5	—		15.5
Other income	34.6	13.9	—		48.5
Other expense	(18.0)	(0.7)	—		(18.7)

Total Other Income	25.6	19.7	—		45.3

Interest expense	161.7	161.5	(44.5)	(d)	358.0
			79.3	(e)

INCOME BEFORE INCOME TAXES	545.7	462.2	(7.2)		1,000.7
Income tax expense	184.5	172.2	(9.5)	(g)	347.2

NET INCOME	361.2	290.0	2.3		653.5
Less: Net income attributable to noncontrolling interests	14.6	—	—		14.6

NET INCOME ATTRIBUTABLE TO CONTROLLING INTERESTS	346.6	290.0	2.3		638.9
Preferred dividends	—	16.5	(14.8)	(f)	1.7

NET EARNINGS ATTRIBUTABLE TO COMMON STOCK	$346.6	$273.5	$17.1		$637.2

BASIC AND DILUTED EARNINGS PER AVERAGE COMMON SHARE:
Basic earnings per common share	$2.43	$1.61			$2.35
Diluted earnings per common share	$2.43	$1.61			$2.35
AVERAGE EQUIVALENT COMMON SHARES OUTSTANDING (in millions):
Basic	142.1	169.4	(40.5)	(l)	271.0
Diluted	142.5	169.8	(40.9)	(l)	271.4

The accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Combined Financial Statements are an integral part of these statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Pro Forma Presentation

The pro forma balance sheet as of June 30, 2017 gives effect to the transactions as if they were completed on June 30, 2017. The pro forma statements of income for the six months ended June 30, 2017 and for the year ended December 31, 2016 give effect to the transactions as if they were completed on January 1, 2016.

The pro forma financial statements have been derived from the historical consolidated financial statements of Westar Energy and Great Plains Energy that are incorporated by reference into this joint proxy statement/prospectus. Assumptions and estimates underlying the pro forma adjustments are described in these notes, which should be read in conjunction with the pro forma financial statements. Since the pro forma financial statements have been prepared based upon preliminary estimates, the final amounts recorded at the date of the mergers may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed.

The pro forma financial statements were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Although the business combination of Westar Energy and Great Plains Energy is a “merger of equals,” GAAP requires that one of the companies in the mergers be designated as the acquirer for accounting purposes based on the available evidence. Westar Energy and Great Plains Energy have evaluated the provisions of ASC 805 and concluded that Westar Energy is the acquirer for accounting purposes. The companies considered various factors to determine that Westar Energy is the accounting acquirer including relative voting rights of each company’s shareholders in the combined company, the composition of the governing body of the combined company immediately after the mergers and thereafter, the composition of senior management of the combined company and the comparable sizes of the combining companies, along with other factors. The predominant deciding factor of the analysis was the relative voting rights of each company’s shareholders.

Under the aforementioned accounting standards for business combinations, the total estimated purchase price is calculated as described in Note 2 to the pro forma financial statements, and the assets acquired and the liabilities assumed have been measured at estimated fair value. For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, Westar Energy has applied the accounting guidance for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The fair value measurements utilize estimates based on key assumptions of the mergers, including historical and current market data. The pro forma adjustments included herein are preliminary and will be revised at the time of the mergers as additional information becomes available and as additional analyses are performed. The final purchase price allocation will be determined at the time that the mergers are completed and the final amounts recorded for the mergers may differ materially from the information presented.

The pro forma balance sheet includes a pro forma adjustment to give effect to estimated merger transaction costs which are directly attributable to the mergers and are factually supportable. The pro forma statements of income include pro forma adjustments to eliminate merger transaction costs incurred by Westar Energy and Great Plains Energy since they are non-recurring charges that will not have a continuing impact on the combined results, are factually supportable and directly attributable to the mergers. Incurred costs related to integration planning have not been eliminated as they are not directly attributable to the mergers.

The pro forma financial statements do not reflect any adjustments for cost savings (or associated costs to achieve such savings) from operating efficiencies that could result from the mergers. Further, the pro forma financial statements do not reflect the effect of any regulatory actions that may impact the pro forma financial statements when the mergers are completed.

The regulated operations of Great Plains Energy are subject to the rate-setting authority of the FERC, MPSC and the KCC and are accounted for pursuant to GAAP, including the accounting guidance for regulated operations. The rate-setting and cost recovery provisions currently in place for Great Plains Energy’s regulated operations provide revenue derived from costs including a return on investment of assets and liabilities included in rate base. Thus, the fair values of Great Plains Energy’s tangible and intangible assets and liabilities subject to these rate-setting provisions approximate their carrying values, and the pro forma financial statements do not reflect any net adjustments related to these amounts.

Note 2. Preliminary Purchase Price and Preliminary Purchase Price Allocation

The purchase price for the mergers is estimated as follows (shares in thousands):

Great Plains Energy shares outstanding as of June 30, 2017	215,648
Great Plains Energy restricted stock awards outstanding as of June 30, 2017	(204)

Great Plains Energy shares to be converted to Monarch Energy shares	215,444
Exchange Ratio (per Great Plains Energy share)	0.5981

Estimated Monarch Energy shares to be issued to Great Plains Energy shareholders	128,857
Closing price of Westar Energy stock as of August 15, 2017	$51.47

Estimated fair value of Monarch Energy shares to be issued to Great Plains Energy shareholders (in millions)	$6,632.3
Estimated equity compensation (in millions)	5.1

Total estimated purchase price (in millions)	$6,637.4

The preliminary purchase price was computed using Great Plains Energy’s outstanding shares as of June 30, 2017, reduced by the number of restricted stock outstanding (the fair value of the portion of restricted stock attributable to precombination service is included in the preliminary purchase price in the $5.1 million discussed below), adjusted by the exchange ratio. The preliminary purchase price reflects the market value of Westar Energy’s common stock, as a proxy for the market value of Monarch Energy’s common stock, on August 15, 2017. The preliminary purchase price also reflects the estimated $5.1 million fair value of Great Plains Energy’s equity compensation awards, including restricted stock, converted to equivalent Monarch Energy equity awards (“replacement awards”). In accordance with applicable accounting guidance, the fair value of replacement awards attributable to precombination service is recorded as part of the consideration transferred in the mergers, while the fair value of replacement awards attributable to postcombination service is recorded separately from the business combination and recognized as compensation cost over the remaining postcombination service period. The portion of Great Plains Energy’s equity awards attributable to precombination and postcombination service is estimated based on the ratio of the service period rendered as of June 30, 2017 to the total service period. See “The Merger Agreement—Treatment of Great Plains Energy Performance Share Awards, Deferred Share Units and Benefit Plans” beginning on page 149 for further details on the conversion of Great Plains Energy’s equity compensation.

The preliminary purchase price will fluctuate with the market price of Westar Energy’s common stock until the purchase price is reflected on an actual basis when the mergers are completed. An increase of 20 percent in the price per share would increase the purchase price by approximately $1,326.0 million. A decrease of 20 percent in the price per share would decrease the purchase price by approximately $1,326.0 million. These fluctuations assume a fair value of a share of Monarch Energy common stock at the effective time of the mergers of $51.47, the closing price of a share of Westar Energy’s common stock on August 15, 2017.

The allocation of the preliminary purchase price to the fair values of assets acquired and liabilities assumed includes pro forma adjustments to reflect the fair values of Great Plains Energy’s assets and liabilities as of June 30, 2017. The allocation of the preliminary purchase price is as follows (in millions):

Current assets	$2,010.5
Property, plant and equipment, net	8,996.8
Goodwill	1,811.0
Other long-term assets, excluding goodwill	1,477.7

Total assets	14,296.0
Current liabilities	1,516.1
Long-term liabilities, excluding long-term debt	2,568.0
Long-term debt, net	3,574.5

Total liabilities	7,658.6

Total estimated purchase price	$6,637.4

Note 3. Adjustments to Pro Forma Financial Statements

The pro forma adjustments included in the pro forma financial statements are as follows:

(a)	Westar Energy and Great Plains Energy historical presentation—Based on the amounts reported in the consolidated statements of income and balance sheets of Westar Energy and Great Plains Energy for the year ended December 31, 2016 and for the six months ended and as of June 30, 2017, certain financial statement line items included in Great Plains Energy’s historical presentation have been reclassified to conform to corresponding financial statement line items included in Westar Energy’s historical presentation. These reclassifications have no material impact on the historical operating income, net income attributable to controlling interests, total assets, liabilities or shareholders’ equity reported by Westar Energy or Great Plains Energy.

Additionally, based on Westar Energy’s review of Great Plains Energy’s summary of significant accounting policies disclosed in Great Plains Energy’s consolidated historical financial statements incorporated by reference into this joint proxy statement/prospectus, as well as discussions with Great Plains Energy’s management, the nature and amount of any adjustments to the historical financial statements of Great Plains Energy to conform its accounting policies to those of Westar Energy are not expected to be material. Upon completion of the mergers, or as more information becomes available, Monarch Energy will perform a more detailed review of Westar Energy’s and Great Plains Energy’s accounting policies. As a result of that review, differences may be identified between the accounting policies of the two companies that, when conformed, could have a material effect on the unaudited pro forma condensed consolidated combined financial statements.

(b)	Cash and cash equivalents—The pro forma balance sheet reflects the following pro forma adjustments (in millions).

	As of June 30, 2017	Note 3
Redeem Great Plains Energy’s $4,300.0 million senior notes	$(4,392.2)	(d	)
Redeem Great Plains Energy’s Series B Mandatory Convertible Preferred Stock	(968.1)	(f	)
Settle Great Plains Energy’s interest rate swaps	140.6	(e	)

Total	$(5,219.7)

(c)	Intercompany Transactions—Reflects the elimination of jointly-owned electric plant and electric transmission transactions between Westar Energy and Great Plains Energy as if Westar Energy and Great Plains Energy were consolidated affiliates as of June 30, 2017.

(d)	Long-term Debt and Other Financing Costs—The table below presents pro forma balance sheet adjustments to the line item of Long-term debt, net beginning with a reconciliation from cash paid to redeem Great Plains Energy’s $4,300.0 million senior notes (reflected in note b) to the related pro forma adjustment to Long-term debt, net (in millions).

As of June 30, 2017
Cash paid to redeem Great Plains Energy’s $4,300.0 million senior notes	$(4,392.2)
Less: Cash paid for accrued interest	49.2
Less: Cash paid for redemption premium	43.0
Less: Unamortized debt issuance costs and discounts	40.1

Redeem Great Plains Energy’s senior notes (net of issuance costs and discounts)	$(4,259.9)
Great Plains Energy’s long-term debt fair value adjustment	262.7

Total	$(3,997.2)

In connection with Great Plains Energy’s contemplated acquisition of Westar Energy under the original merger agreement, Great Plains Energy had issued $4,300.0 million of senior notes in March 2017. In July 2017, due to entering into the merger agreement, Great Plains Energy determined in its reasonable judgment that the acquisition of Westar Energy would not close prior to November 30, 2017 and exercised its special optional redemption right to redeem the $4,300.0 million of senior notes issued in March 2017 at a redemption price equal to 101 percent of the principal amount of the debt. As a result, the pro forma financial statements reflect a $4,259.9 million reduction (net of debt issuance costs and discounts of $40.1 million) to the Long-term debt, net line item. In addition, the Accrued interest line item reflects a pro forma adjustment to remove $49.2 million related to the $4,300.0 million senior notes.

The line items of Long-term debt, net and Current maturities of long-term debt also include a pro forma adjustment to reflect Great Plains Energy’s remaining long-term debt, following the redemption of the $4,300.0 million senior notes, at estimated fair value. For purposes of the pro forma adjustments, estimated fair value is based on prevailing market prices for the individual debt securities as of June 30, 2017. The final fair value determination of the debt will be based on prevailing market prices at the completion of the mergers. The fair value adjustments to Great Plains Energy’s regulated companies’ debt of $212.8 million and $10.1 million within the Long-term debt, net and Current maturities of long-term debt line items, respectively, are offset by an increase to regulatory assets. The fair value adjustments to Great Plains Energy’s holding company debt of $49.9 million and $1.0 million within Long-term debt, net and Current maturities of long-term debt line items, respectively, are offset by an increase to goodwill, net of taxes. The fair value adjustment to the holding company long-term debt (if there continues to be a premium to book value) will be amortized from long-term debt as a reduction to interest expense over the remaining life of the debt.

The pro forma statements of income include the following pro forma adjustments related to long-term debt in the line item of Interest expense (in millions):

	Six Months Ended June 30, 2017	Year Ended December 31, 2016
Interest on $4,300.0 million of senior notes	$(50.9)	$—
Long-term debt fair value adjustment amortization	(4.5)	(8.9)
Bridge commitment fee amortization and ticking fees	(26.4)	(35.6)

Total	$(81.8)	$(44.5)

The pro forma adjustment for the interest on the $4,300.0 million senior notes that Great Plains Energy redeemed in July 2017 eliminates associated interest recorded on Great Plains Energy’s historical statements of income since the interest represents non-recurring expense that will not have a continuing impact on the combined results since the senior notes have been redeemed prior to the mergers.

The amortization of the long-term debt fair value adjustment pertains to Great Plains Energy’s holding company long-term debt. The effect of the fair value adjustment is being amortized from long-term debt over the remaining life of the individual debt issuances, with the longest amortization period being approximately six years. The remainder of the fair value adjustments for Great Plains Energy’s regulated companies’ debt is offset by an increase to regulatory assets, and amortization of these adjustments will offset each other with no effect on earnings.

In May 2016, in connection with Great Plains Energy’s contemplated acquisition of Westar Energy under the original merger agreement, Great Plains Energy had entered into a bridge term loan facility to support the acquisition of Westar Energy and provide flexibility for the timing of long-term financing. In connection with this facility, Great Plains Energy paid upfront commitment fees, which were deferred and amortized over the 364-day term of the facility, and ticking fees related to the bridge facility that were expensed as incurred. The pro forma statements of income for the six months ended June 30, 2017 and year ended December 31, 2016 include pro forma adjustments to decrease interest expense by $26.4 million and $35.6 million, respectively, to eliminate the historical income statement impact of these bridge term loan facility fees since they represent non-recurring expenses that will not have a continuing impact on the combined results, are factually supportable and directly attributable to the mergers.

(e)	Interest rate swaps—In connection with Great Plains Energy’s contemplated acquisition of Westar Energy under the original merger agreement, Great Plains Energy had entered into four interest rate swaps. In March 2017, in connection with Great Plains Energy’s $4,300.0 million senior note issuance, the settlement value of the interest rate swaps to Great Plains Energy of $140.6 million was fixed. Cash settlement of the $140.6 million is contingent on the consummation of the mergers. As of June 30, 2017, Great Plains Energy had recorded the fair value of the swaps at $49.2 million. The pro forma balance sheet reflects an adjustment to give effect to settlement of these swaps. The pro forma statements of income for the six months ended June 30, 2017 and for the year ended December 31, 2016 reflect an adjustment to decrease interest expense by $30.1 million and to increase interest expense by $79.3 million, respectively, to reverse the historical mark-to-market income statement impacts of these swaps since they represent non-recurring gains and losses that will not have a continuing impact on the combined results, are factually supportable and directly attributable to the mergers.

(f)	Preferred Stock—In connection with Great Plains Energy’s contemplated acquisition of Westar Energy under the original merger agreement, Great Plains Energy had issued $836.2 million (after issuance costs) of Series B Mandatory Convertible Preferred Stock containing an acquisition termination redemption option whereby Great Plains Energy had an option to redeem the preferred stock under certain circumstances. Under the merger agreement, Great Plains Energy is required to redeem all issued and outstanding shares of preferred stock. As a result of this condition, Great Plains Energy exercised its option and redeemed the shares in August 2017 for a cash payment equal to a make-whole formula. As of June 30, 2017, Great Plains Energy had also separately recognized as a current liability the fair value of the dividend make-whole provisions of the Series B Mandatory Convertible Preferred Stock of $57.1 million, which was settled as part of the August 2017 redemption.

The pro forma balance sheet reflects the following adjustments related to the redemption of Series B Mandatory Convertible Preferred Stock (in millions).

Description	Line Items	As of June 30, 2017	Note 3
Redeem Series B Preferred Stock	Preference stock	$(836.2)	(j	)
Settle Series B Preferred Stock dividend make-whole provisions	Current liability	(57.1)
Loss upon redemption of Series B Preferred Stock	Retained earnings	(74.8)	(j	)
Payment for redemption of Series B Preferred Stock	Cash	(968.1)	(b	)

The pro forma statements of income for the six months ended June 30, 2017 and year ended December 31, 2016 also include pro forma adjustments to eliminate preferred dividends on Series B Mandatory Convertible Preferred Stock of $30.2 million and $14.8 million, respectively. The pro forma statement of income for the six months ended June 30, 2017 also includes a pro forma adjustment to eliminate the historical income statement impact of a $57.1 million loss for the fair value adjustment of the Series B Mandatory Convertible Preferred Stock dividend make-whole provisions. The preferred dividends and loss on dividend make-whole provisions represent non-recurring charges that will not have a continuing impact on the combined results since the preferred stock has been redeemed prior to the mergers.

In connection with Great Plains Energy’s contemplated acquisition of Westar Energy under the original merger agreement, Great Plains Energy had entered into a stock purchase agreement with OCM Credit Portfolio LP (OMERS) to sell $750.0 million of Series A Mandatory Convertible Preferred Stock at the closing of the acquisition. In connection with this stock purchase agreement, Great Plains Energy paid $15.0 million of up-front commitment fees, which were recorded as deferred offering costs within the Other assets line item. In addition, Great Plains Energy recorded a $4.4 million other current liability to recognize the fair value of the Series A forward contract as of June 30, 2017. As a result of the merger agreement, Great Plains Energy terminated the stock purchase agreement in July 2017. The pro forma balance sheet as of June 30, 2017 includes a pro forma adjustment to reflect the reversal of the fair value of the Series A forward contract and the write-off of the deferred offering costs. The pro forma statement of income for the six months ended June 30, 2017 also reflects a $4.4 million adjustment to remove the mark-to-market expense associated with the Series A forward contract reflected in Great Plains Energy’s historical financial statement as it represents a non-recurring expense that will not have a continuing impact on the combined results, is factually supportable and directly attributable to the mergers.

(g)	Income Taxes—The pro forma balance sheet includes the following estimated adjustments to the Deferred income taxes line item (in millions).

As of June 30, 2017
Allocation of purchase price(a)	$(7.4)
Estimated merger transaction costs	(12.5)
Estimated settlement of outstanding Westar Energy equity compensation awards	(4.8)
Replacement of Great Plains Energy’s equity compensation awards	(3.3)
Redemption of Great Plains Energy’s $4,300.0 million senior notes	(32.7)
Settlement of interest rate swaps	35.9

Total	$(24.8)

(a)	Includes an increase of an estimated $12.6 million for a valuation allowance for net operating loss deductions not expected to be utilized

The pro forma balance sheet adjustments are based on an estimated statutory income tax rate of 39.3 percent for the combined company. The pro forma statements of income include a pro forma adjustment to reflect the income tax effects of the pro forma adjustments calculated using an estimated statutory income tax rate of 39.3 percent for the combined company. The estimated statutory tax rate of 39.3 percent could change based on future changes in the applicable tax rates and final determination of the combined company’s tax position.

(h)	Equity Compensation Awards—The pro forma balance sheet includes a pro forma adjustment to the Common stock line item to give effect to the fair value of Great Plains Energy’s replacement awards attributable to precombination service. See “The Merger Agreement—Treatment of Great Plains Energy Performance Share Awards, Deferred Share Units and Benefit Plans” beginning on page 149 for further details on Great Plains Energy’s equity compensation awards.

The pro forma balance sheet also includes a pro forma adjustment to the Common stock line item for the estimated settlement of all outstanding Westar Energy equity compensation awards as required in the merger agreement that will become vested immediately prior to the consummation of the mergers. See “The Merger Agreement—Treatment of Westar Energy Performance Units, Restricted Share Units and Benefit Plans” beginning on page 149 for further details on settled Westar Energy equity compensation awards.

The settlement of the equity compensation awards have been excluded from the pro forma statements of income as they reflect non-recurring charges that will not have a continuing impact on the combined results, are factually supportable and directly attributable to the mergers.

(i)	Merger Transaction Costs—The pro forma balance sheet includes a pro forma adjustment for $47.0 million of estimated merger transaction costs consisting of fees related to advisory, legal, investment banking, and other professional services, all of which are directly attributable to the mergers and are factually supportable. The pro forma statements of income for the six months ended June 30, 2017 and for the year ended December 31, 2016 include pro forma adjustments to eliminate $5.4 million and $27.6 million, respectively, of merger transaction costs incurred by Westar Energy and Great Plains Energy. The merger transaction costs are non-recurring charges that will not have a continuing impact on the combined results, are factually supportable and directly attributable to the mergers. Incurred costs related to integration planning are not eliminated as they are not directly attributable to the mergers.

(j)	Shareholders’ Equity—The pro forma balance sheet reflects the following adjustments (in millions).

	Common stock	Preference stock	Retained earnings	Treasury stock, at cost	Accumulated other comprehensive loss	Total	Note 3
Issue Monarch Energy common stock to Great Plains Energy’s shareholders	$6,632.3	$—	$—	$—	$—	$6,632.3
Eliminate Great Plains Energy’s historical equity(a)	(4,228.6)	—	(817.8)	3.9	3.6	(5,038.9)
Redeem Series B Preferred Stock	—	(836.2)	(74.8)	—	—	(911.0)	(f	)
Settle interest rate swaps (net of tax)	—	—	55.5	—	—	55.5	(e	)
Redeem Great Plains Energy’s senior notes	—	—	(50.4)	—	—	(50.4)	(d	)
Adjustment for estimated merger transaction costs (net of tax)	—	—	(34.5)	—	—	(34.5)	(i	)
Terminate Series A stock purchase agreement	—	—	(10.6)	—	—	(10.6)	(f	)
Replace Great Plains Energy’s equity awards (net of tax)	8.4	—	—	—	—	8.4	(h	)
Settle Westar Energy’s equity awards (net of tax)	12.2	—	(7.4)	—	—	4.8	(h	)

Total	$2,424.3	$(836.2)	$(940.0)	$3.9	$3.6	$655.6

(a)	The elimination of Great Plains Energy’s historical retained earnings of $953.6 million is net of pro forma reductions to retained earnings for the redemption of Great Plains Energy’s Series B Preferred Stock and $4,300.0 million senior notes and the termination of the Series A stock purchase agreement.

(k)	Goodwill—Reflects the preliminary estimate of goodwill created as a result of the mergers. See below for a detailed calculation of goodwill created (in millions).

Total estimated purchase price	$6,637.4
Less: Fair value of net assets acquired	4,826.4

Pro forma goodwill	1,811.0
Less: Great Plains Energy’s existing goodwill	169.0

Pro forma goodwill adjustment	$1,642.0

(l)	Shares outstanding—Reflects the elimination of Great Plains Energy’s common stock and the issuance of approximately 129 million shares of Monarch Energy’s common stock to Great Plains Energy’s shareholders per the exchange ratio of 0.5981. See below for a detailed computation of the number of shares used in the basic and diluted EPS calculations (in millions of shares).

	Six months ended June 30, 2017	Year ended December 31, 2016
Basic:
Westar Energy weighted average number of shares outstanding	142.5	142.1
Equivalent Great Plains Energy common shares after exchange(a)	128.9	128.9

Total pro forma Monarch Energy shares outstanding	271.4	271.0

(a)	See Note 2 for supporting calculation

	Six months ended June 30, 2017	Year ended December 31, 2016
Diluted:
Westar Energy weighted average number of shares outstanding	142.6	142.5
Equivalent Great Plains Energy common shares after exchange(a)	128.9	128.9

Total pro forma Monarch Energy shares outstanding	271.5	271.4

(a)	See Note 2 for supporting calculation

COMPARISON OF SHAREHOLDERS’ RIGHTS

The rights of Westar Energy shareholders under the KGCC, the restated articles of incorporation of Westar Energy, as amended (referred to as “Westar Energy’s articles of incorporation”), and the bylaws of Westar Energy, as amended (referred to as “Westar Energy’s bylaws”), prior to the completion of the mergers and the rights of Great Plains Energy shareholders under the MGBCL, the articles of incorporation of Great Plains Energy (referred to as “Great Plains Energy’s articles of incorporation”) and the bylaws of Great Plains Energy, as amended (referred to as “Great Plains Energy’s bylaws”), prior to the completion of the mergers, are in many instances similar to the rights that they will have as Monarch Energy shareholders following the completion of the mergers under the MGBCL, Monarch Energy’s articles of incorporation (referred to as “Monarch Energy’s articles of incorporation”), and the bylaws of Monarch Energy (referred to as “Monarch Energy’s bylaws”), in each case to be adopted following the mergers and in accordance with the merger agreement substantially in the forms attached as Exhibit D and Exhibit E thereto, respectively. Below, we have summarized the material differences between the current rights of Great Plains Energy shareholders and Westar Energy shareholders and the rights those shareholders will have as Monarch Energy shareholders following the mergers. The summary in the following chart is not complete, does not identify all differences that may, under given situations, be material to shareholders and is subject in all respects to, and qualified by reference to, the KGCC, the MGBCL, Westar Energy’s articles of incorporation, Westar Energy’s bylaws, Great Plains Energy’s articles of incorporation, Great Plains Energy’s bylaws, Monarch Energy’s articles of incorporation and Monarch Energy’s bylaws, as applicable.

Copies of Westar Energy’s articles of incorporation and Westar Energy’s bylaws, each as currently in effect, are incorporated by reference into this joint proxy statement/prospectus and will be sent to Great Plains Energy shareholders and Westar Energy shareholders upon request. Copies of Great Plains Energy’s articles of incorporation and Great Plains Energy’s bylaws, each as currently in effect, are incorporated by reference into this joint proxy statement/prospectus and will be sent to Great Plains Energy shareholders and Westar Energy shareholders upon request. Copies of Monarch Energy’s articles of incorporation and Monarch Energy’s bylaws, each as currently in effect, are incorporated by reference into this joint proxy statement/prospectus and will be sent to Great Plains Energy shareholders and Westar Energy shareholders upon request. See “Where You Can Find More Information” beginning on page 233 of this joint proxy statement/prospectus.

	Westar Energy Shareholder Rights	Great Plains Energy Shareholder Rights	Monarch Energy Shareholder Rights
Corporate Governance:	Currently, the rights of Westar Energy shareholders are governed by the KGCC, Westar Energy’s articles of incorporation and Westar Energy’s bylaws.	Currently, the rights of Great Plains Energy shareholders are governed by the MGBCL, Great Plains Energy’s articles of incorporation and Great Plains Energy’s bylaws.	Upon completion of the mergers, the rights of former Great Plains Energy shareholders and former Westar Energy shareholders will be governed by the MGBCL, Monarch Energy’s articles of incorporation and Monarch Energy’s bylaws.

Authorized Capital Stock:	Westar Energy’s authorized capital stock consists of 275,000,000 shares of common stock of par value $5.00, 4,000,000	Great Plains Energy’s authorized capital stock consists of 600,000,000 shares of common stock without par value,	Monarch Energy’s authorized capital stock consists of 600,000,000 shares of common stock without par value and

	Westar Energy Shareholder Rights	Great Plains Energy Shareholder Rights	Monarch Energy Shareholder Rights
	shares of Preference Stock without par value, 600,000 shares of preferred stock of par value $100.00, and 6,000,000 shares of preferred stock without par value.	390,000 shares of Cumulative Preferred Stock, par value $100.00, 1,572,000 shares of Cumulative No Par Preferred Stock without par value, and 11,000,000 shares of Preference Stock without par value.	12,000,000 shares of Preference Stock without par value.

Number of Directors; Classification of Board Directors:

The KGCC provides that the board of directors of a corporation shall consist of one or more members, each of whom shall be a natural person. The number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the articles of incorporation fix the number of directors, in which case a change in the number of directors shall be made only by amendment of the articles. Directors need not be shareholders unless so required by the articles of incorporation or the bylaws.

The number of members of Westar Energy’s board of directors shall not be less than seven nor more than fifteen and the precise number shall be determined from time to time by the Westar Energy Board within such minimum and maximum number, provided, that unless approved by a majority of the shareholders entitled to vote, the number of directors shall not be reduced to terminate the

The MGBCL provides that a corporation shall have three or more directors, except that a corporation may have one or two directors if stated in the articles of incorporation. The MGBCL permits classification of a Missouri corporation’s board of directors, with as equal of number in each class as possible, if the corporation’s articles of incorporation or bylaws so provide.

Great Plains Energy’s articles of incorporation provide for the number of members of the board of directors to be set by Great Plains Energy’s bylaws.

Great Plains Energy’s bylaws provide that the Board of Directors shall consist of not less than seven nor more than 13 directors, the exact number to be set from time-to-time by a resolution adopted by the affirmative vote of the majority of the whole board. Great Plains Energy’s bylaws

The MGBCL provides that a corporation shall have three or more directors, except that a corporation may have one or two directors if stated in the articles of incorporation. The MGBCL permits classification of a Missouri corporation’s board of directors, with as equal of number in each class as possible, if the corporation’s articles of incorporation or bylaws so provide.

Monarch Energy’s articles of incorporation provide for the number of members of the board of directors to be set by Monarch Energy’s bylaws following the closing of the mergers.

Monarch Energy’s bylaws provide that the Board of Directors shall consist of not less than seven nor more than a number of directors to be determined at the closing of the mergers, the exact number to be set from time-to-time by a resolution adopted by the affirmative vote of the

	Westar Energy Shareholder Rights	Great Plains Energy Shareholder Rights	Monarch Energy Shareholder Rights
	office of a director during the term for which he was elected. Westar Energy’s bylaws provide that Westar Energy’s board of directors is divided into three classes, which must be as nearly equal in number as possible, and no class may include fewer than two directors. Westar Energy currently has nine directors.	provides that directors need not be shareholders. Great Plains Energy currently has 10 directors.	majority of the whole board. Monarch Energy’s bylaws provides that directors need not be shareholders. The initial board of directors, lead director, Chairman of the Board and composition of any committees will be determined in accordance with the merger agreement. Thereafter, the Board will elect on an annual basis the Chairman of the Board in accordance with Monarch Energy’s bylaws.

Vacancies on the Board and Newly Created Directorships:

Westar Energy’s bylaws provides that vacancies on the Westar Energy Board caused by death, resignation or otherwise may be filled at any meeting of the Westar Energy Board and if the remaining directors constitute less than a quorum, by such remaining directors, and the directors so elected shall hold office for the remainder of the terms applicable to the class to which they were elected and until their successors are elected and qualified.

Notwithstanding the foregoing, Westar Energy’s bylaws provide that whenever the holders of preferred stock or preference stock issued by Westar Energy shall have the right, voting separately by class, to elect directors

		The MGBCL provides that, unless otherwise provided in the articles of incorporation or the bylaws, the board of directors can fill vacancies by a majority vote until the next election of directors by shareholders. Great Plains Energy’s bylaws provide that in case of the death or resignation of one or more of the directors, a majority of the remaining directors, though less than a quorum, may fill the vacancy or vacancies until the successor or successors are elected at a meeting of the shareholders. A director may resign at any time and the acceptance of his or her resignation shall not be required in order to make it effective.	The MGBCL provides that, unless otherwise provided in the articles of incorporation or the bylaws, the board of directors can fill vacancies by a majority vote until the next election of directors by shareholders. Monarch Energy’s bylaws provide that in case of the death or resignation of one or more of the directors, vacancies existing on the Board for any reason and newly created directorships resulting from any increase in the authorized number of directors, a majority of the remaining directors, though less than a quorum, may fill the vacancy or vacancies until the successor or successors are elected at a meeting of the shareholders. A director

	Westar Energy Shareholder Rights	Great Plains Energy Shareholder Rights	Monarch Energy Shareholder Rights
	at an annual or special meeting of the shareholders, the election, term of office, and filling of vacancies of such directors shall be governed by the terms of Westar Energy’s articles of incorporation applicable thereto, and such directors so elected shall not be divided into classes.		may resign at any time and the acceptance of his or her resignation shall not be required in order to make it effective.

Removal of Directors:

The KGCC provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows:

(a) unless the articles of incorporation otherwise provides, in the case of a corporation whose board is classified, shareholders may effect such removal only for cause; or

(b) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or, if there be classes of directors, at an election of the class of directors of which such director is a part.

		The MGBCL provides that, unless the articles of incorporation or bylaws provide otherwise, one or more directors of a corporation may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. The MGBCL also provides that any director may be removed for cause by action of a majority of the entire board of directors if the director, at the time of removal, fails to meet the qualifications stated in the articles of incorporation or bylaws for election as a director or is in breach of any agreement between this director and the corporation relating to this director’s services as a director or employee of the corporation. Great Plains Energy’s articles of incorporation and bylaws are silent on the removal of directors.	The MGBCL provides that, unless the articles of incorporation or bylaws provide otherwise, one or more directors of a corporation may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. The MGBCL also provides that any director may be removed for cause by action of a majority of the entire board of directors if the director, at the time of removal, fails to meet the qualifications stated in the articles of incorporation or bylaws for election as a director or is in breach of any agreement between this director and the corporation relating to this director’s services as a director or employee of the corporation. Monarch Energy’s articles of incorporation and bylaws are silent on the removal of directors.

	Westar Energy Shareholder Rights	Great Plains Energy Shareholder Rights	Monarch Energy Shareholder Rights
Westar Energy’s bylaws provide that directors may not be removed except for cause. Westar Energy’s articles of incorporation and bylaws are silent on the procedures required to remove a director for cause.

Quorum for Meetings of Shareholders:	Westar Energy’s bylaws provide that the holders of record of a majority of the shares of Westar Energy’s capital stock issued and outstanding, entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the shareholders, and the vote of a majority of such quorum shall be necessary for the transaction of any business, unless otherwise provided by law, by Westar Energy’s articles of incorporation or by the bylaws. If at any meeting there shall be no quorum, the holders of record, entitled to vote, of a majority of such shares of stock so present or represented may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall have been obtained, when any business may be transacted which might have been transacted at the meeting as first convened had there been a quorum.	The MGBCL provides that unless provided in the articles of incorporation or bylaws, a majority of votes of shares entitled to vote on a matter shall constitute a quorum but that the articles of incorporation may require any number or percent greater than a majority of votes to constitute a quorum. Great Plains Energy’s articles of incorporation provide that a majority of the outstanding shares entitled to vote represented in person or by proxy will constitute a quorum. However, less than such quorum shall have the right successively to adjourn the meeting to a specified date not longer than 90 days after such adjournment, and no notice need be given of such adjournment to shareholders not present at the meeting.	The MGBCL provides that unless provided in the articles of incorporation or bylaws, a majority of votes of shares entitled to vote on a matter shall constitute a quorum but that the articles of incorporation may require any number or percent greater than a majority of votes to constitute a quorum. Monarch Energy’s articles of incorporation provide that a majority of the outstanding shares entitled to vote represented in person or by proxy will constitute a quorum. However, less than such quorum shall have the right successively to adjourn the meeting to a specified date not longer than 90 days after such adjournment, and no notice need be given of such adjournment to shareholders not present at the meeting.

Voting Rights and Required Vote Generally:	Westar Energy’s articles of incorporation provide that each shareholder shall be	The MGBCL provides that, unless otherwise provided in the articles	The MGBCL provides that, unless otherwise provided in the articles

Westar Energy Shareholder Rights	Great Plains Energy Shareholder Rights	Monarch Energy Shareholder Rights

entitled to one vote for each share of capital stock held by such shareholder for the election of directors and upon all other matters requiring shareholder action.

The KGCC provides that each shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for the shareholder by proxy as provided, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

	of incorporation, each outstanding share entitled to vote under the provisions of the articles of incorporation shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders, except no person shall vote any shares which at that time belong to the corporation which issued such shares, or which at that time belong to an entity controlled by such corporation. Unless the articles of incorporation or bylaws provide otherwise, each shareholder in electing directors shall have the right to cast as many votes in the aggregate as shall equal the number of votes held by the shareholder in the corporation, multiplied by the number of directors to be elected at the election, and each shareholder may cast the whole number of votes, either in person or by proxy, for one candidate, or distribute them among two or more candidates. A shareholder may vote either in person or by proxy. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.	of incorporation, each outstanding share entitled to vote under the provisions of the articles of incorporation shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders, except no person shall vote any shares which at that time belong to the corporation which issued such shares, or which at that time belong to an entity controlled by such corporation. Unless the articles of incorporation or bylaws provide otherwise, each shareholder in electing directors shall have the right to cast as many votes in the aggregate as shall equal the number of votes held by the shareholder in the corporation, multiplied by the number of directors to be elected at the election, and each shareholder may cast the whole number of votes, either in person or by proxy, for one candidate, or distribute them among two or more candidates. A shareholder may vote either in person or by proxy. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

	Westar Energy Shareholder Rights	Great Plains Energy Shareholder Rights	Monarch Energy Shareholder Rights
Votes on Mergers, Consolidations, Sales or Leases of Assets and Certain Other Transactions:	The KGCC provides that the board of directors of each corporation which desires to merge or consolidate shall adopt a resolution approving an agreement of merger or consolidation and declaring its advisability, which agreement must be submitted to the shareholders of each constituent corporation at an annual or special meeting thereof for the purpose of acting on the agreement. The terms of the agreement may require that the agreement be submitted to the shareholders whether or not the board of directors determines at any time subsequent to declaring its advisability that the agreement is no longer advisable and recommends that the shareholders reject it. The KGCC also generally provides that, in any case in which (a) at least 90 percent of the outstanding shares of each class of the stock of a corporation (or corporations) is owned by another corporation (the “parent corporation”); (b) one of such corporations is a Kansas corporation and the other (or others) are corporations of any other states, or of the District of Columbia; and (c) the laws of such other state(s), or the District of Columbia permit a corporation of such state(s) to merge with a corporation of another state, the parent

The MGBCL requires the approval of the board of directors and the affirmative vote of two-thirds of the votes entitled to be cast by all shareholders entitled to vote thereon for proposed mergers or consolidations. However, Missouri law provides that in any case in which 90 percent of the outstanding shares of each class of a domestic corporation is owned by another domestic corporation and the jurisdictions of each allow a merger with the other, the corporation having such share ownership may either merge the other corporation into itself and assume all of its obligations, or merge itself into the other corporation without any shareholder vote.

Additionally, Missouri law states that unless expressly required by its articles of incorporation, no vote of shareholders of a domestic corporation is necessary to authorize a merger with or into a single indirect wholly-owned subsidiary of such domestic corporation solely in connection with a holding company reorganization if:

•       the domestic corporation and the indirect wholly-owned subsidiary

The MGBCL requires the approval of the board of directors and the affirmative vote of two-thirds of the votes entitled to be cast by all shareholders entitled to vote thereon for proposed mergers or consolidations. However, Missouri law provides that in any case in which 90 percent of the outstanding shares of each class of a domestic corporation is owned by another domestic corporation and the jurisdictions of each allow a merger with the other, the corporation having such share ownership may either merge the other corporation into itself and assume all of its obligations, or merge itself into the other corporation without any shareholder vote.

Additionally, Missouri law states that unless expressly required by its articles of incorporation, no vote of shareholders of a domestic corporation is necessary to authorize a merger with or into a single indirect wholly-owned subsidiary of such domestic corporation solely in connection with a holding company reorganization if:

•       the domestic corporation and the indirect wholly-owned subsidiary

Westar Energy Shareholder Rights	Great Plains Energy Shareholder Rights	Monarch Energy Shareholder Rights
corporation may either merge such other corporation (or corporations) into itself and assume all of its (or their) obligations, or merge itself (or itself and one or more of such other corporations) into one of such other corporations by executing and filing a certificate of ownership and merger setting forth a copy of the resolution of its board of directors to so merge and the date of the adoption thereof. If the parent corporation is not the surviving corporation in the merger, the resolution of its board of directors shall include provision for the pro rata issuance of stock of the surviving corporation to the holders of the stock of the parent corporation on surrender of any certificates therefor, and the certificate of ownership and merger shall state that the proposed merger has been (x) if the parent corporation is a Kansas corporation approved by a majority of the outstanding stock of the parent corporation entitled to vote thereon at a meeting thereof duly called and held after 20 days’ notice of the purpose of the meeting mailed to each such shareholder at the shareholder’s address as it appears on the records of the corporation, or (y) if the parent corporation is not a Kansas corporation, the certificate shall state are the only merger parties;

•       each share or fraction of a share of the capital stock of the domestic corporation outstanding immediately prior to the effective time of the merger is converted in the merger into a share or equal fraction thereof of a holding company having the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, as the share or fraction thereof of such domestic corporation being converted in the merger;

•       the holding company and each of the constituent corporations to the merger are Missouri corporations;

•       generally, the articles of incorporation and bylaws of the holding company immediately following the effective time of the merger contain provisions identical to the articles of incorporation and bylaws of such domestic are the only merger parties;

•       each share or fraction of a share of the capital stock of the domestic corporation outstanding immediately prior to the effective time of the merger is converted in the merger into a share or equal fraction thereof of a holding company having the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, as the share or fraction thereof of such domestic corporation being converted in the merger;

•       the holding company and each of the constituent corporations to the merger are Missouri corporations;

•       generally, the articles of incorporation and bylaws of the holding company immediately following the effective time of the merger contain provisions identical to the articles of incorporation and bylaws of such domestic

Westar Energy Shareholder Rights	Great Plains Energy Shareholder Rights	Monarch Energy Shareholder Rights
that the proposed merger has been adopted, approved, certified and executed by the parent corporation in accordance with the laws under which it is organized.

corporation immediately prior to the effective time of the merger;

•       as a result of the merger, the domestic corporation becomes or remains a direct or indirect wholly-owned subsidiary of the holding company;

•       the directors of the domestic corporation become or remain the directors of the holding company upon the effective time of the merger;

•       the articles of incorporation of the surviving corporation immediately following the effective time of the merger shall be substantially similar to the articles of incorporation of the domestic corporation immediately prior to the effective time of the merger;

•       the shareholders of such domestic corporation do not recognize gain or loss for U.S. federal income tax purposes as determined by the board of directors of such domestic corporation.

corporation immediately prior to the effective time of the merger;

•       as a result of the merger, the domestic corporation becomes or remains a direct or indirect wholly-owned subsidiary of the holding company;

•       the directors of the domestic corporation become or remain the directors of the holding company upon the effective time of the merger;

•       the articles of incorporation of the surviving corporation immediately following the effective time of the merger shall be substantially similar to the articles of incorporation of the domestic corporation immediately prior to the effective time of the merger;

•       the shareholders of such domestic corporation do not recognize gain or loss for U.S. federal income tax purposes as determined by the board of directors of such domestic corporation.

	Westar Energy Shareholder Rights	Great Plains Energy Shareholder Rights	Monarch Energy Shareholder Rights
Business Combination Statutes:

The KGCC contains no such protections for shareholders.

Westar Energy’s articles of incorporation provide that, in addition to any affirmative vote otherwise required by law or Westar Energy’s articles of incorporation, the affirmative vote of (1) the holders of not less than 80 percent of Westar Energy’s capital stock entitled to vote thereon and (2) the holders of at a majority of Westar Energy’s capital stock entitled to vote thereon other than the interested shareholder(s) are required for the approval or authorization of certain business combinations with interested shareholders; provided, however, that such voting requirements shall not be applicable if:

•       the business combination shall have been approved by a majority of the continuing directors; or

•       the cash or fair market value (as determined by a majority of the continuing directors) of the property, securities or other consideration to be received or retained per share by holders of each class of Westar Energy’s capital stock in the business combination

The MGBCL protects domestic corporations from unsolicited takeovers by prohibiting certain transactions once an acquiror has gained control. The statute restricts certain “Business Combinations” between a corporation and an “Interested Shareholder” or affiliates of the Interested Shareholder for a period of five years unless certain conditions are met. A “Business Combination” includes a merger or consolidation, certain sales, leases, exchanges, pledges and similar dispositions of corporate assets or stock and certain reclassifications and recapitalizations. An “Interested Shareholder” includes any person or entity which beneficially owns or controls 20 percent or more of the outstanding voting shares of the corporation.

During the initial five-year restricted period, no Business Combination may occur unless such Business Combination or the transaction in which an Interested Shareholder becomes “interested” is approved by the board of directors of the corporation. Business Combinations may occur during such five-year period if: (1) prior to the stock acquisition by the Interested Shareholder,

The MGBCL protects domestic corporations from unsolicited takeovers by prohibiting certain transactions once an acquiror has gained control. The statute restricts certain “Business Combinations” between a corporation and an “Interested Shareholder” or affiliates of the Interested Shareholder for a period of five years unless certain conditions are met. A “Business Combination” includes a merger or consolidation, certain sales, leases, exchanges, pledges and similar dispositions of corporate assets or stock and certain reclassifications and recapitalizations. An “Interested Shareholder” includes any person or entity which beneficially owns or controls 20 percent or more of the outstanding voting shares of the corporation.

During the initial five-year restricted period, no Business Combination may occur unless such Business Combination or the transaction in which an Interested Shareholder becomes “interested” is approved by the board of directors of the corporation. Business Combinations may occur during such five-year period if: (1) prior to the stock acquisition by the Interested Shareholder,

Westar Energy Shareholder Rights	Great Plains Energy Shareholder Rights	Monarch Energy Shareholder Rights
is not less than the highest per share price paid by the interested shareholder in acquiring any of its holdings of each class of Westar Energy’s capital stock.

the board of directors approves the transaction in which the Interested Shareholder became such or approves the Business Combination in question; (2) the holders of a majority of the outstanding voting stock, other than stock owned by the Interested Shareholder, approve the Business Combination; or (3) the Business Combination satisfies certain detailed fairness and procedural requirements. The MGBCL exempts from its provisions: (1) corporations not having a class of voting stock registered under Section 12 of the Exchange Act; (2) corporations which adopt provisions in their articles of incorporation or bylaws expressly electing not to be covered by the statute; and (3) certain circumstances in which a shareholder inadvertently becomes an Interested Shareholder.

In accordance with the provisions of these statutes, Great Plains Energy is covered by the restrictions imposed by these statutes.

The affirmative vote of the holders of at least 80 percent of the outstanding shares of common stock of Great Plains Energy is required the board of directors approves the transaction in which the Interested Shareholder became such or approves the Business Combination in question; (2) the holders of a majority of the outstanding voting stock, other than stock owned by the Interested Shareholder, approve the Business Combination; or (3) the Business Combination satisfies certain detailed fairness and procedural requirements. The MGBCL exempts from its provisions: (1) corporations not having a class of voting stock registered under Section 12 of the Exchange Act; (2) corporations which adopt provisions in their articles of incorporation or bylaws expressly electing not to be covered by the statute; and (3) certain circumstances in which a shareholder inadvertently becomes an Interested Shareholder.

In accordance with the provisions of these statutes, Monarch Energy is covered by the restrictions imposed by these statutes.

The affirmative vote of the holders of at least 80 percent of the outstanding shares of common stock of Monarch Energy is

	Westar Energy Shareholder Rights	Great Plains Energy Shareholder Rights	Monarch Energy Shareholder Rights

for the approval or authorization of certain business combinations with interested shareholders; provided, however, that such 80 percent voting requirement shall not be applicable if:

•       the business combination shall have been approved by a majority of the continuing directors; or

•       the cash or the fair market value of the property, securities, or other consideration to be received per share by holders of the common stock in such business combination is not less than the highest per-share price paid by or on behalf of the acquiror for any shares of common stock during the five-year period preceding the announcement of the business combination.

required for the approval or authorization of certain business combinations with interested shareholders; provided, however, that such 80 percent voting requirement shall not be applicable if:

•       the business combination shall have been approved by a majority of the continuing directors; or

•       the cash or the fair market value of the property, securities, or other consideration to be received per share by holders of the common stock in such business combination is not less than the highest per-share price paid by or on behalf of the acquiror for any shares of common stock during the five-year period preceding the announcement of the business combination.

Shareholder Actions by Written Consent:	The KGCC provides that shareholders, unless the articles of incorporation otherwise provide, may act by written consent to elect directors; except that, if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the	The MGBCL provides that written action of shareholders in lieu of a meeting is permitted only if the consent is signed by all of the shareholders entitled to vote with respect to the subject effected by consent. There is no specific provision for	The MGBCL provides that written action of shareholders in lieu of a meeting is permitted only if the consent is signed by all of the shareholders entitled to vote with respect to the subject effected by consent. There is no specific provision for

	Westar Energy Shareholder Rights	Great Plains Energy Shareholder Rights	Monarch Energy Shareholder Rights

directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.

There is no specific provision for shareholder action by written consent in either Westar Energy’s articles of incorporation or Westar Energy’s bylaws.

		shareholder action by written consent in either the articles of incorporation or the bylaws.	shareholder action by written consent in either the articles of incorporation or the bylaws.

Call of Special Meetings of Shareholders:

Westar Energy’s bylaws provide that special meetings of the shareholders may be held upon call of the Westar Energy Board or the Chairman of the Board or the President, at such time and at such place within or without the State of Kansas as may be stated in the call and notice.

The KGCC provides that, if the board of directors is authorized to determine the place of a meeting of shareholders, the board of directors, in its sole discretion, may determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication.

		The MGBCL provides that a special meeting of shareholders may be called by the board of directors or by such persons as may be authorized by the corporation’s bylaws. Great Plains Energy’s bylaws provide that a special meeting of the shareholders may only be called by the Chairman of the Board, by the President or at the request in writing of a majority of the board of directors. Special meetings of shareholders of the company may not be called by any other person or persons.	The MGBCL provides that a special meeting of shareholders may be called by the board of directors or by such persons as may be authorized by the corporation’s bylaws. Monarch Energy’s bylaws provide that a special meeting of the shareholders may only be called by the Chairman of the Board, by the President or at the request in writing of a majority of the board of directors. Special meetings of shareholders of the company may not be called by any other person or persons.

Amendments to Governing Documents:	The KGCC provides that after a corporation has received payment for any of its capital stock, it may amend its articles of incorporation, from time to time, in any and as many respects as may be desired, so long as its articles of incorporation, as amended,	The MGBCL provides that a corporation may amend its articles of incorporation upon a resolution of the board of directors, proposing the amendment and its submission to the shareholders for their approval by the holders	The MGBCL provides that a corporation may amend its articles of incorporation upon a resolution of the board of directors, proposing the amendment and its submission to the shareholders for their approval by the holders

Westar Energy Shareholder Rights	Great Plains Energy Shareholder Rights	Monarch Energy Shareholder Rights

would contain only such provisions as it would be lawful and proper to insert in an original articles of incorporation filed at the time of the filing of the amendment. If a change in stock or the rights of shareholders, or an exchange, reclassification, subdivision, combination or cancellation of stock or rights of shareholders is to be made, the amendment to the articles of incorporation shall contain such provisions as may be necessary to effect such change, exchange, reclassification, subdivision, combination or cancellation. If the corporation has capital stock, the board of directors shall adopt a resolution setting forth the amendment proposed, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote for the consideration of such amendment or directing that the amendment proposed be considered at the next annual meeting of the shareholders.

Westar Energy’s articles of incorporation provide that the Westar Energy Board is empowered to make, alter, amend or repeal Westar Energy’s bylaws, subject to the power of Westar Energy shareholders to amend, alter or repeal Westar Energy’s bylaws, and provided that notice of any of a majority of the shares of common stock entitled to vote. Great Plains Energy’s articles of incorporation provide that the articles of incorporation may be amended in accordance with and upon the vote prescribed by the laws of the State of Missouri. However, no amendment may be adopted without receiving the affirmative vote of at least a majority of the outstanding shares entitled to vote.

Under the MGBCL, the bylaws of a corporation may be made, altered, amended or repealed by the shareholders, unless and to the extent that this power is vested in the board of directors by the articles of incorporation. Great Plains Energy’s articles of incorporation provides that the board of directors may make, alter, amend or repeal the company’s bylaws by a majority vote of the whole board of directors at any regular meeting of the board or at any special meeting of the board if notice thereof has been given in the notice of such special meeting. Great Plains Energy’s articles of incorporation and amended bylaws provide that this provision shall not be construed to limit the power of the shareholders to make, alter, amend or repeal of a majority of the shares of common stock entitled to vote. Monarch Energy’s articles of incorporation provide that the articles of incorporation may be amended in accordance with and upon the vote prescribed by the laws of the State of Missouri. However, no amendment may be adopted without receiving the affirmative vote of at least a majority of the outstanding shares entitled to vote.

Under the MGBCL, the bylaws of a corporation may be made, altered, amended or repealed by the shareholders, unless and to the extent that this power is vested in the board of directors by the articles of incorporation. Monarch Energy’s articles of incorporation provides that the board of directors may make, alter, amend or repeal the company’s bylaws by a majority vote of the whole board of directors at any regular meeting of the board or at any special meeting of the board if notice thereof has been given in the notice of such special meeting. Monarch Energy’s articles of incorporation and bylaws provide that this provision shall not be construed to limit the power of the shareholders to make, alter, amend or repeal

	Westar Energy Shareholder Rights	Great Plains Energy Shareholder Rights	Monarch Energy Shareholder Rights

bylaw enacted, amended or altered by the Westar Energy Board shall be given to each Westar Energy shareholder having voting rights within 60 days after the date of such enactment, amendment, alteration or repeal.

Westar Energy’s articles of incorporation provide that, notwithstanding certain restrictions on the ability of Westar Energy Board to amend the articles of incorporation, Westar Energy reserves the right to amend, alter or repeal any provision contained in the articles of incorporation in the manner prescribed by statute.

		bylaws at any annual or special meeting of shareholders by a majority vote of the shareholders present and entitled to vote at such meeting, provided a quorum is present.	bylaws at any annual or special meeting of shareholders by a majority vote of the shareholders present and entitled to vote at such meeting, provided a quorum is present.

Indemnification of Directors and Officers:	The KGCC provides that a corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, investigative or administrative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including	Under the MGBCL, a corporation may indemnify any person made or threatened to be made a party to any legal proceeding, including any suit by or in the name of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in any such capacity with respect to another enterprise, against expenses and other amounts reasonably incurred by him in connection with such legal proceeding if he acted in good faith and in a manner he reasonably believed to	Under the MGBCL, a corporation may indemnify any person made or threatened to be made a party to any legal proceeding, including any suit by or in the name of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in any such capacity with respect to another enterprise, against expenses and other amounts reasonably incurred by him in connection with such legal proceeding if he acted in good faith and in a manner he reasonably believed to

Westar Energy Shareholder Rights	Great Plains Energy Shareholder Rights	Monarch Energy Shareholder Rights

attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and; with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Westar Energy’s articles of incorporation provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she be in or not opposed to the best interest of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Notwithstanding the foregoing, no indemnification may be made in respect to any claim brought by or in the name of the corporation as to which such person is adjudged to be liable to the corporation unless and only to the extent that a proper court determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper. A corporation is required to indemnify its directors, officers, employees or agents to the extent that such persons have been successful in defending an action, suit or proceeding or any claim, issue or matter therein. These indemnification rights are not exclusive of any other rights to which the person seeking indemnification is entitled and do not limit a corporation’s right to provide further indemnification.

Great Plains Energy’s articles of incorporation provide that Great Plains Energy will indemnify be in or not opposed to the best interest of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Notwithstanding the foregoing, no indemnification may be made in respect to any claim brought by or in the name of the corporation as to which such person is adjudged to be liable to the corporation unless and only to the extent that a proper court determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper. A corporation is required to indemnify its directors, officers, employees or agents to the extent that such persons have been successful in defending an action, suit or proceeding or any claim, issue or matter therein. These indemnification rights are not exclusive of any other rights to which the person seeking indemnification is entitled and do not limit a corporation’s right to provide further indemnification.

Monarch Energy’s articles of incorporation provide that Monarch Energy will indemnify

Westar Energy Shareholder Rights	Great Plains Energy Shareholder Rights	Monarch Energy Shareholder Rights
is the legal representative, is or was a director or officer, of Westar Energy or is or was serving at the request of the Westar Energy as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by Westar Energy to the fullest extent authorized by the KGCC, as the same existed or may thereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Westar Energy to provide broader indemnification rights than said law permitted Westar Energy to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee	each person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the company or is or was an employee of the company acting within the scope and course of his or her employment or is or was serving at the request of the company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the company to the fullest extent authorized by the MGBCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid to or to be paid in settlement) actually and reasonably incurred by such person in connection therewith. The company may in its discretion by action of its board of directors provide indemnification to agents of the company. Such indemnification shall	each person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the company or is or was serving at the request of the company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the company to the fullest extent authorized by the MGBCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid to or to be paid in settlement) actually and reasonably incurred by such person in connection therewith, provided that Monarch Energy will only indemnify persons seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right

Westar Energy Shareholder Rights	Great Plains Energy Shareholder Rights	Monarch Energy Shareholder Rights

or agent and shall inure to the benefit of his or her heirs, executors and administrators: provided, however, that, except as provided hereof, Westar Energy shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Westar Energy Board.

Westar Energy may, by action of the Westar Energy Board, provide indemnification to employees and agents of Westar Energy with the same scope and effect as the foregoing indemnification of directors and officers.

	continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.	to indemnification under Monarch Energy’s articles of incorporation is a contract right and includes the right to be paid by Monarch Energy the expenses incurred in defending any proceeding in advance of its final disposition, provided that if the MGBCL requires, the payment of such expenses incurred by such director or officer in his or her capacity as a director or officer in advance of the final disposition of a proceeding shall only be made upon delivery to Monarch Energy of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to indemnification under Monarch Energy’s articles of incorporation. Monarch Energy may, by action of its Board, provide indemnification to employees and agents of the company with the same scope and effect as the indemnification of directors and officers. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

	Westar Energy Shareholder Rights	Great Plains Energy Shareholder Rights	Monarch Energy Shareholder Rights
Limitation on Personal Liability of Directors:	Westar Energy’s articles of incorporation provide that directors are not personally liable to Westar Energy or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the company or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under the provisions of KGCC 17-6424 and amendments thereto, or (4) for any transaction from which the director derived an improper personal benefit.

The MGBCL provides that the incorporators, directors or shareholders may eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (2) for acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law, (3) for any unlawful declaration of dividends or (4) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision of the MGBCL becomes effective.

Great Plains Energy’s articles of incorporation provide that the liability of the company’s directors to the company or any of its shareholders for monetary damages for breaches of fiduciary duties as a director are eliminated to the fullest extent permitted under the MGBCL.

The MGBCL provides that the incorporators, directors or shareholders may eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (2) for acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law, (3) for any unlawful declaration of dividends or (4) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision of the MGBCL becomes effective.

Monarch Energy’s articles of incorporation provide that the liability of the company’s directors to the company or any of its shareholders for monetary damages for breaches of fiduciary duties as a director are eliminated to the fullest extent permitted under the MGBCL.

	Westar Energy Shareholder Rights	Great Plains Energy Shareholder Rights	Monarch Energy Shareholder Rights
Preemptive Rights:	The KGCC provides that a shareholder’s preferential or preemptive rights to acquire additional shares of a corporation may be granted, limited or denied to the extent provided in the articles of incorporation. Westar Energy’s articles of incorporation provide that Westar Energy shareholders have no pre-emptive or other right to subscribe to or purchase Westar Energy common stock or securities convertible into Westar Energy common stock. Thus, if additional shares of Westar Energy common stock, Preference Stock, or preferred stock were issued, the current holders of such shares would own a proportionately smaller interest in a larger number of outstanding capital stock to the extent that they do not participate in the additional issuance.	Under the MGBCL, the preemptive right of a shareholder to acquire additional shares of a corporation may be limited or denied to the extent provided in the articles of incorporation. Great Plains Energy’s shareholders do not have preemptive rights. Thus, if additional shares of Great Plains Energy common stock, Cumulative Preferred Stock, Cumulative No Par Preferred Stock or Preference Stock were issued, the current holders of such shares would own a proportionately smaller interest in a larger number of outstanding capital stock to the extent that they do not participate in the additional issuance.	Under the MGBCL, the preemptive right of a shareholder to acquire additional shares of a corporation may be limited or denied to the extent provided in the articles of incorporation. Monarch Energy’s shareholders do not have preemptive rights. Thus, if additional shares of Monarch Energy common stock or Preference Stock were issued, the current holders of such shares would own a proportionately smaller interest in a larger number of outstanding capital stock to the extent that they do not participate in the additional issuance.

Cumulative Voting Rights:	Under the KGCC, the articles of incorporation of any corporation may provide that at all elections of directors of the corporation, or at elections held under specified circumstances, each holder of stock or of any class or classes or of a series or series thereof shall be entitled to as many votes as shall equal the number of votes which, except for such provision as to cumulative voting, such holder would be entitled to	Cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all of their votes for one nominee or distribute them among one or more nominees, thus permitting holders of less than a majority of the outstanding shares of voting stock to achieve	Cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all of their votes for one nominee or distribute them among one or more nominees, thus permitting holders of less than a majority of the outstanding shares of voting stock to achieve

	Westar Energy Shareholder Rights	Great Plains Energy Shareholder Rights	Monarch Energy Shareholder Rights

cast for the election of directors with respect to such holder’s shares of stock multiplied by the number of directors to be elected by such holder, and that such holder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as such holder may see fit.

Westar Energy’s articles of incorporation and bylaws are silent on cumulative voting.

board representation. Where cumulative voting is not permitted, holders of all outstanding shares of voting stock of a corporation elect the entire board of directors of the corporation, thereby precluding the minority shareholders from having board representation. Under the MGBCL, cumulative voting is permitted unless a corporation’s bylaws or articles of incorporation provide otherwise.

Great Plains Energy’s bylaws provide for cumulative voting by shareholders.

board representation. Where cumulative voting is not permitted, holders of all outstanding shares of voting stock of a corporation elect the entire board of directors of the corporation, thereby precluding the minority shareholders from having board representation. Under the MGBCL, cumulative voting is permitted unless a corporation’s bylaws or articles of incorporation provide otherwise.

Monarch Energy’s bylaws provide for cumulative voting by shareholders.

Dividends and Stock Repurchases:	The KGCC provides that no corporation shall pay dividends except in accordance with the KGCC. Dividends may be paid in cash, in property or in shares of the corporation’s capital stock. Dividends may be paid by a corporation on its capital stock either (1) out of its surplus, as defined in and computed in accordance with the KGCC or (2) in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year, or both. If the capital of the corporation, as computed in accordance with the KGCC, shall have been diminished by depreciation in the value of its property, or by losses,

The MGBCL provides that, subject to any restrictions in a corporation’s articles of incorporation, the corporation’s board of directors may declare dividends, but provides that:

•       no dividend may be declared or paid at a time when the net assets of the corporation are less than its stated capital or when the payment thereof would reduce the net assets of the corporation below its stated capital;

•       if a dividend is declared out of the paid-in surplus of the corporation,

The MGBCL provides that, subject to any restrictions in a corporation’s articles of incorporation, the corporation’s board of directors may declare dividends, but provides that:

•       no dividend may be declared or paid at a time when the net assets of the corporation are less than its stated capital or when the payment thereof would reduce the net assets of the corporation below its stated capital;

•       if a dividend is declared out of the paid-in surplus of the corporation,

Westar Energy Shareholder Rights	Great Plains Energy Shareholder Rights	Monarch Energy Shareholder Rights

or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors of such corporation shall not declare and pay out of such net profits any dividends upon any shares of any classes of its capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired.

Westar Energy’s articles of incorporation provide that dividends (payable in cash, stock or otherwise) as may be determined by the Westar Energy Board may be declared and paid on Westar Energy’s common stock, but only out of surplus or net profits legally available for the payment of dividends, subject to certain restrictions applicable at any time when preference stock or preferred stock is issued and outstanding.

whether created by reduction of stated capital or otherwise, certain limitations contained in section 351.210 of the MGBCL shall apply;

•       if a dividend is declared payable in the corporation’s own shares having a par value, such shares shall be issued at the par value thereof and there shall be transferred to stated capital at the time such dividend is declared an amount of surplus equal to the aggregate par value of the shares to be issued as a dividend;

•       if a dividend is declared payable in the corporation’s own shares, without par value, and such shares have a preferential right in the assets of the corporation in the event of its involuntary liquidation, such shares shall be issued at the liquidation value thereof, and there shall be transferred to stated capital at the time such dividend is declared, an amount of surplus equal to the aggregate whether created by reduction of stated capital or otherwise, certain limitations contained in section 351.210 of the MGBCL shall apply;

•       if a dividend is declared payable in the corporation’s own shares having a par value, such shares shall be issued at the par value thereof and there shall be transferred to stated capital at the time such dividend is declared an amount of surplus equal to the aggregate par value of the shares to be issued as a dividend;

•       if a dividend is declared payable in the corporation’s own shares, without par value, and such shares have a preferential right in the assets of the corporation in the event of its involuntary liquidation, such shares shall be issued at the liquidation value thereof, and there shall be transferred to stated capital at the time such dividend is declared, an amount of surplus equal to the aggregate

Westar Energy Shareholder Rights	Great Plains Energy Shareholder Rights	Monarch Energy Shareholder Rights

preferential amount payable upon such shares in the event of involuntary liquidation;

•       if a dividend is declared payable in the corporation’s own shares without par value and none of such shares has a preferential right in the assets of the corporation in the event of its involuntary liquidation, such shares shall be issued at such value as shall be fixed by the board of directors by resolution at the time such dividend is declared, and there shall be transferred to stated capital, at the time such dividend is declared, an amount of surplus equal to the aggregate value so fixed in respect of such shares, and the amount per share transferred to stated capital shall be disclosed to the shareholders receiving such dividends concurrently with payment thereof;

•       a split-up or division of issued shares into a greater number of shares of the same class shall not be construed to preferential amount payable upon such shares in the event of involuntary liquidation;

•       if a dividend is declared payable in the corporation’s own shares without par value and none of such shares has a preferential right in the assets of the corporation in the event of its involuntary liquidation, such shares shall be issued at such value as shall be fixed by the board of directors by resolution at the time such dividend is declared, and there shall be transferred to stated capital, at the time such dividend is declared, an amount of surplus equal to the aggregate value so fixed in respect of such shares, and the amount per share transferred to stated capital shall be disclosed to the shareholders receiving such dividends concurrently with payment thereof;

•       a split-up or division of issued shares into a greater number of shares of the same class shall not be construed to

Westar Energy Shareholder Rights	Great Plains Energy Shareholder Rights	Monarch Energy Shareholder Rights

be a share dividend within the meaning of these provisions; and

•       no dividend shall be declared or paid contrary to any restrictions contained in the articles of incorporation. Great Plains Energy’s articles of incorporation contain additional restrictions on dividends in certain circumstances.

The MGBCL provides that a corporation shall have power to purchase, take, receive, or otherwise acquire, hold, own, pledge, transfer, or otherwise dispose of its own shares, provided, that it shall not purchase, either directly or indirectly, its own shares when its net assets are less than its stated capital, or when by so doing its net assets would be reduced below its stated capital.

Great Plains Energy’s articles of incorporation provides that the company may, at its option expressed by vote of the board of directors, at any time, or from time to time, redeem the whole or any part of the cumulative preferred stock, or of any series thereof, or cumulative no par preferred stock, or any series thereof, at the be a share dividend within the meaning of these provisions; and

•       no dividend shall be declared or paid contrary to any restrictions contained in the articles of incorporation. Monarch Energy’s articles of incorporation contain additional restrictions on dividends in certain circumstances, as described under the heading “Description of Monarch Energy Capital Stock—Description of Common Stock—Dividends.”

The MGBCL provides that a corporation shall have power to purchase, take, receive, or otherwise acquire, hold, own, pledge, transfer, or otherwise dispose of its own shares, provided, that it shall not purchase, either directly or indirectly, its own shares when its net assets are less than its stated capital, or when by so doing its net assets would be reduced below its stated capital.

	Westar Energy Shareholder Rights	Great Plains Energy Shareholder Rights	Monarch Energy Shareholder Rights
redemption price or prices at the time in effect.

Dissenters’ or Appraisal Rights:	Under the KGCC, appraisal rights are generally available to shareholders when such shareholders are required by the terms of an agreement of merger to accept cash for such shareholders’ stock. However, under the KGCC, appraisal rights are generally not available if such shareholders receive only shares of stock of another corporation that will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders and cash in lieu of fractional shares. Therefore, Westar Energy shareholders will not be entitled to appraisal rights in connection with the mergers.	Under the MGBCL, dissenters’ or appraisal rights are available to shareholders when such shareholders own stock of a corporation which is party to a merger or consolidation as of the record date for the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote and who properly preserve such dissenters’ or appraisal rights by filing with the corporation before or at such meeting a written objection to such plan of merger or consolidation, by refraining from voting in favor thereof if the shareholder owns voting stock as of such record date and by making written demand on the surviving or new corporation within twenty days after the mergers or consolidation is effected for payment of the fair value of such shareholder’s shares as of the day before the date on which the vote was taken approving the mergers or consolidation. Great Plains Energy shareholders will be entitled to appraisal rights in connection with the mergers.	Under the MGBCL, dissenters’ or appraisal rights are available to shareholders when such shareholders own stock of a corporation which is party to a merger or consolidation as of the record date for the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote and who properly preserve such dissenters’ or appraisal rights by filing with the corporation before or at such meeting a written objection to such plan of merger or consolidation, by refraining from voting in favor thereof if the shareholder owns voting stock as of such record date and by making written demand on the surviving or new corporation within twenty days after the mergers or consolidation is effected for payment of the fair value of such shareholder’s shares as of the day before the date on which the vote was taken approving the mergers or consolidation.

	Westar Energy Shareholder Rights	Great Plains Energy Shareholder Rights	Monarch Energy Shareholder Rights
Record Date for Determining Shareholders Entitled to Vote:

The KGCC provides that in order that a corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting.

Westar Energy’s bylaws provide that the Westar Energy Board shall have power to close the stock transfer books of Westar Energy for a period not exceeding 60 days preceding the date of any meeting of the shareholders; or, in lieu of closing the stock transfer books, the Westar Energy Board may fix in advance a date not exceeding 60 days preceding the date of any meeting of the shareholders, and in such case only such shareholders as shall be shareholders of record on the date so fixed shall be entitled to receive notice of and to vote at such meeting or to participate in such meeting, notwithstanding any transfer of any stock on the books of Westar Energy after such record date.

		As permitted under the MGBCL, Great Plains Energy’s bylaws provide that, in order that the corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, the board of directors may fix a record date, which record date will not be more than 70 days before the date of such meeting.	As permitted under the MGBCL, Monarch Energy’s bylaws provide that, in order that the corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, the board of directors may fix a record date, which record date will not be more than 70 days before the date of such meeting.

	Westar Energy Shareholder Rights	Great Plains Energy Shareholder Rights	Monarch Energy Shareholder Rights
Notice of Shareholders’ Meetings:	Westar Energy’s bylaws provide that notice stating the place, day and hour of each meeting of the shareholders, and in the case of a special meeting of the shareholders, stating the purpose for which such meeting is called, shall be mailed at least ten days before such meeting to each shareholder of record entitled to vote thereat, at the last known post office address of each such shareholder as it appears on the books of Westar Energy.	The MGBCL requires written or printed notice of each meeting of shareholders stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called. Such notice must be given not less than 10 days or more than 70 days before the date of the meeting to each shareholder of record entitled to vote at such meeting. Written notice includes, but is limited to, notice by electronic transmission which means any process of communication not directly involving the physical transfer of paper that is suitable for the retention, retrieval, and reproduction of information by the recipient.	The MGBCL requires written or printed notice of each meeting of shareholders stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called. Such notice must be given not less than 10 days or more than 70 days before the date of the meeting to each shareholder of record entitled to vote at such meeting. Written notice includes, but is limited to, notice by electronic transmission which means any process of communication not directly involving the physical transfer of paper that is suitable for the retention, retrieval, and reproduction of information by the recipient.

Advance Notice of Shareholder Nominations for Directors:	Westar Energy’s articles of incorporation provide that at any meeting of Westar Energy shareholders, nominations of persons for election to the Westar Energy Board may be made (1) by or at the direction of the Westar Energy Board or (2) by any Westar Energy shareholder who is a holder of record at the time of giving the notice provided for in the applicable paragraph of the articles of incorporation, who shall be entitled to	For a Great Plains Energy shareholder to properly nominate a person for election to Great Plains Energy’s board of directors, the shareholder must be a shareholder of record on the date of giving notice and on the record date for the determination of shareholders entitled to vote at such annual meeting. In addition to any other applicable requirements, for a nomination to be made by a shareholder, such	For a Monarch Energy shareholder to properly nominate a person for election to Monarch Energy’s board of directors, the shareholder must be a shareholder of record on the date of giving notice and on the record date for the determination of shareholders entitled to vote at such annual meeting. In addition to any other applicable requirements, for a nomination to be made by a shareholder, such

Westar Energy Shareholder Rights	Great Plains Energy Shareholder Rights	Monarch Energy Shareholder Rights
vote at the meeting, and who complies with the notice procedures set forth below. For a nomination to be properly brought before a shareholders’ meeting by a shareholder, timely written notice shall be made to the Corporate Secretary of Westar Energy. The shareholder’s notice shall be delivered to, or mailed and received at, Westar Energy’s principal office no less than 60 days nor more than 90 days prior to the meeting; provided, however, in the event that less than 45 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made; provided further however, notice by the shareholder to be timely must be received in any event not later than the close of business on the 7th day preceding the day on which the meeting is to be held. The shareholder’s notice shall set forth (1) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for shareholder must have given timely notice in proper written form to the Secretary of the company. To be timely, a shareholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the company not less than 60 days nor more than 90 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given to shareholders, notice by the shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

To be in proper written form, a shareholder’s notice to the Secretary must set forth as to each person whom the shareholder proposes to nominate for election as a director (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class or series and number of shareholder must have given timely notice in proper written form to the Secretary of the company. To be timely, a shareholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the company not less than 60 days nor more than 90 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given to shareholders, notice by the shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

To be in proper written form, a shareholder’s notice to the Secretary must set forth as to each person whom the shareholder proposes to nominate for election as a director (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class or series and number of

Westar Energy Shareholder Rights	Great Plains Energy Shareholder Rights	Monarch Energy Shareholder Rights
election of directors, or is otherwise required by applicable law (including the person’s written consent to being named as a nominee and to serving as a director if elected), and (2) (A) the name and address, as they appear on Westar Energy’s books, of the shareholder, (B) a representation that the shareholder is a holder of record of the stock entitled to vote at the meeting on the date of the notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and (C) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder. The shareholder shall also comply with all applicable requirements of the Exchange Act, as amended, and the rules and regulations thereunder with respect to the matters set forth in this paragraph. If the chairman of the meeting shall determine and declare at the meeting that a nomination was not made in accordance with the procedures prescribed above, the nomination shall not be accepted.	shares of capital stock of the company that are owned beneficially or of record by the person and (4) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act. Furthermore, the notice must set forth as to the shareholder giving the notice (1) the name and record of such shareholder, (2) the class or series and number of shares of capital stock of the company that are owned beneficially or of record by such shareholder, (3) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, (4) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice and (5) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings	shares of capital stock of the company that are owned beneficially or of record by the person and (4) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act. Furthermore, the notice must set forth as to the shareholder giving the notice (1) the name and record of such shareholder, (2) the class or series and number of shares of capital stock of the company that are owned beneficially or of record by such shareholder, (3) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, (4) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice and (5) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings

	Westar Energy Shareholder Rights	Great Plains Energy Shareholder Rights	Monarch Energy Shareholder Rights
		required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act. Such notice must be accompanied by a written consent of each proposed nominee to being name as a nominee and to serve as a director if elected.	required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act. Such notice must be accompanied by a written consent of each proposed nominee to being name as a nominee and to serve as a director if elected.

Advance Notice of Shareholder Proposals:	Westar Energy’s articles of incorporation provide that at any meeting of Westar Energy shareholders, only such business shall be conducted as shall have been brought before the meeting (1) by or at the direction of the Westar Energy Board or (2) by any Westar Energy shareholder who is a holder of record at the time of giving the notice provided for in the applicable section of the articles of incorporation, who shall be entitled to vote at the meeting, and who complies with the notice procedures set forth below. For business to be properly brought before a shareholders’ meeting by a shareholder, timely written notice shall be made to the Corporate Secretary of Westar Energy. The shareholder’s notice shall be delivered to, or mailed and received at, Westar Energy’s principal office not less than 60 days nor more than 90 days prior to the meeting; provided,	For business to be properly brought before a Great Plains Energy annual meeting by a shareholder, the shareholder must be a shareholder of record on the date of the giving of the notice and on the record date for the determination of shareholders entitled to vote at such annual meeting. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of the company. To be timely, a shareholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the company not less than 60 days nor more than 90 days prior to the date of the annual meeting of shareholders;	For business to be properly brought before a Monarch Energy annual meeting by a shareholder, the shareholder must be a shareholder of record on the date of the giving of the notice and on the record date for the determination of shareholders entitled to vote at such annual meeting. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of the company. To be timely, a shareholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the company not less than 60 days nor more than 90 days prior to the date of the annual meeting of shareholders;

Westar Energy Shareholder Rights	Great Plains Energy Shareholder Rights	Monarch Energy Shareholder Rights
however, in the event that less than 45 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholders to be timely must be received not later than the close of business on the 10th day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made; provided further however, notice by the shareholder to be timely must be received in any event not later than the close of business on the 7th day preceding the day on which the meeting is to be held. The shareholder’s notice shall set forth (1) a brief description of the business desired to be brought before the meeting and the reasons for considering the business, and (2) (A) the name and address, as they appear on Westar Energy’s books, of the shareholder, (B) a representation that the shareholder is a holder of record of the stock entitled to vote at the meeting on the date of the notice and intends to appear in person or by proxy at the meeting to present the business specified in the notice, and (C) any material interest of the shareholder in the proposed business. The shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations provided, however, that in the event that less than seventy 70 days’ notice or prior public disclosure of the date of the meeting is given to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

To be in proper written form, a shareholder’s notice to the Secretary must set forth as to each matter such shareholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and record address of such shareholder, (3) the class or series and number of shares of capital stock of the company that are owned beneficially or of record by such shareholder, (4) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the provided, however, that in the event that less than seventy 70 days’ notice or prior public disclosure of the date of the meeting is given to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

To be in proper written form, a shareholder’s notice to the Secretary must set forth as to each matter such shareholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and record address of such shareholder, (3) the class or series and number of shares of capital stock of the company that are owned beneficially or of record by such shareholder, (4) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the

	Westar Energy Shareholder Rights	Great Plains Energy Shareholder Rights	Monarch Energy Shareholder Rights
	thereunder with respect to the matters set forth in the applicable paragraph of the articles of incorporation. If the chairman of the meeting shall determine and declare at the meeting that the proposed business was not brought before the meeting in accordance with the procedures prescribed above, the business shall not be considered.	proposal of such business by such shareholder and any material interest of such shareholder in such business and (5) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.	proposal of such business by such shareholder and any material interest of such shareholder in such business and (5) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

Shareholder Inspection of Corporate Records:

The KGCC provides that, subject to certain conditions, any shareholder, in person or by attorney or other agent, upon written demand under oath stating the purpose thereof, shall have the right during the usual hours for business to inspect for any proper purpose, and to make copies and extracts from: (1) the corporation’s stock ledger, a list of its shareholders, and its other books and records; and (2) a subsidiary’s books and records.

Westar Energy’s articles of incorporation and bylaws are silent on shareholder inspection of corporate records.

		Under the MGBCL, any shareholder may at all proper times inspect the corporation’s amount of assets and liabilities, minutes, officer information, stock ledger, shareholder list and other books and records as may be regulated by the corporation’s bylaws. Missouri statutory law and Missouri case law, however, do not provide specific guidance as to whether a shareholder may appoint an agent for the purpose of examining books and records or the extent to which a shareholder must have a “proper purpose.” Great Plains Energy’s bylaws provide that any shareholder desiring to examine the books of the company shall present a demand to that effect in writing to the President or the Secretary or the Treasurer of the company. Such demand	Under the MGBCL, any shareholder may at all proper times inspect the corporation’s amount of assets and liabilities, minutes, officer information, stock ledger, shareholder list and other books and records as may be regulated by the corporation’s bylaws. Missouri statutory law and Missouri case law, however, do not provide specific guidance as to whether a shareholder may appoint an agent for the purpose of examining books and records or the extent to which a shareholder must have a “proper purpose.” Monarch Energy’s bylaws provide that any shareholder desiring to examine the books of the company shall present a demand to that effect in writing to the President or the Secretary or the Treasurer of the company. Such demand

Westar Energy Shareholder Rights	Great Plains Energy Shareholder Rights	Monarch Energy Shareholder Rights

shall state: (1) the particular books which he desires to examine; (2) purpose for which he desires to make the examination; (3) date on which the examination is desired; (4) the probable duration of time the examination will require; and (5) the names of the persons who will be present at the examination.

Within three days after receipt of such demand, the President or the Secretary or the Treasurer shall, if the shareholder’s purpose be lawful, notify the shareholder making the demand of the time and place the examination may be made.

shall state: (1) the particular books which he desires to examine; (2) purpose for which he desires to make the examination; (3) date on which the examination is desired; (4) the probable duration of time the examination will require; and (5) the names of the persons who will be present at the examination.

Within three days after receipt of such demand, the President or the Secretary or the Treasurer shall, if the shareholder’s purpose be lawful, notify the shareholder making the demand of the time and place the examination may be made.

DESCRIPTION OF MONARCH ENERGY CAPITAL STOCK

Description of Common Stock

Listing

In the merger agreement, Monarch Energy has agreed use its reasonable best efforts to cause the shares of Monarch Energy common stock to be issued in the mergers to be approved for listing on the NYSE prior to the closing of the mergers. Great Plains Energy and Westar Energy have agreed to use their commercially reasonable efforts acting in good faith to agree on a new name and ticker symbol for Monarch Energy prior to the closing, and each of Great Plains Energy and Westar Energy has agreed to use its reasonable best efforts to cooperate with Monarch Energy in causing the shares to be approved for listing, including by providing information reasonably requested by Monarch Energy.

Dividends

Common shareholders may receive dividends when declared by the Monarch Energy Board. Dividends may be paid in cash, stock or out of any funds legally available for the purpose. Monarch Energy’s ability to pay dividends is limited by Missouri law. Under Missouri law, assets are not legally available for paying dividends if, among other circumstances, Monarch Energy’s net assets are less than its stated capital or when the payment of dividends would reduce Monarch Energy’s net assets below its stated capital.

Fully Paid

All outstanding shares of Monarch Energy common stock are fully paid and non-assessable. All shares of Monarch Energy common stock issued in the mergers also will be fully paid and non-assessable.

Voting Rights

Except as otherwise provided by Missouri law and subject to the voting rights of any outstanding preference stock, the holders of Monarch Energy common stock have the exclusive right to vote for all general purposes and for the election of directors through cumulative voting. Cumulative voting means each shareholder has a total vote equal to the number of shares it owns multiplied by the number of directors to be elected.

Other Rights

Monarch Energy will notify common shareholders of any shareholders’ meeting according to applicable law. In the event of any dissolution or liquidation of Monarch Energy, after there has been paid to or set aside for the holders of shares of any outstanding preference stock the full preferential amounts to which they are respectively entitled, the holders of outstanding shares of common stock are entitled to receive pro rata, according to the number of shares held by each, the remaining assets of Monarch Energy available for distribution.

Business Combinations

The affirmative vote of the holders of at least 80 percent of the outstanding shares of common stock of Monarch Energy is required for the approval or authorization of certain business combinations with interested shareholders; provided, however, that such 80 percent voting requirement shall not be applicable if:

•	the business combination shall have been approved by a majority of the continuing directors of Monarch Energy; or

•	the cash or the fair market value of the property, securities, or other consideration to be received per share by holders of the common stock in such business combination is not less than the highest per-share price paid by or on behalf of the acquiror for any shares of common stock during the five-year period preceding the announcement of the business combination.

Transfer Agents and Registrars

Computershare serves as Monarch Energy’s transfer agent and registrar. You may contact Computershare at (866) 239-8177.

Description of Preferred Stock

General

As of the date of this joint proxy statement/prospectus, Monarch Energy had no shares of preferred stock of any class outstanding.

Missouri law provides that no shareholder, including holders of preferred stock, shall be personally liable for the acts and obligations of a Missouri corporation. This means that, with respect to Monarch Energy, the funds and property of Monarch Energy will be the only recourse for these acts or obligations.

Preference Stock

Monarch Energy’s articles of incorporation authorize the Monarch Energy Board to provide for the issuance of preference stock in one or more series, without shareholder action. The Monarch Energy Board can determine the rights, preferences and limitations of each series. The Monarch Energy Board has the authority to determine or fix the following terms with respect to shares of any series of preference stock:

•	the distinctive serial designations of the shares of such series;

•	the rate or rates at which shares of such series shall be entitled to receive dividends, the conditions upon, and the times of payment of such dividends, the relationship and preference, if any, of such dividends to dividends payable or any other class or classes or any other series of stock, and whether such dividends shall be cumulative or noncumulative, and if, cumulative, the date or dates from which such dividends shall be cumulative;

•	the right, if any, to exchange or convert the shares of such series into shares of any other class or classes, or of any other series of the same or any other class or classes of stock of Monarch Energy, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments, if any, at which such conversion or exchange may be made;

•	if shares of such series are subject to redemption, the time or times and the price or prices at which, and the terms and conditions on which, such shares shall be redeemable;

•	the preference of the shares of such series as to both dividends and assets in the event of any voluntary or involuntary liquidation or dissolution or winding up or distribution of assets of Monarch Energy;

•	the obligation, if any, of Monarch Energy to purchase, redeem or retire shares of such series and/or maintain a fund for such purposes, and the amount or amounts to be payable from time to time for such purpose or into such fund, the number of shares to be purchased, redeemed or retired, and the other terms and conditions of any such obligation;

•	the voting rights, if any, full or limited, to be given the shares of such series, including without limiting the generality of the foregoing, the right, if any, as a series or in conjunction with other series or classes, to elect one or more members of the Monarch Energy Board either generally or at certain specified times or under certain circumstances, and restrictions, if any, on particular corporate acts without a specified vote or consent of holders of such shares (such as, among others, restrictions on modifying the terms of such series of preference stock, authorizing or issuing additional shares of preference stock or creating any additional shares of preference stock or creating any class of stock ranking prior to or on a parity with the preference stock as to dividends or assets; and

•	any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof.

EXPERTS

Great Plains Energy

The consolidated financial statements, and the related financial statement schedules, incorporated in this joint proxy statement/prospectus by reference from the Great Plains Energy Incorporated Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of Great Plains Energy Incorporated and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Westar Energy

The consolidated financial statements, and the related financial statement schedule, incorporated in this joint proxy statement/prospectus by reference from the Westar Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of Westar Energy, Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

HOUSEHOLDING

Great Plains Energy

As allowed under SEC rules, Great Plains Energy is delivering only one copy of this joint proxy statement/prospectus to multiple shareholders sharing an address unless it has received contrary instructions from one or more of the shareholders. Each such registered shareholder will continue to receive a separate proxy card. Upon written or oral request, Great Plains Energy will promptly deliver a separate copy of this joint proxy statement/prospectus to any shareholder at a shared address to which a single copy of the document was delivered. If you are a shareholder and would like to request an additional copy of this joint proxy statement/prospectus now or with respect to future mailings (or to request to receive only one copy of this joint proxy statement/prospectus if you are currently receiving multiple copies), please call (800) 245-5275 or write to Great Plains Energy Incorporated, P.O. Box 418679, Kansas City, Missouri 64141, Attention: Investor Relations.

Westar Energy

As allowed under SEC rules, Westar Energy is delivering only one copy of this joint proxy statement/prospectus to multiple shareholders sharing an address unless it has received contrary instructions from one or more of the shareholders. Upon written or oral request, Westar Energy will promptly deliver a separate copy of this joint proxy statement/prospectus to any shareholder at a shared address to which a single copy of the document was delivered. If you are a shareholder and would like to request an additional copy of this joint proxy statement/prospectus now or with respect to future mailings (or to request to receive only one copy of this joint proxy statement/prospectus if you are currently receiving multiple copies), please call (785) 575-1551 or write to Westar Energy, Inc. Attention: Shareholder Services, 818 South Kansas Avenue, Topeka, Kansas 66612.

LEGAL MATTERS

Legal matters with respect to the securities offered under this joint proxy statement/prospectus will be passed upon for Monarch Energy by Heather A. Humphrey, Senior Vice President-Corporate Services and General Counsel of Great Plains Energy. As of the date of this joint proxy statement/prospectus, Ms. Humphrey owned beneficially a number of shares of common stock of Great Plains Energy, including restricted stock, and performance shares which may be paid in shares of common stock at a later date based on Great Plains Energy’s performance, which represented less than 0.1 percent of the total outstanding common stock of Great Plains Energy. Certain U.S. federal income tax consequences relating to the mergers will be passed upon for Westar Energy by Baker Botts L.L.P., Houston, Texas, and for Great Plains Energy by Bracewell LLP, Houston, Texas.

FUTURE SHAREHOLDER PROPOSALS

Great Plains Energy

Pursuant to Great Plains Energy’s bylaws, only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to Great Plains Energy’s notice of meeting.

Pursuant to Great Plains Energy’s bylaws, at an annual meeting of shareholders of Great Plains Energy, only such business shall be conducted that is properly brought before the meeting. To be properly brought before an annual meeting, other than for the purpose of nominating a person for election to the board of directors, business must be (1) specified in the notice of annual meeting given by or at the direction of the board of directors, (2) brought before the meeting by or at the direction of the board of directors or (3) otherwise properly brought before the meeting by a shareholder who: (A) was a shareholder of record at the time of giving the notice and on the record date for the determination of shareholders entitled to vote at the annual meeting, (B) is entitled to vote at the meeting, and (C) complied with all of the notice procedures set forth in the bylaws as to such business (except for proposals made in accordance with Rule 14a-8 under the Exchange Act). The procedures for shareholder proposals set forth in Great Plains Energy’s bylaws shall not be deemed to affect (1) the rights of shareholders to request inclusion of proposals in Great Plains Energy’s annual meeting proxy statement pursuant to Rule 14a-8 under the Exchange Act and, if required by such rule to be included in the proxy statement, to include a description of such proposal in the notice of meeting and to be submitted for a shareholder vote at the applicable meeting, or (2) the rights of the holders of any series of preferred stock of Great Plains Energy if and to the extent provided under law, Great Plains Energy’s articles of incorporation or bylaws.

The deadline to include a proposal in the Great Plains Energy proxy statement for the 2018 annual meeting of shareholders is November 23, 2017. In order to be considered for inclusion in the proxy statement for the 2018 annual meeting of shareholders, all proposals must comply with the SEC rules regarding eligibility and type of shareholder proposal and must be sent by such deadline to the following address:

Great Plains Energy Incorporated

1200 Main Street

Kansas City, Missouri 64105

Attention: Corporate Secretary

Westar Energy

Shareholder Proposals

Proposals for Inclusion in the Proxy Statement. Westar Energy’s 2017 Annual Meeting of Shareholders is scheduled to be held on October 25, 2017. Pursuant to Rule 14a-8 under the Exchange Act, Westar Energy shareholders may present proper proposals for inclusion in Westar Energy’s proxy statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to Westar Energy’s Corporate Secretary in a timely manner. In order to be included in the proxy statement for the 2017 Annual Meeting of Shareholders, shareholder proposals must have been received by Westar Energy’s Corporate Secretary no later than August 21, 2017 and must otherwise comply with the requirements of Rule 14a-8. Westar Energy’s 2018 Annual Meeting of Shareholders is scheduled to be held on October 24, 2018. In order to be included in the proxy statement for the 2018 Annual Meeting of Shareholders, shareholder proposals must be received by our Corporate Secretary no later than May 17, 2018, and must otherwise comply with the requirements of Rule 14a-8.

Proposals not Included in the Proxy Statement. In addition, Westar Energy’s articles of incorporation establish an advance notice procedure with regard to certain matters, including shareholder proposals not intended to be included in Westar Energy’s proxy materials mailed to shareholders, to be brought before an annual meeting of shareholders. In general, notice must be received by Westar Energy’s Corporate Secretary not less than 60 days nor more than 90 days prior to the annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. In order for any matters to be brought before the 2017 Annual Meeting of Shareholders, Westar Energy’s Corporate Secretary must have received proper notice no later than August 21, 2017. In order for any matters to be brought before the 2018 Annual Meeting of Shareholders, Westar Energy’s Corporate Secretary must receive proper notice between July 26, 2018, and August 25, 2018.

If a shareholder who has notified Westar Energy of his intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at such meeting, the proposal will not be presented for a vote at such meeting.

All notices of proposals by shareholders should be directed to Westar Energy’s Corporate Secretary at the following address:

Westar Energy, Inc.

818 S. Kansas Avenue

Topeka, Kansas 66612

Attention: Corporate Secretary

OTHER MATTERS

As of the date of this joint proxy statement/prospectus, neither the Great Plains Energy Board nor the Westar Energy Board expects a vote to be taken on any matters at the Great Plains Energy special meeting or the Westar Energy special meeting other than as described in this joint proxy statement/prospectus. A properly executed proxy gives the persons named as proxies on the proxy card authority to vote in their discretion with respect to any other matters that properly come before the applicable meeting.

WHERE YOU CAN FIND MORE INFORMATION

Great Plains Energy and Westar Energy each file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Great Plains Energy and Westar Energy file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. SEC filings of Great Plains Energy and Westar Energy also are available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

Monarch Energy has filed a registration statement on Form S-4 to register with the SEC the Monarch Energy common stock to be issued to shareholders of Great Plains Energy and Westar Energy upon completion of the mergers. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Monarch Energy in addition to being a joint proxy statement of Great Plains Energy and Westar Energy for their respective special meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The SEC allows Great Plains Energy and Westar Energy to “incorporate by reference” information into this joint proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents listed below that Great Plains Energy and Westar Energy have previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in connection with SEC rules). These documents contain important information about Great Plains Energy and Westar Energy and their financial position, respectively.

Great Plains Energy SEC Filings (File No. 001-32206)

•	Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 23, 2017;

•	Quarterly Report on Form 10-Q for the quarters ended March 31, 2017, filed on May 4, 2017, and June 30, 2017, filed on August 9, 2017;

•	Definitive Proxy Statement on Schedule 14A filed on March 23, 2017; and

•	Current Reports on Form 8-K or Form 8-K/A filed on March 6, March 9, March 13, April 20, May 4, May 30, June 15, July 10, July 11, July 12 and September 11, 2017.

Westar Energy SEC Filings (File No. 001-3523)

•	Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 22, 2017, as amended by Form 10-K/A, filed on April 28, 2017;

•	Quarterly Report on Form 10-Q for the quarters ended March 31, 2017, filed on May 9, 2017, and June 30, 2017, filed on August 8, 2017; and

•	Current Reports on Form 8-K or Form 8-K/A filed on March 3, April 4, April 20, May 4, May 30, July 10, July 11 and August 8, 2017.

Great Plains Energy and Westar Energy also are incorporating by reference additional documents that the companies file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date of the special meetings. Great Plains Energy and Westar Energy also incorporate by reference the merger agreement attached to this joint proxy statement/prospectus as Annex A, the Opinion of Goldman Sachs & Co. LLC attached to this proxy statement/prospectus as Annex D, the Opinion of Lazard Frères & Co. LLC attached to this proxy statement/prospectus as Annex E and the Opinion of Guggenheim Securities, LLC attached to this proxy statement/prospectus as Annex F.

All information contained or incorporated by reference into this joint proxy statement/prospectus relating to Great Plains Energy has been supplied by Great Plains Energy, and all information about Westar Energy has been supplied by Westar Energy.

If you are a shareholder, Great Plains Energy and Westar Energy may have sent you some of the documents incorporated by reference, but you can obtain any of them through Great Plains Energy, Westar Energy or the SEC. Documents incorporated by reference are available from Great Plains Energy and Westar Energy without charge, excluding all exhibits unless Great Plains Energy and Westar Energy have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus. Shareholders may obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Great Plains Energy Incorporated P.O. Box 418679 Kansas City, Missouri 64141 Investor Relations (800) 245-5275	Westar Energy, Inc. 818 South Kansas Avenue Topeka, Kansas 66612 Shareholder Services (785) 575-1551

If you would like to request documents from Great Plains Energy, please do so by [●], 2017, in order to receive them before the Great Plains Energy special meeting. If you would like to request documents from Westar Energy, please do so by [●], 2017, in order to receive them before the Westar Energy special meeting.

You also can get more information by visiting Great Plains Energy’s web site at www.greatplainsenergy.com and Westar Energy’s web site at www.westarenergy.com. Web site materials are not part of this joint proxy statement/prospectus.

You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus to vote on the proposals to the Great Plains Energy shareholders and the Westar Energy shareholders in connection with the merger, as the case may be. Great Plains Energy and Westar Energy have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [●], 2017. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/prospectus to shareholders nor the issuance of shares of Great Plains Energy common stock as contemplated by the merger agreement shall create any implication to the contrary.

ANNEX A

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

by and among

WESTAR ENERGY, INC.,

GREAT PLAINS ENERGY INCORPORATED,

MONARCH ENERGY HOLDING, INC.,

KING ENERGY, INC.

and,

solely for the purposes of Section 9.14,

GP STAR, INC.

Dated as of July 9, 2017

A-i

A-ii

Exhibits

Exhibit A – Definitions

Exhibit B – Board Matters

Exhibit C – Officers

Exhibit D – Holdco Restated Articles

Exhibit E – Holdco Restated Bylaws

Exhibit F – Commitments to be Included in KCC and MPSC Applications

A-iii

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 9, 2017, is by and among Westar Energy, Inc., a Kansas corporation (“Westar”), Great Plains Energy Incorporated, a Missouri corporation (“GPE”), Monarch Energy Holding, Inc., a Missouri corporation (“Holdco”), and King Energy, Inc., a Kansas corporation and wholly owned subsidiary of Holdco (“Merger Sub” and, together with Westar, GPE and Holdco, the “Parties”), and, solely for the purposes of Section 9.14, GP Star, Inc., a Kansas corporation and wholly owned subsidiary of GPE (“Original Merger Sub”).

RECITALS

WHEREAS, Westar, GPE and Original Merger Sub entered into that certain Agreement and Plan of Merger, dated as of May 29, 2016 (the “Original Merger Agreement”), pursuant to the terms of which, among other things, GPE would acquire Westar through the statutory merger of Original Merger Sub with and into Westar, whereupon the separate corporate existence of Original Merger Sub would cease, and Westar would be the surviving corporation;

WHEREAS, GPE and Westar have determined to instead engage in a business combination as peer companies in a merger of equals and, therefore, desire to amend and restate the Original Merger Agreement to reflect such change pursuant to Section 8.03 of the Original Merger Agreement on the terms set forth in this Agreement;

WHEREAS, the Parties intend to effect a reorganization, pursuant to which, upon the terms and subject to the conditions set forth herein, at the Effective Time (as defined below), GPE will merge with and into Holdco, with Holdco surviving such merger, and Merger Sub will merge with and into Westar, with Westar surviving such merger;

WHEREAS, the board of directors of Westar (the “Westar Board”) has (a) determined that it is in the best interests of Westar and its shareholders, and declared it advisable, for Westar to enter into this Agreement and to consummate the transactions contemplated hereby, (b) adopted and approved this Agreement and approved Westar’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, and (c) resolved to recommend that Westar’s shareholders adopt this Agreement;

WHEREAS, the board of directors of GPE (the “GPE Board”) has (a) determined that it is in the best interests of GPE and its shareholders, and declared it advisable, for GPE to enter into this Agreement and to consummate the transactions contemplated hereby, (b) adopted and approved this Agreement and approved GPE’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, and (c) resolved to recommend that GPE’s shareholders adopt this Agreement;

WHEREAS, the board of directors of Holdco (the “Holdco Board”) has (a) determined that it is in the best interests of Holdco and its shareholders, and declared it advisable, for Holdco to enter into this Agreement and to consummate the transactions contemplated hereby, and (b) adopted and approved this Agreement and approved Holdco’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement;

WHEREAS, the board of directors of Merger Sub has (a) determined that it is in the best interests of Merger Sub and its shareholder, and declared it advisable, for Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, (b) adopted and approved this Agreement and approved Merger Sub’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, and (c) resolved to recommend that Holdco, in its capacity as Merger Sub’s sole shareholder, adopt this Agreement;

WHEREAS, Holdco has adopted this Agreement and approved the transactions contemplated hereby, by written consent in its capacity as the sole shareholder of Merger Sub;

WHEREAS, GPE has adopted this Agreement and approved the transactions contemplated hereby, by written consent in its capacity as the sole shareholder of Holdco;

WHEREAS, Westar and GPE desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement; and

WHEREAS, for federal income tax purposes, it is intended that (a) the Westar Merger will qualify as an exchange under the provisions of Section 351 of the Code, and/or as a reorganization under the provisions of Section 368(a) of the Code and (b) the GPE Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and subject to the conditions set forth herein, and each intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Mergers.

(a) At the Effective Time, upon the terms and subject to the conditions set forth herein, GPE shall be merged with and into Holdco in accordance with Section 351.410 of the General Business and Corporation Law of Missouri (the “GBCLM”) and this Agreement (the “GPE Merger”), and the separate corporate existence of GPE shall cease. Holdco shall be the surviving corporation in the GPE Merger (sometimes referred to herein as the “Holdco Surviving Corporation”). Throughout this Agreement, the term “Holdco” shall refer to Holdco prior to the GPE Merger or to Holdco in its capacity as the surviving corporation in the GPE Merger, as the context requires.

(b) At the Effective Time, upon the terms and subject to the conditions set forth herein, Merger Sub shall be merged with and into Westar in accordance with Section 17-6701 of the Kansas General Corporation Code (the “KGCC”) and this Agreement (the “Westar Merger” and, collectively with the GPE Merger, the “Mergers”), and the separate corporate existence of Merger Sub shall cease. Westar shall be the surviving corporation in the Westar Merger (sometimes referred to herein as the “Westar Surviving Corporation”).

SECTION 1.02 The Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date: (a) GPE shall deliver to the Secretary of State of the State of Missouri articles of merger with respect to the GPE Merger, in such form as required by, and executed in accordance with, the relevant provisions of the GBCLM (the “GPE Articles of Merger”), and (b) Westar shall deliver to the Secretary of State of the State of Kansas articles of merger with respect to the Westar Merger, in such form as is required by, and executed in accordance with, the relevant provisions of the KGCC (the “Westar Articles of Merger”). The Mergers shall become effective simultaneously and at the time that GPE and Westar shall agree, which time shall be specified in the respective articles of merger for the Mergers (such time being herein referred to as the “Effective Time”).

SECTION 1.03 The Closing. Unless this Agreement has been terminated in accordance with Section 8.01, the consummation of the Merger (the “Closing”) shall take place at the offices of Baker Botts L.L.P., 30 Rockefeller Plaza, New York, New York 10112 at 10:00 a.m. New York City time on a date to be mutually agreed to by the Parties, which date shall be no later than the third Business Day after the satisfaction or waiver of the conditions to the Closing set forth in Article VII (except for those conditions to the Closing that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions), unless another time, date or place is mutually agreed to in writing by the Parties. The date on which the Closing occurs is referred to herein as the “Closing Date.”

SECTION 1.04 Effects of the Mergers. The GPE Merger and the Westar Merger shall have the effects specified herein and in the applicable provisions of the GBCLM, including Sections 410-459 thereof, and the KGCC, including Article 67 thereof, respectively. Without limiting the foregoing, from and after the Effective Time, (a) the Holdco Surviving Corporation shall possess all of the properties, rights, privileges, powers and franchises of GPE and Holdco, and all of the claims, obligations, liabilities, debts and duties of GPE and Holdco shall become the claims, obligations, liabilities, debts and duties of Holdco, and (b) the Westar Surviving Corporation shall possess all of the properties, rights, privileges, powers and franchises of Westar and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of Westar and Merger Sub shall become the claims, obligations, liabilities, debts and duties of Westar.

SECTION 1.05 Organizational Documents.

(a) As of the Effective Time, the articles of incorporation of Holdco, as in effect at the Effective Time (which shall be amended and restated pursuant to Section 6.06), shall be the articles of incorporation of the surviving corporation in the GPE Merger until thereafter amended as provided therein and in accordance with applicable Law. As of the Effective Time, the bylaws of Holdco, as in effect immediately prior to the Effective Time (which shall be amended and restated pursuant to Section 6.06), shall be the bylaws of the surviving corporation in the GPE Merger until thereafter amended as provided therein and in accordance with applicable Law.

(b) As of the Effective Time, the articles of incorporation of the Westar Surviving Corporation shall be amended and restated to be the same as the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and in accordance with applicable Law, except that the name of the Westar Surviving Corporation shall continue as “Westar Energy, Inc.”. As of the Effective Time, the bylaws of Westar shall be amended and restated to be the same as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and in accordance with applicable Law, except that the name of the Westar Surviving Corporation shall continue as “Westar Energy, Inc.”.

SECTION 1.06 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors the Westar Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Westar immediately prior to the Effective Time shall be the officers of the Westar Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or qualified or appointed, as the case may be.

SECTION 1.07 Plan of Merger. This Article I and Article II and, solely to the extent necessary under the KGCC or the GBCLM, the other provisions of this Agreement shall constitute a “plan of merger” for purposes of the KGCC and GMCLM.

SECTION 1.08 Transition Committee. As promptly as practicable after the date of this Agreement and to the extent permitted by applicable Law, Westar and GPE shall create a special transition committee to oversee integration planning, including, to the extent permitted by applicable Law, consulting with respect to operations and major regulatory decisions. This transition committee shall be co-chaired by the chief executive officer of Westar and the chief executive officer of GPE, and shall be composed of such chief executive officers and two other designees of Westar and two other designees of GPE or as otherwise may be agreed by such chief executive officers.

SECTION 1.09 Post-Closing Holdco Dividend Policy. Subject to the discretion of the Holdco Board, Holdco shall adopt a dividend policy, effective as of the Effective Time, which shall be on terms consistent in all material respects with the dividend policy of GPE in effect immediately prior to the Closing.

ARTICLE II

EFFECT ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES AND BOOK-

ENTRY SHARES

SECTION 2.01 Effect of Mergers on Capital Stock.

(a) Cancellation of Treasury Stock, Holdco Stock and GPE and Westar-Owned Stock. At the Effective Time, by virtue of the Mergers and without any action on the part of Westar, GPE, Holdco, Merger Sub or any holder of shares of any capital stock of Westar, GPE, Holdco or Merger Sub:

(i) each share of common stock, no par value, of GPE (“GPE Common Stock”) that is owned by GPE as treasury stock, if any, each share of GPE Common Stock that is owned by a wholly owned Subsidiary of GPE, if any, and each share of GPE Common Stock that is owned directly or indirectly by Westar, Holdco or Merger Sub, if any, immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) each share of common stock, $5.00 par value, of Westar (“Westar Common Stock”) that is owned by Westar as treasury stock, if any, each share of Westar Common Stock that is owned by a wholly owned Subsidiary of Westar, if any, and each share of Westar Common Stock that is owned directly or indirectly by GPE, Holdco or Merger Sub, if any, immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(iii) each share of common stock of Holdco, no par value, if any that is owned by GPE, Westar or any wholly owned subsidiary of GPE or Westar, shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of GPE Common Stock and Westar Common Stock; Conversion of Merger Sub Common Stock. At the Effective Time:

(i) by virtue of the GPE Merger and without any action on the part of Westar, GPE, Holdco, Merger Sub or any holder of shares of any capital stock of Westar, GPE, Holdco or Merger Sub, subject to Section 2.01(c), each share of GPE Common Stock issued and outstanding immediately prior to the Effective Time (except for shares to be canceled and retired or converted in accordance with Section 2.01(a)(i) and the Dissenting Shares) shall be converted automatically into the right to receive 0.5981 (the “GPE Exchange Ratio”) validly issued, fully paid and nonassessable shares of common stock, no par value, of Holdco (“Holdco Common Stock”) (such amount, the “GPE Merger Consideration”), payable as provided in Section 2.02, and, when so converted, shall automatically be canceled and retired and shall cease to exist;

(ii) by virtue of the Westar Merger and without any action on the part of Westar, GPE, Holdco, Merger Sub or any holder of shares of any capital stock of Westar, GPE, Holdco or Merger Sub, each share of Westar Common Stock issued and outstanding immediately prior to the Effective Time (except for shares to be canceled and retired or converted in accordance with Section 2.01(a)(ii)) shall be converted automatically into the right to receive one (1) (the “Westar Exchange Ratio”) validly issued, fully paid and nonassessable share of Holdco Common Stock (such amount, the “Westar Merger Consideration” and, collectively with the GPE Merger Consideration, the “Merger Consideration”), payable as provided in Section 2.02, and, when so converted, shall automatically be canceled and retired and shall cease to exist; and

(iii) by virtue of the Westar Merger and without any action on the part of Westar, GPE, Holdco, Merger Sub or any holder of shares of any capital stock of Westar, GPE, Holdco or Merger Sub, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Westar Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Westar Surviving Corporation.

(c) Adjustments to Merger Consideration. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Westar or GPE (or any other securities convertible therefor or exchangeable thereto) shall occur as a result of any reclassification, stock split (including a reverse stock split), combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, or any similar event, in each case, other than pursuant to the transactions contemplated by this Agreement, the Merger Consideration and any other similarly dependent items shall be equitably adjusted to provide to the holders of GPE Common Stock and Westar Common Stock the same economic effect as contemplated by this Agreement prior to such action.

SECTION 2.02 Payment for Shares.

(a) Exchange Agent. Prior to the Closing Date, GPE and Westar shall appoint a bank or trust company to act as paying and exchange agent reasonably acceptable to each of them (the “Exchange Agent”) for the purpose of exchanging shares of GPE Common Stock and Westar Common Stock for the Merger Consideration in accordance with Section 2.01(b). At or prior to the Effective Time, Holdco shall deposit or cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of GPE Common Stock and Westar Common Stock contemplated by Section 2.01(b), an aggregate amount of Holdco Common Stock sufficient to deliver the Merger Consideration pursuant to Section 2.01(b). In addition, Holdco shall deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions payable pursuant to Section 2.02(j). All shares of Holdco Common Stock, together with the amount of any such cash dividends and distributions deposited with the Exchange Agent pursuant to this Section 2.02(a), shall hereinafter be referred to as the “Exchange Fund.”

(b) Payment Procedures.

(i) Promptly after the Effective Time (but no later than four (4) Business Days after the Effective Time), the Exchange Agent will mail to each holder of record of a certificate representing outstanding shares of GPE Common Stock and Westar Common Stock immediately prior to the Effective Time (a “Certificate”) and to each holder of uncertificated shares of GPE Common Stock and Westar Common Stock represented by book entry immediately prior to the Effective Time (“Book-Entry Shares”), in each case, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01(b):

(1) a letter of transmittal, which shall specify that delivery shall be effected, and that risk of loss and title to Certificates or Book-Entry Shares held by such holder will pass, only upon delivery of such Certificates or Book-Entry Shares to the Exchange Agent and which shall be in form and substance reasonably satisfactory to GPE and Westar, and

(2) instructions for use in effecting the surrender of such Certificates or Book-Entry Shares in exchange for the Merger Consideration with respect to such shares.

(ii) Upon surrender to, and acceptance in accordance with Section 2.02(b)(iii) by, the Exchange Agent of a Certificate or Book-Entry Share, the holder thereof will be entitled to the Merger Consideration payable in respect of the number of shares of GPE Common Stock or Westar Common Stock formerly represented by such Certificate or Book-Entry Share surrendered under this Agreement. Until such time as the Merger Consideration is issued to or at the direction of the holder of a surrendered Certificate or Book-Entry Shares, Holdco Common Stock that constitutes the Merger Consideration shall not be voted on any matter.

(iii) The Exchange Agent will accept Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange of the Certificates and Book-Entry Shares in accordance with customary exchange practices.

(iv) From and after the Effective Time, no further transfers may be made on the records of GPE or Westar or its respective transfer agent of Certificates or Book-Entry Shares, and if any Certificate or Book-Entry Share is presented to GPE or Westar for transfer, such Certificate of Book-Entry Share shall be canceled against delivery of the Merger Consideration payable in respect of the shares of GPE Common Stock or Westar Common Stock represented by such Certificate or Book-Entry Share.

(v) If any Merger Consideration is to be remitted to a name other than that in which a Certificate or Book-Entry Share is registered, no Merger Consideration may be paid in exchange for such surrendered Certificate or Book-Entry Share unless:

(1) either (A) the Certificate so surrendered is properly endorsed, with signature guaranteed, or otherwise in proper form for transfer or (B) the Book-Entry Share is properly transferred; and

(2) the Person requesting such payment shall (A) pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or Book-Entry Share or (B) establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(vi) At any time after the Effective Time until surrendered as contemplated by this Section 2.02, each Certificate or Book-Entry Share shall be deemed to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the shares of GPE Common Stock or Westar Common Stock represented by such Certificate or Book-Entry Share as contemplated by Section 2.01(b). No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the shares of GPE Common Stock or Westar Common Stock represented by Certificates or Book-Entry Shares.

(c) No Further Ownership Rights in GPE Common Stock and Westar Common Stock.

(i) At the Effective Time, each holder of a Certificate, and each holder of Book-Entry Shares, will cease to have any rights with respect to such shares of GPE Common Stock or Westar Common Stock, except, to the extent provided by Section 2.01, for the right to receive the Merger Consideration payable in respect of the shares of GPE Common Stock or Westar Common Stock formerly represented by such Certificate or Book-Entry Shares upon surrender of such Certificate or Book-Entry Share in accordance with Section 2.02(b);

(ii) The Merger Consideration paid upon the surrender or exchange of Certificates or Book-Entry Shares in accordance with this Section 2.02 will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of GPE Common Stock or Westar Common Stock formerly represented by such Certificates or Book-Entry Shares (other than the right to receive dividends or other distributions, if any, in accordance with Section 2.02(j)).

(d) Termination of Exchange Fund. The Exchange Agent will deliver to Holdco, upon Holdco’s demand, any portion of the Exchange Fund (including any interest and other income received by the Exchange Agent in respect of all such funds) which remains undistributed to the former holders of Certificates or Book-Entry Shares upon expiration of the period ending one (1) year after the Effective Time. Thereafter, any former holder of Certificates or Book-Entry Shares prior to the Mergers who has not complied with this Section 2.02 prior to such time, may look only to Holdco for payment of his, her or its claim for Merger Consideration to which such holder may be entitled.

(e) Investment of Exchange Fund. The Exchange Agent shall invest any cash in the Exchange Fund if and as directed by Holdco; provided that such investment shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard &

Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10,000,000,000, or in mutual funds investing in such assets. Any interest and other income resulting from such investments shall be paid to, and be the property of, Holdco.

(f) No Liability. None of Westar, GPE, Holdco, Merger Sub, the Exchange Agent or any other Person shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes. Each of Holdco, GPE, Westar and the Exchange Agent shall be entitled to deduct and withhold from any cash and consideration otherwise payable pursuant to this Agreement to any holder of Certificates, Book-Entry Shares, Westar Restricted Share Units, Westar Performance Units, Westar Other Equity-Based Rights, GPE Deferred Share Units, GPE Performance Share Awards or GPE Other Equity-Based Rights such amounts for Taxes as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so deducted and withheld (or the cash equivalent thereof) shall be promptly paid over to the appropriate taxing authority, and shall be treated for all purposes under this Agreement as having been paid to the holder of Certificates, Book-Entry Shares, Westar Restricted Share Units, Westar Performance Units, Westar Other Equity-Based Rights, GPE Deferred Share Units, GPE Performance Share Awards or GPE Other Equity-Based Rights, as applicable, in respect of which such deduction or withholding was made. Holdco or the Exchange Agent, as relevant, shall provide advance notice of any requirement to withhold and deduct Taxes, and shall obtain from holders of Certificates, Book-Entry Shares, Westar Restricted Share Units, Westar Performance Units, Westar Other Equity-Based Rights, GPE Deferred Share Units, GPE Performance Share Awards or GPE Other Equity-Based Rights such certificates or other documents required to avoid or reduce any such Taxes.

(h) Lost, Stolen or Destroyed Certificates. If any Certificate formerly representing shares of GPE Common Stock or Westar Common Stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Holdco, the posting by such Person of a bond, in such reasonable and customary amount as Holdco may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver and pay, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration payable in respect thereof pursuant to this Agreement.

(i) Fractional Shares. No certificates or scrip representing fractional shares of Holdco Common Stock shall be issued upon the conversion of GPE Common Stock or Westar Common Stock pursuant to Section 2.01, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Holdco Common Stock. For purposes of this Section 2.02(i), all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places. As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of whole shares of Holdco Common Stock delivered to the Exchange Agent by Holdco pursuant to Section 2.02(a) representing the Merger Consideration over (ii) the aggregate number of whole shares of Holdco Common Stock to be distributed to former holders of GPE Common Stock and Westar Common Stock pursuant to Section 2.02(b) (such excess being herein called the “Excess Shares”). Following the Effective Time, the Exchange Agent shall, on behalf of former shareholders of GPE and Westar, sell the Excess Shares at then-prevailing prices on the NYSE, all in the manner provided in this Section 2.02(i). The Parties acknowledge that payment of the cash consideration received from the sale of the Excess Shares in lieu of issuing fractional shares of Holdco Common Stock was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Holdco that would otherwise be caused by the issuance of fractional shares of Holdco Common Stock. The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent’s sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates and Book-Entry Shares formerly representing GPE Common Stock or Westar Common Stock, the Exchange Agent shall hold such proceeds in trust for holders of GPE Common Stock and Westar Common Stock (the “Common Shares Trust”). The Holdco Surviving Corporation shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each former holder of GPE Common Stock or Westar Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds composing the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of GPE Common Stock or Westar Common Stock would otherwise be entitled (after taking into account all shares of GPE Common Stock or Westar Common Stock, as applicable, held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of GPE Common Stock or Westar Common Stock would otherwise be entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates or Book-Entry Shares formerly representing GPE Common Stock or Westar Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates or Book-Entry Shares formerly representing GPE Common Stock or Westar Common Stock, without interest, subject to and in accordance with the terms of Section 2.02(b).

(j) Dividends with Respect to Holdco Common Stock. No dividends or other distributions with respect to Holdco Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the shares of Holdco Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Holdco to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares there shall be paid to the holder thereof, without interest and subject to any required Tax withholding, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Holdco Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Holdco Common Stock.

SECTION 2.03 Equity Awards.

(a) At or prior to the Effective Time, Westar shall take such actions as are necessary (including obtaining any resolutions of the Westar Board or, if appropriate, any committee thereof administering the Westar Stock Plan and providing any required notices and obtaining any required consents) to effect the following and to ensure that the conversions pursuant to Section 2.01(b) of the Westar Common Stock held by any director or officer of Westar and the conversion pursuant to this Section 2.03(a) with respect to any director or officer of Westar will be eligible for exemption under Rule 16b-3(e) under the Exchange Act:

(i) Westar Restricted Share Units. Immediately prior to the Effective Time, each Westar Restricted Share Unit that is outstanding and unvested immediately prior to the Effective Time shall be cancelled as of the Effective Time and converted into a vested right to receive (i) the Westar Merger Consideration plus (ii) cash in an amount equal to any dividend equivalents associated with such Westar Restricted Share Unit as of the Effective Time, subject to any withholding Taxes required by Law to be withheld in accordance with Section 2.02(g). In each case, payment with respect to any Westar Restricted Share Units shall be made within five (5) Business Days after the Closing Date.

(ii) Westar Performance Units. Immediately prior to the Effective Time, each Westar Performance Unit that is outstanding and unvested immediately prior to the Effective Time shall be cancelled as of the Effective Time and converted into a vested right to receive (i) the Westar Merger Consideration plus (ii) cash in an amount equal to any dividend equivalents associated with such Westar Performance

Unit as of the Effective Time, with the number of vested Westar Performance Units to be the greater of the target award or the number determined in accordance with the performance criteria provided in the applicable award agreement, subject to any withholding Taxes required by Law to be withheld in accordance with Section 2.02(g). In each case, payment with respect to any Company Performance Units shall be made within five (5) Business Days after the Closing Date.

(iii) Westar Other Equity-Based Rights. Immediately prior to the Effective Time, each contractual right to receive a share of Westar Common Stock or the value of such a share other than Westar Restricted Share Units and Westar Performance Units (each, a “Westar Other Equity-Based Right”) pursuant to any Westar Benefit Plan that is outstanding immediately prior to the Effective Time, shall, without any action on the part of the holder thereof, vest in full, and all restrictions (including forfeiture restrictions or repurchase rights) otherwise applicable to such Westar Other Equity-Based Right shall lapse, and each Westar Other Equity-Based Right shall be cancelled as of the Effective Time and converted into a vested right to receive (i) the Westar Merger Consideration plus (ii) cash in an amount equal to any dividend equivalents associated with such Westar Other Equity-Based Right as of the Effective Time, subject to any withholding Taxes required by Law to be withheld in accordance with Section 2.02(g), such that as of the Effective Time, no Westar Other Equity-Based Rights shall be outstanding. In each case, payment with respect to any Westar Other Equity-Based Rights shall be made within five (5) Business Days after the Closing Date; provided, however, that in the case of any Westar Other Equity-Based Rights that constitute deferred compensation within the meaning of Section 409A of the Code, payment shall occur on the date that it would otherwise occur under the applicable Westar Benefit Plan or election form absent the application of this Section 2.03(a)(iii) to the extent necessary to avoid the imposition of any penalty or other taxes under Section 409A of the Code.

(b) At or prior to the Effective Time, GPE shall take such actions as are necessary (including obtaining any resolutions of the GPE Board or, if appropriate, any committee thereof administering the GPE Stock Plan and providing any required notices and obtaining any required consents) to effect the following and to ensure that the conversions pursuant to Section 2.01(b) of the GPE Common Stock held by any director or officer of GPE and the conversion pursuant to this Section 2.03(b) with respect to any director or officer of GPE will be eligible for exemption under Rule 16b-3(e) under the Exchange Act:

(i) GPE Deferred Share Units. At the Effective Time, each GPE Deferred Share Unit that is outstanding and unvested immediately prior to the Effective Time shall be, as of the Effective Time, converted into an award of a number of deferred share units of Holdco Common Stock equal to the number of GPE Deferred Share Units of GPE Common Stock multiplied by the GPE Exchange Ratio, under the same terms and conditions as were applicable to such award of GPE Deferred Share Unit, including vesting.

(ii) GPE Performance Share Awards. At the Effective Time, each GPE Performance Share Award that is outstanding and unvested immediately prior to the Effective Time shall be, as of the Effective Time, converted into an award of a number of performance share awards of Holdco Common Stock equal to the number of GPE Performance Share Awards of GPE Common Stock multiplied by the GPE Exchange Ratio, under the same terms and conditions as were applicable to such GPE Performance Share Awards, including vesting, and the performance measurement period for such performance shares shall remain open (such that no payments shall be made under the terms of such performance shares solely as a result of or in connection with the Mergers) and the compensation committee of the Holdco Board shall adjust the performance measures of such performance shares as soon as practicable after the Effective Time as it determines is appropriate and equitable to reflect the performance of GPE during the performance measurement period prior to the Effective Time, the transactions contemplated by this Agreement.

(iii) GPE Other Equity-Based Rights. At the Effective Time, each contractual right to receive a share of GPE Common Stock or the value of such a share other than GPE Deferred Share Units and GPE Performance Share Awards (each, a “GPE Other Equity-Based Right”) granted pursuant to any

GPE Benefit Plan that is outstanding immediately prior to the Effective Time, shall, without any action on the part of the holder thereof, be, as of the Effective Time, converted into an equity or equity-based award in respect of a number of shares of Holdco Common Stock equal to the number of shares of GPE Common Stock represented by such GPE Other Equity-Based Right multiplied by the GPE Exchange Ratio, under the same terms and conditions as were applicable to such GPE Other Equity-Based Right, including vesting.

SECTION 2.04 Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, any share of GPE Common Stock that, as of the Effective Time, is held by a holder who is entitled to, and who has properly preserved, appraisal rights under Section 351.455.1 of the GBCLM with respect to such share (a “Dissenting Share”) will not be converted into or represent the right to receive the Merger Consideration in accordance with Section 2.01 and Section 2.02, and the holder of such share will be entitled only to such rights as may be granted to such holder pursuant to Section 351.455.1 of the GBCLM with respect to such share; provided, however, that if such appraisal rights have not been perfected or the holder of such share has otherwise lost such holder’s appraisal rights with respect to such share, then, as of the later of the Effective Time or the time of the failure to perfect such rights or the loss of such rights, such share will automatically be converted into and will represent only the right to receive (upon the surrender of the Certificate representing such share or Book-Entry Share) the applicable Merger Consideration in accordance with Section 2.01 and Section 2.02.

(b) GPE will give Westar (i) prompt notice of any written demand for appraisal received by GPE prior to the Effective Time pursuant to Section 351.455.1 of the GBCLM and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF WESTAR

Except (a) as set forth in the Westar Reports publicly available and filed with or furnished to the SEC prior to the date of this Agreement (excluding any disclosures of factors or risks contained or references therein under the captions “Risk Factors” or “Forward-Looking Statements” and any other statements that are predictive, cautionary or forward-looking in nature) or (b) subject to Section 9.04(k), as set forth in the corresponding section of the amended and restated disclosure letter delivered by Westar to GPE concurrently with the execution and delivery by Westar of this Agreement, which amends and restates in its entirety the disclosure letter delivered by Westar to GPE concurrently with the execution and delivery of the Original Merger Agreement (the “A&R Westar Disclosure Letter”), Westar represents and warrants to GPE as follows:

SECTION 3.01 Organization, Standing and Power. Each of Westar and the Subsidiaries of Westar (the “Westar Subsidiaries”) is duly organized, validly existing and in active status or good standing, as applicable, under the laws of the jurisdiction in which it is organized (in the case of active status or good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Westar Subsidiaries, where the failure to be so organized, existing or in active status or good standing, as applicable, has not had and would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect. Each of Westar and the Westar Subsidiaries has all requisite entity power and authority to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority would not have or would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect. Each of Westar and the Westar Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties make such qualification necessary, except in any such jurisdiction where the failure to be so qualified or licensed would not have or would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect. Westar has made available to GPE true and complete copies of the amended and restated articles of incorporation of Westar, as amended and in effect as of the date of this Agreement (the “Westar Articles”) and the bylaws of Westar, as amended and in effect as of the date of this Agreement (the “Westar Bylaws”).

SECTION 3.02 Westar Subsidiaries. All the outstanding shares of capital stock, voting securities of, and other equity interests in, each Westar Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Westar, by another Westar Subsidiary or by Westar and another Westar Subsidiary, free and clear of (a) all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and (b) any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except, in the case of the foregoing clauses (a) and (b), as imposed by this Agreement, the Organizational Documents of the Westar Subsidiaries or applicable securities Laws. Section 3.02 of the A&R Westar Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Westar Subsidiaries. Westar has made available to GPE true and complete copies of the articles of incorporation and bylaws (or equivalent Organizational Documents) of each Westar Subsidiary in effect as of the date of this Agreement. Neither Westar nor any Westar Subsidiary owns any shares of capital stock or voting securities of, or other equity interests in, any Person other than the Westar Subsidiaries.

SECTION 3.03 Capital Structure.

(a) The authorized capital stock of Westar consists of 285,600,000 shares of which 275,000,000 shares is Westar Common Stock of the par value of $5.00 each, 4,000,000 shares is preference stock without par value, 600,000 shares is preferred stock of the par value of $100 each and 6,000,000 shares is preferred stock without par value (collectively, the preference and preferred stock are the “Westar Preferred Stock”). At the close of business on July 6, 2017, (i) 142,093,387 shares of Westar Common Stock were issued and outstanding, (ii) no shares of Westar Preferred Stock were issued and outstanding, (iii) no shares of Westar Common Stock were held by Westar in its treasury, (iv) Westar Restricted Share Units with respect to an aggregate of 272,488 shares of Westar Common Stock were issued and outstanding, (v) Westar Performance Units with respect to an aggregate of 265,988 shares of Westar Common Stock based on achievement of applicable performance criteria at target level were issued and outstanding and (vi) Westar Other Equity-Based Rights with respect to an aggregate 367,243 shares of Westar Common Stock were issued and outstanding. At the close of business on July 6, 2017, an aggregate of 4,748,053 shares of Westar Common Stock were available for issuance pursuant to the Westar Benefit Plans.

(b) All outstanding shares of Westar Common Stock are, and all shares of Westar Common Stock that may be issued upon the settlement of Westar Restricted Share Units, Westar Performance Units and Westar Other Equity-Based Rights will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive or similar right. Except as set forth in this Section 3.03 or as set forth in Section 3.03 or Section 5.01(a)(v) of the A&R Westar Disclosure Letter or pursuant to the terms of this Agreement, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Westar or any Westar Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of Westar or any Westar Subsidiary or any securities of Westar or any Westar Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Westar or any Westar Subsidiary or (ii) any warrants, calls, options or other rights to acquire from Westar or any Westar Subsidiary, or any other obligation of Westar or any Westar Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Westar or any Westar Subsidiary (the foregoing clauses (i) and (ii), collectively, “Westar Equity Securities”). Except pursuant to the Westar Stock Plan, there are not any outstanding obligations of Westar or any Westar Subsidiary to repurchase, redeem or otherwise acquire any Westar Equity Securities. There is no outstanding Indebtedness of Westar having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Westar may vote (“Westar Voting Debt”). No Westar Subsidiary owns any shares of Westar Common Stock. Neither Westar nor any of the Westar Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Westar.

SECTION 3.04 Authority; Execution and Delivery; Enforceability. Westar has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and agreements hereunder and to consummate the transactions contemplated hereby, including the Mergers, subject, in the case of the Westar Merger, to the receipt of the Westar Shareholder Approval. The Westar Board has adopted resolutions, at a meeting duly called at which a quorum of directors of Westar was present, (a) determining that it is in the best interests of Westar and its shareholders, and declaring it advisable, for Westar to enter into this Agreement, (b) adopting this Agreement and approving Westar’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby and (c) resolving to recommend that Westar’s shareholders approve this Agreement (the “Westar Board Recommendation”) and directing that this Agreement be submitted to Westar’s shareholders for approval at a duly held meeting of such shareholders for such purpose (the “Westar Shareholders Meeting”). Such resolutions have not been amended or withdrawn as of the date of this Agreement. Except for (i) the approval of this Agreement by the affirmative vote of the holders of a majority of all of the outstanding shares of Westar Common Stock entitled to vote at the Westar Shareholders Meeting (the “Westar Shareholder Approval”) and (ii) the filing of the Westar Articles of Merger as required by the KGCC, no other vote or corporate proceedings on the part of Westar or its shareholders are necessary to authorize, adopt or approve this Agreement or to consummate the transactions contemplated hereby, including the Mergers. Westar has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by GPE, Holdco and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exceptions”).

SECTION 3.05 No Conflicts; Consents.

(a) The execution and delivery by Westar of this Agreement does not, and the performance by Westar of its covenants and agreements hereunder and the consummation of the transactions contemplated hereby, including the Mergers, will not, (i) subject to obtaining the Westar Shareholder Approval, conflict with, or result in any violation of any provision of, the Westar Articles, the Westar Bylaws or the Organizational Documents of any Westar Subsidiary, (ii) subject to obtaining the Consents set forth in Section 3.05(a)(ii) of the A&R Westar Disclosure Letter (the “Westar Required Consents”), conflict with, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or result in the creation of a Lien upon any of the respective properties or assets of Westar or any Westar Subsidiary pursuant to, any Contract to which Westar or any Westar Subsidiary is a party or by which any of their respective properties or assets are bound or any Permit applicable to the business of Westar and the Westar Subsidiaries or (iii) subject to obtaining the Westar Shareholder Approval and the Consents referred to in Section 3.05(b) and making the Filings referred to in Section 3.05(b), conflict with, or result in any violation of any provision of, any Judgment or Law, in each case, applicable to Westar or any Westar Subsidiary or their respective properties or assets, except for, in the case of the foregoing clauses (ii) and (iii), any matter that would not have or would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect and would not prevent or materially impede, interfere with or delay the consummation of the transactions contemplated hereby, including the Mergers.

(b) No consent, waiver or Permit (“Consent”) of or from, or registration, declaration, notice, submission or filing (“Filing”) made to or with, any Governmental Entity is required to be obtained or made by Westar, any Westar Subsidiary or any other Affiliate of Westar in connection with Westar’s execution and delivery of this Agreement or its performance of its covenants and agreements hereunder or the consummation of the transactions contemplated hereby, including the Mergers, except for the following:

(i) (1) the filing with the Securities and Exchange Commission (the “SEC”), in preliminary and definitive form, of the Proxy Statement/Prospectus and (2) the filing with the SEC of such reports under, and such other compliance with, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”), and rules and regulations of the SEC promulgated thereunder, as may be required in connection with this Agreement or the Mergers;

(ii) compliance with, Filings under and the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and such other Consents or Filings as are required to be obtained or made under any other Antitrust Law;

(iii) the filing of the Westar Articles of Merger with the Secretary of State of the State of Kansas and appropriate documents with the relevant authorities of the other jurisdictions in which GPE and Westar are qualified to do business;

(iv) (1) Filing with, and the Consent of, the Federal Energy Regulatory Commission (the “FERC”) under Section 203 of the Federal Power Act (the “FPA”), (2) Filings with, and the Consent of, the U.S. Nuclear Regulatory Commission (the “NRC”), (3) Filings with, and the Consent of, the Kansas Corporation Commission (the “KCC”) and the Missouri Public Service Commission (the “MPSC”) and (4) Filings and Consents set forth in Section 3.05(b)(iv) of the A&R Westar Disclosure Letter (the Consents and Filings set forth in Section 3.05(b)(ii) and this Section 3.05(b)(iv), collectively, the “Westar Required Statutory Approvals”);

(v) the Westar Required Consents;

(vi) compliance with and filings required under (1) the rules and regulations of the NYSE and (2) applicable state securities, “blue sky” or takeover Laws and applicable foreign securities Laws;

(vii) Filings and Consents as are required to be made or obtained under state or federal property transfer Laws or Environmental Laws; and

(viii) such other Filings or Consents the failure of which to make or obtain would not have or would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect and would not prevent or materially impede, interfere with or delay the consummation of the Westar Merger.

SECTION 3.06 Westar Reports; Financial Statements.

(a) Westar has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Westar with the SEC since January 1, 2015 (such documents, together with all exhibits, financial statements, including the Westar Financial Statements, and schedules thereto and all information incorporated therein by reference, but excluding the Proxy Statement/Prospectus, being collectively referred to as the “Westar Reports”). Each Westar Report (i) at the time furnished or filed, complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Westar Report and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Westar included in the Westar Reports (the “Westar Financial Statements”) complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods and as of the dates involved (except as may be indicated in the notes thereto) and fairly presents in all material respects, in accordance with GAAP, the consolidated financial position of Westar and the Westar’s consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments).

(b) Neither Westar nor any Westar Subsidiary has any liability of any nature that is required by GAAP to be set forth on a consolidated balance sheet of Westar and the Westar Subsidiaries, except liabilities (i) reflected or reserved against in the most recent balance sheet (including the notes thereto) of Westar and the Westar Subsidiaries included in the Westar Reports filed prior to the date hereof, (ii) incurred in the ordinary course of business after March 31, 2017, (iii) incurred in connection with the Mergers or any other transaction or agreement contemplated by this Agreement or the Original Merger Agreement or (iv) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect.

(c) Westar maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects. Westar maintains “disclosure controls and procedures” required by Rule 13a-15 or 15d-15 under the Exchange Act that are effective in all material respects to ensure that information required to be disclosed by Westar in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of Westar’s filings with the SEC and other public disclosure documents. Westar has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Westar’s outside auditors and the audit committee of the Westar Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect Westar’s ability to record, process, summarize and report financial information and (2) any fraud, known to Westar, whether or not material, that involves management or other employees who have a significant role in Westar’s internal controls over financial reporting.

SECTION 3.07 Absence of Certain Changes or Events.

(a) From December 31, 2016 to the date of this Agreement, each of Westar and the Westar Subsidiaries has conducted its respective business in the ordinary course of business in all material respects, except for the conduct in connection with the Mergers or as otherwise contemplated or required by this Agreement or the Original Merger Agreement.

(b) From December 31, 2016 to the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect.

SECTION 3.08 Taxes.

(a) (1) Each of Westar and Westar Subsidiaries has timely filed, taking into account all valid extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects and (2) all material Taxes have been timely paid in full (whether or not shown or required to be shown as due on any Tax Return);

(b) each of Westar and Westar Subsidiaries has withheld and timely remitted to the appropriate Governmental Entity all material Taxes required to be withheld from amounts owing to any employee, creditor or third party;

(c) (1) no audit, examination, investigation or other proceeding is pending with any Governmental Entity with respect to any material amount of unpaid Taxes asserted against Westar or any Westar Subsidiary; and neither Westar nor any Westar Subsidiary has received written notice of any threatened audit, examination, investigation or other proceeding from any Governmental Entity for any material amount of unpaid Taxes asserted against Westar or any Westar Subsidiary, which have not been fully paid or settled, and (2) neither Westar nor any Westar Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax which has not yet expired (excluding extensions of time to file Tax Returns obtained in the ordinary course);

(d) (1) neither Westar nor any Westar Subsidiary had any liabilities for material unpaid Taxes as of the date of the latest balance sheet included in the Westar Financial Statements that had not been accrued or reserved on such balance sheet in accordance with GAAP and (2) neither Westar nor any Westar Subsidiary has incurred any material liability for Taxes since the date of the latest balance sheet included in the Westar Financial Statements except in the ordinary course of business;

(e) neither Westar nor any Westar Subsidiary has any liability for material Taxes of any Person (except for Westar or any Westar Subsidiary) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, as a transferee or successor or by contract;

(f) neither Westar nor any Westar Subsidiary is a party to or is otherwise bound by any Tax sharing, allocation or indemnification agreement or arrangement, except for such an agreement or arrangement (1) exclusively between or among Westar and Westar Subsidiaries, (2) with customers, vendors, lessors or other third parties entered into in the ordinary course of business and not primarily related to Taxes or (3) that as of the Closing Date will be terminated without any further payments being required to be made;

(g) within the past three (3) years, neither Westar nor any Westar Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code;

(h) neither Westar nor any Westar Subsidiary has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or Treasury Regulations Section 301.6111-2(b) in any Tax year for which the statute of limitations has not expired;

(i) there are no Liens on any of the assets of Westar or any or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any material Tax (excluding Taxes that are being contested in good faith for which adequate reserves have been provided in accordance with GAAP);

(j) neither Westar nor any Westar Subsidiary has any Tax rulings, requests for rulings, closing agreements or other similar agreements in effect or filed with any Governmental Entity; and

(k) after reasonable diligence, neither Westar nor any Westar Subsidiary is aware of the existence of any fact, or has taken or agreed to take any action, that would prevent the Westar Merger or GPE Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (or, in the case of the Westar Merger, as an exchange described in Section 351 of the Code).

(l) Except to the extent Section 3.09 relates to Taxes, the representations and warranties contained in this Section 3.08 are the sole and exclusive representations and warranties of Westar relating to Taxes, and no other representation or warranty of Westar contained herein shall be construed to relate to Taxes.

SECTION 3.09 Employee Benefits.

(a) Section 3.09(a) of the A&R Westar Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of each material Westar Benefit Plan and each material Westar Benefit Agreement.

(b) With respect to each material Westar Benefit Plan and material Westar Benefit Agreement, Westar has made available to GPE, to the extent applicable, complete and accurate copies of (i) the plan document

(or, if such arrangement is not in writing, a written description of the material terms thereof), including any amendment thereto and any summary plan description thereof, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the two (2) most recent audited financial statement and actuarial or other valuation report prepared with respect thereto, (iv) the two (2) most recent annual report on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect thereto and (v) the most recently received IRS determination letter or, if applicable, current IRS opinion or advisory letter (as to qualified plan status). No Westar Benefit Plan or Westar Benefit Agreement is maintained outside the jurisdiction of the United States, or covers any Westar Personnel residing or working outside of the United States.

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Westar Material Adverse Effect, (i) each Westar Benefit Plan and each Westar Benefit Agreement has been maintained in compliance with its terms and with the requirements prescribed by ERISA, the Code and all other applicable Laws, (ii) there are no pending or, to the Knowledge of Westar, threatened proceedings or claims against any Westar Benefit Plan or Westar Benefit Agreement or any fiduciary thereof, or Westar or any Westar Subsidiary with respect to any Westar Benefit Plan or Westar Benefit Agreement and (iii) all contributions, reimbursements, premium payments and other payments required to be made by Westar or any Westar Commonly Controlled Entity to any Westar Benefit Plan have been made on or before their applicable due dates. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Westar Material Adverse Effect, neither Westar nor any Westar Commonly Controlled Entity has engaged in, and to the Knowledge of Westar, there has not been, any non-exempt transaction prohibited by ERISA or by Section 4975 of the Code with respect to any Westar Benefit Plan or Westar Benefit Agreement or their related trusts that would reasonably be expected to result in a liability of Westar or a Westar Commonly Controlled Entity. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect, no Westar Benefit Plan or Westar Benefit Agreement is under audit or is the subject of an administrative proceeding by the IRS, the Department of Labor, or any other Governmental Entity, nor is any such audit or other administrative proceeding, to the Knowledge of Westar, threatened.

(d) Section 3.09(d) of the A&R Westar Disclosure Letter sets forth each Westar Benefit Plan and Westar Benefit Agreement that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. No Westar Benefit Plan or Westar Benefit Agreement is a multiemployer plan, as defined in Section 3(37) of ERISA, and neither Westar nor any Westar Commonly Controlled Entity has contributed to or been obligated to contribute to any such plan within the six years preceding this Agreement. Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect, neither Westar nor any Westar Commonly Controlled Entity has incurred any Controlled Group Liability (as defined below) that has not been satisfied in full nor do any circumstances exist that could reasonably be expected to give rise to any Controlled Group Liability (except for the payment of premiums to the Pension Benefit Guaranty Corporation). For the purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412, 430 and 4971 of the Code or (iv) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(e) Each Westar Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and such plan has received a currently effective favorable determination letter or, if applicable, current opinion or advisory letter to that effect from the IRS and, to the Knowledge of Westar, there is no reason why any such determination letter should be revoked.

(f) Except for any liabilities of Westar that have not had and would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect, neither Westar nor any Westar Subsidiary has any liability for providing health, medical or other welfare benefits after retirement or other termination of employment, except for coverage or benefits required to be provided under Section 4980(B)(f) of the Code or applicable Law.

(g) Except as set forth in Section 3.09(g) of the A&R Westar Disclosure Letter, none of the execution and delivery of this Agreement, the performance by either party of its covenants and agreements hereunder or the consummation of the Mergers (alone or in conjunction with any other event, including any termination of employment before, on or following the Effective Time) will (i) entitle any Westar Personnel to any material compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any Westar Benefit Plan or Westar Benefit Agreement or (iii) will result in any payment that could, individually or in combination with any other such payment, not be deductible under Section 280G of the Code.

(h) The representations and warranties contained in this Section 3.09 are the sole and exclusive representations and warranties of Westar relating to Westar Benefit Plans or Westar Benefit Agreements (including their compliance with any applicable Law) or ERISA, and no other representation or warranty of Westar contained herein shall be construed to relate to Westar Benefit Plans or Westar Benefit Agreements (including their compliance with any applicable Law) or ERISA.

SECTION 3.10 Labor and Employment Matters. Except for the Westar Union Contracts, neither Westar nor any Westar Subsidiary is party to any collective bargaining agreement or similar labor union Contract with respect to any of their respective employees. Except for employees covered by a Westar Union Contract, no employees of Westar or any Westar Subsidiary are represented by any other labor union with respect to their employment for Westar or any Westar Subsidiary. To the Knowledge of Westar, except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect, (a) there are no labor union representation or certification proceedings with respect to employees of Westar or any Westar Subsidiary pending or threatened in writing to be brought or filed with the National Labor Relations Board, and (b) there are no labor union organizing activities, with respect to employees of Westar or any Westar Subsidiary. From January 1, 2016 until the date of this Agreement, except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect, there have been no labor union strikes, slowdowns, work stoppages or lockouts or other material labor disputes pending or threatened in writing against or affecting Westar or any Westar Subsidiary. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect, since January 1, 2015, Westar and each Westar Subsidiary has complied and is in compliance with all applicable Laws pertaining to employment or labor matters and has not engaged in any action that will require any notifications under the Workers Adjustment and Retraining Notification Act and comparable local, state, and federal Laws (“WARN”). Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect, there are no Claims or investigations pending or, to the Knowledge of Westar, threatened by or on behalf of any employee of Westar or any Westar Subsidiary alleging violations of Laws pertaining to employment or labor matters.

SECTION 3.11 Litigation. There is no Claim before any Governmental Entity pending or, to the Knowledge of Westar, threatened against Westar or any Westar Subsidiary that has had or would reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect. There is no Judgment outstanding against or, to the Knowledge of Westar, investigation by any Governmental Entity of Westar or any Westar Subsidiary or any of their respective properties or assets that has had or would reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect. This Section 3.11 does not relate to Taxes; Westar Benefit Plans or Westar Benefit Agreements (including their compliance with any applicable Law) or ERISA; Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters; or Intellectual Property, which are addressed in Sections 3.08, 3.09, 3.14 and 3.17, respectively.

SECTION 3.12 Compliance with Applicable Laws; Permits. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect, (a) Westar and the Westar Subsidiaries are in compliance with all applicable Laws (including Anti-Corruption Laws) and all material Permits applicable to the business and operations of Westar and the Westar Subsidiaries, and (b) Westar and each Westar Subsidiary hold, and are in compliance with, all Permits required by Law for the conduct of their respective businesses as they are now being conducted. None of Westar, the Westar Subsidiaries or, to the Knowledge of Westar, their respective directors, officers, employees, agents or representatives: (i) is a Designated Person, (ii) is a Person that is owned or controlled by a Designated Person; (iii) is located, organized or resident in a Sanctioned Country; or (iv) has or is now, in connection with the business of Westar or the Westar Subsidiaries, engaged in, any dealings or transactions (A) with any Designated Person, (B) in any Sanctioned Country, or (C) otherwise in material violation of Sanctions. This Section 3.12 does not relate to Taxes; Westar Benefit Plans or Westar Benefit Agreements (including their compliance with any applicable Law) or ERISA; Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters; or Intellectual Property, which are addressed in Sections 3.08, 3.09, 3.14 and 3.17, respectively.

SECTION 3.13 Takeover Statutes. Assuming that the representations and warranties of GPE contained in Section 4.19 are true and correct, Westar has taken all necessary actions, if any, so that the transactions contemplated hereby, including the Mergers, are not subject to any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder,” “affiliated transaction,” “business combination” or any other antitakeover Law (each, a “Takeover Statute”) or any similar antitakeover provision in the Westar Articles or Westar Bylaws.

SECTION 3.14 Environmental Matters.

(a) Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect:

(i) Westar and the Westar Subsidiaries are in compliance with all Environmental Laws, and, except for matters that have been fully resolved, as of the date of this Agreement, neither Westar nor any Westar Subsidiary has received any written communication from a Governmental Entity or other Person that alleges that Westar or any Westar Subsidiary is in violation of any Environmental Law or any Permit issued pursuant to Environmental Law (an “Environmental Permit”);

(ii) with respect to all Environmental Permits necessary to conduct the respective operations of Westar or the Westar Subsidiaries as currently conducted, (1) Westar and each of the Westar Subsidiaries have obtained and are in compliance with, or have filed timely applications for, all such Environmental Permits, (2) all such Environmental Permits are valid and in good standing, (3) neither Westar nor any Westar Subsidiary has received notice from any Governmental Entity seeking to modify, revoke or terminate, any such Environmental Permits and (4) no such Environmental Permits will be subject to modification, termination or revocation as a result of the transactions contemplated by this Agreement;

(iii) there are no Environmental Claims pending or, to the Knowledge of Westar, threatened in writing against Westar or any Westar Subsidiary that have not been fully and finally resolved;

(iv) there are and have been no Releases of, or exposure to, any Hazardous Materials on, at, under or from any property currently or formerly owned, leased or operated by Westar or any Westar Subsidiary, and there are no other facts, circumstances or conditions, that would reasonably be expected to form the basis of any Environmental Claim against Westar or any Westar Subsidiary; and

(v) Westar and the Westar Subsidiaries have not transported or arranged for the transportation of any Hazardous Materials generated by Westar or any Westar Subsidiary to any location which is listed on the National Priorities List under CERCLA, or on any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations that would reasonably be expected to form the basis of any Environmental Claim against Westar or any Westar Subsidiary.

(b) The representations and warranties contained in this Section 3.14 are the sole and exclusive representations and warranties of Westar relating to Environmental Permits, Environmental Laws,

Environmental Claims, Releases, Hazardous Materials or other environmental matters, and no other representation or warranty of Westar contained herein shall be construed to relate to Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters.

SECTION 3.15 Contracts.

(a) Except for this Agreement, Westar Benefit Plans and Westar Benefit Agreements, as of the date of this Agreement, neither Westar nor any Westar Subsidiary is a party to any Contract required to be filed by Westar as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Westar Contract”) that has not been so filed.

(b) Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect, (i) each Filed Westar Contract is a valid, binding and legally enforceable obligation of Westar or one of the Westar Subsidiaries, as the case may be, and, to the Knowledge of Westar, of the other parties thereto, subject in all respects to the Bankruptcy and Equity Exceptions, (ii) each such Filed Westar Contract is in full force and effect and (iii) none of Westar or any Westar Subsidiary is (with or without notice or lapse of time, or both) in breach or default under any such Filed Westar Contract and, to the Knowledge of Westar, no other party to any such Filed Westar Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

SECTION 3.16 Real Property. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect, each of Westar and the Westar Subsidiaries has either good fee title or valid leasehold, easement or other real property rights, to the land, buildings, wires, pipes, structures and other improvements thereon and fixtures thereto necessary to permit it to conduct its business as currently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect and except as may be limited by the Bankruptcy and Equity Exceptions, (a) all leases, easements or other agreements under which Westar or any Westar Subsidiary lease, access, use or occupy real property necessary to permit it to conduct its business as currently conducted are valid, binding and in full force and effect against Westar or the Westar Subsidiaries and, to the Knowledge of Westar, the counterparties thereto, in accordance with their respective terms, and (b) none of Westar, the Westar Subsidiaries or, to the Knowledge of Westar, the counterparties thereto are in default under any of such leases, easements or other agreements described in the foregoing clause (a). This Section 3.16 does not relate to Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters; or Intellectual Property, which are addressed in Section 3.14 and Section 3.17, respectively.

SECTION 3.17 Intellectual Property.

(a) Except as would not have or would not be reasonably expected to have, individually or in the aggregate, a Westar Material Adverse Effect, to the Knowledge of Westar, (i) Westar and the Westar Subsidiaries have the right to use all material Intellectual Property used in their business as presently conducted and such conduct does not infringe or otherwise violate any Person’s Intellectual Property, (ii) there is no Claim of such infringement or other violation pending or, to the Knowledge of Westar, threatened in writing against Westar, (iii) no Person is infringing or otherwise violating any Intellectual Property owned by Westar and the Westar Subsidiaries, and (iv) no Claims of such infringement or other violation are pending or, to the Knowledge of Westar, threatened in writing against any Person by Westar.

(b) The representations and warranties contained in this Section 3.17 are the sole and exclusive representations and warranties of Westar relating to Intellectual Property, and no other representation or warranty of Westar contained herein shall be construed to relate to Intellectual Property.

SECTION 3.18 Insurance. As of the date hereof, except as would not have or would not be reasonably likely to have, individually or in the aggregate, a Westar Material Adverse Effect, all material fire and casualty, general liability, director and officer, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Westar or any Westar Subsidiary (“Westar Insurance Policies”) are in full force and effect and all premiums due with respect to all Westar Insurance Policies have been paid.

SECTION 3.19 Ownership of GPE Common Stock; Interested Shareholder. Neither Westar, any Westar Subsidiary nor any other Affiliate of Westar “beneficially owns” (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of GPE Common Stock or any other GPE Equity Securities. Neither Westar, any Westar Subsidiary nor any of their respective affiliates or associates (as each such term is defined in Section 351.459.1 of the GBCLM) is, prior to the date hereof, an “interested shareholder” (as such term is defined in Section 351.459.1 of the GBCLM) of GPE.

SECTION 3.20 Regulatory Status.

(a) Westar is a “holding company” under the Public Utility Holding Company Act of 2005 (“PUHCA 2005”). Except for the Utility Subsidiaries, none of Westar or the Westar Subsidiaries is regulated as a public utility under the FPA or as a public utility under applicable Law of the State of Kansas or is subject to such regulation by any other state.

(b) All Filings (except for immaterial Filings) required to be made by Westar any Westar Subsidiary since January 1, 2017, with the FERC and the KCC, as the case may be, have been made, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such Filings complied, as of their respective dates, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, except for Filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, would not reasonably be expected to have, individually or in the aggregate, a Westar Material Adverse Effect.

SECTION 3.21 Brokers’ Fees and Expenses. Except for any Westar Financial Advisor, the fees and expenses of which will be paid by Westar, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement, including the Mergers, based upon arrangements made by or on behalf of Westar.

SECTION 3.22 Opinion of Financial Advisor. The Westar Board has received an opinion of the Westar Financial Advisor to the effect that, as of the date of such opinion, taking into account the GPE Exchange Ratio, and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the Westar Exchange Ratio is fair, from a financial point of view, to the holders of shares of Westar Common Stock (other than shares owned by Westar as treasury stock, shares that are owned by a wholly owned Subsidiary of Westar, or shares that are owned directly or indirectly by GPE, Holdco or Merger Sub).

SECTION 3.23 No Additional Representations. Except for the representations and warranties expressly set forth in Article IV (as modified by the A&R GPE Disclosure Letter) and in any certificate delivered by GPE to Westar in accordance with the terms hereof, Westar specifically acknowledges and agrees that neither GPE nor any of its Affiliates, Representatives or shareholders or any other Person makes, or has made, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity). Except for the representations and warranties expressly set forth in this Article III (as modified by the A&R Westar Disclosure Letter) and in any certificate delivered by Westar to GPE in accordance with the terms hereof, Westar hereby expressly disclaims and negates (a) any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity), including with respect to (i) Westar or the Westar Subsidiaries or any of Westar’s or the Westar Subsidiaries’ respective businesses, assets, employees, Permits, liabilities, operations, prospects or condition (financial or otherwise) or (ii) any opinion, projection, forecast, statement, budget, estimate, advice or other information with respect to the projections, budgets or estimates of future revenues, results of operations (or any component thereof), cash flows, financial condition (or any component thereof) or the future business and operations of Westar or the Westar Subsidiaries, as well as any other business plan and cost-related plan information of Westar or the Westar Subsidiaries, made, communicated or furnished (orally or in writing), or to be made, communicated or furnished (orally or in writing), to GPE, its Affiliates or its Representatives, in each case, whether made by Westar or any of its Affiliates, Representatives or shareholders or any other Person (this clause (ii), collectively, “Westar Projections”) and (b) all liability and responsibility for any such other representation or warranty or any such Westar Projection.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GPE, HOLDCO AND MERGER SUB

Except (a) as set forth in the GPE Reports publicly available and filed with or furnished to the SEC prior to the date of this Agreement (excluding any disclosures of factors or risks contained or references therein under the captions “Risk Factors” or “Forward-Looking Statements” and any other statements that are predictive, cautionary or forward-looking in nature) or (b) subject to Section 9.04(k), as set forth in the corresponding section of the amended and restated disclosure letter delivered by GPE to Westar concurrently with the execution and delivery by GPE of this Agreement, which amends and restates in its entirety the disclosure letter delivered by GPE to Westar concurrently with the execution and delivery of the Original Merger Agreement (the “A&R GPE Disclosure Letter”), GPE, Holdco and Merger Sub represent and warrant to Westar as follows:

SECTION 4.01 Organization, Standing and Power. Each of GPE, GPE’s Subsidiaries (“GPE Subsidiaries”), Holdco and Merger Sub is duly organized, validly existing and in active status or good standing, as applicable, under the laws of the jurisdiction in which it is organized (in the case of active status or good standing, to the extent such jurisdiction recognizes such concept), except, in the case of GPE Subsidiaries, where the failure to be so organized, existing or in active status or good standing, as applicable, has not had and would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect. Each of GPE, the GPE Subsidiaries, Holdco and Merger Sub has all requisite entity power and authority to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority would not have or would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect. Each of GPE, the GPE Subsidiaries, Holdco and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties make such qualification necessary, except in any such jurisdiction where the failure to be so qualified or licensed would not have or would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect. GPE has made available to Westar true and complete copies of the articles of incorporation of GPE, as amended and in effect as of the date of this Agreement (the “GPE Articles”) and the bylaws of GPE, as amended and in effect as of the date of this Agreement (the “GPE Bylaws”).

SECTION 4.02 GPE Subsidiaries. All the outstanding shares of capital stock or voting securities of, and other equity interests in, each GPE Subsidiary have been validly issued and are fully paid and nonassessable and are owned by GPE, by another GPE Subsidiary or by GPE and another GPE Subsidiary, free and clear of (a) all Liens and (b) any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except, in the case of the foregoing clauses (a) and (b), as imposed by this Agreement, the Organizational Documents of the GPE Subsidiaries or applicable securities Laws. Section 4.02 of the A&R GPE Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the GPE Subsidiaries. GPE has made available to Westar true and complete copies of the articles of incorporation and bylaws (or equivalent Organizational Documents) of each GPE Subsidiary, in effect as of the date of this Agreement. Except as set forth in Section 4.02 of the A&R GPE Disclosure Letter, neither GPE nor any GPE Subsidiary owns any shares of capital stock or voting securities of, or other equity interests in, any Person other than the GPE Subsidiaries.

SECTION 4.03 Capital Structure.

(a) At the close of business on July 6, 2017, the authorized capital stock of GPE consists of (i) 390,000 shares of $100.00 par value cumulative preferred stock (“GPE Preferred Par Value Stock”), (ii) 1,572,000 shares of cumulative preferred stock without par value (“GPE Preferred No Par Stock”), (iii) 11,000,000 shares of preference stock without par value (“GPE Preference Stock”) and (iv) 600,000,000 shares of GPE Common Stock. At the close of business on July 6, 2017, (A) no shares of GPE Preferred Par Value Stock were issued and outstanding, (B) no shares of GPE Preferred No Par Stock were issued and outstanding, (C) 862,500 shares of GPE Preference Stock were issued and outstanding, (D) 215,650,054 shares of GPE Common Stock were issued and outstanding, (E) 135,166 shares of GPE Common Stock were held by GPE in its treasury, and (F) an aggregate of 1,235,113 shares of GPE Common Stock were issuable upon the conversion of GPE Deferred Share Units and the settlement of GPE Performance Share Awards (assuming full satisfaction of the applicable service conditions and maximum attainment of the applicable performance goals). At the close of business on July 6, 2017, an aggregate of 5,139,000 shares of GPE Common Stock were available for issuance pursuant to the GPE Benefit Plans.

(b) All outstanding shares of GPE Common Stock are, and all shares of GPE Common Stock that may be issued upon the conversion of GPE Deferred Share Units or the settlement of GPE Performance Share Awards, will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive or similar right. Except as set forth in this Section 4.03 or Section 4.03(b) of the A&R GPE Disclosure Letter or pursuant to the terms of this Agreement, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of GPE or any GPE Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of GPE or any GPE Subsidiary or any securities of GPE or any GPE Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, GPE or any GPE Subsidiary or (ii) any warrants, calls, options or other rights to acquire from GPE or any GPE Subsidiary, or any other obligation of GPE or any GPE Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, GPE or any GPE Subsidiary (the foregoing clauses (i) and (ii), collectively, “GPE Equity Securities”). Except pursuant to the GPE Benefit Plans, there are not any outstanding obligations of GPE or any GPE Subsidiary to repurchase, redeem or otherwise acquire any GPE Equity Securities. Except as set forth in Section 4.03(b) of the A&R GPE Disclosure Letter, there is no outstanding Indebtedness of GPE having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of GPE may vote (“GPE Voting Debt”). No GPE Subsidiary owns any shares of GPE Common Stock. Neither GPE nor any of the GPE Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, GPE.

SECTION 4.04 Authority; Execution and Delivery; Enforceability. Each of GPE, Holdco and Merger Sub has all requisite power and authority to execute and deliver this Agreement, to perform its covenants and agreements hereunder and to consummate the transactions contemplated hereby, including the Mergers. The GPE Board has adopted resolutions, at a meeting duly called at which a quorum of directors of GPE was present, (a) determining that it is in the best interests of GPE and its shareholders, and declaring it advisable, for GPE to enter into this Agreement, (b) adopting this Agreement and approving GPE’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Mergers, and (c) resolving to recommend that GPE’s shareholders approve this Agreement (the “GPE Board Recommendation”) and directing that this Agreement be submitted to GPE’s shareholders for approval at a duly held meeting of such shareholders for such purpose (the “GPE Shareholders Meeting”). Such resolutions have not been amended or withdrawn as of the date of this Agreement. The Holdco Board has adopted resolutions (i) determining that it is in the best interests of Holdco and its shareholder, and declaring it advisable, for Holdco to enter into this Agreement, (ii) adopting this Agreement and approving Holdco’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Mergers, and (iii) resolving to recommend that GPE, in its capacity as the sole shareholder of Holdco, adopt this Agreement. GPE has approved this Agreement by written consent in its capacity as the sole shareholder of Holdco. Such resolutions and written consent have not been amended or otherwise withdrawn as of the date of this Agreement. The board of directors of Merger Sub has adopted resolutions (a) determining that it is in the best interests of Merger Sub and its shareholder, and declaring it advisable, for Merger Sub to enter into this Agreement, (b) adopting this Agreement and approving Merger Sub’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Mergers, and (c) resolving to recommend that Holdco, in its capacity as the sole shareholder of Merger Sub, adopt this Agreement. Holdco has approved this Agreement by written consent in its capacity as the sole shareholder of Merger Sub. Such resolutions and written consent have not been amended or otherwise withdrawn as of the date of this Agreement. Except for (i) the approval of this Agreement by the affirmative vote of the holders of at least two-thirds of the outstanding shares of GPE Common Stock entitled to vote at the GPE Shareholders Meeting (the “GPE Shareholder Approval”) and (ii) the filing of the GPE Articles of Merger as required by the GBCLM, no other vote or corporate proceedings on the part of GPE or its shareholders is necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the transactions contemplated hereby, including the Mergers. GPE has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Westar, Holdco and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of GPE, enforceable against it in accordance with its terms, subject in all respects to the Bankruptcy and Equity Exceptions.

SECTION 4.05 No Conflicts; Consents.

(a) The execution and delivery of this Agreement by GPE, Holdco and Merger Sub does not, and the performance by each of GPE, Holdco and Merger Sub of its covenants and agreements hereunder and the consummation of the transactions contemplated hereby, including the Mergers, will not, (i) subject to obtaining the GPE Shareholder Approval, conflict with, or result in any violation of any provision of, the Organizational Documents of GPE, (ii) subject to obtaining the Consents set forth in Section 4.05(a)(ii) of the A&R GPE Disclosure Letter (the “GPE Required Consents” and, together with the Westar Required Consents, the “Required Consents”), conflict with, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or result in the creation of a Lien upon any of the respective properties or assets of GPE, any GPE Subsidiary, Holdco or Merger Sub pursuant to, any Contract to which GPE, any GPE Subsidiary, Holdco or Merger Sub is a party or by which any of their respective properties or assets is bound or any Permit applicable to the business of GPE, any GPE Subsidiary, Holdco or Merger Sub or (iii) subject to obtaining the GPE Shareholder Approval and the Consents referred to in Section 4.05(b) and making the Filings referred to in Section 4.05(b), conflict with, or result in any violation of any provision of, any Judgment or Law, in each case, applicable to GPE, any GPE Subsidiary, Holdco or Merger Sub or their respective properties or assets, except for, in the case of the foregoing clauses (ii) and (iii), any matter that would not have or would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect and would not prevent or materially impede, interfere with or delay the consummation of the transactions contemplated hereby, including the Mergers.

(b) No Consent of or from, or Filing made to or with, any Governmental Entity, is required to be obtained or made by GPE, any GPE Subsidiary or any other Affiliate of GPE in connection with GPE’s, Holdco’s and Merger Sub’s execution and delivery of this Agreement or their performance of their covenants and agreements hereunder or the consummation of the transactions contemplated hereby, including the Mergers, except for the following:

(i) (1) the filings with the SEC, in preliminary and definitive form, of the Proxy Statement/Prospectus and (2) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act, or the Securities Act, and rules and regulations of the SEC promulgated thereunder, as may be required in connection with this Agreement or the Mergers;

(ii) compliance with, Filings under and the expiration or termination of any applicable waiting period under the HSR Act, and such other Consents or Filings as are required to be made or obtained under any other Antitrust Law;

(iii) (1) Filing with, and the Consent of, the FERC under Section 203 of the FPA, (2) Filings with, and the Consent of, the NRC, (3) Filings with, and the Consent of, the KCC and the MPSC and (4) the Filings and Consents set forth in Section 4.05(b)(iii) of the A&R GPE Disclosure Letter (the Consents and Filings set forth in Section 4.05(b)(ii) and this Section 4.05(b)(iii), collectively, the “GPE Required Statutory Approvals” and, together with the Westar Required Statutory Approvals, the “Required Statutory Approvals”);

(iv) the GPE Required Consents;

(v) the filing of the GPE Articles of Merger with the Secretary of State of the State of Missouri and appropriate documents with the relevant authorities of the other jurisdictions in which GPE and Westar are qualified to do business;

(vi) compliance with and filings required under (1) the rules and regulations of the NYSE and (2) applicable state securities, “blue sky” or takeover Laws and applicable foreign securities Laws;

(vii) Filings and Consents as are required to be made or obtained under state or federal property transfer Laws or Environmental Laws; and

(viii) such other Filings and Consents the failure of which to make or obtain would not have or would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect and would not prevent or materially impede, interfere with or delay the consummation of the GPE Merger.

SECTION 4.06 GPE Reports; Financial Statements.

(a) GPE has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by GPE or GPE Utility Sub with the SEC since January 1, 2015 (such documents, together with all exhibits, financial statements, including the GPE Financial Statements, and schedules thereto and all information incorporated therein by reference, but excluding the Proxy Statement/Prospectus, being collectively referred to as the “GPE Reports”). Each GPE Report (i) at the time furnished or filed, complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such GPE Report and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of GPE included in the GPE Reports (the “GPE Financial Statements”) complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods and as of the dates involved (except as may be indicated in the notes thereto) and fairly presents in all material respects, in accordance with GAAP, the consolidated financial position of GPE and GPE’s consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments).

(b) None of GPE, any GPE Subsidiary, Holdco and Merger Sub has any liability of any nature that is required by GAAP to be set forth on a consolidated balance sheet of GPE, the GPE Subsidiaries, Holdco and Merger Sub, except liabilities (i) reflected or reserved against in the most recent balance sheet (including the notes thereto) of GPE, the GPE Subsidiaries, Holdco and Merger Sub included in the GPE Reports filed prior to the date hereof, (ii) incurred in the ordinary course of business after March 31, 2017, (iii) incurred in connection with the Mergers or any other transaction or agreement contemplated by this Agreement or the Original Merger Agreement or (iv) that have not had and would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect.

(c) GPE maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects. GPE maintains “disclosure controls and procedures” required by Rule 13a-15 or 15d-15 under the Exchange Act that are effective to ensure that information required to be disclosed by GPE in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of GPE’s filings with the SEC and other public disclosure documents. GPE has disclosed, based on its most recent evaluation prior to the date of this Agreement, to GPE’s outside auditors and the audit committee of the GPE Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect GPE’s ability to record, process, summarize and report financial information and (2) any fraud, known to GPE, whether or not material, that involves management or other employees who have a significant role in GPE’s internal controls over financial reporting.

SECTION 4.07 Absence of Certain Changes or Events.

(a) From December 31, 2016 to the date of this Agreement, each of GPE, the GPE Subsidiaries, Holdco and Merger Sub has conducted its respective business in the ordinary course of business in all material respects, except for the conduct in connection with the Mergers or as otherwise contemplated or required by this Agreement or the Original Merger Agreement.

(b) From December 31, 2016 to the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect.

SECTION 4.08 Employee Benefits.

(a) Section 4.08(a) of the A&R GPE Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of each material GPE Benefit Plan and each material GPE Benefit Agreement.

(b) With respect to each material GPE Benefit Plan and material GPE Benefit Agreement, GPE has made available to Westar, to the extent applicable, complete and accurate copies of (i) the plan document (or, if such arrangement is not in writing, a written description of the material terms thereof), including any amendment thereto and any summary plan description thereof, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the two (2) most recent audited financial statement and actuarial or other valuation report prepared with respect thereto, (iv) the two (2) most recent annual report on Form 5500 required to be filed with the IRS with respect thereto and (v) the most recently received IRS determination letter or, if applicable, current IRS opinion or advisory letter (as to qualified plan status). No GPE Benefit Plan or GPE Benefit Agreement is maintained outside the jurisdiction of the United States, or covers any GPE Personnel residing or working outside of the United States.

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a GPE Material Adverse Effect, (i) each GPE Benefit Plan and each GPE Benefit Agreement has been maintained in compliance with its terms and with the requirements prescribed by ERISA, the Code and all other applicable Laws, (ii) there are no pending or, to the Knowledge of GPE, threatened proceedings or claims against any GPE Benefit Plan or GPE Benefit Agreement or any fiduciary thereof, or GPE or any GPE Subsidiary with respect to any GPE Benefit Plan or GPE Benefit Agreement and (iii) all contributions, reimbursements, premium payments and other payments required to be made by GPE or any GPE Commonly Controlled Entity to any GPE Benefit Plan have been made on or before their applicable due dates. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a GPE Material Adverse Effect, neither GPE nor any GPE Commonly Controlled Entity has engaged in, and to the Knowledge of GPE, there has not been, any non-exempt transaction prohibited by ERISA or by Section 4975 of the Code with respect to any GPE Benefit Plan or GPE Benefit Agreement or their related trusts that would reasonably be expected to result in a liability of GPE or a GPE Commonly Controlled Entity. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect, no GPE Benefit Plan or GPE Benefit Agreement is under audit or is the subject of an administrative proceeding by the IRS, the Department of Labor, or any other Governmental Entity, nor is any such audit or other administrative proceeding, to the Knowledge of GPE, threatened.

(d) Section 4.08(d) of the A&R GPE Disclosure Letter sets forth each GPE Benefit Plan and GPE Benefit Agreement that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. No GPE Benefit Plan or GPE Benefit Agreement is a multiemployer plan, as defined in Section 3(37) of ERISA, and neither GPE nor any GPE Commonly Controlled Entity has contributed to or been obligated to contribute to any such plan within the six years preceding this Agreement. Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect, neither GPE nor any GPE Commonly Controlled Entity has incurred any Controlled Group Liability (as defined below) that has not been satisfied in full nor do any circumstances exist that could reasonably be expected to give rise to any Controlled Group Liability (except for the payment of premiums to the Pension Benefit Guaranty Corporation).

(e) Each GPE Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and such plan has received a currently effective favorable determination letter or, if applicable, current opinion or advisory letter to that effect from the IRS and, to the Knowledge of GPE, there is no reason why any such determination letter should be revoked.

(f) Except for any liabilities of GPE that have not had and would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect, none of GPE, any GPE Subsidiary, Holdco or Merger Sub has any liability for providing health, medical or other welfare benefits after retirement or other termination of employment, except for coverage or benefits required to be provided under Section 4980(B)(f) of the Code or applicable Law.

(g) Except as set forth in Section 4.08(g) of the A&R GPE Disclosure Letter, none of the execution and delivery of this Agreement, the performance by either party of its covenants and agreements hereunder or the consummation of the Mergers (alone or in conjunction with any other event, including any termination of employment before, on or following the Effective Time) will (i) entitle any GPE Personnel to any material compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any GPE Benefit Plan or GPE Benefit Agreement or (iii) will result in any payment that could, individually or in combination with any other such payment, not be deductible under Section 280G of the Code.

(h) The representations and warranties contained in this Section 4.08 are the sole and exclusive representations and warranties of GPE relating to GPE Benefit Plans or GPE Benefit Agreements (including their compliance with any applicable Law) or ERISA, and no other representation or warranty of GPE contained herein shall be construed to relate to GPE Benefit Plans or GPE Benefit Agreements (including their compliance with any applicable Law) or ERISA.

SECTION 4.09 Labor and Employment Matters. Except for the GPE Union Contracts, none of GPE, any GPE Subsidiary, Holdco or Merger Sub is party to any collective bargaining agreement or similar labor union Contract with respect to any of their respective employees. Except for employees covered by a GPE Union Contract, no employees of GPE, any GPE Subsidiary, Holdco or Merger Sub are represented by any other labor union with respect to their employment for GPE, any GPE Subsidiary, Holdco or Merger Sub. To the Knowledge of GPE, except as would not have or would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect, (a) there are no labor union representation or certification proceedings with respect to employees of GPE, any GPE Subsidiary, Holdco or Merger Sub pending or threatened in writing to be brought or filed with the National Labor Relations Board, and (b) there are no labor union organizing activities, with respect to employees of GPE, any GPE Subsidiary, Holdco or Merger Sub. From January 1, 2016 until the date of this Agreement, except as would not have or would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect, there have been no labor union strikes, slowdowns, work stoppages or lockouts or other material labor disputes pending or threatened in writing against or affecting GPE, any GPE Subsidiary, Holdco or Merger Sub. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect, since January 1, 2015, GPE, each GPE Subsidiary, Holdco and Merger Sub has complied and is in compliance with all applicable Laws pertaining to employment or labor matters and has not engaged in any action that will require any notifications under the WARN. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect, there are no Claims or investigations pending or, to the Knowledge of GPE, threatened by or on behalf of any employee of GPE, any GPE Subsidiary, Holdco or Merger Sub alleging violations of Laws pertaining to employment or labor matters.

SECTION 4.10 Litigation. Except as set forth in Section 4.10 of the A&R GPE Disclosure Letter, there is no Claim before any Governmental Entity pending or, to the Knowledge of GPE, threatened against GPE, any GPE Subsidiary, Holdco or Merger Sub that has had or would reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect. There is no Judgment outstanding against or, to the Knowledge of GPE, investigation by any Governmental Entity of GPE, any GPE Subsidiary, Holdco or Merger Sub or any of their respective properties or assets that has had or would reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect.

SECTION 4.11 Compliance with Applicable Laws. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect, (a) GPE, GPE Subsidiaries, Holdco and Merger Sub are in compliance with all applicable Laws (including Anti-Corruption Laws) and all material Permits applicable to the business and operations of GPE, GPE Subsidiaries, Holdco and Merger Sub and (b) GPE, each GPE Subsidiary, Holdco and Merger Sub hold, and are in compliance with, all Permits required by Law for the conduct of their respective businesses as they are now being conducted. None of GPE, GPE Subsidiaries, Holdco or Merger Sub or, to the Knowledge of GPE, their respective directors, officers, employees, agents or representatives: (i) is a Designated Person, (ii) is a Person that is owned or controlled by a Designated Person; (iii) is located, organized or resident in a Sanctioned Country; or (iv) has or is now, in connection with the business of GPE, the GPE Subsidiaries, Holdco or Merger Sub, engaged in, any dealings or transactions (A) with any Designated Person, (B) in any Sanctioned Country, or (C) otherwise in material violation of Sanctions. This Section 4.11 does not relate to Taxes; GPE Benefit Plans or GPE Benefit Agreements (including their compliance with any applicable Law) or ERISA; Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters; or Intellectual Property, which are addressed in Section 4.21, Section 4.08, Section 4.13 or Section 4.16, respectively.

SECTION 4.12 Takeover Statutes. Assuming that the representations and warranties of Westar contained in Section 3.19 are true and correct, GPE has taken all necessary actions, if any, so that the transactions contemplated hereby, including the Mergers, are not subject to any Takeover Statute or any similar antitakeover provision in the GPE Articles or GPE Bylaws.

SECTION 4.13 Environmental Matters.

(a) Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect:

(i) GPE, the GPE Subsidiaries, Holdco and Merger Sub are in compliance with all Environmental Laws, and, except for matters that have been fully resolved, as of the date of this Agreement, none of GPE, any GPE Subsidiary, Holdco or Merger Sub has received any written communication from a Governmental Entity or other Person that alleges that GPE, any GPE Subsidiary, Holdco or Merger Sub is in violation of any Environmental Law or any Environmental Permit;

(ii) with respect to all Environmental Permits necessary to conduct the respective operations of GPE, the GPE Subsidiaries, Holdco or Merger Sub as currently conducted, (1) GPE, each of the GPE Subsidiaries, Holdco and Merger Sub have obtained and are in compliance with, or have filed timely applications for, all such Environmental Permits, (2) all such Environmental Permits are valid and in good standing, (3) none of GPE, any GPE Subsidiary, Holdco or Merger Sub has received notice from any Governmental Entity seeking to modify, revoke or terminate, any such Environmental Permits and (4) no such Environmental Permits will be subject to modification, termination or revocation as a result of the transactions contemplated by this Agreement;

(iii) there are no Environmental Claims pending or, to the Knowledge of GPE, threatened in writing against GPE, any GPE Subsidiary, Holdco or Merger Sub that have not been fully and finally resolved;

(iv) there are and have been no Releases of, or exposure to, any Hazardous Materials on, at, under or from any property currently or formerly owned, leased or operated by GPE, any GPE Subsidiary, Holdco or Merger Sub, and there are no other facts, circumstances or conditions, that would reasonably be expected to form the basis of any Environmental Claim against GPE, any GPE Subsidiary, Holdco or Merger Sub; and

(v) GPE, the GPE Subsidiaries, Holdco and Merger Sub have not transported or arranged for the transportation of any Hazardous Materials generated by GPE, any GPE Subsidiary, Holdco or Merger Sub to any location which is listed on the National Priorities List under CERCLA, or on any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations that would reasonably be expected to form the basis of any Environmental Claim against GPE, any GPE Subsidiary, Holdco or Merger Sub.

(b) The representations and warranties contained in this Section 4.13 are the sole and exclusive representations and warranties of GPE relating to Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters, and no other representation or warranty of GPE contained herein shall be construed to relate to Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters.

SECTION 4.14 Contracts.

(a) Except for this Agreement, GPE Benefit Plans and GPE Benefit Agreements, as of the date of this Agreement, neither GPE nor any GPE Subsidiary is a party to any Contract required to be filed by GPE as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed GPE Contract”) that has not been so filed.

(b) Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect, (i) each Filed GPE Contract is a valid, binding and legally enforceable obligation of GPE or one of the GPE Subsidiaries, as the case may be, and, to the Knowledge of GPE, of the other parties thereto, subject in all respects to the Bankruptcy and Equity Exceptions, (ii) each such Filed GPE Contract is in full force and effect and (iii) none of GPE or any GPE Subsidiary is (with or without notice or lapse of time, or both) in breach or default under any such Filed GPE Contract and, to the Knowledge of GPE, no other party to any such Filed GPE Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

SECTION 4.15 Real Property. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect, each of GPE and the GPE Subsidiaries has either good fee title or valid leasehold, easement or other real property rights, to the land, buildings, wires, pipes, structures and other improvements thereon and fixtures thereto necessary to permit it to conduct its business as currently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect and except as may be limited by the Bankruptcy and Equity Exceptions, (a) all leases, easements or other agreements under which GPE, any GPE Subsidiary, Holdco or Merger Sub lease, access, use or occupy real property necessary to permit it to conduct its business as currently conducted are valid, binding and in full force and effect against GPE, the GPE Subsidiaries, Holdco or Merger Sub and, to the Knowledge of GPE, the counterparties thereto, in accordance with their respective terms, and (b) none of GPE, the GPE Subsidiaries, Holdco or Merger Sub or, to the Knowledge of GPE, the counterparties thereto are in default under any of such leases, easements or other agreements described in the foregoing clause (a). This Section 4.15 does not relate to Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters; or Intellectual Property, which are addressed in Section 4.13 and Section 4.16, respectively.

SECTION 4.16 Intellectual Property.

(a) Except as would not have or would not be reasonably expected to have, individually or in the aggregate, a GPE Material Adverse Effect, to the Knowledge of GPE, (i) GPE, the GPE Subsidiaries, Holdco and Merger Sub have the right to use all material Intellectual Property used in their business as presently conducted and such conduct does not infringe or otherwise violate any Person’s Intellectual Property, (ii) there is no Claim of such infringement or other violation pending or, to the Knowledge of GPE, threatened in writing against GPE, (iii) no Person is infringing or otherwise violating any Intellectual Property owned by GPE, the GPE Subsidiaries, Holdco and Merger Sub and (iv) no Claims of such infringement or other violation are pending or, to the Knowledge of GPE, threatened in writing against any Person by GPE.

(b) The representations and warranties contained in this Section 4.16 are the sole and exclusive representations and warranties of GPE relating to Intellectual Property, and no other representation or warranty of GPE contained herein shall be construed to relate to Intellectual Property.

SECTION 4.17 Insurance. As of the date hereof, except as would not have or would not be reasonably likely to have, individually or in the aggregate, a GPE Material Adverse Effect, all material fire and casualty, general liability, director and officer, business interruption, product liability, and sprinkler and water damage insurance policies maintained by GPE or any GPE Subsidiary (“GPE Insurance Policies”) are in full force and effect and all premiums due with respect to all GPE Insurance Policies have been paid.

SECTION 4.18 Brokers’ Fees and Expenses. Except for any Person set forth in Section 4.18 of the A&R GPE Disclosure Letter, the fees and expenses of which will be paid by GPE, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement, including the Mergers, based upon arrangements made by or on behalf of GPE.

SECTION 4.19 Ownership of Westar Common Stock; Interested Shareholder. Neither GPE, any GPE Subsidiary nor any other Affiliate of GPE “beneficially owns” (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Westar Common Stock or any other Westar Equity Securities. Neither GPE, any GPE Subsidiary nor any of their respective affiliates or associates (as each such term is defined in Section 17-1297 of the KGCC) is, prior to the date hereof, an “interested shareholder” (as such term is defined in Section 17-12-100 of the KGCC) of Westar.

SECTION 4.20 Regulatory Status.

(a) GPE is a public utility holding company under the PUHCA 2005.

(b) Except as set forth in Section 4.20(b)(i) of the A&R GPE Disclosure Letter, none of the GPE Subsidiaries is regulated as a public utility under the FPA. Except for the GPE Subsidiaries set forth in Section 4.20(b)(ii) of the A&R GPE Disclosure Letter (the “GPE Utilities”), none of the GPE Subsidiaries are regulated as a public utility, electric utility or gas utility, or similar utility designation, under the applicable Law of any state.

(c) All Filings (except for immaterial Filings) required to be made by GPE or any GPE Subsidiary since January 1, 2014, with the FERC, the North American Electric Reliability Corporation, the FCC and the State Commissions, as the case may be, have been made, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such Filings complied, as of their respective dates, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, except for Filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, would not reasonably be expected to have, individually or in the aggregate, a GPE Material Adverse Effect.

SECTION 4.21 Taxes.

(a) (1) Each of the GPE and each GPE Subsidiary has timely filed, taking into account all valid extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects and (2) all material Taxes have been timely paid in full (whether or not shown or required to be shown as due on any Tax Return);

(b) each of the GPE and GPE Subsidiaries has withheld and timely remitted to the appropriate Governmental Entity all material Taxes required to be withheld from amounts owing to any employee, creditor or third party;

(c) (1) no audit, examination, investigation or other proceeding is pending with any Governmental Entity with respect to any material amount of unpaid Taxes asserted against the GPE or any GPE Subsidiary; and neither the GPE nor any GPE Subsidiary has received written notice of any threatened audit, examination, investigation or other proceeding from any Governmental Entity for any material amount of unpaid Taxes asserted against the GPE or any GPE Subsidiary, which have not been fully paid or settled, and (2) neither the GPE nor any GPE Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax which has not yet expired (excluding extensions of time to file Tax Returns obtained in the ordinary course);

(d) (1) neither the GPE nor any GPE Subsidiary had any liabilities for material unpaid Taxes as of the date of the latest balance sheet included in the GPE Financial Statements that had not been accrued or reserved on such balance sheet in accordance with GAAP and (2) neither the GPE nor any GPE Subsidiary has incurred any material liability for Taxes since the date of the latest balance sheet included in the GPE Financial Statements except in the ordinary course of business;

(e) neither GPE nor any GPE Subsidiary has any liability for material Taxes of any Person (except for GPE or any GPE Subsidiary) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, as a transferee or successor or by contract;

(f) neither GPE nor any GPE Subsidiary is a party to or is otherwise bound by any Tax sharing, allocation or indemnification agreement or arrangement, except for such an agreement or arrangement (1) exclusively between or among GPE and GPE Subsidiaries, (2) with customers, vendors, lessors or other third parties entered into in the ordinary course of business and not primarily related to Taxes or (3) that as of the Closing Date will be terminated without any further payments being required to be made;

(g) within the past three (3) years, neither GPE nor any GPE Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code;

(h) neither GPE nor any GPE Subsidiary has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or Treasury Regulations Section 301.6111-2(b) in any Tax year for which the statute of limitations has not expired;

(i) there are no Liens on any of the assets of GPE or any or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any material Tax (excluding Taxes that are being contested in good faith for which adequate reserves have been provided in accordance with GAAP);

(j) neither GPE nor any GPE Subsidiary has any Tax rulings, requests for rulings, closing agreements or other similar agreements in effect or filed with any Governmental Entity; and

(k) after reasonable diligence, neither GPE nor any GPE Subsidiary is aware of the existence of any fact, or has taken or agreed to take any action, that would prevent the Westar Merger or GPE Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (or, in the case of the Westar Merger, as an exchange described in Section 351 of the Code).

(l) Except to the extent Section 4.08 relates to Taxes, the representations and warranties contained in this Section 4.21 are the sole and exclusive representations and warranties of GPE relating to Taxes, and no other representation or warranty of GPE contained herein shall be construed to relate to Taxes.

SECTION 4.22 Opinions of Financial Advisors. The GPE Board has received the opinions of Goldman, Sachs & Co. LLC and Lazard Frères & Co. LLC to the effect that, as of the date of each such opinion and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the GPE Exchange Ratio was fair, from a financial point of view, to the holders of shares of GPE Common Stock (other than shares owned by GPE as treasury stock, shares that are owned by a wholly owned Subsidiary of GPE, or shares that are owned directly or indirectly by Westar, Holdco or Merger Sub).

SECTION 4.23 Holdco; Merger Sub. All outstanding shares of capital stock of Holdco are duly authorized, validly issued, fully paid and nonassessable. GPE owns all of the outstanding shares of capital stock of Holdco. Holdco has been incorporated solely for the purposes of merging with GPE, with Holdco surviving and taking action incident to the Mergers and this Agreement. Holdco has no assets, liabilities or obligations and has not, since the date of its formation, carried on any business or conducted any operations, except, in each case, as arising from the execution of this Agreement, the performance of its covenants and agreements hereunder and matters ancillary thereto. All outstanding shares of capital stock of Merger Sub are duly authorized, validly issued, fully paid and nonassessable. Holdco owns all of the outstanding shares of capital stock of Merger Sub. Merger Sub has been incorporated solely for the purposes of merging with and into Westar and taking action incident to the Mergers and this Agreement. Merger Sub has no assets, liabilities or obligations and has not, since the date of its formation, carried on any business or conducted any operations, except, in each case, as arising from the execution of this Agreement, the performance of its covenants and agreements hereunder and matters ancillary thereto.

SECTION 4.24 No Additional Representations. Except for the representations and warranties expressly set forth in Article III (as modified by the A&R Westar Disclosure Letter) and in any certificate delivered by Westar to GPE in accordance with the terms hereof, GPE (a) specifically acknowledges and agrees that none of Westar or any of its Affiliates, Representatives or shareholders or any other Person makes, or has made, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity), including with respect to Westar or the Westar Subsidiaries or any of Westar’s or Westar’s Subsidiaries respective businesses, assets, employees, Permits, liabilities, operations, prospects, condition (financial or otherwise) or any Westar Projection, and hereby expressly waives and relinquishes any and all rights, Claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) based on, arising out of or relating to any such other representation or warranty or any Westar Projection, (b) specifically acknowledges and agrees to Westar’s express disclaimer and negation of any such other representation or warranty or any Westar Projection and of all liability and responsibility for any such other representation or warranty or any Westar Projection and (c) expressly waives and relinquishes any and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) against (i) Westar in connection with accuracy, completeness or materiality of any Westar Projection and (ii) any Affiliate of Westar or any of Westar’s or any such Affiliate’s respective Representatives or shareholders (other than Westar) or any other Person, and hereby specifically acknowledges and agrees that such Persons shall have no liability or obligations, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof, including (1) for any alleged nondisclosure or misrepresentations made by any such Person or (2) in connection with the accuracy, completeness or materiality of any Westar Projection. GPE acknowledges and agrees that (A) it has conducted to its satisfaction its own independent investigation of the transactions contemplated hereby (including with respect to Westar and the Westar Subsidiaries and their respective businesses, operations, assets and liabilities) and, in making its determination to enter into this Agreement and proceed with the transactions contemplated hereby, has relied solely on the results of such independent investigation and the representations and warranties of Westar expressly set forth in Article III (as modified by the A&R Westar Disclosure Letter), and (B) except for the representations and warranties of Westar expressly set forth in Article III (as modified by the A&R Westar Disclosure Letter) and in any certificate delivered by Westar to GPE in accordance with the terms hereof, it has not relied on, or been induced by, any representation, warranty or other statement of or by Westar or any of its Affiliates, Representatives or shareholders or any other Person, including any Westar Projection or with respect to Westar or the Westar Subsidiaries or any of Westar’s or Westar’s Subsidiaries respective businesses, assets, employees, Permits, liabilities, operations, prospects or condition (financial or otherwise) or any Westar Projection, in determining to enter into this Agreement and proceed with the transactions contemplated hereby. Except for the representations and warranties expressly set forth in this Article IV (as modified by the A&R GPE Disclosure Letter) and in any certificate delivered by GPE to Westar in accordance with the terms hereof, GPE hereby expressly disclaims and negates any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity), including with respect to (i) GPE or the GPE Subsidiaries or any of GPE’s or the GPE Subsidiaries’ respective businesses, assets, employees, Permits, liabilities, operations, prospects or condition (financial or otherwise) or (ii) any opinion, projection, forecast, statement, budget, estimate, advice or other information with respect to the projections, budgets, or estimates of future revenues, results of operations (or any component thereof), cash flows, financial condition (or any component thereof) or the future business and operations of GPE or the GPE Subsidiaries (this clause (ii) collectively, “GPE Projections”).

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 5.01 Conduct of Business by Westar.

(a) Conduct of Business by Westar. Except for matters set forth in Section 5.01 of the A&R Westar Disclosure Letter or otherwise contemplated or required by this Agreement, or as required by a Governmental Entity or by applicable Law, or as contemplated by the Westar Proceedings, or with the prior written consent of GPE (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Effective Time, Westar shall, and shall cause each Westar Subsidiary to, (x) conduct its business in the ordinary course of business in all material respects and (y) use commercially reasonable efforts to preserve intact its business organization and existing relationships with employees, customers, suppliers and Governmental Entities. In addition, and without limiting the generality of the foregoing, except as set forth in the A&R Westar Disclosure Letter or otherwise contemplated or required by this Agreement, or as required by a Governmental Entity or by applicable Law, or as contemplated by the

Westar Proceedings, or with the prior written consent of GPE (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Effective Time, Westar shall not, and shall not permit any Westar Subsidiary to, do any of the following:

(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, except for (1) quarterly cash dividends payable by Westar or any Westar Subsidiary in respect of shares of Westar Common Stock on a schedule consistent with Westar’s past practices in an amount per share of Westar Common Stock not in excess of $0.40 for quarterly dividends, (2) dividend equivalents accrued or payable by Westar in respect of Westar Performance Units, Westar Restricted Share Units and Westar Other Equity-Based Rights in accordance with the applicable award agreements, (3) dividends and distributions by a direct or indirect Westar Subsidiary to Westar and (4) dividends necessary to comply with Section 5.06;

(ii) amend any of its Organizational Documents (except for immaterial or ministerial amendments);

(iii) except as permitted by Section 5.01(a)(v) or for transactions among Westar and the Westar Subsidiaries or among the Westar Subsidiaries, split, combine, consolidate, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities;

(iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Westar or any Westar Subsidiary or any securities of Westar or any Westar Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Westar or any Westar Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for (1) the acquisition by Westar of shares of Westar Common Stock in the open market to satisfy its obligations under all Westar Benefit Plans or under Westar’s dividend reinvestment and stock purchase plan (the “Westar DRIP”) and (2) the withholding of shares of Westar Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Westar Stock Plan;

(v) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any Westar Equity Securities or Westar Voting Debt, in each case, except for (1) the settlement of Westar Restricted Share Units, Westar Performance Units or Westar Other Equity-Based Rights, or (2) the grant of Westar Restricted Share Units, Westar Performance Units or Westar Other Equity-Based Rights in the ordinary course of business and consistent with past practices;

(vi) (1) grant to any Westar Personnel any increase in compensation or benefits (including paying to any Westar Personnel any amount not due) except in the ordinary course of business and consistent with past practices, (2) grant to any Westar Personnel any increase in change-in-control, severance, retention or termination pay, or enter into or amend any change-in-control, severance, retention or termination agreement with any Westar Personnel, (3) establish, adopt, enter into, amend in any material respect or terminate any Westar Union Contract or Westar Benefit Plan or Westar Benefit Agreement (or any plan or agreement that would be a Westar Union Contract, Westar Benefit Plan or Westar Benefit Agreement if in existence on the date hereof), in each case, except in the ordinary course of business consistent with past practices or (4) take any action to accelerate the time of vesting, funding or payment of any compensation or benefits under any Westar Benefit Plan or Westar Benefit Agreement, except in the case of the foregoing clauses (1) through (4) for actions required pursuant to the terms of any Westar Benefit Plan or Westar Benefit Agreement existing on the date hereof, or as required by the terms and conditions of this Agreement;

(vii) make any material change in accounting methods, principles or practices, except to the extent as may have been required by a change in applicable Law or GAAP or by any Governmental Entity (including the SEC or the Public Company Accounting Oversight Board);

(viii) (1) make any acquisition or disposition, sale or transfer of a material asset or business (including by merger, consolidation or acquisition of stock or any other equity interests or assets) except for (1) any acquisition or disposition for consideration that is individually not in excess of $10,000,000 and in the aggregate not in excess of $25,000,000 or (2) any disposition of obsolete or worn-out equipment in the ordinary course of business;

(ix) incur any Indebtedness, except for (1) Indebtedness incurred in the ordinary course of business consistent with past practice, (2) as reasonably necessary to finance any capital expenditures permitted under Section 5.01(a)(x), (3) Indebtedness in replacement of existing Indebtedness, (4) guarantees by Westar of existing Indebtedness of any wholly owned Westar Subsidiary, (5) guarantees and other credit support by Westar of obligations of any Westar Subsidiary in the ordinary course of business consistent with past practice, (6) borrowings under existing revolving credit facilities (or replacements thereof on comparable terms) or existing commercial paper programs in the ordinary course of business or (7) Indebtedness in amounts necessary to maintain the capital structure of Westar Subsidiaries, as authorized by the KCC, and to maintain the present capital structure of Westar consistent with past practice in all material respects;

(x) make, or agree or commit to make, any capital expenditure, except (1) in accordance with the capital plan set forth in Section 5.01(a)(x) of the A&R Westar Disclosure Letter, plus a 10% variance for each principal category set forth in such capital plan, (2) aggregate capital expenditures not to exceed $75,000,000 in any twelve (12) month period, (3) capital expenditures related to operational emergencies, equipment failures or outages or deemed necessary or prudent based on Good Utility Practice or (4) as required by Law or a Governmental Entity;

(xi) (1) enter into, modify or amend in any material respect, or terminate or waive any material right under, any Filed Westar Contract (except for (A) any modification, amendment, termination or waiver in the ordinary course of business or (B) a termination without material penalty to Westar or the appropriate Westar Subsidiary) or (2) without limiting GPE’s or Westar’s obligations under Section 6.03, enter into any Contract that, from and after the Closing, purports to bind Holdco and its Subsidiaries (other than Westar and the Westar Subsidiaries);

(xii) make or change any material Tax election, change any material method of Tax accounting, settle or compromise any material Tax liability or refund, enter into any closing agreements relating to Taxes, amend any material Tax Return, grant any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax (excluding extensions of time to file Tax Returns obtained in the ordinary course);

(xiii) waive, release, assign, settle or compromise any material Claim against Westar or any Westar Subsidiary, except for waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, the amount of monetary damages to be paid by Westar or the Westar Subsidiaries does not exceed (I) the amount with respect thereto reflected on the Westar Financial Statements (including the notes thereto) or (II) $10,000,000, in the aggregate, in excess of the proceeds received or to be received from any insurance policies in connection with such payment or (B) with respect to any nonmonetary terms and conditions thereof, would not have or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Westar and the Westar Subsidiaries (taken as a whole);

(xiv) effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN;

(xv) enter into a new line of business;

(xvi) adopt a plan or agreement of complete or partial liquidation or dissolution;

(xvii) materially change any of its energy price risk management and marketing of energy parameters, limits and guidelines (the “Westar Risk Management Guidelines”) or enter into any physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof or similar transactions other than as permitted by the Westar Risk Management Guidelines; or

(xviii) enter into any Contract to do any of the foregoing.

(b) Emergencies. Notwithstanding anything to the contrary herein, Westar may, and may cause any Westar Subsidiary to, take reasonable actions in compliance with applicable Law with respect to any operational emergencies (including any restoration measures in response to any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster or severe weather-related event, circumstance or development), equipment failures, outages or an immediate and material threat to the health or safety of natural Persons.

(c) No Control of Westar’s Business. GPE acknowledges and agrees that (i) nothing contained herein is intended to give GPE, directly or indirectly, the right to control or direct the operations of Westar or any Westar Subsidiary prior to the Effective Time and (ii) prior to the Effective Time, Westar shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Westar Subsidiaries’ respective operations.

(d) Advice of Changes. Westar shall promptly advise GPE orally and in writing of any change or event that would prevent any of the conditions precedent described in Article VII from being satisfied.

SECTION 5.02 Conduct of Business by GPE.

(a) Conduct of Business by GPE. Except for matters set forth in Section 5.02 of the A&R GPE Disclosure Letter or otherwise contemplated or required by this Agreement, or as required by a Governmental Entity or by applicable Law, or as contemplated by the GPE Proceedings, or with the prior written consent of Westar (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Effective Time, GPE shall, and shall cause each GPE Subsidiary to, (x) conduct its business in the ordinary course of business in all material respects and (y) use commercially reasonable efforts to preserve intact its business organization and existing relationships with employees, customers, suppliers and Governmental Entities. In addition, and without limiting the generality of the foregoing, except as set forth in the A&R GPE Disclosure Letter or otherwise contemplated or required by this Agreement, or as required by a Governmental Entity or by applicable Law, or as contemplated by the GPE Proceedings, or with the prior written consent of Westar (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Effective Time, GPE shall not, and shall not permit any GPE Subsidiary to, do any of the following:

(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, except for (1) quarterly cash dividends payable by GPE or any GPE Subsidiary in respect of shares of GPE Common Stock on a schedule consistent with GPE’s past practices in an amount per share of GPE Common Stock not in excess of $0.275 for quarterly dividends, (2) dividends on GPE Preference Stock, (3) dividend equivalents accrued or payable by GPE in respect of GPE Deferred Share Units, GPE Performance Share Awards and GPE Other Equity-Based Rights in accordance with the applicable award agreements, (4) dividends and distributions by a direct or indirect GPE Subsidiary to GPE and (5) dividends necessary to comply with Section 5.06;

(ii) amend any of its Organizational Documents (except for immaterial or ministerial amendments);

(iii) except as permitted by Section 5.02(a)(v) or for transactions among GPE and the GPE Subsidiaries or among the GPE Subsidiaries, split, combine, consolidate, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities;

(iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, GPE or any GPE Subsidiary or any securities of GPE or any GPE Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, GPE or any GPE Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for (1) the repurchases and redemptions set forth on Section 5.02(a)(iv) of the A&R GPE Disclosure Letter, (2) the acquisition by GPE of shares of GPE Common Stock in the open market to satisfy its obligations under all GPE Benefit Plans or under GPE’s dividend reinvestment and stock purchase plan (the “GPE DRIP”), and (3) the withholding of shares of GPE Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the GPE Stock Plan;

(v) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any GPE Equity Securities or GPE Voting Debt, in each case, except for (1) the settlement of GPE Deferred Share Units, GPE Performance Share Awards or GPE Other Equity-Based Rights, or (2) the grant of GPE Deferred Share Units, GPE Performance Share Awards or GPE Other Equity-Based Rights in the ordinary course of business and consistent with past practices;

(vi) (1) grant to any GPE Personnel any increase in compensation or benefits (including paying to any GPE Personnel any amount not due) except in the ordinary course of business and consistent with past practices, (2) grant to any GPE Personnel any increase in change-in-control, severance, retention or termination pay, or enter into or amend any change-in-control, severance, retention or termination agreement with any GPE Personnel, (3) establish, adopt, enter into, amend in any material respect or terminate any GPE Union Contract or GPE Benefit Plan or GPE Benefit Agreement (or any plan or agreement that would be a GPE Union Contract, GPE Benefit Plan or GPE Benefit Agreement if in existence on the date hereof), in each case, except in the ordinary course of business consistent with past practices or (4) take any action to accelerate the time of vesting, funding or payment of any compensation or benefits under any GPE Benefit Plan or GPE Benefit Agreement, except in the case of the foregoing clauses (1) through (4) for actions required pursuant to the terms of any GPE Benefit Plan or GPE Benefit Agreement existing on the date hereof, or as required by the terms and conditions of this Agreement;

(vii) make any material change in accounting methods, principles or practices, except to the extent as may have been required by a change in applicable Law or GAAP or by any Governmental Entity (including the SEC or the Public Company Accounting Oversight Board);

(viii) (1) make any acquisition or disposition, sale or transfer of a material asset or business (including by merger, consolidation or acquisition of stock or any other equity interests or assets) except for (1) any acquisition or disposition for consideration that is individually not in excess of $10,000,000 and in the aggregate not in excess of $25,000,000 or (2) any disposition of obsolete or worn-out equipment in the ordinary course of business;

(ix) incur any Indebtedness, except for (1) Indebtedness incurred in the ordinary course of business consistent with past practice, (2) as reasonably necessary to finance any capital expenditures permitted under Section 5.02(a)(x), (3) Indebtedness in replacement of existing Indebtedness, (4) guarantees by GPE of existing Indebtedness of any wholly owned GPE Subsidiary, (5) guarantees and other credit support by GPE of obligations of any GPE Subsidiary in the ordinary course of business consistent with past practice, (6) borrowings under existing revolving credit facilities (or replacements thereof on comparable terms) or existing commercial paper programs in the ordinary course of business or (7) Indebtedness in amounts necessary to maintain the capital structure of the GPE Subsidiaries, as authorized by the MPSC, and to maintain the present capital structure of GPE consistent with past practice (excluding any Indebtedness pursuant to financing in connection with the Original Merger Agreement) in all material respects;

(x) make, or agree or commit to make, any capital expenditure, except (1) in accordance with the capital plan set forth in Section 5.02(a)(x) of the A&R GPE Disclosure Letter, plus a 10% variance for each principal category set forth in such capital plan, (2) aggregate capital expenditures not to exceed $75,000,000 in any twelve (12) month period, (3) capital expenditures related to operational emergencies, equipment failures or outages or deemed necessary or prudent based on Good Utility Practice or (4) as required by Law or a Governmental Entity;

(xi) (1) enter into, modify or amend in any material respect, or terminate or waive any material right under, any Filed GPE Contract (except for (A) any modification, amendment, termination or waiver in the ordinary course of business or (B) a termination without material penalty to GPE or the appropriate GPE Subsidiary) or (2) without limiting GPE’s or Westar’s obligations under Section 6.03, enter into any Contract that, from and after the Closing, purports to bind Holdco and its Subsidiaries (other than the GPE Subsidiaries);

(xii) make or change any material Tax election, change any material method of Tax accounting, settle or compromise any material Tax liability or refund, enter into any closing agreements relating to Taxes, amend any material Tax Return, grant any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax (excluding extensions of time to file Tax Returns obtained in the ordinary course);

(xiii) waive, release, assign, settle or compromise any material Claim against GPE or any GPE Subsidiary, except for waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, the amount of monetary damages to be paid by GPE or the GPE Subsidiaries does not exceed (I) the amount with respect thereto reflected on the GPE Financial Statements (including the notes thereto) or (II) $10,000,000, in the aggregate, in excess of the proceeds received or to be received from any insurance policies in connection with such payment or (B) with respect to any nonmonetary terms and conditions thereof, would not have or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on GPE and the GPE Subsidiaries (taken as a whole);

(xiv) effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN;

(xv) enter into a new line of business;

(xvi) adopt a plan or agreement of complete or partial liquidation or dissolution;

(xvii) materially change any of its energy price risk management and marketing of energy parameters, limits and guidelines (the “GPE Risk Management Guidelines”) or enter into any physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof or similar transactions other than as permitted by the GPE Risk Management Guidelines; or

(xviii) enter into any Contract to do any of the foregoing.

(b) Emergencies. Notwithstanding anything to the contrary herein, GPE may, and may cause any GPE Subsidiary to, take reasonable actions in compliance with applicable Law with respect to any operational emergencies (including any restoration measures in response to any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster or severe weather-related event, circumstance or development), equipment failures, outages or an immediate and material threat to the health or safety of natural Persons.

(c) No Control of GPE’s Business. Westar acknowledges and agrees that (i) nothing contained herein is intended to give Westar, directly or indirectly, the right to control or direct the operations of GPE or any GPE Subsidiary prior to the Effective Time and (ii) prior to the Effective Time, GPE shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the GPE Subsidiaries’ respective operations.

(d) Advice of Changes. GPE shall promptly advise Westar orally and in writing of any change or event that would prevent any of the conditions precedent described in Article VII from being satisfied.

SECTION 5.03 Proceedings.

(a) Westar Proceedings. Between the date of this Agreement and the Closing, Westar and the Westar Subsidiaries may (i) initiate and continue to pursue the rate cases and other proceedings set forth in Section 5.03 of the A&R Westar Disclosure Letter, (ii) with the prior written consent of GPE (such consent not to be unreasonably withheld, delayed or conditioned), initiate new rate cases or any other proceeding that would reasonably be expected to affect the authorized capital structure or authorized return on equity of Westar or any Westar Subsidiary or materially affect the return on equity of Westar or any Westar Subsidiary in an adverse manner, with Governmental Entities and (iii) initiate any other proceeding with Governmental Entities in the ordinary course of business (the foregoing clauses (i), (ii) and (iii), collectively, the “Westar Proceedings”) and (iv) notwithstanding anything to the contrary herein, initiate any other proceedings with Governmental Entities or take any other action contemplated by or described in any filings or other submissions filed or submitted in connection with the Westar Proceedings prior to the date of this Agreement. Notwithstanding the foregoing, without the prior written consent of GPE (such consent not to be unreasonably withheld, delayed or conditioned), Westar and the Westar Subsidiaries will not enter into any settlement or stipulation in respect of any Westar Proceeding initiated prior to the date of this Agreement if such settlement or stipulation would affect the authorized capital structure or authorized return on equity of Westar or any Westar Subsidiaries or materially affect the return on equity of Westar or any Westar Subsidiary in an adverse manner.

(b) GPE Proceedings. Between the date of this Agreement and the Closing, GPE and the GPE Subsidiaries may (i) initiate and continue to pursue the rate cases and other proceedings set forth in Section 5.03 of the A&R GPE Disclosure Letter, (ii) with the prior written consent of Westar (such consent not to be unreasonably withheld, delayed or conditioned), initiate new rate cases or any other proceeding that would reasonably be expected to affect the authorized capital structure or authorized return on equity of GPE or any GPE Subsidiary or materially affect the return on equity of GPE or any GPE Subsidiary in an adverse manner, with Governmental Entities and (iii) initiate any other proceeding with Governmental Entities in the ordinary course of business (the foregoing clauses (i), (ii) and (iii), collectively, the “GPE Proceedings”) and (iv) notwithstanding anything to the contrary herein, initiate any other proceedings with Governmental Entities or take any other action contemplated by or described in any filings or other submissions filed or submitted in connection with the GPE Proceedings prior to the date of this Agreement. Notwithstanding the foregoing, without the prior written consent of Westar (such consent not to be unreasonably withheld, delayed or conditioned), GPE and the GPE Subsidiaries will not enter into any settlement or stipulation in respect of any GPE Proceeding initiated prior to the date of this Agreement if such settlement or stipulation would affect the authorized capital structure or authorized return on equity of GPE or any GPE Subsidiaries or materially affect the return on equity of GPE or any GPE Subsidiary in an adverse manner.

SECTION 5.04 No Solicitation by Westar; Westar Board Recommendation.

(a) Westar shall not, and shall not authorize any of its Affiliates or any of its and their respective officers, directors, principals, partners, managers, members, attorneys, accountants, agents, employees, consultants, financial advisors or other authorized representatives (collectively, “Representatives”) to, (i) directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate any Westar Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Westar Takeover Proposal, in each case, except for this Agreement and the transactions contemplated hereby, or (ii) directly or indirectly participate in any discussions or negotiations with any Person (except for Westar’s Affiliates and its and their respective Representatives or GPE and GPE’s Affiliates and its and their respective

Representatives) regarding, or furnish to any such Person, any nonpublic information with respect to, or cooperate in any way with any such Person with respect to, any Westar Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Westar Takeover Proposal. Westar shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person (except for Westar’s Affiliates and its and their respective Representatives or GPE and GPE’s Affiliates and its and their respective Representatives) conducted heretofore with respect to any Westar Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives. Notwithstanding anything to the contrary herein, at any time prior to obtaining the Westar Shareholder Approval, in response to the receipt of a bona fide written Westar Takeover Proposal made after the date of this Agreement that does not result from a breach (other than an immaterial breach) of this Section 5.04(a) by Westar and that the Westar Board determines in good faith (after consultation with outside legal counsel and a financial advisor) constitutes or could reasonably be expected to lead to a Superior Westar Proposal, Westar and its Representatives may (1) furnish information with respect to Westar and the Westar Subsidiaries to the Person making such Westar Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to GPE or is provided to GPE prior to or concurrently with the provision of such information to such Person) pursuant to a customary confidentiality agreement and (2) participate in discussions regarding the terms of such Westar Takeover Proposal, including terms of a Westar Acquisition Agreement with respect thereto, and the negotiation of such terms with the Person making such Westar Takeover Proposal (and such Person’s Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.04(a) by any Representative of Westar or any of its Affiliates, in each case, at Westar’s direction, shall constitute a breach of this Section 5.04(a) by Westar. Notwithstanding anything to the contrary herein, Westar may grant a waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow a confidential Westar Takeover Proposal to be made to Westar or the Westar Board so long as the Westar Board promptly (and in any event, within one Business Day) notifies GPE thereof after granting any such waiver, amendment or release.

(b) Except as set forth in Section 5.04(a), Section 5.04(c) and Section 5.04(e), and except for the public disclosure of a Westar Recommendation Change Notice, neither the Westar Board nor any committee thereof shall (i) withdraw, change, qualify, withhold or modify in any manner adverse to GPE, or propose publicly to withdraw, change, qualify, withhold or modify in any manner adverse to GPE, the Westar Board Recommendation, (ii) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any Westar Takeover Proposal, (iii) fail to include in the Proxy Statement/Prospectus the Westar Board Recommendation or (iv) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (except for a recommendation against such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) (any action in the foregoing clauses (i)–(iv) being referred to as a “Westar Adverse Recommendation Change”). Except as set forth in Section 5.04(a), Section 5.04(c) and Section 5.04(e), neither the Westar Board nor any committee thereof shall authorize, permit, approve or recommend, or propose publicly to authorize, permit, approve or recommend, or allow Westar or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement or commitment constituting, or that would reasonably be expected to lead to, any Westar Takeover Proposal, or requiring, or that would reasonably be expected to cause, Westar to abandon or terminate this Agreement (a “Westar Acquisition Agreement”).

(c) Notwithstanding anything to the contrary herein, at any time prior to obtaining the Westar Shareholder Approval, the Westar Board may make a Westar Adverse Recommendation Change (and, solely with respect to a Superior Westar Proposal, terminate this Agreement pursuant to Section 8.01(c)(i)) if (i) a Westar Intervening Event has occurred or (ii) Westar has received a Superior Westar Proposal that does not result from a breach (other than an immaterial breach) of Section 5.04 by Westar and, in each case, if the Westar Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to effect a Westar Adverse Recommendation Change as a result of the occurrence of such Westar Intervening Event or in response to the receipt of such Superior Westar Proposal, as the case may be, would reasonably likely be inconsistent with the Westar Board’s fiduciary duties under applicable Law; provided, however, that the Westar Board may not make such Westar Adverse Recommendation Change unless (1) the Westar Board has provided prior written notice to GPE (a “Westar Recommendation Change Notice”) that it is prepared to effect a Westar Adverse Recommendation Change at least three (3) Business Days prior to taking such action, which notice shall specify the basis for such Westar Adverse Recommendation Change and, in the case of a Superior Proposal, attaching the most current draft of any Westar Acquisition Agreement with respect to such Superior Westar Proposal or, if no draft exists, a summary of the material terms and conditions of such Superior Westar Proposal (it being understood that such Westar Recommendation Change Notice shall not in itself be deemed a Westar Adverse Recommendation Change and that if GPE has committed in writing to any changes to the terms of this Agreement and there has been any subsequent material revision or amendment to the terms of a Superior Westar Proposal, a new notice to which the provisions of clauses (2), (3) and (4) of this Section 5.04(c) shall apply mutatis mutandis except that, in the case of such a new notice, all references to three (3) Business Days in this Section 5.04(c) shall be deemed to be two (2) Business Days), (2) during the three (3) Business Day period after delivery of the Westar Recommendation Change Notice, Westar and its Representatives negotiate in good faith with GPE and its Representatives regarding any revisions to this Agreement that GPE proposes to make and (3) at the end of such three (3) Business Day period and taking into account any changes to the terms of this Agreement committed to in writing by GPE, the Westar Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to make such a Westar Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law, and that, in the case of a Westar Adverse Recommendation Change with respect to a Westar Takeover Proposal, such Westar Takeover Proposal still constitutes a Superior Westar Proposal.

(d) Westar shall promptly (and in any event no later than the later of (i) twenty-four (24) hours or (ii) 5 p.m. New York City time on the next Business Day) advise GPE orally and in writing of any Westar Takeover Proposal, the material terms and conditions of any such Westar Takeover Proposal and the identity of the Person making any such Westar Takeover Proposal. Westar shall keep GPE reasonably informed in all material respects on a reasonably current basis (and in any event no later than the later of (i) twenty-four (24) hours or (ii) 5 p.m. New York City time on the next Business Day) of the material terms and status (including any change to the terms thereof) of any Westar Takeover Proposal.

(e) Nothing contained in this Section 5.04 shall prohibit Westar from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the shareholders of Westar if, in the good-faith judgment of the Westar Board (after consultation with outside legal counsel) failure to so disclose would be inconsistent with its obligations under applicable Law.

(f) For purposes of this Agreement:

(i) “Westar Takeover Proposal” means any proposal or offer (whether or not in writing), with respect to any (1) merger, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution or similar transaction involving Westar, (2) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Westar Subsidiary or otherwise) of any business or assets of Westar or the Westar Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of Westar and the Westar Subsidiaries, taken as a whole, (3) issuance, sale or other disposition, directly or indirectly, to any Person (or the shareholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of Westar, (4) transaction (including any tender offer or exchange offer) in which any Person (or the shareholders of any Person) would acquire (in the case of a tender offer or exchange offer, if consummated), directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of any class of capital stock of Westar or (5) any combination of the foregoing.

(ii) “Superior Westar Proposal” means a bona fide written Westar Takeover Proposal (provided that for purposes of this definition, the applicable percentage in the definition of Westar Takeover Proposal shall be “50.1%” rather than “20% or more”), which the Westar Board determines in good faith, after consultation with outside legal counsel and a financial advisor, and taking into account the legal, financial, regulatory, timing and other aspects of such Westar Takeover Proposal, the identity of the Person making the proposal and any financing required for such proposal, the ability of the Person making such proposal to obtain such required financing and the level of certainty with respect to such required financing, and such other factors that are deemed relevant by the Westar Board, is more favorable to the holders of Westar Common Stock than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of this Agreement that are committed to in writing by GPE (including pursuant to Section 5.04(c)).

(iii) “Westar Intervening Event” means any fact, circumstance, effect, change, event or development relating to Westar or the Westar Subsidiaries that (1) is unknown to or by the Westar Board as of the date hereof (or if known, the magnitude or material consequences of which were not known or understood by the Westar Board as of the date of this Agreement), (2) becomes known to or by the Westar Board prior to obtaining the Westar Shareholder Approval and (3) has or would reasonably be expected to have a material beneficial effect on Westar and the Westar Subsidiaries, taken as a whole.

SECTION 5.05 No Solicitation by GPE; GPE Board Recommendation.

(a) GPE shall not, and shall not authorize any of its Affiliates or any of its and their respective Representatives to, (i) directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate any GPE Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a GPE Takeover Proposal, or (ii) directly or indirectly participate in any discussions or negotiations with any Person (except for GPE’s Affiliates and its and their respective Representatives or Westar and Westar’s Affiliates and its and their respective Representatives) regarding, or furnish to any such Person, any nonpublic information with respect to, or cooperate in any way with any such Person with respect to, any GPE Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a GPE Takeover Proposal. GPE shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person (except for GPE’s Affiliates and its and their respective Representatives or Westar and Westar’s Affiliates and its and their respective Representatives) conducted heretofore with respect to any GPE Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives. Notwithstanding anything to the contrary herein, at any time prior to obtaining the GPE Shareholder Approval, in response to the receipt of a bona fide written GPE Takeover Proposal made after the date of this Agreement that does not result from a breach (other than an immaterial breach) of this Section 5.05(a) by GPE and that the GPE Board determines in good faith (after consultation with outside legal counsel and a financial advisor) constitutes or could reasonably be expected to lead to a Superior GPE Proposal, GPE and its Representatives may (1) furnish information with respect to GPE and GPE Subsidiaries to the Person making such GPE Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Westar or is provided to Westar prior to or concurrently with the provision of such information to such Person) pursuant to a customary confidentiality agreement and (2) participate in discussions regarding the terms of such GPE Takeover Proposal, including terms of a GPE Acquisition Agreement with respect thereto, and the negotiation of such terms with the Person making such GPE Takeover Proposal (and such Person’s Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.05(a) by any Representative of GPE or any of its Affiliates, in each case, at GPE’s direction, shall constitute a breach of this Section 5.05(a) by

GPE. Notwithstanding anything to the contrary herein, GPE may grant a waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow a confidential GPE Takeover Proposal to be made to GPE or the GPE Board so long as the GPE Board promptly (and in any event, within one Business Day) notifies Westar thereof after granting any such waiver, amendment or release.

(b) Except as set forth in Section 5.05(a), Section 5.05(c) and Section 5.05(e), and except for the public disclosure of a GPE Recommendation Change Notice, neither the GPE Board nor any committee thereof shall (i) withdraw, change, qualify, withhold or modify in any manner adverse to Westar, or propose publicly to withdraw, change, qualify, withhold or modify in any manner adverse to Westar, the GPE Board Recommendation, (ii) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any GPE Takeover Proposal, (iii) fail to include in the Proxy Statement/Prospectus the GPE Board Recommendation or (iv) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (except for a recommendation against such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) (any action in the foregoing clauses (i)–(iv) being referred to as a “GPE Adverse Recommendation Change”). Except as set forth in Section 5.05(a), Section 5.05(c) and Section 5.05(e), neither the GPE Board nor any committee thereof shall authorize, permit, approve or recommend, or propose publicly to authorize, permit, approve or recommend, or allow GPE or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement or commitment constituting, or that would reasonably be expected to lead to, any GPE Takeover Proposal, or requiring, or that would reasonably be expected to cause, GPE to abandon or terminate this Agreement (a “GPE Acquisition Agreement”).

(c) Notwithstanding anything to the contrary herein, at any time prior to obtaining the GPE Shareholder Approval, the GPE Board may make a GPE Adverse Recommendation Change (and solely with respect to a Superior GPE Proposal, terminate this Agreement pursuant to Section 8.01(d)(iii)) if (i) a GPE Intervening Event has occurred or (ii) GPE has received a Superior GPE Proposal that does not result from a breach (other than an immaterial breach) of Section 5.05 by GPE and, in each case, if the GPE Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to effect a GPE Adverse Recommendation Change as a result of the occurrence of such GPE Intervening Event or in response to the receipt of such Superior GPE Proposal, as the case may be, would reasonably likely be inconsistent with the GPE Board’s fiduciary duties under applicable Law; provided, however, that the GPE Board may not make such GPE Adverse Recommendation Change unless (1) the GPE Board has provided prior written notice to Westar (a “GPE Recommendation Change Notice”) that it is prepared to effect a GPE Adverse Recommendation Change at least three (3) Business Days prior to taking such action, which notice shall specify the basis for such GPE Adverse Recommendation Change and, in the case of a Superior Proposal, attaching the most current draft of any GPE Acquisition Agreement with respect to such Superior GPE Proposal or, if no draft exists, a summary of the material terms and conditions of such Superior GPE Proposal (it being understood that such GPE Recommendation Change Notice shall not in itself be deemed a GPE Adverse Recommendation Change and that if Westar has committed in writing to any changes to the terms of this Agreement and there has been any subsequent material revision or amendment to the terms of a Superior GPE Proposal, a new notice to which the provisions of clauses (2), (3) and (4) of this Section 5.05(c) shall apply mutatis mutandis except that, in the case of such a new notice, all references to three (3) Business Days in this Section 5.05(c) shall be deemed to be two (2) Business Days), (2) during the three (3) Business Day period after delivery of the GPE Recommendation Change Notice, GPE and its Representatives negotiate in good faith with Westar and its Representatives regarding any revisions to this Agreement that Westar proposes to make and (3) at the end of such three (3) Business Day period and taking into account any changes to the terms of this Agreement committed to in writing by Westar, the GPE Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to make such a GPE Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law, and that, in the case of a GPE Adverse Recommendation Change with respect to a GPE Takeover Proposal, such GPE Takeover Proposal still constitutes a Superior GPE Proposal.

(d) GPE shall promptly (and in any event no later than the later of (i) twenty-four (24) hours or (ii) 5 p.m. New York City time on the next Business Day) advise Westar orally and in writing of any GPE Takeover Proposal, the material terms and conditions of any such GPE Takeover Proposal and the identity of the Person making any such GPE Takeover Proposal. GPE shall keep Westar reasonably informed in all material respects on a reasonably current basis (and in any event no later than the later of (i) twenty-four (24) hours or (ii) 5 p.m. New York City time on the next Business Day) of the material terms and status (including any change to the terms thereof) of any GPE Takeover Proposal.

(e) Nothing contained in this Section 5.05 shall prohibit GPE from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the shareholders of GPE if, in the good-faith judgment of the GPE Board (after consultation with outside legal counsel) failure to so disclose would be inconsistent with its obligations under applicable Law.

(f) For purposes of this Agreement:

(i) “GPE Takeover Proposal” means any proposal or offer (whether or not in writing), with respect to any (1) merger, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution or similar transaction involving GPE, (2) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a GPE Subsidiary or otherwise) of any business or assets of GPE or the GPE Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of GPE and the GPE Subsidiaries, taken as a whole, (3) issuance, sale or other disposition, directly or indirectly, to any Person (or the shareholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of GPE, (4) transaction (including any tender offer or exchange offer) in which any Person (or the shareholders of any Person) would acquire (in the case of a tender offer or exchange offer, if consummated), directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of any class of capital stock of GPE or (5) any combination of the foregoing.

(ii) “Superior GPE Proposal” means a bona fide written GPE Takeover Proposal (provided that for purposes of this definition, the applicable percentage in the definition of GPE Takeover Proposal shall be “50.1%” rather than “20% or more”), which the GPE Board determines in good faith, after consultation with outside legal counsel and a financial advisor, and taking into account the legal, financial, regulatory, timing and other aspects of such GPE Takeover Proposal, the identity of the Person making the proposal and any financing required for such proposal, the ability of the Person making such proposal to obtain such required financing and the level of certainty with respect to such required financing, and such other factors that are deemed relevant by the GPE Board, is more favorable to the holders of GPE Common Stock than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of this Agreement that are committed to in writing by Westar (including pursuant to Section 5.05(c)).

(iii) “GPE Intervening Event” means any fact, circumstance, effect, change, event or development relating to GPE or the GPE Subsidiaries that (1) is unknown to or by the GPE Board as of the date hereof (or if known, the magnitude or material consequences of which were not known or understood by the GPE Board as of the date of this Agreement), (2) becomes known to or by the GPE Board prior to obtaining the GPE Shareholder Approval and (3) has or would reasonably be expected to have a material beneficial effect on GPE and the GPE Subsidiaries, taken as a whole.

SECTION 5.06 Dividends. Each of GPE and Westar shall coordinate with the other regarding the declaration and payment of dividends in respect of GPE Common Stock and Westar Common Stock and the record dates and payment dates relating thereto, it being the intention of GPE and Westar that no holder of GPE Common Stock or Westar Common Stock shall receive two dividends, or fail to receive one dividend, for any single calendar quarter (or portion thereof) with respect to its shares of GPE Common Stock or Westar Common Stock, as the case may be, and/or any shares of Holdco Common Stock any such holder receives pursuant to the Mergers. For the avoidance of doubt, it is the Parties’ intent that (a) the first quarterly dividend paid to the holders of Holdco Common Stock (including former holders of Westar Common Stock) following the Effective Time shall be paid in accordance with GPE’s dividend policy, to be adopted by Holdco immediately after the Effective Time, and in no event later than the first record date for the payment of dividends after the Closing Date, and (b) the Parties accordingly shall coordinate their declaration and payment of dividends prior to the Effective Time and GPE shall coordinate the declaration and payment of its dividends after the Effective Time.

SECTION 5.07 Tax Status. None of Holdco, GPE or Westar shall, or shall permit any of its respective Subsidiaries to, take any actions that would be reasonably likely to adversely affect the status of (i) the GPE Merger as a reorganization under Section 368(a) of the Code, (ii) the Westar Merger as a reorganization under Section 368(a) of the Code, and (iii) the Mergers, taken together, as a contribution under Section 351 of the Code.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Preparation of the Form S-4 and the Proxy Statement/Prospectus; Shareholders Meetings.

(a) As promptly as reasonably practicable following the date of this Agreement, unless, in the case of Westar, the Westar Board has made a Westar Adverse Recommendation Change or, in the case of GPE, the GPE Board has made a GPE Adverse Recommendation Change, (i) Westar and GPE shall jointly prepare and cause to be filed with the SEC a joint proxy statement to be mailed to the shareholders of each of Westar and GPE relating to the Westar Shareholders Meeting and the GPE Shareholders Meeting (together with any amendments or supplements thereto, and the Form S-4 of which it forms a part, the “Proxy Statement/Prospectus”) in preliminary form and (ii) Westar, GPE and Holdco, shall jointly prepare and cause to be filed with the SEC a registration statement on Form S-4 which shall include the Proxy Statement/Prospectus as a prospectus relating to the registration of shares of Holdco Common Stock to be issued in connection with the Mergers (the “Form S-4”). Each of GPE, Westar and Holdco shall use their respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Mergers. Each of GPE, Westar and Holdco shall furnish all information concerning itself and its Affiliates to the other Party, and provide such other assistance, as may be reasonably requested by the other Party or its outside legal counsel in connection with the preparation, filing and distribution of the Proxy Statement/Prospectus.

(b) Westar agrees that (i) none of the information supplied or to be supplied by Westar for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date it is first mailed to Westar’s and GPE’s shareholders or at the time of the Westar Shareholders Meeting and the GPE Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) except with respect to any information supplied by GPE for inclusion or incorporation by reference in the Proxy Statement/Prospectus, the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. GPE agrees that (x) none of the information supplied or to be supplied by GPE for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date it is first mailed to Westar’s shareholders and GPE’s shareholders or at the time of the Westar Shareholders Meeting and the GPE Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (y) except with respect to any information supplied by Westar for inclusion or incorporation by reference in the Proxy Statement/Prospectus, the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

(c) Each of Holdco, Westar and GPE shall promptly notify the others after the receipt of any comments from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement/Prospectus and shall provide the other with copies of all correspondence between it and its Affiliates and Representatives, on the one hand, and the SEC, on the other hand. Unless, in the case of Westar, the Westar Board has made a Westar Adverse Recommendation Change or, in the case of GPE, the GPE Board has made a GPE Adverse Recommendation Change:

(i) each of Westar and GPE shall use its reasonable best efforts (1) to respond as promptly as reasonably practicable to any comment from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement/Prospectus and (2) to have the SEC advise Westar and GPE as promptly as reasonably practicable that the SEC has no further comments on the Proxy Statement/Prospectus;

(ii) each of Westar and GPE shall file the Proxy Statement/Prospectus in definitive form with the SEC and cause such definitive Proxy Statement/Prospectus to be mailed to the shareholders of Westar and GPE as promptly as reasonably practicable after the SEC advises Westar and GPE that the SEC has no further comments on the Proxy Statement/Prospectus; and

(iii) each of Westar and GPE shall include the Westar Board Recommendation and the GPE Board Recommendation in the preliminary and definitive Proxy Statements/Prospectus.

Notwithstanding anything to the contrary herein, unless, in the case of Westar, the Westar Board has made a Westar Adverse Recommendation Change or, in the case of GPE, the GPE Board has made a GPE Adverse Recommendation Change, prior to filing the Proxy Statement/Prospectus in preliminary form with the SEC, responding to any comment from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement/Prospectus or mailing the Proxy Statement/Prospectus in definitive form to the shareholders of Westar or GPE, each of Holdco, Westar and GPE shall provide the others with a reasonable opportunity to review and comment on such document or response and consider in good faith any of the other Parties’ comments thereon. Unless, in the case of Westar, the Westar Board has made a Westar Adverse Recommendation Change or, in the case of GPE, the GPE Board has made a GPE Adverse Recommendation Change, each Party shall use its reasonable best efforts to have the SEC advise Holdco, Westar and GPE, as promptly as reasonably practicable after the filing of the preliminary Proxy Statement/Prospectus, that the SEC has no further comments on the Proxy Statement/Prospectus. Unless, in the case of Westar, the Westar Board has made a Westar Adverse Recommendation Change or, in the case of GPE, the GPE Board has made a GPE Adverse Recommendation Change, each of Holdco, Westar and GPE shall also take any other action (except for qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the Mergers.

(d) If, prior to the Effective Time, any event occurs with respect to GPE or any GPE Subsidiary, or any change occurs with respect to other information supplied by GPE for inclusion in the Proxy Statement/Prospectus, that is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus, GPE shall promptly notify Westar of such event, and Holdco, GPE and Westar shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement/Prospectus so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and, as required by Law, in disseminating the information contained in such amendment or supplement to Westar’s shareholders and GPE’s shareholders. Nothing in this Section 6.01(d) shall limit the obligations of any Party under Section 6.01(a).

(e) If prior to the Effective Time, any event occurs with respect to Westar or any Westar Subsidiary, or any change occurs with respect to other information supplied by Westar for inclusion in the Proxy Statement/Prospectus, that is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus, Westar shall promptly notify GPE of such event, and Holdco, Westar and GPE shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement/Prospectus so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading and, as required by Law, in disseminating the information contained in such amendment or supplement to Westar’s shareholders and GPE’s shareholders. Nothing in this Section 6.01(e) shall limit the obligations of any Party under Section 6.01(a).

(f) Unless, in the case of Westar, the Westar Board has made a Westar Adverse Recommendation Change, Westar shall, as soon as practicable after the mailing of the definitive Proxy Statement/Prospectus to the shareholders of Westar, duly call, give notice of, convene and hold the Westar Shareholders Meeting and, subject to Section 5.04(c), solicit the Westar Shareholder Approval.

(g) Unless, in the case of GPE, the GPE Board has made a GPE Adverse Recommendation Change, GPE shall, as soon as practicable after the mailing of the definitive Proxy Statement/Prospectus to the shareholders of GPE, duly call, give notice of, convene and hold the GPE Shareholders Meeting and, subject to Section 5.05(c), solicit the GPE Shareholder Approval.

(h) Unless, in the case of Westar, the Westar Board has made a Westar Adverse Recommendation Change or, in the case of GPE, the GPE Board has made a GPE Adverse Recommendation Change, each of GPE and Westar shall use reasonable best efforts to hold the GPE Shareholders Meeting and the Westar Shareholders Meeting, respectively, at the same time and on the same date as the other Party.

SECTION 6.02 Access to Information; Confidentiality.

(a) Subject to applicable Law and the Confidentiality Agreement, Westar and GPE shall, and shall cause each of their respective Subsidiaries to, afford to the other Party and its Representatives reasonable access (at such Party’s sole cost and expense), during normal business hours and upon reasonable advance notice, during the period from the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to Section 8.01, to the material properties, books, contracts, commitments, personnel and records of such Party, and during such period, Westar and GPE shall, and shall cause their respective Subsidiaries to, make available promptly to then other Party (i) to the extent not publicly available, a copy of each material Filing made by it during such period pursuant to the requirements of securities Laws or filed with or sent to the SEC, the KCC, the MPSC or any other Governmental Entity and (ii) all other information concerning its business, properties and personnel as such other Party may reasonably request; provided, however, that Westar and GPE may withhold from the other Party or its Representatives any document or information that the disclosing Party believes is subject to the terms of a confidentiality agreement with a third party (provided that Westar and GPE, as applicable, shall use its reasonable best efforts to obtain the required consent of such third party to disclose such document or information) or subject to any attorney–client privilege (provided that Westar and GPE, as applicable, shall use its reasonable best efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not result in a loss of attorney–client privilege) or is commercially sensitive (as determined in Westar’s and GPE’s, as applicable, reasonable discretion); provided, further, that neither Westar nor GPE or their respective Representatives shall have the right to collect any air, soil, surface water or ground water samples or perform any invasive or destructive air sampling on, under, at or from any of the properties owned, leased or operated by the other Party or its Subsidiaries. Except for incidents caused by Westar’s or GPE’s or their respective Affiliate’s intentional misconduct, each of Westar and GPE shall indemnify the other Party and its Affiliates and Representatives from, and hold the other Party and its Affiliates and Representatives harmless against, any and all Claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs, expenses, including attorneys’ fees and disbursements, and the cost of enforcing this indemnity arising out of or resulting from any access provided pursuant to this Section 6.02(a).

(b) All documents and information exchanged pursuant to this Section 6.02 shall be subject to the letter agreement, dated as of March 3, 2016, between Westar and GPE, as amended (the “Confidentiality Agreement”). The Confidentiality Agreement is hereby further amended to extend the term thereof until November 30, 2018, subject to the exception and proviso in paragraph 17 of the Confidentiality Agreement. If this Agreement is terminated pursuant to Section 8.01, the Confidentiality Agreement, as amended, shall remain in effect in accordance with its terms.

SECTION 6.03 Further Actions; Regulatory Approvals; Required Actions.

(a) Subject to the terms and conditions of this Agreement, each of the Parties shall use its respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to cause the conditions to the Closing set forth in Article VII to be satisfied as promptly as reasonably practicable or to effect the Closing as promptly as reasonably practicable, including (i) making all necessary Filings with Governmental Entities or third parties, (ii) obtaining the Required Consents and all other third-party Consents that are necessary, proper or advisable to consummate the Mergers, (iii) obtaining the Required Statutory Approvals and all other Consents of Governmental Entities that are necessary, proper or advisable to consummate the Mergers and the other transactions contemplated hereby and (iv) executing and delivering any additional instruments that are necessary, proper or advisable to consummate the Mergers and the other transactions contemplated hereby. For the avoidance of doubt, any Filings made, or Consents or Required Statutory Approvals sought, obtained or denied based on the transactions contemplated by the Original Merger Agreement shall not be considered for any purposes of this Agreement, including Sections 6.03, 7.01(b), 7.01(c), 7.02(e) and 7.03(e), other than the Filings, Consents or Required Statutory Approvals set forth on Section 6.03 of the A&R GPE Disclosure Letter or that the Parties otherwise expressly agree are unaffected by the amendment and restatement of the Original Merger Agreement.

(b) In connection with and without limiting the generality of Section 6.03(a), each of GPE and Westar shall:

(i) make or cause to be made, in consultation and cooperation with the other, at a mutually agreeable time after the date of this Agreement, (1) an appropriate filing of a Notification and Report Form pursuant to the HSR Act relating to the Mergers, and (2) all other necessary Filings relating to the Mergers with other Governmental Entities under any other Antitrust Law;

(ii) make or cause to be made, as promptly as reasonably practicable after the date of this Agreement and in any event within sixty (60) days after the date of this Agreement, which may be extended by mutual agreement of the Parties, all necessary Filings with other Governmental Entities relating to the Mergers, including any such Filings necessary to obtain any Required Statutory Approval;

(iii) furnish to the other all assistance, cooperation and information reasonably required for any such Filing and in order to achieve the effects set forth in this Section 6.03;

(iv) unless prohibited by applicable Law or by a Governmental Entity, give the other reasonable prior notice of any such Filing and, to the extent reasonably practicable, of any communication with any Governmental Entity relating to the Mergers (including with respect to any of the actions referred to in this Section 6.03(b)) and, to the extent reasonably practicable, permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with any such Filing or communication;

(v) respond as promptly as reasonably practicable under the circumstances to any inquiries received from any Governmental Entity or any other authority enforcing applicable Antitrust Laws for additional information or documentation in connection with antitrust, competition or similar matters

(including a “second request” under the HSR Act) and not extend any waiting period under the HSR Act or enter into any agreement with any such Governmental Entity or other authorities not to consummate the Mergers, except with the prior written consent of the other Party;

(vi) provide any information requested by any Governmental Entity in connection with any review or investigation of the transactions contemplated by this Agreement; and

(vii) unless prohibited by applicable Law or a Governmental Entity, to the extent reasonably practicable, (1) not participate in or attend any meeting or engage in any substantive conversation with any Governmental Entity in respect of the Mergers without the other Party, (2) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation and, in the event one Party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such Party apprised with respect thereto, (3) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement or the Mergers, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity and (4) furnish the other Party with copies of all substantive correspondence, Filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement or the Mergers; provided that the Parties shall be permitted to redact any correspondence, Filing or communication to the extent such correspondence, Filing or communication contains commercially sensitive information.

(c) Neither GPE nor Westar shall, and each shall cause its Affiliates not to, take any action, including acquiring any asset, property, business or Person (by way of merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise), that could reasonably be expected to materially increase the risk of not obtaining or making any Consent or Filing contemplated by this Section 6.03 or the timely receipt thereof. In furtherance of and without limiting any of GPE’s or Westar’s covenants and agreements under this Section 6.03, each of GPE and Westar shall use its reasonable best efforts to avoid or eliminate each and every impediment that may be asserted by a Governmental Entity pursuant to any Antitrust Law with respect to the Mergers or in connection with granting any Required Statutory Approval so as to enable the Closing to occur as soon as reasonably possible, which such reasonable best efforts shall include the following:

(i) defending through litigation on the merits, including appeals, any Claim asserted in any court or other proceeding by any Person, including any Governmental Entity, that seeks to or could prevent or prohibit or impede, interfere with or delay the consummation of the Closing;

(ii) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of GPE or its Affiliates or Westar or the Westar Subsidiaries, including entering into customary ancillary agreements on commercially reasonable terms relating to any such sale, divestiture, licensing or disposition;

(iii) agreeing to any limitation on the conduct of GPE, Westar or their respective Affiliates (including, after the Closing, Holdco and its Affiliates); and

(iv) agreeing to take any other action as may be required by a Governmental Entity in order to effect each of the following: (1) obtaining all Required Statutory Approvals as soon as reasonably possible and in any event before the End Date, (2) avoiding the entry of, or having vacated, lifted, dissolved, reversed or overturned any Judgment, whether temporary, preliminary or permanent, that is in effect that prohibits, prevents or restricts consummation of, or impedes, interferes with or delays, the Closing and (3) effecting the expiration or termination of any waiting period, which would otherwise have the effect of preventing, prohibiting or restricting consummation of the Closing or impeding, interfering with or delaying the Closing;

provided that, notwithstanding anything else contained in this Agreement, the provisions of this Section 6.03 shall not be construed to (i) require GPE, Westar, Holdco, Merger Sub, any GPE Subsidiary or any Westar Subsidiary or (ii) permit GPE, any GPE Subsidiary, Westar or any Westar Subsidiary without the prior written consent of the other Party, to undertake any efforts or take any action (including accepting any terms, conditions, liabilities, obligations, commitments, sanctions or other measures and proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of assets or businesses of GPE or Westar or their respective Subsidiaries) if the taking of such efforts or action, individually or in the aggregate, has resulted or would reasonably be expected to result in a Regulatory Material Adverse Effect.

SECTION 6.04 Transaction Litigation. Each of Westar and GPE shall promptly notify the other Party of any shareholder litigation arising from this Agreement or the Mergers that is brought against Westar or GPE or members of the Westar Board or the GPE Board (“Transaction Litigation”). Each of Westar and GPE shall reasonably consult with the other Party with respect to the defense or settlement of any Transaction Litigation and shall not settle any Transaction Litigation without the other Party’s consent (not to be unreasonably withheld, conditioned or delayed).

SECTION 6.05 Section 16 Matters. Prior to the Effective Time, each of Westar and GPE shall take all such steps as may be required to cause any dispositions of Westar Common Stock and GPE Common Stock (including derivative securities with respect to Westar Common Stock and GPE Common Stock) directly resulting from the Mergers by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Westar and GPE immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.06 Post-Merger Governance.

(a) Board Matters. GPE, Westar and Holdco shall take all necessary corporate action to cause the following to occur as of the Effective Time:

(i) the number of directors constituting the Holdco Board as of the Effective Time to be mutually determined by GPE and Westar prior to the Effective Time;

(ii) the Holdco Board as of the Effective Time to be composed of an equal number of directors designated by each of GPE and Westar prior to the Effective Time (such individuals, the “GPE Designees” and the “Westar Designees”, as applicable), subject to such individuals’ ability and willingness to serve; and

(iii) the committees of the Holdco Board shall be as set forth in Exhibit B hereto, and the chairpersons of each such committee shall be designated in accordance with the provisions of Exhibit B hereto, subject to such individuals’ ability and willingness to serve.

In the event that, before the Effective Time, any GPE Designee or any Westar Designee becomes unable or unwilling to serve as a director on the Holdco Board, or as a chairperson of a committee or as lead independent director, a replacement for such designee shall be determined in accordance with the provisions of Exhibit B hereto.

(b) Chairman of the Board; President and Chief Executive Officer; Executive Officers. Subject to such individuals’ ability and willingness to so serve, Holdco shall take all necessary corporate action so that the individual identified on Exhibit B and designated as Holdco Chairman of the Board, and the individuals identified on Exhibit C and designated as President and Chief Executive Officer and other senior executive officer positions specified on such Exhibit C shall hold such designated positions as of the Effective Time as specified thereon. If, before the Effective Time, any such Person is unable or unwilling to serve as an officer of Holdco in the capacity set forth on Exhibit C, a replacement for such Person shall be determined in accordance with the provisions of Exhibit C hereto.

(c) Headquarters. From and after the Effective Time, (i) Holdco will have its corporate headquarters in Kansas City, Missouri and (ii) Holdco shall cause its utility operating headquarters to be located in Topeka, Kansas and Kansas City, Missouri.

(d) Holdco Organizational Documents. GPE and Holdco shall take all actions necessary so that (i) at or prior to the Effective Time, the articles of incorporation of Holdco shall be amended and restated so that, at the Effective Time, such articles of incorporation shall read in their entirety substantially in the form attached hereto as Exhibit D (the “Holdco Restated Articles”) and (ii) at or prior to the Effective Time, the bylaws of Holdco shall be amended and restated so that, at the Effective Time, such bylaws shall read in their entirety substantially in the form attached hereto as Exhibit E (the “Holdco Restated Bylaws”).

(e) Name. GPE and Westar agree to use their commercially reasonable efforts acting in good faith to agree on a new name and ticker symbol for Holdco prior to the Closing.

(f) Community Support. The Parties agree that provision of charitable contributions and community support in their respective service areas serves a number of their important corporate goals. From and after the Effective Time, Holdco and its subsidiaries taken as a whole intend to continue to provide charitable contributions and community support within the service areas of the Parties and each of their respective subsidiaries in each service area at levels substantially comparable to the levels of charitable contributions and community support provided, directly or indirectly, by GPE and Westar within their respective service areas prior to the Effective Time.

(g) KCC and MPSC Applications. Westar, GPE, Holdco and Merger Sub agree (i) that the applications submitted to the KCC and the MPSC with respect to the Mergers shall include the information concerning the Mergers, Westar, GPE, Holdco and Merger Sub required by the laws of the State of Kansas and the State of Missouri, (ii) to include specific commitments and agreements in such application to implement the principles set forth in Exhibit F hereto, and (iii) that the initial applications submitted to the KCC and the MPSC with respect to the Mergers and any amendment thereto shall only include such other agreements or commitments as agreed to by Westar, GPE, Holdco and Merger Sub, in each case, whose consent to any such agreements or commitments shall not be unreasonably withheld, conditioned or delayed. Westar agrees that it will not agree to, or accept, any additional or different agreements, commitments or conditions in connection with the Mergers pursuant to any settlement or otherwise with the staff of the KCC or any other Person without the prior written consent of GPE, which consent shall not be unreasonably withheld, conditioned or delayed. GPE agrees that it will not agree to, or accept, any additional or different agreements, commitments or conditions in connection with the Mergers pursuant to any settlement or otherwise with the staff of the MPSC or any other Person without the prior written consent of Westar, which consent shall not be unreasonably withheld, conditioned or delayed.

SECTION 6.07 Public Announcements. Except with respect to (a) a Westar Adverse Recommendation Change, a Westar Recommendation Change Notice, a Westar Takeover Proposal, a Superior Westar Proposal or any matter related to any of the foregoing, (b) a GPE Adverse Recommendation Change, a GPE Recommendation Change Notice, a GPE Takeover Proposal, a Superior GPE Proposal or any matter related to any of the foregoing, (c) any dispute between or among the Parties regarding this Agreement or the transactions contemplated hereby, and (d) a press release or other public statement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a Party in accordance with this Agreement, including in investor conference calls, SEC Filings, Q&As or other publicly disclosed documents, in each case under this clause (d), to the extent such disclosure is still accurate, GPE and Westar shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other written public statement with respect to this Agreement or the transactions contemplated hereby, including the Mergers, and shall not issue any such press release or make any such written public statement prior to such consultation, except as such Party reasonably concludes (based upon advice of its outside legal counsel) may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. Westar and GPE agree that the initial press release to be issued with respect to this Agreement or Mergers shall be in a form agreed to by the Parties.

Nothing in this Section 6.07 shall limit the ability of any Party to make internal announcements to its respective employees that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement.

SECTION 6.08 Fees, Costs and Expenses. Except as provided otherwise in this Agreement, including Section 8.02(b), all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees, costs or expenses, whether or not the Closing occurs.

SECTION 6.09 Indemnification, Exculpation and Insurance.

(a) Holdco agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of Westar, the Westar Subsidiaries, GPE and the GPE Subsidiaries as provided in their respective Organization Documents and any indemnification or other similar Contracts of Westar, any Westar Subsidiary, GPE or any GPE Subsidiary, in each case, as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), and Holdco shall cause the Westar Surviving Corporation and the Westar Subsidiaries to perform their respective obligations thereunder. Without limiting the foregoing, from and after the Effective Time, Holdco agrees that it will indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of Westar, any Westar Subsidiary, GPE or any GPE Subsidiary or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of Westar, any Westar Subsidiary, GPE or any GPE Subsidiary as a director, officer or employee of another Person (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Claim, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Indemnified Party is or was a director, officer or employee of Westar, any Westar Subsidiary, GPE, any GPE Subsidiary or is or was serving at the request of Westar, any Westar Subsidiary, GPE or any GPE Subsidiary as a director, officer or employee of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any Claim covered under this Section 6.09, (i) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such Claim from Holdco; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law or Holdco’s Organizational Documents, to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification and (ii) Holdco shall cooperate in good faith in the defense of any such matter.

(b) In the event that Holdco or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Holdco shall cause proper provision to be made so that the successors and assigns of Holdco assume the covenants and agreements set forth in this Section 6.09.

(c) For a period of six (6) years from and after the Effective Time, Holdco shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Westar, the Westar Subsidiaries, GPE or the GPE Subsidiaries or provide substitute policies for Westar, GPE and their respective current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by Westar and GPE, in either case, of not less than the existing coverage and having other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by Westar and GPE with respect to claims arising from facts or events that occurred on or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance), except that in no event shall Holdco be required to pay with respect to such insurance policies in respect of any one policy year more than 300% of the aggregate annual premium most recently paid by Westar or GPE prior to the date of this Agreement (the “Maximum Amount”), and if Holdco is unable to obtain the insurance required by this Section 6.09(c) it shall obtain as much comparable insurance as possible for the years within such six (6) year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period. In lieu of such insurance, prior to the Closing Date Westar may, at its option, purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for Westar, GPE and their respective current and former directors, officers and employees who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by Westar and GPE, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by Westar and GPE with respect to claims arising from facts or events that occurred on or before the Effective Time for a period of not less than six (6) years; provided that in no event shall the cost of any such tail policy in respect of any one policy year exceed the Maximum Amount. Holdco shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) The provisions of this Section 6.09 (i) shall survive consummation of the Mergers, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Parties), his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

SECTION 6.10 Employee Matters.

(a) During the period commencing at the Effective Time and ending on the two (2) year anniversary of the Effective Time (the “Continuation Period”), Holdco shall, and shall cause the Westar Surviving Corporation to, provide each individual who is employed by Westar or a Westar Subsidiary immediately prior to the Effective Time and who remains employed thereafter by the Westar Surviving Corporation, Holdco or any of their Subsidiaries (each, a “Westar Employee”) who is not a Westar Represented Employee (as defined in Section 6.10(b)) with (i) a base salary or wage rate that is no less favorable than that provided to the Westar Employee immediately prior to the Effective Time, (ii) aggregate incentive compensation opportunities that are substantially comparable, in the aggregate, to those provided to the Westar Employee immediately prior to the Effective Time and (iii) employee benefits that are substantially comparable, in the aggregate, to those provided to the Westar Employee immediately prior to the Effective Time. During the Continuation Period, Holdco shall, and shall cause the Westar Surviving Corporation to, provide each Westar Employee who experiences a termination of employment with the Westar Surviving Corporation, Holdco or any of their Subsidiaries severance benefits that are no less favorable than those set forth in Section 6.10(a)(1) of the A&R Westar Disclosure Letter. During the two (2) year period following the Closing Date, subject to Section 6.10(e)(ii), Holdco shall, or shall cause the Westar Surviving Corporation to, treat retirees of Westar and its Subsidiaries with respect to the provision of post-retirement welfare benefits no less favorably than similarly situated retirees of Holdco and its Subsidiaries. Except as provided on Section 6.10(a)(2) of the A&R Westar Disclosure Letter, as soon as practicable following the end of the fiscal year in which the Effective Time occurs, Holdco shall, or shall cause the Westar Surviving Corporation to, pay each Westar Employee who remains employed with the Westar Surviving Corporation, Holdco or any of their Subsidiaries through the applicable payment date an annual cash bonus for such fiscal year in an amount determined based on the level of attainment of the applicable performance criteria under the bonus plan in which such Westar Employee participated as of immediately prior to the Effective Time.

(b) With respect to each Westar Employee who is covered by a Westar Union Contract (each, a “Westar Represented Employee”), Holdco shall, and shall cause the Westar Surviving Corporation to,

continue to honor the Westar Union Contracts, in each case as in effect at the Effective Time, in accordance with their terms (it being understood that this sentence shall not be construed to limit the ability of Holdco or the Westar Surviving Corporation to amend or terminate any such Westar Union Contract, to the extent permitted by the terms of the applicable Westar Union Contract and applicable Law). The provisions of this Section 6.10 shall be subject to any applicable provisions of the Westar Union Contracts and applicable Law in respect of such Westar Represented Employee, to the extent the provisions of this Section 6.10 are inconsistent with or otherwise in conflict with the provisions of any such Westar Union Contract or applicable Law. Prior to the Closing Date, Westar shall provide, to the extent required by applicable Law, sufficient advance notice of the transactions contemplated hereby to any unions that are party to a Westar Union Contract, and, in response to a request from any such union to engage in bargaining over the effect of the transactions contemplated hereby, shall engage in meaningful, good-faith bargaining, to the extent required by applicable Law.

(c) At the Effective Time, Holdco shall, or shall cause the Westar Surviving Corporation to, assume and honor in accordance with their terms all of Westar’s and all of the Westar Subsidiaries’ employment, severance, retention, termination and change-in-control plans, policies, programs, agreements and arrangements (including any change-in-control severance agreement or other arrangement between Westar and any Westar Employee) maintained by Westar or any Westar Subsidiary, in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the Mergers (either alone or in combination with any other event), it being understood that this sentence shall not be construed to limit the ability of Holdco or the Westar Surviving Corporation to amend or terminate any such plans, policies, programs, agreements, or arrangements, to the extent permitted by the terms of the applicable plan, policy, program, agreement or arrangement and applicable Law. For purposes of any Westar Benefit Plan or Westar Benefit Agreement containing a definition of “change in control,” “change of control” or similar term that relates to a transaction at the level of Westar, the Closing shall be deemed to constitute a “change in control,” “change of control” or such similar term.

(d) At the Effective Time, Holdco shall, or shall cause a GPE Subsidiary to, assume and honor in accordance with their terms all of GPE’s and all of the GPE Subsidiaries’ employment, severance, retention, termination and change-in-control plans, policies, programs, agreements and arrangements (including any change-in-control severance agreement or other arrangement between GPE and any individual who is employed by GPE or a GPE Subsidiary immediately prior to the Effective Time and who remains employed thereafter by Holdco or any of its Subsidiaries) maintained by GPE or any GPE Subsidiary, in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the Mergers (either alone or in combination with any other event), it being understood that this sentence shall not be construed to limit the ability of Holdco or any GPE Subsidiary to amend or terminate any such plans, policies, programs, agreements, or arrangements, to the extent permitted by the terms of the applicable plan, policy, program, agreement or arrangement and applicable Law. For purposes of any GPE Benefit Plan or GPE Benefit Agreement containing a definition of “change in control,” “change of control” or similar term that relates to a transaction at the level of GPE, the Closing shall be deemed to constitute a “change in control,” “change of control” or such similar term.

(e) With respect to all employee benefit plans of Holdco, the Westar Surviving Corporation or any of their Subsidiaries, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any vacation, paid time-off and severance plans), each Westar Employee’s service with Westar or any Westar Subsidiary (as well as service with any predecessor employer of Westar or any such Westar Subsidiary, to the extent service with the predecessor employer was recognized by Westar or such Westar Subsidiary and is accurately reflected within a Westar Employee’s records) shall be treated as service with Holdco, the Westar Surviving Corporation or any of their Subsidiaries for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals, except (i) to the extent that such service was not recognized under the corresponding Westar Benefit Plan immediately prior to the Effective Time, (ii) for purposes of any defined benefit retirement plan, any retiree welfare benefit plan, any grandfathered or frozen plan or any plan under which similarly situated employees of Holdco and its

Subsidiaries do not receive credit for prior service or (iii) to the extent that such recognition would result in any duplication of benefits for the same period of service.

(f) Holdco shall, and shall cause the Westar Surviving Corporation to, use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any welfare benefit plan maintained by Holdco, the Westar Surviving Corporation or any of their Subsidiaries in which Westar Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the corresponding Westar Benefit Plan immediately prior to the Effective Time. Holdco shall, or shall cause the Westar Surviving Corporation to, use commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Westar Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(g) Notwithstanding anything to the contrary herein, the provisions of this Section 6.10 are solely for the benefit of the parties to this Agreement, and no provision of this Section 6.10 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no Westar Personnel or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof including in respect of continued employment (or resumed employment). Nothing contained herein shall alter the at-will employment relationship of any Westar Employee.

SECTION 6.11 Holdco; Merger Sub.

(a) Prior to the Effective Time, neither Holdco nor Merger Sub shall engage in any activity of any nature except for activities related to or in furtherance of the Mergers.

(b) GPE hereby (i) guarantees the due, prompt and faithful payment performance and discharge by Holdco and Merger Sub of, and compliance by Holdco and Merger Sub with, all of the covenants and agreements of Holdco and Merger Sub under this Agreement and (ii) agrees to take all actions necessary, proper or advisable to ensure such payment, performance and discharge by Holdco and Merger Sub hereunder.

SECTION 6.12 Takeover Statutes. If any Takeover Statute or similar statute or regulation becomes applicable to this Agreement or the Mergers, Westar and the Westar Board and GPE and the GPE Board shall use reasonable best efforts to grant such approvals and take such actions to ensure that the Mergers may be consummated as promptly as practicable on the terms contemplated by this Agreement.

SECTION 6.13 Stock Exchange Listing. Holdco shall use reasonable best efforts to cause the shares of Holdco Common Stock to be issued in the Mergers to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing. Each of Westar and GPE shall use its reasonable best efforts to cooperate with Holdco in connection with the foregoing, including by providing information reasonably requested by Holdco in connection therewith.

SECTION 6.14 Redemption of GPE Preference Stock. Prior to the Closing, GPE shall redeem all of the issued and outstanding shares of GPE Preference Stock pursuant to Section 13 of the Certificate of Designations for the GPE Preference Stock.

SECTION 6.15 Further Assurances. It may be preferable to effectuate a business combination between GPE and Westar by means of an alternative structure in light of the conditions set forth in Section 7.01(b), Section 7.02(e) and Section 7.03(e). Accordingly, if the only conditions to the parties’ obligations to consummate the Mergers that are not satisfied or waived are receipt of any one or more of the Westar Required Consents, GPE Required Consents, and the Required Statutory Approvals, and the adoption of an alternative structure (that otherwise substantially preserves for GPE and Westar the economic benefits of the Mergers without adversely affecting either GPE or Westar in any material respect) would result in such conditions being satisfied or waived, then the Parties shall use their respective commercially reasonable efforts to effect a business combination among themselves by means of a mutually agreed upon structure other than the Mergers that so preserves such benefits without adversely affecting either GPE or Westar in any material respect; provided that prior to closing any such restructured transaction, all third party and Governmental Authority declarations, filings, registrations, notices, authorizations, consents or approvals necessary for the effectuation of such alternative business combination shall have been obtained and all other conditions to the Parties’ obligations to consummate the Mergers, as applied to such alternative business combination, shall have been satisfied or waived.

ARTICLE VII

CONDITIONS PRECEDENT

SECTION 7.01 Conditions to Each Party’s Obligation to Effect the Transactions. The obligation of each Party to effect the Closing is subject to the satisfaction or waiver (by such Party) at or prior to the Closing of the following conditions:

(a) Shareholder Approval. Each of the Westar Shareholder Approval and the GPE Shareholder Approval shall have been obtained.

(b) Required Statutory Approvals. The Required Statutory Approvals, including the expiration or termination of any waiting period applicable to the Mergers under the HSR Act, shall have been obtained at or prior to the Effective Time and such approvals shall have become Final Orders. For purposes of this Section 7.01(b), a “Final Order” means a Judgment by the relevant Governmental Entity that (1) has not been reversed, stayed, enjoined, set aside, annulled or suspended and is in full force and effect, (2) with respect to which, if applicable, any mandatory waiting period prescribed by Law before the Mergers may be consummated has expired or been terminated, and (3) as to which all conditions to the consummation of the Mergers prescribed by Law have been satisfied.

(c) No Legal Restraints. No Law and no Judgment, whether preliminary, temporary or permanent, shall be in effect that prevents, makes illegal or prohibits the consummation of the Mergers (any such Law or Judgment, a “Legal Restraint”).

(d) Listing. The shares of Holdco Common Stock issuable in the Mergers shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be subject of any stop order or proceeding seeking a stop order, and Holdco shall have received all state securities and “blue sky” authorizations necessary for the issuance of the Merger Consideration.

SECTION 7.02 Conditions to Obligations of Westar. The obligation of Westar to consummate the Westar Merger is further subject to the satisfaction or waiver (by Westar) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of GPE, Holdco and Merger Sub contained herein (except for the representations and warranties contained in Section 4.03, Section 4.04 and Section 4.07(b)) shall be true and correct (without giving effect to any limitation as to “materiality” or “GPE Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct (without giving effect to any limitation as to “materiality” or “GPE Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a GPE Material Adverse Effect, (ii) the representations and warranties of GPE, Holdco and Merger Sub contained in Section 4.03 and Section 4.04 shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct would be de minimis, and (iii) the representations and warranties of GPE contained in Section 4.07(b) shall be true and correct in all respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Performance of Covenants and Agreements of GPE, Holdco and Merger Sub. GPE, Holdco and Merger Sub shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing.

(c) Absence of GPE Material Adverse Effect. Since the date of this Agreement, no fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a GPE Material Adverse Effect shall have occurred and be continuing.

(d) Officer’s Certificates. Westar shall have received a certificate signed on behalf of each of GPE, Holdco and Merger Sub by an executive officer of GPE, Holdco and Merger Sub, respectively, certifying the satisfaction by GPE, Holdco and Merger Sub of the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c).

(e) Regulatory Approvals. The Final Orders referred to in Section 7.01(b) shall not include or impose any undertaking, term, condition, liability, obligation, commitment, sanction or other measure that, individually or in the aggregate, has resulted or would reasonably be expected to result in a Regulatory Material Adverse Effect.

(f) Tax Opinion. Westar shall have received an opinion of Baker Botts L.L.P., in form and substance satisfactory to Westar, dated the Closing Date, which opinion may be based on appropriate representations of GPE, Westar and Holdco that are in form and substance reasonably satisfactory to such counsel, to the effect that (i) the Westar Merger, taken together with the GPE Merger, will be treated as a nontaxable exchange described in Code Section 351 and/or (ii) the Westar Merger will be treated as a nontaxable reorganization described in Code Section 368.

(g) GPE Preference Stock. As of the Effective Time, there shall be no shares of GPE Preference Stock outstanding.

(h) Cash or Cash Equivalents. As of the Effective Time, GPE shall have not less than $1.25 billion in cash or cash equivalents on its balance sheet, excluding the proceeds of any Indebtedness issued outside of the ordinary course of business.

SECTION 7.03 Conditions to Obligations of GPE. The obligations of GPE to consummate the GPE Merger are further subject to the satisfaction or waiver (by GPE) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Westar contained herein (except for the representations and warranties contained in Section 3.03, Section 3.04 and Section 3.07(b)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Westar Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct (without giving effect to any limitation as to “materiality” or “Westar Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Westar Material Adverse Effect, (ii) the representations and warranties of Westar contained in Section 3.03 and Section 3.04 shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct would be de minimis, and (iii) the representations and warranties of Westar contained in Section 3.07(b) shall be true and correct in all respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Performance of Covenants and Agreements of Westar. Westar shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c) Absence of Westar Material Adverse Effect. Since the date of this Agreement, no fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Westar Material Adverse Effect shall have occurred and be continuing.

(d) Officer’s Certificate. GPE shall have received a certificate signed on behalf of Westar by an executive officer of Westar certifying the satisfaction by Westar of the conditions set forth in Section 7.03(a), Section 7.03(b) and Section 7.03(c).

(e) Regulatory Approvals. The Final Orders referred to in Section 7.01(b) shall not include or impose any undertaking, term, condition, liability, obligation, commitment, sanction or other measure that, individually or in the aggregate, has resulted or would reasonably be expected to result in a Regulatory Material Adverse Effect.

(f) Tax Opinion. GPE shall have received an opinion of Bracewell LLP, in form and substance satisfactory to GPE, dated the Closing Date, which opinion may be based on appropriate representations of GPE, Westar and Holdco that are in form and substance reasonably satisfactory to such counsel, to the effect that the GPE Merger will be treated as a reorganization described in Code Section 368(a).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination Rights.

(a) Termination by Mutual Consent. Westar and GPE shall have the right to terminate this Agreement at any time prior to the Effective Time, whether before or after receipt of the Westar Shareholder Approval or GPE Shareholder Approval, by mutual written consent.

(b) Termination by Either Westar or GPE. Each of Westar and GPE shall have the right to terminate this Agreement, at any time prior to the Effective Time, whether before or after the receipt of the Westar Shareholder Approval or GPE Shareholder Approval, if:

(i) the Closing shall not have occurred by 5:00 p.m. New York City time on the date that is twelve (12) months from the date hereof (the “End Date”); provided that if, prior to the End Date, all of the conditions to the Closing set forth in Article VII have been satisfied or waived, as applicable, or shall then be capable of being satisfied (except for any conditions set forth in Section 7.01(b), Section 7.01(c), Section 7.02(e), Section 7.03(e) and those conditions that by their nature are to be satisfied at the Closing), either Westar or GPE may, prior to 5:00 p.m. New York City time on the End Date, extend the End Date to a date that is six (6) months after the End Date (and if so extended, such later date being the End Date); provided, further, that neither Westar nor GPE may terminate this Agreement or extend the End Date pursuant to this Section 8.01(b)(i) if it is in breach of any of its covenants or agreements and such breach has caused or resulted in either (1) the failure to satisfy the conditions to its obligations to consummate the Mergers set forth in Article VII prior to the End Date or (2) the failure of the Closing to have occurred prior to the End Date;

(ii) the condition set forth in Section 7.01(c) is not satisfied and the Legal Restraint giving rise to such nonsatisfaction has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any Party if such failure to satisfy the condition set forth in Section 7.01(c) is the result of a failure of such Party to comply with its obligations pursuant to Section 6.03;

(iii) the Westar Shareholder Approval is not obtained at the Westar Shareholders Meeting duly convened (unless such Westar Shareholders Meeting has been adjourned, in which case at the final adjournment thereof); or

(iv) the GPE Shareholder Approval is not obtained at the GPE Shareholders Meeting duly convened (unless such GPE Shareholders Meeting has been adjourned, in which case at the final adjournment thereof).

(c) Termination by Westar. Westar shall have the right to terminate this Agreement:

(i) in the event that the Westar Board has made a Westar Adverse Recommendation Change with respect to a Superior Westar Proposal and shall have approved, and concurrently with the termination hereunder, Westar shall have entered into, a Westar Acquisition Agreement providing for the implementation of such Superior Westar Proposal, so long as (1) Westar has complied in all material respects with its obligations under Section 5.04(c) and (2) Westar prior to or concurrently with such termination pays to GPE the Westar Termination Fee in accordance with Section 8.02(b)(i) and the termination pursuant to this Section 8.01(c)(i) shall not be effective and Westar shall not enter into any such Westar Acquisition Agreement until GPE is in receipt of the Westar Termination Fee; provided, however, that Westar shall not have the right to terminate this Agreement under this Section 8.01(c)(i) after the Westar Shareholder Approval is obtained at the Westar Shareholders Meeting;

(ii) if GPE, Holdco or Merger Sub breaches or fails to perform any of its covenants or agreements contained herein, or if any of the representations or warranties of GPE, Holdco or Merger Sub contained herein fails to be true and correct, which breach or failure to perform (1) would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b), as applicable, and (2) is not reasonably capable of being cured by GPE by the End Date (as it may be extended pursuant to Section 8.01(b)(i)) or is not cured by GPE within thirty (30) days after receiving written notice from Westar of such breach or failure; provided, however, that Westar shall not have the right to terminate this Agreement under this Section 8.01(c)(ii) if Westar is then in breach of any covenant or agreement contained herein or any representation or warranty of Westar contained herein then fails to be true and correct such that the conditions set forth in Section 7.03(a) or Section 7.03(b), as applicable, could not then be satisfied;

(iii) if (1) all of the conditions set forth in Section 7.01, Section 7.02 and Section 7.03 have been satisfied or waived in accordance with this Agreement as of the date that the Closing should have been consummated pursuant to Section 1.03 (except for those conditions that by their terms are to be satisfied at the Closing), (2) GPE does not comply with its obligations under this Agreement to complete the Closing on the day that the Closing should have been consummated pursuant to Section 1.03, and (3) GPE fails to comply with its obligations under this Agreement to consummate the Closing within five (5) Business Days following its receipt of written notice from Westar requesting such consummation; or

(iv) in the event that the GPE Board or a committee thereof has made a GPE Adverse Recommendation Change; provided, however, that Westar shall not have the right to terminate this Agreement under this Section 8.01(c)(iv) after the GPE Shareholder Approval is obtained at the GPE Shareholders Meeting.

(d) Termination by GPE. GPE shall have the right to terminate this Agreement:

(i) in the event that the Westar Board or a committee thereof has made a Westar Adverse Recommendation Change; provided, however, that GPE shall not have the right to terminate this Agreement under this Section 8.01(d)(i) after the Westar Shareholder Approval is obtained at the Westar Shareholders Meeting;

(ii) if Westar breaches or fails to perform any of its covenants or agreements contained herein, or if any of the representations or warranties of Westar contained herein fails to be true and correct, which breach or failure to perform (1) would give rise to the failure of a condition set forth in Section 7.03(a) or Section 7.03(b), as applicable, and (2) is not reasonably capable of being cured by Westar by the End Date (as it may be extended pursuant to Section 8.01(b)(i)) or is not cured by Westar within thirty (30) days after receiving written notice from GPE of such breach or failure; provided, however, that GPE shall not have the right to terminate this Agreement under this Section 8.01(d)(ii) if GPE is then in breach of any covenant or agreement contained herein or any representation or warranty of GPE contained herein then fails to be true and correct such that the conditions set forth in Section 7.02(a) or Section 7.02(b), as applicable, could not then be satisfied;

(iii) in the event that the GPE Board has made a GPE Adverse Recommendation Change with respect to a Superior GPE Proposal and shall have approved, and concurrently with the termination hereunder, GPE shall have entered into, a GPE Acquisition Agreement providing for the implementation of such Superior GPE Proposal, so long as (1) GPE has complied in all material respects with its obligations under Section 5.05(c) and (2) GPE prior to or concurrently with such termination pays to Westar the GPE Fiduciary Out Termination Fee in accordance with Section 8.02(b)(iii) and the termination pursuant to this Section 8.01(d)(iii) shall not be effective and GPE shall not enter into any such GPE Acquisition Agreement until Westar is in receipt of the GPE Fiduciary Out Termination Fee; provided, however, that GPE shall not have the right to terminate this Agreement under this Section 8.01(d)(iii) after the GPE Shareholder Approval is obtained at the GPE Shareholders Meeting; or

(iv) if (1) all of the conditions set forth in Section 7.01, Section 7.02 and Section 7.03 have been satisfied or waived in accordance with this Agreement as of the date that the Closing should have been consummated pursuant to Section 1.03 (except for those conditions that by their terms are to be satisfied at the Closing), (2) Westar does not comply with its obligations under this Agreement to complete the Closing on the day that the Closing should have been consummated pursuant to Section 1.03, and (3) Westar fails to comply with its obligations under this Agreement to consummate the Closing within five (5) Business Days following its receipt of written notice from GPE requesting such consummation.

SECTION 8.02 Effect of Termination; Termination Fees.

(a) In the event of termination of this Agreement by either GPE or Westar as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Westar or GPE (or any shareholder, Affiliate or Representative thereof), whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity), except for (i) the last sentence of Section 6.02(a), the last sentence of Section 6.02(b), Section 6.08, this Section 8.02 and Article IX, which provisions shall survive such termination and (ii) subject to Section 8.02(d), liability of any Party (whether or not the terminating Party) for any Willful Breach of this Agreement prior to such termination but solely to the extent such liability arises out of a Willful Breach by such Party of any covenant or agreement set forth herein that gave rise to the failure of a condition set forth in Article VII. The liabilities described in the preceding sentence shall survive the termination of this Agreement.

(b) Termination Fees.

(i) If (1) (A) either GPE or Westar terminates this Agreement pursuant to Section 8.01(b)(i) and, at the time of such termination, any of the conditions set forth in Section 7.01(b), Section 7.02(e) or Section 7.03(e) or, in connection with the Required Statutory Approvals, Section 7.01(c) shall have not been satisfied, (B) either GPE or Westar terminates this Agreement pursuant to Section 8.01(b)(ii) (if, and only if, the applicable Legal Restraint giving rise to such termination arises in connection with the

Required Statutory Approvals) or (C) Westar terminates this Agreement pursuant to Section 8.01(c)(ii) based on a failure by GPE to perform its covenants or agreements under Section 6.03, and in each case of the foregoing clauses (A), (B) and (C), at the time of such termination, all other conditions to the Closing set forth in Section 7.01(a), Section 7.03(a), Section 7.03(b) and Section 7.03(c) shall have been satisfied or waived (except for (I) those conditions that by their nature are to be satisfied at the Closing but which conditions would be satisfied or would be capable of being satisfied if the Closing Date were the date of such termination or (II) those conditions that have not been satisfied as a result of a breach of this Agreement by GPE, Holdco or Merger Sub), or (2) Westar terminates this Agreement pursuant to Section 8.01(c)(iii), then GPE shall pay to Westar a fee of $190,000,000 in cash (the “GPE Termination Fee”). GPE shall pay the GPE Termination Fee to Westar (to an account designated in writing by Westar) prior to or concurrently with such termination of this Agreement by GPE or no later than three (3) Business Days after the date of the applicable termination by Westar.

(ii) If Westar terminates this Agreement pursuant to Section 8.01(c)(i) or GPE terminates this Agreement pursuant to Section 8.01(d)(i), Westar shall pay to GPE a fee of $190,000,000 in cash (the “Westar Termination Fee”). Westar shall pay the Westar Termination Fee to GPE (to an account designated in writing by GPE) prior to or concurrently with such termination of this Agreement by Westar pursuant to Section 8.01(c)(i) or no later than three (3) Business Days after the date of such termination of this Agreement by GPE pursuant to Section 8.01(d)(i).

(iii) If GPE terminates this Agreement pursuant to Section 8.01(d)(iii) or Westar terminates this Agreement pursuant to Section 8.01(c)(iv), GPE shall pay to Westar a fee of $190,000,000 in cash (the “GPE Fiduciary Out Termination Fee”). GPE shall pay the GPE Fiduciary Out Termination Fee to Westar (to an account designated in writing by Westar) prior to or concurrently with such termination of this Agreement by GPE pursuant to Section 8.01(d)(iii) or no later than three (3) Business Days after the date of such termination of this Agreement by Westar pursuant to Section 8.01(c)(iv).

(iv) If (1) either (A) GPE or Westar terminates this Agreement pursuant to Section 8.01(b)(i) or Section 8.01(b)(iii) or (B) GPE terminates this Agreement pursuant to Section 8.01(d)(ii), (2) a Westar Takeover Proposal shall have been publicly disclosed or made to Westar after the date hereof (x) in the case of a termination pursuant to Section 8.01(b)(i) or Section 8.01(d)(ii), prior to the date of such termination, or (y) in the case of a termination pursuant to Section 8.01(b)(iii), prior to the date of the Westar Shareholders Meeting, and (3) within twelve (12) months after the termination of this Agreement, Westar shall have entered into a Westar Acquisition Agreement which is subsequently consummated, or consummated a Westar Takeover Proposal, then Westar shall pay the Westar Termination Fee to GPE (to an account designated in writing by GPE) within three (3) Business Days after the earlier of the date Westar enters into such Westar Acquisition Agreement or consummates such Westar Takeover Proposal. For purposes of clause (3) of this Section 8.02(b)(iv), the term “Westar Takeover Proposal” shall have the meaning assigned to such term in Section 5.04, except that the applicable percentage in the definition of “Westar Takeover Proposal” shall be “50.1%” rather than “20% or more”.

(v) If (1) either (A) GPE or Westar terminates this Agreement pursuant to Section 8.01(b)(i) or Section 8.01(b)(iv) or (B) Westar terminates this Agreement pursuant to Section 8.01(c)(ii), (2) a GPE Takeover Proposal shall have been publicly disclosed or made to GPE after the date hereof (x) in the case of a termination pursuant to Section 8.01(b)(i) or Section 8.01(c)(ii), prior to the date of such termination, or (y) in the case of a termination pursuant to Section 8.01(b)(iv), prior to the date of the GPE Shareholders Meeting, and (3) within twelve (12) months after the termination of this Agreement, GPE shall have entered into a GPE Acquisition Agreement which is subsequently consummated, or consummated a GPE Takeover Proposal, then GPE shall pay the GPE Fiduciary Out Termination Fee to Westar (to an account designated in writing by Westar) within three (3) Business Days after the earlier of the date GPE enters into such GPE Acquisition Agreement or consummates such GPE Takeover Proposal. For purposes of clause (3) of this Section 8.02(b)(v), the term “GPE Takeover

Proposal” shall have the meaning assigned to such term in Section 5.05, except that the applicable percentage in the definition of “GPE Takeover Proposal” shall be “50.1%” rather than “20% or more”.

(vi) If either GPE or Westar terminates this Agreement pursuant to Section 8.01(b)(iv) and no fee is then payable pursuant to Section 8.02(b)(i), Section 8.02(b)(iii) or Section 8.02(b)(v), then GPE shall pay to Westar a fee of $80,000,000 in cash (the “GPE No Vote Termination Fee”). GPE shall pay the GPE No Vote Termination Fee to Westar (to an account designated in writing by Westar) prior to or concurrently with such termination of this Agreement by GPE pursuant to Section 8.01(b)(iv) or no later than three (3) Business Days after the date of such termination of this Agreement by Westar pursuant to Section 8.01(b)(iv).

(c) The Parties acknowledge that the agreements contained in Section 8.02(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If GPE fails to promptly pay an amount due pursuant to Section 8.02(b)(i), Section 8.02(b)(iii), Section 8.02(b)(v) or Section 8.02(b)(vi) or Westar fails to promptly pay an amount due pursuant to Section 8.02(b)(ii) or Section 8.02(b)(iv), and, in order to obtain such payment, GPE, on the one hand, or Westar, on the other hand, commences a Claim that results in a Judgment against Westar for the amount set forth in Section 8.02(b)(ii) or Section 8.02(b)(iv) or any portion thereof, or a Judgment against GPE for the amount set forth in Section 8.02(b)(i), Section 8.02(b)(iii), Section 8.02(b)(v), or Section 8.02(b)(vi) or any portion thereof, Westar shall pay to GPE, on the one hand, or GPE shall pay to Westar, on the other hand, its costs and expenses (including reasonable attorneys’ fees and the fees and expenses of any expert or consultant engaged by Westar) in connection with such Claim, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the U.S. prime rate as quoted by The Wall Street Journal in effect on the date such payment was required to be made. Any amount payable pursuant to Section 8.02(b) shall be paid by the applicable Party by wire transfer of same-day funds prior to or on the date such payment is required to be made under Section 8.02(b).

(d) Without limiting the rights of Westar under Section 9.10 prior to the termination of this Agreement pursuant to Section 8.01, if this Agreement is terminated under circumstances in which GPE is obligated to pay the GPE Termination Fee under Section 8.02(b)(i) or the GPE Fiduciary Out Termination Fee under Section 8.02(b)(iii) or Section 8.02(b)(v) or the GPE No Vote Termination Fee under Section 8.02(b)(vi), except as otherwise contemplated by the last sentence of this Section 8.02(d), upon payment of the GPE Termination Fee, the GPE Fiduciary Termination Fee or the GPE No Vote Termination Fee, as the case may be, and, if applicable, the costs and expenses of Westar pursuant to Section 8.02(c) in accordance herewith, GPE, GPE Subsidiaries and their respective Affiliates and Representatives shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Westar, the holders of the Westar Common Stock, Holdco, Merger Sub or any of their respective Affiliates or Representatives, and payment of the applicable fee and such costs and expenses by GPE shall be the Westar’s sole and exclusive remedy for any Claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by Westar, the Westar Subsidiaries or any other Person in connection with this Agreement, the transactions contemplated hereby (and the termination thereof) or any matter forming the basis for such termination, and Westar shall not have, and expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity); provided that, regardless of whether GPE pays or is obligated to pay the GPE Termination Fee, the GPE Fiduciary Out Termination Fee or the GPE No Vote Termination Fee, nothing in this Section 8.02(d) shall release GPE from liability for a Willful Breach of this Agreement. If this Agreement is terminated under circumstances in which Westar is obligated to pay the Westar Termination Fee under Section 8.02(b)(ii) or Section 8.02(b)(iv), upon payment of the Westar Termination Fee and, if applicable, the costs and expenses of GPE pursuant to Section 8.02(c) in accordance herewith, Westar shall have no further liability with respect to this Agreement or the transactions contemplated hereby to GPE, the holders of the GPE Common Stock, Holdco, Merger Sub or any of their respective Affiliates or Representatives, and payment of the

Westar Termination Fee and such costs and expenses by Westar shall be GPE’s sole and exclusive remedy for any Claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by GPE, GPE Subsidiaries and any other Person in connection with this Agreement, the transactions contemplated hereby (and the termination thereof) or any matter forming the basis for such termination, and GPE, Holdco and Merger Sub shall not have, and each expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity); provided that, regardless of whether Westar pays or is obligated to pay the Westar Termination Fee, nothing in this Section 8.02(d) shall release Westar from liability for a Willful Breach of this Agreement. The Parties acknowledge and agree that (i) in no event shall Westar or GPE, as applicable, be required to pay the Westar Termination Fee, the GPE Termination Fee, the GPE Fiduciary Out Termination Fee or the GPE No Vote Termination Fee, as applicable, on more than one occasion, (ii) the GPE Fiduciary Out Termination Fee may become due and payable pursuant to Section 8.02(b)(v) after the prior payment of the GPE No Vote Termination Fee pursuant to Section 8.02(b)(vi), in which case GPE shall be obligated to pay an amount equal to the GPE Fiduciary Out Termination Fee less the amount of the GPE No Vote Fee previously paid and (iii) if a termination event occurs requiring GPE to pay a termination fee hereunder and at such time more than one right to terminate this Agreement is exercisable by the Parties, GPE shall be obligated to pay the largest termination fee that would be applicable without regard to which termination right was actually exercised (e.g., if termination pursuant to Section 8.01(b)(iv) and Section 8.01(c)(iv) is permitted, GPE shall be obligated to pay the GPE Fiduciary Out Termination Fee even if GPE terminates this Agreement pursuant to Section 8.01(b)(iv)).

(e) For purposes of this Agreement, “Willful Breach” means a breach that is a consequence of a deliberate act or deliberate failure to act undertaken by the breaching Party with the Knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of any covenants or agreements contained in this Agreement; provided that, without limiting the meaning of Willful Breach, the Parties acknowledge and agree that any failure by any Party to consummate the Mergers and the other transactions contemplated hereby after the applicable conditions to the Closing set forth in Article VII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at the time of such failure to consummate the Mergers) shall constitute a Willful Breach of this Agreement.

SECTION 8.03 Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Westar Shareholder Approval; provided, however, that (a) after receipt of the Westar Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of Westar without the further approval of such shareholders, (b) no amendment shall be made to this Agreement after the Effective Time and (c) except as provided above, no amendment of this Agreement shall require the approval of the shareholders of GPE or the shareholders of Westar. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

SECTION 8.04 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant to this Agreement, (c) subject to Section 8.03(a), waive compliance with any covenants and agreements contained herein or (d) waive the satisfaction of any of the conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 8.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require, in the case of Westar, GPE, Holdco or

Merger Sub, action by its respective board of directors or the duly authorized designee of its board of directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of any Party. The Party desiring to terminate this Agreement pursuant to Section 8.01 shall give written notice of such termination to the other Parties in accordance with Section 9.02, specifying the provision of this Agreement pursuant to which such termination is effected.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Nonsurvival of Representations, Warranties, Covenants and Agreements; Contractual Nature of Representations and Warranties. None of the representations or warranties contained herein or in any instrument delivered pursuant to this Agreement shall survive, and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect thereto shall terminate at the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants or agreements of the Parties contained herein shall survive, and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect to such covenants and agreements shall terminate at, the Effective Time. The Parties hereby acknowledge and agree that (a) all representations and warranties set forth in this Agreement are contractual in nature only, (b) no Person is asserting the truth or accuracy of any representation or warranty set forth in this Agreement, (c) if any such representation or warranty (as modified by the applicable Disclosure Letter) should prove untrue, the Parties’ only rights, Claims or causes of action shall be to exercise the specific rights set forth in Section 7.02(a), Section 7.03(a), Section 8.01(c)(ii) and Section 8.01(d)(ii), as and if applicable, and (d) the Parties shall have no other rights, Claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) based on, arising out of or related to any such untruth of any such representation or warranty.

SECTION 9.02 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by facsimile or email (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses, facsimile numbers and email addresses (or to such other address, facsimile number or email address as a Party may have specified by notice given to the other Party pursuant to this provision):

To GPE, Holdco and Merger Sub:

Great Plains Energy Incorporated

1200 Main Street

Kansas City, Missouri 64105

Attention:         Heather Humphrey

Facsimile:         (816) 556-2787

Email:               heather.humphrey@kcpl.com

with a copy (which shall not constitute notice) to:

Bracewell LLP

1251 Avenue of the Americas

New York, New York 10020

Attention:         John G. Klauberg

Frederick J. Lark

Elena V. Rubinov

Facsimile:        (800) 404-3970

Email:              john.klauberg@bracewell.com

fritz.lark@bracewell.com

elena.rubinov@bracewell.com

To Westar:

Westar Energy, Inc.

818 South Kansas Avenue

Topeka, KS 66612

Attention:         Larry Irick

Facsimile:        (785) 575-8136

Email:              larry.irick@westarenergy.com

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, NY 10112

Attention:         William S. Lamb

James H. Mayor

Facsimile:         (212) 259-2557

(713) 229-7849

Email:              bill.lamb@bakerbotts.com

james.mayor@bakerbotts.com

SECTION 9.03 Definitions. For purposes of this Agreement, each capitalized term has the meaning given to it, or specified, in Exhibit A.

SECTION 9.04 Interpretation.

(a) Time Periods. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is a not a Business Day, the period in question shall end on the next succeeding Business Day.

(b) Dollars. Unless otherwise specifically indicated, any reference herein to $ means U.S. dollars.

(c) Gender and Number. Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(d) Articles, Sections and Headings. When a reference is made herein to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Include. Whenever the words “include”, “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”

(f) Hereof. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(g) Extent. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(h) Contracts; Laws. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.

(i) Persons. References to a person are also to its permitted successors and assigns.

(j) Or. Unless otherwise specifically provided herein, the term “or” shall not be deemed to be exclusive.

(k) Exhibits and Disclosure Letters. The Exhibits to this Agreement and the Disclosure Letters are hereby incorporated and made a part hereof and are an integral part of this Agreement. Each of Westar and GPE may, at its option, include in the A&R Westar Disclosure Letter or the A&R GPE Disclosure Letter, respectively, items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts herein or in the Disclosure Letters, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any matter set forth in any section of the Disclosure Letters shall be deemed to be referred to and incorporated in any section to which it is specifically referenced or cross-referenced and also in all other sections of the such Disclosure Letter to which such matter’s application or relevance is reasonably apparent on the face of such matter. Any capitalized term used in any Exhibit or any Disclosure Letter but not otherwise defined therein shall have the meaning given to such term herein.

(l) Reflected On or Set Forth In. An item arising with respect to a specific representation, warranty, covenant or agreement shall be deemed to be “reflected on” or “set forth in” the Westar Financial Statements included in the Westar Reports, to the extent any such phrase appears in such representation, warranty, covenant or agreement if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statement reasonably related to the subject matter of such representation or (ii) such item and the amount thereof is otherwise reasonably identified on such balance sheet or financial statement (or the notes thereto).

SECTION 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party or such Party waives its rights under this Section 9.05 with respect thereto. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

SECTION 9.06 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or email in .pdf format), all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

SECTION 9.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the A&R Westar Disclosure Letter, the A&R GPE Disclosure Letter and the exhibits hereto and other instruments referred to herein, and the Confidentiality Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between or among the Parties with respect to the Mergers, including the Original Merger Agreement. Except (a) after the Effective Time, the rights of GPE’s and Westar’s respective shareholders to receive the Merger Consideration and payments pursuant to Article II, and (b) after the

Effective Time, for Section 6.09, each Party agrees that (i) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement and (ii) this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

SECTION 9.08 Governing Law. This Agreement, and all Claims or causes of action of the Parties (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Agreement or the negotiation, execution, performance or subject matter hereof, shall be governed by and construed in accordance with the laws of the State of Kansas, without regard to principles of conflict of laws, except to the extent any mandatory provisions of the General Business and Corporation Law of the State of Missouri govern.

SECTION 9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

SECTION 9.10 Specific Enforcement. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, at any time prior to the termination of this Agreement pursuant to Article VIII, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, including the right of a Party to cause each other Party to consummate the Mergers and the other transactions contemplated by this Agreement, in any court referred to in Section 9.11, without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. If any Party brings any Claim to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such Party pursuant to the terms of this Agreement, then, notwithstanding anything to the contrary herein, the End Date shall automatically be extended by the period of time between the commencement of such Claim and the date on which such Claim is fully and finally resolved.

SECTION 9.11 Jurisdiction; Venue. All Claims arising from, under or in connection with this Agreement shall be raised to and exclusively determined by the courts of the State of Kansas located in Shawnee County or, if such court disclaims jurisdiction, the U.S. District Court for the District of Kansas, to whose jurisdiction and venue the Parties unconditionally consent and submit. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of Claim arising out of this Agreement in such court and hereby further irrevocably and unconditionally waives and agree not to plead or claim in any such court that any such Claim brought in any such court has been brought in an inconvenient forum. Each Party further agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.02 hereof shall be effective service of process for any Claim brought against such Party in any such court.

SECTION 9.12 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE MERGERS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY

WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.

SECTION 9.13 Construction. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

SECTION 9.14 Withdrawal of Original Merger Sub. By executing this Agreement, Original Merger Sub hereby withdraws from the Original Merger Agreement as a party thereto, and from and after the date hereof, Original Merger Sub shall have no further rights to or interests in, or liabilities or obligations relating to or arising out of, the Original Merger Agreement or the transactions contemplated thereby. The Parties acknowledge that Original Merger Sub is executing this Agreement solely for the purpose of withdrawing from the Original Merger Agreement and the transactions contemplated thereby as described above.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, each as of the date first written above.

WESTAR ENERGY, INC.

By:	/s/ Mark A. Ruelle
Name: Mark A. Ruelle
Title: President and Chief Executive
Officer

GREAT PLAINS ENERGY INCORPORATED

By:	/s/ Terry Bassham
Name: Terry Bassham
Title: Chairman of the Board, President and Chief Executive Officer

MONARCH ENERGY HOLDING, INC.

By:	/s/ Terry Bassham
Name: Terry Bassham
Title: President and Chief Executive Officer

KING ENERGY, INC.

By:	/s/ Terry Bassham
Name: Terry Bassham
Title: President and Chief Executive Officer

solely for the purposes of Section 9.14:

GP STAR, INC.

By:	/s/ Terry Bassham
Name: Terry Bassham
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO A&R AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

DEFINED TERMS

Section 1.01 Certain Defined Terms. For purposes of this Agreement, each of the following terms has the meaning specified in this Section 1.01 of Exhibit A:

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. Solely for purposes of Sections 4.05, 4.10, and 4.11, the Person set forth on Exhibit A of the A&R GPE Disclosure Letter and any of its Affiliates shall be deemed an Affiliate of GPE.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and all laws, rules, and regulations of any jurisdiction applicable to Westar and its Affiliates or GPE and its Affiliates, as applicable, concerning or relating to bribery or corruption.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable state, foreign or supranational antitrust Laws and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means any day except for (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in Topeka, Kansas or New York, New York.

“Claim” means any demand, claim, suit, action, legal proceeding (whether at law or in equity, civil, criminal, administrative or investigative) or arbitration.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written or oral contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement, undertaking or other agreement that is legally binding.

“Designated Person” means any Person listed on a Sanctions List.

“Disclosure Letters” means, collectively, the A&R Westar Disclosure Letter and the A&R GPE Disclosure Letter.

“Environmental Claim” means any Claim, investigation or written notice by any Person alleging liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) or responsibility arising out of, based on or resulting from (a) the presence or Release of or exposure to any Hazardous Materials at any location, whether or not owned or operated by Westar or any Westar Subsidiary or GPE or any GPE Subsidiary, (b) any violation or alleged violation of Environmental Law or any Environmental Permit.

“Environmental Laws” means all applicable Laws issued, promulgated by or with any Governmental Entity relating to pollution or protection of or damage to the environment (including ambient air, surface water, groundwater, land surface, subsurface and sediments), natural resources, endangered or threatened species, the climate or human health and safety as it relates to exposure to hazardous or toxic materials, including Laws relating to the exposure to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Good Utility Practice” means (a) any of the practices, methods and acts engaged in or approved by a significant portion of the electric generating, transmission or distribution industries, as applicable, during the relevant time period or (b) any of the practices, methods or acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition; provided that Good Utility Practice is not intended to be limited to optimum practices, methods or acts to the exclusion of all others but rather to be acceptable practices, methods or acts generally accepted in the geographic location of the performance of such practice, method or act.

“Governmental Entity” means any U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, including any governmental, quasi-governmental or nongovernmental body administering, regulating, or having general oversight over any energy-related markets, or any court, arbitrator, arbitration panel or similar judicial body.

“GPE Benefit Agreement” means each employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change-in-control, retention, termination or other material Contract between GPE or any GPE Subsidiary, on the one hand, and any GPE Personnel, on the other hand.

“GPE Benefit Plan” means each (a) employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or post-retirement or employment health or medical plan, program, policy or arrangement, (b) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (c) severance, change-in control, retention or termination plan, program, policy or arrangement or (d) other compensation, pension, retirement, savings or other benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by GPE or any GPE Subsidiary for the benefit of any GPE Personnel, or for which GPE or any GPE Subsidiary has any direct or indirect liability.

“GPE Commonly Controlled Entity” means any person or entity that, together with GPE, is treated as a single employer under Section 414 of the Code.

“GPE Deferred Share Units” means any director deferred share unit issued pursuant to the GPE Stock Plan.

“GPE Material Adverse Effect” means any fact, circumstance, effect, change, event or development that has or would reasonably be expected to have a material adverse effect on the business, properties, financial condition or results of operations of GPE and the GPE Subsidiaries, taken as a whole; provided that no fact, circumstance, effect, change, event or development resulting from or arising out of any of the following, individually or in the aggregate, shall constitute or be taken into account in determining whether a GPE Material Adverse Effect has occurred: (a) any change or condition affecting any industry in which GPE or any GPE Subsidiary operates, including electric generating, transmission or distribution industries (including, in each case, any changes in the operations thereof); (b) any change affecting any economic, legislative or political condition or any change affecting any securities, credit, financial or other capital markets condition, in each case in the United States, in any foreign jurisdiction or in any specific geographical area; (c) any failure in and of itself by GPE or any GPE Subsidiary to meet any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taking into account in determining whether there has or will be, a GPE Material Adverse Effect); (d) any change attributable to the announcement, execution or delivery of this Agreement or the pendency of the Mergers, including (i) any action taken by GPE or any GPE Subsidiary that is expressly required pursuant to this Agreement, or is consented to by Westar, or any action taken by Westar or any Affiliate thereof, to obtain any Consent from any Governmental Entity to the consummation of the Mergers and the result of any such actions, (ii) any Claim arising out of or related to this Agreement (including shareholder litigation), (iii) any adverse change in supplier, employee, financing source, shareholder, regulatory, partner or similar relationships resulting therefrom or (iv) any change that arises out of or relates to the identity of Westar or any of its Affiliates as the target of GPE; (e) any change or condition affecting the market for commodities, including any change in the price or availability of commodities; (f) any change in and of itself in the market price, credit rating or trading volume of shares of GPE Common Stock on the NYSE or any change affecting the ratings or the ratings outlook for GPE or any GPE Subsidiary (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taking into account in determining whether there has or will be, a GPE Material Adverse Effect); (g) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof); (h) geopolitical conditions, the outbreak or escalation of hostilities, any act of war, sabotage or terrorism, or any escalation or worsening of any such act of war, sabotage or terrorism threatened or underway as of the date of this Agreement; (i) any fact, circumstance, effect, change, event or development resulting from or arising out of or affecting the national, regional, state or local engineering or construction industries or the wholesale or retail markets for commodities, materials or supplies (including equipment supplies, steel, concrete, electric power, fuel, coal, natural gas, water or coal transportation) or the hedging markets therefor, including any change in commodity prices; (j) any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster or severe weather-related event, circumstance or development; or (k) any change or effect arising from any requirements imposed by any Governmental Entities as a condition to obtaining the Westar Required Statutory Approvals or the GPE Required Statutory Approvals; provided, however, that any fact, circumstance, effect, change, event or development set forth in clauses (a), (b), (e), (g) and (h) above may be taken into account in determining whether a GPE Material Adverse Effect has occurred solely to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate adverse effect on GPE and the GPE Subsidiaries, taken as a whole, as compared to other entities (if any) engaged in the relevant business in the geographic area affected by such fact, circumstance, effect, change, event or development (in which case, only the incremental disproportionate impact may be taken into account in determining whether there has been, or would be, a GPE Material Adverse Effect, to the extent such change is not otherwise excluded from being taken into account by clauses (a)–(j) of this definition).

“GPE Personnel” means any current or former director, officer or employee of GPE or any GPE Subsidiary.

“GPE Performance Share Awards” means performance share awards granted pursuant to the GPE Stock Plan payable upon the achievement of certain performance measures.

“GPE Stock Plan” means the GPE Long-Term Incentive and Share Award Plan as amended and in effect from time to time.

“GPE Union Contracts” means the Contracts set forth in Section 4.09 of the A&R GPE Disclosure Letter.

“GPE Utility Sub” means Kansas City Power & Light Company, a Missouri corporation.

“Hazardous Materials” means (a) petroleum, coal tar and other hydrocarbons and any derivatives or by-products, coal, coal combustion products, residues, or emissions, fly ash, bottom ash, flue gas desulfurization material, explosive or radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, urea formaldehyde insulation, chlorofluorocarbons and other ozone-depleting substances and (b) any other chemical, material, substance or waste that is regulated or for which liability or standards of care are imposed under any Environmental Law.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money (other than intercompany indebtedness), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person evidenced by letters of credit, bankers’ acceptances or similar facilities to the extent drawn upon by the counterparty thereto, (d) all capitalized lease obligations of such Person and (d) all guarantees or other assumptions of liability for any of the foregoing.

“Intellectual Property” means all intellectual property and industrial property rights of any kind or nature, including all U.S. and foreign trademarks, service marks, service names, internet domain names, trade dress and trade names, and all goodwill associated therewith and symbolized thereby, patents and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, and extensions thereof, trade secrets, registered and unregistered copyrights and works of authorship, proprietary rights in databases to the extent recognized in any given jurisdiction, and registrations and applications for registration of any of the foregoing.

“Judgment” means a judgment, order, decree, ruling, writ, assessment or arbitration award of a Governmental Entity of competent jurisdiction.

“Knowledge” means (i) with respect to Westar, the actual knowledge of the individuals listed in Section 1.01 of the A&R Westar Disclosure Letter and (ii) with respect to the GPE, the actual knowledge of the individuals listed in Section 1.01 of the A&R GPE Disclosure Letter.

“Law” means any domestic or foreign, federal, state, provincial or local statute, law, ordinance, rule, binding administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Entity, including the rules and regulations of the NYSE, the FERC, the KCC, the MPSC and the NRC.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means any corporate, partnership or limited liability organizational documents, including certificates or articles of incorporation, bylaws, certificates of formation, operating agreements (including limited liability company agreement and agreements of limited partnership), certificates of limited partnership, partnership agreements, shareholder agreements and certificates of existence, as applicable.

“Permit” means a franchise, license, permit, authorization, variance, exemption, order, registration, clearance or approval of a Governmental Entity.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Regulatory Material Adverse Effect” means any undertakings, terms, conditions, liabilities, obligations, commitments, sanctions or other measures that, individually or in the aggregate, would have or would be reasonably likely to have, a material adverse effect on the financial condition, assets, liabilities, businesses or results of operations of Holdco and its Subsidiaries, taken as a whole, after giving effect to the Mergers (which shall include GPE, the GPE Subsidiaries, Westar and the Westar Subsidiaries); provided that for this purpose GPE, Westar and their Subsidiaries shall be deemed to be a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size and scale of Westar and its Subsidiaries, taken as a whole.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface, subsurface and sediments).

“Sanctions” means (a) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government and administered by OFAC, (b) economic or financial sanctions imposed, administered or enforced from time to time by the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury, and (c) economic or financial sanctions imposed, administered or enforced from time to time by the United Nations Security Council, the European Union, or Her Majesty’s Treasury.

“Sanctioned Country” means a country or territory which is at any time subject to Sanctions.

“Sanctions List” means any of the lists of specially designated nationals or designated persons or entities (or equivalent) held by the U.S. government and administered by OFAC, the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury or any similar list maintained by any other U.S. government entity, the United Nations Security Council, the European Union, or Her Majesty’s Treasury, in each case as the same may be amended, supplemented or substituted from time to time.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, including any amended Tax returns relating to Taxes.

“Taxes” means (a) all taxes, customs, tariffs, imposts, levies, duties, other like assessments or charges in the nature of a tax imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts and (b) any liability for any item described in clause (a) payable by reason of Contract, assumption, transferee or successor liability, operation of Law or otherwise, and in each case whether disputed or otherwise.

“Utility Subsidiaries” means the Subsidiaries of Westar set forth in Section 3.20(a) of the A&R Westar Disclosure Letter.

“Westar Benefit Agreement” means each employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change-in-control, retention, termination or other material Contract between Westar or any Westar Subsidiary, on the one hand, and any Westar Personnel, on the other hand.

“Westar Benefit Plan” means each (a) employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or post-retirement or employment health or medical plan, program, policy or arrangement, (b) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (c) severance, change-in control, retention or termination plan, program, policy or arrangement or (d) other compensation, pension, retirement, savings or other benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by Westar or any Westar Subsidiary for the benefit of any Westar Personnel, or for which Westar or any Westar Subsidiary has any direct or indirect liability.

“Westar Commonly Controlled Entity” means any person or entity that, together with Westar, is treated as a single employer under Section 414 of the Code.

“Westar Financial Advisor” means any Person set forth in Section 3.21 of the A&R Westar Disclosure Letter.

“Westar Material Adverse Effect” means any fact, circumstance, effect, change, event or development that has or would reasonably be expected to have a material adverse effect on the business, properties, financial condition or results of operations of Westar and the Westar Subsidiaries, taken as a whole; provided that no fact, circumstance, effect, change, event or development resulting from or arising out of any of the following, individually or in the aggregate, shall constitute or be taken into account in determining whether a Westar Material Adverse Effect has occurred: (a) any change or condition affecting any industry in which Westar or any Westar Subsidiary operates, including electric generating, transmission or distribution industries (including, in each case, any changes in the operations thereof); (b) any change affecting any economic, legislative or political condition or any change affecting any securities, credit, financial or other capital markets condition, in each case in the United States, in any foreign jurisdiction or in any specific geographical area; (c) any failure in and of itself by Westar or any Westar Subsidiary to meet any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taking into account in determining whether there has or will be, a Westar Material Adverse Effect); (d) any change attributable to the announcement, execution or delivery of this Agreement or the pendency of the Mergers, including (i) any action taken by Westar or any Westar Subsidiary that is expressly required pursuant to this Agreement, or is consented to by GPE, or any action taken by GPE or any Affiliate thereof, to obtain any Consent from any Governmental Entity to the consummation of the Mergers and the result of any such actions, (ii) any Claim arising out of or related to this Agreement (including shareholder litigation), (iii) any adverse change in supplier, employee, financing source, shareholder, regulatory, partner or similar relationships resulting therefrom or (iv) any change that arises out of or relates to the identity of GPE or any of its Affiliates as the acquirer of Westar; (e) any change or condition affecting the market for commodities, including any change in the price or availability of commodities; (f) any change in and of itself in the market price, credit rating or trading volume of shares of Westar Common Stock on the NYSE or any change affecting the ratings or the ratings outlook for Westar or any Westar Subsidiary (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taking into account in determining whether there has or will be, a Westar Material Adverse Effect); (g) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof); (h) geopolitical conditions, the outbreak or escalation of hostilities, any act of war, sabotage or terrorism, or any escalation or worsening of any such act of war, sabotage or terrorism threatened or underway as of the date of this Agreement; (i) any fact, circumstance, effect, change, event or development resulting from or arising out of or affecting the national, regional, state or local engineering or construction industries or the wholesale or retail markets for commodities, materials or supplies (including equipment supplies, steel, concrete, electric power, fuel, coal, natural gas, water or coal transportation) or the hedging markets therefor, including any change in commodity prices; (j) any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster or severe weather-related event, circumstance or development or (k) any change or effect arising from any requirements imposed by any Governmental Entities as a condition to obtaining the Westar Required Statutory Approvals or the GPE Required Statutory Approvals; provided, however, that any fact, circumstance, effect, change, event or development set forth in clauses (a), (b), (e), (g) and (h) above may be taken into account in determining whether a Westar Material Adverse Effect has occurred solely to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate adverse effect on Westar and the Westar Subsidiaries, taken as a whole, as compared to other entities (if any) engaged in the relevant business in the geographic area affected by such fact, circumstance, effect, change, event or development (in which case, only the incremental disproportionate impact may be taken into account in determining whether there has been, or would be, a Westar Material Adverse Effect, to the extent such change is not otherwise excluded from being taken into account by clauses (a)–(j) of this definition).

“Westar Performance Unit” means any share unit payable in shares of Westar Common Stock or whose value is determined with reference to the value of shares of Westar Common Stock that are subject to performance-based vesting granted under the Westar Stock Plan.

“Westar Personnel” means any current or former director, officer or employee of Westar or any Westar Subsidiary.

“Westar Restricted Share Unit” means any share unit payable in shares of Westar Common Stock or whose value is determined with reference to the value of shares of Westar Common Stock granted that are subject to time-based vesting under the Westar Stock Plan.

“Westar Stock Plan” means the Long-Term Incentive and Share Award Plan as amended and in effect from time to time.

“Westar Union Contracts” means the Contracts set forth in Section 3.10 of the A&R Westar Disclosure Letter.

Section 1.02 Other Defined Terms. In addition to the defined terms set forth in Section 1.01 of this Exhibit A, each of the following capitalized terms has the respective meaning specified in the Section set forth opposite such term below:

Term	Section
A&R Westar Disclosure Letter	Article III
A&R GPE Disclosure Letter	Article IV
Agreement	Preamble
Bankruptcy and Equity Exceptions	3.04
Book-Entry Shares	2.02(b)(i)
Certificate	2.02(b)(i)
Closing	1.03
Closing Date	1.03
Confidentiality Agreement	6.02(b)
Consent	3.05(b)
Continuation Period	6.10(a)
Controlled Group Liability	3.09(d)
Dissenting Shares	2.04(a)
Effective Time	1.02
End Date	8.01(b)(i)
Environmental Permit	3.14(a)(i)
Exchange Act	3.05(b)(i)
Exchange Agent	2.02(a)
Exchange Fund	2.02(a)
FERC	3.05(b)(iv)
Filed GPE Contract	4.14(a)
Filed Westar Contract	3.15(a)
Filing	3.05(b)
Final Order	7.01(b)
Form S-4	6.01(a)
FPA	3.05(b)(iv)
GAAP	3.06(a)
GBCLM	1.01(a)
GPE	Preamble
GPE Acquisition Agreement	5.05(b)
GPE Adverse Recommendation Change	5.05(b)
GPE Articles	4.01
GPE Articles of Merger	1.02
GPE Board	Recitals
GPE Board Recommendation	4.04
GPE Bylaws	4.01
GPE Common Stock	2.01(a)(i)

Term	Section
GPE Designees	6.06(a)(ii)
GPE DRIP	5.02(a)(iv)
GPE Equity Securities	4.03(b)
GPE Exchange Ratio	2.01(b)(i)
GPE Fiduciary Out Termination Fee	8.02(b)(iii)
GPE Financial Statements	4.06(a)
GPE Insurance Policies	4.17
GPE Intervening Event	5.05(f)(iii)
GPE Merger	1.01(a)
GPE Merger Consideration	2.01(b)(i)
GPE No Vote Termination Fee	8.02(b)(vi)
GPE Other Equity-Based Right	2.03(b)(iii)
GPE Preferred No Par Stock	4.03(a)
GPE Preferred Par Value Stock	4.03(a)
GPE Preference Stock	4.03(a)
GPE Proceedings	5.03(b)
GPE Projections	4.24
GPE Recommendation Change Notice	5.05(c)
GPE Reports	4.06(a)
GPE Required Consents	4.05(a)
GPE Required Statutory Approvals	4.05(b)(iii)
GPE Risk Management Guidelines	5.02(a)(xvii)
GPE Shareholder Approval	4.04
GPE Shareholders Meeting	4.04
GPE Subsidiaries	4.01
GPE Takeover Proposal	5.05(f)(i)
GPE Termination Fee	8.02(b)(i)
GPE Utilities	4.20(b)
GPE Voting Debt	4.03(b)
Holdco	Preamble
Holdco Board	Recitals
Holdco Common Stock	2.01(b)(i)
Holdco Restated Articles	6.06(d)
Holdco Restated Bylaws	6.06(d)
Holdco Surviving Corporation	1.01(a)
HSR Act	3.05(b)(ii)
Indemnified Parties	6.09(a)
IRS	3.09(b)
KCC	3.05(b)(iv)
KGCC	1.01(b)
Legal Restraint	7.01(c)
Liens	3.02
Maximum Amount	6.09(c)
Mergers	1.01(b)
Merger Consideration	2.01(b)(ii)
Merger Sub	Preamble
MPSC	3.05(b)(iv)
NRC	3.05(b)(iv)
Original Merger Agreement	Recitals
Original Merger Sub	Preamble
Parties	Preamble

Term	Section
Proxy Statement/Prospectus	6.01(a)
PUHCA 2005	3.20(a)
Representatives	5.04(a)
Required Consents	4.05(a)
Required Statutory Approvals	4.05(b)(iii)
SEC	3.05(b)(i)
Securities Act	3.05(b)(i)
Superior GPE Proposal	5.05(f)(ii)
Superior Westar Proposal	5.04(f)(ii)
Takeover Statute	3.13
Transaction Litigation	6.04
WARN	3.10
Westar	Preamble
Westar Acquisition Agreement	5.04(b)
Westar Adverse Recommendation Change	5.04(b)
Westar Articles	3.01
Westar Articles of Merger	1.02
Westar Board	Recitals
Westar Board Recommendation	3.04
Westar Bylaws	3.01
Westar Common Stock	2.01(a)(ii)
Westar Designees	6.06(a)(ii)
Westar DRIP	5.01(a)(iv)
Westar Employee	6.10
Westar Equity Securities	3.03(b)
Westar Exchange Ratio	2.01(b)(ii)
Westar Financial Statements	3.06(a)
Westar Insurance Policies	3.18
Westar Intervening Event	5.04(f)(iii)
Westar Merger	1.01(b)
Westar Merger Consideration	2.01(b)(ii)
Westar Other Equity-Based Right	2.03(a)(iii)
Westar Preferred Stock	3.03(a)
Westar Proceedings	5.03(a)
Westar Projections	3.23
Westar Recommendation Change Notice	5.04(c)
Westar Reports	3.06(a)
Westar Represented Employee	6.10(b)
Westar Required Consents	3.05(a)
Westar Required Statutory Approvals	3.05(b)(iv)
Westar Risk Management Guidelines	5.01(a)(xvii)
Westar Shareholder Approval	3.04
Westar Shareholders Meeting	3.04
Westar Subsidiaries	3.01
Westar Surviving Corporation	1.01(b)
Westar Takeover Proposal	5.04(f)(i)
Westar Termination Fee	8.02(b)(ii)
Westar Voting Debt	3.03(b)
Willful Breach	8.02(e)

EXHIBIT B

BOARD MATTERS

1.	Mark Ruelle will be appointed as the non-executive Chairman of the Holdco Board for a term of three years, effective as of, and conditioned upon the occurrence of, the Effective Time, and subject to his ability and willingness to serve. In the event that Mr. Ruelle is unwilling or unable to serve as the Chairman of the Holdco Board as of the Effective Time, Westar shall designate a replacement from among the Westar Designees, following reasonable consultation with GPE, who shall be appointed by Holdco in accordance with the Holdco Restated Articles and Holdco Restated Bylaws as in effect as of the Effective Time.

2.	If any GPE Designee is unable or unwilling to serve as a director of Holdco as of the Effective Time, GPE will designate a replacement, following reasonable consultation with Westar, which replacement shall be deemed a GPE Designee for all purposes of the Merger Agreement.

3.	If any Westar Designee is unable or unwilling to serve as a director of Holdco as of the Effective Time, Westar will designate a replacement, following reasonable consultation with GPE, which replacement shall be deemed a Westar Designee for all purposes of the Merger Agreement.

4.	As of the Effective Time, the initial standing Board committees of Holdco will consist of: (a) a Compensation Committee, (b) an Audit Committee, (c) a Nominating and Governance Committee, (d) a Finance Committee, and (e) a Nuclear Operations and Environmental Committee. In determining and recommending committee assignments, the Board will take into account, among other things, the skills and expertise of the directors, the needs of the committees, and the goal that committee workloads be distributed reasonably among the full Board. As of the Effective Time, the initial standing committees of the Holdco Board shall be composed of an equal number of directors from among each of the Westar Designees and GPE Designees. Holdco will not have any other Board committee (including any Executive Committee) as of the Effective Time, except to the extent mutually agreed upon by GPE and Westar, including agreement upon the initial chairperson of any such committee.

5.	GPE will designate the initial chairpersons of the Compensation Committee, the Audit Committee and the Nuclear Operations and Environmental Committee, in each case, following reasonable consultation with Westar, and in each case subject to such individuals’ ability and willingness to serve. Westar will designate the initial chairpersons of the Nominating and Governance Committee and the Finance Committee, in each case, following reasonable consultation with GPE, and in each case subject to such individuals’ ability and willingness to serve. If any such designated chairperson is unable or unwilling to serve in such position as of the Effective Time, the party that designated such chairperson shall designate a replacement from among such party’s director designees, following reasonable consultation with the other party.

6.	Westar will designate the initial lead independent director, following reasonable consultation with GPE, subject to such individual’s ability and willingness to serve. If the individual so designated as lead independent director is unable or unwilling to serve in such position as of the Effective Time, Westar will designate a replacement from among the Westar Designees, following reasonable consultation with GPE.

EXHIBIT C

OFFICERS

1.	Terry Bassham will be appointed as the President and Chief Executive Officer of Holdco, effective as of, and conditioned upon the occurrence of, the Effective Time, and subject to his ability and willingness to serve.

2.	In the event that Mr. Bassham is unwilling or unable to serve as the President and Chief Executive Officer of Holdco as of the Effective Time, GPE and Westar shall confer and mutually designate a President and Chief Executive Officer of Holdco, who shall be appointed by Holdco in accordance with the Holdco Restated Articles and Holdco Restated Bylaws as in effect as of the Effective Time. Each of the following individuals shall be appointed to the office set forth next to such individual’s name, to hold such office as of the Effective Time until his or her replacement is appointed in accordance with the Holdco Restated Bylaws or until his or her resignation or removal:

Individual:	Office:
Kevin Bryant	Executive Vice President and Chief Operating Officer

Greg Greenwood	Executive Vice President, Strategy and Chief Administrative Officer

Tony Somma	Executive Vice President and Chief Financial Officer

Jerl Banning	Senior Vice President and Chief People Officer

Chuck Caisley	Senior Vice President, Marketing and Public Affairs and Chief Customer Officer

Heather Humphrey	Senior Vice President, General Counsel and Corporate Secretary

In the event that any such individual(s) is (are) unwilling or unable to serve in such officer position(s) as of the Effective Time, GPE and Westar shall confer and mutually appoint other individual(s) to serve in such officer position(s).

EXHIBIT D

HOLDCO RESTATED ARTICLES

[See attached]

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MONARCH ENERGY HOLDING, INC.

(Adopted as of                     )

ARTICLE ONE

The name of this corporation shall be MONARCH ENERGY HOLDING, INC.

ARTICLE TWO

The address, including street and number, if any, of the corporation’s initial registered office in this state is 221 Bolivar Street, Jefferson City, Missouri, 65101, but it shall have power to transact business anywhere in Missouri, and also in several states of the United States if and when so desired under the respective laws thereof regarding foreign corporations. The name of its initial agent at such address is CSC-Lawyers Incorporating Service Company.

ARTICLE THREE

The amount of authorized capital stock of the Company is [[Six Hundred Twelve Million (612,000,000)] shares divided into classes as follows:

[Twelve Million (12,000,000)] shares of Preference Stock without par value.

[Six Hundred Million (600,000,000)]]1 shares of Common Stock without par value.

The preferences, qualifications, limitations, restrictions, and special or relative rights of the Preference Stock and the Common Stock shall be as follows:

A. PREFERENCE STOCK

(i) Series of Preference Stock. Shares of Preference Stock may be issued from time to time in one or more series as provided herein. Each such series shall be designated so as to distinguish the shares thereof from the shares of all other series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the Articles of Incorporation or any amendment thereto or in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of this Articles of Incorporation. Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any series of Preference Stock may be made dependent upon facts ascertainable outside these Articles of Incorporation or of any amendment thereto, or outside the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors, provided that the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such class of stock is clearly and expressly set forth in these Articles of Incorporation or in the resolution or resolutions providing for the issue of

[1]	NTD: Subject to finalization.

such stock adopted by the Board of Directors. The shares of Preference Stock of all series shall be of equal rank, and all shares of any particular series of Preference Stock shall be identical, except that, if the dividends, if any, thereon are cumulative, the date or dates from which they shall be cumulative may differ. The terms of any series of Preference Stock may vary from the terms of any other series of Preference Stock to the full extent now or hereafter permitted by the Missouri General and Business Corporation Law, and the terms of each series shall be fixed, prior to the issuance thereof, in the manner provided for herein. Without limiting the generality of the foregoing, shares of Preference Stock of different series may, subject to any applicable provisions of law, vary with respect to the following terms:

(a) The distinctive designation of such series and the number of shares of such series;

(b) The rate or rates at which shares of such series shall be entitled to receive dividends, the conditions upon, and the times of payment of such dividends, the relationship and preference, if any, of such dividends to dividends payable on any other class or classes or any other series of stock, and whether such dividends shall be cumulative or noncumulative, and, if cumulative, the date or dates from which such dividends shall be cumulative;

(c) The right, if any, to exchange or convert the shares of such series into shares of any other class or classes, or of any other series of the same or any other class or classes of stock of the Company, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments, if any, at which such conversion or exchange may be made;

(d) If shares of such series are subject to redemption, the time or times and the price or prices at which, at the terms and conditions on which, such shares shall be redeemable;

(e) The preference of the shares of such series as to both dividends and assets in the event of any voluntary or involuntary liquidation or dissolution or winding up or distribution of assets of the Company;

(f) The obligation, if any, of the Company to purchase, redeem or retire shares of such series and/or maintain a fund for such purposes, and the amount or amounts to be payable from time to time for such purpose or into such fund, the number of shares to be purchased, redeemed or retired, and the other terms and conditions of any such obligation;

(g) The voting rights, if any, full or limited, to be given the shares of such series, including without limiting the generality of the foregoing, the right, if any, as a series or in conjunction with other series or classes, to elect one or more members of the Board of Directors either generally or at certain specified times or under certain circumstances, and restrictions, if any, on particular corporate acts without a specified vote or consent of holders of such shares (such as, among others, restrictions on modifying the terms of such series of Preference Stock, authorizing or issuing additional shares of Preference Stock or creating any additional shares of Preference Stock or creating any class of stock ranking prior to or on a parity with the Preference Stock as to dividends or assets); and

(h) Any other preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof.

(ii) Authority for Issuance Granted to Board of Directors. Authority is hereby expressly granted to and vested in the Board of Directors at any time or from time to time to issue the Preference Stock as Preference Stock of any series, and in connection with the creation of each such series, so far as not inconsistent with the provisions of this ARTICLE THREE applicable to all series of Preference Stock, to fix, prior to the issuance thereof, by resolution or resolutions providing for the issue of shares thereof, the authorized number of shares of such series, which number may be increased, unless otherwise provided by the Board of Directors in creating such series, or decreased, but not below the number of shares thereof then outstanding, from time to time by like action of the Board of Directors, the voting powers of such series and the designations, rights, preferences, and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of such series.

B. COMMON STOCK

(i) Dividends. Subject to the limitations in this ARTICLE THREE set forth, dividends may be paid on the Common Stock out of any funds legally available for the purpose, when and as declared by the Board of Directors.

(ii) Liquidation Rights. In the event of any liquidation or dissolution of the Company, after there shall have been paid to or set aside for the holders of outstanding shares having superior liquidation preferences to Common Stock the full preferential amounts to which they are respectively entitled, the holders of outstanding shares of Common Stock shall be entitled to receive pro rata, according to the number of shares held by each, the remaining assets of the Company available for distribution.

(iii) Voting Rights. Except as set forth in this ARTICLE THREE or as by statute otherwise mandatorily provided, the holders of the Common Stock shall exclusively possess full voting powers for the election of Directors and for all other purposes.

C. GENERAL

(i) Consideration for Shares. Subject to applicable law, the shares of the Company, now or hereafter authorized, may be issued for such consideration as may be fixed from time to time by the Board of Directors. Subject to applicable law and to the provisions of this ARTICLE THREE, shares of the Company issued and thereafter acquired by the Company may be disposed of by the Company for such consideration as may be fixed from time to time by the Board of Directors.

(ii) Crediting Consideration to Capital. The entire consideration hereafter received upon the issuance of shares of Common Stock without par value shall be credited to capital, and this requirement may not be eliminated or amended without the affirmative vote or consent of the holders of two-thirds of the outstanding Common Stock.

D. CERTAIN DEFINITIONS

In this ARTICLE THREE, and in any resolution of the Board of Directors adopted pursuant to this ARTICLE THREE establishing a series of Preference Stock, and fixing the designation, description and terms thereof, the meanings below assigned shall control:

“Senior stock” shall mean shares of stock of any class ranking prior to shares of Preference Stock as to dividends or upon dissolution or liquidation;

“Parity stock” shall mean shares of stock of any class ranking on a parity with, but not prior to, shares of Preference Stock as to dividends or upon dissolution or liquidation;

“Junior stock” shall mean shares of stock of any class ranking subordinate to shares of Preference Stock as to dividends and upon dissolution or liquidation; and

Preferential dividends accrued and unpaid on a share of Preference Stock, to any particular date shall mean an amount per share at the annual dividend rate applicable to such share for the period beginning with the date from and including which dividends on such share are cumulative and concluding on the day prior to such particular date, less the aggregate of all dividends paid with respect to such share during such period.

ARTICLE FOUR

No holder of outstanding shares of any class shall have any preemptive right to subscribe for or acquire shares of stock or any securities of any kind issued by the Company.

ARTICLE FIVE

The number of Directors to constitute the first Board of Directors shall is [            ].2 Thereafter the number of directors shall be fixed by, or in the manner provided by the By-laws. Any changes in the number will be reported to the Secretary of State within thirty calendar days of such change.

ARTICLE SIX

The duration of the Company is perpetual.

ARTICLE SEVEN

The Company is formed for the following purposes:

The acquisition, construction, maintenance and operation of electric power and heating plant or plants and distribution systems therefor; the purchase of electrical current and of steam and of other heating mediums and forms of energy; distribution and sale thereof; the doing of all things necessary or incident to carrying on the business aforesaid in the State of Missouri and elsewhere, and generally engaging in any lawful act or activity for which a company may now or hereafter may be organized under the laws of the State of Missouri.

ARTICLE EIGHT

The Board of Directors may make, alter, amend or repeal By-laws of the Company by a majority vote of the whole Board of Directors at any regular meeting of the Board or at any special meeting of the Board if notice thereof has been given in the notice of such special meeting. Nothing in this ARTICLE EIGHT shall be construed to limit the power of the shareholders to make, alter, amend or repeal By-laws of the Company at any annual or special meeting of shareholders by a majority vote of the shareholders present and entitled to vote at such meeting, provided a quorum is present.

ARTICLE NINE

At any meeting of shareholders, a majority of the outstanding shares entitled to vote represented in person or by proxy shall constitute a quorum; provided, that less than such quorum shall have the right successively to adjourn the meeting to a specified date not longer than 90 days after such adjournment, and no notice need be given of such adjournment to shareholders not present at the meeting.

ARTICLE TEN

These Articles of Incorporation may be amended in accordance with and upon the vote prescribed by the laws of the State of Missouri; provided, that in no event shall any such amendment be adopted after the date of the adoption of this ARTICLE TEN without receiving the affirmative vote of at least a majority of the outstanding shares of the Company entitled to vote.

ARTICLE ELEVEN

In addition to any affirmative vote required by these Articles of Incorporation or By-laws, the affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock of the Company entitled to vote

[2]	NTD: To be determined prior to closing.

shall be required for the approval or authorization of any Business Combination with an Interested Shareholder; provided, however, that such 80% voting requirement shall not be applicable if:

(a) the Business Combination shall have been approved by a majority of the Continuing Directors; or

(b) the cash or the Fair Market Value of the property, securities or other consideration to be received per share by holders of the Common Stock in such Business Combination is not less than the highest per share price paid by or on behalf of the Interested Shareholder for any shares of Common Stock during the five-year period preceding the announcement of such Business Combination.

The following definitions shall apply for purposes of this ARTICLE ELEVEN:

(a) The term “Business Combination” shall mean: (i) any merger or consolidation involving the Company or a subsidiary of the Company with or into an Interested Shareholder; (ii) any sale, lease, exchange, transfer or other disposition (in one transaction or a series) of any Substantial Part of the assets of the Company or a subsidiary of the Company to or with an Interested Shareholder; (iii) the issuance of any securities of the Company or a subsidiary of the Company to an Interested Shareholder other than the issuance on a pro rata basis to all holders of shares of the same class pursuant to a stock split or stock dividend; (iv) any recapitalization or reclassification or other transaction that would have the effect of increasing the proportionate voting power of an Interested Shareholder; (v) any liquidation, spinoff, splitup or dissolution of the Company proposed by or on behalf of an Interested Shareholder; or (vi) any agreement, contract, arrangement or understanding providing for any of the transactions described in this definition of Business Combination;

(b) The term “Interested Shareholder” shall mean and include (i) any individual, corporation, partnership or other person or entity which, together with its “Affiliates” or “Associates” (as defined on March 1, 1986, in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended) “beneficially owns” (as defined on March 1, 1986, in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended) in the aggregate 5% or more of the outstanding shares of the Common Stock of the Company, and (ii) any Affiliate or Associate of any such Interested Shareholder;

(c) The term “Continuing Director” shall mean any member of the Board of Directors of the Company who is unaffiliated with the Interested Shareholder and was a member of the Board of Directors prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director if the successor is unaffiliated with the Interested Shareholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors;

(d) The term “Fair Market Value” shall mean: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or, if no such quotations are available, the Fair Market Value on the date in question of a share of such stock as determined by a majority of the Continuing Directors; and (ii) in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined by a majority of the Continuing Directors; and

(e) The term “Substantial Part” shall mean 10% or more of the Fair Market Value of the total assets as reflected on the most recent balance sheet existing at the time the shareholders of the Company would be required to approve or authorize the Business Combination involving the assets constituting any such Substantial Part.

Notwithstanding ARTICLE TEN or any other provisions of these Articles of Incorporation or the By-laws of the Company (and notwithstanding the fact that a lesser percentage may be specified by law), this ARTICLE ELEVEN may not be altered, amended or repealed except by the affirmative vote of the holders of at least 80% or more of the outstanding shares of Common Stock of the Company entitled to vote.

ARTICLE TWELVE

(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a Director or officer of the Company or is or was serving at the request of the Company as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Missouri General and Business Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid to or to be paid in settlement) actually and reasonably incurred by such person in connection therewith; provided, however, that, except as provided in paragraph (b) hereof, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. The right to indemnification conferred in this ARTICLE TWELVE shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition: provided, however, that, if the Missouri General and Business Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this ARTICLE TWELVE or otherwise. The Company may, by action of its Board of Directors, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of directors and officers. Such indemnification shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

(b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this ARTICLE TWELVE is not paid in full by the Company within thirty days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the Missouri General and Business Corporation Law for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Missouri General and Business Corporation Law, nor an actual determination by the Company (including its Board of Directors, independent, legal counsel, or its shareholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) Rights Not Exclusive. The indemnification and other rights provided by this ARTICLE TWELVE shall not be deemed exclusive of any other rights to which a person may be entitled under any applicable law, By-laws of the Company, agreement, vote of shareholders or disinterested Directors or otherwise, both as to action in such person’s official capacity and as to action in any other capacity while holding the office of Director or officer, and the Company is hereby expressly authorized by the shareholders of the Company to enter into agreements with its Directors and officers which provide greater indemnification rights than that generally provided by the Missouri General and Business Corporation Law; provided, however, that no such further indemnity shall indemnify any person from or on account of such Director’s or officer’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Any such agreement providing for further indemnity entered into pursuant to this ARTICLE TWELVE after the date of approval of this ARTICLE TWELVE by the Company’s shareholders need not be further approved by the shareholders of the Company in order to be fully effective and enforceable.

(d) Insurance. The Company may purchase and maintain insurance on behalf of any person who was or is a Director, officer, employee or agent of the Company, or was or is serving at the request of the Company as a Director, officer, employee or agent of another Company, partnership, joint venture, trust or other enterprise against any liability asserted against or incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this ARTICLE TWELVE.

(e) Amendment. This ARTICLE TWELVE may be hereafter amended or repealed; however, no amendment or repeal shall reduce, terminate or otherwise adversely affect the right of a person entitled to obtain indemnification or an advance of expenses with respect to an action, suit or proceeding that pertains to or arises out of actions or omissions that occur prior to the later of (i) the effective date of such amendment or repeal; (ii) the expiration date of such person’s then current term of office with, or service for, the Company (provided such person has a stated term of office or service and completes such term); or (iii) the effective date such person resigns his or her office or terminates his or her service (provided such person has a stated term of office or service but resigns prior to the expiration of such term).

ARTICLE THIRTEEN

The liability of the Company’s directors to the Company or any of its shareholders for monetary damages for breaches of fiduciary duties as a director shall be eliminated to the fullest extent permitted under the Missouri General and Business Corporation Law, as the same exists or may hereafter be amended. Neither any repeal or modification of this ARTICLE THIRTEEN by the shareholders of the Company nor the amendment or adoption of any other provision of the Articles of Incorporation inconsistent with this ARTICLE THIRTEEN shall adversely affect any right or protection of a director of the Company existing hereunder at the time of such repeal, modification or amendment with respect to acts or omissions occurring prior to such repeal, modification or amendment.

EXHIBIT E

HOLDCO RESTATED BYLAWS

[See attached]

MONARCH ENERGY HOLDING, INC.

AMENDED AND RESTATED BY-LAWS

AS OF [            ]

MONARCH ENERGY HOLDING, INC.

AMENDED AND RESTATED BY-LAWS

ARTICLE I

Offices

Section 1. The location of the registered office and the name of the registered agent of the Company in the State of Missouri shall be as stated in the Articles of Incorporation or as determined from time to time by the Board of Directors and on file in the appropriate public offices of the State of Missouri pursuant to applicable provisions of law.

Section 2. The Company also may have offices at such other places either within or without the State of Missouri as the Board of Directors may from time to time determine or the business of the Company may require.

ARTICLE II

Shareholders

Section 1.

(a) All meetings of the shareholders shall be held at such place within or without the State of Missouri as may be selected by the Board of Directors or Executive Committee, but if the Board of Directors or Executive Committee shall fail to designate a place for said meeting to be held, then the same shall be held at the principal place of business of the Company.

(b) If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, shareholders and proxyholders not physically present at a meeting of shareholders may, by means of remote communication:

(i) Participate in a meeting of shareholders; and

(ii) Be deemed present in person and vote at a meeting of shareholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that:

a. The Company shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a shareholder or proxyholder;

b. The Company shall implement reasonable measures to provide such shareholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the shareholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and

c. If any shareholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Company.

(c) The Board of Directors may, to the extent not prohibited by law, adopt by resolution such rules and regulations for the conduct of the meetings or any meeting of shareholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations, the Chairman of the Board may prescribe such rules, regulations and procedures and do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the Chairman of the Board, may, to the extent not prohibited by law, include, without limitation, the following: (i) the establishment of an agenda for the meeting; (ii) the maintenance of order at the meeting;

(iii) limitations on attendance at or participation in the meeting to shareholders of record of the Company, their duly authorized proxies and such other persons as shall be determined; (iv) restrictions on entry to the meeting after a specified time; and (v) limitations on the time allotted to questions or comments by participants. Unless otherwise determined by the Board or the Chairman of the Board, meetings of shareholders shall not be required to be held in accordance with any rules of parliamentary procedure.

Section 2. An annual meeting of the shareholders shall be held on the first Tuesday of May in each year, if not a legal holiday, and if a legal holiday, then on the first succeeding day which is not a legal holiday, at 10 a.m.; provided, however, the day fixed for such meeting in any year may be changed, by resolution of the Board of Directors, to such other day and time as the Board of Directors may deem to be desirable or appropriate, subject to any applicable limitations of law. The purpose of the annual meeting shall be to elect directors of the Company and transact such other business as may properly be brought before the meeting.

Section 3. Unless otherwise expressly provided in the Articles of Incorporation of the Company with respect to Preference Stock, special meetings of the shareholders may only be called by the Chairman of the Board, by the Chief Executive Officer, by the President or at the request in writing (which shall include a request received by electronic transmission) of a majority of the Board of Directors. Special meetings of shareholders of the Company may not be called by any other person or persons.

Section 4. Written or printed notice of each meeting of the shareholders, annual or special, shall be given in the manner provided in the corporation laws of the State of Missouri. Written notice shall include, but not be limited to, notice by electronic transmission which means any process of communication not directly involving the physical transfer of paper that is suitable for the retention, retrieval, and reproduction of information by the recipient. In case of a call for any special meeting, the notice shall state the time, place and purpose of such meeting.

Any notice of a shareholders’ meeting sent by mail shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid addressed to the shareholder at his or her address as it appears on the records of the Company.

Section 5. Attendance of a shareholder at any meeting, whether in person or by means of remote communication, shall constitute a waiver of notice of such meeting except where a shareholder attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

Section 6. At least ten (10) days before each meeting of the shareholders, a complete list of the shareholders entitled to vote at such meeting, arranged in alphabetical order with the address of and the number of shares held by each, shall be prepared by the officer having charge of the transfer book for shares of the Company. Such list, for a period of ten days prior to such meeting, shall be kept on file at the registered office of the Company and shall be subject to inspection by any shareholder at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting. The original share ledger or transfer book, or a duplicate thereof kept in the State of Missouri, shall be prima facie evidence as to who are the shareholders entitled to examine such list or share ledger or transfer book or to vote at any meeting of shareholders. Failure to comply with the requirements of this Section shall not affect the validity of any action taken at any such meeting.

Section 7. Each outstanding share entitled to vote under the provisions of the Articles of Incorporation of the Company shall be entitled to one vote on each matter submitted at a meeting of the shareholders. A shareholder may vote either in person or by proxy in the manner provided in the corporation laws of the State of Missouri, including by means of electronic transmission or by telephone. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

At any election of directors of the Company, each holder of outstanding shares of any class entitled to vote thereat shall have the right to cast as many votes in the aggregate as shall equal the number of shares of such class held, multiplied by the number of directors to be elected by holders of shares of such class, and may cast the whole number of votes, either in person or by proxy, for one candidate, or distribute them among two or more candidates as such holder shall elect.

Section 8. At any meeting of shareholders, a majority of the outstanding shares entitled to vote represented in person, by means of remote connection or by proxy shall constitute a quorum for the transaction of business, except as otherwise provided by statute or by the Articles of Incorporation or by these By-laws. The Board of Directors, the chairman of the meeting or the holders of a majority of the shares represented in person or by proxy and entitled to vote at any meeting of the shareholders shall have the right successively to adjourn the meeting to a specified date not longer than ninety days after any such adjournment, whether or not a quorum be present. The time and place to which any such adjournment is taken shall be publicly announced at the meeting, and no notice need be given of any such adjournment to shareholders not present at the meeting. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally called.

Section 9. The vote for directors and the vote on any other question that has been properly brought before the meeting in accordance with these By-laws shall be by ballot. Each ballot cast by a shareholder must state the name of the shareholder voting and the number of shares voted by him and if such ballot be cast by a proxy, it must also state the name of such proxy. All elections and all other questions shall be decided by plurality vote, unless the question is one on which by express provision of the statutes or of the Articles of Incorporation or of these By-laws a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 10. The Chairman of the Board, or in his or her absence the Chief Executive Officer, the President or any Vice President of the Company, shall convene all meetings of the shareholders and the Chairman of the Board shall act as chairman thereof. The Board of Directors may appoint any shareholder to act as chairman of any meeting of the shareholders in the absence of the Chairman of the Board, and in the case of the failure of the Board so to appoint a chairman, the shareholders present at the meeting shall elect a chairman who shall be either a shareholder or a proxy of a shareholder.

The Secretary of the Company shall act as secretary of all meetings of shareholders. In the absence of the Secretary at any meeting of shareholders, the President or acting chairman may appoint any person to act as secretary of the meeting.

Section 11. At any meeting of shareholders where a vote by ballot is taken for the election of directors or on any proposition, the person presiding at such meeting shall appoint not less than two persons, who are not directors, as inspectors to receive and canvass the votes given at such meeting and certify the result to him. Subject to any statutory requirements which may be applicable, all questions touching upon the qualification of voters, the validity of proxies, and the acceptance or rejection of votes shall be decided by the inspectors. In case of a tie vote by the inspectors on any question, the presiding officer shall decide the issue.

Section 12. Unless otherwise provided by statute or by the Articles of Incorporation, any action required to be taken by shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

Section 13. Notice of Shareholder Business and Nominations.

(a) Business Brought Before an Annual Meeting.

(1) At an annual meeting of shareholders, only such business shall be conducted that is properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (ii) brought before the meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (iii) otherwise properly brought before the meeting by a shareholder who: (A) was a shareholder of record at the time of giving the notice provided for in this Section 13(a) and on the record date for the determination of shareholders entitled to vote at the annual meeting, (B) is entitled to vote at the meeting, and (C) complied with all of the notice procedures set forth in this Section 13(a) as to such business (except for proposals made in accordance with Rule 14a-8 under the Exchange Act (as defined in Section 13(d), which are addressed in Section 13(a)(5)). The foregoing clause (iii) shall be the exclusive means for a shareholder to propose business to be brought before an annual meeting of the shareholders. Shareholders seeking to nominate persons for election to the Board of Directors must comply with the notice procedures set forth in Section 13(b) of these By-laws, and this Section 13(a) shall not be applicable to nominations except as expressly provided therein.

(2) Without qualification, for business to be properly brought before an annual meeting by a shareholder pursuant to clause (iii) of paragraph (a)(1) of this Section 13, the shareholder must have given Timely Notice (as defined in Section 13(d)) thereof in writing to the Secretary of the Company and any such proposed business must constitute a proper matter for shareholder action. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

(3) Such shareholder’s notice for the annual meeting shall set forth:

(i) (A) the name and address of the shareholder providing the notice, as they appear on the Company’s books, and of the other Proposing Persons (as defined in Section 13(d)), (B) the class or series and number of shares of the Company that are, directly or indirectly, owned of record, and the class and number of shares beneficially owned (as defined in Rule 13d-3 under the Exchange Act) by each Proposing Person, except that any such Proposing Person shall be deemed to beneficially own any shares of any class or series of the Company as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future, and (C) a representation that each Proposing Person will notify the Company in writing of the class and number of shares owned of record, and of the class and number of shares owned beneficially, in each case, as of the record date for the meeting;

(ii) as to each Proposing Person: (A) any Derivative Instruments (as defined in Section 13(d)) that are, directly or indirectly, owned or held by such Proposing Person; (B) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person, directly or indirectly, has or shares a right to vote any shares of any class or series of the Company; (C) any Short Interests (as defined in Section 13(d)), that are held directly or indirectly by such Proposing Person; (D) any rights to dividends on the shares of any class or series of the Company owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Company; (E) any performance-related fees (other than an asset based fee) that such Proposing Person is entitled to receive based on any increase or decrease in the price or value of shares of any class or series of the Company, Derivative Instruments or Short Interests, if any, including, without limitation, any such interests held by persons sharing the same household as such Proposing Person; and (F) any plans or proposals that the Proposing Person may have that relate to or may result in the acquisition or disposition of securities of the Company, an extraordinary corporate transaction (such as the sale of a material amount of assets of the Company or any of its subsidiaries, a merger, reorganization or liquidation) involving the Company or any of its subsidiaries, any change in the Board of Directors or management of the Company (including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board of Directors), any material change in the present capitalization or dividend policy of the Company, any change in the Company’s Articles of Incorporation or By-laws, causing a class of securities of the Company to be delisted from a national securities exchange or any other material change in the Company’s business or corporate structure or any action similar to those listed above;

(iii) as to each matter proposed to be brought by any Proposing Person before the annual meeting: (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the meeting, and any material interest of such Proposing Person in such business and (B) a reasonably detailed description of all agreements, arrangements, understandings or relationships between or among any of the Proposing Persons and/or any other persons or entities (including their names) in connection with the proposal of such business by such Proposing Person; and

(iv) any other information relating to any Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for the proposal pursuant to Section 14 of the Exchange Act.

(4) A shareholder providing notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 13(a) shall be true and correct as of the record date for the meeting and as of the date of the meeting or any adjournment or postponement thereof, as the case may be, and such update and supplement shall be delivered to or mailed and received by the Secretary at the principal executive offices of the Company not later than five (5) business days after the later of the record date for the meeting or the date notice of such record date is first Publicly Disclosed (in the case of the update and supplement required to be made as of the record date), and as promptly as practicable (in the case of any update or supplement required to be made after the record date).

(5) This Section 13(a) is expressly intended to apply to any business proposed to be brought before an annual meeting, regardless of whether or not such proposal is made by means of an independently financed proxy solicitation. In addition to the foregoing provisions of this Section 13(a), each Proposing Person shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 13(a). This Section 13 shall not be deemed to affect (i) the rights of shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act and, if required by such rule to be included in the Company’s proxy statement, to include a description of such proposal in the notice of meeting and to be submitted for a shareholder vote at the applicable meeting, or (ii) the rights of the holders of any series of Preferred Stock if and to the extent provided under law, the Articles of Incorporation or these By-laws.

(6) Notwithstanding satisfaction of the provisions of this Section 13(a), the proposed business described in the notice may be deemed not to be properly brought before the meeting if, pursuant to the Articles of Incorporation, the By-laws, state law or any rule or regulation of the Securities and Exchange Commission, it was offered as a shareholder proposal and was omitted, or had it been so offered, it could have been omitted, from the notice of, and proxy material for, the meeting (or any supplement thereto) authorized by the Board of Directors.

(7) In the event Timely Notice is given pursuant to Section 13(a)(2) and the business described therein is not disqualified pursuant to this Section 13(a), such business may be presented by, and only by, the shareholder who shall have given the notice required by this Section 13(a), or a representative of such shareholder who is qualified under the law of the State of Missouri to present the proposal on the shareholder’s behalf at the meeting.

(8) Notwithstanding anything in these By-laws to the contrary: (i) no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this Section 13(a) or, subject to Section 13(a)(1) or Section 13(a)(5), as permitted under Rule 14a-8 under the Exchange Act (other than the nomination of a person for election as a director, which is governed by Section 13(b)), and (ii) unless otherwise required by law, if a Proposing Person intending to propose business at an annual meeting pursuant to Section 13(a)(1)(iii) does not provide the information required under Section 13(a)(2)-(4) within the periods specified therein, or the shareholder who shall have given the notice required by Section 13(a) (or a qualified representative of the shareholder) does not appear at the meeting to present the proposed business, such business shall not be transacted, notwithstanding that proxies in respect of such business may have been received by the Company. The chairman of the annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 13(a) and any such business not properly brought before the meeting shall not be transacted. The requirements of this Section 13(a) are included to provide the Company notice of a shareholder’s intention to bring business before an annual meeting and shall in no event be construed as imposing upon any shareholder the requirement to seek approval from the Company as a condition precedent to bringing any such business before an annual meeting.

(b) Nominations of Directors.

(1) Nominations of persons for election to the Board of Directors at an annual meeting or special meeting (but only if the Board of Directors has first determined that directors are to be elected at such special meeting) may be made at such meeting (i) by or at the direction of the Board of Directors (or a duly authorized committee thereof), or (ii) by any shareholder who: (A) was a shareholder of record at the time of giving the notice provided for in this Section 13(b) and on the record for determination of shareholders entitled to vote at the meeting; (B) is entitled to vote at the meeting; and (C) complied with the notice procedures set forth in this Section 13(b) as to such nomination. Section 13(b)(1)(ii) of these By-laws shall be the exclusive means for a shareholder to propose any nomination of a person or persons for election to the Board of Directors to be considered by the shareholders at an annual meeting or special meeting.

(2) Without qualification, for nominations to be made at an annual meeting by a shareholder, the shareholder must (i) provide Timely Notice (as defined in Section 13(d)) in writing and in proper form to the Secretary of the Company and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 13(b). Without qualification, if the Board of Directors has first determined that directors are to be elected at a special meeting, then for nominations to be made at a special meeting by a shareholder, the shareholder must (i) provide notice thereof in writing and in proper form to the Secretary of the Company at the principal executive offices of the Company not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which the date of such special meeting was first Publicly Disclosed and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 13(b). In no event shall any adjournment or postponement of an annual meeting or special meeting, or the announcement thereof, commence a new time period for the giving of a shareholder notice as described above.

(3) To be in proper form for purposes of this Section 13(b), a shareholder’s notice to the Secretary pursuant to this Section 13(b) must set forth:

(i) (A) the name and address of Proposing Person providing the notice, as they appear on the Company’s books, and of the other Proposing Persons, (B) any Material Ownership Interests (as defined in Section 13(d)) of each Proposing Person, as well as the information set forth in Section 13(a)(3)(ii), clause (F) regarding each Proposing Person and (C) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act; and

(ii) as to each person whom the shareholder proposes to nominate for election as a director, (A) all information with respect to such proposed nominee that would be required to be set forth in a shareholder’s notice pursuant to this Section 13(b) if such proposed nominee were a Proposing Person; (B) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act (including such proposed nominee’s written consent to being named in the proxy statement as a nominee, if applicable, and to serving as a director if elected), (C) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any Proposing Person, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, and any other persons Acting in Concert with such nominee, affiliates, associates and other person, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if the Proposing Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant, and a representation that each Proposing Person will notify the Company in writing of any such relationships, arrangements, agreements or understandings as of the record date for the meeting, promptly following the later of such record date or the date the notice of such record date is first Publicly Disclosed; and (D) a completed and signed questionnaire, representation and agreement as provided in Section 13(b)(7).

(4) The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder’s understanding of the independence or lack of independence of such nominee.

(5) A shareholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 13(b) shall be true and correct as of the record date for the meeting and as of the date of the meeting or any adjournment or postponement thereof, as the case may be, and such update and supplement shall be delivered to or mailed and received by the Secretary at the principal executive offices of the Company not later than five (5) business days after the later of the record date for the meeting or the date notice of such record date is first Publicly Disclosed (in the case of the update and supplement required to be made as of the record date), and as promptly as practicable in the case of any update or supplement required to be made after the record date.

(6) Notwithstanding anything in the Timely Notice requirement in the first sentence of Section 13(b)(2) to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting of shareholders, a shareholder’s notice required by this Section 13(b) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to or mailed and received by the Secretary at the principal executive offices of the Company not later than the close of business on the tenth (10th) day following the day on which such nominees or increased size was first Publicly Disclosed by the Company.

(7) To be eligible to be a shareholder proposed nominee for election as a director of the Company, a person must deliver (in accordance with the time periods prescribed by delivery of notice under this Section 13(b) to the Secretary at the principal executive offices of the Company a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in form provided by the Secretary upon written request) that such person (i) is not and will not become a party to (A) any Voting Commitment (as defined in Section 13(d) that has not been disclosed to the Company or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law, (ii) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (iii) in such person’s individual capacity, if elected as a director of the Company, will comply with applicable Publicly Disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

(8) In addition to the foregoing provisions of this Section 13(b), each Proposing Person shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 13.

(9) Only such persons who are nominated in accordance with the procedures set forth in this Section 13(b) shall be eligible to serve as directors. Except as otherwise provided by law, the Articles of Incorporation or these By-laws, the chairman of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in this Section 13(b) and, if any proposed nomination is not in compliance with this Section 13(b), to declare that such defective nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Company.

(c) Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Company’s notice of meeting (1) by or at the direction of the Board of Directors or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any shareholder of the Company who is a shareholder of record at the time the notice provided for in this Section 13 is delivered to the Secretary of the Company, who is entitled to vote at the meeting and upon such election and who complies with the notice procedure set forth in this Section 13. In the event the Company calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Company’s notice of meeting, if the shareholder’s notice required by paragraph (b)(2) of this Section 13 shall be delivered to the Secretary at the principal executive offices of the Company not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) of the giving of a shareholder’s notice as described above.

(d) Definitions. For purposes of Section 13, of these By-laws, the following terms have the meanings specified or referred to below:

(1) “Acting in Concert” means a person will be deemed “Acting in Concert” with another person for purposes of these By-laws if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or towards a common goal relating to the management, governance or control of the Company in parallel with, such other person where (A) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (B) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies from such other person in connection with a public proxy solicitation pursuant to, and in accordance with, the Exchange Act. A person that is Acting in Concert with another person shall also be deemed to be Acting in Concert with any third party who is also Acting in Concert with the other person.

(2) “Derivative Instruments” shall mean (i) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise, conversion or exchange privilege or settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the price or value or volatility of any class or series of shares of the Company, or (ii) any derivative, swap or other transaction, right or instrument or series of transactions, rights or instruments engaged in, directly or indirectly, by any Proposing Person the purpose or effect of which is to give such Proposing Person economic risks or rights similar to ownership of shares of any class or series of the Company, including, due to the fact that the value of such derivative, swap or other transaction, right or instrument is determined by reference to the price or value or volatility of any shares of any class or series of the Company, or which derivative, swap or other transaction, right or instrument provides, directly or indirectly, the opportunity to profit from any increase or decrease in the price or value or volatility of any shares of any class or series of the Company, in each case whether or not such derivative, swap, security, instrument, right or other transaction or instrument, (A) conveys any voting rights in such shares to any Proposing Person, or is required to be, or is capable of being, settled through delivery of such shares, or (B) any Proposing Person may have entered into other transactions or arrangements that hedge or mitigate the economic effect of such derivative, swap, security, instrument or other right or transaction related to any of the foregoing.

(3) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(4) “Material Ownership Interests” shall mean the disclosures to be made pursuant to Section 13(a)(3)(i), clauses (B) and (C), and pursuant to Section 13(a)(3)(ii), clauses (A) through (E).

(5) “Proposing Person” shall mean (i) the shareholder providing the notice of business proposed to be brought before an annual meeting or the shareholder providing notice of the nomination of a director, (ii) such beneficial owner, if different, on whose behalf the business proposed to be brought before the annual meeting, or on whose behalf the notice of the nomination of the director, is made, (iii) any affiliate or associate of such shareholder or beneficial owner (the terms “affiliate” and “associate” are defined in Rule 12b-2 under the Exchange Act), and (iv) any other person with whom such shareholder or beneficial owner (or any of their respective affiliates or associates) is Acting in Concert.

(6) “Publicly Disclosed” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(7) “Short Interests” shall mean any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by any Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk of shares of any class or series of the Company by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Person with respect to the shares of any class or series of the Company, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company.

(8) “Timely Notice” shall mean a shareholder’s notice to the Secretary of the Company not less than sixty (60) days nor more than ninety (90) days prior to the date of the annual meeting of shareholders; provided, however, that in the event that less than seventy

(9) days’ notice or prior Public Disclosure of the date of the meeting is given to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

(10) “Voting Commitment” shall mean any agreement, arrangement or understanding with any person or entity as to how such nominee, if elected as a director of the Company, will act or vote on any issue or question.

ARTICLE III

Board of Directors

Section 1. The property, business and affairs of the Company shall be managed and controlled by a Board of Directors which may exercise all such powers of the Company and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these By-laws directed or required to be exercised or done by the shareholders.

Section 2.

(a) The Board of Directors shall consist of not less than seven (7) nor more than [            ]3 directors, the exact number to be set from time-to-time by a resolution adopted by the affirmative vote of the majority of the whole Board. Each director shall be elected at the annual meeting of the shareholders to serve until the next annual meeting of the shareholders and until his or her successor shall be elected and qualified. Subject to Section 20, the Board of Directors shall elect on an annual basis the Chairman of the Board. The independent directors of the Board of Directors shall elect on an annual basis an independent director as Lead Director. The powers and responsibilities of the Lead Director shall be established from time to time by the Board of Directors and shall be set forth in the Corporate Governance Guidelines of the Board of Directors. The Lead Director may call, and shall preside over, all meetings of the independent directors of the Company.

(b) No person shall be eligible to be elected and to hold office as a director if such person is determined by a majority of the whole Board of Directors to have acted contrary to the Company’s best interest.

(c) Any director may resign at any time by giving notice in writing or by electronic transmission to the Chairman of the Board or to the Secretary. The resignation of any director shall take effect upon the acceptance of such resignation by the Board of Directors.

Section 3. In case of the death, resignation or removal of one or more of the directors of the Company, vacancies existing on the Board of Directors for any reason and newly created directorships resulting from any increase in the authorized number of directors, a majority of the remaining directors, though less than a quorum, may fill the vacancy or vacancies until the successor or successors are elected at a meeting of the shareholders.

Section 4. The Board of Directors may hold its regular meetings either within or without the State of Missouri at such place as shall be specified in the notice of such meeting. The Chairman of the Board, or in his or her absence the Lead Director or other director appointed by the members of the Board of Directors, shall convene all meetings of the Board of Directors and shall act as chairman thereof.

Section 5. Regular meetings of the Board of Directors shall be held as the Board of Directors shall from time to time determine. The Secretary or an Assistant Secretary shall give at least three (3) business days’ notice of the time and place of each such meeting to each director in the manner provided in Section 9 of this Article III. The notice need not specify the business to be transacted.

Section 6. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, the Lead Director, the Chief Executive Officer, the President or three members of the Board and shall be held at such place as shall be specified in the notice of such meeting. Notice of such special meeting stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, or personally or by telephone, electronic transmission or similar means of communication on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

[3]	NTD: To be determine prior to closing.

Section 7. A majority of the full Board of Directors as prescribed in these By-laws shall constitute a quorum for the transaction of business. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the directors, the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Members of the Board of Directors or of any committee designated by the Board of Directors may participate in a meeting of the Board or committee by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other, and participation in a meeting in this manner shall constitute presence in person at the meeting.

Section 8. The Board of Directors, by the affirmative vote of a majority of the directors then in office, and irrespective of any personal interest of any of its members, shall have authority to establish reasonable compensation for directors. Compensation for nonemployee directors may include both a stated annual retainer and a fixed fee for attendance at each regular or special meeting of the Board. Nonemployee members of special or standing committees of the Board may be allowed a fixed fee for attending committee meetings. Any director may serve the Company in any other capacity and receive compensation therefor. Each director may be reimbursed for his or her expenses, if any, in attending regular and special meetings of the Board and committee meetings.

Section 9. Whenever under the provisions of the statutes or of the Articles of Incorporation or of these By-laws, notice is required to be given to any director, it shall not be construed to require personal notice, but such notice may be given by telephone, electronic transmission or similar means of communication addressed to such director at such address as appears on the books of the Company, or by mail by depositing the same in a post office or letter box in a postpaid, sealed wrapper addressed to such director at such address as appears on the books of the Company. Such notice shall be deemed to be given at the time when the same shall be thus telephoned, electronically transmitted or mailed.

Attendance of a director at any meeting shall constitute a waiver of notice of such meeting except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

Section 10. The Board of Directors may by resolution provide for an Executive Committee of said Board, which shall serve at the pleasure of the Board of Directors and, during the intervals between the meetings of said Board, shall possess and may exercise any or all of the powers of the Board of Directors in the management of the business and affairs of the Company, except with respect to any matters which, by resolution of the Board of Directors, may from time to time be reserved for action by said Board.

Section 11. The Executive Committee, if established by the Board, shall consist of the Chairman of the Board and two or more additional directors, who shall be elected by the Board of Directors to serve at the pleasure of said Board until the first meeting of the Board of Directors following the next annual meeting of shareholders and until their successors shall have been elected. Vacancies in the Committee shall be filled by the Board of Directors.

Section 12. Meetings of the Executive Committee shall be held whenever called by the Chairman or by a majority of the members of the committee, and shall be held at such time and place as shall be specified in the notice of such meeting. The Secretary or an Assistant Secretary shall give at least one day’s notice of the time, place and purpose of each such meeting to each committee member in the manner provided in Section 9 of this Article III, provided, that if the meeting is to be held outside of Kansas City, Missouri, at least three days’ notice thereof shall be given.

Section 13. At all meetings of the Executive Committee, a majority of the committee members shall constitute a quorum and the unanimous act of all the members of the committee present at a meeting where a quorum is present shall be the act of the Executive Committee. All action by the Executive Committee shall be reported to the Board of Directors at its meeting next succeeding such action.

Section 14. In addition to the Executive Committee provided for by these By-laws, the Board of Directors, by resolution adopted by a majority of the whole Board of Directors, may designate one or more standing or special committees, each consisting of two or more directors. Each standing or special committee shall have and may exercise so far as may be permitted by law and to the extent provided in such resolution or resolutions or in these By-laws, the responsibilities of the business and affairs of the Company. The Board of Directors may, at its discretion, appoint qualified directors as alternate members of a standing or special committee to serve in the temporary absence or disability of any member of a committee. Except where the context requires otherwise, references in these By-laws to the Board of Directors shall be deemed to include the Executive Committee, a standing committee or a special committee of the Board of Directors duly authorized and empowered to act in the premises.

Section 15. Each standing or special committee shall record and keep a record of all its acts and proceedings and report the same from time to time to the Board of Directors.

Section 16. Regular meetings of any standing or special committee, of which no notice shall be necessary, shall be held at such times and in such places as shall be fixed by majority of the committee. Special meetings of a committee shall be held at the request of any member of the committee. Notice of each special meeting of a committee shall be given not later than one day prior to the date on which the special meeting is to be held. Notice of any special meeting need not be given to any member of a committee, if waived by him in writing or by electronic transmission before or after the meeting; and any meeting of a committee shall be a legal meeting without notice thereof having been given, if all the members of the committee shall be present.

Section 17. A majority of any committee shall constitute a quorum for the transaction of business, and the act of a majority of those present, by telephone conference call (or similar communications equipment whereby all persons participating in the meeting can hear each other), at any meeting at which a quorum is present shall be the act of the committee. Members of any committee shall act only as a committee and the individual members shall have no power as such.

Section 18. The members or alternates of any standing or special committee shall serve at the pleasure of the Board of Directors.

Section 19. If all the directors severally or collectively shall consent in writing or by electronic transmission to any action which is required to be or may be taken by the directors, such consents shall have the same force and effect as a unanimous vote of the directors at a meeting duly held. The Secretary shall file such consents with the minutes of the meetings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 20. Upon the adoption of these By-laws, the initial members of the Board of Directors, the Lead Director, the Chairman of the Board and the composition of the committees shall be as determined in accordance with Exhibit B to that certain Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2017 (as amended, restated or otherwise modified, the “Merger Agreement”), by and among the Company, Westar Energy, Inc., a Kansas corporation, Great Plains Energy Incorporated, a Missouri corporation, King Energy, Inc., a Kansas corporation, and for limited purposes set forth therein, GP Star, Inc., a Kansas corporation.

ARTICLE IV

Officers

Section 1. The officers of the Company shall include a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers, all of whom shall be appointed by the Board of Directors. Any one person may hold two or more offices except that the offices of President and Secretary may not be held by the same person.

Section 2. The officers of the Company shall be appointed by the Board of Directors.

Section 3. The Board of Directors may from time to time appoint such other officers as it shall deem necessary or expedient, who shall hold their offices for such terms and shall exercise such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time determine.

Section 4. Each officer of the Company shall hold such person’s office at the pleasure of the Board of Directors or for such other period as the Board may specify at the time of such person’s election or appointment, or until such person’s death, resignation or removal by the Board, whichever occurs first. Any officer appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the whole board. If the office of any officer becomes vacant for any reason, or if any new office shall be created, the vacancy may be filled by the Board of Directors.

Section 5. The salaries of all officers of the Company shall be fixed by the Board of Directors or by such person or persons as delegated by the Board of Directors.

Section 6. Upon the adoption of these By-laws, the initial officers of the Company shall include those specified in Exhibit C to the Merger Agreement.

ARTICLE V

Powers and Duties of Officers

Section 1. The Board of Directors shall designate the Chief Executive Officer of the Company, who may be the Chairman of the Board and/or the President. The Chief Executive Officer shall have general and active management of and exercise general supervision of the business and affairs of the Company, subject, however, to the right of the Board of Directors, or the Executive Committee acting in its stead, to delegate any specific power to any other officer or officers of the Company, and the Chief Executive Officer shall see that all orders and resolutions of the Board of Directors and the Executive Committee are carried into effect. During such times when neither the Board of Directors nor the Executive Committee is in session, the Chief Executive Officer of the Company shall have and exercise full corporate authority and power to manage the business and affairs of the Company (except for matters required by law, the By-laws or the Articles of Incorporation to be exercised by the shareholders or Board itself or as may otherwise be specified by orders or resolutions of the Board) and the Chief Executive Officer shall take such actions, including executing contracts or other documents, as he or she deems necessary or appropriate in the ordinary course of the business and affairs of the Company. The Vice Presidents and other authorized persons are authorized to take actions which are (i) routinely required in the conduct of the Company’s business or affairs, including execution of contracts and other documents incidental thereto, which are within their respective areas of assigned responsibility, and (ii) within the ordinary course of the Company’s business or affairs as may be delegated to them respectively by the Chief Executive Officer.

Section 2. The President, if not designated Chief Executive Officer, shall perform such duties and exercise such powers as shall be assigned to him from time to time by the Board of Directors or the Chief Executive Officer.

Section 3. The Vice Presidents shall perform such duties and exercise such powers as shall be assigned to them from time to time by the Board of Directors or the Chief Executive Officer.

Section 4. The Secretary shall attend meetings of the shareholders, the Board of Directors and the Executive Committee, and shall keep the minutes of such meetings. He or she shall give, or cause to be given, notice of all meetings of the shareholders, the Board of Directors and the Executive Committee, and shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer. He or she shall be the custodian of the seal of the Company and shall affix the same to any instrument requiring it and, when so affixed, shall attest it by his or her signature. He or she shall, in general, perform all duties incident to the office of secretary.

Section 5. The Assistant Secretaries shall perform such of the duties and exercise such of the powers of the Secretary as shall be assigned to them from time to time by the Board of Directors or the Chief Executive Officer or the Secretary, and shall perform such other duties as the Board of Directors or the Chief Executive Officer shall from time to time prescribe.

Section 6. The Treasurer shall have the custody of all moneys and securities of the Company. He or she is authorized to collect and receive all moneys due the Company and to receipt therefor, and to endorse in the name of the Company and on its behalf when necessary or proper all checks, drafts, vouchers or other instruments for the payment of money to the Company and to deposit the same to the credit of the Company in such depositaries as may be designated by the Board of Directors. He or she is authorized to pay interest on obligations and dividends on stocks of the Company when due and payable. He or she shall, when necessary or proper, disburse the funds of the Company, taking proper vouchers for such disbursements. He or she shall render to the Board of Directors and the Chief Executive Officer, whenever they may require it, an account of all his or her transactions as Treasurer and of the financial condition of the Company. He or she shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer. He or she shall, in general, perform all duties incident to the office of treasurer.

Section 7. The Assistant Treasurers shall perform such of the duties and exercise such of the powers of the Treasurer as shall be assigned to them from time to time by the Board of Directors or the Chief Executive Officer or the Treasurer, and shall perform such other duties as the Board of Directors or the Chief Executive Officer shall from time to time prescribe.

Section 8. In the case of absence or disability or refusal to act of any officer of the Company, the Chief Executive Officer may delegate the powers and duties of such officer to any other officer or other person unless otherwise ordered by the Board of Directors.

Section 9. The President, the Chief Executive Officer, the Vice Presidents and any other person duly authorized by resolution of the Board of Directors shall severally have power to execute on behalf of the Company any deed, bond, indenture, certificate, note, contract or other instrument authorized or approved by the Board of Directors.

Section 10. Unless otherwise ordered by the Board of Directors, the President, the Chief Executive Officer or any Vice President of the Company (a) shall have full power and authority to attend and to act and vote, in the name and on behalf of this Company, at any meeting of shareholders of any corporation in which this Company may hold stock, and at any such meeting shall possess and may exercise any and all of the rights and powers incident to the ownership of such stock, and (b) shall have full power and authority to execute, in the name and on behalf of this Company, proxies authorizing any suitable person or persons to act and to vote at any meeting of shareholders of any corporation in which this Company may hold stock, and at any such meeting the person or persons so designated shall possess and may exercise any and all of the rights and powers incident to the ownership of such stock.

ARTICLE VI

Certificates of Stock

Section 1. The Board of Directors shall provide for the issue, transfer and registration of the certificates representing the shares of capital stock of the Company in such form as may be prescribed by the Board of

Directors in conformity with law, and shall appoint the necessary officers, transfer agents and registrars for that purpose; provided that some or all of the shares of capital stock may be uncertificated shares as determined by the Board of Directors.

Section 2. Until otherwise ordered by the Board of Directors, stock certificates shall be signed by the President, the Chief Executive Officer or a Vice President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer, and sealed with the seal of the Company. Such seal may be facsimile, engraved or printed. In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on, any stock certificate or certificates shall cease to be such officer or officers of the Company, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Company, such certificate or certificates may nevertheless be issued by the Company with the same effect as if the person or persons who signed such certificate or certificates or whose facsimile signature or signatures shall have been used thereon had not ceased to be such officer or officers of the Company.

Section 3. Transfers of stock shall be made on the books of the Company only by the person in whose name such stock is registered or by his or her attorney lawfully constituted in writing, and unless otherwise authorized by the Board of Directors only on surrender and cancellation of the certificate transferred. No stock certificate shall be issued to a transferee until the transfer has been made on the books of the Company.

Section 4. The Company shall be entitled to treat the person in whose name any share of stock is registered as the owner thereof, for all purposes, and shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have notice thereof, except as otherwise expressly provided by the laws of Missouri.

Section 5. In case of the loss or destruction of any certificate for shares of the Company, a new certificate may be issued in lieu thereof under such regulations and conditions as the Board of Directors may from time to time prescribe.

Section 6.

(a) Notwithstanding anything to the contrary in this Article VI, unless the Articles of Incorporation or another provision in these By-laws provide otherwise, the Board of Directors may authorize the issue of some or all of the shares of any or all of its classes or series without certificates. The authorization does not affect shares already represented by certificates until such certificates are surrendered to the Company.

(b) Every holder of uncertificated shares is entitled to receive a statement of holdings as evidence of share ownership.

(c) After the issue or transfer of shares without certificates, the Company shall, if required by law or agreement, provide to such holders of the applicable uncertificated shares a statement that the Company will furnish each such shareholder information pertaining to classes of shares or different series within a class, the designations, relative rights, preferences and limitations applicable to each class and the variations in rights, preferences and limitations determined for each such series.

ARTICLE VII

Closing of Transfer Books

The Board of Directors shall have power to close the stock transfer books of the Company for a period not exceeding seventy days preceding the date of any meeting of shareholders or the date for payment of any dividend or the date for the allotment of rights or the date when any change or conversion or exchange of shares shall go into effect; provided, however, that in lieu of closing the stock transfer books as aforesaid, the Board of Directors may fix in advance a date, not exceeding seventy days preceding the date of any meeting of shareholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares shall go into effect, as a record date for the determination of the shareholders entitled to notice of, and to vote at, any such meeting, and any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of shares, and in such case such shareholders and only such shareholders as shall be shareholders of record on the date of closing the transfer books or on the record date so fixed shall be entitled to notice of, and to vote at, such meeting and any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the books of the Company after such date of closing of the transfer books or such record date fixed as aforesaid.

ARTICLE VIII

Inspection of Books

Section 1. The Company shall keep correct and complete books and records of account, including the amount of its assets and liabilities, minutes of its proceedings of its shareholders and Board of Directors (and any committee having the authority of the Board) and the names and business or residence addresses of its officers. The Company shall keep at its registered office or principal place of business in the State of Missouri, or at the office of its transfer agent in the State of Missouri, if any, books and records in which shall be recorded the number of shares subscribed, the names of the owners of the shares, the numbers owned by them respectively, the amount of shares paid, and by whom, and the transfer of such shares with the date of transfer.

Section 2. A shareholder may, upon written demand, inspect the records of the Company, pursuant to any statutory or other legal right, during the usual and customary hours of business and in such manner as will not unduly interfere with the regular conduct of the business of the Company. A shareholder may delegate such shareholder’s right of inspection to a certified or public accountant on the condition, to be enforced at the option of the Company, that the shareholder and accountant agree with the Company to furnish to the Company promptly a true and correct copy of each report with respect to such inspection made by such accountant. No shareholder shall use, permit to be used or acquiesce in the use by others of any information so obtained to the detriment competitively of the Company, nor shall he or she furnish or permit to be furnished any information so obtained to any competitor or prospective competitor of the Company. The Company as a condition precedent to any shareholder’s inspection of the records of the Company may require the shareholder to indemnify the Company, in such manner and for such amount as may be determined by the Board of Directors, against any loss or damage which may be suffered by it arising out of or resulting from any unauthorized disclosure made or permitted to be made by such shareholder of information obtained in the course of such inspection.

Section 3. The Company shall not be liable for expenses incurred in connection with any inspection of its books.

ARTICLE IX

Corporate Seal

The corporate seal of the Company shall have inscribed thereon the name of the Company and the words “Corporate Seal – Missouri.”

ARTICLE X

Fiscal Year

Section 1. The fiscal year of the Company shall be the calendar year.

Section 2. As soon as practicable after the close of each fiscal year, the Board of Directors shall cause a report of the business and affairs of the Company to be made to the shareholders.

ARTICLE XI

Waiver of Notice

Whenever by statute or by the Articles of Incorporation or by these By-laws any notice whatever is required to be given, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

ARTICLE XII

Amendments

The Board of Directors may make, alter, amend or repeal By-laws of the Company by a majority vote of the whole Board of Directors at any regular meeting of the Board or at any special meeting of the Board if notice thereof has been given in the notice of such special meeting. Nothing in this Article shall be construed to limit the power of the shareholders to make, alter, amend or repeal By-laws of the Company at any annual or special meeting of shareholders by a majority vote of the shareholders present and entitled to vote at such meeting, provided a quorum is present.

EXHIBIT F

REGULATORY COMMITMENTS

GPE and Westar agree that the initial applications submitted to the Kansas Corporation Commission (“KCC”) and the Missouri Public Service Commission (“MPSC”) with respect to the Merger will include specific commitments and agreements consistent with the items set forth below.

1. Customer Rates

a.	Goodwill – GPE and Westar agree not to seek rate recovery of any goodwill recorded in connection with the Merger.

b.	Transaction Costs – GPE and Westar will agree not to seek rate recovery of any transaction costs (including advisory fees and change of control severance costs) incurred in connection with the Merger.

c.	Transition Costs – GPE and Westar will agree that their utility operations shall be required to attest in all future rate proceedings before the KCC and MPSC that no transition costs in excess of their corresponding benefits are included in cost of service and rates. This commitment shall be required until all transition costs are fully amortized. Transition costs are those costs incurred to integrate GPE and Westar under common ownership and include integration planning and execution and costs to achieve merger savings. Transition costs can be ongoing costs or one-time costs. Utility operations’ transition costs, which shall include but not be limited to severance payments made to employees other than those required to be made under change of control agreements, can be deferred and considered for recovery in future rate cases. If subsequent rate recovery is sought, each of GPE and Westar agree that the utility will have the burden of proof to demonstrate that recovery of such transition costs is just and reasonable as their incurrence facilitated the ability to provide benefits to its customers.

d.	Rate Case Filing Plans – GPE and Westar plan, consistent with their current respective business plans, to file general rate proceedings in 2018 for each of their electric operations.

e.	Allocation of Costs Among Affiliates – GPE and Westar agree that each of their utility operations will provide an updated cost allocation manual to the KCC and MPSC within six (6) months of the closing of the Merger explaining the basis of allocation factors used to assign costs to each utility, and will further agree that the KCC and MPSC may examine accounting records of its affiliates to determine the reasonableness of such allocation factors and cost assignments.

2. Financial integrity

a.	Protection from Adverse Capital Cost Impacts – GPE and Westar will agree that capital costs used to set rates shall not increase as a result of the Merger.

b.	Transaction Financing – No new debt will be issued to close the Merger. Regardless, GPE and Westar will agree that their electric utility operations’ customers shall not bear any financing costs associated with the Merger.

c.	Capital Structures – Post-Merger, the new holding company and its utility subsidiaries will maintain separate capital structures to finance the activities and operations of each entity unless otherwise approved by the KCC or MPSC, as applicable. The new holding company and its utility subsidiaries will maintain separate debt, which is separately rated by national credit rating agencies, so that none will be responsible for the debts of affiliated companies and separate preferred stock, if any, unless otherwise authorized by the KCC or MPSC, as applicable. The new holding company and its utility subsidiaries will maintain investment grade credit ratings.

d.	Other Financing-Related Matters – GPE and Westar will agree that, except for guarantees between Westar and its subsidiaries, the new holding company and its utility subsidiaries shall not guarantee notes (or enter into make-well agreements, etc.) of one another, or the new holding company or any of the new holding company’s other affiliates, absent prior approval of the KCC or MPSC, as applicable; that no utility stock or assets shall be pledged as collateral for obligations of any entity other than the utility absent prior approval of the KCC or MPSC, as applicable; and that each utility subsidiary shall be held harmless from any business and financial risk exposures associated with another utility subsidiary, the new holding company or its other affiliates.

3. Cost Savings – GPE and Westar expect to realize approximately $40 million of net cost savings in 2018, growing to approximately $160 million in 2022 and beyond. These cost savings are comprised of non-fuel operations and maintenance, fuel, and inventory carrying costs.

4. Employees – GPE and Westar will agree that no involuntary severance of employees shall occur as a result of the Merger. GPE and Westar will also agree that no involuntary severance of employees shall occur as a result of closing the following generating facilities: Sibley (units 1, 2 and 3), Montrose (units 1, 2 and 3), Lake Road (unit 4/6), Tecumseh, Gordon Evans and Murray Gill.

5. Capital Requirements – GPE and Westar acknowledge that their utility operations need significant amounts of capital to invest in energy supply and delivery infrastructure (including, but not limited to, renewable energy resources and other environmental sustainability initiatives such as energy efficiency and demand response programs) and acknowledge that meeting these capital requirements will be considered a high priority by the new holding company’s board of directors and executive management and that the new holding company’s access to capital post-Merger will permit it and its utility subsidiaries to satisfy all of such capital requirements.

6. Service Quality and Reliability – GPE and Westar will agree to reasonable conditions, including compliance with KCC standards issued in Docket No. 02-GIME-365-GIE, regarding customer service quality and reliability reporting.

7. Books, Records and Information – GPE and Westar agree that the new holding company and its utility subsidiaries and other affiliates will maintain separate books and records and will agree to reasonable conditions regarding access by regulators to information, books and records.

8. Collective Bargaining – GPE and Westar will honor all existing collective bargaining agreements.

9. Low-Income Assistance – GPE and Westar will agree that each of their utility operations will maintain and promote low-income assistance programs consistent with those in place prior to the Merger.

10. Charitable and Community Involvement – GPE and Westar will maintain aggregate Kansas and Missouri charitable contributions and community support at 2015 levels for at least five years after closing of the Merger.

ANNEX B

Original Background of the Merger

Set forth below is the section entitled “Background of the Merger” in the original joint proxy statement/prospectus that was filed by Great Plains Energy and Westar Energy in connection with the proposed original merger, as supplemented by Great Plains Energy in its Form 8-K filed with the SEC on September 21, 2016. The following section is reproduced as it appeared in the original joint proxy statement/prospectus, as so amended, except certain defined terms have been modified for clarification purposes to conform to the presentation in this joint proxy statement/prospectus. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the original joint proxy statement/prospectus. Cross references and references to annexes contained in this section shall refer to such sections as they appear in the original joint proxy statement/prospectus.

The Westar Energy Board and senior management of Westar Energy regularly review and evaluate Westar Energy’s strategies as part of their ongoing efforts to provide long-term value to shareholders, taking into account economic, competitive, regulatory and other conditions, as well as historical and projected industry trends and developments. As part of these reviews, the Westar Energy Board and senior management of Westar Energy also periodically consider and evaluate potential options and alternatives designed to enhance shareholder value, including, from time to time, potential strategic transactions.

Great Plains Energy’s senior management and its board of directors also regularly consider potential strategic transactions, including potential acquisitions of and mergers with other electric utilities.

From time to time in 2014 and early 2015, Mr. Mark Ruelle, Westar Energy’s Chief Executive Officer, apprised the Westar Energy Board at its regular meetings of recently announced utility strategic transactions along with his sentiment that the nature of some of these transactions might suggest a shift from historical precedents regarding valuations and transaction terms. Specifically, Mr. Ruelle noted that terms may have been shifting in favor of shareholders of selling companies in utility transactions announced in the last half of 2014 and first few months of 2015. Specifically, he noted that, in these transactions, there seemed to have been a greater willingness of buyers to take regulatory risk, and they reflected stronger price/earnings multiples and robust takeover premia. He indicated that he did not see a reason for Westar Energy to deviate from its long-term stand-alone strategy, but that he felt it important to apprise the Westar Energy Board of what may be important shifting trends, which were perhaps different from what they were familiar with based on earlier discussions.

Mr. Ruelle and Mr. Terry Bassham, Great Plains Energy’s Chairman, President and Chief Executive Officer, have discussions on various subjects on a frequent and regular basis because both attend management meetings for the nuclear generation facility jointly owned by the companies. In early 2015, after reading the first of several published analyst reports speculating as to Westar Energy’s potential interest as a seller, Mr. Bassham contacted Mr. Ruelle and indicated that, while not wanting to press the issue, should the Westar Energy Board ever be interested in discussing a potential strategic transaction, he wanted Mr. Ruelle to know that the Great Plains Energy Board had potential interest in discussing the merits of a business combination with Westar Energy. Mr. Ruelle, while indicating that Westar Energy was not for sale, agreed to have dinner with Mr. Bassham to discuss their perspectives on the industry as the two returned from the same industry conference. During this dinner in March 2015, the two discussed their respective views about the business environment and the industry, generally, along with trends affecting both companies. Mr. Ruelle reiterated that Westar Energy was not for sale, and his prior public statements about business combinations, generally, including his beliefs that if the Westar Energy Board were to consider a business combination, it would be less likely to be a premium acquirer; that it would likely be ambivalent regarding a merger of equals or other similar form of transaction; and that if it were to pursue a consolidating transaction, management would be more likely to recommend the route of being acquired at a premium. There was no discussion of price, value, structure or any specifics about what form of potential business combination might be possible, if it ever were to take place.

The Chief Executive Officer of another utility company, referred to as “Bidder A”, called Mr. Ruelle in the spring of 2015. He indicated that his company had kept apprised of Westar Energy’s business and circumstances, that it thought well of Westar Energy and its management, and that if the Westar Energy Board ever considered pursuing a business combination, he believed his company would be a good fit. Mr. Ruelle responded that Westar Energy was not for sale, but that he would discuss Bidder A’s interest with the Westar Energy Board. Bidder A’s Chief Executive Officer did not share any thoughts on valuation, but indicated the general nature of a potential transaction by reference to another recent industry transaction familiar to both of them. In that transaction, a buyer had purchased a company for cash and paid a premium of approximately 20% over the market price of the seller’s common stock immediately prior to the announcement of the transaction.

In summer 2015, Mr. Bassham again reiterated to Mr. Ruelle his company’s potential interest in combining with Westar Energy, should Westar Energy decide to pursue that strategy. Mr. Ruelle noted that the Westar Energy Board would be meeting in late August, 2015 and that he would share with the Westar Energy Board Great Plains Energy’s potential interest in discussing the merits of a possible business combination.

In August 2015, Great Plains Energy retained Bracewell LLP (referred to as “Bracewell”) to act as its outside legal counsel regarding a potential strategic transaction with Westar Energy. On August 3, 2015, the Great Plains Energy Board held a regularly scheduled meeting the purpose of which was, among other things, to discuss strategic matters. In the course of the meeting the Great Plains Energy Board discussed Mr. Bassham’s conversations with Mr. Ruelle, and requested that Mr. Bassham keep the Great Plains Energy Board informed of any further discussions with Mr. Ruelle on the topic of a potential strategic transaction.

In recent years, the Chief Executive Officer of another company, referred to as “Bidder B,” had on occasion in conversations with Mr. Ruelle mentioned Bidder B’s interest in exploring the possibility of a business combination, should Westar Energy ever decide it was interested in exploring such a transaction. Those casual, infrequent conversations included a conversation in the spring of 2015.

In the summer of 2015, Bidder B’s Chief Executive Officer called Mr. Ruelle and reiterated Bidder B’s possible interest in a transaction and asked if Mr. Ruelle would be willing to meet to hear Bidder B’s view of the potential merits of a business combination. The two met in Kansas City in August, 2015. Mr. Ruelle reiterated that while Westar Energy was not for sale, he was willing to hear Bidder B’s thoughts on the merits of a possible business combination and would be willing to share those ideas with the Westar Energy Board later that month. During the meeting Bidder B’s Chief Executive Officer shared his views on the “industrial logic” of a business combination and Bidder B’s view of Westar Energy as a good strategic fit. There was no discussion of value, consideration or potential structure of any possible transaction. Mr. Ruelle reiterated his prior public statements about potential business combinations, including his beliefs that, should the Westar Energy Board ever consider a business combination, Westar Energy would be less likely to be a premium acquirer; that it might be ambivalent about a merger of equals; and that if it were to consider a consolidating transaction, management would be more likely to recommend the route of Westar Energy being a premium seller. Mr. Ruelle said that he would relay Bidder B’s expression of interest to the Westar Energy Board later that month.

On August 25 through 27, 2015, the Westar Energy Board held its customary annual strategic planning meeting. Among topics of discussion were trends in the industry, including the nature of M&A activity. As part of that discussion, Mr. Ruelle reported the earlier expressions of interest and discussions described above. The Westar Energy Board concurred that, based on the information presented to date, Westar Energy should continue to pursue its long-term strategy, but advised that Mr. Ruelle could gather additional information from inquiring companies, including with respect to value and regulatory risk, without making any commitments regarding any strategic transactions.

On September 3, 2015, Bidder B’s Chief Executive Officer called Mr. Ruelle to discuss industry issues, and also reiterated Bidder B’s continued interest in exploring a possible business combination. Mr. Ruelle reiterated that Westar Energy was not for sale but said that he would be willing to hear more detail regarding what Bidder

B might have in mind, specifically with regard to value, structure and the ability to consummate a transaction in the public interest, as without such information, there would be nothing more to share with the Westar Energy Board. The two agreed to continue their discussions when Bidder B’s Chief Executive Officer had additional information to share.

Following a trade association meeting in September 2015, Mr. Bassham and Mr. Ruelle shared a ride to the airport. At the airport the two visited about their earlier conversations and, after Mr. Ruelle noted that Westar Energy was not for sale, he said he was willing to hear what Great Plains Energy wished to share with the Westar Energy Board in terms of its potential interest. Mr. Bassham indicated that while Great Plains Energy still remained very interested in a potential transaction, Great Plains Energy was not contemplating a valuation in the range of then recently announced industry transactions. The two agreed to continue their conversations and met again later in September, at which meeting Mr. Ruelle reiterated to Mr. Bassham that Westar Energy was not for sale, but that Mr. Ruelle was willing to listen to a proposal. Mr. Ruelle confirmed that Westar Energy did not see itself as a buyer and that Westar Energy did not view a business combination transaction structured as a merger of equals favorably, based on the anticipated benefits to Westar Energy shareholders. Mr. Ruelle advised Mr. Bassham that any business combination transaction would have to be structured as a purchase of Westar Energy at a premium to market prices, and that both the premium and the certainty of closing the transaction would be important to Westar Energy’s consideration of any proposal made by Great Plains Energy. Mr. Bassham advised Mr. Ruelle that he would discuss the matter with the Great Plains Energy Board.

At the request of Bidder B’s Chief Executive Officer, Mr. Ruelle met again with him on September 29, 2015 in Kansas City. Bidder B’s Chief Executive Officer again reiterated his views as to the industrial logic and other benefits of a potential business combination. He further provided a non-binding, rough approximation of value, subject to conducting diligence and other customary contingencies and qualifications. He stated the preferred structure from Bidder B’s point of view would be a combination of stock and cash, with the majority of the consideration being in stock. The preliminary indication of value was a premium of approximately 25% to the then-current trading price of Westar Energy’s common stock. The market closing price of Westar Energy’s common stock on September 28, 2015 was $37.87. Mr. Ruelle thanked Bidder B’s Chief Executive Officer for his interest, reiterated that Westar Energy was not for sale, and said that he would share this information with the Westar Energy Board in October, but that the Westar Energy Board had made no decision to proceed toward a potential strategic transaction.

On October 2, 2015, the Great Plains Energy Board held a special telephonic meeting, which was attended by representatives of Goldman Sachs & Co. LLC (referred to as “Goldman Sachs”) and Bracewell, to permit Mr. Bassham and other members of Great Plains Energy management to provide an update on the preliminary discussions between Mr. Bassham and Mr. Ruelle regarding a potential business combination transaction. Members of Great Plains Energy management led a discussion regarding the strategic alternatives available to Great Plains Energy and the strategic considerations in pursuing a transaction with Westar Energy and the potential terms of an initial proposal to Westar Energy, in the context of current activity in the utility mergers and acquisitions market and the general terms of recent transactions. Representatives of Goldman Sachs reviewed its preliminary financial analyses of a potential transaction. Following discussion and review, the Great Plains Energy Board authorized Mr. Bassham to discuss a preliminary proposal with Mr. Ruelle that would be based on an acquisition of Westar Energy by Great Plains Energy at a premium of 20%-25% over the current market price of Westar Energy’s shares of common stock, with consideration payable 70% in Great Plains Energy common stock and 30% in cash. The Great Plains Energy proposal contemplated a combination of the executive teams from Westar Energy and Great Plains Energy with the potential for participation on the Great Plains Energy Board by some current members of the Westar Energy Board following the closing. The Great Plains Energy proposal did not discuss the details of the contemplated executive management teams or Great Plains Energy Board.

On October 4, 2015, Mr. Bassham called Mr. Ruelle to check in to possibly continue their earlier conversations. Mr. Ruelle told him that the Westar Energy Board had made no decision to proceed toward a potential strategic transaction. The two agreed to meet again so that Great Plains Energy could clarify its preliminary thoughts on value, certainty of value, structure and ability to consummate a potential transaction should Westar Energy decide to go down that path. Mr. Ruelle and Mr. Bassham met on October 7, 2015 in Lawrence, Kansas. Mr. Bassham shared his thoughts about a possible business combination in terms of cost savings opportunities, value, structure and the ability to consummate a transaction that would be in the public interest. He indicated that Great Plains Energy would consider a mix of consideration consisting of 70% Great Plains Energy common stock and 30% cash, and a premium in the range of 20-25% to the then-current price of Westar Energy’s common stock. The market closing price of Westar Energy’s common stock on October 6, 2015 was $38.17. Mr. Ruelle agreed to share that information with the Westar Energy Board later in October.

At a regular meeting of the Westar Energy Board on October 22, 2015, at which members of senior management were present, Mr. Ruelle reported to the Westar Energy Board on the contacts and conversations described above. The Westar Energy Board discussed the current environment for mergers and acquisitions in the utility industry, including transactions announced in 2015, and the potential implications for Westar Energy. Topics of discussion included the relative valuations of utilities, generally, and how future changes in interest rates and economic activity could affect values. In particular, discussion was had regarding how, in general, as interest rates rise, valuations of utility companies can decrease and, similarly, as economic activity increases, valuations of utility companies can decrease. Also discussed were possible approaches to ascertaining potential value Westar Energy might obtain for its shareholders should it consider a strategic transaction.

In order to obtain more refined advice about circumstances in the industry and the potential implications for Westar Energy, the Westar Energy Board discussed and then authorized Mr. Ruelle to retain a financial advisor and outside legal counsel for the Westar Energy Board. Members of senior management, having significant familiarity and dealings with numerous investment banking and advisory firms, discussed possible advisors with the Westar Energy Board. They noted that, due in part to the number of recent industry transactions, several major financial advisors made visits to Westar Energy from time to time to share their views with Westar Energy management on industry trends, including regarding strategic transactions, and to indicate their availability to provide services.

Following the meeting, Mr. Ruelle and Mr. Anthony Somma, Westar Energy’s Chief Financial Officer, discussed the possible merits of engaging different financial advisors, then narrowed the possible selection to several firms with whom they made more direct inquiries to confirm interest, availability and freedom from potential conflicts of interest and to hear those firms’ ideas about what an engagement might entail. Following discussions regarding those respective firms’ interest and ability to represent Westar Energy, on November 11, 2015 Guggenheim Securities, LLC (referred to as “Guggenheim Securities”) was retained as financial advisor to Westar Energy to advise the Westar Energy Board concerning merger and acquisition matters, including the potential sale of Westar Energy. Guggenheim Securities was selected based on the firm’s extensive expertise and experience in the industry and its understanding of macro issues affecting the industry, as well as being free from conflicts of interest. In November 2015, Westar Energy also retained Baker Botts L.L.P. (referred to as “Baker Botts”) to provide the Westar Energy Board with legal advice concerning potential mergers and acquisitions.

On October 23, 2015, executives with an investment fund focused on infrastructure investment, referred to as “Bidder C,” met with Mr. Ruelle and Mr. Somma to introduce themselves and their organization, and to express an interest in discussing a possible business combination with Westar Energy should Westar Energy decide to pursue a business combination. Mr. Ruelle and Mr. Somma listened to them, indicated that Westar Energy was not for sale and thanked them for expressing their interest. Mr. Ruelle explained that if Bidder C had a particular sense of value, structure and other matters it thought important for Westar Energy to know, he would share that with the Westar Energy Board, if they wished.

On October 30, 2015, Bidder B’s Chief Executive Officer called Mr. Ruelle to check in about possibly pursuing their previous conversations. Bidder B’s Chief Executive Officer reiterated his company’s interest, and noted that his earlier preliminary indication of value might be subject to favorable adjustment, if Bidder B were given access to confidential information about Westar Energy. Mr. Ruelle thanked Bidder B’s CEO for his company’s continuing interest, but indicated that the Westar Energy Board had not made a decision to proceed down the path toward a possible strategic transaction.

A special meeting of the Westar Energy Board was held on November 19, 2015. Members of the senior management of Westar Energy and representatives of Guggenheim Securities and Baker Botts also attended the meeting. At the meeting, Baker Botts provided the Westar Energy Board with information regarding its fiduciary duties, and the Westar Energy Board received a presentation from Guggenheim Securities discussing, among other things, current market conditions for the stock of regulated utility companies, factors that could affect the market for those stocks in the future and recent developments with respect to mergers and acquisitions of electric and gas utility companies. Guggenheim Securities also discussed the prices and other key terms of several recently announced transactions in the industry. Mr. Ruelle informed the Westar Energy Board that in his view there might have been a change in the environment for transactions involving electric and gas utilities, and that it might be possible to achieve value for shareholders that would exceed the value that could reasonably be expected to be achieved if Westar Energy were to continue to pursue its long-term stand-alone strategic plan. Mr. Ruelle’s belief was based in part on the presentation made by Guggenheim Securities, which had noted that recent strategic utility transactions were characterized by, among other things, improving regulatory support for transactions, proactivity of acquirers to initiate transactions, strong offer prices and robust takeover premia. The presentation from Guggenheim Securities also noted that, at the time, utilities were trading above long-term average price/earnings multiples. The Westar Energy Board expressed its interest in learning more and instructed management to have Guggenheim Securities present more specific information about possibilities were Westar Energy to consider being acquired, and to also compare and contrast that outcome with alternative strategies at the Westar Energy Board’s next meeting. The Westar Energy Board also discussed whether it was necessary or advisable to create a special committee to further evaluate strategic options. Based on the capacity, availability and interest of members of the Westar Energy Board, and due to the absence of any conflicts of interest, the Westar Energy Board felt that a special committee was not necessary.

At a regular meeting of the Westar Energy Board on December 9, 2015, at which members of Westar Energy senior management and representatives of Guggenheim Securities and Baker Botts were present, Guggenheim Securities provided additional information to the Westar Energy Board regarding the current environment for mergers and acquisitions. Among other things, Guggenheim Securities provided the Westar Energy Board with an update regarding Westar Energy’s recent stock price performance, factors that could affect Westar Energy’s share price performance in the future and potential strategic alternatives that might be available to Westar Energy, including remaining a stand-alone company, acquiring one or more additional regulated utility companies, expanding Westar Energy’s non-utility growth platform, entering into a merger of equals or similar transaction with another utility company or entering into a corporate transaction that would result in a change of control of Westar Energy. Guggenheim Securities also provided the Westar Energy Board with information regarding the financial multiples and other metrics in recent merger and acquisition transactions involving regulated utility companies, a potential range of values for Westar Energy on a stand-alone basis under alternative future scenarios and a potential range of values that Westar Energy might be able to achieve in a strategic corporate transaction.

Following the Guggenheim Securities presentation, the Westar Energy Board discussed the factors that would affect its view of any potential transaction and how the Westar Energy Board might determine what type of transaction might be available to Westar Energy. The Westar Energy Board concluded that in addition to the price to be received by Westar Energy’s shareholders, other important factors would be the type of consideration and certainty of value to be received by Westar Energy shareholders, the ability of the counter-party in any such transaction to demonstrate that the transaction would be in the public interest and be able to obtain the necessary regulatory approvals, the counter-party’s ability to obtain any necessary financing for the transaction and any commitments that the counterparty would be willing to make with respect to Westar Energy’s customers and employees, as well as the communities served by Westar Energy. The Westar Energy Board also believed that it was important to maintain confidentiality with respect to any transaction and the Westar Energy Board’s consideration of this subject because of the potential negative impact that rumors of a potential transaction could have on Westar Energy’s employees and customers.

Following this discussion, the Westar Energy Board concluded that it should determine if it would be possible to negotiate a transaction that would be more favorable to Westar Energy’s shareholders than Westar Energy’s long-term stand-alone strategic plan. In order to determine if such a transaction might be possible, while still preserving the confidentiality of any discussions, the Westar Energy Board determined that it would be advisable to approach a single long-term bidder in the first instance. Consequently, the Westar Energy Board authorized Mr. Ruelle to approach Bidder A, which had previously approached him to express interest in pursuing a transaction, to inquire whether Bidder A might be interested in discussing a potential acquisition of Westar Energy. The Westar Energy Board selected Bidder A because of the Westar Energy Board’s belief that if it were interested in pursuing a transaction, a transaction with Bidder A would likely have the desired characteristics described above. The Westar Energy Board did not discuss any specific price at which it would or would not be prepared to enter into a transaction and no decision was made to seek to sell the company in a change of control transaction.

Following the Westar Energy Board meeting on December 9th, and in accordance with the authorization of the Westar Energy Board, Mr. Ruelle called the Chief Executive Officer of Bidder A and told him that the Westar Energy Board had authorized him to respond to Bidder A’s inquiry earlier in the year, to ascertain whether Bidder A had continuing interest, and if so, what it might have in mind regarding potential value, structure and ability to consummate a transaction in the public interest. Mr. Ruelle indicated that if Bidder A were prepared to enter into a confidentiality agreement, he was prepared to provide Bidder A with Westar Energy’s confidential internal forecast. Following this call, the companies executed a mutual confidentiality agreement. On January 4, 2016, the two Chief Executive Officers met in Arizona prior to an industry trade association meeting. At that meeting, Mr. Ruelle provided Bidder A’s Chief Executive Officer with Westar Energy’s late 2015 internal forecast and the two discussed numerous details about Westar Energy’s business. Bidder A’s Chief Executive Officer indicated that he would respond shortly as to Bidder A’s continuing interest, value and other terms and conditions. Bidder A subsequently responded later in January that it had concluded that it was not interested at this time in continuing discussions with Westar Energy regarding a potential transaction, given other internal investment opportunities for its available capital. Mr. Ruelle reported this development to the Westar Energy Board, noting that the matter would be discussed further at the next regularly scheduled meeting in February.

On December 10, 2015, representatives from Bidder C came to Westar Energy again for a previously scheduled meeting with Mr. Ruelle and Mr. Somma. At that meeting, Bidder C reiterated its interest and further indicated that were Westar Energy to engage with Bidder C, it saw a preliminary indication of value of potentially $50 per share, in cash, subject to due diligence and other customary contingencies. The market closing price of Westar Energy’s common stock on December 9, 2015 was $41.05.

On February 2, 2016, in advance of the regularly scheduled February meeting of the Westar Energy Board, Mr. Ruelle called and spoke with Bidder B’s Chief Executive Officer by telephone. Bidder B’s Chief Executive Officer reiterated his company’s interest in potentially exploring a transaction. He noted that since October Westar Energy’s stock price had increased significantly, as had the prices of many other stocks of electric utility companies; accordingly, his company would consider changes in its preliminary indication of value and potentially consider changing the consideration to all cash. He indicated that his company had engaged advisors and was prepared to move promptly. On the same day, Mr. Ruelle called Mr. Bassham, who reiterated Great Plains Energy’s continuing interest as well.

On February 11, 2016, Mr. Ruelle contacted Mr. Bassham by telephone regarding the proposal made by Great Plains Energy in October 2015. Mr. Ruelle requested that Great Plains Energy provide its current view on the price Great Plains Energy would be willing to pay in a potential acquisition, and to what extent Great Plains Energy would be willing to provide additional certainty with respect to the value of the consideration payable in the potential acquisition, by increasing the cash portion of the consideration and potentially providing a collar with respect to the stock portion of the consideration. Mr. Ruelle advised Mr. Bassham that Westar Energy had a preference for cash consideration, but was open to stock consideration as well.

On February 18, 2016, the Great Plains Energy Board held a regularly scheduled meeting, which included a review of the potential Westar Energy acquisition transaction. Mr. Bassham and other members of Great Plains Energy management provided an update to the Great Plains Energy Board regarding the potential transaction and Mr. Bassham’s recent contact with Mr. Ruelle. Members of Great Plains Energy management also reviewed, among other items, (1) market developments since the October 2, 2015 Great Plains Energy Board meeting, (2) management’s updated view on strategic opportunities available to Great Plains Energy and the strategic rationale, benefits and risks of pursuing the potential transaction with Westar Energy, and (3) the potential terms of an updated proposal that Great Plains Energy might present to Westar Energy, in order to address the items raised by Mr. Ruelle in his conversation with Mr. Bassham. Representatives of Goldman Sachs reviewed its preliminary financial analyses of a potential transaction. Following discussion of a potential transaction, including with respect to the consideration payable, the associated financing requirements and the potential use of a purchase price collar among other items, the Great Plains Energy Board authorized Mr. Bassham to convey an updated proposal to Mr. Ruelle. The terms of the updated proposal would include an acquisition of Westar Energy by Great Plains Energy priced at a premium of 20% over the current market price, with a consideration mix of 50% Great Plains Energy common stock and 50% cash with the potential to include a collar with respect to the stock consideration. Following this meeting, Mr. Bassham called Mr. Ruelle to convey Great Plains Energy’s updated proposal.

At a Westar Energy Board meeting on February 22, 2016, at which members of Westar Energy senior management and representatives of Guggenheim Securities and Baker Botts were present, Mr. Ruelle updated the Westar Energy Board regarding developments since the previous meeting as described above. Following this, Guggenheim Securities updated the Westar Energy Board regarding recent developments relating to three transactions involving regulated electric and gas companies that had been announced since the Westar Energy Board’s last meeting, including the valuations and other key terms of those transactions. Guggenheim Securities also provided the Westar Energy Board with information about several potential counter-parties that might be interested in discussing a possible transaction with Westar Energy. Following Guggenheim Securities’ presentation, the Westar Energy Board discussed whether it made sense to continue to explore the possibility of a potential transaction, and if so, what would be the best way to proceed. Among other things, the Westar Energy Board discussed whether it would be better to approach one party at a time, a limited number of potential counter-parties or a broader group as part of a more formal process. After discussion, the Westar Energy Board concluded that to ascertain maximum potential value, it wished to solicit indications of interest from several potential counter-parties in order to gauge their level of interest in a potential strategic transaction with Westar Energy and instructed management and Guggenheim Securities to identify a list of potential counter-parties and to contact them to determine their level of interest in a strategic transaction. No decision to pursue a strategic transaction was made.

Following this meeting, Guggenheim Securities contacted Great Plains Energy, Bidder B and 14 other companies regarding a possible transaction. All but two of the companies contacted were strategic buyers because Westar Energy believed, based on its experience and that of its advisors, that in the current market environment financial bidders would likely not be able to provide offers in the same range as the strategic buyers because financial buyers today generally have higher threshold rates of returns for investments. Of the contacted companies, Great Plains Energy, Bidder B and 7 others entered into confidentiality and standstill agreements with Westar Energy that contained substantially the same terms, including standstill provisions that included a prohibition on requesting a waiver of the standstill provisions. In addition to the 16 companies contacted by Guggenheim Securities, Westar Energy and Guggenheim Securities received inquiries from one non-strategic buyer with prior involvement in utility transactions who was unwilling to sign a confidentiality and standstill agreement and, therefore, was excluded from the process. The parties that entered into confidentiality and standstill agreements were provided with a confidential information package that included information regarding

Westar Energy, including its 2016 internal financial forecast. This forecast was the same forecast provided to Guggenheim Securities for purposes of its fairness opinion. Westar Energy’s management team also held conference calls with Great Plains Energy, Bidder B and 5 of the other companies to discuss Westar Energy’s business and financial condition as well as its anticipated results of operations as reflected in its forecast. The other two companies that had signed confidentiality agreements decided not to schedule management due diligence calls. Representatives of Westar Energy and Guggenheim Securities also held follow-up calls with three of the bidders after the calls with Westar Energy management to discuss financial issues and Westar Energy’s forecasts in more detail.

On March 10, 2016, an article was published reporting that Westar Energy was in the early stages of exploring strategic options that could lead to a sale. The article indicated that several possible buyers had been contacted in order to gauge interest in a transaction. The closing price of Westar Energy common stock on March 9, 2016 was $44.08 per share. On March 10, 2016, the stock closed at $46.90 per share.

On March 15, 2016, Bidder C submitted a letter to Guggenheim Securities indicating that Bidder C believed that it could develop an attractive proposal to acquire Westar Energy. Bidder C indicated that in order to develop a proposal, it would need Westar Energy’s permission to contact 4 or 5 other investors who would have to join together to make a proposal. After discussion with Guggenheim Securities, members of Westar Energy’s senior management determined not to grant Bidder C permission to contact other potential investors because it was concerned that doing so would increase the risk that additional market rumors would develop, which could serve to discourage more capable bidders from continuing to evaluate a possible transaction. This decision was also based in part on the view that Bidder C likely had fewer opportunities to create synergies from a transaction and would not be able to make a compelling case to regulators that a transaction was in the public interest.

On March 29, 2016, the Great Plains Energy Board held a regularly scheduled meeting, which included an update with regard to Great Plains Energy’s participation in the Westar Energy sale process. Members of Great Plains Energy management provided an overview of the sale process and of Westar Energy and its business, operations and management, together with an updated view on strategic opportunities available to Great Plains Energy and the strategic rationale, benefits and risks of pursuing the potential transaction with Westar Energy and the potential terms of an indicative proposal that Great Plains Energy might submit to Westar Energy in the first round of the sale process, among other items. Representatives of Goldman Sachs reviewed its preliminary financial analyses of a potential transaction. Following discussion, the Great Plains Energy Board authorized Great Plains Energy management to submit a first round indicative proposal the terms of which would include an acquisition of Westar Energy by Great Plains Energy priced in the range of $53-$55 per share, with a consideration mix of 35% Great Plains Energy common stock and 65% cash which would include fully committed financing for the cash portion of the purchase price and with the potential to include a collar with respect to the stock consideration, and would potentially express interest in evaluating Westar Energy senior management and the potential for Westar Energy representation on the Great Plains Energy Board following the closing.

On April 5, 2016, the deadline set by Westar Energy for submission of preliminary indications of interest, Great Plains Energy, Bidder B and the 3 other companies with which Westar Energy had held management calls submitted preliminary non-binding indications of interest. The 3 additional companies are referred to as Bidders D, E and F. Great Plains Energy indicated that it might be willing to acquire Westar Energy for a price of $54.50 per share of Westar Energy common stock, with the consideration being 65% cash and 35% Great Plains Energy common stock. Bidder B’s proposal indicated a price of $50.50 per share with consideration being 50% cash and 50% common stock of Bidder B. Bidder D proposed a price range of up to $55.11 per share in cash on a fully-diluted basis. Bidder E proposed acquiring Westar Energy for $53.00 per share consisting of 33% cash and 67% common stock of Bidder E, and Bidder F said that it might be willing to acquire Westar Energy for $52.00 per share in cash.

On April 11, 2016, the Westar Energy Board met to consider the indications of interest. The Westar Energy Board, members of Westar Energy senior management, and representatives from Guggenheim Securities and

Baker Botts discussed the key terms of the indications of interest, including price and other relevant terms and conditions. After discussing the indications of interest and the pros and cons of moving forward with discussions concerning a potential transaction, the Westar Energy Board decided to seek definitive proposals from all five companies that had submitted indications of interest, including Great Plains Energy. Each of these companies was given access to an electronic data room containing detailed confidential information about Westar Energy, offered an in-person management presentation regarding Westar Energy’s business, operations and prospects, and advised of the process and schedule for submitting definitive proposals. In the course of advising Great Plains Energy that it was being invited to submit a definitive proposal, a representative of Guggenheim Securities provided feedback regarding Great Plains Energy’s initial proposal that Westar Energy would prefer a bid with a larger proportion of the consideration consisting of cash because Westar Energy viewed an offer consisting of more cash to have greater certainty of value than one consisting of more stock.

From April 12 until May 23, 2016, management presentations were held with each of the bidders and Westar Energy and Guggenheim Securities provided detailed information to each of the bidders and answered numerous questions from the bidders about Westar Energy and the information that was provided.

On April 21, 2016, a representative of Goldman Sachs contacted Guggenheim Securities on behalf of Great Plains Energy to request that Great Plains Energy be permitted to contact several potential equity investors that might contribute to the necessary equity financing for its bid for Westar Energy. After discussion with Westar Energy management, Great Plains Energy was given permission to contact four potential equity investors that Great Plains Energy had identified as potential investors. Great Plains Energy subsequently entered into discussions with, and ultimately entered into a stock purchase agreement with, OCM Credit Portfolio LP (referred to as “OMERS”) regarding an equity investment in Great Plains Energy in support of the potential Westar Energy transaction.

On April 28, 2016, members of the Westar Energy management team and representatives of Guggenheim Securities hosted a due diligence management presentation in Kansas City, Missouri, that was attended by members of Great Plains Energy management and representatives of Goldman Sachs and Bracewell.

On April 29, 2016, the financial advisor to Bidder F contacted Guggenheim Securities to say that bidder F had determined that it was unlikely to submit a bid for Westar Energy, but asked to be kept apprised of the schedule and other developments relating to the process for submitting bids, as it had a continuing interest in a transaction.

On May 2, 2016, the Great Plains Energy Board held a regularly scheduled meeting, which was attended by representatives of Goldman Sachs and Bracewell, which included an update with regard to Great Plains Energy’s participation in the Westar Energy sale process. Members of Great Plains Energy management provided an update on the Westar Energy sales process and the response that Great Plains Energy had received on its first round indicative proposal. Members of Great Plains Energy management reviewed certain financial and strategic matters with the Great Plains Energy Board, including potential financing alternatives for the acquisition and representatives of Bracewell together with members of Great Plains Energy management reviewed certain legal matters relating to the transaction, including with respect to the approvals potentially required for the transaction, and the fiduciary duties of the members of the Great Plains Energy Board in connection with their consideration of the acquisition. Representatives of Goldman Sachs reviewed its preliminary financial analyses of a potential transaction.

On May 4, 2016, each of the bidders was provided with a draft form of merger agreement to be used in preparing their definitive bids for Westar Energy. In its discussions with bidders prior to submission of bids, Guggenheim Securities also requested that any bidder that anticipated that a portion of the consideration in its bid would be common stock or other securities submit its internal forecasts to Guggenheim Securities for review by Guggenheim Securities and Westar Energy. Great Plains Energy, Bidder D and Bidder E submitted their internal forecasts to Guggenheim Securities and Westar Energy on May 17, 2016, May 24, 2016 and May 17, 2016, respectively.

On May 18, 2016 the Westar Energy Board met with Guggenheim Securities to discuss developments since its last board meeting, including discussions that Guggenheim Securities had had with some of the bidders since the last board meeting. Among other things, Guggenheim Securities updated the Westar Energy Board with respect to recent movements in share prices of Westar Energy and its peers since the previous Westar Energy Board meeting and discussed the process that had been undertaken with bidders since the last Westar Energy Board meeting.

Also on May 18, 2016, the Great Plains Energy Board held a special meeting to review the potential transaction with Westar Energy. Mr. Bassham provided an overview to the Great Plains Energy Board regarding the status of the potential transaction and the work that had been completed to date. Great Plains Energy management reviewed with the Great Plains Energy Board, among other items, (1) strategic considerations related to pursuing a potential transaction with Westar Energy, including with respect to the regulatory approvals that would be required in connection with the transaction, (2) the use of a collar with respect to the stock portion of the merger consideration to provide additional value certainty to Westar Energy, (3) the benefits and risks associated with a potential transaction, including the potential cost and operational efficiencies that could be achieved in the merger, (4) the financing requirements associated with the merger, including the potential effect on Great Plains Energy’s credit ratings, (5) the terms of the merger agreement proposed by Westar Energy, including the termination fees that would potentially be payable by Great Plains Energy, and (6) the results of the due diligence investigation conducted by Great Plains Energy management and its advisors. Representatives of Goldman Sachs reviewed its preliminary financial analyses of a potential transaction. Representatives of Bracewell, together with members of Great Plains Energy management, reviewed with the Great Plains Energy Board the key terms of the proposed merger agreement, the regulatory approvals relating to the transaction, and the fiduciary duties of the members of the Great Plains Energy Board in connection with their consideration of the transaction. Following discussion, the Great Plains Energy Board scheduled a follow up meeting on May 22 at which Great Plains Energy management would provide a recommendation with respect to the terms of Great Plains Energy’s final proposal to Westar Energy that would be made on May 23.

On May 19, 2016, Bidder B indicated to Guggenheim Securities that it had determined not to submit a bid to acquire Westar Energy. Bidder B’s CEO subsequently confirmed this decision in a telephone call to Mr. Ruelle.

On May 22, 2016, the Great Plains Energy Board held a special telephonic meeting, which was attended by representatives of Goldman Sachs and Bracewell, to consider the terms of Great Plains Energy’s final proposal to Westar Energy. Following discussion of various strategic and financial considerations and analyses, members of Great Plains Energy management recommended that Great Plains Energy’s final proposal to Westar Energy should include consideration with a value per share of $58.25 consisting of 85% cash and 15% shares of Great Plains Energy common stock, subject to a collar to provide additional value certainty to Westar Energy, and that the Great Plains Energy Board should authorize Great Plains Energy management to offer merger consideration with a value up to $60.00 per share of Westar Energy common stock, consisting of up to 90% cash and 10% stock, to the extent that in the judgment of Great Plains Energy management, they deemed it advisable in negotiations with Westar Energy following delivery of Great Plains Energy’s final proposal. The Great Plains Energy Board concurred with management’s recommendation and authorized the submission of a final proposal to Westar Energy on the recommended terms, and authorized Great Plains Energy to offer additional merger consideration consistent with management’s recommendation.

On May 23, 2016, the deadline set by Westar Energy for submission of definitive written proposals, Great Plains Energy and Bidders D and E submitted written proposals to acquire Westar Energy, which proposals were more favorable than previous proposals from Great Plains Energy, Bidder D and Bidder E, presumably because the bidders had received access to confidential information related to Westar Energy. Great Plains Energy submitted a proposal to acquire Westar Energy for a price of $58.25 per share, with 85% of the consideration being in cash and 15% in Great Plains Energy common stock. Great Plains Energy’s proposal also included a “collar” mechanism on the stock portion of the consideration pursuant to which the exchange ratio of the stock would be adjusted within a range of 7.5% above and below Great Plains Energy’s then-current stock price to provide Westar Energy shareholders with a fixed value for the stock portion of the consideration so long as Great Plains Energy’s stock price was within the range specified in the collar. Great Plains Energy also submitted a form of merger agreement and commitment letter with respect to the financing for its proposal to acquire Westar Energy. Bidder D proposed to acquire Westar Energy for a price of between $54.00 and $56.00, with 45% of the consideration being in cash and 55% being in common stock of Bidder D. Bidder D did not propose a collar or other form of price protection with respect to the stock portion of the consideration. Bidder D noted that because of exogenous circumstances unrelated to Westar Energy, Bidder D had not had sufficient time to complete a mark-up of the form of merger agreement or obtain a financing commitment letter. Bidder D indicated that it was prepared to move expeditiously to complete the necessary definitive documentation relating to its bid. Bidder E proposed to acquire Westar Energy for a price of $51.00 per share with 80% of the consideration in common stock of Bidder E and 20% in cash. Bidder E did not propose any collar or other form of price protection on the stock portion of the consideration in its proposal. Bidder E submitted a form of merger agreement with its bid and indicated that it would not require outside financing for the cash portion of its bid. Neither the Westar Energy Board nor any members of Westar Energy’s executive management team discussed the consideration proposed by Great Plains Energy, Bidder D and Bidder E directly with the bidders upon receipt of the proposals. Bidder F provided an oral indication of continued interest, stating that it would be interested in acquiring Westar Energy for a purchase price of $52.00 per share in cash, but that it would require additional time to obtain committed financing and negotiate a definitive merger agreement.

On May 24, 2016, representatives of Guggenheim Securities and Baker Botts conducted a conference call with representatives of Goldman Sachs and Bracewell to discuss the terms of, and potential concerns regarding, Great Plains Energy’s final proposal, and among other items, discussed the proposed collar with respect to the stock portion of the merger consideration, the closing condition relating to the approval by the shareholders of Great Plains Energy, and the view of Great Plains Energy with respect to the jurisdiction of the MPSC to approve the merger transaction.

At a meeting on May 25, 2016 that was also attended by members of Westar Energy’s senior management and representatives of Guggenheim Securities and Baker Botts, the Westar Energy Board met to review the proposals that had been received. A representative of Baker Botts reviewed with the Westar Energy Board certain legal matters related to its fiduciary obligations in connection with merger and acquisition transactions. Guggenheim Securities made a presentation to the Westar Energy Board updating the Westar Energy Board on recent developments in the financial markets relating to utility companies, including the valuations of utility companies generally as well as in the context of merger and acquisition transactions. Guggenheim Securities also summarized for the Westar Energy Board the process that had been undertaken to solicit acquisition proposals for Westar Energy and the key terms and conditions of the proposals that had been received. Guggenheim Securities also provided the Westar Energy Board with a preliminary valuation analysis of Westar Energy. Baker Botts reviewed with the Westar Energy Board the terms of the proposed forms of merger agreement submitted by Great Plains Energy and Bidder E.

In reviewing the bids that had been received, the Westar Energy Board noted that the price proposed by Great Plains Energy was higher than the upper end of the price range proposed by the next highest bidder, Bidder D, and represented an implied 36% premium to the closing price of Westar Energy common stock on March 9, 2016, the day before an article was published stating that Westar Energy was seeking acquisition proposals. The Westar Energy Board also noted that the consideration proposed by Great Plains Energy was 85% cash and 15% Great Plains Energy common stock, that the Great Plains Energy proposal included some protection for the value of the stock portion of the consideration in the form of a collar on the price of Great Plains Energy common stock, that Great Plains Energy had obtained committed financing for its proposal and that the proposed form of merger agreement submitted by Great Plains Energy was more favorable to Westar Energy than the form of merger agreement submitted by Bidder E because, among other things, Bidder E’s proposal did not contain a reverse break-up fee and provided that Westar Energy would bear more regulatory risk than under the Great Plains Energy proposal. After extensive discussion, the Westar Energy Board instructed Mr. Ruelle, with assistance from Guggenheim Securities and Baker Botts, to negotiate with Great Plains Energy and Bidder D with respect to their proposals to attempt to obtain their best and final bid terms. The Westar Energy Board did not specify the specific terms that it wished to see changed in either of the bids, but it did indicate that the value of the consideration to be received by Westar Energy shareholders, the mix of cash and stock to be received by Westar Energy shareholders and the probability that a closing would occur, including the likelihood that regulators would find the transaction to be in the public interest and thereby gain regulatory approval, were important factors that it would consider. The Westar Energy Board instructed Mr. Ruelle not to terminate discussions with either Bidder E or Bidder F at that time, but not to negotiate with them until the results of further negotiation with Great Plains Energy and Bidder D were known.

After the meeting, Guggenheim Securities called representatives of Goldman Sachs and Bidder D to inform them that the Westar Energy Board would like them to consider improving the terms of their proposals and that they should submit their best and final proposals as soon as possible. Guggenheim Securities did not specify which terms should be improved, but proposed that the respective financial and legal advisors of Westar Energy and Great Plains Energy convene a conference call the next day to discuss the key changes to the original merger agreement proposed by Great Plains Energy to which Westar Energy objected. Guggenheim Securities further indicated that Westar Energy and the Westar Energy Board would review the totality of the bid terms and that the value of the consideration to be received by Westar Energy shareholders, consideration mix and certainty of closing, including the ability to obtain regulatory approvals, were all important terms to the Westar Energy Board.

On May 26, 2016, in a telephone conversation with Guggenheim Securities, Bidder D indicated that it was prepared to increase the amount of its bid to $56.00 per share and possibly more, with the mix of consideration comprising $25.00 in cash with the remainder in common stock of Bidder D. Bidder D indicated that it would be able to increase its bid even further if it were able to find additional sources of value following further diligence on Westar Energy. Bidder D did not describe the additional sources of value in detail. Bidder D subsequently confirmed these changes to its bid in a written letter to Westar Energy delivered on May 27, 2016.

Also on May 26, 2016, Guggenheim Securities and Baker Botts held a telephone conversation with representatives of Goldman Sachs and Bracewell, Great Plains Energy’s financial and legal advisors, respectively. In the call, Guggenheim Securities and Baker Botts reviewed certain adjustments to the terms of the original merger agreement proposed by Great Plains Energy that Westar Energy sought, including changes to the termination fees potentially payable by the parties, in particular, (1) increasing the fee payable by Great Plains Energy if the merger were not completed as a result of failure to obtain required regulatory approvals, (2) decreasing the fee payable by Westar Energy if it were to terminate the original merger agreement under circumstances in which another company had made a superior proposal to acquire Westar Energy, (3) increasing the fee payable by Great Plains Energy if either Westar Energy terminated the original merger agreement following a change by the Great Plains Energy Board of its recommendation to its shareholders relating to the merger, or if Great Plains Energy terminated the original merger agreement and subsequently entered into an agreement to be acquired by another company and (4) adding a fee payable by Great Plains Energy of $80 million in the event that Great Plains Energy shareholders did not vote in favor of the Stock Issuance proposal in circumstances where no other fee was payable by Great Plains Energy; the removal of a condition to the parties’ obligations to consummate the merger with respect to the approval of the Charter Amendment proposal, and the removal of the right of Great Plains Energy to terminate the original merger agreement prior to the Great Plains Energy shareholder meeting in order to pursue an alternative transaction.

Following several conferences among members of Great Plains Energy management and Great Plains Energy’s legal and financial advisors later that day, a representative of Goldman Sachs, at the direction of Great Plains Energy management, confirmed to a representative of Guggenheim Securities that Great Plains Energy was willing to accept all of the changes to the original merger agreement proposed by Baker Botts. In the course of the conversation, the representative of Guggenheim Securities advised the representative of Goldman Sachs that the purchase prices proposed by each of the two final participants in the process were close, and that Great Plains Energy should consider that in conveying its best and final proposal to Guggenheim Securities.

Subsequent to receiving that feedback, representatives of Goldman Sachs discussed with members of Great Plains Energy management the competitive nature of the sales process, the potential value of the transaction to Great Plains Energy and the information provided by Guggenheim Securities regarding Great Plains Energy’s proposed purchase price. Following these discussions, Great Plains Energy sent Westar Energy a revised bid letter increasing its price to $60.00 per share. The consideration mix remained 85% cash and 15% Great Plains Energy stock with a 7.5% collar on the price of Great Plains Energy’s common stock.

Also on May 26, 2016, members of Westar Energy senior management and Guggenheim Securities held a diligence call with Great Plains Energy to discuss the internal forecasts that Great Plains Energy had previously provided to Westar Energy, Great Plains Energy’s financing plan for its acquisition of Westar Energy and certain other matters relating to Great Plains Energy’s operations and financial condition.

Late in the evening on May 26, 2016, Baker Botts circulated a revised version of the original merger agreement, reflecting the changes discussed earlier that day with Great Plains Energy’s advisors as well as certain other proposed changes to the agreement.

On May 27, 2016, representatives of Baker Botts and Bracewell convened a conference call to discuss additional changes to the original merger agreement proposed by Westar Energy, including with respect to Westar Energy’s ability to exercise its termination right if Great Plains Energy were required to consummate the merger under the terms of the original merger agreement but failed to do so for any reason. Following the conference call, representatives of Bracewell discussed the additional changes to the original merger agreement proposed by Westar Energy with members of Great Plains Energy management.

Later in the day on May 27, 2016, Mr. Bassham and Mr. Ruelle spoke by telephone to confirm their respective understanding of where principal transaction terms stood. They also agreed that the terms should include Great Plains Energy offering one of the Westar Energy Board members a seat on the Great Plains Energy Board. Upon confirming these things, Mr. Ruelle informed Mr. Bassham that he was prepared to recommend the Great Plains Energy proposal to the Westar Energy Board of Directors for approval, and that Westar Energy would work exclusively with Great Plains Energy over the weekend to attempt to finalize a definitive agreement.

Mr. Ruelle’s decision was based on the price and other terms proposed by Great Plains Energy as well as his judgment that it was unlikely that Westar Energy would be able to obtain as high or a higher price from any of the other bidders within the next few days, and that if Westar Energy did not act quickly to execute a merger agreement with Great Plains Energy, the opportunity to enter into a transaction with Great Plains Energy on the terms then proposed could be lost.

Later on May 27 and on May 28, 2016, Mr. Ruelle spoke with some of the Westar Energy directors individually to inform them of progress in negotiations and to coordinate details for a potential meeting in which the Westar Energy Board might vote on a definitive agreement.

On May 27 and 28, 2016, Bracewell and Baker Botts continued to discuss the terms of the revised original merger agreement that had been proposed by Baker Botts. After the terms of the original merger agreement were finally agreed on May 28, 2016, Westar Energy management distributed a copy of the original merger agreement to the Westar Energy Board and Great Plains Energy management distributed a copy of the original merger agreement to the Great Plains Energy Board.

On May 29, 2016, the Great Plains Energy Board held a special telephonic meeting, which was attended by members of Great Plains Energy management, representatives of Goldman Sachs and representatives of Bracewell. Members of Great Plains Energy management, together with representatives of Great Plains Energy’s advisors, reviewed with the Great Plains Energy Board the final terms of the original merger agreement, including the purchase price of $60.00, the consideration mix of 85% cash and 15% Great Plains Energy common stock, the final changes to the original merger agreement that had been negotiated with Westar Energy, including the changes to the termination fees, and the changes relating to the approvals of the Great Plains Energy shareholders being sought in connection with the merger, among others. Representatives of Bracewell reviewed with the Great Plains Energy Board certain legal matters relating to the transaction and the fiduciary duties of the members of the Great Plains Energy Board with respect to the transaction, including with regard to the potential implications of the final changes to the original merger agreement.

Also at the May 29, 2016 board meeting, the Great Plains Energy Board received a presentation from representatives of Goldman Sachs with respect to its financial analyses of the potential transaction. Representatives of Goldman Sachs rendered its oral opinion to the Great Plains Energy Board, subsequently confirmed in writing by delivery of a written opinion dated as of May 29, 2016, that as of the date of the opinion and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid by Great Plains Energy for each outstanding share of Westar Energy common stock pursuant to the original merger agreement was fair from a financial point of view to Great Plains Energy. The full text of the written opinion of Goldman Sachs, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex C.

After considering the proposed terms of the original merger agreement and the various presentations of its financial and legal advisors, and taking into consideration the matters discussed during the meeting and prior meetings of the Great Plains Energy Board, including the factors described under “—Recommendations of the Great Plains Energy Board and its Reasons for the Merger”, the Great Plains Energy Board determined that the merger, including the issuance of shares of Great Plains Energy common stock as contemplated by the original merger agreement, was advisable and in the best interests of Great Plains Energy and its shareholders.

Also on May 29, 2016, the Westar Energy Board met, with representatives of Westar Energy senior management and Guggenheim Securities and Baker Botts present, to consider the updated bids from Great Plains Energy and Bidder D. Baker Botts provided the Westar Energy Board with legal advice relating to the fiduciary duties of directors in merger and acquisition transactions. Management, Guggenheim Securities and Baker Botts updated the Westar Energy Board with respect to the improved terms of the bids, including that Great Plains Energy had agreed to increase its price and had agreed to changes to the original merger agreement requested by Westar Energy, and that Bidder D had increased its price to the high end of its previously indicated range and indicated that it might be able to increase its price further based on additional diligence on Westar Energy. Bidder D did not provide additional detail on its additional diligence requests. The Westar Energy Board noted that the indicative price of $60.00 per share of Westar Energy common stock proposed by Great Plains Energy was $4.00 higher than the price then proposed by Bidder D, that Bidder D had indicated that it might be able to increase its price further but that there was no assurance that Bidder D would increase its price and that any price increase if it did occur could be less than $4.00 per share. The Westar Energy Board also noted that Great Plains Energy had obtained fully committed financing for the cash portion of its proposal. Guggenheim Securities informed the Westar Energy Board that the indicative price of $60.00 proposed by Great Plains Energy represented a 13.4% premium to the closing price of Westar Energy common stock on May 27, 2016, and a 36.1% premium to Westar Energy’s undisturbed closing share price of $44.08 as of March 9, 2016, which was the last trading day before an article was published stating that Westar Energy might be in the early stages of exploring strategic options that could lead to a sale, and a multiple of projected earnings consistent with or favorable to recent utility acquisition agreements included in the comparable transactions reviewed by Guggenheim Securities. The Westar Energy Board also noted that Great Plains Energy had agreed to increase the fees payable to Westar Energy in the event the original merger agreement were to be terminated under certain circumstances and reduce the fees payable by Westar Energy in the event the agreement were to be terminated by Westar Energy under certain circumstances, all as noted above. The Westar Energy Board also noted that Great Plains Energy had preserved the price protection in the form of a collar on the stock portion of the consideration in its offer and had offered to include one member of the Westar Energy Board on the Great Plains Energy Board of directors following consummation of the merger. Finally, the Westar Energy Board also considered that Westar Energy would have the right to terminate the original merger agreement in order to accept an alternative acquisition proposal upon satisfaction of certain conditions, including payment to Great Plains Energy of a fee of $280 million. The Westar Energy Board also considered that Great Plains Energy had agreed to maintain Westar Energy’s corporate headquarters in Topeka, Kansas, which might contribute to a finding by regulators that the transaction would be in the public interest.

Also at the May 29, 2016 Westar Energy Board meeting, Guggenheim Securities reviewed with the Westar Energy Board Guggenheim Securities’ financial analysis of the merger consideration and rendered an oral opinion, confirmed by delivery of a written opinion dated May 30, 2016, to the Westar Energy Board to the effect that, as of that date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the merger consideration was fair, from a financial point of view, to the holders of Westar Energy common stock (excluding shares owned by Westar Energy as treasury stock, shares owned by a wholly owned subsidiary of Westar Energy or shares owned directly or indirectly by Great Plains Energy or GP Star, Inc.). Following these presentations, and after discussion, deliberation and consideration of all of the factors that it considered relevant, the Westar Energy Board unanimously determined that the merger was in the best interests of Westar Energy and its shareholders, and declared it advisable for Westar Energy to enter into the original merger agreement, adopted the original merger agreement and approved Westar Energy’s execution, delivery and performance of the original merger agreement and the consummation of the transactions contemplated by the original merger agreement and resolved to recommend that Westar Energy’s shareholders approve original the merger agreement. Immediately thereafter, Westar Energy and Great Plains Energy executed the original merger agreement and, on May 31, they issued a joint press release announcing the execution of the original merger agreement.

ANNEX C

MISSOURI GENERAL AND BUSINESS CORPORATIONS LAW DISSENTERS’ RIGHTS STATUTE

Chapter 351: General and Business Corporations

351.455. Shareholder entitled to appraisal and payment of fair value, when—remedy exclusive, when.

1. Any shareholder shall be deemed a dissenting shareholder and entitled to appraisal under this section if such shareholder:

(1) Owns stock of a corporation which is a party to a merger or consolidation as of the record date for the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote;

(2) Files with the corporation before or at such meeting a written objection to such plan of merger or consolidation;

(3) Does not vote in favor thereof if the shareholder owns voting stock as of such record date; and

(4) Makes written demand on the surviving or new corporation within twenty days after the merger or consolidation is effected for payment of the fair value of such shareholder’s shares as of the day before the date on which the vote was taken approving the merger or consolidation.

2. The surviving or new corporation shall pay to each such dissenting shareholder, upon surrender of his or her certificate or certificates representing said shares in the case of certificated shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder who:

(1) Fails to file a written objection prior to or at such meeting;

(2) Fails to make demand within the twenty-day period; or

(3) In the case of a shareholder owning voting stock as of such record date, votes in favor of the merger or consolidation;

shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof and shall not be deemed to be a dissenting shareholder.

3. Notwithstanding the provisions of subsection 1 of section 351.230, notice under the provisions of subsection 1 of section 351.230 stating the purpose for which the meeting is called shall be given to each shareholder owning stock as of the record date for the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, whether or not such shareholder is entitled to vote.

4. If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his or her certificate or certificates representing said shares in the case of certificated shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

5. If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty-day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to

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the surviving or new corporation of the certificate or certificates representing said shares in the case of certificated shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under such shareholder shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

6. The right of a dissenting shareholder to be paid the fair value of such shareholder’s shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

7. When the remedy provided for in this section is available with respect to a transaction, such remedy shall be the exclusive remedy of the shareholder as to that transaction, except in the case of fraud or lack of authorization for the transaction.

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ANNEX D

OPINION OF GOLDMAN SACHS & CO. LLC

PERSONAL AND CONFIDENTIAL

July 9, 2017

Board of Directors

Great Plains Energy Incorporated

1200 Main Street

Kansas City, Missouri 64105

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Westar Energy, Inc. (‘Westar Energy”) and its affiliates) of the outstanding shares of common stock, no par value per share (“Company Shares”), of Great Plains Energy Incorporated (the “Company”) of the Company Exchange Ratio (as defined below) pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2017 (the “Agreement”), by and among the Company, Westar Energy, Monarch Energy Holding, Inc. (“HoldCo”), King Energy, Inc. (“Merger Sub”) and, solely for purposes of Section 9.14 of the Agreement, GP Star, Inc. The Agreement provides that (a) each Company Share (other than (x) Company Shares owned, directly or indirectly, by Westar Energy, HoldCo or Merger Sub, or by the Company or its wholly-owned subsidiaries and (y) shares held by any holder who is entitled to and has properly preserved appraisal rights) will be converted into the right to receive 0.5981 (the “Company Exchange Ratio”) shares of common stock, no par value per share (“HoldCo Shares”), of HoldCo and (b) each share of common stock, par value $5.00 per share (‘Westar Energy Shares”), of Westar Energy (other than Westar Energy Shares owned, directly or indirectly, by the Company, HoldCo or Merger Sub, or by Westar Energy or its wholly-owned subsidiaries) will be converted into the right to receive 1.000 HoldCo Share.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Westar Energy, any of their respective affiliates and third parties or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. At your request, certain affiliates of Goldman Sachs & Co. LLC entered into (a) financing commitments to provide the Company with a bridge loan facility in connection with the consummation of the transaction contemplated by the Agreement and Plan of Merger, dated as of May 29, 2016, by and among the Company, Westar Energy and GP Star, Inc. (the “Original Agreement”), subject to the terms of such commitments and agreements (which are expected to be terminated in connection with the announcement of the Transaction) and pursuant to which such affiliates received compensation and (b) contingent interest rate swaps to provide the Company with a hedge against certain interest rate risks in connection with financing arrangements for the transaction contemplated by the Original Agreement, subject to the terms of the confirmations for such swaps, pursuant to which such affiliates expect to make payments to the Company in connection with the consummation of the Transaction. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation. We have provided certain financial advisory and/or underwriting services to Westar Energy and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation. We may also in the future provide financial advisory and/or underwriting services to the Company, Westar Energy, HoldCo and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Registration Statement on Form S-4, including the Joint Proxy Statement/Prospectus contained therein dated August 25, 2016, relating to the Special Meetings of Stockholders of the Company and Westar Energy held in connection with the Original Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Westar Energy for the five years ended December 31, 2016; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Westar Energy; certain other communications from the Company and Westar Energy to their respective stockholders; certain publicly available research analyst reports for the Company and Westar Energy; certain internal financial analyses and forecasts for Westar Energy prepared by the management of Westar, certain internal financial analyses and forecasts for the Company prepared by the management of the Company, and certain financial analyses and forecasts for HoldCo prepared by the management of the Company, in each case, as approved for our use by the Company (the “Forecasts”); and certain operating efficiencies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the “Efficiencies”). We have also held discussions with members of the senior managements of the Company and Westar Energy regarding their assessment of the past and current business operations, financial condition and future prospects of Westar Energy and with the members of senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and the strategic rationale for, and the potential benefits of, the Transaction; reviewed the reported price and trading activity for Company Shares and Westar Energy Shares; compared certain financial and stock market information for the Company and Westar Energy with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the utility industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the Efficiencies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company, Westar Energy or HoldCo or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company, Westar Energy or HoldCo or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Westar Energy and its affiliates) of Company Shares, as of the date hereof, of the Company Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the

Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, Westar Energy or HoldCo, or any class of such persons, in connection with the Transaction, whether relative to the Company Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which HoldCo Shares will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company, Westar Energy or HoldCo or the ability of the Company, Westar Energy or HoldCo Sub to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Company Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Company Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders (other than Westar Energy and its affiliates) of Company Shares.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

ANNEX E

OPINION OF LAZARD FRÈRES & CO. LLC

July 9, 2017

The Board of Directors

Great Plains Energy Incorporated

1200 Main Street

Kansas City, Missouri 64105

Dear Members of the Board:

We understand that Great Plains Energy Incorporated, a Missouri corporation (“Great Plains”), Westar Energy, Inc., a Kansas corporation (“Westar”), Monarch Energy Holding, Inc., a Missouri corporation (“Holdco”), and King Energy, Inc., a Kansas corporation and wholly owned subsidiary of Holdco (“Merger Sub”), propose to announce a stock-for-stock combination (a “merger of equals”) and enter into an Amended and Restated Agreement and Plan of Merger (the “Agreement”), substantially in the form of the draft dated July 8, 2017. The Agreement provides, among other things, for (i) the merger of Great Plains with and into Holdco (the “Great Plains Merger”), with Holdco continuing as the surviving corporation, pursuant to which each issued and outstanding share of common stock, no par value, of Great Plains (“Great Plains Common Stock”), other than shares of Great Plains Common Stock held by Great Plains as treasury stock, shares owned by a wholly owned subsidiary of Great Plains, shares owned directly or indirectly by Westar, Holdco or Merger Sub, and shares in respect of which appraisal rights have been properly preserved and exercised, will be converted into the right to receive 0.5981 (the “Great Plains Exchange Ratio”) shares of common stock, no par value, of Holdco (“Holdco Common Stock”), and (ii) the merger of Merger Sub with and into Westar (the “Westar Merger” and, together with the Great Plains Merger, the “Transaction”), with Westar continuing as the surviving corporation and a wholly owned subsidiary of Holdco, pursuant to which each issued and outstanding share of common stock, par value $5.00 per share, of Westar (“Westar Common Stock”), other than shares of Westar Common Stock held by Westar as treasury stock, shares owned by a wholly owned subsidiary of Westar or shares owned directly or indirectly by Great Plains, Holdco or Merger Sub, will be converted into the right to receive one share of Holdco Common Stock. The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to the holders of Great Plains Common Stock (other than shares of Great Plains Common Stock held by Great Plains as treasury stock, shares owned by a wholly owned subsidiary of Great Plains or shares owned directly or indirectly by Westar, Holdco or Merger Sub) of the Great Plains Exchange Ratio provided for in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of a draft, dated July 8, 2017, of the Agreement;

(ii)	Reviewed certain publicly available historical business and financial information relating to Great Plains and Westar;

(iii)	Reviewed the June 2017 financial forecasts and other data prepared by Great Plains relating to the business of Great Plains, the June 2017 financial forecasts and other data prepared by Westar relating to the business of Westar and the June 2017 projected efficiencies and strategic, financial, operational and other benefits, including the amount and timing thereof, anticipated by the managements of Great Plains and Westar to be realized from the Transaction;

(iv)	Held discussions with members of the senior managements of Great Plains and Westar with respect to the businesses and prospects of Great Plains and Westar, respectively, and the projected efficiencies and strategic, financial, operational and other benefits anticipated by the managements of Great Plains and Westar to be realized from the Transaction;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the businesses of Great Plains and Westar, respectively;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the businesses of Great Plains and Westar, respectively;

(vii)	Reviewed historical stock prices and trading volumes of Great Plains Common Stock and Westar Common Stock;

(viii)	Reviewed the potential pro forma financial impact of the Transaction on Holdco based on the financial forecasts referred to above relating to Great Plains and Westar; and

(ix)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Great Plains or Westar or concerning the solvency or fair value of Great Plains or Westar, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses, including those related to projected efficiencies and strategic, financial, operational and other benefits anticipated by the managements of Great Plains and Westar to be realized from the Transaction, we have assumed, with the consent of Great Plains, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Great Plains and Westar as to the future financial performance of Great Plains and Westar, respectively, and such efficiencies and other benefits. In addition, we have assumed, with the consent of Great Plains, that such projected efficiencies and strategic, financial, operational and other benefits, will be realized in the amounts and at the times contemplated thereby. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the prices at which shares of Great Plains Common Stock, Westar Common Stock or Holdco Common Stock may trade at any time subsequent to the announcement of the Transaction. In connection with our engagement, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction with Great Plains. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction (including the transaction previously contemplated pursuant to the Agreement and Plan of Merger between Great Plains and Westar dated as of May 29, 2016) or business strategy in which Great Plains might engage or the merits of the underlying decision by Great Plains to engage in the Transaction.

In rendering our opinion, we have assumed, with the consent of Great Plains, that the Transaction will be consummated in accordance with the terms set forth in the Agreement, without any waiver, amendment or delay of any terms or conditions that is in any respect material to our analysis. Representatives of Great Plains have advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all material respects. We also have assumed, with the consent of Great Plains, that in obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction, no delays, limitations, conditions or restrictions will be imposed that would have an adverse effect on the contemplated benefits expected to be derived in the Transaction or an adverse effect on Great Plains, Westar or Holdco, in each case that would be material in any respect to our analysis. We further have assumed, with the consent of Great Plains, that (a) the Westar Merger will qualify for U.S. federal income tax purposes as an exchange within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), and/or as a reorganization within the meaning of Section 368(a) of the Code and (b) the Great Plains Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Great Plains obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Great Plains Exchange Ratio to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Agreement, or class of such persons, relative to the Great Plains Exchange Ratio or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to Great Plains in connection with the Transaction and will receive a fee for such services, a substantial portion of which is payable upon the rendering of this opinion. We in the past have provided certain investment banking services to Great Plains and certain of its affiliates, for which we have received compensation. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Great Plains, Westar, Holdco and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Great Plains, Westar, Holdco and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Great Plains (in its capacity as such) and our opinion is rendered to the Board of Directors of Great Plains in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Great Plains Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to the holders of Great Plains Common Stock (other than shares of Great Plains Common Stock held by Great Plains as treasury stock, shares owned by a wholly owned subsidiary of Great Plains or shares owned directly or indirectly by Westar, Holdco or Merger Sub).

Very truly yours,

LAZARD FRÈRES & CO. LLC

By	/s/ George Bilicic
George Bilicic Vice Chairman, Investment Banking

ANNEX F

OPINION OF GUGGENHEIM SECURITIES, LLC

July 9, 2017

The Board of Directors

Westar Energy, Inc.

818 South Kansas Avenue

Topeka, KS 66612

Members of the Board:

We understand that Westar Energy, Inc. (“Wizard”) and Great Plains Energy Incorporated (“Genius”) intend to enter into an Amended and Restated Agreement and Plan of Merger to be dated as of July 9, 2017 (the “Agreement”), which Agreement amends and restates that certain Agreement and Plan of Merger, dated as of May 29, 2016 (the “Original Agreement”), and pursuant to which:

•	(i) Genius will merge (the “Genius Merger”) with and into a wholly owned subsidiary of Genius (“Holdco”), with Holdco surviving the Genius Merger and (ii) a wholly owned subsidiary of Holdco (“Merger Sub”) will merge (the “Wizard Merger” and, together with the Genius Merger, the “Transaction”) with and into Wizard, with Wizard surviving the Wizard Merger and becoming a wholly owned subsidiary of Holdco; and

•	(i) in connection with the Genius Merger, each of the issued and outstanding shares of the common stock, no par value per share, of Genius (“Genius Common Stock”) (subject to certain exceptions) will be converted into the right to receive 0.5981 shares of common stock, no par value per share, of Holdco (“Holdco Common Stock”) (the “Genius Exchange Ratio”) and (ii) in connection with the Wizard Merger, each of the issued and outstanding shares of the common stock, par value $5.00 per share, of Wizard (“Wizard Common Stock”) (subject to certain exceptions) will be converted into the right to receive one share of Holdco Common Stock (the “Wizard Exchange Ratio”).

The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have asked us to render our opinion as to whether, taking into account the Genius Exchange Ratio, the Wizard Exchange Ratio is fair, from a financial point of view, to the holders of Wizard Common Stock (excluding shares owned by Wizard as treasury stock, shares that are owned by a wholly owned subsidiary of Wizard, or shares that are owned directly or indirectly by Genius, Holdco or Merger Sub).

In the course of performing our reviews and analyses for rendering our opinion, we have:

•	Reviewed the Original Agreement and the Agreement dated as of July 9, 2017;

•	Reviewed certain publicly available business and financial information regarding each of Wizard and Genius;

•	Reviewed certain non-public business and financial information regarding Wizard’s and Genius’ respective businesses and prospects (including certain financial projections for each of Wizard and Genius for the years ending December 31, 2017 through December 31, 2022 (collectively, the “Updated Financial Projections”)), all as prepared and provided to us by Wizard’s senior management and Genius’ senior management (as the case may be);

•	Reviewed certain estimated synergies expected to result from the Transaction and the estimated costs to achieve such synergies, all as prepared by Wizard’s senior management based on their discussions with Genius’ senior management and provided to us by Wizard’s senior management (collectively, “synergy estimates” or “synergies”);

•	Discussed with Wizard’s senior management their strategic and financial rationale for the Transaction as well as their views of Wizard’s business, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the electric utilities sector;

•	Discussed with Genius’ senior management their views of Genius’ business, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the electric utilities sector;

•	Reviewed the relevant orders of regulatory authorities issued in connection with the transaction contemplated by the Original Agreement and discussed the implications thereof with Wizard’s Board of Directors, senior management and outside legal counsel;

•	Reviewed the historical prices, trading multiples and trading activity of the shares of Wizard Common Stock and Genius Common Stock;

•	Compared the financial performance of Wizard and Genius and the trading multiples and trading activity of the shares of Wizard Common Stock and Genius Common Stock with corresponding data for certain other publicly traded companies that we deemed relevant in evaluating Wizard and Genius;

•	Performed discounted cash flow analyses based on the Updated Financial Projections for Wizard and Genius and the synergy estimates, in each case as furnished to us by Wizard’s and Genius’ senior management (as the case may be);

•	Reviewed the pro forma financial results, financial condition and capitalization of Holdco giving effect to the Transaction, with and without expected synergies; and

•	Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

As Wizard’s Board of Directors is aware, we previously rendered an opinion, dated as of May 30, 2016 (the “Original Opinion”), as to the fairness, from a financial point of view, to the holders of Wizard Common Stock of the merger consideration contemplated by the Original Agreement. The Original Opinion was based on, among other things, various financial analyses that were predicated on certain financial projections for each of Wizard and Genius for the years 2016 through 2020 (the “Original Financial Projections”). We have been advised by Wizard’s Board of Directors and senior management and Genius’ Board of Directors and senior management (as the case may be) that the Original Financial Projections have been superseded in their entirety by the Updated Financial Projections, and, accordingly, we have been directed by Wizard’s Board of Directors and senior management to rely exclusively on the Updated Financial Projections for purposes of our analyses and this opinion.

With respect to the information used in arriving at our opinion:

•	We have relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, the Updated Financial Projections and any synergy estimates, other estimates and other forward-looking information) furnished by or discussed with Wizard and Genius or obtained from public sources, data suppliers and other third parties.

•

We (i) do not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and we have not independently verified, any such information (including, without limitation, the Updated Financial Projections and any synergy estimates, other estimates and other forward-looking information), (ii) express no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of the Updated Financial Projections and any synergy estimates, other estimates and other forward-looking information or the assumptions upon which they are based and (iii) have relied upon the assurances of Wizard’s senior management and Genius’ senior management (as the case may be)

that they are unaware of any facts or circumstances that would make such information (including, without limitation, the Updated Financial Projections and any synergy estimates, other estimates and other forward-looking information) incomplete, inaccurate or misleading.

•	Specifically, with respect to (i) the Updated Financial Projections and any synergy estimates, other estimates and other forward-looking information furnished by or discussed with Wizard or Genius, (a) we have been advised by Wizard’s senior management and Genius’ senior management (as the case may be), and we have assumed, that such Updated Financial Projections, synergy estimates, other estimates and other forward-looking information utilized in our analyses have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Wizard’s senior management and Genius’ senior management (as the case may be) as to the expected future performance of Wizard, Genius and Holdco (as the case may be) and the corporate income tax rates applicable to such Updated Financial Projections, synergy estimates, other estimates and other forward-looking information and (b) we have assumed that the Updated Financial Projections, other estimates and other forward-looking information have been reviewed by Wizard’s Board of Directors with the understanding that such information will be used and relied upon by us in connection with rendering our opinion and (ii) any financial projections, other estimates and/or other forward-looking information obtained by us from public sources, data suppliers and other third parties, we have assumed that such information is reasonable and reliable.

Prior to Wizard entering into the Original Agreement, we were asked by Wizard’s Board of Directors to solicit indications of interest from various potential strategic acquirors regarding a potential transaction with Wizard, and we considered the results of such solicitation in rendering the Original Opinion. As Wizard’s Board of Directors is aware, the transaction contemplated by the Original Agreement was not approved by a regulatory authority, and we have considered the implications of such decision in rendering this opinion. Finally, in rendering this opinion, we have analyzed the Transaction as a strategic business combination not involving a sale of control of Wizard, and we have not re-solicited, nor were we asked to re-solicit, third party acquisition interest in Wizard.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Wizard, Genius or Holdco or the solvency or fair value of Wizard, Genius or Holdco, nor have we been furnished with any such appraisals. We are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in our opinion should be construed as constituting advice with respect to such matters; accordingly, we have relied on the assessments of Wizard, Genius and their respective other advisors with respect to such matters. Wizard’s senior management and Genius’ senior management have advised us that all tax- affected financial projections (including, without limitation, the Updated Financial Projections), synergy estimates, other estimates and other forward-looking information reflect the current US federal corporate income tax regime pursuant to the Internal Revenue Code of 1986, as amended (the “Code”); at the direction of Wizard’s Board of Directors and senior management, we have not considered or analyzed the impacts of any potential or proposed reform thereof in connection with our opinion and analyses. We have assumed that (i) the Wizard Merger will qualify, for US federal income tax purposes, as an “exchange” within the meaning of Section 351 of the Code and/or as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the Genius Merger will qualify, for US federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Code. We are not expressing any view or rendering any opinion regarding the tax consequences of the Wizard Merger or the Genius Merger to Wizard, Genius, Holdco or their respective securityholders.

In rendering our opinion, we have assumed that, in all respects meaningful to our analyses, (i) Wizard and Genius will comply with all terms of the Agreement and (ii) the representations and warranties of Wizard, Genius, Holdco and Merger Sub contained in the Agreement are true and correct and all conditions to the obligations of each party to the Agreement to consummate the Transaction will be satisfied without any waiver, amendment or modification thereof. We also have assumed that the Transaction will be consummated in a timely manner in accordance with the terms of the Agreement and in compliance with all applicable laws, documents and other requirements, without any delays, limitations, restrictions, conditions, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on Wizard, Genius, Holdco, the other parties to the Agreement or the Transaction in any way meaningful to our analyses or opinion.

In rendering our opinion, we do not express any view or opinion as to the price or range of prices at which the shares of Wizard Common Stock, Genius Common Stock or Holdco Common Stock or other securities of Wizard, Genius or Holdco may trade or otherwise be transferable at any time, including subsequent to the announcement or consummation of the Transaction.

We have acted as a financial advisor to Wizard in connection with the Transaction and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Transaction. A portion of our compensation is payable upon delivery of our opinion or execution of a definitive agreement with respect to the Transaction. Such portion of our compensation, and a portion of our compensation which was previously paid upon the delivery of our Original Opinion, will be credited against the fee payable upon consummation of the Transaction. In addition, Wizard has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.

Aside from our current engagement by Wizard, Guggenheim Securities LLC (“Guggenheim Securities”) has not been previously engaged during the past two years by Wizard, nor has Guggenheim Securities been previously engaged during the past two years by Genius, to provide financial advisory or investment banking services for which we received fees. Guggenheim Securities may seek to provide Wizard, Genius, Holdco and their respective affiliates with certain financial advisory and investment banking services unrelated to the Transaction in the future, for which Guggenheim Securities would expect to receive compensation.

Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for our and their own accounts and the accounts of our and their customers, including: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim

Securities or its affiliates and related entities may (i) provide such financial services to Wizard, Genius, other participants in the Transaction or their respective affiliates, subsidiaries, investment funds and portfolio companies, for which services Guggenheim Securities or its affiliates and related entities have received, and may receive, compensation and (ii) directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to certain bank debt, debt or equity securities and derivative products of or relating to Wizard, Genius, other participants in the Transaction or their respective affiliates, subsidiaries, investment funds and portfolio companies. Furthermore, Guggenheim Securities or its affiliates and related entities and our or their respective directors, officers, employees, consultants and agents may have investments in Wizard, Genius, other participants in the Transaction or their respective affiliates, subsidiaries, investment funds and portfolio companies.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Wizard, Genius, Holdco, other participants in the Transaction or their respective affiliates, subsidiaries, investment funds and portfolio companies and the Transaction that differ from the views of Guggenheim Securities’ investment banking personnel.

Our opinion has been provided to Wizard’s Board of Directors (in its capacity as such) for its information and assistance in connection with its evaluation of the Wizard Exchange Ratio. Our opinion may not be disclosed publicly, made available to third parties or reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement/prospectus to be distributed to the holders of Wizard Common Stock in connection with the Transaction.

Our opinion and any materials provided in connection therewith do not constitute a recommendation to Wizard’s Board of Directors with respect to the Transaction, nor does our opinion constitute advice or a recommendation to any holder of Wizard Common Stock or Genius Common Stock as to how to vote or act in connection with the Transaction or otherwise. Our opinion does not address Wizard’s underlying business or financial decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business or financial strategies that might exist for Wizard or the effects of any other transaction in which Wizard might engage. Our opinion addresses only the fairness, from a financial point of view, as of the date hereof and taking into account the Genius Exchange Ratio, of the Wizard Exchange Ratio to the holders of Wizard Common Stock (excluding shares owned by Wizard as treasury stock, shares that are owned by a wholly owned subsidiary of Wizard, or shares that are owned directly or indirectly by Genius, Holdco or Merger Sub), to the extent expressly specified herein. We do not express any view or opinion as to (i) any other term, aspect or implication of (a) the Transaction or the Agreement (including, without limitation, the form or structure of the Transaction) or (b) any other agreement, transaction document or instrument contemplated by the Agreement or to be entered into or amended in connection with the Transaction or (ii) the fairness, financial or otherwise, of the Transaction to, or of any consideration to be paid to or received by, the holders of any class of securities (other than the holders of Wizard Common Stock (excluding shares owned by Wizard as treasury stock, shares that are owned by a wholly owned subsidiary of Wizard, or shares that are owned directly or indirectly by Genius, Holdco or Merger Sub)), creditors or other constituencies of Wizard. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Wizard’s, Genius’ or Holdco’s directors, officers or employees, or any class of such persons, in connection with the Transaction relative to the Wizard Exchange Ratio or otherwise.

Our opinion has been authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, capital markets and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on facts, circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, taking into account the Genius Exchange Ratio, the Wizard Exchange Ratio is fair, from a financial point of view, to the holders of Wizard Common Stock (excluding shares owned by Wizard as treasury stock, shares that are owned by a wholly owned subsidiary of Wizard, or shares that are owned directly or indirectly by Genius, Holdco or Merger Sub).

Very truly yours,

/s/ Guggenheim Securities, LLC
GUGGENHEIM SECURITIES, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below and the articles of incorporation, as amended, and bylaws of Monarch Energy.

We are incorporated under the laws of the State of Missouri. Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri (“MGBCL”) provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses.

Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred in connection with such action, suit or proceeding.

Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is (1) authorized by the corporation’s articles of incorporation or an amendment thereto or (2) authorized, directed or provided for in any bylaw or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

The Monarch Energy articles of incorporation, as amended, provide that each person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the company or is or was serving at the request of the company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the company to the fullest extent authorized by the MGBCL, as the same exists or may be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid to or to be paid in settlement) actually and reasonably incurred by such person in connection therewith; provided however, that, except as provided below, the company will indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was previously authorized by the Monarch Energy Board. The right to indemnification will be a contract right and will include the right to be paid by the company the expenses incurred in defending any such proceeding in advance of its final disposition: provided, however, that, if the MGBCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer in advance of the final disposition of a proceeding will be made only upon delivery to the company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it ultimately is determined that such director or officer is not entitled to be indemnified under the Monarch Energy articles of incorporation. Monarch Energy may, by action of its board of directors, provide indemnification to employees and agents of the company with the same scope and effect as the foregoing indemnification of directors and officers. Such indemnification under the articles of incorporation shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

If such an aforementioned claim is not paid in full by Monarch Energy within 30 days after a written claim has been received by the company, the claimant may at any time thereafter bring suit against the company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the company) that the claimant has not met the standards of conduct which make it permissible under the MGBCL for the company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the company. Neither the failure of the company (including the Monarch Energy Board, independent legal counsel, or Monarch Energy shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the MGBCL, nor an actual determination by the company (including the Monarch Board, independent legal counsel, or Monarch Energy shareholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

The Monarch Energy articles of incorporation further provide that the indemnification and other rights provided by the articles of incorporation shall not be deemed exclusive of any other rights to which a person may be entitled under any applicable law, bylaws of the company, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in any other capacity while holding the office of director or officer, and the company is hereby expressly authorized by the shareholders of the company to enter into agreements with its directors and officers which provide greater indemnification rights than that generally provided by the MGBCL; provided, however, that no such further indemnity shall indemnify any person from or on account of such director’s or officer’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Any agreement providing for further indemnity entered into pursuant to the articles of incorporation does not need to be further approved by the shareholders of the company in order to be fully effective and enforceable.

The Monarch Energy articles of incorporation further provide that the company may purchase and maintain insurance on behalf of any person who was or is a director, officer, employee or agent of the company, or was or is serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against any liability asserted against or incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the company would have the power to indemnify such person against such liability under the provisions of the articles of incorporation.

The provisions of the articles of incorporation relating to indemnification and insurance may be amended or repealed; however, no amendment or repeal shall reduce, terminate or otherwise adversely affect the right of a person entitled to obtain indemnification or an advance of expenses with respect to an action, suit or proceeding that pertains to or arises out of actions or omissions that occur prior to the later of (1) the effective date of such amendment or repeal, (2) the expiration date of such person’s then current term of office with, or service for, the company, or (3) the effective date such person resigns his or her office or terminates his or her service.

Item 21. Exhibits and Financial Statement Schedules.

(a) List of Exhibits.

Exhibit Number	Document Description

2.1+	Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2017, by and among Westar Energy, Inc., Great Plains Energy Incorporated, Monarch Energy Holding, Inc., King Energy, Inc. and GP Star, Inc. (attached to the joint proxy statement/prospectus which forms a part of this registration statement as Annex A).

3.1	Form of Amended and Restated Articles of Incorporation of Monarch Energy Holding, Inc. (attached as Exhibit D to Annex A).

3.2	Form of Amended and Restated By-laws of Monarch Energy Holding, Inc. (attached as Exhibit E to Annex A).

5.1*	Opinion of Heather A. Humphrey, Senior Vice President-Corporate Services and General Counsel of Great Plains Energy Incorporated, regarding the legality of the securities being registered.

8.1*	Opinion of Bracewell LLP regarding certain U.S. federal income tax matters.

8.2*	Opinion of Baker Botts L.L.P. regarding certain U.S. federal income tax matters.

21.1	Subsidiaries of Monarch Energy Holding, Inc.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Great Plains Energy Incorporated.

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Westar Energy, Inc.

23.3*	Consent of Heather A. Humphrey, Senior Vice President-Corporate Services and General Counsel of Great Plains Energy Incorporated (included in Exhibit 5.1 to this registration statement).

23.4*	Consent of Bracewell LLP (included as part of its opinion filed as Exhibit 8.1 to this registration statement).

23.5*	Consent of Baker Botts L.L.P. (included as part of its opinion filed as Exhibit 8.2 to this registration statement).

99.1*	Great Plains Energy Incorporated Proxy Card.

99.2*	Westar Energy, Inc. Proxy Card.

99.3	Consent of Goldman Sachs & Co. LLC.

99.4	Consent of Lazard Frères & Co. LLC.

99.5	Consent of Guggenheim Securities, LLC.

99.6	Consent of Mark A. Ruelle, President and Chief Executive Officer of Westar Energy, Inc.

99.7	Consent of Charles Q. Chandler IV, Chairman of the Board of Directors of Westar Energy, Inc.

*	To be filed by amendment.
+	The disclosure letters and related schedules to the agreement are not being filed herewith. The registrant agrees to furnish supplementally a copy of any such schedules to the Securities and Exchange Commission upon request.

(b) Financial Statement Schedules. No financial statement schedules are required to be filed.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned undertakes in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) That, for purposes of determining any liability under the Securities Act of 1933 to any purchaser, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit Number	Document Description

2.1+	Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2017, by and among Westar Energy, Inc., Great Plains Energy Incorporated, Monarch Energy Holding, Inc., King Energy, Inc. and GP Star, Inc. (attached to the joint proxy statement/prospectus which forms a part of this registration statement as Annex A).

3.1	Form of Amended and Restated Articles of Incorporation of Monarch Energy Holding, Inc. (attached as Exhibit D to Annex A).

3.2	Form of Amended and Restated By-laws of Monarch Energy Holding, Inc. (attached as Exhibit E to Annex A).

5.1*	Opinion of Heather A. Humphrey, Senior Vice President-Corporate Services and General Counsel of Great Plains Energy Incorporated, regarding the legality of the securities being registered.

8.1*	Opinion of Bracewell LLP regarding certain U.S. federal income tax matters.

8.2*	Opinion of Baker Botts L.L.P. regarding certain U.S. federal income tax matters.

21.1	Subsidiaries of Monarch Energy Holding, Inc.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Great Plains Energy Incorporated.

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Westar Energy, Inc.

23.3*	Consent of Heather A. Humphrey, Senior Vice President-Corporate Services and General Counsel of Great Plains Energy Incorporated (included in Exhibit 5.1 to this registration statement).

23.4*	Consent of Bracewell LLP (included as part of its opinion filed as Exhibit 8.1 to this registration statement).

23.5*	Consent of Baker Botts L.L.P. (included as part of its opinion filed as Exhibit 8.2 to this registration statement).

99.1*	Great Plains Energy Incorporated Proxy Card.

99.2*	Westar Energy, Inc. Proxy Card.

99.3	Consent of Goldman Sachs & Co. LLC.

99.4	Consent of Lazard Frères & Co. LLC.

99.5	Consent of Guggenheim Securities, LLC.

99.6	Consent of Mark A. Ruelle, President and Chief Executive Officer of Westar Energy, Inc.

99.7	Consent of Charles Q. Chandler IV, Chairman of the Board of Directors of Westar Energy, Inc.

*	To be filed by amendment.
+	The disclosure letters and related schedules to the agreement are not being filed herewith. The registrant agrees to furnish supplementally a copy of any such schedules to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on September 14, 2017.

MONARCH ENERGY HOLDING, INC.

By:	/s/ Terry Bassham
Terry Bassham
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Terry Bassham Terry Bassham	Director, President and Chief Executive Officer (Principal Executive Officer)	September 14, 2017

/s/ Kevin Bryant Kevin Bryant	Director, Vice President and Secretary (Principal Financial Officer) (Principal Accounting Officer)	September 14, 2017